Form 10-K, Exhibit 13
period 1995-12-31
FNB CORP/PA
filed 1996-03-18
CIK 37808

                                                                  EXHIBIT 13

                             1995 FINANCIAL REVIEW


                                     [LOGO]

             14     Consolidated Balance Sheet
             15     Consolidated Income Statement
             16     Consolidated Statement of Stockholders' Equity
             17     Consolidated Statement of Cash Flows
             18     Notes to Consolidated Financial Statements
             36     Report of Independent Auditors
             37     Selected and Quarterly Financial Data
             38     Management's Discussion
             51     Stock Prices and Dividends
             52     Shareholder Services


                           F.N.B. CORPORATION  13

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET


Dollars in thousands, except per share data

December 31                                                                1995              1994
-------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $   59,795        $   60,451
Interest bearing deposits with banks                                      2,603             2,770
Federal funds sold                                                       22,335             4,016
Securities available for sale                                           223,479           120,061
Securities held to maturity (fair value of $136,801 and $246,834)       136,969           257,956

Loans available for sale                                                 10,154             5,904
Loans, net of unearned income of $26,609 and $22,022                  1,212,741         1,188,399
Allowance for loan losses                                               (21,550)          (20,295)
-------------------------------------------------------------------------------------------------
  NET LOANS                                                           1,201,345         1,174,008
-------------------------------------------------------------------------------------------------
Premises and equipment                                                   22,504            22,982
Other assets                                                             37,963            44,275
-------------------------------------------------------------------------------------------------
                                                                     $1,706,993        $1,686,519
=================================================================================================


LIABILITIES
Deposits:
  Non-interest bearing                                               $  167,700        $  163,566
  Interest bearing                                                    1,274,409         1,261,839
-------------------------------------------------------------------------------------------------
   TOTAL DEPOSITS                                                     1,442,109         1,425,405
Short-term borrowings                                                    55,224            69,365
Other liabilities                                                        25,988            26,142
Long-term debt                                                           39,755            39,017
-------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES                                                  1,563,076         1,559,929
-------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                             540
-------------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
 Authorized - 20,000,000 shares
 Outstanding - 451,638 and 456,288 shares
 Aggregate liquidation value - $11,291 and $11,407                        4,516             4,563
Common stock - $2 par value
 Authorized - 20,000,000 shares
 Outstanding - 8,611,814 and 8,163,014 shares                            17,268            16,364
Additional paid-in capital                                               58,631            51,686
Retained earnings                                                        60,034            53,121
Net unrealized securities gains                                           3,932               625
Treasury stock - 22,340 and 18,974 shares at cost                          (464)             (309)
-------------------------------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY                                           143,917           126,050
-------------------------------------------------------------------------------------------------
                                                                     $1,706,993        $1,686,519
=================================================================================================
See accompanying Notes to Consolidated Financial Statements


                             14  F.N.B. CORPORATION

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT



Dollars in thousands, except per share data

Year Ended December 31                                          1995            1994           1993
---------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                     $  113,768      $  103,210     $   99,514
Securities:
  Taxable                                                     18,150          18,592         23,663
  Tax exempt                                                   1,452           1,546            839
  Dividends                                                      612             559            572
Other                                                          1,374             972            924
---------------------------------------------------------------------------------------------------
   TOTAL INTEREST INCOME                                     135,356         124,879        125,512
---------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                      51,589          44,251         49,550
Short-term borrowings                                          3,209           3,108          3,011
Long-term debt                                                 3,258           2,869          2,778
---------------------------------------------------------------------------------------------------
   TOTAL INTEREST EXPENSE                                     58,056          50,228         55,339
---------------------------------------------------------------------------------------------------
   NET INTEREST INCOME                                        77,300          74,651         70,173
Provision for loan losses                                      5,652           8,450          9,498
---------------------------------------------------------------------------------------------------
   NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        71,648          66,201         60,675
---------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Insurance commissions and fees                                 4,284           4,195          4,328
Service charges                                                7,144           6,457          6,266
Trust                                                          1,390           1,504          1,365
Gain on sale of securities                                       514           1,281            514
Gain (loss) on sale of loans                                     272            (331)         1,851
Other                                                          1,404           1,276          1,701
---------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST INCOME                                  15,008          14,382         16,025
---------------------------------------------------------------------------------------------------
                                                              86,656          80,583         76,700
---------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries and employee benefits                                29,108          27,688         27,860
Net occupancy                                                  4,920           4,536          4,265
Amortization of intangibles                                    1,238           1,687          2,020
Equipment                                                      3,338           3,838          3,889
Deposit insurance                                              2,527           3,719          3,575
Promotional                                                    2,305           2,054          1,864
Insurance claims paid                                          1,738           1,820          1,802
Other                                                         14,776          14,949         16,454
---------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST EXPENSES                                59,950          60,291         61,729
---------------------------------------------------------------------------------------------------
   INCOME BEFORE INCOME TAXES                                 26,706          20,292         14,971
Income taxes                                                   8,623           6,747          4,499
---------------------------------------------------------------------------------------------------
   NET INCOME                                             $   18,083      $   13,545     $   10,472
===================================================================================================
NET INCOME PER COMMON SHARE
   PRIMARY                                                $     2.00      $     1.48     $     1.12
===================================================================================================
   FULLY DILUTED                                          $     1.90      $     1.44     $     1.11
===================================================================================================
AVERAGE COMMON SHARES OUTSTANDING                          8,595,697       8,568,885      8,572,434
===================================================================================================
See accompanying Notes to Consolidated Financial Statements


                             F.N.B. CORPORATION  15

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


Dollars in thousands, except per share data

                                                                                                           NET
                                                                   ADDITIONAL                       UNREALIZED
                                         PREFERRED        COMMON      PAID-IN       RETAINED        SECURITIES      TREASURY
                                             STOCK         STOCK      CAPITAL       EARNINGS             GAINS         STOCK
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1993                  $4,605       $14,823      $41,483        $46,808                         $   (40)
Net income                                                                            10,472
Cash dividends declared:
  Preferred stock                                                                       (857)
  Common stock - $.25 per share                                                       (2,150)
Purchase of common stock
  (92,539 shares)                                                                                                     (1,286)
Issuance of common stock
  (81,213 shares)                                                         106                                          1,099
5% stock dividend (370,795 shares)                           741        4,912         (5,653)
Conversion of preferred stock
  (2,350 preferred shares;
  6,044 common shares)                         (23)           12           40
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                 4,582        15,576       46,541         48,620                            (227)
Cumulative effect of adoption
  of FAS No. 115                                                                                       $ 2,335
Net income                                                                            13,545
Cash dividends declared:
  Preferred stock                                                                       (853)
  Common stock - $.26 per share                                                       (2,257)
Purchase of common stock
  (70,690 shares)                                                                                                     (1,143)
Issuance of common stock
 (66,717 shares)                                                          (37)             3                           1,061
5% stock dividend (389,309 shares)                           779        5,158         (5,937)
Conversion of preferred stock
 (1,900 preferred shares;
 4,324 common shares)                          (19)            9           24
Change in net unrealized
 securities gains                                                                                       (1,710)
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                 4,563        16,364       51,686         53,121               625          (309)
Net income                                                                            18,083
Cash dividends declared:
 Preferred stock                                                                        (849)
 Common stock - $.37 per share                                                        (3,151)
Purchase of common stock
 (78,851 shares)                                                                                                      (1,447)
Issuance of common stock
 (75,424 shares)                                                           92                                          1,292
5% stock dividend (409,694 shares)                           819        6,351         (7,170)
Conversion of preferred stock
 (4,650 preferred shares;
 42,472 common shares)                         (47)           85          502
Change in net unrealized
 securities gains                                                                                        3,307
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                $4,516       $17,268      $58,631        $60,034           $ 3,932       $  (464)
============================================================================================================================
See accompanying Notes to Consolidated Financial Statements


                             16  F.N.B. CORPORATION

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS


Dollars in thousands

Year Ended December 31                                                    1995          1994          1993
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                            $ 18,083      $ 13,545      $ 10,472
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                                         4,704         6,184         7,688
   Provision for loan losses                                             5,652         8,450         9,498
   Deferred taxes                                                         (493)       (1,325)       (1,632)
   Gain on securities available for sale                                  (514)       (1,281)         (514)
   (Gain) loss on sale of loans                                           (272)          331        (1,851)
   Proceeds from sale of loans                                          21,085        47,020        81,492
   Loans originated for sale                                           (25,063)      (79,823)      (56,851)
   Change in:
     Interest receivable                                                  (397)         (470)        1,877
     Interest payable                                                      686         1,152        (1,242)
   Other, net                                                            3,343         7,663           954
----------------------------------------------------------------------------------------------------------
     Net cash flows from operating activities                           26,814         1,446        49,891
----------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Net change in interest bearing deposits with banks                         167         3,322         4,288
Net change in federal funds sold                                       (18,319)       19,643        (2,360)
Purchase of securities available for sale                              (66,031)      (77,945)      (19,918)
Purchase of securities held to maturity                                (38,617)      (27,344)     (104,574)
Proceeds from sale of securities available for sale                      2,726        12,404        40,170
Proceeds from maturity of securities available for sale                 57,650        81,159        53,531
Proceeds from maturity of securities held to maturity                   66,786        61,065        95,760
Net change in loans                                                    (28,816)      (46,148)      (94,337)
Increase in premises and equipment                                      (2,254)       (2,167)       (2,388)
----------------------------------------------------------------------------------------------------------
     Net cash flows from investing activities                          (26,708)       23,989       (29,828)
----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in non-interest bearing deposits                              4,134           677         9,715
Net change in interest bearing deposits                                 12,570       (34,011)      (30,923)
Net change in short-term borrowings                                    (14,141)        3,864        (3,137)
Increase in long-term debt                                               8,274        18,812        42,713
Decrease in long-term debt                                              (7,536)      (11,092)      (32,754)
Proceeds from sale of stock                                              1,384         1,041         1,234
Purchase of treasury stock                                              (1,447)       (1,143)       (1,286)
Cash dividends paid                                                     (4,000)       (3,110)       (3,007)
----------------------------------------------------------------------------------------------------------
     Net cash flows from financing activities                             (762)      (24,962)      (17,445)
----------------------------------------------------------------------------------------------------------


NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                        (656)          473         2,618
Cash and due from banks at beginning of year                            60,451        59,978        57,360
----------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                $ 59,795      $ 60,451      $ 59,978
==========================================================================================================
See accompanying Notes to Consolidated Financial Statements


                             F.N.B. CORPORATION  17

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

     F.N.B. Corporation (the Corporation) is a bank holding company headquartered in Hermitage, Pennsylvania. It operates six banks through 60 offices and a consumer finance company through 33 offices in Pennsylvania, eastern Ohio and southwestern New York.

BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform them to the current year's presentation.

USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:

     Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

     Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately through stockholders' equity, net of tax.

     Amortization of premiums and accretion of discounts are recorded as interest Income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

     Presently, the Corporation has no intention of establishing a trading securities classification.

LOANS AVAILABLE FOR SALE:

     Loans available for sale are recorded at the lower of aggregate cost or market value. Premium or discount recorded at the time of the sale is amortized over the estimated lives of the loans using the level yield method.

     In May of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which is required to be adopted by the first quarter of 1996, allows enterprises engaging in mortgage banking activities to recognize as separate assets rights to service mortgage loans originated for sale. Additionally, the Corporation must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The impact of this Statement is not anticipated to have a material impact on the Corporation's results of operations or financial position.

LOANS AND RELATED FEES AND COSTS:

     Interest income on loans is accrued on the principal amount outstanding. Generally, it is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. Loans which reach non-accrual status may not be restored to accrual status until all delinquent principal and interest have been paid, or the loan becomes both well secured and in the process of collection. Loan origination fees and related costs are deferred and recognized over the lives of the loans as an adjustment of yield.

     On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for impairment of a Loan," as amended by FAS No. 118 "Accounting by Creditors for Impairment of a


                             18  F.N.B. CORPORATION

Loan - Income Recognition and Disclosures." These standards require that impaired loans be identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due on these loans according to the contractual terms of the loan agreements. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including nonaccrual and restructured loans, in determining impaired loans. The adoption of these accounting standards did not have a material impact on the overall allowance for loan losses and did not affect the Corporation's charge-off or income recognition policies.

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

OTHER REAL ESTATE OWNED:

     Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

ALLOWANCE FOR LOAN LOSSES:

     The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

AMORTIZATION OF INTANGIBLES:

     Core deposit intangibles acquired after June 30, 1985 are being amortized on accelerated methods over various lives ranging from 5-17 years.

ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Corporation recognizes the projected future cost of providing postretirement benefits, such as health care and life insurance, as an expense as employees render service.

INCOME TAXES:

     Deferred taxes are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:

     Per share amounts are adjusted for common stock dividends.

     Primary earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding and the number of shares of


                             F.N.B. CORPORATION  19

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PER SHARE AMOUNTS (CONTINUED):

common stock which would be issued assuming the exercise of stock options during each period.

     Fully diluted earnings per common share is calculated by dividing net income, adjusted for minority interest, by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

     Cash dividends per common share are based on the actual cash dividends declared adjusted for stock dividends. Book value per common share is based on shares outstanding at each year-end adjusted retroactively for stock dividends.

CASH EQUIVALENTS:

     The Corporation considers cash and due from banks as cash and cash equivalents.


NEW ACCOUNTING STANDARDS:

     FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which becomes effective for the Corporation in 1996, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. The undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Adoption of this Statement in the first quarter of 1996 is not expected to have a material effect on the Corporation's financial position or results of operations.

     FAS No. 123, "Accounting for Stock-Based Compensation," which becomes effective for the Corporation in 1996, defines a fair value based method of accounting for stock-based employee compensation plans. Under the fair value based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. However, FAS No. 123 also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 "Accounting for Stock Issued to Employees." At this time, management expects to continue its accounting in accordance with APB Opinion No. 25. Disclosure requirements of FAS No. 123 will be adopted as required for financial statements beginning in 1996.


                             20  F.N.B. CORPORATION

SECURITIES

     Following is a summary of the maturity distribution and weighted average yield for each range of maturities of securities available for sale (dollars in thousands):

                                                             FAIR             WEIGHTED
December 31,1995                                            VALUE        AVERAGE YIELD
--------------------------------------------------------------------------------------
U.S. Treasury and Other U.S. Government
  Agencies and Corporations:
   Maturing within one year                              $104,457                 5.54%
   Maturing after one year but within five years          103,210                 6.11
--------------------------------------------------------------------------------------
     TOTAL U.S. TREASURY AND OTHER U.S.
      GOVERNMENT AGENCIES AND CORPORATIONS               $207,667                 5.86
======================================================================================
Mortgage-Backed Securities:
  Maturing after one year but within five years          $     17                 7.98%
  Maturing after five years but within ten years              351                 6.79
--------------------------------------------------------------------------------------
   TOTAL MORTGAGE-BACKED SECURITIES                      $    368                 6.84
--------------------------------------------------------------------------------------
EQUITY SECURITIES                                        $ 15,444                 4.87%
======================================================================================

     Following is a summary of the maturity distribution and weighted average yield for each range of maturities of securities held to maturity (dollars in thousands):

                                                        AMORTIZED             WEIGHTED
December 31,1995                                             COST        AVERAGE YIELD
--------------------------------------------------------------------------------------
States of the U.S. and Political Subdivisions:
  Maturing within one year                               $  1,275                10.78%
  Maturing after one year but within five years            30,490                 5.75
  Maturing after five years but within ten years            2,264                 6.24
--------------------------------------------------------------------------------------
   TOTAL STATES OF THE U.S. AND POLITICAL SUBDIVISIONS   $ 34,029                 5.94
======================================================================================

Mortgage-Backed Securities:
  Maturing within one year                               $  2,078                 7.62%
  Maturing after one year but within five years            99,451                 6.00
  Maturing after five years but within ten years            1,355                 5.32
--------------------------------------------------------------------------------------
   TOTAL MORTGAGE-BACKED SECURITIES                      $102,884                 6.03
======================================================================================

Other Securities:
  Maturing within one year                               $     12                 5.44%
  Maturing after one year but within five years                24                 5.54
  Maturing after five years but within ten years               10                 5.50
  Maturing after ten years                                     10                 2.80
--------------------------------------------------------------------------------------
   TOTAL OTHER SECURITIES                                $     56                 5.03
======================================================================================


     Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Tax-exempt securities have been adjusted to a taxable equivalent basis using a federal income tax rate of 35 percent.

     Proceeds from sales of securities during 1995, 1994 and 1993 were $2.7 million, $12.4 million and $40.2 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

Year Ended December 31                      1995         1994       1993
------------------------------------------------------------------------
Gross gains                                $515        $1,329       $726
Gross losses                                  1            48        212

All sales were from the securities available for sale category.


                             F.N.B. CORPORATION  21

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SECURITIES (CONTINUED)

     Following is a summary of securities available for sale (in thousands):


                                                                        GROSS            GROSS
                                                   AMORTIZED       UNREALIZED       UNREALIZED          FAIR
December 31, 1995                                       COST            GAINS           LOSSES         VALUE
------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                         $206,169           $1,552          $   (54)     $207,667
Mortgage-backed securities                               363                5                            368
------------------------------------------------------------------------------------------------------------
   TOTAL DEBT SECURITIES                             206,532            1,557              (54)      208,035
Equity securities                                     10,898            4,546                         15,444
------------------------------------------------------------------------------------------------------------
                                                    $217,430           $6,103          $   (54)     $223,479
============================================================================================================
December 31, 1994
U.S. Treasury and other U.S. Government
  agencies and corporations                         $107,619                           $(1,825)     $105,794
Mortgage-backed securities                               459                               (32)          427
------------------------------------------------------------------------------------------------------------
   TOTAL DEBT SECURITIES                             108,078                            (1,857)      106,221
Equity securities                                     11,021           $2,819                         13,840
------------------------------------------------------------------------------------------------------------
                                                    $119,099           $2,819          $(1,857)     $120,061
============================================================================================================
December 31,1993
U.S. Treasury and other U.S. Government
  agencies and corporations                         $122,115           $1,071          $    (5)     $123,181
Mortgage-backed securities                               567               12                            579
Other debt securities                                     16                                              16
------------------------------------------------------------------------------------------------------------
   TOTAL DEBT SECURITIES                             122,698            1,083               (5)      123,776
Equity securities                                      4,653            2,596              (81)        7,168
------------------------------------------------------------------------------------------------------------
                                                    $127,351           $3,679          $   (86)     $130,944
============================================================================================================

     Following is a summary of securities held to maturity (in thousands):

                                                                        GROSS            GROSS
                                                   AMORTIZED       UNREALIZED       UNREALIZED          FAIR
December 31, 1995                                       COST            GAINS           LOSSES         VALUE
------------------------------------------------------------------------------------------------------------
States of the U.S. and political subdivisions       $ 34,029           $   70         $   (236)     $ 33,863
Mortgage-backed securities                           102,884              424             (421)      102,887
Other debt securities                                     56                                (5)           51
------------------------------------------------------------------------------------------------------------
                                                    $136,969           $  494         $   (662)     $136,801
============================================================================================================
December 31,1994
U.S. Treasury and other U.S. Government
 agencies and corporations                          $141,097                          $ (3,884)     $137,213
States of the U.S. and political subdivisions         35,334           $   63           (2,325)       33,072
Mortgage-backed securities                            81,464                1           (4,969)       76,496
Other debt securities                                     61                                (8)           53
------------------------------------------------------------------------------------------------------------
                                                    $257,956           $   64         $(11,186)     $246,834
============================================================================================================
December 31, 1993
U.S. Treasury and other U.S. Government
 agencies and corporations                          $163,051           $1,980         $    (47)     $164,984
States of the U.S. and political subdivisions         36,335              345             (313)       36,367
Mortgage-backed securities                            93,306            1,293              (43)       94,556
Other debt securities                                     65                                              65
------------------------------------------------------------------------------------------------------------
   TOTAL DEBT SECURITIES                             292,757            3,618             (403)      295,972
Equity securities                                      6,276                                           6,276
------------------------------------------------------------------------------------------------------------
                                                    $299,033           $3,618         $   (403)     $302,248
============================================================================================================


                             22  F.N.B. CORPORATION

     On December 21, 1995, the Corporation transferred $92.0 million of debt securities from the held to maturity category to the available for sale category in accordance with recently issued implementation guidance on FAS No. 115. At the time of transfer, the market value of the securities totaled $92.3 million, and the unrealized gain, net of taxes, of $161,000 was recorded as an increase to stockholders' equity.

     At December 31, 1995 and 1994, respectively, securities available for sale with a fair value of $74.8 million and $13.1 million and securities held to maturity with an amortized cost of $34.3 million and $98.6 million were pledged to secure public deposits, trust deposits and for other purposes as required by law.

     At December 31, 1995, there were no securities of a single issuer, other than U.S. Treasury and other U.S. Government agencies and corporations, which exceeded 10% of stockholders' equity.

     FAS No. 119. "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," established disclosures about derivatives and other financial instruments. Derivatives are various instruments used to construct a transaction that is derived from and reflects the underlying value of assets, other instruments or various indices. The primary purpose of derivatives, which include such items as forward contracts, interest swap contracts, options and futures, is to transfer price risk associated with the fluctuations in asset values rather than to borrow or lend funds. As of December 31, 1995, the Corporation had not entered into any such transactions.

LOANS

     Following is a summary of loans (in thousands):

December 31                                           1995               1994
-------------------------------------------------------------------------------
Commercial, financial and agricultural          $  120,093         $  156,848
Real estate - construction                           7,993             28,193
Real estate - mortgage                             784,492            707,813
Installment loans to individuals                   326,772            317,567
Unearned income                                    (26,609)           (22,022)
-------------------------------------------------------------------------------
                                                 1,212,741          1,188,399
-------------------------------------------------------------------------------
Loans available for sale:
  Real estate-mortgage                               7,919              5,071
  Installment loans to individuals                   2,235                833
-------------------------------------------------------------------------------
                                                    10,154              5,904
-------------------------------------------------------------------------------
                                                $1,222,895         $1,194,303
===============================================================================

     During 1995, the Corporation converted its data processing system. The new system allows for the separate classification of commercial real estate loans. The 1995 balances reflect commercial real estate loans within the real estate - mortgage category. Such loans were previously classified within the commercial, financial and agricultural category.

     Loans past due 90 days or more were $3.8 million, $2.6 million and $3.4 million at December 31, 1995, 1994 and 1993, respectively.

     During 1994, the Corporation reclassified $119.9 million of residential mortgages and indirect installment loans from an available for sale category into its permanent loan portfolio. This action was taken to more clearly reflect management's intent relative to portfolio lending activities by specifically defining certain loan originations that would be sold in the secondary market. At the time of this reclassification, the book value of those loans closely approximated their market value.

     Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1995. Such loans were made in the ordinary course of business under normal


                           F.N.B. CORPORATION  23

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS (CONTINUED)

credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):



               Total loans at December 31, 1994                  $ 25,483
               New loans                                           11,235
               Repayments                                         (13,608)
               Other                                                  933
               ----------------------------------------------------------
               Total loans at December 31, 1995                  $ 24,043
               ==========================================================


     Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

     Following is a summary of non-performing assets (in thousands):


December 31                             1995             1994            1993
------------------------------------------------------------------------------

Non-accrual loans                    $ 5,605         $  9,512        $ 10,262
Restructured loans                     3,075            3,157           3,236
------------------------------------------------------------------------------
  TOTAL NON-PERFORMING LOANS           8,680           12,669          13,498
Other real estate owned                2,742            3,675           3,016
------------------------------------------------------------------------------
  TOTAL NON-PERFORMING ASSETS        $11,422         $ 16,344        $ 16,514
==============================================================================

     For the years ended December 31, 1995, 1994 and 1993, income recognized on non-accrual and restructured loans was $540,000, $621,000 and $671,000, respectively. Income that would have been recognized during 1995, 1994 and 1993 on such loans if they were in accordance with their original terms was $1.0 million, $1.7 million and $1.7 million, respectively.

     At December 31, 1995, the recorded investment in loans that were considered to be impaired under FAS No. 114 was $10.4 million (of which $2.5 million were on a non-accrual basis). Included in this amount was $3.7 million of impaired loans that as a result of write-downs did not have an allocated allowance for credit losses. The allocated allowance on the remaining $6.7 million of impaired loans totaled $1.1 million at December 31, 1995. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $13.4 million. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $867,000 which did not include any interest income recognized using the cash basis method of income recognition.

ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses (in thousands):


Year Ended December 31                   1995            1994            1993
-----------------------------------------------------------------------------
Balance at beginning of year          $20,295         $16,440        $ 14,737
Loss reserves transferred                                                (893)

Charge-offs                            (6,136)         (6,311)         (8,275)
Recoveries                              1,739           1,716           1,373
------------------------------------------------------------------------------
   NET CHARGE-OFFS                     (4,397)         (4,595)         (6,902)
------------------------------------------------------------------------------
Provision for loan losses               5,652           8,450           9,498
------------------------------------------------------------------------------
Balance at end of year                $21,550         $20,295        $ 16,440
==============================================================================

                             24  F.N.B. CORPORATION

PREMISES AND EQUIPMENT

     Following is a summary of premises and equipment (in thousands):


December 31                                       1995                  1994
----------------------------------------------------------------------------
Land                                          $  2,421               $ 2,415
Premises                                        26,288                26,442
Equipment                                       21,051                18,788
-----------------------------------------------------------------------------
                                                49,760                 47,645
Accumulated depreciation                       (27,256)               (24,663)
-----------------------------------------------------------------------------
                                              $ 22,504               $ 22,982
=============================================================================

     Depreciation expense was $2.7 million for 1995, $3.1 million for 1994 and $3.1 million for 1993. The Corporation has announced plans to construct a new multi-story building in Hermitage as well as two new branches in Erie. Preliminary construction, equipment and furnishing costs are projected to be approximately $12.9 million.

DEPOSITS

     Following is a summary of deposits (in thousands):

December 31                                          1995               1994
----------------------------------------------------------------------------

Non-interest bearing                           $  167,700         $  163,566
Savings and NOW                                   549,497            620,212
Certificates of deposit and
 other time deposits                              724,912            641,627
-----------------------------------------------------------------------------
                                               $1,442,109         $1,425,405
=============================================================================

     Following is a summary of time deposits of $100,000 or more by remaining maturities (in thousands):

                                   CERTIFICATES      OTHER TIME
December 31, 1995                   OF DEPOSIT        DEPOSITS          TOTAL
-----------------------------------------------------------------------------

Three months or less                $ 29,937          $ 3,250        $ 33,187
Three to six months                   21,057            2,879          23,936
Six to twelve months                  15,755            4,345          20,100
Over twelve months                    18,713           15,979          34,692
-----------------------------------------------------------------------------
                                    $ 85,462          $26,453        $111,915
=============================================================================

SHORT-TERM BORROWINGS

     Following is a summary of short-term borrowings (in thousands):


December 31                                          1995                1994
-----------------------------------------------------------------------------

Securities sold under repurchase agreements       $ 2,990             $ 2,535
Other short-term borrowings                         4,872              18,745
Subordinated notes                                 47,362              48,085
-----------------------------------------------------------------------------
                                                  $55,224             $69,365
=============================================================================

                             F.N.B. CORPORATION  25

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SHORT-TERM BORROWINGS (CONTINUED)

     Credit facilities amounting to $25.0 million at December 31, 1995 and December 31, 1994 were maintained with various banks with rates at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $22.0 million and $21.0 million at December 31, 1995 and 1994, respectively.

     In addition, certain subsidiaries have access to short-term credit facilities at the Federal Home Loan Bank, which totaled $109.7 million at December 31, 1995, and if used would require collateralization. No amounts were used as of December 31, 1995.

LONG-TERM DEBT

     Following is a summary of long-term debt (in thousands):


December 31                                      1995                  1994
-----------------------------------------------------------------------------
Real estate mortgages payable                 $   284               $   452
Federal Home Loan Bank advances                 2,077                 2,112
Subordinated notes                             37,394                36,453
-----------------------------------------------------------------------------
                                              $39,755               $39,017
=============================================================================

     The Federal Home Loan Bank advances are secured by residential real estate loans and are scheduled to mature in various amounts annually from 1996 through the year 1999. Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1996 through the year 2005.

     At December 31, 1995, $29.5 million of long-term debt is redeemable prior to maturity. Of this total, $27.2 million is redeemable by the holder at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term debt was 7.85% at December 31, 1995 and 8.02% at December 31, 1994. Scheduled annual maturities for each of the five years following December 31, 1995 are as follows (in thousands):



             1996                 $17,948
             1997                   5,320
             1998                   2,278
             1999                     898
             2000                     959

COMMITMENTS AND CREDIT RISK

     The Corporation has operating leases extending to 2016 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.2 million for 1995, $1.7 million for 1994 and $1.3 million for 1993. Total minimum rental commitments under such leases were $7.0 million at December 31, 1995. Following is a summary of future minimum lease payments for years following December 31, 1995 (in thousands):

              1996                 $1,334
              1997                  1,240
              1998                  1,058
              1999                    656
              2000                    475
              Later years           2,259

     The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $17.2 million at December 31, 1995 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

     The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

                             26  F.N.B. CORPORATION

     Following is a summary of off-balance sheet credit risk information (in thousands):


December 31                               1995                 1994
-------------------------------------------------------------------------------
                                    CREDIT  CARRYING         Credit    Carrying
                                    AMOUNT    AMOUNT         Amount      Amount
--------------------------------------------------------------------------------
Off-balance sheet credit risk:
 Commitments to extend credit     $172,431      $215       $149,204        $ 63
 Standby letters of credit           9,300        67         14,273         102

     At December 31, 1995, funding of approximately 70 percent of the commitments to extend credit was dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The amounts under "carrying amount" represent accruals or deferred fee income arising from these unrecognized financial instruments.

STOCKHOLDERS' EQUITY

     Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was created for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 4.9 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate at any time after 50% of the 49,512 shares issued are no longer outstanding. During 1995, 450 shares of Series A Preferred were converted to 617 shares of common stock. At December 31,1995, 31,148 shares of common stock were reserved by the Corporation for the conversion of the remaining 24,838 outstanding shares.

     Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for an acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $12.83 per share. The Corporation has the right to redeem the Series B Preferred Stock for cash on or after May 15, 1996, as set forth in the prospectus relating to the offering of Series B Preferred Stock dated May 8, 1992. During 1995, 4,200 shares of Series B Preferred were converted to 8,179 shares of common stock. At December 31, 1995, 831,362 shares of common stock were reserved by the Corporation for the conversion of the remaining 426,800 outstanding shares.

     Series A Preferred of First County was issued in connection with the initial capitalization of a subsidiary, First County Bank, and recognized as minority interest. The Corporation required the conversion of the outstanding shares during the first quarter of 1995. This conversion resulted in the Corporation issuing an additional 33,676 shares of common stock.

     Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1995, the subsidiaries had

                             F.N.B. CORPORATION  27

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STOCKHOLDERS' EQUITY (CONTINUED)

$19.9 million of retained earnings available for distribution as dividends without prior regulatory approval.

     Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $12.7 million at December 31, 1995.

STOCK INCENTIVE PLANS

     The Corporation has a restricted stock bonus plan which provides for the issuance of up to 352,800 shares of common stock to key employees of the Corporation. All shares of stock awarded under the plan vest in equal installments over a five year period on each anniversary of the date of grant. Participants have full voting rights on all shares regardless of vesting unless forfeited. The shares of stock awarded under the plan are held in the participant's name and are enrolled in the Voluntary Dividend Reinvestment and Stock Purchase Plan. During 1995, the Corporation awarded 2,901 shares, 20% of which became vested in January 1996.

     The Corporation has a stock option plan (Option Plan) which provides for the issuance of up to 428,831 stock options and stock appreciation rights to key employees of the Corporation. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant.

     At December 31, 1995, options for 77,355 shares of common stock were exercisable at prices ranging from $8.64 to $13.61 per share.

     Activity in the Option Plan during the past three years was as follows:


                                    1995               1994                1993
-------------------------------------------------------------------------------
Outstanding shares,
  beginning of year              195,630            142,486              74,601
  Granted during the year         82,687             62,816              72,938
  Exercised during the year
    (at prices ranging from
    $8.64 to $13.61
    per share)                     (1,819)            (1,837)
  Forfeited during the year      (10,759)            (7,835)             (5,053)
-------------------------------------------------------------------------------
Outstanding shares,
  end of year                    265,739            195,630             142,486
===============================================================================

RETIREMENT PLANS

     The Corporation's subsidiaries have several retirement plans covering substantially all of their employees. Expense associated with these plans was $1.7 million in 1995, $1.6 million in 1994 and $931,000 in 1993.

     The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.


                             28  F.N.B. CORPORATION

     Following is the estimated funded status (in thousands):

December 31                                           1995                                                  1994
--------------------------------------------------------------------------------------------------------------------------------
                                      PLANS WHOSE               PLANS WHOSE                   Plans Whose            Plans Whose
                                    ASSETS EXCEED               ACCUMULATED                 Assets Exceed            Accumulated
                                      ACCUMULATED                  BENEFITS                   Accumulated               Benefits
                                         BENEFITS             EXCEED ASSETS                      Benefits          Exceed Assets
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation              $ 13,406                   $ 2,439                      $ 10,282                $ 1,236
================================================================================================================================
  Accumulated benefit obligation         $ 13,625                   $ 3,169                      $ 10,506                $ 1,629
================================================================================================================================
  Projected benefit obligation
   for services rendered to date         $(17,114)                  $(3,720)                     $(12,909)               $(1,972)
Plan assets at fair value, primarily
  U.S. Government securities and
  common stocks                            17,881                                                  14,673
--------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of or
 (less than) projected  benefit
 obligation                                   767                    (3,720)                        1,764                 (1,972)
Unrecognized net (gain) loss                   21                       (33)                       (1,313)                  (434)
Unrecognized net obligation                    58                                                      63
Unrecognized prior service cost               162                     2,185                           179                  1,484
Additional liability                                                                                                        (707)
--------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension costs           $ 1,008                   $(1,568)                     $    693               $ (1,629)
================================================================================================================================


     The pension expense for the defined benefit plans included the following components (in thousands):



Year Ended December 31                                             1995                            1994                      1993
---------------------------------------------------------------------------------------------------------------------------------
Service costs - benefits earned during the period               $   854                         $ 1,072                     $ 771
Interest cost on projected benefit obligation                     1,375                           1,237                       815
Actual return on plan assets                                     (3,014)                            330                      (757)
Net amortization                                                  2,115                          (1,293)                     (212)
---------------------------------------------------------------------------------------------------------------------------------
Net pension expense                                             $ 1,330                         $ 1,346                     $ 617
=================================================================================================================================


Assumptions as of December 31                                     1995                             1994                      1993
---------------------------------------------------------------------------------------------------------------------------------
Weighted average discount rate                                    7.0%                             8.5%                       7.3%
Rates of increase in compensation levels                          4.0%                             4.0%                       4.0%
Expected long-term rate of return on assets                       8.0%                             8.0%                       8.0%

     At December 31, 1995 and 1994, respectively, plan assets included $745,000 and $519,000 of the Corporation's common stock and $193,000 and $172,000 of the Corporation's subordinated debt.

     The Corporation's subsidiaries also have a qualified 401(k) deferred compensation, defined contribution plan for its full-time employees. A percentage of employees' contributions to the plan are matched by the Corporation up to a maximum of 6 percent of the employee's salary. The 401(k) pension expense amounted to $340,000 in 1995, $297,000 in 1994 and $314,000 in 1993. Plan assets included $2.7 million and $1.4 million in the Corporation's common stock at December 31, 1995 and 1994, respectively.

                             F.N.B. CORPORATION  29

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


POSTRETIREMENT PLANS

     In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

     The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):


Year Ended December 31                                                      1995                   1994
-------------------------------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation:
 Current retirees                                                          $ 186                 $  247
 Fully eligible actives                                                       50                     83
 Other actives                                                               594                    702
-------------------------------------------------------------------------------------------------------
Total Accumulated Postretirement
 Benefit Obligation                                                          830                  1,032
Unrecognized net transition obligation                                      (760)                  (809)
Unrecognized net gain                                                        255                     19
Unrecognized prior service cost                                               (9)                   (22)
-------------------------------------------------------------------------------------------------------
Accrued postretirement benefit liability                                   $ 316                 $  220
=======================================================================================================

     Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                                          1995               1994             1993
--------------------------------------------------------------------------------------------------------
Service cost                                                    $ 60               $ 75             $ 69
Interest cost                                                     68                 73               58
Amortization of transition obligation                             38                 49               50
--------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                        $166               $197             $177
========================================================================================================

     A 7.50 percent annual rate of increase in the per capita costs of covered health care benefits is assumed for 1996, gradually decreasing to 4.75 percent by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $74,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1995 by $15,000. A discount rate of 7.00 percent was used to determine the accumulated postretirement benefit obligation.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the expected future tax consequence of events that have been recognized in the Corporation's consolidated financial statements or tax returns and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Income tax expense consists of the following (in thousands):

Year Ended December 31                                          1995                  1994             1993
-----------------------------------------------------------------------------------------------------------
Current income taxes:
 Federal taxes                                                $8,892               $ 7,852          $ 5,788
 State taxes                                                     224                   220              343
-----------------------------------------------------------------------------------------------------------
                                                               9,116                 8,072            6,131
 Deferred income taxes:
 Federal taxes                                                  (493)               (1,325)          (1,641)
 State taxes                                                                                              9
-----------------------------------------------------------------------------------------------------------
                                                              $8,623               $ 6,747          $ 4,499
===========================================================================================================


                             30  F.N.B. CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

Year Ended December 31                                           1995        1994
---------------------------------------------------------------------------------
Deferred tax assets:
 Allowance for loan losses                                    $ 6,760     $ 6,355
 Compensated absences                                              46         191
 Loans available for sale                                        (285)        (48)
 Deferred compensation                                            234         213
 Loan fees                                                        145         338
 Other                                                          2,640       2,037
---------------------------------------------------------------------------------
   TOTAL GROSS DEFERRED TAX ASSETS                              9,540       9,086
---------------------------------------------------------------------------------
Deferred tax liabilities:
 Depreciation                                                    (897)       (905)
 Dealer reserve participation                                    (957)       (957)
 Unrealized gains on securities available for sale             (2,117)       (337)
 Securitization of indirect automobile loans                     (291)       (237)
 Other                                                         (2,033)     (1,921)
---------------------------------------------------------------------------------
   TOTAL GROSS DEFERRED TAX LIABILITIES                        (6,295)     (4,357)
---------------------------------------------------------------------------------
                                                                3,245       4,729
   Less valuation allowance                                                   197
---------------------------------------------------------------------------------
   NET DEFERRED TAX ASSETS                                    $ 3,245     $ 4,532
=================================================================================

     The valuation allowance for deferred taxes related to state tax benefits.

     Following is a reconciliation between federal statutory tax and actual effective tax:

Year Ended December 31                                   1995      1994      1993
---------------------------------------------------------------------------------
Federal statutory tax                                    35.0%     35.0%     35.0%
Effect of nontaxable interest and dividend income        (4.5)     (6.2)     (6.9)
State taxes                                                .5        .7       1.5
Goodwill                                                   .5        .7
Other items                                                .8       3.1        .4
---------------------------------------------------------------------------------
Actual effective tax                                     32.3%     33.3%     30.0%
=================================================================================

     A banking subsidiary has been allowed a special thrift bad debt deduction of 8% of otherwise taxable income, subject to certain limitations based on aggregate loan and savings account balances at the end of each year.
The Corporation has not recognized a deferred tax liability of approximately $1.3 million. If amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 1995 include $3.8 million for which federal income tax has not been provided.

     Included in loan income was interest on tax-free loans of $2.4 million, $2.5 million and $2.6 million for 1995, 1994 and 1993, respectively. The related income tax expense on securities gains amounting to $180,000, $449,000 and $180,000 for 1995, 1994 and 1993, respectively, was included in income taxes.

MERGERS AND ACQUISITIONS

     On February 2, 1996, the Corporation signed a definitive merger agreement with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida with assets of approximately $386 million. The merger agreement calls for an exchange of .78 share of F.N.B. Corporation common stock for each share of Southwest common stock. Approximately


                             F.N.B. CORPORATION  31

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MERGERS AND ACQUISITIONS (CONTINUED)

2,715,545 shares of F.N.B. Corporation common stock are expected to be issued in conjunction with the merger.

     In connection with the merger agreement, Southwest granted the Corporation an option to purchase, under certain circumstances, up to 727,163 shares of Southwest common stock at a price of $15.00 per share. The exchange ratio, number of shares under option and the price of the options are all subject to possible adjustment. The transaction will be accounted for as a pooling of interests, and is expected to close in early 1997, subject to approval by certain regulatory authorities and Southwest's shareholders.

CASH FLOW INFORMATION
     Following is a summary of supplemental cash flow information
(in thousands):

Year Ended December 31                                         1995            1994            1993
---------------------------------------------------------------------------------------------------
Cash paid during year for:
 Interest                                                  $ 57,370        $ 51,270        $ 56,549
 Income taxes                                                 8,948           7,318           5,812
Noncash Investing and Financing Activities:
 Acquisition of real estate in settlement of loans          $ 1,855         $ 3,210         $ 2,535
 Loans granted in the sale of other real estate                 321           1,267           4,704
 Transfers and reclassifications of securities held to
   maturity to securities available for sale                 91,982           6,227
 Loans reclassified from available for sale                                 119,858

PARENT COMPANY FINANCIAL STATEMENTS

     Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands):
December 31                                             1995          1994
--------------------------------------------------------------------------
ASSETS
Cash                                                $     16      $     13
Short-term investments                                 2,928         2,722
Advances to subsidiaries                              74,849        70,742
Receivables                                            6,761         3,087
Securities available for sale                          9,180         7,564
Investment in bank subsidiaries                      121,584       113,681
Investment in non-bank subsidiaries                   20,869        19,691
--------------------------------------------------------------------------
                                                    $236,187      $217,500
==========================================================================
LIABILITIES
Short-term borrowings                               $  3,000      $  4,000
Other liabilities                                      4,514         2,911
Subordinated notes                                    84,756        84,539
--------------------------------------------------------------------------
 TOTAL LIABILITIES                                    92,270        91,450
--------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                                 143,917       126,050
--------------------------------------------------------------------------
                                                    $236,187      $217,500
==========================================================================


                             32  F.N.B. CORPORATION

INCOME STATEMENT (in thousands):

Year Ended December 31                              1995         1994         1993
----------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
 Bank                                           $  8,942     $  6,849     $  6,478
 Non-bank                                          3,706        3,596        2,902
----------------------------------------------------------------------------------
                                                  12,648       10,445        9,380
Gain on sale of securities                           512        1,287          403
Interest                                           4,924        4,062          193
Other                                                206          190          189
----------------------------------------------------------------------------------
 TOTAL INCOME                                     18,290       15,984       10,165
----------------------------------------------------------------------------------


EXPENSES
Interest                                           5,972        5,465        1,967
Service fees                                         609          559          461
Other                                              1,297        1,239          620
----------------------------------------------------------------------------------
 TOTAL EXPENSES                                    7,878        7,263        3,048
----------------------------------------------------------------------------------


 INCOME BEFORE INCOME TAXES AND
   EQUITY IN UNDISTRIBUTED INCOME
   OF SUBSIDIARIES                                10,412        8,721        7,117
 Income tax benefit                                  700          430          846
----------------------------------------------------------------------------------
                                                  11,112        9,151        7,963
----------------------------------------------------------------------------------


EQUITY IN UNDISTRIBUTED INCOME
 OF SUBSIDIARIES
   Bank                                            5,972        4,226           (4)
   Non-bank                                          999          168        2,513
----------------------------------------------------------------------------------
                                                   6,971        4,394        2,509
----------------------------------------------------------------------------------
NET INCOME                                      $ 18,083     $ 13,545     $ 10,472
==================================================================================

                             F.N.B. CORPORATION  33

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

STATEMENT OF CASH FLOWS (in thousands):

Year Ended December 31                                       1995        1994        1993
-----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                $18,083     $13,545     $10,472
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Gain on sale of securities                               (512)      (1,287)       (403)
   Undistributed earnings of subsidiaries                 (6,971)      (4,394)     (2,509)
   Other, net                                               (882)      (1,417)     (1,760)
-----------------------------------------------------------------------------------------
     Net cash flows from operating activities              9,718        6,447       5,800
-----------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of securities                                      (383)      (1,151)       (320)
Proceeds from sale of securities                           1,006        2,346         975
Advances from (to) subsidiaries                           (6,107)      (4,779)        688
Investment in subsidiaries                                             (1,996)
-----------------------------------------------------------------------------------------
     Net cash flows from investing activities             (5,484)      (5,580)      1,343
-----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net decrease in due to non-bank subsidiary                             (4,295)     (3,020)
Net decrease in short-term debt                           (1,723)      (1,210)     (1,000)
Decrease in subordinated notes                            (5,334)      (7,400)        (35)
Increase in subordinated notes                             6,274       15,275
Purchase of common stock                                  (1,447)      (1,143)     (1,285)
Sale of common stock                                       1,999        1,027       1,205
Cash dividends paid                                       (4,000)      (3,110)     (3,007)
-----------------------------------------------------------------------------------------
     Net cash flows from financing activities             (4,231)        (856)     (7,142)
-----------------------------------------------------------------------------------------
NET INCREASE IN CASH                                           3           11           1
Cash at beginning of year                                     13            2           1
-----------------------------------------------------------------------------------------
CASH AT END OF YEAR                                      $    16      $    13     $     2
=========================================================================================

CASH PAID
Interest                                                 $ 5,009      $ 4,433     $ 1,908
Income taxes                                                               39         295


     Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. At December 31 1995, $74.6 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short term notes or three months of interest on long-term notes. The issuer may require the holder to give 30 days prior written notice. No sinking fund has been established to retire the notes.
The weighted average interest rate was 6.63% at December 31, 1995 and 6.40% at December 31, 1994. The subordinated notes are scheduled to mature in various amounts annually from 1996 through the year 2005.

     Following is a summary of the combined aggregate scheduled annual maturities for each year following December 31, 1995 (in thousands):

                1996                  $ 63,139
                1997                     5,222
                1998                     2,254
                1999                       874
                2000                       943
                Later years             12,324

                             34  F.N.B. CORPORATION

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS:
     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES:

     For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS:

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS:

     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.
The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

SHORT-TERM BORROWINGS:

     The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

LONG-TERM DEBT:

     The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

OFF-BALANCE SHEET CREDIT RISK:

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customer.
For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                       1995                        1994
-----------------------------------------------------------------------------------------------
                                             CARRYING          FAIR      Carrying          Fair
                                               AMOUNT         VALUE        Amount         Value
-----------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and short-term investments            $   84,733    $   84,733    $   67,237    $   67,237
Securities available for sale                 223,479       223,479       120,061       120,061
Securities held to maturity                   136,969       136,801       257,956       246,834
Net loans                                   1,201,345     1,203,131     1,174,008     1,156,191

FINANCIAL LIABILITIES
Deposits                                   $1,442,109    $1,446,678    $1,425,405    $1,420,719
Short-term borrowings                          55,224        55,224        69,365        69,365
Long-term debt                                 39,755        40,504        39,017        38,778

OFF-BALANCE SHEET CREDIT RISK
Commitments to extend credit                    $ 215         $ 215          $ 63          $ 63
Standby letters of credit                          67            68           102            10


                             F.N.B. CORPORATION  35

F.N.B. CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS


 ERNST & YOUNG LLP        One Oxford Centre                  Phone: 412 644 7800
                          Pittsburgh, Pennsylvania 15219

                         REPORT OF INDEPENDENT AUDITORS

 The Stockholders and Board of Directors
 F.N.B. Corporation

     We have audited the accompanying consolidated balance sheet of F.N.B. Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1993 financial statements of two wholly-owned subsidiaries which reflect net income of $754,000 included in consolidated net income for the year ended December 31, 1993. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for those subsidiaries, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        /s/  ERNST & YOUNG LLP

February 5, 1996

       Ernst & Young LLP is a member of Ernst & Young International, Ltd.


                             36  F.N.B. CORPORATION

F.N.B. CORPORATION AND SUBSIDIARIES

SELECTED AND QUARTERLY FINANCIAL DATA


SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

Year Ended December 31                    1995           1994           1993           1992           1991
----------------------------------------------------------------------------------------------------------
Total interest income               $  135,356     $  124,879     $  125,512     $  125,825     $  124,118
Total interest expense                  58,056         50,228         55,339         62,533         72,752
Net interest income                     77,300         74,651         70,173         63,292         51,366
Provision for loan losses                5,652          8,450          9,498         15,107          5,399
Total non-interest income               15,008         14,382         16,025         13,439         10,892
Total non-interest expenses             59,950         60,291         61,729         51,867         43,261
Net income                              18,083         13,545         10,472          6,770         10,005

AT YEAR-END
Total assets                        $1,706,993     $1,686,519     $1,690,150     $1,698,608     $1,378,740
Deposits                             1,442,109      1,425,405      1,458,739      1,479 947      1,178 226
Net loans                            1,201,345      1,174,008      1,105,876      1,041,979        988,672
Long-term debt                          39,755         39,017         31,297         32,823         18,520
Preferred stock                          4,516          4,563          4,582          4,605            292
Total stockholders equity              143,917        126,050        115,092        107,679         93,280

PER COMMON SHARE
Net income
 Primary                            $     2.00     $     1.48     $     1.12     $      .73     $     1.16
 Fully diluted                            1.90           1.44           1.11            .73           1.16
Cash dividends                             .37            .26            .25            .24            .22
Book value                               15.40          13.38          12.09          11.21          10.81

RATIOS
Return on average assets                  1.07%           .80%           .62%           .45%           .75%
Return on average equity                 13.37          11 12           9.39           6.59          11.23
Dividend payout ratio                    18.50          17.57          22.32          32.88          18.97
Average equity to average assets          8.00           7.20           6.61           6.76           6.71


QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

QUARTER ENDED 1995                                    MAR. 31        JUNE 30       SEPT. 30        DEC. 31
----------------------------------------------------------------------------------------------------------
Total interest income                                $ 32,635       $ 33,834       $ 34,572       $ 34,315
Total interest expense                                 13,527         14,675         14,988         14,866
Net interest income                                    19,108         19,159         19,584         19,449
Provision for loan losses                               1,541          1,393          1,366          1,352
Total non-interest income                               3,409          4,324          3,546          3,729
Total non-interest expenses                            15,116         15,573         14,631         14,630
Net income                                              3,984          4,345          4,856          4,898

PER COMMON SHARE
Net income
 Primary                                             $    .44       $    .48       $    .54       $    .54
 Fully diluted                                            .42            .46            .51            .51
Cash dividends                                            .07            .07            .10            .13

QUARTER ENDED 1994                                    MAR. 31        JUNE 30       SEPT. 30        DEC. 31
----------------------------------------------------------------------------------------------------------
Total interest income                                $ 30,567       $ 30,888       $ 31,331       $ 32,093
Total interest expense                                 12,397         12,254         12,681         12,896
Net interest income                                    18,170         18,634         18,650         19,197
Provision for loan losses                               2,686          2,145          1,854          1,765
Total non-interest income                               3,642          3,643          3,208          3,889
Total non-interest expenses                            14,849         15,272         14,569         15,601
Net income                                              2,933          3,287          3,520          3,805

PER COMMON SHARE
Net income
 Primary                                             $    .32       $    .36       $    .38       $    .42
 Fully diluted                                            .32            .35            .37            .40
Cash dividends                                            .06            .06            .07            .07

                             F.N.B. CORPORATION  37

F.N.B CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS FINANCIAL REVIEW SUMMARIZES THE CORPORATION'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND IS INTENDED TO BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES TO THOSE STATEMENTS.

RESULTS OF OPERATIONS

     Net income increased 33.5% from $13.5 million in 1994 to $18.1 million in 1995. Primary earnings per share were $2.00 and $1.48 for 1995 and 1994, while fully diluted earnings per share were $1.90 and $1.44. respectively, for those same periods. The key factors to the increase were improved credit quality, which allowed for lower loan loss provisions, an increase in higher yielding assets and continuing efforts to reduce non-interest expense. These factors are further detailed in the discussion which follows.

     The Corporation's asset quality has improved steadily as indicated by several key credit ratios. At December 31, 1995, non-performing assets decreased to .67% of total assets compared to .97% at December 31, 1994. The allowance for loan losses improved to 1.76% of total loans compared to 1.70% a year ago. The ratio of net charge-offs to average loans outstanding decreased in 1995 to .37% compared to a 1994 ratio of .40%.

     Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.07% for 1995 compared to .80% for 1994, while the Corporation's return on average equity was 13.37% for 1995 compared to 11.12% for 1994.


NET INCOME
(DOLLARS IN MILLIONS)

                1991                    10.0
                1992                     6.8
                1993                    10.5
                1994                    13.5
                1995                    18.1


                             38  F.N.B. CORPORATION

     The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31                           1995                              1994                              1993
-----------------------------------------------------------------------------------------------------------------------------------
                                    AVERAGE               YIELD/      Average               Yield/      Average               Yield/
                                    BALANCE    INTEREST    RATE       Balance    Interest    Rate       Balance    Interest    Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
Interest bearing deposits
 with banks                      $    3,973    $    252    6.33%   $    6,267    $    221    3.53%   $    8,531    $    165    1.93%
Federal funds sold                   18,844       1,122    5.95        19,587         751    3.83        23,407         759    3.24
Securities:
 U.S. Treasury and other U.S.
  Government agencies and
  corporations                      321,792      18,150    5.64       357,874      18,592    5.20       426,794      23,663    5.54
 States of the U.S. and political
  subdivisions (1)                   34,675       2,217    6.39        35,889       2,304    6.42        17,739       1,257    7.09
 Other securities (1)                14,400         691    4.81        13,750         714    5.19        10,933         574    5.25
Loans (1) (2)                     1,202,036     115,018    9.57     1,153,087     104,529    9.07     1,094,473     100,816    9.21
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest earning assets  1,595,720     137,450    8.61     1,586,454     127,111    8.01     1,581,877     127,234    8.04
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks              53,161                            54,013                            50,238
Allowance for loan losses           (21,187)                          (19,327)                          (16,670)
Premises and equipment               22,920                            23,336                            24,545
Other assets                         40,968                            46,712                            48,955
-----------------------------------------------------------------------------------------------------------------------------------
                                 $1,691,582                        $1,691,188                        $1,688,945
===================================================================================================================================

LIABILITIES
Interest bearing liabilities:
Deposits:
 Interest bearing demand         $  155,170    $  2,648    1.71%   $  167,324    $  3,110    1.86%   $  168,807    $  3,960    2.35%
 Savings                            417,291      10,418    2.50       495,455      12,173    2.46       511,633      14,617    2.86
 Other time                         699,497      38,523    5.51       620,562      28,968    4.67       633,670      30,973    4.89
Short-term borrowings                55,772       3,209    5.75        65,171       3,108    4.77        64,329       3,011    4.68
Long-term debt                       39,856       3,258    8.18        33,000       2,869    8.69        31,484       2,778    8.82
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest bearing
     liabilities                  1,367,586      58,056    4.25     1,381,512      50,228    3.64     1,409,923      55,339    3.92
Non-interest bearing demand
 deposits                           159,610                           159,034                           142,452
Other liabilities                    29,135                            28,297                            24,507
-----------------------------------------------------------------------------------------------------------------------------------
                                  1,556,331                         1,568,843                         1,576,882
-----------------------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                         528                               505
-----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                135,251                           121,817                           111,558
-----------------------------------------------------------------------------------------------------------------------------------
                                 $1,691,582                        $1,691,188                        $1,688,945
===================================================================================================================================
Excess of interest earning
 assets over interest bearing
 liabilities                     $  228,134                        $  204,942                        $  171,954
===================================================================================================================================
Net interest income                            $ 79,394                          $ 76,883                          $ 71,895
===================================================================================================================================
Net interest spread                                        4.36%                             4.37%                            4.12%
===================================================================================================================================
Net interest margin (3)                                    4.98%                             4.85%                            4.54%
===================================================================================================================================

(1)  The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(2) Average outstanding includes non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(3) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.


                             F.N.B. CORPORATION  39

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


NET INTEREST INCOME

     Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $79.4 million in 1995 versus $76.9 million in 1994. Net interest income consisted of interest income of $ 137.5 million and interest expense of $58.1 million in 1995, compared to $127.1 million and $50.2 million for each, respectively, in 1994. Net interest income as a percentage of average earning assets (commonly referred to as the margin) rose to 4.98% in 1995 compared to 4.85% in 1994.

NET INTEREST MARGIN

                1991                    4.25
                1992                    4.47
                1993                    4.54
                1994                    4.85
                1995                    4.98


     The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31                          1995                                1994
                                  VOLUME        RATE        NET       Volume        Rate          Net
-----------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest bearing deposits
 with banks                      $  (101)    $   132    $    31      $   (53)     $   109    $     56
Federal funds sold                   (29)        400        371         (135)         127          (8)
Securities:
  U.S. Treasury and other
   U.S. Government Agencies
   and corporations               (1,959)      1,517       (442)      (3,647)      (1,424)     (5,071)
 States of the U.S. and
   political subdivisions            (77)        (10)       (87)       1,175         (128)      1,047
 Other securities                    (56)         33        (23)         147           (7)        140
Loans                              4,544       5,945     10,489        5,334       (1,621)      3,713
-----------------------------------------------------------------------------------------------------
                                   2,322       8,017     10,339        2,821       (2,944)       (123)
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits:
 Interest bearing demand            (217)       (245)      (462)         (34)        (816)       (850)
 Savings                          (1,949)        194     (1,755)        (450)      (1,994)     (2,444)
 Other time                        3,959       5,596      9,555         (632)      (1,373)     (2,005)
Short-term borrowings               (486)        587        101           (8)         105          97
Long-term debt                       568        (179)       389          132          (41)         91
-----------------------------------------------------------------------------------------------------
                                   1,875       5,953      7,828         (992)      (4,119)     (5,111)
-----------------------------------------------------------------------------------------------------
NET CHANGE                       $   447     $ 2,064    $ 2,511      $ 3,813      $ 1,175     $ 4,988
=====================================================================================================

     The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the absolute relative size of the rate and volume changes.


                             40  F.N.B. CORPORATION

     Interest income on loans increased 10.0% from $ 104.5 million in 1994 to $115.0 million in 1995. This increase was the result of greater loan demand and higher interest rates throughout most of 1995 compared to 1994. Average loans increased 4.2% from 1994. Interest on federal funds sold increased 49.4% to $1.1 million in 1995. This increase was the result of the rising market interest rates.

     Interest expense on deposits increased 16.6% to $51.6 million in 1995, due to a change in interest expense on time deposits from $29.0 million in 1994 to $38.5 million in 1995. This was primarily the result of increased market rates of interest and the shift in the deposit mix from transaction and savings accounts into higher paying certificate accounts.

     The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management strives to optimize net interest income while minimizing the effects of inflation . (See "Liquidity and Interest Rate Sensitivity" discussion).

PROVISION FOR LOAN LOSSES

     The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration all factors relevant to the collectibility of the existing portfolio. The provision for loan losses decreased 33.1% to $5.7 million in 1995. The decrease in the provision for loan losses was a direct result of the continued improvement in asset quality. (See "Allowance for Loan Losses" discussion).

NON-INTEREST INCOME

     Total non-interest income increased 4.4% from $14.4 million in 1994 to $15.0 million in 1995. This increase was attributable to increases in service charges and gains on the sale of loans, offset by a decrease in gains on the sale of securities.

     Service charges increased 10.6% from $6.5 million in 1994 to $7.1 million in 1995. Revenue was recognized as a result of certain increases in retail fees charged to customers, as well as increases in both total loans and total deposits.

     Gains on the sale of loans increased 182.2% in 1995. Gains in 1994 were negatively impacted by a $200,000 adjustment to the amortization of excess servicing on securitized loans. The remaining difference reflects rapidly rising rates in 1994 which made it difficult to sell at or above par value and more stable rates in 1995 which allowed, in many cases, sales at a premium.

     Gains on the sale of securities decreased 59.9% because of fewer security sales during 1995. The market value on the securities available for sale increased in 1995, contributing to an increase in net unrealized gains to $3.9 million.

NON-INTEREST EXPENSES

     Total non-interest expense decreased slightly from $60.3 million in 1994 to $60.0 million in 1995. The decrease was attributable to expense control throughout the Corporation and a reduction in premiums charged for deposit insurance.

     Salaries and personnel expense increased 5.1% in 1995. This increase was primarily due to an increase of $ 1.0 million for incentive compensation. The Corporation's incentive plan allows for additional compensation to be paid to employees based on the Corporation achieving various goals.

     Deposit insurance decreased 32.1% in 1995. This was the result of the Federal Deposit Insurance Corporation (FDIC) lowering the insurance premiums for banks, now that the Bank Insurance Fund (BIF) has been funded to the required level. Conversely, based on Financial Institutions Reform, Recovery and Enforcement Act of 1989 requirements, the Savings Association Insurance Fund (SAIF) is still under-funded and therefore, deposit premiums have not been reduced. As a result, it is argued that thrifts are at a competitive disadvantage. Congress is currently considering legislation to impose a one-time deposit premium charge to recapitalize the SAIF. The amount of this premium is uncertain, however, indications have been in a range of $.80 to $.90 per $100 of deposits. At December 31,1995, the Corporation had approximately $454.9 million in SAIF deposits.

INCOME TAXES

     The Corporation recognized income tax expense of $8.6 million for 1995 compared to $6.7 million


                             F.N.B. CORPORATION  41

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


INCOME TAXES (CONTINUED)

for 1994 primarily due to the fact that the Corporation had more taxable income in 1995. The 1995 effective tax rate of 32.3% was below the 35% federal statutory tax rate due to the tax benefits resulting from income on tax-exempt instruments and excludable dividend income. A complete analysis of income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $107.8 million or 29.9% of the securities portfolio.

     In addition to normal liquidity provided from operations, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $22.0 million was unused at the end of 1995. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

     Interest rate sensitivity measures the impact that future changes in interest rates will have on net interest income. The cumulative gap reflects the net position of assets and liabilities repricing in specified time periods. The gap is one measurement of risk inherent in a balance sheet as it relates to changes in interest rates and their effect on net interest income.

     The gap analysis which follows is based on a combination of asset and liability amortizations, maturities and repricing opportunities. Non-maturity deposit balances have been allocated to various repricing intervals to more accurately depict their true behavior and characteristics. This allocation was done in accordance with FDIC guidance. Based on the cumulative one year gap in this table and assuming no restructuring or modifications to asset/liability composition, a rise in interest rates would have a slightly negative impact on net interest income.

     Gap analyses alone do not accurately measure the magnitude of changes in net interest income since changes in interest rates do not affect all categories of assets and liabilities equally or simultaneously. Recognizing that traditional gap analyses do not measure dynamically the exposure to interest rate changes, the Corporation also relies on computer simulation modeling to measure the effect of upward and downward interest rate changes on net interest income. Simulation is currently in use at all of the Corporation's banking affiliates.

     Through the review of gap analyses and simulation modeling, management continually monitors the Corporation's exposure to changing interest rates. Management attempts to mitigate repricing mismatches through asset and liability pricing and through matched maturity funding.


                             42  F.N.B. CORPORATION

     Following is the gap analysis as of December 31, 1995 (dollars in thousands):

                                                       WITHIN            4-12           1 -5           OVER
                                                     3 MONTHS          MONTHS          YEARS        5 YEARS            TOTAL
----------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Interest bearing deposits with banks                  $ 2,503       $     100                                     $    2,603
Federal funds sold                                     22,335                                                         22,335
Securities:
  Available for sale                                   25,517          78,940       $103,227       $ 15,795          223,479
  Held to maturity                                         80           3,285        129,965          3,639          136,969
Loans, net of unearned income                         270,354         252,456        460,242        239,843        1,222,895
----------------------------------------------------------------------------------------------------------------------------
                                                      320,789         334,781        693,434        259,277        1,608,281
Other assets                                                                                         98,712           98,712
----------------------------------------------------------------------------------------------------------------------------
                                                     $320,789       $ 334,781       $693,434       $357,989       $1,706,993
============================================================================================================================

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking                                  $  7,770       $  23,310       $124,321                      $  155,401
  Savings                                              39,410         118,229        236,457                         394,096
  Time deposits                                       142,033         309,253        271,274       $  2,352          724,912
Short-term borrowings                                  22,276          15,983         16,965                          55,224
Long-term debt                                            819          17,130          8,544         13,262           39,755
----------------------------------------------------------------------------------------------------------------------------
                                                      212,308         483,905        657,561         15,614        1,369,388
Other liabilities                                                                                   193,688          193,688
Stockholders' equity                                                                                143,917          143,917
----------------------------------------------------------------------------------------------------------------------------
                                                     $212,308       $ 483,905       $657,561       $353,219       $1,706,993
============================================================================================================================
PERIOD GAP                                           $108,481       $(149,124)      $ 35,873       $  4,770
============================================================================================================================
CUMULATIVE GAP                                       $108,481       $ (40,643)      $ (4,770)
============================================================================================================================
RATE SENSITIVE ASSETS/RATE
 SENSITIVE LIABILITIES (CUMULATIVE)                      1.51             .94           1.00           1.17
============================================================================================================================
CUMULATIVE GAP AS A PERCENT OF TOTAL ASSETS               6.4%           (2.4)%         (0.3)%
============================================================================================================================

     Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal as of December 31, 1995 (in thousands):



                                                                       WITHIN           1 -5           OVER
                                                                       1 YEAR          YEARS        5 YEARS             TOTAL
-----------------------------------------------------------------------------------------------------------------------------

Commercial, financial and agricultural                               $ 73,356        $ 33,380        $ 13,357       $ 120,093
Real estate - construction                                              5,966           1,182             845           7,993
-----------------------------------------------------------------------------------------------------------------------------
 Total loans (excluding Real estate - mortgage
   and Installment loans to individuals)                             $ 79,322        $ 34,562        $ 14,202       $ 128,086
=============================================================================================================================



     The total amount of loans listed above due after one year includes
$12.3 million with floating or adjustable rates of interest and $36.5 million with fixed rates of interest.


                             F.N.B. CORPORATION  43

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


FINANCIAL CONDITION

LOAN PORTFOLIO

     Following is a summary of loans (dollars in thousands):

                                             % OF                % of                % of                % of                % of
December 31                           1995  TOTAL         1994  Total         1993  Total         1992  Total         1991  Total
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural               $  120,093     10%  $  156,848     13%   $ 169,403     15%  $  177,513     17%  $  170,508     17%
Real estate - construction           7,993      1       28,193      2       21,120      2       20,146      2       20,305      2
Real estate - mortgage             784,492     64      707,813     59      616,713     55      600,205     57      565,237     57
Installment loans to
 individuals                       326,772     26      317,567     27      241,281     22      241,574     23      270,011     27
Unearned income                    (26,609)    (2)     (22,022)    (2)     (22,179)    (2)     (21,849)    (2)     (25,459)    (3)
---------------------------------------------------------------------------------------------------------------------------------
                                 1,212,741     99    1,188,399     99    1,026,338     92    1,017,589     97    1,000,602    100
Loans available for sale:
 Real estate - mortgage              7,919      1        5,071      1       68,175      6        3,116
 Installment loans to
   individuals                       2,235                 833              27,803      2       36,011      3
---------------------------------------------------------------------------------------------------------------------------------
                                    10,154      1        5,904      1       95,978      8       39,127      3
---------------------------------------------------------------------------------------------------------------------------------
                                $1,222,895    100%  $1,194,303    100%  $1,122,316    100%  $1,056,716    100%  $1,000,602    100%
=================================================================================================================================

     Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                                  1995       1994       1993       1992       1991
---------------------------------------------------------------------------------------------
Loans 90 days or more past due            $ 3,785    $ 2,621    $ 3,422    $ 4,254    $ 7,433
Loans 90 days or more past due
 as a percentage of total loans               .31%       .22%       .30%       .40%       .74%

     The Corporation's lending philosophy is to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio.

     Loans increased 2.4% from 1994. The ratio of loans to deposits at the end of 1995 was 84.8%, up from a ratio of 83.8% at the end of 1994. The slight increase in the ratio was a result of moderate loan growth which more than offset a slight increase in deposits.

     During 1995, the Corporation converted its data processing system. The new system allows for the separate classification of commercial real estate loans. The 1995 balances reflect commercial real estate loans within the real estate - mortgage category. Such loans were previously classified within the commercial, financial and agricultural category.

     During 1995, the Corporation sold $16.1 million in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). The sales allowed the Corporation to avoid the potential


LOANS (NET OF UNEARNED INCOME)
(DOLLARS IN MILLIONS)


                1991                    1,001
                1992                    1,057
                1993                    1,122
                1994                    1,194
                1995                    1,223



                             44  F.N.B. CORPORATION
interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the market it serves. All of the mortgages were sold with the servicing retained by the Corporation.

     In May of 1995, the Financial Accounting Standards Board issued FAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which is required to be adopted during the first quarter of 1996, allows enterprises engaging in mortgage banking activities to recognize as separate assets rights to service mortgage loans for loans originated for sale by the enterprise. As the Corporation does not significantly engage in the sale of mortgage loans, the impact of this Statement is not expected to have a material effect on the Corporation's results of operations or financial position.

     In 1995, total installment loans to individuals increased 3.3% to $329.0 million. The growth reflects a continuation of strong demand for indirect automobile loans as well as revolving lines of credit. Through its consumer finance subsidiary, the Corporation has initiated a sub-prime used motor vehicle program, purchasing loans from various dealers in its market area. These sub-prime loans totaled $24.9 million at December 31, 1995.

     The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania and eastern Ohio. The Corporation generally avoids making significant loans to any single borrower in order to minimize credit risk.

     During 1994, the Corporation reclassified $119.9 million of residential mortgages and indirect installment loans from an available for sale category into its permanent loan portfolio. This action was taken to more clearly reflect management's intent relative to portfolio lending activities by specifically defining certain loan originations that would be sold in the secondary market. At the time of this reclassification, the book value of those loans approximated their market value.

     As of December 31, 1995, 1994 and 1993, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

NON-PERFORMING LOANS

     Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.


Following is a summary of non-performing loans (dollars in thousands):



December 31                  1995            1994           1993            1992            1991
------------------------------------------------------------------------------------------------
Non-accrual loans          $5,605         $ 9,512        $10,262         $ 8,658        $ 15,017
Restructured loans          3,075           3,157          3,236           1,388           1,448
------------------------------------------------------------------------------------------------
                           $8,680        $ 12,669        $13,498         $10,046         $16,465
================================================================================================
Non-performing loans
  as a percentage
  of total loans              .71%           1.06%          1.20%            .95%           1.65%


     Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):


Year Ended December 31                               1995        1994        1993        1992        1991
---------------------------------------------------------------------------------------------------------
Gross interest income that would have been
 recorded if the loans had been current
 and in accordance with their original terms       $1,038      $1,659      $1,738      $1,555      $1,724
Interest income included in income on the loans       540         621         671         883         940


     As of December 31, 1995, management is not aware of any other loans where there are serious doubts as to the ability of such borrowers to comply with the present repayment terms.

                             F.N.B. CORPORATION  45

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


ALLOWANCE FOR LOAN LOSSES

     Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, concentrations of credit and off-balance sheet risk.

ALLOWANCE FOR LOAN LOSSES AS A PERCENT OF TOTAL LOANS

                1991                    1.19
                1992                    1.39
                1993                    1.46
                1994                    1.70
                1995                    1.76


Following is a summary of changes in the allowance for loan losses
  (dollars in thousands):



Year Ended December 31                           1995           1994           1993            1992            1991
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                  $20,295        $16,440        $14,737         $11,930         $10,140
Addition arising in purchase transactions                                                       376           1,197
Loss reserves transferred on loans sold                                        (893)           (685)           (408)

CHARGE-OFFS:
  Commercial, financial and agricultural         (648)        (1,253)        (3,869)         (6,828)         (1,583)
  Real estate-mortgage                           (539)        (1,454)          (549)         (2,170)         (1,103)
  Installment loans to individuals             (4,949)        (3,604)        (3,857)         (3,937)         (2,621)
-------------------------------------------------------------------------------------------------------------------
                                               (6,136)        (6,311)        (8,275)        (12,935)         (5,307)
-------------------------------------------------------------------------------------------------------------------
RECOVERIES:
 Commercial, financial and agricultural           541            689            431              42             106
 Real estate-mortgage                             189             98            173             208             196
 Installment loans to individuals               1,009            929            769             694             607
-------------------------------------------------------------------------------------------------------------------
                                                1,739          1,716          1,373             944             909
-------------------------------------------------------------------------------------------------------------------
Net charge-offs                                (4,397)        (4,595)        (6,902)        (11,991)         (4,398)
Provision for loan losses                       5,652          8,450          9,498          15,107           5,399
-------------------------------------------------------------------------------------------------------------------
Balance at end of year                        $21,550        $20,295        $16,440         $14,737         $11,930
===================================================================================================================
Net charge-offs as a percent of
 average loans, net of unearned income            .37%           .40%           .63%           1.17%            .46%

Allowance for loan losses as a percent
 of total loans, net of unearned income          1.76%          1.70%          1.46%           1.39%           1.19%

Allowance for loan losses as a
 percent of non-performing loans               248.27%        160.19%        121.80%         146.70%          72.46%

                             46  F.N.B. CORPORATION

     The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN MILLIONS)

                1991                    11.9
                1992                    14.7
                1993                    16.4
                1994                    20.3
                1995                    21.6


Following shows the allocation of the allowance for loan losses (in thousands):


Year Ended December 31                           1995             1994          1993         1992          1991
---------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural        $ 4,540          $ 6,926       $ 6,420      $ 5,632       $ 3,521
Real estate - construction                         55              178           458          455            45
Real estate - mortgage                          3,035            3,358         2,440        2,261         2,989
Installment loans to individuals                5,728            4,523         4,106        3,981         4,056
Unallocated portion                             8,192            5,310         3,016        2,408         1,319
---------------------------------------------------------------------------------------------------------------
                                              $21,550          $20,295       $16,440      $14,737       $11,930
===============================================================================================================

INVESTMENT ACTIVITY

     Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. Instruments that may be sold under certain rate sensitivity, liquidity, economic and market conditions are categorized as securities available for sale and must be marked to market.

     Under the guidelines of FAS 115, institutions that sell securities out of the securities held to maturity portfolio risk being forced to mark to market the remaining securities in the portfolio since they have not demonstrated their intent to hold these securities to maturity. The Financial Accounting Standards Board (FASB) approved an amnesty period during which institutions had the opportunity to redesignate securities under FAS 115. The FASB provided that securities may be reclassified from mid-November to December 31, 1995. During this period, the Corporation took advantage of this opportunity to reclass $92.0 million of securities held to maturity to securities available for sale. This movement allows the Corporation greater flexibility in managing its portfolio to take advantage of market conditions and will also provide an opportunity to better manage interest rate risk.

     The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

     Excluding the effect of the reclassification, securities available for sale increased 9.5% while securities held to maturity decreased 11.2%, due to maturing securities being used to fund loan demand and support modest deposit growth throughout the year.


                             F.N.B. CORPORATION  47

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


DEPOSITS AND SHORT-TERM BORROWINGS

     As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiary banks and savings institutions.

     At both December 31, 1995 and 1994, total deposits were $1.4 billion. However, the composition of deposits changed in 1995 with an increase in total time deposits offset by a decrease in savings and NOW accounts. The increase in time deposits was a direct result of the higher interest rate environment. Customers chose to invest their money in higher-yielding certificates rather than lower-yielding transaction and savings accounts.

     Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes decreased 20.4% in 1995 to $55.2 million. The primary reason for this decrease was a lower level of federal funds purchased in 1995.

     Subordinated notes are the largest component of short-term borrowings. At December 31, 1995, subordinated notes represented 85.8% of total short-term borrowings. Following is a summary of selected information on short-term subordinated notes (dollars in thousands):

December 31                         1995         1994        1993
-----------------------------------------------------------------
Balance at end of year           $47,362      $48,085     $50,295
Maximum month end balance         47,675       56,126      50,295
Average balance during the year   45,912       52,830      45,341

Weighted average interest rates:
 At end of year                     5.69%        5.21%       5.07%
 During the year                    5.54         5.06        5.09


CAPITAL RESOURCES

     The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

     The capital management function is an ongoing process. Central to this process is internal equity generation accomplished by earnings retention. During 1995, total stockholders' equity increased $14.6 million as a result of earnings retention versus $10.3 million in 1994. Total cash dividends declared represented 22.12% of net income for 1995 compared to 22.96% for 1994. Book value per share was $15.40 at December 31, 1995, compared to $13.38 at December 31, 1994.

TOTAL STOCKHOLDERS' EQUITY
(DOLLARS IN MILLIONS)


                1991                     93
                1992                    108
                1993                    115
                1994                    126
                1995                    144



                             48 F.N.B. CORPORATION

BOOK VALUE PER SHARE

                1991                    10.81
                1992                    11.21
                1993                    12.09
                1994                    13.38
                1995                    15.40

     The Corporation's capital position continues to exceed regulatory minimums. The primary indicators relied on by the Federal Reserve Board in measuring strength of capital position are the Core Capital, Total Risk-Based Capital and Leverage ratios. Core Capital consists of common and qualifying preferred stockholders' equity less non-qualifying intangibles. Total Risk-Based Capital consists of Core Capital, qualifying subordinated debt and a portion of the allowance for loan losses. Both are calculated with reference to risk-weighted assets consisting of on- and off-balance sheet risks. The Leverage ratio consists of Core Capital divided by quarterly average assets less non-qualifying intangibles. Following is a table summarizing these ratios and the related regulatory minimums:

                                                     Regulatory
December 31                     1995        1994       Minimums
---------------------------------------------------------------
Capital Ratios:
 Core Capital                  11.74%      10.58%          4.00%
 Total Risk-Based Capital      13.86       12.71           8.00
 Leverage                       8.16        7.25           5.00


     The Corporation has announced plans to construct a new multi-story building to house employees of First National Bank of Pennsylvania (First National) as well as become headquarters for F.N.B. Corporation. Ground breaking is anticipated in Spring of 1996. A 14-month construction period would lead to a late Summer 1997 opening. Preliminary construction, equipment and furnishing costs are projected to be approximately $7.5 million. In addition, First National also announced plans to construct a new building in downtown Erie to serve as headquarters for the Erie region and the construction of a new office on Peach Street, also in Erie. Preliminary construction, equipment and furnishing costs are projected to be approximately $5.4 million.

                             F.N.B. CORPORATION  49

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


1994 VERSUS 1993

     The Corporation's net income was $13.5 million for 1994 versus $10.5 million for 1993. Primary earnings per share were $1.48 and $1.12 for 1994 and 1993, while fully diluted earnings per share were $1.44 and $1.11, respectively, for those same periods. This improved performance was primarily a result of an increase in net interest income and the Corporation's continued focus on expense control. Increases in both the return on average equity from 9.39% in 1993 to 11.12% in 1994 and the return on average assets from .62% in 1993 to .80% in 1994 reflect the improved performance of the Corporation.

     Net interest income, on a fully taxable equivalent basis, increased from $71.9 million in 1993 to $76.9 million in 1994, an increase of 6.9%. Net interest margin rose to 4.85% from 4.54% in 1993. Average loans increased slightly in 1994, which contributed to the improvement in interest income, while the cost of funds continued to decline due to lower interest rates during the first part of 1994.

     The provision for loan losses was $8.5 million and represented a decrease of 11.0% from 1993, when a provision of $9.5 million was charged to operations. The decrease in the provision was a direct result of improvement in asset quality.

     Non-interest income decreased 10.3%. Total non-interest income decreased from $16.0 million in 1993 to $14.4 million in 1994, primarily the result of a $1.5 million gain realized from an indirect automobile loan securitization completed in June of 1993. Offsetting this gain was an increase in service charges from $6.3 million in 1993 to $6.5 million in 1994, as a result of certain new retail fees charged to customers. In addition, the gain on sale of securities increased 149.2% to $1.3 million in 1994 as the Corporation took advantage of certain market conditions and sold various equity securities during the year.

     Non-interest expenses fell from $61.7 million in 1993 to $60.3 million in 1994, a decrease of 2.3%. This decrease was the result of expense control throughout the Corporation. Personnel expense decreased slightly from $27.9 million in 1993 to $27.7 million in 1994. This decrease was the result of several items. Reductions of $1.1 million in salaries and $588,000 in employee insurance expense due to a smaller work force were offset, in part, by increases of $712,000 in pension expense and $366,000 for incentive compensation. The amortization of intangibles decreased 16.5% to $1.7 million in 1994 compared to $2.0 million in 1993. The expense in 1993 was higher due to a full-year effect of a 1992 acquisition. Other non-interest expense also decreased in 1994 due to a number of items. Expenses relating to problem loan work-outs and foreclosed real estate were high in 1993. Also included in 1993 expenses were costs associated with the Corporation's efforts to consolidate the data processing and certain other operational functions of its subsidiaries. Promotional expenses rose to $2.1 million in 1994 compared to $1.9 million in 1993, representing an increase of 10.2%. This increase was the result of management's increased efforts to market its personal banking services.

     Income tax expenses increased 50.0% to $6.7 million for 1994 as a result of the Corporation generating more taxable income. The 1994 effective tax rate of 33.3% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt securities income and excludable dividend income.


                             50  F.N.B. CORPORATION

F.N.B. CORPORATION AND SUBSIDIARIES

STOCK PRICES AND DIVIDENDS


INFORMATION AS TO STOCK PRICES AND DIVIDENDS

     The Corporation's common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock.

     Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends on April 26, 1995 and April 27, 1994. As of January 31, 1996, there were 3,735 holders of record of common stock.

QUARTER ENDED 1995              LOW          HIGH      DIVIDENDS
----------------------------------------------------------------
March 31                        $14       $16 1/4          $ .07
June 30                          15 1/4    19                .07
September 30                     18        21 1/4            .10
December 31                      19 3/4    21 3/4            .13


QUARTER ENDED 1994              LOW          HIGH      DIVIDENDS
----------------------------------------------------------------
March 31                        $11 3/4   $13 3/4          $ .06
June 30                          12        14 1/2            .06
September 30                     14 1/2    16 5/8            .07
December 31                      14        15 1/4            .07


     The Corporation has historically paid cash dividends on a quarterly basis at the discretion of the Board of Directors. During 1995, the Board increased cash dividends 42 percent. Further, the Board has increased cash dividends for the first quarter of 1996 to $.16 per share. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Corporation at the time such payment is considered, and on the ability of the Corporation to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations.


CASH DIVIDENDS PAID PER COMMON SHARE


                1991                            .22
                1992                            .24
                1993                            .25
                1994                            .26
                1995                            .37
       1st Qtr. 1996 Annualized                 .64


                             F.N.B. CORPORATION  51

F.N.B. CORPORATION AND SUBSIDIARIES

SHAREHOLDER SERVICES

STOCK TRANSFER AGENT AND SHAREHOLDER ASSISTANCE

Chemical Mellon Shareholder Services
Recordkeeping Services
P.O. Box 590
Ridgefield Park, New Jersey 07660
Phone: 800-756-3353

        or

Shareholder Relations
F.N.B. Corporation
Hermitage Square
Hermitage, Pennsylvania 16148
Phone: 800-490-3951

FORM 10-K AND 10-Q AVAILABILITY

     Copies of the Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission will be furnished to any shareholder, free of charge, upon written request to Shareholder Relations at the preceding address.

VOLUNTARY DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Shareholders may participate in the Voluntary Dividend Reinvestment and Stock Purchase Plan. The plan provides that additional shares of common stock may be purchased with reinvested dividends and voluntary cash payments without broker fees. A prospectus and an enrollment card may be obtained by writing to:


  Chemical Bank, Plan Administrator
  Investment Product Services
  P.O. Box 750
  Pittsburgh, Pennsylvania 15230-9625


                             52  F.N.B. CORPORATION