Form 10-K, Exhibit 13
period 1996-12-31
FNB CORP/PA
filed 1997-03-19
CIK 37808

                                                                     EXHIBIT 13


                                          F.N.B.
                                          CORPORATION
-------------------------------------------------------------------------------
                                          1996 ANNUAL REPORT


                                          16% Increase in Recurring Earnings

                                          29% Increase in Dividend Rate

                                          14% Increase in Value of Common Stock

                                          $2.3 Billion in Total Assets

                                   TABLE OF CONTENTS


                                    1 Financial Highlights

                                    2 Message to Shareholders

                                    4 Affiliate Highlights

                                    5 Description of Corporation and Affiliates

                                   13 Financial Review

                                   18 Notes to Consolidated Financial Statements

                                   38 Report of Independent Auditors

                                   39 Selected Financial Data

                                   40 Management's Discussion

                                   51 Market for Common Stock and
                                      Related Shareholders Matters

                                   52 Shareholder Relations

                                   53 Officers and Directors

                                   60 Market Area


                                   Annual meeting

                                   The annual meeting of shareholders
                                   will be held at 4:00 p.m.
                                   on Wednesday, April 23, 1997 at the
                                   F.N.B. Data and Accounting Center
                                   Corner of East State Street and
                                   South Keel Ridge Road
                                   Hermitage, Pennsylvania 16148

A Symbol of Progress:

     [LOGO]

The geometric symbol on the cover
of this annual report can be seen in
front of F.N.B. Corporation's head-
quarters in Hermitage, Pennsylvania.

F.N.B. Corporation and Subsidiaries
Highlights of 1996
--------------------------------------------------------------------------------

Dollars in thousands, except per share data

                                                                                                                         Percentage
                                                                                         1996                1995            Change
-----------------------------------------------------------------------------------------------------------------------------------
For The Year*
  Excluding Non-Recurring Items
     Net Income                                                                    $   21,018           $  18,083           +   16%
     Return on Average Assets                                                            1.21%              1.07%           +   13%
     Return on Average Equity                                                           14.07%             13.37%           +    5%

  Including Non-Recurring Items
     Net Income                                                                    $   18,433
     Return on Average Assets                                                            1.06%
     Return on Average Equity                                                           12.34%
===================================================================================================================================

Per Share Data*
  Excluding Non-Recurring Items

     Net Income
        Primary                                                                        $ 2.21              $ 1.90           +   16%
        Fully Diluted                                                                    2.10                1.81           +   16%

  Including Non-Recurring Items
     Net Income
        Primary                                                                        $ 1.93
        Fully Diluted                                                                    1.84

     Book Value                                                                       $ 15.86            $  14.67           +    8%
===================================================================================================================================

At Year-End
Assets                                                                          $   1,726,748       $   1,706,993           +    1%
Deposits                                                                            1,429,708           1,442,109           -    1%
Net Loans                                                                           1,281,383           1,191,191           +    8%
===================================================================================================================================

* Non-recurring items include a one-time assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $800,000, each on an after-tax basis.

                  [PHOTO OF F.N.B. CORPORATION'S HEADQUARTERS]


The new six-story headquarters building for F.N.B. Corporation is nearing completion. The decision to invest in Hermitage, Pennsylvania supports our tradition of community commitment and personal banking.

F.N.B. Corporation and Subsidiaries
To Our Shareholders and Friends:
-------------------------------------------------------------------------------

This was a record year for F.N.B. Corporation in earnings and expansion. Net income increased 16% to $2.10 per share on a fully diluted basis, excluding one-time charges. The Corporation's common stock closed the year at $22.38 per share, an increase of 14% during 1996 and the stock price has increased an additional 15% in the first two months of 1997. For the 24th consecutive year a 5% stock dividend was declared and cash dividends on common stock increased 80% from a year earlier.

Net interest income rose 4% and non-interest expenses declined 1%, excluding a one-time $2.8 million assessment to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $800,000. Asset quality showed continued improvement and compared favorably to other banks in F.N.B.'s peer group.

Growth and Expansion

During 1996, F.N.B. announced plans to expand into Florida. On January 21, 1997 First National Bank of Naples and Cape Coral National Bank became the first two Florida affiliates. In April the merger with First National Bank of Southwest Florida with offices in Cape Coral and Fort Myers will be completed. These three Florida banks with combined assets of $702 million will represent almost one-third of the Corporation's total assets. The expansion to these affluent and rapidly-growing areas of Florida represents exciting growth opportunities for the company.

Additionally, the Corporation announced an agreement to exchange 100% ownership of Bucktail Bank and Trust Company for a 13.8% interest in Sun Bancorp, Inc. of Selinsgrove, Pennsylvania. The Corporation will receive Sun common stock worth approximately $18.3 million and recognize a $5.8 million after-tax gain on the sale when the transaction is concluded in the second quarter of this year.

A Tradition of Customer Service

Exciting new markets and the tradition of superior, personal customer service indicate a bright future for our community banks. Each affiliate shares a common commitment to professionally and successfully serve individuals and small and emerging businesses as a community bank.

Joining the F.N.B. Board from Florida are James S. Lindsay, Edward J. Mace, Richard C. Myers and Gary L. Tice. Mr. Tice, a former officer of First National Bank of Pennsylvania, is the founder and Chairman of First National Bank of Naples and Southwest Banks, Inc. and has been elected an Executive Vice President of F.N.B. Corporation. We look forward to sharing the experience and advice of these new directors.

Construction and Expansion

Growth and expansion continued in Erie, where First National Bank of Pennsylvania opened a downtown drive-thru facility and began construction of a regional headquarters building on State Street. In nearby

-------------------------------------------------------------------------------

Girard, plans for a new replacement community office were announced. A site was purchased in Summit Township for the construction of a full service facility. In Hermitage, construction began on a new headquarters building. Upon completion later this year, the facility will dramatically streamline operations which are now located in seven separate leased locations and will result in considerable savings.

Committed Leadership and Associates

Last year's achievements would have been impossible without the professionalism, energy and commitment of each of our more than 1,200 associates who are dedicated to providing superior customer service.

Moreover, I would especially like to acknowledge Gregory S. Pike, the new President and Chief Executive Officer of First County Bank, and the presidents and chief executive officers of our Florida affiliates, Garrett S. Richter in Naples and David W. Gomer in Cape Coral.

On behalf of all the staff and Board members who strive for the continued success of the Corporation, we thank you for your support.


                           [PHOTO OF PETER MORTENSEN]


Sincerely,

/s/ PETER MORTENSEN
Peter Mortensen
Chairman & President

F.N.B. Corporation and Subsidiaries
Affiliate Highlights
-------------------------------------------------------------------------------

First National Bank of Pennsylvania

     o    Achieved record earnings of $11.9 million

     o Awarded Certified Lender Status and Preferred Lender Status by the Small Business Administration

     o    Commenced construction of three new banking offices

First National Bank of Naples

     o    Achieved record earnings of $3.1 million

     o    Attained impressive results as bank assets grew 30%

     o Awarded an "Outstanding" rating under the Community Reinvestment Act guidelines

                        [PHOTO OF GENEVA COLLEGE BANNER]

Geneva College in Beaver Falls, Pennsylvania represents one of the numerous institutions of higher education which enhance the cultural strengths and diversity found throughout our affiliate banks' communities.

Metropolitan Savings Bank of Ohio

     o    Achieved record earnings of $3.8 million

     o    Generated growth in loans and significantly improved loan quality

     o    Improved operating efficiency

Reeves Bank

     o    Served as a major sponsor for the Beaver County Initiative for Growth

     o    Introduced 3 innovative deposit services

     o    Expanded customer banking service hours in several locations

Cape Coral National Bank

     o    Exceeded $100.0 million in total assets

     o    Achieved positive earnings in the second year of operation

     o    Opened an additional office on Cape Coral Parkway

First County Bank

     o    Improved asset quality

     o    Named Gregory S. Pike, President and Chief Executive Officer

Regency Finance Company

     o    Opened a new office in Mentor, Ohio

     o Continued focus on core business of direct consumer loans and retail financing

F.N.B. Corporation and Subsidiaries
Description of Corporation and Affiliates
-------------------------------------------------------------------------------

F.N.B. Corporation

Hermitage, PA
Founded--1974

F.N.B. Corporation is registered as a bank holding company under the Bank Holding Company Act of 1956 with headquarters in Hermitage, Pennsylvania. It provides financial and managerial resources and coordinates the activities of its banking and non-banking affiliates through seven community banks and a consumer finance company operating 102 offices in Florida, New York, Ohio and Pennsylvania. The Corporation's consolidated assets currently total $2.3 billion and it has 1,229 employees.

Through its banking affiliates, the Corporation offers a full range of financial services, primarily to individuals and small- to medium-sized businesses. Its consumer finance affiliate offers personal loans, first and second mortgages and automobile financing.


                         [PHOTO OF KIDD'S MILL BRIDGE]

F.N.B. Corporation is dedicated to protecting and preserving the landmarks of our communities. Kidd's Mill Bridge, the oldest covered bridge in Mercer County, Pennsylvania is one such landmark that has been restored through the leadership of our affiliate banks.

F.N.B. Corporation and Subsidiaries
Description of Corporation and Affiliates
-------------------------------------------------------------------------------

First National Bank of Pennsylvania

Hermitage, PA
Founded--1864
Assets as of December 31, 1996: $1.015 billion

In 1996, First National Bank of Pennsylvania earned a record $11.9 million, excluding amortization of intangibles and a one-time assessment to recapitalize the Savings Association Insurance Fund. All areas of lending reported growth and the Bank achieved a 1.22% return on assets and a 16.12% return on equity.

The Bank continued its growth with the renovation of the West Middlesex office. In Erie County, plans for construction of a relocated office in Girard were finalized and a three-acre parcel in Summit Township was purchased for construction of a community office. In late 1996, groundbreaking ceremonies were held for the State Street headquarters building which will provide retail banking, a drive-thru ATM, commercial lending and trust services in a downtown location. Construction also began in Hermitage on the Bank's new headquarters building. In May the merger of Dollar Savings was completed and its two Lawrence County locations joined the Bank's community office system.

Thomas B. Hebble, formerly Senior Lending Officer at Metropolitan Bank, was promoted to Senior Vice President with responsibility for commercial lending in Lawrence and Mercer counties. Randy J. Price was promoted to Senior Vice President and is responsible for commercial lending in Crawford and Venango counties.

The Bank continued to maintain an active role in community activities. It participated with another lender in the construction of a senior citizen housing project in Farrell, Pennsylvania to meet the needs of the elderly in the Shenango Valley. Delfin Gibert, President and Chief Executive Officer of EXAL Corporation was nominated by the Bank for "Entrepreneur of the Year" and was named a winner in the competition sponsored by Ernst & Young LLP. Stephen J. Gurgovits, President and Chief Executive Officer, was honored as "Person of the Year" by the Shenango Valley Chamber of Commerce. The strong commitment to the Bank's communities continues and has been recognized in the past by "Outstanding" ratings under the Community Reinvestment Act.

               [PHOTO OF COMMODORE OLIVER HAZARD PERRY MONUMENT]

The Commodore Oliver Hazard Perry monument commemorates the American victory in the Battle of Lake Erie during the War of 1812. First National Bank of Pennsylvania is constructing a new regional headquarters building in downtown Erie, Pennsylvania.

-------------------------------------------------------------------------------
First National Bank of Naples

Naples, FL
Founded--1989
Affiliated with F.N.B. Corporation: 1997
Assets as of December 31, 1996: $423 million

Impressive earnings and increased growth marked the year for First National
Bank of Naples. Net income for the year increased by 84% to $3.1 million before non-recurring expenses.

An emphasis on superior customer service and growth in its market combined to enable the Bank to be competitive in this fast-growing area. Assets grew to $423.4 million in 1996. Total loans increased by $46.9 million and deposits increased by $61.0 million.

The Bank originated $7.0 million in loans in its "Own-A-Home" program which promotes home ownership for low- and moderate-income families and has committed an additional $1.0 million to this endeavor. This success contributed to the Bank earning an "Outstanding" Community Reinvestment Act rating.

A sixth Naples office in Pelican Bay will open later this year and the Bank announced plans to open an office in Bonita Springs in 1998. The new locations should generate significant opportunities to serve customers in these areas.

In 1996, Diana K. Helter, Branch Administrator, and Ronald L. Rucker, Commercial Loan Officer, were elected senior vice presidents.

                    [PHOTO OF FIRST NATIONAL BANK OF NAPLES]

Naples, Florida is one of the fastest-growing communities in the United States. Superior customer service is the hallmark of First National Bank of Naples.

F.N.B. Corporation and Subsidiaries
Description of Corporation and Affiliates
-------------------------------------------------------------------------------

The Metropolitan Savings Bank of Ohio

Youngstown, OH
Founded--1922
Affiliated with F.N.B. Corporation: 1986
Assets as of December 31, 1996: $316 million

Metropolitan had record earnings in 1996 with net income of $3.8 million, a 28% increase before amortization of intangibles and a one-time assessment to recapitalize the Savings Association Insurance Fund. Return on assets was 1.16% and return on equity was 15.02%.

The Bank continued its loan growth, especially in commercial lending which grew 10%. Metropolitan also made $29.9 million in new home mortgage loans and approved $13.4 million in home equity and $14.5 million in installment loans.

Asset quality remained strong with loan losses decreasing by 17% and non-performing assets decreasing to .70% of total assets at year-end.

The Bank improved its internal efficiencies and conducted an extensive quality survey among its customers which produced very positive responses. Several offices were enhanced with additional services and features. Three drive-thru banking lanes and an ATM will be added to the Market Street office and new drive-thru ATMs are planned for the Hubbard and Boardman locations. Plans were announced for a new office to be located in Howland, with an opening expected in late summer.

                [PHOTO OF FEDERAL PLAZA IN DOWNTOWN YOUNGSTOWN]

Federal Plaza in downtown Youngstown, Ohio is the site of Metropolitan Savings Bank's financial tower. Metropolitan, together with other government and business leaders, supports many educational and cultural endeavors.

-------------------------------------------------------------------------------
Reeves Bank

Beaver Falls, PA
Founded--1868
Affiliated with F.N.B. Corporation: 1985
Assets as of December 31, 1996: $135 million

Deposits and assets increased in 1996, contributing to a return on equity of 14.17%, an 83 basis point increase, excluding amortization of intangibles and a one-time assessment to recapitalize the Savings Association Insurance Fund.

The Bank expanded hours in several locations and introduced its "3 New Accounts" program which includes the Star Account, Liberty Club Gold and an enhanced Liberty Club Account. These accounts are designed to meet varying customer needs and encourage relationship banking with individuals of all ages and incomes.

The Bank was active in economic development and community projects. It participated in the Beaver Initiative for Growth (BIG) loan consortium which provides small- and middle-market industrial and service entities with low-cost financing. It also sponsored a grant through the Federal Home Loan Bank Affordable Housing program to the local Habitat for Humanity chapter, which provides assistance for homeowners in Beaver County.

The Bank opened a full-service depository and lending office in Beaver. The new location, in a renovated historical site on Corporation Street, offers a drive-thru facility and an ATM machine.

For the sixth consecutive year, Bank associates were active in the Beaver County March of Dimes Walk America Campaign led by Reeves President Robert A. Rimbey, who served as event chair. In raising $6,500, nearly double its 1995 amount, Reeves surpassed all other corporate participants.

                 [PHOTO OF REEVES BANK IN BEAVER, PENNSYLVANIA]

Reeves Bank recently opened a new banking facility in Beaver, Pennsylvania. This illustration depicts the historical building which has been renovated to accommodate the bank's growth.

F.N.B. Corporation and Subsidiaries
Description of Corporation and Affiliates
-------------------------------------------------------------------------------

Cape Coral National Bank

Cape Coral, FL
Founded--1994
Affiliated with F.N.B. Corporation: 1997
Assets as of December 31, 1996: $105 million

At the end of its second year of operation in this rapidly growing market, Cape Coral National Bank's assets reached $104.7 million. Deposits grew by $41.9 million or 79% and loans grew by 136% or $33.0 million.

A new office on Cape Coral Parkway was opened in 1996 and by year-end it had attracted deposits in excess of $19.0 million.

Robert J. Avery was promoted to Executive Vice President. Bob has 11 years banking experience in Cape Coral and is responsible for the Bank's loan portfolio.

After the merger with First National Bank of Southwest Florida, the Bank will be the largest community bank in Cape Coral.

                         [PHOTO OF CAPE CORAL, FLORIDA]

Cape Coral, Florida has experienced phenomenal growth in the last three decades and is one of the nation's fastest-growing cities.

-------------------------------------------------------------------------------

First County Bank

Chardon, OH
Founded--1988
Assets as of December 31, 1996: $44 million

Entrepreneur Magazine has named First County Bank as one of the "Best Banks for Small Business Loans" in the United States. Commercial and consumer loans increased 6% at First County Bank in 1996. The Bank's return on assets was 1.07% and return on equity was 12.97%.

Gregory S. Pike was named President and Chief Executive Officer of the Bank in April. Charles E. Conklin and Daniel T. Jarold were elected to the positions of Senior Lender and Small Business Specialist, respectively. New managers named were Madelyn S. Kotrlik in Chesterland and Judy S. Niksick in Chardon. Kenneth Burzanko was hired as mortgage loan originator in order to increase residential real estate lending.

Director Anderson W. Allyn, Sr. who was instrumental in the formation of First County Bank retired during 1996.

                      [PHOTO OF GEAUGA COUNTY COURTHOUSE]

The grace and elegance of Chardon, Ohio are reflected in the striking architectural design of the Geauga County Courthouse and its clock tower.

F.N.B. Corporation and Subsidiaries
Description of Corporation and Affiliates
-------------------------------------------------------------------------------

Regency Finance Company

Hermitage, PA
Founded--1927
Affiliated with F.N.B. Corporation: 1975
Assets as of December 31, 1996: $96 million

Regency Finance Company and its wholly-owned subsidiaries ended 1996 with assets of $96.0 million.

Regency acts as agent in selling F.N.B. Corporation Subordinated Term Notes and Subordinated Daily Notes at all office locations in Pennsylvania and Ohio.

Regency and its subsidiaries opened a new office during 1996 in Mentor, Ohio and are licensed to conduct consumer finance business in the states of Pennsylvania, Ohio and New York. Its 34 offices operate under the names of Citizens Budget Co.--Youngstown; F.N.B. Consumer Discount Company; Regency Consumer Discount Company; and Reliance Consumer Discount Company.

Regency plans to open three new offices during 1997 in strategic markets not presently served by the Company.


Customer Service Center of F.N.B., L.L.C.

Naples, Florida
Founded--1997

Customer Service Center of F.N.B., L.L.C. is a Florida limited liability company which provides data processing and other services to affiliates of F.N.B. Corporation.


Mortgage Service Corporation

Hermitage, PA
Founded--1944
Affiliated with F.N.B. Corporation: 1987

Mortgage Service Corporation is a Pennsylvania corporation which services mortgage loans for unaffiliated financial institutions.


Penn-Ohio Life Insurance Company

Phoenix, AZ
Founded--1982

Penn-Ohio Life Insurance Company is an Arizona based corporation qualified as a reinsurer to underwrite credit life and accident and health insurance sold by the Corporation's affiliates. Its assets as of December 31, 1996 were $11.6 million.

-------------------------------------------------------------------------------

1996 Financial Review


14 Consolidated Balance Sheet

15 Consolidated Income Statement

16 Consolidated Statement of Stockholders' Equity

17 Consolidated Statement of Cash Flows

18 Notes to Consolidated Financial Statements

38 Report of Independent Auditors

39 Selected Financial Data

40 Management's Discussion

51 Market for Common Stock and Related Shareholder Matters

52 Shareholder Relations

F.N.B. Corporation and Subsidiaries
Consolidated Balance Sheet
-------------------------------------------------------------------------------

Dollars in thousands, except par values

December 31                                                                                                1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                              $   70,338         $    59,795
Interest bearing deposits with banks                                                                      1,334               2,603
Federal funds sold                                                                                        4,475              22,335
Loans held for sale                                                                                       9,610              10,154
Securities available for sale                                                                           152,776             223,479
Securities held to maturity (fair value of $142,544 and $136,801)                                       143,534             136,969

Loans, net of unearned income of $23,268 and $26,609                                                  1,303,822           1,212,741
Allowance for loan losses                                                                               (22,439)            (21,550)
-----------------------------------------------------------------------------------------------------------------------------------
   Net Loans                                                                                          1,281,383           1,191,191
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                                   26,886              22,504
Other assets                                                                                             36,412              37,963
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $ 1,726,748         $ 1,706,993
===================================================================================================================================

Liabilities
Deposits:
   Non-interest bearing                                                                             $   153,318         $   167,700
   Interest bearing                                                                                   1,276,390           1,274,409
-----------------------------------------------------------------------------------------------------------------------------------
      Total Deposits                                                                                  1,429,708           1,442,109
Other liabilities                                                                                        29,409              25,988
Short-term borrowings                                                                                    78,699              55,224
Long-term debt                                                                                           34,179              39,755
-----------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities                                                                               1,571,995           1,563,076
-----------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock - $10 par value
   Authorized - 20,000,000 shares
   Outstanding - 352,531 and 451,638 shares
   Aggregate liquidation value - $8,813 and $11,291                                                       3,525               4,516
Common stock - $2 par value
   Authorized - 100,000,000 shares
   Outstanding - 9,263,442 and 8,634,154 shares                                                          18,527              17,268
Additional paid-in capital                                                                               68,372              58,631
Retained earnings                                                                                        61,894              60,034
Net unrealized securities gains                                                                           3,922               3,932
Treasury stock - 62,723 and 22,340 shares at cost                                                        (1,487)               (464)
-----------------------------------------------------------------------------------------------------------------------------------
      Total Stockholders' Equity                                                                        154,753             143,917
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $ 1,726,748         $ 1,706,993
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Income Statement
-------------------------------------------------------------------------------

Dollars in thousands, except per share data

Year Ended December 31                                                                1996                 1995                1994
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                                           $  118,375           $  113,768          $  103,210
Securities:
   Taxable                                                                          17,394               18,150              18,592
   Tax exempt                                                                        1,634                1,452               1,546
   Dividends                                                                           696                  612                 559
Other                                                                                  887                1,374                 972
-----------------------------------------------------------------------------------------------------------------------------------
      Total Interest Income                                                        138,986              135,356             124,879
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense
Deposits                                                                            51,973               51,589              44,251
Short-term borrowings                                                                2,816                3,209               3,108
Long-term debt                                                                       3,453                3,258               2,869
-----------------------------------------------------------------------------------------------------------------------------------
      Total Interest Expense                                                        58,242               58,056              50,228
-----------------------------------------------------------------------------------------------------------------------------------
      Net Interest Income                                                           80,744               77,300              74,651
Provision for loan losses                                                            6,137                5,652               8,450
-----------------------------------------------------------------------------------------------------------------------------------
      Net Interest Income After Provision For Loan Losses                           74,607               71,648              66,201
-----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Income
Insurance commissions and fees                                                       4,116                4,284               4,195
Service charges                                                                      6,799                7,144               6,457
Trust                                                                                1,461                1,390               1,504
Net gain on sale of securities                                                         829                  514               1,281
Net gain (loss) on sale of loans                                                       344                  272                (331)
Other                                                                                1,769                1,404               1,276
-----------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Income                                                     15,318               15,008              14,382
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    89,925               86,656              80,583
-----------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expenses
Salaries and employee benefits                                                      30,442               29,108              27,688
Net occupancy                                                                        4,766                4,920               4,536
Amortization of intangibles                                                          1,040                1,238               1,687
Equipment                                                                            3,431                3,338               3,838
Deposit insurance                                                                      970                2,527               3,719
Recapitalization of Savings Association Insurance Fund                               2,752
Promotional                                                                          1,804                2,305               2,054
Insurance claims paid                                                                1,707                1,738               1,820
Other                                                                               15,914               14,776              14,949
-----------------------------------------------------------------------------------------------------------------------------------
      Total Non-Interest Expenses                                                   62,826               59,950              60,291
-----------------------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes                                                    27,099               26,706              20,292
Income taxes                                                                         8,666                8,623               6,747
-----------------------------------------------------------------------------------------------------------------------------------
      Net Income                                                                $   18,433           $   18,083          $   13,545
===================================================================================================================================
Net Income Per Common Share
      Primary                                                                   $     1.93           $     1.90          $     1.40
===================================================================================================================================
      Fully Diluted                                                             $     1.84           $     1.81          $     1.36
===================================================================================================================================
Average Common Shares Outstanding                                                9,087,941            9,025,482           8,997,329
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Statement of Stockholders' Equity
-------------------------------------------------------------------------------

Dollars in thousands, except per share data

                                                                                                               Net
                                                                          Additional                    Unrealized
                                            Preferred          Common        Paid-In        Retained    Securities        Treasury
                                                Stock           Stock        Capital        Earnings         Gains           Stock
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                   $  4,582       $  15,576      $  46,541       $  48,620                     $    (227)
Cumulative effect of adoption of
   FAS No. 115                                                                                            $  2,335
Net income                                                                                    13,545
Cash dividends declared:
   Preferred stock                                                                              (853)
   Common stock - $.25 per share                                                              (2,257)
Purchase of common stock
   (70,690 shares)                                                                                                          (1,143)
Issuance of common stock
   (66,717 shares)                                                               (37)              3                         1,061
5% stock dividend (389,309 shares)                                779          5,158          (5,937)
Conversion of preferred stock
   (1,900 preferred shares;
   4,324 common shares)                           (19)              9             24
Change in net unrealized
   securities gains                                                                                         (1,710)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                    4,563          16,364         51,686          53,121           625            (309)
Net income                                                                                    18,083
Cash dividends declared:
   Preferred stock                                                                              (849)
   Common stock - $.35 per share                                                              (3,151)
Purchase of common stock
   (78,851 shares)                                                                                                          (1,447)
Issuance of common stock
   (75,424 shares)                                                                92                                         1,292
5% stock dividend (409,694 shares)                                819          6,351          (7,170)
Conversion of preferred stock
   (4,650 preferred shares;
   42,472 common shares)                          (47)             85            502
Change in net unrealized
   securities gains                                                                                          3,307
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                    4,516          17,268         58,631          60,034         3,932            (464)
Net income                                                                                    18,433
Cash dividends declared:
   Preferred stock                                                                              (766)
   Common stock - $.63 per share                                                              (5,752)
Purchase of common stock
   (146,249 shares)                                                                                                         (3,421)
Issuance of common stock
   (105,864 shares)                                                              (46)                                        2,398
5% stock dividend (430,160 shares)                                860          9,195         (10,055)
Conversion of preferred stock
   (99,107 preferred shares;
   199,128 common shares)                        (991)            399            592
Change in net unrealized
   securities gains                                                                                            (10)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 $  3,525       $  18,527      $  68,372       $  61,894      $  3,922       $  (1,487)
==================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Consolidated Statement of Cash Flows
-------------------------------------------------------------------------------

Dollars in thousands

Year Ended December 31                                                                1996                 1995                1994
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                     $    18,433            $  18,083          $   13,545
Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                  4,149                4,704               6,184
      Provision for loan losses                                                      6,137                5,652               8,450
      Deferred taxes                                                                  (523)                (493)             (1,325)
      Net gain on sale of securities                                                  (829)                (514)             (1,281)
      Net (gain) loss on sale of loans                                                (344)                (272)                331
      Proceeds from sale of loans                                                   27,667               21,085              47,020
      Loans originated for sale                                                    (26,779)             (25,063)            (79,823)
      Net change in:
         Interest receivable                                                         1,788                 (397)               (470)
         Interest payable                                                             (122)                 686               1,152
      Other, net                                                                     4,425                3,343               7,663
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash flows from operating activities                                   34,002               26,814               1,446
-----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
Net change in:
   Interest bearing deposits with banks                                              1,269                  167               3,322
   Federal funds sold                                                               17,860              (18,319)             19,643
   Loans                                                                           (97,894)             (28,816)            (46,148)
Purchase of securities available for sale                                          (58,532)             (66,031)            (77,945)
Purchase of securities held to maturity                                            (30,747)             (38,617)            (27,344)
Proceeds from sale of securities available for sale                                 36,457                2,726              12,404
Proceeds from maturity of securities available for sale                             93,450               57,650              81,159
Proceeds from maturity of securities held to maturity                               24,118               66,786              61,065
Increase in premises and equipment                                                  (7,351)              (2,254)             (2,167)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash flows from investing activities                                  (21,370)             (26,708)             23,989
-----------------------------------------------------------------------------------------------------------------------------------

Financing Activities
Net change in:
   Non-interest bearing deposits                                                   (14,382)               4,134                 677
   Interest bearing deposits                                                         1,981               12,570             (34,011)
   Short-term borrowings                                                            23,475              (14,141)              3,864
Increase in long-term debt                                                           8,899                8,274              18,812
Decrease in long-term debt                                                         (14,475)              (7,536)            (11,092)
Issuance of treasury stock                                                           2,352                1,384               1,041
Purchase of treasury stock                                                          (3,421)              (1,447)             (1,143)
Cash dividends paid                                                                 (6,518)              (4,000)             (3,110)
-----------------------------------------------------------------------------------------------------------------------------------
         Net cash flows from financing activities                                   (2,089)                (762)            (24,962)
-----------------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) In Cash And Due From Banks                                  10,543                 (656)                473
Cash and due from banks at beginning of year                                        59,795               60,451              59,978
-----------------------------------------------------------------------------------------------------------------------------------
Cash And Due From Banks At End Of Year                                         $    70,338            $  59,795          $   60,451
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Summary of Significant Accounting Policies

Business:
      F.N.B. Corporation (the Corporation) is a bank holding company headquartered in Hermitage, Pennsylvania. It operates five banks through 61 offices and a consumer finance company through 34 offices in Pennsylvania, eastern Ohio and southwestern New York.

Basis of Presentation:
      The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

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

      Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

      Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales. Presently, the Corporation has no intention of establishing a trading securities classification.

Loans Held for Sale:
      Loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on sale of loans is included in non-interest income.

      The Corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 122, "Accounting for Mortgage Servicing Rights," on a prospective basis in the first quarter of 1996. This statement allows entities which originate mortgage loans for sale to recognize as an asset rights to service these loans. The Corporation periodically assesses its capitalized mortgage servicing rights for impairment based on the estimated fair value of those rights. Implementation of this Standard did not have a material impact on the Corporation's results of operations or financial position.

Loans and the Allowance for Loan Losses:
      Loans that management has the intent and ability to hold for the foreseeable future, until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

      On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These standards require that impaired loans be identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreements. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans. The adoption of these accounting standards had no material impact on the Corporation's financial position or results of operations.

      Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in

-------------------------------------------------------------------------------

      the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loan as an adjustment of yield.

      The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal of loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

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

Amortization of Intangibles:
      Core deposit intangibles are being amortized on accelerated methods over various lives ranging from 10-17 years.

Accounting for Postretirement Benefits Other than Pensions:
      The Corporation recognizes the projected future cost of providing postretirement benefits, such as health care and life insurance, as an expense as employees render service instead of when the benefits are paid.

Income Taxes:
      Income taxes are computed utilizing the liability method. Under this method, deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts:
      Earnings and cash dividends per common share have been adjusted for common stock dividends.

      Primary earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.

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

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

New Accounting Standards:
      FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," establishes new standards for determining whether a transfer constitutes a sale and, if so, the determination of the resulting gain or loss. These standards are based on the consistent application of a financial components approach that focuses on control. Under this approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Provisions of this Statement are effective for certain transactions entered into in 1997 and 1998. The Corporation does not anticipate this Standard will have a material effect on its financial position or results of operations.

Mergers, Acquisitions and Divestiture
      The Corporation completed its merger with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida, effective January 21, 1997. Under the terms of the merger agreement, each outstanding share of Southwest's common stock was converted into .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock were issued. At December 31, 1996, Southwest had total assets and deposits of $528.8 million and $427.7 million, respectively. The transaction was accounted for as a pooling of interests.

Following is a summary of pro forma information, which represents a combination of the results of operations of the Corporation and Southwest (in thousands, except per share data):

Year Ended December 31                 1996                 1995                  1994
--------------------------------------------------------------------------------------
Net interest income                 $98,727              $90,928               $83,760
Net income                           19,238               19,790                14,195
Net income per common share            1.55                 1.56                  1.14

      The 1996 pro forma results reflect the recognition of $1.9 million of non-recurring merger related costs, which reduced earnings per share by $.16.

      On November 15, 1996, the Corporation signed a definitive merger agreement with West Coast Bancorp, Inc. (West Coast), a bank holding company headquartered in Cape Coral, Florida with assets of approximately $174 million. The merger agreement calls for an exchange of .794 share of the Corporation's common stock for each share of West Coast common stock. In conjunction with the merger, approximately 1.3 million shares of the Corporation's common stock are expected to be registered.

      In connection with the merger agreement, West Coast granted the Corporation an option to purchase up to 19.9% of its common stock exercisable only if certain conditions are met. The exchange ratio, number of shares under option and the price of the options are all subject to possible adjustment. The transaction will be accounted for as a pooling of interests and is expected to close during the second quarter of 1997, subject to approval by certain regulatory authorities and West Coast's shareholders.

      On November 6, 1996, the Corporation announced an arrangement with Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania, with assets of approximately $355 million. Under the agreement, Sun will receive 100% of the ownership of Bucktail Bank and Trust Company, a subsidiary of the Corporation, having total assets of approximately $118 million. The Corporation will receive Sun stock worth approximately $18.3 million, which represents a 13.8% ownership of Sun.

-------------------------------------------------------------------------------

Securities

Following is a summary of the maturity distribution and weighted average yield for each range of maturities of securities available for sale (dollars in thousands):

                                                                                                       Fair              Weighted
December 31, 1996                                                                                     Value         Average Yield
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
   Agencies and Corporations:
      Maturing within one year                                                                    $  71,430                  6.07%
      Maturing after one year but within five years                                                  58,834                  5.84
---------------------------------------------------------------------------------------------------------------------------------
         Total U.S. Treasury and Other U.S.
            Government Agencies and Corporations                                                  $ 130,264                  5.97
=================================================================================================================================
Mortgage-Backed Securities of U.S. Government Agencies                                            $   4,491                  6.50%
=================================================================================================================================
Equity Securities                                                                                 $  18,021                  5.37%
=================================================================================================================================
Total Securities Available for Sale                                                               $ 152,776                  5.91%
=================================================================================================================================


Following is a summary of the maturity distribution and weighted average yield for each range of maturities of securities held to maturity (dollars in thousands):

                                                                                                  Amortized              Weighted
December 31, 1996                                                                                      Cost         Average Yield
---------------------------------------------------------------------------------------------------------------------------------
States of the U.S. and Political Subdivisions:
   Maturing within one year                                                                       $   2,885                  5.08%
   Maturing after one year but within five years                                                     36,044                  5.83
   Maturing after five years but within ten years                                                     2,489                  6.27
---------------------------------------------------------------------------------------------------------------------------------
      Total States of the U.S. and Political Subdivisions                                         $  41,418                  5.78
=================================================================================================================================

Other Securities:
   Maturing within one year                                                                       $       6                  5.25%
   Maturing after one year but within five years                                                         17                  5.64
   Maturing after five years but within ten years                                                         5                  5.50
   Maturing after ten years                                                                              15                  3.71
---------------------------------------------------------------------------------------------------------------------------------
      Total Other Securities                                                                      $      43                  4.91
=================================================================================================================================
Mortgage-Backed Securities of U.S. Government Agencies                                            $ 102,073                  5.93%
=================================================================================================================================
Total Securities Held to Maturity                                                                 $ 143,534                  5.90%
=================================================================================================================================

      Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral. Yields on tax exempt securities have been adjusted to a taxable equivalent basis using a federal income tax rate of 35 percent.

Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $36.5 million, $2.7 million and $12.4 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

Year Ended December 31              1996                 1995                  1994
-----------------------------------------------------------------------------------
Gross gains                         $880                 $515                $1,329
Gross losses                          51                    1                    48
-----------------------------------------------------------------------------------
                                    $829                 $514                $1,281
===================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Securities (continued)
Following is a summary of securities available for sale (in thousands):

                                                                                         Gross             Gross
                                                                  Amortized         Unrealized        Unrealized               Fair
December 31, 1996                                                      Cost              Gains            Losses              Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
   agencies and corporations                                     $  130,235           $    361        $     (332)        $  130,264
Mortgage-backed securities of U.S. Government agencies                4,490                 12               (11)             4,491
-----------------------------------------------------------------------------------------------------------------------------------
      Total Debt Securities                                         134,725                373              (343)           134,755
Equity securities                                                    12,017              6,018               (14)            18,021
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  146,742           $  6,391        $     (357)        $  152,776
===================================================================================================================================

December 31, 1995
U.S. Treasury and other U.S. Government
   agencies and corporations                                     $  206,169           $  1,552        $      (54)        $  207,667
Mortgage-backed securities of U.S. Government agencies                  363                  5                                  368
-----------------------------------------------------------------------------------------------------------------------------------
      Total Debt Securities                                         206,532              1,557               (54)           208,035
Equity securities                                                    10,898              4,546                               15,444
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  217,430           $  6,103        $      (54)        $  223,479
===================================================================================================================================

December 31, 1994
U.S. Treasury and other U.S. Government
   agencies and corporations                                     $  107,619                           $   (1,825)        $  105,794
Mortgage-backed securities of U.S. Government agencies                  459                                  (32)               427
-----------------------------------------------------------------------------------------------------------------------------------
      Total Debt Securities                                         108,078                               (1,857)           106,221
Equity securities                                                    11,021           $  2,819                               13,840
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  119,099           $  2,819        $   (1,857)        $  120,061
===================================================================================================================================

Following is a summary of securities held to maturity (in thousands):

                                                                                         Gross             Gross
                                                                  Amortized         Unrealized        Unrealized               Fair
December 31, 1996                                                      Cost              Gains            Losses              Value
-----------------------------------------------------------------------------------------------------------------------------------
States of the U.S. and political subdivisions                    $   41,418           $     15        $     (375)        $   41,058
Mortgage-backed securities of U.S. Government agencies              102,073                 83              (709)           101,447
Other debt securities                                                    43                                   (4)                39
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  143,534           $     98        $   (1,088)        $  142,544
===================================================================================================================================

December 31, 1995
States of the U.S. and political subdivisions                    $   34,029           $     70        $     (236)        $   33,863
Mortgage-backed securities of U.S. Government agencies              102,884                424              (421)           102,887
Other debt securities                                                    56                                   (5)                51
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  136,969           $    494        $     (662)        $  136,801
===================================================================================================================================

December 31, 1994
U.S. Treasury and other U.S. Government
   agencies and corporations                                     $  141,097                           $   (3,884)        $  137,213
States of the U.S. and political subdivisions                        35,334           $     63            (2,325)            33,072
Mortgage-backed securities of U.S. Government agencies               81,464                  1            (4,969)            76,496
Other debt securities                                                    61                                   (8)                53
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 $  257,956           $     64        $  (11,186)        $  246,834
===================================================================================================================================

-------------------------------------------------------------------------------

      On December 21, 1995, the Corporation transferred $92.0 million of debt securities from the held to maturity category to the available for sale category in accordance with implementation guidance issued on FAS No. 115. At the time of transfer, the market value of the securities totaled $92.3 million, and the unrealized gain, net of taxes, of $161,000 was recorded as an increase to stockholders' equity.

      At December 31, 1996 and 1995, respectively, securities with a carrying value of $129.2 million and $109.1 million were pledged to secure public deposits, trust deposits and for other purposes as required by law.

      As of December 31, 1996, the Corporation had not entered into any derivative transactions.

Loans
Following is a summary of loans (in thousands):

December 31                                               1996                  1995
------------------------------------------------------------------------------------
Real estate:
   Residential                                    $    559,695           $   524,143
   Commercial                                          266,826               260,349
   Construction                                         10,807                 7,993
Installment loans to individuals                       321,990               321,735
Commercial, financial and agricultural                 146,234               120,093
Lease financing                                         21,538                 5,037
Unearned income                                        (23,268)              (26,609)
------------------------------------------------------------------------------------
                                                  $  1,303,822           $ 1,212,741
====================================================================================

      Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1996. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

                 Total loans at December 31, 1995          $   24,043
                 New loans                                     42,630
                 Repayments                                   (37,294)
                 Other                                         (2,408)
                 ----------------------------------------------------
                 Total loans at December 31, 1996          $   26,971
                 ====================================================

      Other represents the net change in loan balances resulting from changes in related parties during the year.

Non-Performing Assets
Following is a summary of non-performing assets (in thousands):

December 31                                  1996                 1995                  1994
--------------------------------------------------------------------------------------------
Non-accrual loans                        $  6,474             $  5,605              $  9,512
Restructured loans                          2,146                3,075                 3,157
--------------------------------------------------------------------------------------------
   Total Non-Performing Loans               8,620                8,680                12,669
Other real estate owned                     3,535                2,742                 3,675
--------------------------------------------------------------------------------------------
   Total Non-Performing Assets           $ 12,155             $ 11,422              $ 16,344
============================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Non-Performing Assets (continued)
      For the years ended December 31, 1996, 1995 and 1994, income recognized on non-accrual and restructured loans was $657,000, $540,000 and $621,000, respectively. Income that would have been recognized during 1996, 1995 and 1994 on such loans if they were in accordance with their original terms was $1.1 million, $1.0 million and $1.7 million, respectively. Loans past due 90 days or more were $2.7 million, $3.8 million and $2.6 million at December 31, 1996, 1995 and 1994, respectively.

Following is a summary of information pertaining to loans considered to be impaired under FAS No. 114 (in thousands):

At or For the Year Ended December 31                         1996                  1995
---------------------------------------------------------------------------------------
Impaired loans with an allocated allowance                $ 2,750              $  6,682
Impaired loans without an allocated allowance               3,163                 3,683
---------------------------------------------------------------------------------------
   Total Impaired Loans                                   $ 5,913              $ 10,365
=======================================================================================
Allocated allowance on impaired loans                     $   766              $  1,098
=======================================================================================
Portion of impaired loans on non-accrual                  $ 2,505              $  2,518
=======================================================================================
Average impaired loans                                    $ 8,139              $ 13,402
=======================================================================================
Income recognized on impaired loans                       $   545              $    867
=======================================================================================

Allowance for Loan Losses
Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                            1996                 1995                  1994
-------------------------------------------------------------------------------------------------
Balance at beginning of year                 $  21,550             $ 20,295              $ 16,440

Charge-offs                                     (6,606)              (6,136)               (6,311)
Recoveries                                       1,358                1,739                 1,716
-------------------------------------------------------------------------------------------------
      Net Charge-Offs                           (5,248)              (4,397)               (4,595)
-------------------------------------------------------------------------------------------------
Provision for loan losses                        6,137                5,652                 8,450
-------------------------------------------------------------------------------------------------
Balance at end of year                       $  22,439             $ 21,550              $ 20,295
=================================================================================================

Premises and Equipment
Following is a summary of premises and equipment (in thousands):

December 31                                       1996                  1995
----------------------------------------------------------------------------
Land                                         $   2,552             $   2,421
Premises                                        32,142                26,288
Equipment                                       21,874                21,051
----------------------------------------------------------------------------
                                                56,568                49,760
Accumulated depreciation                       (29,682)              (27,256)
----------------------------------------------------------------------------
                                             $  26,886             $  22,504
============================================================================

      Depreciation expense was $3.0 million for 1996, $2.7 million for 1995 and $3.1 million for 1994.

      The Corporation is constructing a new six-story building in Hermitage, Pennsylvania, as well as three new offices in Erie County, Pennsylvania. Estimated construction, equipment and furnishing costs are projected to be approximately $11.7 million, of which $5.1 million has been funded as of December 31, 1996.

      The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.1 million for 1996, $2.2 million for 1995 and $1.7 million for 1994. Total minimum rental commitments under such leases were $15.0 million at December 31, 1996.

-------------------------------------------------------------------------------

Following is a summary of future minimum lease payments for each of the years following December 31, 1996 (in thousands):

             1997                                          $   1,322
             1998                                              1,098
             1999                                                724
             2000                                                626
             2001                                                560
             Later years                                      10,656

Deposits
Following is a summary of deposits (in thousands):

December 31                                 1996                 1995                  1994
-------------------------------------------------------------------------------------------
Non-interest bearing                 $   153,318          $   167,700           $   163,566
Savings and NOW                          558,337              549,497               620,212
Certificates of deposit and
   other time deposits                   718,053              724,912               641,627
-------------------------------------------------------------------------------------------
                                     $ 1,429,708          $ 1,442,109           $ 1,425,405
===========================================================================================

Following is a summary of the scheduled maturities of time deposits for each of the five years following December 31, 1996 (in thousands):

             1997                                         $  442,872
             1998                                            147,488
             1999                                             52,670
             2000                                             59,627
             2001                                             14,250
             Later years                                       1,146

Time deposits of $100,000 or more were $129.9 million and $111.9 million at December 31, 1996 and 1995, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1996 (in thousands):

                                     Certificates           Other Time
                                       of Deposit             Deposits                 Total
--------------------------------------------------------------------------------------------
Three months or less                    $  41,005             $  4,151            $   45,156
Three to six months                        22,831                2,496                25,327
Six to twelve months                       19,417                4,986                24,403
Over twelve months                         16,538               18,523                35,061
--------------------------------------------------------------------------------------------
                                        $  99,791             $ 30,156            $  129,947
============================================================================================

Short-Term Borrowings
Following is a summary of short-term borrowings (in thousands):

December 31                                              1996                  1995
-----------------------------------------------------------------------------------
Securities sold under repurchase agreements          $  3,992              $  2,990
Federal funds purchased                                18,000
Other short-term borrowings                             1,506                 4,872
Subordinated notes                                     55,201                47,362
-----------------------------------------------------------------------------------
                                                     $ 78,699              $ 55,224
===================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Short-Term Borrowings (continued)

Following is a summary of information relating to securities sold under repurchase agreements (dollars in thousands):

December 31                                       1996                  1995
----------------------------------------------------------------------------
Daily average balance during the year          $ 3,070               $ 3,296
Average interest rate during the year             5.21%                 5.59%
Maximum month-end balance during the year        4,261                 3,908


Following is a summary of the available for sale securities, under the Corporation's custody, underlying these agreements at year-end (in thousands):

December 31                                        1996                  1995
-----------------------------------------------------------------------------
Amortized cost                                $  10,960              $  9,058
Fair value                                       11,004                 9,133

      Credit facilities amounting to $25.0 million at December 31, 1996 and 1995 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $25.0 million at December 31, 1996 and $22.0 million at December 31, 1995.

      In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. No amounts were used as of December 31, 1996.

Long-Term Debt
Following is a summary of long-term debt (in thousands):

December 31                                1996                  1995
---------------------------------------------------------------------
Real estate mortgages payable          $    147              $    284
Federal Home Loan Bank advances              42                 2,077
Subordinated notes                       33,990                37,394
---------------------------------------------------------------------
                                       $ 34,179              $ 39,755
=====================================================================

      Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006. At December 31, 1996, $24.0 million of long-term subordinated debt was redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on this long-term subordinated debt was 7.69% at December 31, 1996 and 7.79% at December 31, 1995.

      Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1996 are as follows (in thousands):

           1997                           $   9,284
           1998                               4,607
           1999                               3,042
           2000                               1,932
           2001                                 963
           Later years                       14,351

Commitments and Credit Risk
      The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure

-------------------------------------------------------------------------------

      to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                      1996                                   1995
-------------------------------------------------------------------------------------------------------
                                         Credit           Carrying             Credit          Carrying
                                         Amount             Amount             Amount            Amount
-------------------------------------------------------------------------------------------------------
Commitments to extend credit         $  213,830             $  243         $  172,431            $  215
Standby letters of credit                11,648                 81              9,300                67

      At December 31, 1996, funding of approximately 75 percent of the commitments to extend credit was dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

      The amounts under "carrying amount" represent accruals or deferred fee income arising from these unrecognized financial instruments.

Stockholders' Equity
      Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was created for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.1 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at the time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1996, 1,250 shares of Series A Preferred were converted to 1,336 shares of common stock. At December 31, 1996, 25,810 shares of common stock were reserved by the Corporation for the conversion of the remaining 23,588 outstanding shares.

      Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $12.22 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1996, 97,857 shares of Series B Preferred were converted to 197,792 shares of common stock. At December 31, 1996, 672,787 shares of common stock were reserved by the Corporation for the conversion of the remaining 328,943 outstanding shares.

Stock Incentive Plans
      The Corporation has available up to 870,440 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five-year period on each anniversary of the date of grant. At December 31, 1996, 2,002 shares were vested under these plans. Participants have full voting

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Stock Incentive Plans (continued)
      rights on all shares regardless of vesting unless forfeited. The shares of stock awarded under the plan are held in the participant's name and are enrolled in the Voluntary Dividend Reinvestment and Stock Purchase Plan. During 1996, the Corporation awarded 1,400 shares, 20% of which became vested in January 1997.

      The Corporation has available up to 1,450,271 shares of common stock to be issued under the 1990 and 1996 stock option plans to key employees of the Corporation. The options vest in equal installments over a five-year period. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding net income and earnings per share is required by FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123 also requires that the pro forma information be determined using the fair value method as if the Corporation had accounted for its employee stock options granted subsequent to December 31, 1994. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995: risk-free interest rates of 5.63% and 7.65%, respectively; dividend yield of 3.00%; volatility factor of the expected market price of the Corporation's common stock of .19%; and a weighted average expected life of the option of 7.5 years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years. Because FAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

Following is the pro forma information (in thousands, except per share data):

Year Ended December 31                             1996                  1995
-----------------------------------------------------------------------------
Pro forma net income                           $ 18,298              $ 18,041
=============================================================================
Pro forma net income per common share:
   Primary                                     $   1.91              $   1.90
=============================================================================
   Fully diluted                               $   1.83              $   1.81
=============================================================================

-------------------------------------------------------------------------------

Following is a summary of the Corporation's stock option activity and related information. At December 31, 1996, options for 130,643 shares of common stock were exercisable at prices ranging from $8.23 to $13.38 per share.

December 31                                           1996                 1995                  1994
-----------------------------------------------------------------------------------------------------
Outstanding, beginning of year                     278,960              204,777               148,740
   Granted during the year                         166,950               86,761                65,709
   Exercised during the year (at prices ranging
     from $8.23 to $13.38 per share)                (5,845)              (1,819)               (1,837)
   Forfeited during the year                        (1,160)             (10,759)               (7,835)
-----------------------------------------------------------------------------------------------------
Ending Balance                                     438,905              278,960               204,777
=====================================================================================================

Retirement Plans
      The Corporation's subsidiaries have retirement plans covering substantially all of their employees. The expense associated with these plans was $2.0 million in 1996, $1.7 million in 1995 and $1.6 million in 1994.

      The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

Following is the estimated funded status (in thousands):

December 31                                                            1996                                    1995
--------------------------------------------------------------------------------------------------------------------------------
                                                          Plans Whose          Plans Whose         Plans Whose       Plans Whose
                                                        Assets Exceed          Accumulated       Assets Exceed       Accumulated
                                                          Accumulated             Benefits         Accumulated          Benefits
                                                             Benefits        Exceed Assets            Benefits     Exceed Assets
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of:
   Vested benefit obligation                              $    13,841            $   2,770          $   13,406         $   2,439
================================================================================================================================
   Accumulated benefit obligation                         $    14,150            $   3,635          $   13,625         $   3,169
================================================================================================================================
   Projected benefit obligation for services
      rendered to date                                    $   (17,472)           $  (4,160)         $  (17,114)        $  (3,720)
Plan assets at fair value, primarily U.S. Government
   securities and common stocks                                20,238                                   17,881
--------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of or (less than) projected
   benefit obligation                                           2,766               (4,160)                767            (3,720)
Unrecognized net (gain) loss                                   (1,832)                 (63)                 21               (33)
Unrecognized net obligation                                        52                                       58
Unrecognized prior service cost                                   146                1,911                 162             2,185
--------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) pension costs                           $     1,132            $  (2,312)         $    1,008         $  (1,568)
================================================================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Retirement Plans (continued)

The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                       1996                 1995                  1994
------------------------------------------------------------------------------------------------------------
Service costs - benefits earned during the period       $   1,244             $    854             $   1,072
Interest cost on projected benefit obligation               1,525                1,375                 1,237
Actual return on plan assets                               (2,026)              (3,014)                  330
Net amortization                                              894                2,115                (1,293)
------------------------------------------------------------------------------------------------------------
Net pension expense                                     $   1,637             $  1,330             $   1,346
============================================================================================================


Assumptions as of December 31                            1996                 1995                  1994
--------------------------------------------------------------------------------------------------------
Weighted average discount rate                            7.5%                 7.0%                  8.5%
Rates of increase in compensation levels                  4.0%                 4.0%                  4.0%
Expected long-term rate of return on assets               8.0%                 8.0%                  8.0%

      At December 31, 1996 and 1995, respectively, plan assets include $965,000 and $745,000 of the Corporation's common stock and $184,000 and $193,000 of the Corporation's subordinated debt.

      The Corporation's subsidiaries also have a qualified 401(k) deferred compensation, defined contribution plan for full-time employees. A percentage of employees' contributions to the plan are matched by the Corporation up to a maximum of 6% of the employee's salary. The Corporation's contribution expense amounted to $362,000 in 1996, $340,000 in 1995 and $297,000 in 1994.

Postretirement Plans
      In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are non-contributory.

The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

December 31                                                 1996                  1995
--------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Current retirees                                       $   79                $  186
   Fully eligible actives                                     49                    50
   Other actives                                             688                   594
--------------------------------------------------------------------------------------
Total accumulated postretirement
   benefit obligation                                        816                   830
Unrecognized net transition obligation                      (612)                 (760)
Unrecognized net gain                                        233                   255
Unrecognized prior service cost                               (7)                   (9)
--------------------------------------------------------------------------------------
Accrued postretirement benefit liability                  $  430                $  316
======================================================================================

Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                              1996                 1995                  1994
---------------------------------------------------------------------------------------------------
Service cost                                       $  66                $  60                 $  75
Interest cost                                         54                   68                    73
Amortization and deferral                             30                   38                    49
---------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost           $ 150                $ 166                 $ 197
===================================================================================================

-------------------------------------------------------------------------------

      A 6.50% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1997, gradually decreasing to 5.25% by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $77,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1996 by $14,000. A discount rate of 7.50% was used to determine the accumulated postretirement benefit obligation.

Recapitalization of Savings Association Insurance Fund
      On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $2.8 million, or $.20 per share. The legislation also included provisions that will result in a reduction in future annual deposit insurance costs.

Income Taxes
Income tax expense consists of the following (in thousands):

Year Ended December 31               1996                 1995                  1994
------------------------------------------------------------------------------------
Current income taxes:
   Federal taxes                  $ 9,076              $ 8,892              $  7,852
   State taxes                        113                  224                   220
------------------------------------------------------------------------------------
                                    9,189                9,116                 8,072
Deferred income taxes:
   Federal taxes                     (523)                (493)               (1,325)
------------------------------------------------------------------------------------
                                  $ 8,666              $ 8,623              $  6,747
====================================================================================

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                                    1996                  1995
-----------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                               $  6,982              $  6,760
   Deferred benefits                                            634                   386
   Deferred compensation                                        936                   860
   Loan fees                                                    244                   145
   Other                                                        475                   444
-----------------------------------------------------------------------------------------
      Total Gross Deferred Tax Assets                         9,271                 8,595
-----------------------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                                                (752)                 (897)
   Dealer reserve participation                                                      (957)
   Unrealized gains on securities available for sale         (2,112)               (2,117)
   Leasing                                                   (1,915)                 (285)
   Other                                                       (719)               (1,094)
-----------------------------------------------------------------------------------------
      Total Gross Deferred Tax Liabilities                   (5,498)               (5,350)
-----------------------------------------------------------------------------------------
      Net Deferred Tax Assets                              $  3,773              $  3,245
=========================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Income Taxes (continued)

Following is a reconciliation between federal statutory tax and actual effective tax:

Year Ended December 31                                 1996                 1995                  1994
------------------------------------------------------------------------------------------------------
Federal statutory tax                                  35.0%                35.0%                 35.0%
Effect of non-taxable interest and dividend income     (4.3)                (4.5)                 (6.2)
State taxes                                              .4                   .5                    .7
Goodwill                                                 .3                   .5                    .7
Other items                                              .6                   .8                   3.1
------------------------------------------------------------------------------------------------------
Actual taxes                                           32.0%                32.3%                 33.3%
======================================================================================================

      Included in loan income is interest on tax-free loans of $2.1 million, $2.4 million and $2.5 million for 1996, 1995 and 1994, respectively. The related income tax expense on securities gains amounting to $290,000, $189,000 and $449,000 for 1996, 1995 and 1994, respectively, is included in income taxes.

Quarterly Earnings Summary, Unaudited (Dollars in thousands, except per share data)

Quarter Ended 1996                              Mar. 31           June 30         Sept. 30          Dec. 31
-----------------------------------------------------------------------------------------------------------
Total interest income                         $  34,710         $  34,848         $ 34,671        $  34,757
Total interest expense                           14,853            14,594           14,545           14,250
Net interest income                              19,857            20,254           20,126           20,507
Provision for loan losses                         1,368             1,438            1,390            1,941
Total non-interest income                         3,676             3,775            4,194            3,673
Total non-interest expense                       15,189            15,179           17,941           14,517
Net income                                        4,867             5,076            3,503            4,987
Net income, excluding non-recurring items                                            5,430            5,645

Per Common Share
Net income
   Primary                                    $     .51         $     .53         $    .36        $     .53
   Fully diluted                                    .48               .51              .35              .50
Net income, excluding non-recurring items
   Primary                                                                             .57              .60
   Fully diluted                                                                       .54              .57
Cash dividends - common                             .15               .16              .16              .16

Quarter Ended 1995                              Mar. 31           June 30         Sept. 30          Dec. 31
-----------------------------------------------------------------------------------------------------------
Total interest income                         $  32,635         $  33,834         $ 34,572        $  34,315
Total interest expense                           13,527            14,675           14,988           14,866
Net interest income                              19,108            19,159           19,584           19,449
Provision for loan losses                         1,541             1,393            1,366            1,352
Total non-interest income                         3,409             4,324            3,546            3,729
Total non-interest expense                       15,116            15,573           14,631           14,630
Net income                                        3,984             4,345            4,856            4,898

Per Common Share
Net income
   Primary                                    $     .42         $     .46         $    .51        $     .51
   Fully diluted                                    .40               .44              .49              .48
Cash dividends - common                             .06               .07              .10              .12

-------------------------------------------------------------------------------

Cash Flow Information

Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                                         1996                 1995                  1994
--------------------------------------------------------------------------------------------------------------
Cash paid during year for:
   Interest                                               $  58,364             $ 57,370            $   51,270
   Income taxes                                               6,876                8,948                 7,318

Non-cash Investing and Financing Activities:
   Acquisition of real estate in settlement of loans      $   1,949             $  1,855            $    3,210
   Loans granted in the sale of other real estate               319                  321                 1,267
   Transfers and reclassifications of securities held
      to maturity to securities available for sale                                91,982                 6,227
   Loans reclassified from held for sale                                                               119,858

Regulatory Matters
      The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.


      Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

Following are capital ratios as of December 31, 1996 for the Corporation and its significant subsidiary, First National Bank of Pennsylvania (dollars in thousands):

                                                                                                                   To Be Well
                                                                                                            Capitalized Under
                                                                                        For Capital         Prompt Corrective
                                                            Actual                Adequacy Purposes         Action Provisions
-----------------------------------------------------------------------------------------------------------------------------
                                                      Amount       Ratio            Amount    Ratio          Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------------
F.N.B. Corporation:

   Total capital (to risk-weighted assets)         $ 174,536        14.1%         $ 99,335      8.0%      $ 124,169      10.0%
   Tier 1 capital (to risk-weighted assets)          148,888        12.0            49,668      4.0          74,502       6.0
   Tier 1 capital (to average assets)                148,888         8.6            69,386      4.0          86,732       5.0

First National Bank of Pennsylvania:

   Total capital (to risk-weighted assets)         $  88,259        12.0%         $ 58,668      8.0%      $  73,335      10.0%
   Tier 1 capital (to risk-weighted assets)           79,059        10.8            29,334      4.0          44,001       6.0
   Tier 1 capital (to average assets)                 79,059         7.8            50,904      4.0          50,904       5.0

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Regulatory Matters (continued)
      As of September 30, 1996, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action. Management is not aware of any conditions or events at December 31, 1996 which would change this categorization.

      The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $18.2 million at December 31, 1996 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

      Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1996, the subsidiaries had $20.4 million of retained earnings available for distribution as dividends without prior regulatory approval.

      Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by non-bank affiliates under these provisions approximated $25.2 million at December 31, 1996.

Parent Company Financial Statements
      Following is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

-------------------------------------------------------------------------------

Balance Sheet (in thousands)

December 31                                                                       1996                  1995
------------------------------------------------------------------------------------------------------------
Assets
Cash                                                                        $       19            $       16
Short-term investments                                                           4,457                 2,928
Advances to subsidiaries                                                        81,099                76,849
Other assets                                                                     5,162                 4,761
Securities available for sale                                                   10,984                 9,180
Investment in bank subsidiaries                                                132,434               121,584
Investment in non-bank subsidiaries                                             14,715                20,869
------------------------------------------------------------------------------------------------------------
                                                                            $  248,870            $  236,187
============================================================================================================
Liabilities
Other liabilities                                                           $    4,926            $    4,514
Short-term borrowings                                                           55,201                50,362
Long-term debt                                                                  33,990                37,394
------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                            94,117                92,270
------------------------------------------------------------------------------------------------------------
Stockholders' Equity                                                           154,753               143,917
------------------------------------------------------------------------------------------------------------
                                                                            $  248,870            $  236,187
============================================================================================================

Income Statement (in thousands)

Year Ended December 31                                       1996                 1995                  1994
------------------------------------------------------------------------------------------------------------
Income
Dividend income from subsidiaries:
   Bank                                                $   11,778             $  8,942             $   6,849
   Non-bank                                                 2,501                3,706                 3,596
------------------------------------------------------------------------------------------------------------
                                                           14,279               12,648                10,445
Gain on sale of securities                                    850                  512                 1,287
Interest                                                    5,394                4,924                 4,062
Other                                                         254                  206                   190
------------------------------------------------------------------------------------------------------------
   Total Income                                            20,777               18,290                15,984
------------------------------------------------------------------------------------------------------------

Expenses
Interest                                                    5,920                5,972                 5,465
Service fees                                                  617                  609                   559
Other                                                       2,076                1,297                 1,239
------------------------------------------------------------------------------------------------------------
   Total Expenses                                           8,613                7,878                 7,263
------------------------------------------------------------------------------------------------------------
   Income Before Taxes and Equity in
      Undistributed Income of Subsidiaries                 12,164               10,412                 8,721
Income tax benefit                                            618                  700                   430
------------------------------------------------------------------------------------------------------------
                                                           12,782               11,112                 9,151
------------------------------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries:
   Bank                                                     4,618                5,972                 4,226
   Non-bank                                                 1,033                  999                   168
------------------------------------------------------------------------------------------------------------
                                                            5,651                6,971                 4,394
------------------------------------------------------------------------------------------------------------
Net Income                                             $   18,433             $ 18,083             $  13,545
============================================================================================================

F.N.B. Corporation and Subsidiaries
Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

Parent Company Financial Statements (continued)
Statement of Cash Flows (in thousands)

Year Ended December 31                                           1996                 1995                  1994
----------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                  $  18,433            $  18,083             $  13,545
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Gain on sale of securities                                (850)                 (512)               (1,287)
      Undistributed earnings of subsidiaries                  (5,651)               (6,971)               (4,394)
      Other, net                                              (2,031)                 (882)               (1,417)
----------------------------------------------------------------------------------------------------------------
         Net cash flows from operating activities               9,901                9,718                 6,447
----------------------------------------------------------------------------------------------------------------

Investing Activities
Purchase of securities                                          (740)                 (383)               (1,151)
Proceeds from sale of securities                                1,244                1,006                 2,346
Advances to subsidiaries                                      (4,250)               (6,107)               (4,779)
Investment in subsidiaries                                                                                (1,996)
----------------------------------------------------------------------------------------------------------------
         Net cash flows from investing activities             (3,746)               (5,484)               (5,580)
----------------------------------------------------------------------------------------------------------------

Financing Activities
Net decrease in due to non-bank subsidiary                                                                (4,295)
Net increase (decrease) in short-term borrowings                4,839               (1,723)               (1,210)
Decrease in long-term debt                                   (12,303)               (5,334)               (7,400)
Increase in long-term debt                                      8,899                6,274                15,275
Purchase of common stock                                      (3,421)               (1,447)               (1,143)
Sale of common stock                                            2,352                1,999                 1,027
Cash dividends paid                                           (6,518)               (4,000)               (3,110)
----------------------------------------------------------------------------------------------------------------
         Net cash flows from financing activities             (6,152)               (4,231)                 (856)
----------------------------------------------------------------------------------------------------------------
Net Increase In Cash                                                3                    3                    11
Cash at beginning of year                                          16                   13                     2
----------------------------------------------------------------------------------------------------------------
Cash At End Of Year                                         $      19             $     16             $      13
================================================================================================================
Cash Paid
Interest                                                    $   6,251             $  5,009             $   4,433
Income taxes                                                                                                  39

      Subordinated notes included in short-term borrowings and long-term debt are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1996, $79.1 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The issuer may require the holder to give 30 days prior written notice. No sinking fund has been established to retire the notes. The weighted average interest rate was 6.25% at December 31, 1996 and 6.63% at December 31, 1995. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006.

      Following is a summary of the combined aggregate scheduled annual maturities for each year following December 31, 1996 (in thousands):

           1997                            $ 64,387
           1998                               4,583
           1999                               3,018
           2000                               1,917
           2001                                 948
           Later years                       14,338

-------------------------------------------------------------------------------

Fair Value of Financial Instruments
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

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

Long-Term Debt:
      The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for the debt of the same remaining maturities.

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

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

December 31                                                 1996                                   1995
--------------------------------------------------------------------------------------------------------------------
                                                 Carrying                 Fair           Carrying               Fair
                                                   Amount                Value             Amount              Value
--------------------------------------------------------------------------------------------------------------------
Financial Assets
Cash and short-term investments             $      76,147        $      76,147        $     84,733      $     84,733
Securities available for sale                     152,776              152,776             223,479           223,479
Securities held to maturity                       143,534              142,544             136,969           136,801
Net loans, including loans held for sale        1,290,993            1,291,867           1,201,345         1,203,131

Financial Liabilities
Deposits                                    $   1,429,708        $   1,436,381        $  1,442,109      $  1,446,678
Short-term borrowings                              78,699               78,699              55,224            55,224
Long-term debt                                     34,179               34,901              39,755            40,504

Off-Balance Sheet Credit Risk
Commitments to extend credit                $         243        $         244        $        215      $        215
Standby letters of credit                              81                   82                  67                68
====================================================================================================================

F.N.B. Corporation and Subsidiaries
Report of Independent Auditors
-------------------------------------------------------------------------------

ERNST & YOUNG LLP        - One Oxford Centre              - Phone: 412 644 7800
                           Pittsburgh, Pennsylvania 15219


                         Report of Independent Auditors


The Stockholders and Board of Directors
F.N.B. Corporation

We have audited the accompanying consolidated balance sheet of F.N.B. Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of F.N.B. Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    /s/ ERNST & YOUNG LLP

January 31, 1997


       Ernst & Young LLP is a member of Ernst & Young International, Ltd.

F.N.B. Corporation and Subsidiaries
Selected Financial Data
-------------------------------------------------------------------------------
Selected Financial Data (Dollars in thousands, except per share data)

Year Ended December 31                                1996              1995              1994             1993             1992
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                        $     138,986       $   135,356      $    124,879      $   125,512     $    125,825
Total interest expense                              58,242            58,056            50,228           55,339           62,533
Net interest income                                 80,744            77,300            74,651           70,173           63,292
Provision for loan losses                            6,137             5,652             8,450            9,498           15,107
Total non-interest income                           15,318            15,008            14,382           16,025           13,439
Total non-interest expenses                         62,826            59,950            60,291           61,729           51,867
Net income                                          18,433            18,083            13,545           10,472            6,770
Net income, excluding non-recurring items           21,018

At Year-End
Total assets                                 $   1,726,748       $ 1,706,993      $  1,686,519      $ 1,690,150     $  1,698,608
Deposits                                         1,429,708         1,442,109         1,425,405        1,458,739        1,479,947
Net loans                                        1,281,383         1,191,191         1,168,104        1,009,898        1,002,852
Long-term debt                                      34,179            39,755            39,017           31,297           32,823
Preferred stock                                      3,525             4,516             4,563            4,582            4,605
Total stockholders' equity                         154,753           143,917           126,050          115,092          107,679

Per Common Share
Net income
   Primary                                   $        1.93       $      1.90      $       1.40      $      1.06     $        .69
   Fully diluted                                      1.84              1.81              1.36             1.05              .69
Net income, excluding non-recurring items
   Primary                                            2.21
   Fully diluted                                      2.10
Cash dividends - common                                .63               .35               .25              .24              .22
Book value                                           15.86             14.67             12.74            11.52            10.68

Ratios
Return on average assets                              1.06%             1.07%             .80%              .62%             .45%
Return on average assets,
   excluding non-recurring items                      1.21
Return on average equity                             12.34             13.37             11.12             9.38             6.59
Return on average equity,
   excluding non-recurring items                     14.07
Dividend payout ratio                                32.54             18.50             17.57            22.32            32.88
Average equity to average assets                      8.60              8.00              7.20             6.61             6.76

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This financial review summarizes the Corporation's financial condition and results of operations and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements.

Results of Operations
      Net income increased 1.9% from $18.1 million in 1995 to $18.4 million in 1996. Primary earnings per share were $1.93 and $1.90 for 1996 and 1995, while fully diluted earnings per share were $1.84 and $1.81, respectively, for those same periods. These results were achieved in light of a special one-time assessment to recapitalize the Savings Association Insurance Fund
      (SAIF) of $2.8 million and merger related costs of $799,000. Excluding these items, net income would have been $21.0 million and primary and fully diluted earnings per share would have been $2.21 and $2.10, respectively. An increase of 4.5% in net interest income provided the impetus for the enhanced results of operations. These factors are further detailed in the discussion which follows.

      Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.06% for 1996 compared to 1.07% for 1995, while the Corporation's return on average equity was 12.34% for 1996 compared to 13.37% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.21% and a return on average equity of 14.07%.

Recurring Net Income
(Dollars in millions)

        1992            6.8
        1993           10.5
        1994           13.5
        1995           18.1
        1996           21.0

-------------------------------------------------------------------------------

Net Interest Income

The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31                              1996                             1995                            1994
-----------------------------------------------------------------------------------------------------------------------------------
                                           Average            Yield/       Average           Yield/       Average            Yield/
                                           Balance   Interest   Rate       Balance   Interest  Rate       Balance   Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
Interest bearing deposits with banks   $     2,566   $    151   5.88%  $     3,973   $    252  6.33%  $     6,267  $     221   3.53%
Federal funds sold                          13,727        736   5.36        18,844      1,122  5.95        19,587        751   3.83
Securities:
   U.S. Treasury and other U.S.
      Government agencies and
      corporations                         292,024     17,394   5.96       321,792     18,150  5.64       357,874     18,592   5.20
   States of the U.S. and political
      subdivisions (1)                      40,331      2,336   5.79        34,675      2,217  6.39        35,889      2,304   6.42
   Other securities (1)                     17,063        833   4.88        14,400        691  4.81        13,750        714   5.19
Loans (1) (2)                            1,270,466    119,356   9.39     1,202,036    115,018  9.57     1,153,087    104,529   9.07
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets   1,636,177    140,806   8.61     1,595,720    137,450  8.61     1,586,454    127,111   8.01
-----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                     54,130                          53,161                         54,013
Allowance for loan losses                  (22,074)                        (21,187)                       (19,327)
Premises and equipment                      24,327                          22,920                         23,336
Other assets                                43,587                          40,968                         46,712
-----------------------------------------------------------------------------------------------------------------------------------
                                       $ 1,736,147                     $ 1,691,582                    $ 1,691,188
===================================================================================================================================
Liabilities
Interest bearing liabilities:
Deposits:
   Interest bearing demand             $   168,251   $  2,397   1.42%  $   155,170   $  2,648  1.71%  $   167,324  $   3,110   1.86%
   Savings                                 394,469      9,690   2.46       417,291     10,418  2.50       495,455     12,173   2.46
   Other time                              730,798     39,886   5.46       699,497     38,523  5.51       620,562     28,968   4.67
Short-term borrowings                       64,210      2,816   4.39        55,772      3,209  5.75        65,171      3,108   4.77
Long-term debt                              34,901      3,453   9.89        39,856      3,258  8.18        33,000      2,869   8.69
-----------------------------------------------------------------------------------------------------------------------------------
         Total interest bearing
            liabilities                  1,392,629     58,242   4.18     1,367,586     58,056  4.25     1,381,512     50,228   3.64
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits       157,615                         159,610                        159,034
Other liabilities                           36,515                          29,135                         28,297
-----------------------------------------------------------------------------------------------------------------------------------
                                         1,586,759                       1,556,331                      1,568,843
Minority Interest                                                                                             528
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity                       149,388                         135,251                        121,817
-----------------------------------------------------------------------------------------------------------------------------------
                                       $ 1,736,147                     $ 1,691,582                    $ 1,691,188
===================================================================================================================================
Excess of interest earning assets
   over interest bearing liabilities   $   243,548                     $   228,134                    $   204,942
===================================================================================================================================
Net interest income                                  $ 82,564                        $ 79,394                      $  76,883
===================================================================================================================================
Net interest spread                                             4.43%                          4.36%                           4.37%
===================================================================================================================================
Net interest margin (3)                                         5.05%                          4.98%                           4.85%
===================================================================================================================================

(1) Interest and yields/rates are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.
(2) Average outstanding includes non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.
(3) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

Net Interest Income (continued)
      Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $82.6 million in 1996 versus $79.4 million in 1995. Net interest income consisted of interest income of $140.8 million and interest expense of $58.2 million in 1996, compared to $137.5 million and $58.1 million for each, respectively, in 1995. Net interest margin rose to 5.05% in 1996 compared to 4.98% in 1995.

Net Interest Margin

        1992           4.47
        1993           4.54
        1994           4.85
        1995           4.98
        1996           5.05



The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes and rates of interest earning assets and interest bearing liabilities for the periods indicated (in thousands):

Year Ended December 31                                     1996                                          1995
------------------------------------------------------------------------------------------------------------------------------
                                          Volume            Rate            Net         Volume            Rate             Net
------------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest bearing deposits with banks    $    (84)      $     (17)      $   (101)      $   (101)        $   132        $     31
Federal funds sold                          (283)           (103)          (386)           (29)            400             371
Securities:
   U.S. Treasury and other
      U.S. Government agencies
      and corporations                    (1,955)          1,199           (756)        (1,959)          1,517            (442)
   States of the U.S. and
      political subdivisions                 280            (161)           119            (77)            (10)            (87)
   Other securities                          130              12            142            (56)             33             (23)
Loans                                      6,478          (2,140)         4,338          4,544           5,945          10,489
------------------------------------------------------------------------------------------------------------------------------
                                           4,566          (1,210)         3,356          2,322           8,017          10,339
------------------------------------------------------------------------------------------------------------------------------
Interest Expense
Deposits:
   Interest bearing demand                   248            (499)          (251)          (217)           (245)           (462)
   Savings                                  (563)           (165)          (728)        (1,949)            194          (1,755)
   Other time                              1,710            (347)         1,363          3,959           5,596           9,555
Short-term borrowings                        698          (1,091)          (393)          (486)            587             101
Long-term debt                              (286)            481            195            568            (179)            389
------------------------------------------------------------------------------------------------------------------------------
                                           1,807          (1,621)           186          1,875           5,953           7,828
------------------------------------------------------------------------------------------------------------------------------
Net Change                              $  2,759       $     411       $  3,170       $    447         $ 2,064        $  2,511
==============================================================================================================================

The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the absolute relative size of the rate and volume changes.

-------------------------------------------------------------------------------

      Interest income on loans, on a fully taxable equivalent basis, increased 3.8% from $115.0 million in 1995 to $119.4 million in 1996. This increase was the result of loan growth. Average loans increased 5.7% from 1995.

      Interest expense on deposits increased slightly to $52.0 million in 1996. The shift in the deposit mix from transaction and savings accounts into higher paying time deposits was offset by a modest decline in rates paid on deposits.

      The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management strives to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity").

Provision for Loan Losses
      The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 8.6% to $6.1 million in 1996. (See "Non-Performing Loans and Allowance for Loan Losses").

Non-Interest Income
      Total non-interest income increased 2.1% from $15.0 million in 1995 to $15.3 million in 1996. This increase was primarily attributable to an increase in gains on the sale of securities.

      Net gain on the sale of securities increased 61.3% due to a higher level of equity security sales in 1996.

Non-Interest Expenses
      Total non-interest expenses increased from $60.0 million in 1995 to $62.8 million in 1996. The increase was primarily attributable to a one-time assessment for deposit insurance and merger-related expenses of $799,000. In addition, salaries and employee benefits increased by $1.3 million.

      Salaries and personnel expense increased 4.6% in 1996. This increase was primarily due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

      On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $2.8 million. The legislation also included provisions that will result in a reduction in future annual deposit insurance.

      Other non-interest expenses increased to $15.9 million in 1996. Included in this total was $799,000 of expenses related to the affiliation with Southwest Banks, Inc. These expenses were primarily legal and investment banking costs associated with the structuring and completion of the transaction. Further information is provided in "Mergers, Acquisitions and Divestiture" in the Notes to Consolidated Financial Statements.

Income Taxes
      The Corporation recognized income tax expense of $8.7 million for 1996 compared to $8.6 million for 1995. The 1996 effective tax rate of 32% was lower than the 35% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Further information regarding income taxes is furnished in the Notes to Consolidated Financial Statements.

Liquidity and Interest Rate Sensitivity
      The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its available for sale securities portfolio, the Corporation has sufficient sources of funds available to meet its cash needs. Securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $99.9 million or 33.7% of the securities portfolio.

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

Liquidity and Interest Rate Sensitivity (continued)
      Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $25.0 million was unused at the end of 1996. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

      Through the review of the gap analysis and net interest income simulation modeling, management continually monitors the Corporation's exposure to changing interest rates. Management attempts to mitigate repricing mismatches through asset and liability pricing and matched maturity funding.

      Interest rate sensitivity estimates the impact that future changes in interest rates will have on net interest income. The gap is one measurement of risk inherent in the balance sheet as it relates to changes in interest rates and their effect on net interest income.

      The gap analysis which follows is based on the amortizations, maturities and repricing of assets and liabilities. Non-maturity deposit balances have been allocated to various repricing intervals to estimate their true behavior and characteristics. The cumulative gap reflects the net position of assets and liabilities repricing in specified time periods. Based on the cumulative one year gap and assuming no restructuring or modifications to asset/liability composition, a rise in interest rates would result in a minimal reduction in net interest income.

Following is the gap analysis as of December 31, 1996 (dollars in thousands):

                                                Within              4-12               1-5             Over
                                              3 Months            Months             Years          5 Years            Total
----------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets

Interest bearing deposits with banks        $    1,234        $      100                                        $      1,334
Federal funds sold                               4,475                                                                 4,475
Loans held for sale                              9,610                                                                 9,610
Securities:
   Available for sale                           25,858            45,572        $   62,211        $  19,135          152,776
   Held to maturity                              2,726            25,765           112,534            2,509          143,534
Loans, net of unearned income                  271,647           248,627           518,202          265,346        1,303,822
----------------------------------------------------------------------------------------------------------------------------
      Total Interest Earning Assets            315,550           320,064           692,947          286,990        1,615,551
Other assets                                                                                        111,197          111,197
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                $  315,550        $  320,064        $  692,947        $ 398,187     $  1,726,748
============================================================================================================================
Interest Bearing Liabilities
Deposits:
   Interest checking                        $    8,660        $   25,976        $  138,455                      $    173,091
   Savings                                      32,489            97,467           255,290                           385,246
   Time deposits                               151,999           290,873           274,035        $   1,146          718,053
Short-term borrowings                           38,464            16,767            23,468                            78,699
Long-term debt                                   1,227             8,028            10,559           14,365           34,179
----------------------------------------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities       232,839           439,111           701,807           15,511        1,389,268
Other liabilities                                                                                   182,727          182,727
Stockholders' equity                                                                                154,753          154,753
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $  232,839        $  439,111        $  701,807        $ 352,991     $  1,726,748
============================================================================================================================
Period Gap                                  $   82,711        $ (119,047)       $   (8,860)       $  45,196
============================================================================================================================
Cumulative Gap                              $   82,711        $  (36,336)       $  (45,196)
============================================================================================================================
Cumulative Gap as a Percent of Total Assets        4.8%             (2.1)%            (2.6)%
============================================================================================================================
Rate Sensitive Assets/Rate
   Sensitive Liabilities (Cumulative)             1.36               .95               .97             1.16
============================================================================================================================

-------------------------------------------------------------------------------

Financial Condition

Loan Portfolio
Following is a summary of loans (in thousands):

December 31                                        1996              1995              1994             1993             1992
-----------------------------------------------------------------------------------------------------------------------------
Real estate:
   Residential                             $    559,695       $   524,143      $    468,538      $   424,813     $    350,711
   Commercial                                   266,826           260,349           239,275          191,900          249,494
   Construction                                  10,807             7,993            28,193           21,120           20,146
Installment loans to individuals                321,990           321,735           317,567          241,281          241,574
Commercial, financial and agricultural          146,234           120,093           156,848          169,403          177,513
Lease financing                                  21,538             5,037
Unearned income                                 (23,268)          (26,609)          (22,022)         (22,179)         (21,849)
-----------------------------------------------------------------------------------------------------------------------------
                                           $  1,303,822       $ 1,212,741      $  1,188,399      $ 1,026,338     $  1,017,589
=============================================================================================================================

      The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

      The ratio of loans to deposits at the end of 1996 was 91.2%, up from a ratio of 84.8% at the end of 1995. The increase in the ratio was a result of loan growth of 6.6% in conjunction with a slight decrease in deposits.

      During 1996 and 1995, the Corporation sold $19.0 million and $16.1 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the market it serves. The majority of the mortgages were sold with the servicing retained by the Corporation.

      In 1996, total installment loans to individuals and lease financing increased 5.1% to $343.5 million. The installment loan portfolio was comprised of $176.2 million in direct loans, $114.1 million in indirect loans and $31.7 million in sub-prime motor vehicle loans. The overall growth reflects a continuation of strong demand for indirect automobile loans and leases.

      The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania and eastern Ohio. The Corporation generally avoids making significant loans to any single borrower in order to minimize credit risk.

      As of December 31, 1996, 1995 and 1994, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal as of December 31, 1996 (in thousands):

                                                            Within                  1-5               Over
                                                            1 Year                Years            5 Years              Total
-----------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                   $  86,648             $ 51,396            $ 8,190         $  146,234
Real estate - construction                                   7,947                2,660                200             10,807
-----------------------------------------------------------------------------------------------------------------------------
   Total loans (excluding Real estate - residential,
      Real estate - commercial and
      Installment loans to individuals)                  $  94,595             $ 54,056            $ 8,390         $  157,041
=============================================================================================================================

The total amount of loans listed above due after one year includes $15.7 million with floating or adjustable rates of interest and $46.7 million with fixed rates of interest.

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

Non-Performing Loans
      Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

Following is a summary of non-performing loans (dollars in thousands):

December 31                                1996              1995              1994             1993             1992
---------------------------------------------------------------------------------------------------------------------
Non-accrual loans                      $  6,474           $ 5,605         $   9,512         $ 10,262         $  8,658
Restructured loans                        2,146             3,075             3,157            3,236            1,388
---------------------------------------------------------------------------------------------------------------------
                                       $  8,620           $ 8,680         $  12,669         $ 13,498         $ 10,046
=====================================================================================================================

Non-performing loans as a
   percentage of total loans                .66%              .72%             1.07%            1.32%             .99%

Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                               1996              1995              1994             1993             1992
-------------------------------------------------------------------------------------------------------------------------------
Gross interest income that would have been
   recorded if the loans had been current
   and in accordance with their original terms    $ 1,101           $ 1,038           $ 1,659          $ 1,738          $ 1,555
Interest income included in
   income on the loans                                657               540               621              671              883

Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                                          1996              1995              1994             1993             1992
-------------------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due                    $ 2,674           $ 3,785           $ 2,621          $ 3,422          $ 4,254
Loans 90 days or more past due
   as a percentage of total loans                     .21%              .31%              .22%             .33%             .42%

Allowance for Loan Losses
      Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.


Allowance for Loan Losses as a Percent of Total Loans

      1992           1.45
      1993           1.60
      1994           1.71
      1995           1.78
      1996           1.72

-------------------------------------------------------------------------------

      Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                              1996              1995              1994             1993             1992
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                   $  21,550          $ 20,295         $  16,440         $ 14,737        $  11,930
Addition arising in purchase transactions                                                                                  376
Loss reserves transferred on loans sold                                                                  (893)            (685)

Charge-offs:
   Real estate - mortgage                           (342)             (539)           (1,454)            (549)          (2,170)
   Installment loans to individuals               (5,487)           (4,949)           (3,604)          (3,857)          (3,937)
   Commercial, financial and agricultural           (777)             (648)           (1,253)          (3,869)          (6,828)
------------------------------------------------------------------------------------------------------------------------------
                                                  (6,606)           (6,136)           (6,311)          (8,275)         (12,935)
------------------------------------------------------------------------------------------------------------------------------

Recoveries:
   Real estate - mortgage                            110               189                98              173              208
   Installment loans to individuals                  970             1,009               929              769              694
   Commercial, financial and agricultural            278               541               689              431               42
------------------------------------------------------------------------------------------------------------------------------
                                                   1,358             1,739             1,716            1,373              944
------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                   (5,248)           (4,397)           (4,595)          (6,902)         (11,991)
Provision for loan losses                          6,137             5,652             8,450            9,498           15,107
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                         $  22,439          $ 21,550         $  20,295         $ 16,440        $  14,737
==============================================================================================================================

Net charge-offs as a percent of average
   loans, net of unearned income                     .41%              .37%              .40%             .63%            1.17%

Allowance for loan losses as a percent of
   total loans, net of unearned income              1.72              1.78              1.71             1.60             1.45

Allowance for loan losses as a percent
   of non-performing loans                        260.31            248.27            160.19           121.80           146.70

      Consistent with the growth in installment loans to individuals, the Corporation has experienced an increase in charge-offs. Installment loans are generally charged off no later than a predetermined number of days past due on a contractual basis or earlier in the event of bankruptcy. During 1996, charge-offs increased from $4.9 million to $5.5 million while delinquencies decreased from 3.5% to 2.9% of total installment loans. These trends resulted in an increase in the provision for loan losses from $5.7 million in 1995 to $6.1 million in 1996, and a higher allocation of the allowance for loan losses to installment loans, as the allowance for loan losses represented 2.1% of total installment loans at December 31, 1996, as compared to 1.8% at December 31, 1995.

Allowance for Loan Losses
(Dollars in millions)

        1992           14.7
        1993           16.4
        1994           20.3
        1995           21.6
        1996           22.4

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

Allowance for Loan Losses (continued)

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

Following shows the allocation of the allowance for loan losses (dollars in thousands):

December 31                         1996                 1995                 1994                  1993                 1992
----------------------------------------------------------------------------------------------------------------------------------
                                      Percent              Percent              Percent               Percent              Percent
                                     of Loans             of Loans             of Loans              of Loans             of Loans
                                      in each              in each              in each               in each              in each
                                     Category             Category             Category              Category             Category
                                     to Total             to Total             to Total              to Total             to Total
                               Amount   Loans       Amount   Loans       Amount   Loans        Amount   Loans       Amount   Loans
----------------------------------------------------------------------------------------------------------------------------------
Real estate - mortgage      $   2,891      63%    $  3,035      65%    $  3,358      60%    $   2,440      60%    $  2,261      59%
Real estate - construction        105       1           55       1          178       2           458       2          455       2
Installment loans to
   individuals                  6,629      25        5,728      24        4,523      25         4,106      22        3,981      22
Commercial, financial and
   agricultural                 4,065      11        4,540      10        6,926      13         6,420      16        5,632      17
Unallocated portion             8,749                8,192                5,310                 3,016                2,408
----------------------------------------------------------------------------------------------------------------------------------
                            $  22,439     100%    $ 21,550     100%    $ 20,295     100%    $  16,440     100%    $ 14,737     100%
==================================================================================================================================

Investment Activity
      Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are marked to market.

      Under the guidelines of FAS No. 115, institutions that sell securities out of the securities held to maturity portfolio risk being forced to mark to market the remaining securities in the portfolio since they have not demonstrated their intent to hold these securities to maturity. In 1995, the Financial Accounting Standards Board approved an amnesty period during which institutions had the opportunity to redesignate securities under FAS No. 115. The Corporation took advantage of this amnesty period in 1995, during which it reclassified $92.0 million of securities held to maturity to securities available for sale. This movement allowed the Corporation greater flexibility in managing its portfolio to take advantage of market conditions and provided an opportunity to better manage interest rate risk.

      The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

      During 1996, securities available for sale decreased 31.6% while securities held to maturity increased 4.8%. This was the result of maturing securities being used to fund loan demand.

Deposits and Short-Term Borrowings
      As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiary banks and savings institution.

-------------------------------------------------------------------------------

      At December 31, 1996 and 1995, total deposits remained relatively stable and totaled $1.4 billion. However, during 1996, the composition of deposits shifted as non-interest bearing deposits decreased $14.4 million or 8.6% while savings and NOW increased $8.8 million or 1.6%.

      Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes, increased 42.5% in 1996 to $78.7 million. The primary reason for this increase was higher levels of both federal funds purchased and subordinated notes in 1996.

      Subordinated notes are the largest component of short-term borrowings, representing 70.1% of total short-term borrowings at December 31, 1996.

Following is a summary of selected financial information on short-term subordinated notes (dollars in thousands):

December 31                                   1996                 1995                  1994
---------------------------------------------------------------------------------------------
Balance at end of year                  $   55,201             $ 47,362             $  48,085
Maximum month end balance                   57,073               47,675                56,126
Average balance during the year             54,252               45,912                52,830

Weighted average interest rates:
   At end of year                             5.35%                5.69%                 5.21%
   During the year                            5.57                 5.54                  5.06

Capital Resources
      The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

      The capital management function is an ongoing process. Central to this process is internal equity generation accomplished by earnings retention. During 1996, stockholders' equity increased $10.8 million as a result of earnings retention versus $14.6 million in 1995. Total cash dividends declared represented 35.4% of net income for 1996 compared to 22.1% for 1995. Book value per share was $15.86 at December 31, 1996, compared to $14.67 at December 31, 1995.

Total Stockholders' Equity
(Dollars in millions)

      1992           108
      1993           115
      1994           126
      1995           144
      1996           155

Book Value per Share

      1992           10.68
      1993           11.52
      1994           12.74
      1995           14.67
      1996           15.86

F.N.B. Corporation and Subsidiaries
Management's Discussion
-------------------------------------------------------------------------------

1995 versus 1994
      The Corporation's net income was $18.1 million for 1995 versus $13.5 million for 1994.

      Primary earnings per share were $1.90 and $1.40 for 1995 and 1994, while fully diluted earnings were $1.81 and $1.36, respectively, for those same periods. The key factors attributing to the increase were increased credit quality, which allowed for lower loan loss provisions, an increase in higher yielding assets and continued efforts to reduce non-interest expense. The Corporation's asset quality improved steadily from 1994 to 1995, as indicated by several key credit ratios. At December 31, 1995, non-performing assets decreased to .67% of total assets compared to .97% at December 31, 1994. The allowance for loan losses increased to 1.78% of total loans compared to 1.71% a year earlier. The ratio of net charge-offs to average loans outstanding decreased to .37% in 1995 from a ratio of .40% in 1994. Increases in both the return on average equity from 11.12% in 1994 to 13.37% in 1995 and the return on average assets from .80% in 1994 to 1.07% in 1995 reflect the improved performance of the Corporation.

      Net interest income, on a fully taxable equivalent basis, increased from $76.9 million in 1994 to $79.4 million in 1995, an increase of 3.3%. Net margin rose to 4.98% from 4.85% in 1994. Average loans increased 4.2% and interest on federal funds sold increased 49.4% from 1994, both contributing to the improvement in net interest income.

      The provision for loan losses was $5.7 million and represented a decrease of 33.1% from 1994, when a provision of $8.5 million was charged to operations. The decrease in the provision was a direct result of improvement in asset quality.

      Non-interest income increased 4.4% from $14.4 million in 1994 to $15.0 million in 1995. This increase was attributable to increases in service charges and gains on the sale of loans, offset by a decrease in gains on the sale of securities. Service charges increased 10.6% from $6.5 million in 1994 to $7.1 million in 1995. Revenue was recognized as a result of certain increases in retail fees charged to customers, as well as increases in both total loans and total deposits. Net gain on the sale of loans increased $603,000 in 1995. Net gain on the sale of securities decreased $767,000 due to fewer security sales during 1995.

      Total non-interest expenses decreased slightly from $60.3 million in 1994 to $60.0 million in 1995. The decrease was attributable to expense control throughout the Corporation and a reduction in premiums charged for deposit insurance. Salaries and personnel expense increased 5.1% in 1995. This increase was primarily due to an increase of $1.0 million for incentive compensation, which is based on achieving certain financial goals. Deposit insurance decreased $1.2 million in 1995. This was the result of the FDIC lowering the insurance premiums for banks, since the Bank Insurance Fund has been funded to the required level. Conversely, the SAIF was still under-funded and those premiums were not reduced.

      Income tax expense increased 27.8% to $8.6 million for 1995 as a result of the Corporation generating more taxable income. The 1995 effective tax rate of 32% was below the 35% statutory tax rate due to the tax benefits resulting from income on tax-exempt instruments and excludable dividend income.

F.N.B. Corporation and Subsidiaries
Market for Common Stock and Related Shareholder Matters
-------------------------------------------------------------------------------

Information as to Stock Prices and Dividends

      The Corporation's common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock. Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends on April 24, 1996 and April 26, 1995. As of January 31, 1997, there were 5,004 holders of record of common stock, including former Southwest Banks, Inc. shareholders.

Quarter Ended 1996                      Low                 High             Dividends
--------------------------------------------------------------------------------------
March 31                           $ 19                 $ 22 5/8                 $ .15
June 30                              21 5/8               25                       .16
September 30                         23 1/4               25 1/4                   .16
December 31                          22 3/4               24 1/8                   .16

Quarter Ended 1995                      Low                 High             Dividends
--------------------------------------------------------------------------------------
March 31                           $ 13 3/8             $ 15 1/2                 $ .06
June 30                              14 1/2               18 1/8                   .07
September 30                         17 1/8               20 1/4                   .10
December 31                          18 7/8               20 3/4                   .12

      The Corporation has historically paid cash dividends on a quarterly basis at the discretion of the Board of Directors. During 1996, the Board increased cash dividends to $.63 per share from $.35 per share in 1995. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Corporation at the time such payment is considered, and on the ability of the Corporation to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations.

Cash Dividends Paid per Common Share

      1992              .22
      1993              .25
      1994              .25
      1995              .35
      1996              .63

F.N.B. Corporation and Subsidiaries
Shareholder Relations
-------------------------------------------------------------------------------

Stock Transfer Agent
         ChaseMellon Shareholder Services
         Recordkeeping Services
         P.O. Box 590
         Ridgefield Park, New Jersey 07660
         Phone: 800-756-3353

Shareholder Relations
         F.N.B. Corporation
         Hermitage Square
         Hermitage, Pennsylvania 16148
         Phone:   800-490-3951
                  or
                  800-262-7600 (ext. 7629)

Voluntary Dividend Reinvestment
and Stock Purchase Plan
      Shareholders may participate in the Voluntary Dividend Reinvestment and Stock Purchase Plan. The plan provides that additional shares of common stock may be purchased with reinvested dividends and voluntary cash payments without broker fees. A prospectus and an enrollment card may be obtained upon request to Shareholder Relations.

Form 10-K and 10-Q Availability
      Copies of the Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission will be furnished to any shareholder, free of charge, upon request to Shareholder Relations.

F.N.B. Corporation and Subsidiaries
Officers and Directors
-------------------------------------------------------------------------------

F.N.B. CORPORATION

Officers

Peter Mortensen
   Chairman & President

Stephen J. Gurgovits
   Executive Vice President

John W. Rose
   Executive Vice President

William J. Rundorff
   Executive Vice President

Gary L. Tice
   Executive Vice President

John D. Waters
   Vice President &

   Chief Financial Officer

Samuel K. Sollenberger
   Vice President

David B. Mogle
   Secretary & Treasurer

James G. Orie
   Corporate Counsel

James R. Farmer
   Auditor

Directors

W. Richard Blackwood
   President,
   Harry Blackwood, Inc.

William B. Campbell
   Retired Business Executive

Charles T. Cricks
   Executive Vice President & Chief
   Operating Officer, Health Care
   Solutions, Inc.

Henry M. Ekker
   Attorney at Law,
   Partner of Ekker, Kuster & McConnell

Thomas C. Elliott
   President & Treasurer,
   Elliott Brothers Steel Co.

Stephen J. Gurgovits
   Executive Vice President of F.N.B.
   Corporation; President & Chief
   Executive Officer of First National
   Bank of Pennsylvania

Thomas W. Hodge
   Retired Business Executive

James S. Lindsay
   Managing Partner, Dor-J's Partnership;
   Licensed Real Estate Broker, The
   Lindsay Company

George E. Lowe, D.D.S.
   Dentist

Paul P. Lynch
   Attorney at Law,
   President & Chief Executive Officer,
   Lynch Brothers Investments, Inc.

Edward J. Mace
   Edward J. Mace, Certified Public
   Accountant; Chief Operating Officer,
   Ribek Corporation

Peter Mortensen
   Chairman & President of F.N.B.
   Corporation; Chairman of
   First National Bank of Pennsylvania

Robert S. Moss
   President,
   Associated Contractors of
   Conneaut Lake, Inc.

Richard C. Myers
   Director, Naples Dodge, Inc.;
   Retired President,
   Naples Dodge, Inc.

John R. Perkins
   Retired Vice President of F.N.B.
   Corporation; Chairman Emeritus
   of the Board of The Metropolitan
   Savings Bank of Ohio

William A. Quinn
   Retired Vice President of F.N.B.
   Corporation; Retired Executive
   Vice President & Cashier of First
   National Bank of Pennsylvania

George A. Seeds
   Retired President,
   Findley Welding Supply, Inc.

Samuel K. Sollenberger
   Vice President of F.N.B. Corporation;
   Chairman, President & Chief
   Executive Officer of The Metropolitan
   Savings Bank of Ohio

William J. Strimbu
   President,
   Nick Strimbu, Inc.

Gary L. Tice
   Executive Vice President of F.N.B.
   Corporation; Chairman, President &
   Chief Executive Officer of Southwest
   Banks, Inc.; Chairman of First
   National Bank of Naples

Archie O. Wallace
   Attorney at Law,
   Partner of Rowley, Wallace, Keck,
   Karson & St. John

Joseph M. Walton
   Chairman of the Board, Chief
   Executive Officer & Treasurer,
   Jamestown Paint Co.

James T. Weller
   Chairman of the Board & Chief
   Executive Officer, Liberty Steel
   Products, Inc.

Eric J. Werner
   Chief Administrative Officer,
   General Counsel & Secretary,
   Werner Co.

Donna C. Winner
   Co-owner,
   The Radisson Shenango,
   Tara--A Country Inn,
   The Winner


Director Emeritus

Charles C. Hamilton

General Counsel

   Cohen & Grigsby, P.C.
   2900 CNG Tower
   625 Liberty Avenue
   Pittsburgh, PA

F.N.B. Corporation and Subsidiaries
Officers and Directors
-------------------------------------------------------------------------------

Cape Coral National Bank

Officers

James L. Cottrell
   Chairman

David W. Gomer
   President &
   Chief Executive Officer

Robert J. Avery
   Senior Vice President

Douglas W. Buchanan
   Assistant Vice President &
   Credit Officer

J. Patrick Cottrell
   Assistant Vice President,
   Mortgage Loans

Deborah J. Frost
   Administrative Assistant
   Officer

Daniel C. Grahl
   Vice President,
   Mortgage Loans

Michael J. Kozak
   Vice President,
   Installment Loans

Richard E. Rufi
   Vice President & Cashier

Joan M. Walter-Salustro
   Assistant Vice President,
   Branch Manager

Laurence L. Wilson
   Assistant Vice President

Roger Windey
   Assistant Vice President,
   Mortgage Loans

Directors

Robert J. Avery
Andrew A. Barnette
Richard D. Barton, Sr.
Jo Ellen Beauvois
C.C. Coghill
James L. Cottrell
David W. Gomer
Paul W. Sanborn
Gary L. Tice

-------------------------------------------------------------------------------

CUSTOMER SERVICE CENTER
of F.N.B., LLC

Officers

Gary L. Tice
   President & Chief
   Executive Officer

Lewis S. Albert
   Vice President &
   Chief Financial Officer

J. Paul Ballew
   Vice President,
   Data Processing Manager

Sondra R. Combs
   Vice President,
   Cashier

Carolyn Crivello
   Sold Asset Accounting
   Manager

Barbara A. Delario
   Assistant Vice President,
   Operations Officer

Mark D. Gill
   Assistant Vice President

Melissa A. Gilliland
   Manager, Loan Operations

Barbara J. Glista
   Manager, Customer Service

Andrew J. Lellio, Jr.
   Manager, User Automation

Nancy J. Livingston
   Assistant Vice President

Louise C. Lowrey
   Vice President

Kathleen Meli
   Vice President,
   Personnel Manager

Barbara A. Reid
   Assistant Vice President

Rosemarie Sabol
   Systems Administrator

David A. Tullis
   Vice President,
   Information Services

David E. Yakubovic
   Vice President

-------------------------------------------------------------------------------

FIRST COUNTY BANK

Officers

Gregory S. Pike
   President &
   Chief Executive Officer

Connie E. Cole
   Administrative Officer &
   Secretary

Charles E. Conklin
   Vice President,
   Senior Lender

Janice M. Frank
   Compliance Officer

Daniel T. Jarold
   Assistant Vice President,
   Small Business Specialist

Madelyn S. Kotrlik
   Manager, Chesterland

Judy S. Niksick
   Manager, Chardon

Directors

John A. Bond
David J. Eardley
Howard E. Ernst
D. James Hendley
David B. Mogle
Gregory S. Pike
William G. Rimes
John W. Rose
William J. Skidmore

Director Emeritus

Anderson A. Allyn, Sr.

-------------------------------------------------------------------------------

FIRST NATIONAL BANK
OF NAPLES

Officers

Gary L. Tice
   Chairman

Garrett S. Richter
   President & Chief
   Executive Officer

C.C. Coghill
   Executive Vice President,
   Loans

Donald J. Agnew
   Senior Vice President,
   Consumer Loan

Michelle K. Balon
   Marketing Officer

Karen M. Brazelton
   Loan Operations Officer

Karen D. Brooks
   Mortgage Loan
   Origination Officer

William D. Caldwell
   Vice President,
   Consumer Loans

Penny Calloway
   Vice President,
   Personnel Officer

John M. Campbell
   Mortgage Loan Originator

Mary A. Cone
   Credit Officer

Anne E. Crowley
   Training Officer

-------------------------------------------------------------------------------

FIRST NATIONAL BANK
OF NAPLES

Christopher P. Dudley
   Mortgage Solicitor

Kristin K. Greenberg
   Customer Service Officer

Carol L. Grenlie
   Customer Service Officer

Susan M. Grinvalsky
   Branch Operations Officer

Brian V. Hafenbrack
   Vice President,
   Personnel Officer

Dan A. Hartwein
   Vice President,
   Branch Manager

Diana K. Helter
   Senior Vice President,
   Branch Coordinator

Nancye P. Hire
   Vice President,
   Loan Operations Manager

Gabriel Irizarry
   Assistant Vice President,
   Branch Manager

John A. Irons
   Mortgage Solicitor

Sidney T. Jackson
   Vice President

Jeffrey J. Kukuda
   Consumer Loan Officer

Paul E. Manley
   Business Development Officer

Peter Martinez
   Assistant Vice President,
   Branch Manager

Nancy B. Ortega
   Branch Operations Officer

Aliette T. Pettay
   Branch Operations Officer

Robert T. Pollak
   Business Development Officer

Lisa M. Prokop
   Vice President,
   Mortgage Loan Processing

Frank Rodriguez
   Business Development Officer

C. William Root
   Senior Vice President,
   Commercial Loan Officer

Ronald L. Rucker
   Senior Vice President,
   Commercial Loans

Charles E. Sammons
   Vice President,
   Business Manager Programmer

Elizabeth O. Saucier
   Mortgage Loan Originator

David H. Schaeffer
   Senior Vice President,
   Loans

Linda M. Schnell
   Vice President,
   Credit Card Manager

Scott Schomburg
   Assistant Vice President,
   Branch Operations Manager

Mark A. Smith
   Assistant Vice President,
   Credit Officer

Terry Read Walston
   Senior Vice President &
   Chief Financial Officer

Darrell E. Ward
   Vice President,
   Private Banking

Barbara J. Wartberg
   Vice President,
   Consumer Loan Officer

Kenneth P. Werner
   Assistant Vice President,
   Finance

Ann E. Wright
   Assistant Vice President,
   Merchant Services

Directors

William B. Campbell
C.C. Coghill
Richard L. Jaeger
James S. Lindsay
Edward J. Mace
Donald W. Major
Peter Mortensen
Richard C. Myers
Arlene M. Nichols
Joseph R. Pelletier
Anita M. Pittman
James R. Rehak, D.D.S.
Garrett S. Richter
David H. Schaeffer
Gary L. Tice
Michael E. Watkins
Larry A. Wynn

-------------------------------------------------------------------------------

FIRST NATIONAL BANK
of Pennsylvania

Officers

Peter Mortensen
   Chairman

Stephen J. Gurgovits
   President &
   Chief Executive Officer

Allan R. Dennison
   Executive Vice President &
   Chief Administrative Officer

Robert J. Alex
   Vice President

Colin C. Appleton
   Senior Vice President &
   Trust Officer

Jeffrey T. Baker
   Vice President

Kevin W. Bennett
   Personnel Officer

Richard A. Blatt
   Manager, Grandview

Leslie J. Bush
   Banking Officer

James M. Cardamon
   Senior Vice President

David L. Carll
   Assistant Vice President &
   Manager, West Erie Plaza

Robert A. Chamberlain
   Vice President

Barbara Chroscielewski
   Vice President &
   Manager, West Ridge and
   Airport

Donald J. Ciha
   Vice President & Audit Manager

Peter A. Costar
   Vice President &
   Manager, Farrell

Ronald W. Crawford
   Sales Finance Credit Manager

Kevin W. Davis
   Senior Vice President

Philip J. DeCaria
   Assistant Vice President

James C. Dicks
   Vice President & Manager,
   Grove City

Dorothy L. Echard
   Vice President,
   Senior Compliance Officer

Christopher A. Ecola
   Assistant Vice President

Sharon L. Eisenhuth
   Human Resources Assistant

John C. Evans
   Vice President

Linda J. Evans
   Vice President

James R. Farmer
   Vice President & Auditor

Theodore A. Fauceglia
   Vice President

Patricia Fejes
   Manager, Cochranton
   and Sheakleyville

Joni S. Fertig
   Assistant Vice President &
   Manager, Meadville

F.N.B. Corporation and Subsidiaries
Officers and Directors
-------------------------------------------------------------------------------

First National Bank
of Pennsylvania

Patricia L. Fluegel
   Manager, Millcreek Mall

Denise M. Gargano
   Banking Officer

Debra L. Garon
   Assistant Vice President

Kenneth J. George
   Sales Finance Officer

Barry L. Gray
   Banking Officer

Patricia K. Gunesch
   Assistant Manager, Airport

David M. Hall
   Assistant Vice President

Patricia A. Hanna
   Vice President

M. Scott Hartle
   Vice President

Thomas B. Hebble
   Senior Vice President

Carol D. Henegan
   Trust Officer

Brian M. Hills
   Vice President

Cheryl S. Holly
   Assistant Manager,
   West Ridge

Daniel R. Holquist
   Senior Vice President

Ronald A. Hornstein
   Vice President &
   Trust Officer

Ronald B. Houston
   Sales Finance Officer

Denise M. Jarrett
   Banking Officer

William B. Johnson
   Vice President

William D. Joseph
   Vice President

Richard A. Kelley
   Vice President

Cynthia A.H. Kilmartin
   Vice President

Joanne C. Knapp
   Assistant Vice President &
   Assistant Controller

Rex W. Knisley
   Vice President

Thomas W. Kuester
   Manager, Tax Accounting

Stanley F. Kukla, Jr.
   Vice President

Judith A. Lamb
   Assistant Vice President &
   Manager, Girard

Joseph Lambo
   Regional President

David J. Lapikas
   Banking Officer

Joseph P. Lombardi
   Banking Officer

Dennis P. Lyden
   Vice President

Jean Macom
   Compliance Auditor

Mario N. Marini
   Assistant Trust Officer

William H. Mays
   Vice President

Lynda K. McBride
   Banking Officer

Eleanor J. McIntyre
   Manager, Corry

Oscar C. Mehler
   Assistant Vice President &
   Manager, Hermitage

James R. Miale
   Vice President

Pamela J. Mickley
   Vice President

Joseph A. Mielecki
   Assistant Vice President &
   Trust Officer

William J. Moder III
   Corporate Counsel

David B. Mogle
   Senior Vice President

Thomas E. Morkin
   Senior Vice President &
   Trust Officer

James M. Mramor
   Assistant Vice President &
   Security Officer

Jill A. Murrin
   Manager, Jamestown

Glenda Naas
   Manager, Conneautville

James F. Nellis
   Senior Vice President

Diane D. Nelson
   Assistant Manager,
   Loan Administration & Policy

Brian D. Nespor
   Manager, Slippery Rock

James G. Orie
   Corporate Counsel

Jerome K. Osborne
   Senior Vice President

Joseph F. Pahl
   Vice President

Robert J. Paris
   Vice President

Phyllis J. Parkany
   Assistant Vice President

Janet M. Parke
   Assistant Vice President &
   Manager, East Erie Plaza

Amy Perell
   Vice President &
   Manager, Hadley Road

Randy J. Price
   Senior Vice President

Paul D. Puleo
   Vice President

Gary C. Rauschenberger
   Vice President &
   Trust Officer

Robert T. Reichert
   Vice President

Timothy J. Richardson
   Assistant Manager, Hermitage

William J. Rundorff
   Vice President

Paul E. Sallade
   Vice President

Elizabeth Sant
   Assistant Vice President

Ronald R. Scarton
   Banking Officer

Barry J. Sharp
   Vice President

Candace D. Sizer
   Vice President & Manager,
   Sharpsville

Yukona J. Slattery
   Assistant Manager,
   West Erie Plaza

Raymond T. Slovesko
   Vice President

Michael A. Soukenik
   Assistant Vice President

Sandra L. Stallard
   Assistant Vice President &
   Manager, Conneaut Lake

Matthew W. Stever
   Assistant Vice President &
   Trust Officer

John J. Stolar, Jr.
   Vice President

Craig D. Stover
   Banking Officer

Margaret A. Stroia
   Banking Officer

Jenifer A. Studer
   Banking Officer

Raymond J. Swacha
   Assistant Vice President &
   Manager, Franklin

Foster S. Swan
   Vice President

Thomas H. Sweesy
   Assistant Vice President &
   Manager, West Middlesex

Cheryl L. Thomas
   Assistant Vice President

Robert N. Timmerman
   Vice President & Manager,
   Sharon and Penn-Ohio

Leslie A. Tuk
   Manager, Financial Systems

-------------------------------------------------------------------------------

First National Bank
of Pennsylvania

Kenneth J. Turcic
   Vice President &
   Manager, Greenville

Christine E. Tvaroch
   Audit Manager

Tracey L. Verroco
   Banking Officer

Jeff W. Wagner
   Vice President &
   Trust Officer

Jeffrey A. Wallace
   Vice President

Robert M. Wallace
   Senior Vice President

John D. Waters
   Senior Vice President &
   Chief Financial Officer

William W. Wehr, Jr.
   Vice President

Linda R. Wiley
   Senior Vice President

Cheryl L. Wolfe
   Assistant Manager, Farrell

Gale E. Wurster
   Senior Vice President

Deborah L. Yuran
   Banking Officer

Lisa R. Zigo
   Banking Officer

Directors

William B. Campbell
Charles T. Cricks
Henry M. Ekker
Stephen J. Gurgovits
Thomas W. Hodge
Kenneth R. James
George E. Lowe, D.D.S.
Paul P. Lynch
Peter Mortensen
Robert S. Moss
William A. Quinn
William J. Strimbu
Archie O. Wallace
Joseph M. Walton
James T. Weller
Eric J. Werner
Donna C. Winner

Director Emeritus

Charles C. Hamilton

Advisory Boards

Farrell Area
L. DeWitt Boosel
William R. Hyatt
Herman P. Magnotto
Louis Mastrian, Ph.D.
Joseph R. Mirizio
John G. Sava
Thomas R. Stanton
Rev. Anderson Tatum, Jr.
Michael L. Wright
Charles Zeigler, M.D.

Franklin Area

Richard T. Beith
Tedd B. Bodimer
Richard A. Castonguay, Jr.
John E. Egan
William R. Lutz
Andrew B. Maitland
John F. Malarky
Michael L. Reichfield
John W. Shonnard, M.D.
William R. Steiner
Carl D. Wible
Peter M. Winkler

Greenville Area

James E. Adzima
Lyle E. Anderson
Daniel J. Brown
Cheryl C. Burns
Richard H. Dykes
Frank L. Fenton, Jr.
William J. Ferguson
Robert E. Fischer
Quentin M. Gosser
C. Carlyle Haaland
Gerald B. Hodge
William E. Johnston
Gary W. Kidd
James J. Kolenich, M.D.
L. John Kuder
Stephen E. Lojacono
Richard M. Orendi
John J. Povanda
Robert A. Reimold
James A. Speir
Joseph P. Walton

Grove City Area

Timothy R. Bonner
Robert Gilkey, Sr.
Lewis D. McEwen
Garth E. Runion, Ph.D.
F. Alan Snyder
Melinda C. Steigerwald
Richard R. Stevenson
Eric K. Thomas
Frank J. Zingone

Hermitage Area

Leon S. Bolotin
Charles W. Foltz
Brian Generalovich, D.M.D.
Joseph A. George
Robert C. Jazwinski
George A. Kraynak
Michael A. Magnotto
Samuel L. Ragusa
James E. Riley
Michael Ristvey, Jr.
Francis J. Sarvas
Frank A. Scoccia
Mark L. Stabile, D.O.
Jacob C. Young

Lawrence Area

Richard S. Cunningham
Bill F. DeCarbo
Joseph Giordanno
Bhattarahally Linganna, M.D.
Charles J. Long, Jr.
Lisa McCaskey
Donald Melonio
John A. Orlando
Ronald J. Patrick
Richard Ross
Thomas A. Shumaker
Sister Donna Zwigart

Sharpsville Area

Edwin Bortner
James Cattron, Sr.
Luann Franklin
M. Bruce Hofius
Daniel J. Lapikas
Ralph W. Mehler
Alfred A. Perfett, M.D.
Kenneth P. Robertson
Stephen J. Sherman
Edmond Susi

Slippery Rock Area

Gerald A. Heller, M.D.
Henry Lenz, Ph.D.
Abbas G. Mamoozadah
George J. Mihalik, Ph.D.
Timothy P.V. Papley

West Middlesex Area

T. Scott Campbell
William B. Campbell
W. Wayne Cunningham
Robert D. Devlin
Frank Draskovic
Charles C. Hamilton
Albert J. Jones
David A. Jones
Donald J. Lark, Jr.
Larry A. Mattson
Rev. Richard Mayer
Howard F. Mitchell
William A. Quinn
Richard H. Schuller
Edwin H. Sowers
Jack L. Thompson
Joseph R. Walsh
Rev. R. Donald Wilson

F.N.B. Corporation and Subsidiaries
Officers and Directors
-------------------------------------------------------------------------------

METROPOLITAN
SAVINGS BANK

Officers

Samuel K. Sollenberger
   Chairman, President &
   Chief Executive Officer

Peter Mortensen
   Vice Chairman

Peter J. Asimakopoulos
   Vice President,
   Commercial Banking

Edward J. Brant
   Vice President,
   Mortgage Banking,
   Assistant Secretary,
   Assistant Treasurer

Samuel Buzzacco
   Vice President,
   Branch Administration,
   Assistant Secretary &
   Assistant Treasurer

Brett J. Carnahan
   Assistant Vice President,
   Commercial Banking

Margaret J. Chambers
   Community Banking Officer

Christopher J. Colella
   Assistant Vice President,
   Commercial Banking

Paula S. Farkas
   Community Banking

Alberta L. Fusselman
   Vice President,
   Community Banking

Lloyd H. Lamm
   Senior Vice President,
   Chief Operations Officer &
   Secretary

Vito A. Machi
   Senior Vice President,
   Senior Loan
   Administration Officer,
   Assistant Secretary &
   Assistant Treasurer

Thomas G. Maley
   Controller

Dale L. Mauch
   Vice President,
   Loan Administration,
   Compliance &
   CRA Officer

G. Robert Mohr
   Vice President,
   Commercial Banking

Nancy Nagel
   Banking Officer,
   Loan Administration

William J. Nagel
   Assistant Vice President,
   Business Development

Linda J. Nevel
   Vice President,
   Human Resources,
   Assistant Secretary &
   Assistant Treasurer

John M. Newman
   Elected General Counsel

Madlyn J. Palma
   Assistant Vice President,
   Community Banking

Gregory W. Patrick
   Assistant Vice President,
   Community Banking

Carol J. Varverys
   Assistant Vice President,
   Community Banking

Directors

Ryerson W. Dalton
Suzanne M. Fleming
C. Clark Hammitt
James R. Harpster
Lawrence J. Heselov
Peter Mortensen
John M. Newman
John R. Perkins
   Chairman Emeritus
George A. Seeds
Samuel K. Sollenberger

Director Emeritus

David R. Jones

Brookfield Advisory Board

David L. D'Amore, M.D.
Theresa Rice Daugherty
Joseph J. Fonagy, D.D.S.
Joseph Kerola
Larry R. Madasz
James A. O'Brien
Michael J. O'Brien
John R. Schuster

-------------------------------------------------------------------------------

REEVES BANK

Officers

Robert A. Rimbey
   President & Chief
   Executive Officer

Sandra L. Coates
   Vice President,
   Operations

Leslie Jerome Dallas
   Assistant Vice President,
   Consumer Loan Manager

Cynthia L. Davidson
   Assistant Vice President,
   Retail Bank Manager

David A. Ellis
   Vice President,
   Commercial Lending

Shelly L. Fitzgerald
   Assistant Vice President,
   Retail Bank Manager

Gary R. Flasco
   Vice President,
   Branch Manager

Donna J. Harden
   Assistant Vice President,
   Retail Bank Manager

Ross "Toby" Jeffers
   Vice President,
   Commercial Lending

Sue E. Lambert
   Assistant Vice President,
   Retail Bank Manager

Kathy L. Lefever
   Assistant Vice President,
   Retail Bank Manager

David B. Mogle
   Vice President & Treasurer

Sue A. Plassmeyer
   Assistant Vice President,
   Human Resources

Robert L. Ritter
   Vice President,
   Commercial Lending

Josephine M. Super
   Vice President,
   Loan Administration

Karen A. Teams
   Assistant Vice President,
   Assistant Controller

David E. Williams, Jr.
   Vice President,
   Commercial Lending

Dale B. Wissner
   Vice President,
   Branch Manager

Directors

W. Richard Blackwood
Joan H. Klein
John J. Knobloch
Harold C. Kornman
Ralph Linarelli, Sr.
Edward J. McClain
   Chairman
Robert A. Rimbey
William J. Rundorff
Allen F. Sobol
Donald W. Zahn

-------------------------------------------------------------------------------

REGENCY FINANCE COMPANY
and Subsidiaries

Officers

Peter Mortensen
   Chairman

Thomas M. Tuggle
   President

Roger D. Harrison
   Executive Vice President

Robert D. Carter
   Senior Vice President &
   Assistant Secretary

Douglas J. Solock
   Vice President,
   Secretary & Treasurer

Joseph J. Busocker
   Vice President,
   Regional Manager

Paul T. Greany
   Vice President

Dex E. Hetrick
   Vice President,
   Regional Manager

Raymond J. Pavelko
   Vice President,
   Manager

Ronald J. Perry
   Vice President,
   Manager

Philip J. Simpson
   Vice President,
   Regional Manager

Directors

Stephen J. Gurgovits
Roger D. Harrison
Raymond J. Heath
Russell B. Klasen
Victor C. Leap
Peter Mortensen
John M. Newman
Gary Sobotka
Douglas J. Solock
Thomas M. Tuggle

Citizens Budget Co. -- Youngstown

Branch Managers

James D. Bennett
   Vice President,
   Warren

Charles V. Dense
   Assistant Secretary,
   Mentor

Samuel G. Hazen
   Assistant Secretary,
   Salem

Timothy J. Packer
   Assistant Secretary,
   Liberty

John C. Harris
   Assistant Secretary,
   Boardman

Michael D. Yocolano
   Assistant Secretary,
   Austintown

Citizens Financial Services of New York, Inc.

Dennis H. Rock
   Assistant Vice President,
   Jamestown

F.N.B. Consumer
Discount Company

Branch Managers

Frank A. Armanini
   Assistant Secretary,
   Warren

Keith T. Caughey
   Assistant Secretary,
   Erie

Eric W. Crawford
   Assistant Secretary,
   New Castle

James M. Dezack
   Assistant Secretary,
   St. Marys

Lois A. Halsaver
   Assistant Secretary,
   Meadville

Donald W. Jackson
   Assistant Secretary,
   Uniontown

Sharon F. Juris
   Assistant Secretary,
   Butler

John L. Patterson
   Assistant Secretary,
   Corry

John A. Peyronel
   Assistant Secretary,
   Somerset

Carl E. Sakony
   Assistant Secretary,
   Grove City

Gary D. Salada
   Assistant Secretary,
   Bradford

Robert G. Seib
   Assistant Secretary,
   Titusville

Stephen D. Welsh
   Assistant Secretary,
   DuBois

George G. Yarzab
   Assistant Secretary,
   Greenville

Regency Consumer Discount Company

Branch Managers

Joseph E. Bartley
   Assistant Secretary,
   Bloomsburg

Floyd J. Celli
   Assistant Secretary,
   West Pittston

Thomas K. Condran
   Assistant Secretary,
   Stroudsburg

Matthew D. Kirkner
   Assistant Secretary,
   Danville

Joseph P. Novitski
   Assistant Secretary,
   Scranton

Christopher L. Scheetz
   Assistant Secretary,
   Bethlehem

Joseph E. Skursky
   Assistant Secretary,
   Wilkes-Barre

David P. Talacka
   Assistant Secretary,
   Eynon

Brian M. Wiktor
   Assistant Secretary,
   Selinsgrove

Bruce A. Wolf
   Assistant Secretary,
   State College

Gerard R. Zoltowski
   Assistant Secretary,
   Lewisburg

Reliance Consumer Discount Company

Branch Manager

Lee Pandoli
   Assistant Secretary,
   Hanover

F.N.B. Corporation and Subsidiaries
Market Area
-------------------------------------------------------------------------------

                           [MAPS OF GEOGRAPHIC AREAS]

The maps define the geographic areas served by the affiliates of F.N.B. Corporation. The shaded areas are the counties in Florida, New York, Ohio and Pennsylvania where our banking or customer loan offices are located.

First National Bank of Southwest Florida located in Fort Myers and Cape Coral, Florida will join F.N.B. Corporation in mid-1997 in accordance with a strategic affiliation and merger agreement announced on November 15, 1996.

                               F.N.B. Corporation
                               Hermitage Square
                               Hermitage, PA 16148
                               Phone: (412) 981-6000