Form 10-K, Exhibit 13
period 1997-12-31
FNB CORP/PA
filed 1998-03-18
CIK 37808

                                                                      EXHIBIT 13


                                    [COVER]








[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        1997 ANNUAL REPORT





          F.N.B. CORPORATION IS A GROWTH COMPANY. IN 1997 ITS STOCK PRICE APPRECIATED 70 PERCENT--RECURRING EARNINGS INCREASED 22 PERCENT-- TOTAL ASSETS GREW TO $2.8 BILLION.

F.N.B. CORPORATION AND SUBSIDIARIES

HIGHLIGHTS OF 1997
Dollars in thousands, except per share data


                                              1997          1996    Percent Change
                                              ----          ----    --------------

FOR THE YEAR*
    Net Income                              $33,123         $19,879        +67%
    Return on Average Assets                   1.34%            .86%       +56
    Return on Average Equity                  15.79%          10.19%       +55

    Recurring Net Income                    $28,879         $23,746        +22
    Return on Average Assets                   1.17%           1.03%       +14
    Return on Average Equity                  13.76%          12.17%       +13

PER COMMON SHARE*
    Earnings
      Basic                                   $2.30           $1.36        +69
      Diluted                                  2.18            1.32        +65

    Recurring Earnings
      Basic                                   $2.00           $1.63        +23
      Diluted                                  1.90            1.58        +20

    Book Value                               $15.27          $13.70        +11

AT YEAR END
Assets                                   $2,649,494      $2,418,407        +10
Net Loans                                 1,858,214       1,700,332        + 9
Deposits                                  2,192,713       2,013,888        + 9

STOCK APPRECIATION
(Price per Share)

                     [GRAPH]

       1993    1994    1995    1996    1997
       ----    ----    ----    ----    ----
      12.65    13.17   19.56   22.26   37.94

TOTAL ASSETS
(Dollars in billions)

                     [GRAPH]


       1993    1994    1995    1996     1997
       ----    ----    ----    ----     ----
       2.0      2.1     2.2     2.4      2.6

* RECURRING NET INCOME EXCLUDES EXTRAORDINARY GAINS ON THE SALE OF A SUBSIDIARY AND BRANCHES OF $8.8 MILLION AND MERGER-RELATED AND OTHER NON-RECURRING COSTS OF $4.6 MILLION IN 1997 AND A ONE-TIME ASSESSMENT OF $1.8 MILLION LEGISLATED BY CONGRESS TO RECAPITALIZE THE SAVINGS ASSOCIATION INSURANCE FUND AND MERGER-RELATED COSTS OF $2.1 MILLION IN 1996, ALL ON AN AFTER-TAX BASIS.


CONTENTS
1  CONSOLIDATED FINANCIAL HIGHLIGHTS
2  CHAIRMAN'S LETTER
4  MILESTONES
5  MARKET AREAS
6  AFFILIATE PROFILES
16 OFFICERS AND DIRECTORS
20 SHAREHOLDER INFORMATION



                                                            F.N.B. CORPORATION 1

F.N.B. CORPORATION AND AFFILIATES

To Our Shareholders and Friends


By any measure, 1997 was the most-successful year in the 133-year history of F.N.B. Corporation. The year began full of promise and ended full of achievement. Extraordinary growth, record earnings and unequaled stock price performance were attained--all while continuing a tradition of delivering the highest level of personal banking service to customers.

THE 1997 RESULTS ARE IMPRESSIVE:

       * 70% INCREASE IN STOCK PRICE
       * 15.8% RETURN ON EQUITY
       * $2.30 PER SHARE EARNINGS
       * 108 OFFICES IN FOUR STATES
       * $33.1 MILLION NET INCOME
       * 1,300 DEDICATED ASSOCIATES

F.N.B. is a growth company. In addition to posting record numbers in 1997, the Corporation expanded its markets, made a sizable investment in its banking facilities and put the right people in the right places to lead the company into the 21st century and beyond. The bottom line on December 31, 1997 (including the affiliation with West Coast Bank): Total assets increased 65 percent to $2.8 billion.

THE CHANGING MARKETS

On January 1, 1997 the Corporation was parent to five banking affiliates and a consumer finance company in Pennsylvania, Ohio and New York with total assets of $1.7 billion. By year's end, the company had expanded into southwest Florida, strategically adding five new affiliates in some of the fastest-growing, most-affluent markets in America. In Pennsylvania, the company streamlined operations by exchanging ownership of one institution, Bucktail Bank & Trust Company, for a profitable position in a larger company, Sun Bancorp, Inc. of Selinsgrove. And in Ohio, Metropolitan National Bank consolidated its market by selling three offices.

The new Florida banking partners are: First National Bank of Naples; Cape Coral National Bank; First National Bank of Fort Myers; Indian Rocks National Bank; and West Coast Bank, a community bank in Sarasota. And, on February 2, the Corporation announced an agreement to affiliate with Seminole Bank in Pinellas County north of St. Petersburg. Plans call for combining Seminole with Indian Rocks National Bank near the end of the second quarter. Upon the completion of this transaction, F.N.B. will offer banking and consumer finance services through 112 offices in four states.

[PHOTO]

PETER MORTENSEN
Chairman & Chief Executive Officer

BUILDING FOR THE FUTURE

On October 29, 1997, First National Bank of Pennsylvania dedicated an impressive new $7.5 million headquarters building in Hermitage, Pennsylvania. The state-of-the-art, six-story, 45,000-square-foot office facility stands prominently in the heart of Hermitage, Pennsylvania. The building also houses the executive and administrative support offices of F.N.B. Corporation.

In an era when many companies are consolidating and reducing their involvement in the communities where they do business, this ultramodern structure renews the Bank's commitment to hometown, customers and employees. All those interested in


F.N.B. CORPORATION 2
observing the extent of that commitment are encouraged to visit and tour the facility and shake hands with the Personal Bankers. They'll be glad to greet you.

Physical improvements during 1997 were not limited to the new headquarters. In Erie County, where First National Bank of Pennsylvania is aggressively capturing a greater share of a vital and competitive market, the Bank opened a new regional headquarters building and added two new branch offices. Other northern affiliates, Reeves Bank, Metropolitan National Bank, First County Bank, N.A. and Regency Finance Company added or extensively renovated existing offices. In Florida, where First National Bank of Naples dedicated a modern new branch and administrative offices at Pelican Bay, other affiliates were busy upgrading and improving facilities.


POSITIONING THE PEOPLE

In order for a company that places as much emphasis on personal customer service as we do to succeed, it must recruit and retain skilled and dedicated personnel to move the Corporation forward. From the front-line teller to the back-room bookkeeper, from the seasoned branch manager to the young management trainee, our talented team of Personal Bankers strives not only to satisfy the needs of the individual customer, but to exceed them--each and every day.

While hundreds of associates made meaningful contributions to the most-successful year ever--and their diligent efforts are applauded--the Board of Directors has tapped two of the very best to help chart the Corporation's future course. At its meeting on January 19, 1998, F.N.B. Directors elected Stephen J. Gurgovits to serve as Vice Chairman of the Board and Gary L. Tice to be President and Chief Operating Officer. Continuing to work closely with Steve, Gary and me as valuable members of the corporate Administrative Committee are Executive Vice President William J. Rundorff and Vice President and Chief Financial Officer John D. Waters.

Before closing, a few words about the content of the 1997 Annual Report. The book is designed to be reader-friendly. The first section is devoted to brief articles about each of the affiliates, focusing on the personality and performance of the top executives. Those more interested in numerical results will find the 1997 Financial Review conveniently located in a pocket inside the back cover. Please take time to read both sections. They're interesting and informative.

In closing, the other Directors join me in recognizing Dr. George Lowe upon his retirement from the F.N.B. Board. Thanks to the efforts of many, including Dr. Lowe, last year was a great year. We genuinely believe this year also holds much promise. On behalf of all of us at F.N.B., we thank you for your continued interest and support.

                                             Sincerely,

                                             /s/ PETER MORTENSEN
                                             --------------------------
                                             PETER MORTENSEN
                                             Chairman & Chief Executive Officer
                                             March 2, 1998




[PHOTO]

Left to Right: GARY L. TICE, President and Chief Operating Officer; JOHN D. WATERS, Vice President and Chief Financial Officer; WILLIAM J. RUNDORFF, Executive Vice President; and STEPHEN J. GURGOVITS, Vice Chairman of the Board.

                                                            F.N.B. CORPORATION 3

AFFILIATE MILESTONES



FIRST NATIONAL BANK OF PENNSYLVANIA
* Dedicated new $7.5 million headquarters building
* Surpassed $1.1 billion in assets
* Opened three new offices in Erie County

FIRST NATIONAL BANK OF NAPLES
* Grew to nearly $600 million in assets
* Affiliated with Mercantile Bank of Southwest Florida
* Opened new office at Pelican Bay

CAPE CORAL NATIONAL BANK
* Surpassed $250 million in assets
* Affiliated with First National Bank of Southwest Florida

METROPOLITAN NATIONAL BANK
* Completed transition to a full-service commercial bank
* Opened a new office in Howland, Ohio

REEVES BANK
* Received Beaver Area Heritage Foundation award for new headquarters office restoration
* Relocated Northern Lights office to improved facility

WEST COAST BANK
* Offers on-line Internet banking service
* Exceeded $100 million in assets

INDIAN ROCKS NATIONAL BANK
* Became an affiliate of F.N.B. Corporation
* Total assets reached $100 million

FIRST NATIONAL BANK OF FORT MYERS
* Grew to more than $80 million in assets

FIRST COUNTY BANK, N.A.
* Announced plans to open new office in Mentor, Ohio

REGENCY FINANCE COMPANY
* Total assets exceeded $90 million

CUSTOMER SERVICE CENTER
* Processed nearly 44 million transactions



[PHOTO]

FIRST NATIONAL BANK OF PENNSYLVANIA HEADQUARTERS IN HERMITAGE, PA, DEDICATED OCTOBER 29, 1997.


F.N.B. CORPORATION 4

F.N.B. CORPORATION AND AFFILIATES


MARKET AREAS


[MAPS]

[SYMBOL]

THE PROGRESS SYMBOL
F.N.B. Corporation is recognized by a geometric form we call the Progress Symbol. Rendered here in two-dimensional form, it appears on the logo of some of our affiliate companies and can be seen in the form of a three-dimensional, dynamic metal sculpture located on the grounds of our corporate headquarters at One F.N.B. Boulevard in Hermitage, Pennsylvania. Its form captures the essence of upward mobility, expansion, growth, and most importantly --progress--to which F.N.B. Corporation continuously aspires.

THE CORPORATION'S MISSION
F.N.B. Corporation is a growth company. We are an affiliation of successful community banks that seeks to provide high quality banking services to individual and business customers in a manner that is consistent with our philosophy of personal banking and our commitment to maximizing shareholder value. To achieve this commitment we will attract and retain a professional staff that is dedicated to exceptional customer satisfaction and superior financial performance.




                                                            F.N.B. CORPORATION 5

FIRST NATIONAL BANK OF PENNSYLVANIA
         A VISIT FROM TOMORROW'S CUSTOMERS



FIRST NATIONAL BANK OF PENNSYLVANIA IS A COMMUNITY BANK SERVING CUSTOMERS THROUGH 34 OFFICES IN SEVEN COUNTIES OF WESTERN PENNSYLVANIA AND EASTERN OHIO.
ASSETS: $1.1 BILLION. DEPOSITS: $962 MILLION.


While it's true that most customers have come to think of First National Bank of Pennsylvania as Home of the Personal Bankers, what they may not realize is where that special feeling originates.

It starts at the top with Steve Gurgovits. As President and Chief Executive Officer of F.N.B. Corporation's lead bank, Steve has all the right ingredients to manage a $1.1 billion institution. Spend 15 minutes with him and you'll find he's bright, articulate, wise, can balance his own checkbook and works hard at a job he loves.

But in today's competitive banking environment, it takes something extra to be a success. After 36 years at the Bank, Steve has a knack of recognizing an opportunity that may not immediately impact the Bank's earnings statement, and speaks volumes about his ability to lead a team of dedicated Personal Bankers.

Last year when the Bank's new headquarters building was under construction in Hermitage, Mrs. Mild's second grade class at nearby Artman Elementary School took an interest in the project. Each week Mrs. Mild would discuss the emerging structure's progress with her pupils. And, when the building was completed in October, she wrote Steve and asked if she and her class could come for a visit.

Steve said sure. So, on a cold day in November, he took time out from running the bank to host the teacher and her 26 students in the sixth-floor boardroom. Fielding questions for 30 minutes from a room full of seven-year-olds, Steve's natural ability to inform and entertain brought smiles all around.

After taking his visitors on a tour of the building, Mrs. Mild's pupils presented Steve with a multicolored banner they had colored, proclaiming "Welcome to Our Community."

Ask some bankers about their most-rewarding times and they may tell you about the million-dollar loan or the municipal bond deal. Ask Steve Gurgovits, and he'll recall the day Mrs. Mild's class came for a visit.


[PHOTO}

STEVE GURGOVITS, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF FIRST NATIONAL BANK OF PENNSYLVANIA, VISITS WITH MRS. MILD AND HER SECOND-GRADE CLASS FROM ARTMAN ELEMENTARY SCHOOL.



F.N.B. CORPORATION  6

REEVES BANK
         GIVING PARENTS AND CHILDREN A HELPING HAND



REEVES BANK IS A COMMUNITY BANK SERVING CUSTOMERS THROUGH NINE OFFICES IN THREE COUNTIES OF WESTERN PENNSYLVANIA. ASSETS: $147 MILLION. DEPOSITS: $134 MILLION.


You wouldn't expect it from a bank president, but Bob Rimbey is a high-five kind of guy--especially when it comes to helping protect children from abduction.

At Reeves Bank, fatherly Bob and his friendly staff often take time out from their active financial workday to record the fingerprints of area children. The purpose of this free community service is to give parents the peace of mind knowing that if ever their children are missing, local authorities will have proof of their child's identity.

When 18-month-old Nathan Teams and his mother arrived at a Reeves branch office to have his fingerprints taken, Bob welcomed the chance to guide Nathan through the process. During a talkative five-minute finger-to-ink-to-paper routine, the banker and the boy became fast friends. When Nathan left the bank, there were high-fives all around.

Since the Bank's founding in 1868, customers have come to expect this kind of value-added service from the caring folks at Reeves Bank. Their slogan, Real People Banking, says a lot about how Bob and his associates not only conduct business, but conduct their everyday lives.

What does Real People Banking mean? It means customers are friends. Neighbors are important. Flexibility and responsiveness are still a part of the deal.

Nathan, give me five!



[PHOTO]


BOB RIMBEY, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF REEVES BANK, HELPS 18-MONTH-OLD NATHAN TEAMS HAVE HIS FINGERPRINTS TAKEN AT A COMMUNITY BANK OFFICE.


                                                           F.N.B. CORPORATION  7

FIRST NATIONAL BANK OF NAPLES
         THE GOLDEN RULE OF CUSTOMER SERVICE


FIRST NATIONAL BANK OF NAPLES IS A COMMUNITY BANK SERVING CUSTOMERS THROUGH NINE OFFICES IN COLLIER COUNTY, FLORIDA. ASSETS: $585 MILLION. DEPOSITS: $459 MILLION.


One thing Garrett Richter likes more than talking about customer service is actually serving the customer.

This quality-service-driven President and Chief Executive Officer of First National Bank of Naples, Florida conducts business in one of the fastest-growing, most-affluent markets in the nation using his own special Golden Rule of Banking: Treat the customer the way you would like to be treated--and use your imagination.

To prove his point, he isn't shy about inviting new customers or welcoming existing ones into his Bank. The sign outside the Goodlette Road office boasts, "HOME OF FIRST-CLASS SERVICE."

Upon entering the lobby of any First National Bank of Naples office, the first thing you see is a plateful of cookies and a pitcherful of punch. Special occasion? No, just the Bank's way of making their guests feel at home. After enjoying a little light refreshment, visitors are assisted by friendly employees who go out of their way to make sure each individual banking experience is an exceptional one. Customers are greeted by name. It adds up to a truly first-class experience.

Twice a month, visitors may notice even broader smiles on employee faces. Why? Because every payday each Bank employee receives a paycheck, a firm handshake and a personal "thank you for doing a great job," from the Bank President.

It all goes back to his Golden Rule. Garrett believes in treating his employees the way he wants them to treat their customers.

By the way, the next time you are in Naples, Garrett invites you to stop for some cookies and punch.




[PHOTO]

GARRETT RICHTER, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF FIRST NATIONAL BANK OF NAPLES, PRESENTS PERSONAL BANKER LUPITA ZILLINGER WITH HER PAYCHECK AND SAYS "THANK YOU FOR DOING A GREAT JOB."


F.N.B. CORPORATION  8

CAPE CORAL NATIONAL BANK
         SUPPLYING CAPITAL FOR ECONOMIC GROWTH


CAPE CORAL NATIONAL BANK IS A COMMUNITY BANK SERVING CUSTOMERS THROUGH FOUR OFFICES IN CAPE CORAL, FLORIDA. ASSETS: $252 MILLION. DEPOSITS: $227 MILLION.


When Dave Gomer arrived in tropical Cape Coral, the town's population stood at 1,500, not including pelicans. There was one traffic light, and it always seemed to be yellow, indicating a cautious, go-slow attitude concerning future growth.

Today, 33 years later, nothing stands still in bustling Cape Coral, including the pelicans. At night, the traffic lights on Del Prado Boulevard are all green, signaling economic vitality, an exploding population and exciting growth potential.

As for Dave Gomer, now President and Chief Executive Officer of Cape Coral National Bank, he's on the move, too. He's on his way to Palmetto Pines Country Club to represent the Bank at a groundbreaking ceremony for a new $2.5 million clubhouse. You see, the club is one of Dave's best customers.

He recalls financing the club's original building project back in 1969, when he was a young commercial lender. And while the club's membership has grown along with Cape Coral and all of southwest Florida, community banker Dave Gomer remains the same reliable, friendly banker his customers can count on.

He takes great pride in having played an important part in the economic growth of Florida's 14th largest city, helping to provide the capital needed to create new businesses, generate stable good-paying jobs and encourage civic improvement.

Cape Coral's population is expected to top 100,000 by the year 2000. If there's a ceremony marking the occasion, Dave Gomer may be too busy to attend.


[PHOTO]

DAVE GOMER (CENTER), PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CAPE CORAL NATIONAL BANK, LOOKS OVER NEW CLUBHOUSE PLANS WITH CAPE CORAL MAYOR ROGER BUTLER AND PALMETTO PINES BUILDING COMMITTEE CHAIRMAN BOB CAVANAUGH.


                                                     F.N.B. CORPORATION  9

WEST COAST BANK
         PRESIDENT HAS MILES TO GO BEFORE HE SLEEPS



WEST COAST BANK IS A COMMUNITY BANK SERVING CUSTOMERS AT TWO LOCATIONS IN SARASOTA, FLORIDA. ASSETS: $107 MILLION. DEPOSITS: $91 MILLION.


Jody Hudgins is always on the run. During the work week, on-the-run is what this energetic, personable community bank President is all about. More often than not, he spends 14-hour days meeting with current and future customers, participating in civic activities, coaching young associates, making loans, attracting deposits, surfing the Net, skipping a meal.

After hours and on weekends, he's still running. Only now he's in training for his next foot race. During 1997, Jody found enough time to grow his Bank by more than 35 percent--and to run in and finish five national marathons, after putting in more than 3,000 miles of roadwork in preparation.

As President and Chief Executive Officer of West Coast Bank in Sarasota, Florida, Jody knows the value of staying more than one step ahead of the competition. His always-on-the-run style of personally providing customers with the highest quality of hands-on banking service resulted in West Coast being selected to provide the financing for the brand new Surgery Center of Sarasota. The state-of-the-art, out-patient complex consisting of operating suites and recovery rooms is filled with the latest in high-tech, sophisticated equipment and staffed by a team of experienced talented physicians. Surgery at the Center will mean fewer hours, even days of hospitalization for cost-conscious community residents in need of convenient professional medical care.

The secret to Jody's success with the Bank and on the road: He simply out runs the big city competition.



[PHOTO]

JODY HUDGINS, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WEST COAST BANK, MEETS WITH MARY ROGERS, ADMINISTRATOR, IN A SURGERY CENTER OF SARASOTA OPERATING SUITE.


F.N.B. CORPORATION  10

INDIAN ROCKS NATIONAL BANK
         YOUNG SAVERS GROW INTO CUSTOMERS



INDIAN ROCKS NATIONAL BANK IS A COMMUNITY BANK SERVING CUSTOMERS AT THREE LOCATIONS IN PINELLAS COUNTY, FLORIDA. ASSETS: $100 MILLION. DEPOSITS: $86 MILLION.



[PHOTO]

ROBBIE GEORGE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF INDIAN ROCKS NATIONAL BANK, TEACHES PUPILS THE VALUE OF REGULAR SAVINGS.

Ask Robbie George what he likes most about being President and Chief Executive Officer of Indian Rocks National Bank and he'll tell you: helping people.

For example, he'll smile and mention making mortgage loans to first-time home buyers, seeing small regular savings-account deposits grow into college tuition payments, watching a mom-and-pop business customer prosper and promoting a promising young commercial lender to bank officer status.

As an involved community banker, Robbie has more than one success story to illustrate each of those mutually satisfying events. But, if you really want to see his face light up, ask him about the children who attend school across the street from his office in Largo, Florida.

He'll tell you how several years ago Indian Rocks National Bank established a program to award pupils at three local schools for outstanding academic achievement. Twice a year, at the end of each semester, Robbie visits each school to present silver dollars to Honor Roll students and two-dollar bills to Principal List pupils. Afterward, the Bank sets up a special teller station in a corner of the library where pupils can learn the value of saving their well-earned scholastic dollars.

And now, from time to time when those early savers appear in the bank lobby as appreciative, grown-up Indian Rocks National Bank customers--well, you should see the smile on Robbie's face.



                                                           F.N.B. CORPORATION 11

FIRST NATIONAL BANK OF FORT MYERS
         WHERE LEADERSHIP COUNTS


FIRST NATIONAL BANK OF FORT MYERS IS A COMMUNITY BANK SERVING CUSTOMERS AT TWO LOCATIONS IN FORT MYERS, FLORIDA. ASSETS: $84 MILLION. DEPOSITS: $78 MILLION.

Look up the word, "leadership," in the dictionary and you'll find, "The capacity to be a leader; the ability to lead," as definitions. Look up Mark Morris at First National Bank of Fort Myers--and you'll find a leader.

The Bank's new President and Chief Executive Officer has proven he has what it takes to lead all his life. A Fort Myers native, he's captained a super-competitive scholastic swimming team, been a high-achieving big city banker and chaired several successful charitable drives.

But what about leadership when it comes to running a relatively small, yet rapidly growing community bank in one of the nation's best business climates? Mark believes it takes extraordinary people skills, like being an exceptionally good listener, taking personal ownership of service problems and always honoring your commitments.

One of the Bank's best commercial customers is Rolsafe, a world-class manufacturer of customized protective awnings, screens and shutters. Just as area residents reduce their risk of storm damage by installing Rolsafe products, Mark reduces the Bank's risk in making loans by personally getting to know his customers. He's toured the Rolsafe plant in Fort Myers. He's sat down and listened to the owners. He knows their banking needs.

Mark's style of leadership: Know your customers; communicate with them regularly; over perform on promises.

[PHOTO]

MARK MORRIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF FIRST NATIONAL BANK OF FORT MYERS, VISITS WITH SALES MANAGER CLARK JENSEN AT THE ROLSAFE MANUFACTURING FACILITY.

F.N.B. CORPORATION 12

METROPOLITAN NATIONAL BANK
         NEW NAME, NEW LEADER, NEW PLAN

METROPOLITAN NATIONAL BANK IS A COMMUNITY BANK SERVING CUSTOMERS THROUGH EIGHT OFFICES IN TWO COUNTIES OF EASTERN OHIO. ASSETS: $242 MILLION. DEPOSITS: $219 MILLION.

When can-do Gary Roberts arrived in Youngstown, Ohio, in September, he came armed with a three-word strategic plan: Serve more customers.

Since then, the super-confident new President and Chief Executive Officer has been busy re-energizing Metropolitan National Bank, lending his out-going style of hands-on leadership to several community development initiatives and personally meeting with many of the Bank's customers.

A self-described "growth-oriented guy," Gary sincerely believes that by providing the services that customers need to prosper, the Bank ultimately shares in their success. Partner with your customers and they'll grow the Bank for you.

One of Gary's favorite partners is Donna McGrath, President of Youngstown-based Wee Care Day Care. Donna has her eyes firmly focused on growing her small chain of profitable learning centers into a national franchise. Gary knows Metropolitan National Bank has all the financial and personal resources necessary to help her accomplish that goal.

Asked by a reporter how he would like to be known, Gary quickly responded, "As a man who is fair, equitable and trustworthy, and who has a legitimate passion for my wife, my family and for my company--you'd better put it in that order--and that he worked to help his community."

Gary Roberts--a community banker with a plan.

[PHOTO]

GARY ROBERTS, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF METROPOLITAN NATIONAL BANK, WORKS WITH DONNA MCGRATH, PRESIDENT OF WEE CARE DAY CARE ON DEVELOPING A BUSINESS PLAN FOR HER GROWING CHAIN OF LEARNING CENTERS.


                                                           F.N.B. CORPORATION 13

FIRST COUNTY BANK, N.A.
         A SMALL COMMUNITY BANK WORTH GROWING

FIRST COUNTY BANK, N.A. IS A COMMUNITY BANK SERVING CUSTOMERS FROM TWO LOCATIONS IN NORTHEAST OHIO. ASSETS: $50 MILLION. DEPOSITS: $46 MILLION.

A successful community bank is grown, not made. It attracts customers through delivering personalized service, not by offering the lowest lending rates. When business is transacted, the handshake comes before the signature. Satisfied customers are members of the bank's sales team. Small business accounts become corporate clients. The bank grows.

If ever there was a community bank positioned for growth, then it's First County Bank, N.A. in Chardon, Ohio. Nestled in the rural countryside about 40 miles east of Cleveland, First County is poised to grow and prosper as emerging entrepreneurs and new suburban businesses discover a Bank big enough to meet their needs yet small enough to share their financial concerns.

Greg Pike, President and Chief Executive Officer of First County Bank, N.A., is a former big city banker who is right at home in Chardon. One of his customers which is growing along with the Bank is the Corinne Dolan Alzheimer Center at Heather Hill. Recognized a world leader in Alzheimer care, the Center is the premier facility designed specifically to meet the needs of those affected by the disease.

Greg takes great pride in knowing his personal banking relationship with Heather Hill President Robert Harr contributes to the ultimate well-being of so many special people. Greg understands the unique mission of the Center. Robert knows he can count on Greg and First County to exceed his service expectations--and those of his residents.

At First County Bank, N.A., Greg Pike and his staff believe in doing relationships, not just doing business. Just ask Robert Harr.

[PHOTO]

GREG PIKE (RIGHT), PRESIDENT AND CHIEF EXECUTIVE OFFICER OF FIRST COUNTY BANK, N.A. CONFERS WITH PRESIDENT ROBERT HARR INSIDE THE CORINNE DOLAN ALZHEIMER CENTER AT HEATHER HILL.

F.N.B. CORPORATION 14

REGENCY FINANCE COMPANY
         WHERE CUSTOMERS KNOW WHAT TO EXPECT

Since 1974, when Regency Finance Company was formed, President and Chief Executive Officer Tom Tuggle has seen many changes in the consumer lending business. Home equity loans have replaced traditional second mortgages, many borrowers now use credit cards to purchase big ticket items and more and more transactions are executed electronically.

The one constant in this era of change? The typical, "I'd rather not deal with a bank," customer. He's borrowing from Regency Finance Company for the same reason Mom or Dad did two decades ago: He expects and receives a hassle-free, timely response from a local community lender he knows and trusts.

At any of the 35 Regency offices in three states, a loan request received by 9 a.m. is approved by noon and the customer receives a check by 3 p.m. The key to this efficient approval process is that the office manager has retained lending authority.

How is Tom able to ensure such consistent performance throughout his office network? He believes there are six keys to managing this company: Hire and train the right people; develop a sales culture; keep the business simple; motivate your associates; focus on the customer; learn from your mistakes.

CUSTOMER SERVICE CENTER
         DELIVERING FOR THE AFFILIATES

The name says it all. Just as F.N.B. affiliate customers have come to expect the highest level of personal customer service, affiliate employees know they can count on the Customer Service Center to exceed their operational expectations.

From account reconcilement to data processing, from mail delivery to computer programing, the Customer Service Center provides the efficient behind-the-scenes support necessary to allow the front-line bankers to focus on serving their customers.

With more than 190 dedicated employees at two locations in Pennsylvania and Florida, the Customer Service Center works round-the-clock to earn its reputation as a valuable resource to its customers--the 10 affiliates of F.N.B. Corporation.

                                                           F.N.B. CORPORATION 15

F.N.B. CORPORATION AND AFFILIATES

F.N.B. CORPORATION

OFFICERS

PETER MORTENSEN
    Chairman & Chief Executive Officer

STEPHEN J. GURGOVITS
    Vice Chairman

GARY L. TICE
    President & Chief Operating Officer

WILLIAM J. RUNDORFF
    Executive Vice President

JOHN D. WATERS
    Vice President & Chief Financial Officer

DAVID B. MOGLE
    Secretary & Treasurer


DIRECTORS

W. RICHARD BLACKWOOD
    President,
    Harry Blackwood, Inc.

WILLIAM B. CAMPBELL
    Retired Business Executive

CHARLES T. CRICKS
    Executive Vice President & Chief
    Operating Officer,
    Health Care Solutions, Inc.

HENRY M. EKKER
    Attorney at Law,
    Partner of Ekker, Kuster & McConnell

THOMAS C. ELLIOTT
    President & Treasurer,
    Elliott Brothers Steel Co.

STEPHEN J. GURGOVITS
    Vice Chairman,
    F.N.B. Corporation;
    President & Chief Executive Officer,
    First National Bank of Pennsylvania

THOMAS W. HODGE
    Retired Business Executive

JAMES S. LINDSAY
    Licensed Real Estate Broker,
    The Lindsay Company;
    Managing Partner,
    Dor-J's Partnership

PAUL P. LYNCH
    Attorney at Law,
    President & Chief Executive Officer,
    Lynch Brothers Investments, Inc.

EDWARD J. MACE
    Edward J. Mace,
    Certified Public Accountant;
    Chief Operating Officer,
    Ribek Corporation

PETER MORTENSEN
    Chairman & Chief Executive Officer,
    F.N.B. Corporation;
    Chairman,
    First National Bank of Pennsylvania

ROBERT S. MOSS
    Chairman,
    Associated Contractors of
    Conneaut Lake, Inc.

RICHARD C. MYERS
    Retired Business Executive

JOHN R. PERKINS
    Chairman Emeritus of the Board &
    Director, Metropolitan National Bank

WILLIAM A. QUINN
    Retired Executive Vice President &
    Cashier,
    First National Bank of Pennsylvania

GEORGE A. SEEDS
    Retired Business Executive

WILLIAM J. STRIMBU
    President,
    Nick Strimbu, Inc.

GARY L. TICE
    President & Chief Operating Officer,
    F.N.B. Corporation;
    Chairman,
    First National Bank of Naples

ARCHIE O. WALLACE
    Attorney at Law,
    Partner of Rowley, Wallace, Keck,
    Karson & St. John

JOSEPH M. WALTON
    Chairman & Chief Executive Officer,
    Jamestown Paint Co.

JAMES T. WELLER
    Chairman,
    Liberty Steel Products, Inc.

ERIC J. WERNER
    Chief Administrative Officer, General
    Counsel & Secretary,
    Werner Co.

R. BENJAMIN WILEY
    Chief Executive Officer,
    Greater Erie Community Action
    Committee

DONNA C. WINNER
    Co-owner,
    The Radisson, Tara--A Country Inn,
    The Winner, Tiffany's

DIRECTORS EMERITUS
    CHARLES C. HAMILTON
    GEORGE E. LOWE, D.D.S.

GENERAL COUNSEL
    COHEN & GRIGSBY, P.C.
    2900 CNG TOWER
    625 LIBERTY AVENUE
    PITTSBURGH, PA


F.N.B. CORPORATION 16

F.N.B. CORPORATION AND AFFILIATES

FIRST NATIONAL
BANK OF PENNSYLVANIA

DIRECTORS
WILLIAM B. CAMPBELL
CHARLES T. CRICKS
HENRY M. EKKER
STEPHEN J. GURGOVITS
    President & Chief Executive Officer
THOMAS W. HODGE
KENNETH R. JAMES
JAMES E. KNARR, DMD
PAUL P. LYNCH
PETER MORTENSEN
    Chairman
ROBERT S. MOSS
WILLIAM A. QUINN
WILLIAM J. STRIMBU
ARCHIE O. WALLACE
JOSEPH M. WALTON
JAMES T. WELLER
ERIC J. WERNER
R. BENJAMIN WILEY
DONNA C. WINNER

FIRST NATIONAL
BANK OF NAPLES

DIRECTORS
WILLIAM B. CAMPBELL
C.C. COGHILL
RICHARD L. JAEGER
JAMES S. LINDSAY
EDWARD J. MACE
DONALD W.  MAJOR
PETER MORTENSEN
RICHARD C. MYERS
ARLENE M. NICHOLS
JOSEPH R. PELLETIER
ANITA M. PITTMAN
DR. JAMES R. REHAK
GARRETT S. RICHTER
    President & Chief Executive Officer
DAVID H. SCHAEFFER
GARY L. TICE
    Chairman
MICHAEL E. WATKINS
LARRY A. WYNN

CAPE CORAL
NATIONAL BANK

DIRECTORS
ROBERT C. ADAMSKI
ROBERT J. AVERY
ANDREW A. BARNETTE
RICHARD D. BARTON, SR.
JO ELLEN BEAUVOIS
C.C. COGHILL
JAMES L. COTTRELL
    Chairman
DAVID W. GOMER
    President & Chief Executive Officer
DR. JOSEPH HOWARD
ROBERT E. MCCORMACK
PAUL W. SANBORN
H. FRANK SIMONDS
GARY L. TICE



                                                           F.N.B. CORPORATION 17

F.N.B. CORPORATION AND AFFILIATES

METROPOLITAN
NATIONAL BANK

DIRECTORS
RYERSON W. DALTON
SUZANNE FLEMING
C. CLARK HAMMITT
JAMES R. HARPSTER
LAWRENCE J. HESELOV
PETER MORTENSEN
JOHN M. NEWMAN, ATTORNEY
JOHN R. PERKINS
GARY J. ROBERTS
    President & Chief Executive Officer
WILLIAM J. RUNDORFF
SAMUEL K. SOLLENBERGER
    Chairman

DIRECTORS EMERITUS
DAVID R. JONES
GEORGE A. SEEDS


REEVES BANK

DIRECTORS
W. RICHARD BLACKWOOD
JOAN H. KLEIN
JOHN J. KNOBLOCH
HAROLD C. KORNMAN
RALPH LINARELLI, SR.
ROBERT A. RIMBEY
    President & Chief Executive Officer
JOHN W. ROSE
ALLEN F. SOBOL
DONALD W. ZAHN


WEST COAST BANK

DIRECTORS
ROBERT P. BROWN
ROBERT A. DAVIDSON
PAT F. FERLISE
JOSEPH D. HUDGINS
    President & Chief Executive Officer
JAMES H. LANIER, D.V.M.
THOMAS E. MITCHELL
JOHN W. REEDER, M.D.
H. MONROE WARRINGTON


INDIAN ROCKS
NATIONAL BANK

DIRECTORS
HAROLD M. WARD, D.O.
    Chairman
CHARLES R. ROBERTS
ROBERT C. GEORGE
    President & Chief Executive Officer
WILLIAM S. JONASSEN
DUKE L. MITCHELL
CLOYD A. PETRO
J. ERIC TAYLOR, JR., D.O.
GARY L. TICE
ROBERT T. TONG
O. LEE WASSON

DIRECTOR EMERITUS
ERNST A. UPMEYER


FIRST NATIONAL BANK
OF FORT MYERS

DIRECTORS
J. KEITH ARNOLD
C. C. COGHILL
THOMAS R. CRONIN
    Chairman
MICHAEL P. GEML
JEFFREY C. LEDWARD
JAMES B. MCMENAMY
MARK L. MORRIS
    President & Chief Executive Officer
GARY L. TICE
STEPHEN R. ZELLNER, M.D.



F.N.B. CORPORATION 18

F.N.B. CORPORATION AND AFFILIATES

FIRST COUNTY BANK, N.A.

DIRECTORS
JOHN A. BOND
DAVID J. EARDLEY
HOWARD E. ERNST
D. JAMES HENDLEY
DAVID B. MOGLE
GREGORY S. PIKE
    President & Chief Executive Officer
TERENCE C. PROFUGHI
WILLIAM G. RIMES
JOHN W. ROSE
WILLIAM J. SKIDMORE

DIRECTOR EMERITUS
ANDERSON A. ALLYN, SR.


REGENCY
FINANCE COMPANY

DIRECTORS
STEPHEN J. GURGOVITS
RAYMOND J. HEATH
RUSSELL B. KLASEN
VICTOR C. LEAP
PETER MORTENSEN
    Chairman
JOHN M. NEWMAN
ROBERT T. RAWL
GARY SOBOTAK
DOUGLAS J. SOLOCK
THOMAS M. TUGGLE
    President & Chief Executive Officer


CUSTOMER SERVICE CENTER

DIRECTORS
STEPHEN J. GURGOVITS
ROBERT C. GEORGE
DAVID W. GOMER
MARK L. MORRIS
GREGORY S. PIKE
GARRETT S. RICHTER
ROBERT A. RIMBEY
GARY J. ROBERTS
GARY L. TICE
    Chairman
THOMAS M. TUGGLE
DAVID A. TULLIS
    President & Chief Executive Officer


F.N.B. AFFILIATE SERVICES

OFFICERS
GEORGE D. HAGI
    Vice President--Regulatory Relations
JAMES G. ORIE
    Vice President--Corporate Counsel
ROBERT T. REICHERT
    Vice President--Controller
ROBERT M. WALLACE
    Vice President--Personnel
LINDA R. WILEY
    Vice President--Risk Management
JAMES R. FARMER
    Auditor
EDWARD H. SEHON
    Manager of Public Affairs
BERNICE SPONSELLER
    Manager of Shareholder Services

                                                         F.N.B. CORPORATION 19

SHAREHOLDER INFORMATION

EXECUTIVE OFFICES
     F.N.B. Corporation
     One F.N.B. Boulevard
     Hermitage, PA 16148
     Phone: (724) 981-6000

SHAREHOLDER SERVICES AND STOCK TRANSFER AGENT
     F.N.B. Shareholder Services
     P.O. Box 11929
     Naples, FL 34101-1929
     Phone: (888) 441-4362

VOLUNTARY DIVIDEND REINVESTMENT
AND DIRECT STOCK PURCHASE PLAN
Shareholders as well as non-shareholders may participate in the Dividend Reinvestment and Direct Stock Purchase Plan. The Plan provides that additional shares of common stock may be purchased with reinvested dividends and voluntary cash payments without broker fees. A prospectus and an enrollment card may be obtained upon request to Shareholder Services.

FORM 10-K AND 10-Q AVAILABILITY
Copies of the Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission will be furnished to any shareholder, free of charge, upon request to Shareholder Services.

INSTITUTIONAL INVESTMENT AND ANALYST INQUIRIES
Institutional investors, analysts or individuals desiring financial information or reports may contact: John D. Waters, Vice President and Chief Financial Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148. Phone:
(724) 983-3440.

NEWS MEDIA INQUIRIES
Media representatives and others seeking public information may contact: Edward
H. Sehon, Manager of Public Affairs, One F.N.B. Boulevard, Hermitage, PA 16148.
Phone: (724) 983-4841.

ANNUAL MEETING
The annual meeting of shareholders will be held at 4:00 p.m. on Wednesday, April 29, 1998 at the F.N.B. Data and Accounting Center, Corner of East State Street and South Keel Ridge Road, Hermitage, PA 16148.

F.N.B. CORPORATION 20

                                    [COVER]








[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        One F.N.B. Boulevard
        Hermitage, PA 16148

[LOGO]  F.N.B.
        CORPORATION
        ...........................................................









                             1997 FINANCIAL REVIEW



                                     [LOGO]




                             TABLE OF CONTENTS

                             1   Consolidated Balance Sheet
                             2   Consolidated Income Statement
                             3   Consolidated Statement of Stockholders' Equity
                             4   Consolidated Statement of Cash Flows
                             5   Notes to Consolidated Financial Statements
                             25  Report of Independent Auditors
                             26  Slected Financial Data
                             27  Quarterly Earnings Summary
                             28  Management's Discussion
                             40  Market for Common Stock and Related
                                 Shareholder Matters

                                            F.N.B. CORPORATION AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEET
                                        Dollars in thousands, except par values


December 31                                                 1997             1996
                                                         ----------      ----------
ASSETS
Cash and due from banks                                  $   87,869      $  107,476
Interest bearing deposits with banks                          2,653           1,334
Federal funds sold                                            8,350           6,425
Mortgage loans held for sale                                  4,217           9,610
Securities available for sale                               432,327         322,068
Securities held to maturity (fair value of
  $123,164 and $173,677)                                    122,938         174,551
Loans, net of unearned income of $20,344 and $23,763      1,885,482       1,728,132
Allowance for loan losses                                   (27,268)        (27,800)
                                                         ----------      ----------
    NET LOANS                                             1,858,214       1,700,332
                                                         ----------      ----------
Premises and equipment                                       63,343          46,714
Other assets                                                 69,583          49,897
                                                         ----------      ----------
    TOTAL ASSETS                                         $2,649,494      $2,418,407
                                                         ==========      ==========

LIABILITIES
Deposits:
  Non-interest bearing                                   $  256,542      $  231,264
  Interest bearing                                        1,936,171       1,782,624
                                                         ----------      ----------
    TOTAL DEPOSITS                                        2,192,713       2,013,888
                                                         ----------      ----------
Other liabilities                                            36,795          34,825
Short-term borrowings                                       122,104         112,230
Long-term debt                                               67,246          58,179
                                                         ----------      ----------
    TOTAL LIABILITIES                                     2,418,858       2,219,122
                                                         ----------      ----------

STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 287,500 and 352,531 shares
  Aggregate liquidation value - $7,188 and $8,813             2,875           3,525
Common stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 14,748,425 and 13,305,369 shares                  29,497          26,611
Additional paid-in capital                                  119,241         101,445
Retained earnings                                            77,421          66,625
Net unrealized securities gains                               5,230           2,566
Treasury stock - 113,592 and 62,723 shares at cost           (3,628)         (1,487)
                                                         ----------      ----------
    TOTAL STOCKHOLDERS' EQUITY                              230,636         199,285
                                                         ----------      ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $2,649,494      $2,418,407
                                                         ==========      ==========

See accompanying Notes to Consolidated Financial Statements


                                                       F.N.B. CORPORATION    1

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT
Dollars in thousands, except per share data


Year Ended December 31                                              1997         1996          1995
                                                                  --------     --------     --------
INTEREST INCOME
Loans, including fees                                             $163,802     $154,962     $144,518
Securities:
  Taxable                                                           25,134       22,994       22,496
  Non-taxable                                                        2,228        2,261        1,939
  Dividends                                                          1,109        1,097          928
Other                                                                3,235        2,269        2,631
                                                                  --------     --------     --------
    TOTAL INTEREST INCOME                                          195,508      183,583      172,512
                                                                  --------     --------     --------

INTEREST EXPENSE
Deposits                                                            74,684       69,447       66,128
Short-term borrowings                                                6,160        3,785        5,368
Long-term debt                                                       3,634        4,384        3,258
    TOTAL INTEREST EXPENSE                                          84,478       77,616       74,754
                                                                  --------     --------     --------
    NET INTEREST INCOME                                            111,030      105,967       97,758
Provision for loan losses                                           10,585        9,791        6,930
                                                                  --------     --------     --------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            100,445       96,176       90,828
                                                                  --------     --------     --------

NON-INTEREST INCOME
Insurance commissions and fees                                       3,983        4,116        4,284
Service charges                                                     11,918       11,335       10,601
Trust                                                                1,465        1,461        1,390
Gain on sale of securities                                           1,246          825          493
Gain on sale of loans                                                1,410          691          516
Other                                                                3,091        1,979        1,931
                                                                  --------     --------     --------
    TOTAL NON-INTEREST INCOME                                       23,113       20,407       19,215
                                                                  --------     --------     --------
                                                                   123,558      116,583      110,043
                                                                  --------     --------     --------

NON-INTEREST EXPENSES
Salaries and employee benefits                                      46,387       41,516       38,086
Net occupancy                                                        6,863        6,775        6,660
Amortization of intangibles                                          1,584        1,047        1,246
Equipment                                                            6,596        6,212        5,572
Deposit insurance                                                      833          970        3,092
Recapitalization of Savings Association Insurance Fund                            2,752
Promotional                                                          2,217        2,568        3,197
Insurance claims paid                                                1,867        1,707        1,738
Other                                                               21,861       23,264       19,073
                                                                  --------     --------     --------
    TOTAL NON-INTEREST EXPENSES                                     88,208       86,811       78,664
                                                                  --------     --------     --------
    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS              35,350       29,772       31,379
Income taxes                                                        11,036        9,893       10,300
                                                                  --------     --------     --------
    INCOME BEFORE EXTRAORDINARY ITEMS                               24,314       19,879       21,079
Gain on sale of subsidiary and branches, net of tax of $4,743        8,809
                                                                  --------     --------     --------
    Net Income                                                    $ 33,123     $ 19,879     $ 21,079
                                                                  ========     ========     ========
Earnings Per Common Share
    BASIC                                                         $   2.30     $   1.36     $   1.45
                                                                  ========     ========     ========
    DILUTED                                                       $   2.18     $   1.32     $   1.41
                                                                  ========     ========     ========



See accompanying Notes to Consolidated Financial Statements


F.N.B. CORPORATION 2

                                           F.N.B. CORPORATION AND SUBSIDIARIES

                                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   Dollars in thousands, except per share data

                                                                                                   Net       Employee
                                                                     Additional                 Unrealized     Stock
                                               Preferred    Common     Paid-In      Retained    Securities   Ownership   Treasury
                                                 Stock       Stock     Capital      Earnings   Gains(Losses)   Plan       Stock
                                               ---------    -------  ----------    --------   -------------- ---------   --------
Balance at January 1, 1995                        $4,563    $24,338   $ 84,164     $ 55,016      $  (535)      $(141)    $  (309)
Net income                                                                           21,079
Cash dividends declared:
  Preferred stock                                                                      (849)
  Common stock $.33 per share (F.N.B.) and
    $.20 per share (WCBI)                                                            (3,489)
Purchase of common stock                                                                                                  (1,447)
Issuance of common stock                                         53        344                                             1,292
Stock dividend                                                  930      7,132       (8,067)
Conversion of preferred stock                        (47)        85        502
Obligation under ESOP plan                                                                                      (248)
Change in net unrealized
  securities gains (losses)                                                                        3,780
                                                  ------    -------   --------     --------      -------       -----     -------
Balance at December 31, 1995                       4,516     25,406     92,142       63,690        3,245        (389)       (464)
Net income                                                                           19,879
Cash dividends declared:
  Preferred stock                                                                      (766)
  Common stock $.60 per share (F.N.B.) and
    $.23 per share (WCBI)                                                            (6,123)
Purchase of common stock                                                                                                  (3,421)
Issuance (retirement) of common stock                           (54)      (484)                                            2,398
Stock dividend                                                  860      9,195      (10,055)
Conversion of preferred stock                       (991)       399        592
Obligation under ESOP plan                                                                                       389
Change in net unrealized
  securities gains (losses)                                                                         (679)
                                                  ------    -------   --------     --------      -------       -----     -------
Balance at December 31, 1996                       3,525     26,611    101,445       66,625        2,566           0      (1,487)

Net income                                                                           33,123
Cash dividends declared:
  Preferred stock                                                                      (588)
  Common stock $.63 per share (F.N.B.) and
    $.12 per share (WCBI)                                                            (8,990)
Purchase of common stock                                                                                                  (7,688)
Issuance of common stock                                         28         98         (520)                               5,547
Issuance of common stock
  for acquisition                                             1,260      2,240        4,177
Stock dividend                                                1,332     15,074      (16,406)
Conversion of preferred stock                       (650)       266        384
Change in net unrealized
  securities gains (losses)                                                                        2,664
                                                  ------    -------   --------     --------      -------       -----     -------
Balance at December 31, 1997                      $2,875    $29,497   $119,241     $ 77,421       $5,230       $   0     $(3,628)
                                                  ======    =======    ========    ========       ======       =====     =======

See accompanying Notes to Consolidated Financial Statements



                                                           F.N.B. CORPORATION 3

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
Dollars in thousands




Year Ended December 31                                                       1997           1996           1995
                                                                          ---------      ---------      ---------
OPERATING ACTIVITIES
Net income                                                                $  33,123      $  19,879      $  21,079
Adjustments to reconcile net income to net cash provided
  by operating activities:
    Depreciation and amortization                                             6,875          6,022          6,374
    Provision for loan losses                                                10,585          9,791          6,930
    Provision for valuation allowance on other real
      estate owned                                                              540            664            100
    Deferred taxes                                                           (1,321)        (1,754)          (700)
    Gain on securities available for sale                                    (1,246)          (825)          (493)
    Gain on sale of loans                                                    (1,410)          (691)          (516)
    Extraordinary gain on sale of subsidiary and
      branches, net of tax                                                   (8,809)
    Proceeds from sale of loans                                              96,543         53,359         54,385
    Loans originated for sale                                               (90,181)       (46,258)       (58,872)
    Net change in:
      Interest receivable                                                    (2,411)         1,355         (1,690)
      Interest payable                                                        1,577            642          1,866
    Other, net                                                                3,410          6,208          5,591
                                                                          ---------      ---------      ---------
        Net cash flows from operating activities                             47,275         48,392         34,054
                                                                          ---------      ---------      ---------

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                                       (1,341)         2,519           (833)
  Federal funds sold                                                          8,175         50,599        (39,608)
  Loans                                                                    (162,173)      (189,703)       (97,630)
Securities available for sale:
  Purchases                                                                (254,454)      (183,824)      (129,320)
  Sales                                                                      36,125         39,208          7,555
  Maturities                                                                143,079        105,848         86,961
Securities held to maturity:
  Purchases                                                                  (7,120)       (41,862)       (45,264)
  Maturities                                                                 55,858         41,678         76,474
Increase in premises and equipment                                          (18,451)       (11,453)        (7,054)
Net cash paid for mergers, acquisitions and divestiture                     (50,362)
                                                                          ---------      ---------      ---------
        Net cash flows from investing activities                           (250,664)      (186,990)      (148,719)
                                                                          ---------      ---------      ---------

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings and NOW                            104,502         96,447            534
  Time deposits                                                              83,387         21,296        146,893
  Short-term borrowings                                                      (1,142)        38,729        (13,437)
Increase in long-term debt                                                   39,010         32,899          9,274
Decrease in long-term debt                                                  (29,862)       (25,504)       (15,104)
Net acquisition of treasury stock                                            (2,535)        (1,560)           242
Cash dividends paid                                                          (9,578)        (6,889)        (4,343)
                                                                          ---------      ---------      ---------
        Net cash flows from financing activities                            183,782        155,418        124,059
                                                                          ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (19,607)        16,820          9,394
Cash and Cash Equivalents At Beginning Of  Year                             107,476         90,656         81,262
                                                                          ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF  YEAR                                 $  87,869      $ 107,476      $  90,656
                                                                          =========      =========      =========


See accompanying Notes to Consolidated Financial Statements



F.N.B. CORPORATION    4

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

  F.N.B. Corporation (F.N.B. or the Corporation) is a bank holding company headquartered in Hermitage, Pennsylvania. As of January 31, 1998, it operated 9 banks through 73 offices and a consumer finance company through 35 offices in Pennsylvania, Florida, Ohio and New York.

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

MORTGAGE LOANS HELD FOR SALE:
  Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal balance adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

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

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect



                                                        F.N.B. CORPORATION   5

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

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

AMORTIZATION OF INTANGIBLES:
  Goodwill is being amortized over 15 years on the straight-line method and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 10-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends.

  In 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS No. 128), "Earnings per Share." FAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts have been restated to conform to the FAS No. 128 requirements.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

CASH EQUIVALENTS:
  The Corporation considers cash and due from banks as cash and cash equivalents.

NEW ACCOUNTING STANDARDS:
  FAS No. 130, "Reporting Comprehensive Income," establishes new standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non shareholder sources, such as changes in net unrealized securities gains. It includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. This statement is effective for the Corporation's fiscal year ending December 31, 1998. Application of this statement will not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. It requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. This statement is effective for the Corporation's fiscal year ending December 31, 1998.

MERGERS, ACQUISITIONS AND DIVESTITURES
  On February 2, 1998, the Corporation signed a definitive merger agreement with Seminole Bank (Seminole), a


F.N.B. CORPORATION  6

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

community bank headquartered in Seminole, Florida with assets of $93.7 million. The agreement calls for an exchange of 1.457 shares of the Corporation's common stock for each share of Seminole common stock. The Corporation anticipates issuing approximately 814,500 shares of its common stock. Seminole will be merged into the Corporation's existing subsidiary, Indian Rocks National Bank (Indian Rocks), in Largo, Florida. The transaction, which is expected to close during the second quarter of 1998 pending regulatory and shareholder approval, will be accounted for as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast Bank, headquartered in Sarasota, Florida. Under the terms of the merger agreement, each outstanding share of West Coast Bank's common stock was converted into 1.0 share of the Corporation's common stock. A total of 585,263 shares of the Corporation's common stock were issued. At December 31, 1997, West Coast Bank had total assets and deposits of $107.4 million and $91.3 million, respectively. The transaction was accounted for as a pooling-of-interests. Following is an unaudited summary of pro forma information, which represents a combination of the results of operations of the Corporation and West Coast Bank (in thousands, except per share data):

Year Ended December 31          1997       1996         1995
                                ----       ----         ----
Net interest income           $114,749   $109,757    $101,487
Net income                      34,002     20,997      22,122
Earnings per share (Basic)        2.27       1.38        1.47

  On November 21, 1997, the Corporation completed the sale of three Belmont County, Ohio branches of its subsidiary, Metropolitan National Bank, to Citizens Bancshares, Inc., a bank holding company headquartered in Salineville, Ohio. The sale resulted in the Corporation recognizing a $3.6 million after-tax extraordinary gain.

  On November 20, 1997, the Corporation purchased all of the assets and liabilities of Mercantile Bank of Southwest Florida (Mercantile), a bank located in Naples, Florida. The Corporation paid $17.72 per share for each of the 766,681 outstanding shares of Mercantile's common stock. Mercantile was merged into another affiliate of the Corporation, First National Bank of Naples, headquartered in Naples, Florida. The transaction was accounted for as a purchase. As a result of the purchase, the Corporation acquired assets of $121.7 million, including goodwill of $7.1 million and core deposit intangibles amounting to $595,000, and assumed liabilities of $108.2 million. Unaudited pro forma results of operations for the Corporation as if Mercantile was acquired on January 1, 1995 are as follows (in thousands, except per share data):

Year Ended December 31          1997       1996         1995
                                ----       ----         ----
Net interest income           $113,748   $108,681    $100,036
Net income                      32,005     19,746      20,794
Earnings per share (Basic)        2.23       1.35        1.43

  On October 17, 1997, the Corporation completed its affiliation with Indian Rocks, a community bank headquartered in Largo, Florida, with assets of $80.9 million. Under the terms of the merger agreement, each outstanding share of Indian Rocks' common stock was converted into 1.8 shares of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 630,000 shares of the Corporation's common stock were issued. The merger has been accounted for as a pooling-of-interests, except that financial statements were not restated due to immateriality. Indian Rocks' results of operations since October 17, 1997 are included in the Corporation's consolidated results.

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of its common stock, having an estimated value of $17.6 million, in exchange for 100% ownership of Bucktail. At consummation, Bucktail had assets of $124.6 million and liabilities of $115.3 million. The sale resulted in the Corporation recognizing a $5.2 million after-tax extraordinary gain. The Corporation has reflected its original ownership interest as well as subsequent purchases of Sun common stock as an equity investment included in other assets. At December 31, 1997, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $33.3 million and a carrying value totaling $20.2 million. The Corporation recognized equity earnings from Sun totaling $621,000 for the year ended December 31, 1997.

  On April 18, 1997, the Corporation completed its affiliation with West Coast Bancorp, Inc. (WCBI), a bank holding company headquartered in Cape Coral, Florida, with assets totaling approximately $181.0 million. Under the terms of


                                                        F.N.B. CORPORATION   7

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the merger agreement, each outstanding share of West Coast's common stock was converted into .794 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 1,197,128 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

Quarter Ended March 31, 1997               F.N.B.     WCBI
                                           ------     ----
Net Interest Income.................      $25,800     $1,779
Net Income..........................        6,653        135

  On January 21, 1997, the Corporation completed its affiliation with Southwest Banks, Inc. (Southwest), a bank holding company headquartered in Naples, Florida, with assets totaling $528.8 million. Under the terms of the merger agreement, each outstanding share of Southwest's common stock was converted into
 .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock were issued. Results for prior years are restated to reflect this acquisition as a pooling-of-interests. The following table sets forth separate company financial information for the period immediately prior to the merger (in thousands):

Year Ended December 31, 1996              F.N.B.     Southwest
                                          ------     ---------
Net Interest Income.................     $80,744       $17,953
Net Income..........................      18,433           805

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows (in thousands):

  Securities available for sale:

                                                                                  GROSS             GROSS
                                                             AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1997                                              COST               GAINS            LOSSES              VALUE
-----------------                                              ----               -----            ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $284,807           $  877           $  (244)           $285,440
Mortgage-backed securities of
  U.S. Government agencies                                     117,196              473              (146)            117,523
Other debt securities                                            5,031              107                                 5,138
                                                              --------           ------           -------            --------
    TOTAL DEBT SECURITIES                                      407,034            1,457              (390)            408,101
Equity securities                                               17,238            7,002               (14)             24,226
                                                              --------           ------           -------            --------
                                                              $424,272           $8,459           $  (404)           $432,327
                                                              ========           ======           =======            ========

                                                                                  GROSS            GROSS
                                                             AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1996                                              COST               GAINS            LOSSES              VALUE
-----------------                                              ----               -----            ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $261,235           $  403           $  (806)           $260,832
Mortgage-backed securities of
  U.S. Government agencies                                      40,642              620              (173)             41,089
Other debt securities                                            2,000                                (16)              1,984
                                                              --------           ------           -------            --------
    TOTAL DEBT SECURITIES                                      303,877            1,023              (995)            303,905
Equity securities                                               14,235            3,942               (14)             18,163
                                                              --------           ------           -------            --------
                                                              $318,112           $4,965           $(1,009)           $322,068
                                                              ========           ======           =======            ========

                                                                                  GROSS            GROSS
                                                             AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1995                                              COST               GAINS            LOSSES             VALUE
-----------------                                              ----               -----            ------             -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $241,667           $1,748           $  (137)           $243,278
Mortgage-backed securities of
  U.S. Government agencies                                      22,505              184               (87)             22,602
Other debt securities                                            2,000                                 (5)              1,995
                                                              --------           ------           -------            --------
    TOTAL DEBT SECURITIES                                      266,172            1,932              (229)            267,875
Equity securities                                               12,347            3,304                                15,651
                                                              --------           ------           -------            --------
                                                              $278,519           $5,236           $  (229)           $283,526
                                                              ========           ======           =======            ========


F.N.B. CORPORATION  8

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Securities held to maturity:

                                                                                GROSS              GROSS
                                                           AMORTIZED         UNREALIZED          UNREALIZED            FAIR
December 31, 1997                                            COST               GAINS              LOSSES              VALUE
-----------------                                            ----               -----              ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                $ 16,312              $ 63             $  (17)           $  16,358
States of the U.S. and political
  subdivisions                                               50,238               362                (40)              50,560
Mortgage-backed securities of
  U.S. Government agencies                                   56,356                81               (219)              56,218
Other debt securities                                            32                                   (4)                  28
                                                           --------              ----            -------             --------
                                                           $122,938              $506             $ (280)            $123,164
                                                           ========              ====             =======            ========

                                                                                GROSS            GROSS
                                                           AMORTIZED         UNREALIZED        UNREALIZED             FAIR
December 31, 1996                                            COST               GAINS            LOSSES               VALUE
-----------------                                            ----               -----            ------               -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                $ 15,388              $ 57            $   (22)           $  15,423
States of the U.S. and political
  subdivisions                                               55,569               147               (438)              55,278
Mortgage-backed securities of
  U.S. Government agencies                                  103,551                98               (712)             102,937
Other debt securities                                            43                                   (4)                  39
                                                           --------              ----            -------             --------
                                                           $174,551              $302            $(1,176)            $173,677
                                                           ========              ====            =======             ========

                                                                                GROSS              GROSS
                                                           AMORTIZED          UNREALIZED         UNREALIZED            FAIR
December 31, 1995                                            COST                GAINS             LOSSES              VALUE
-----------------                                            ----                -----             ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                $ 22,367              $170            $   (37)           $  22,500
States of the U.S. and political
  subdivisions                                               47,505               197               (288)              47,414
Mortgage-backed securities of
  U.S. Government agencies                                  104,555               447               (421)             104,581
Other debt securities                                            56                                   (5)                  51
                                                           --------              ----            -------             --------
                                                           $174,483              $814            $  (751)            $174,546
                                                           ========              ====            =======             ========

  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No. 115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1997 and 1996, respectively, securities with a carrying value of $148.0 million and $135.9 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $134.5 million and $63.9 million at December 31, 1997 and 1996, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1997, the Corporation had not entered into any off-balance sheet derivative transactions.


                                                         F.N.B. CORPORATION    9

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  As of December 31, 1997, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                                                    HELD TO MATURITY                 AVAILABLE FOR SALE
                                                              AMORTIZED            FAIR           AMORTIZED            FAIR
December 31, 1997                                               COST               VALUE            COST               VALUE
                                                                ----               -----            ----               -----
Due in one year or less                                        $ 13,619          $ 13,621          $ 76,963          $ 77,003
Due from one to five years                                       44,434            44,584           182,802           183,334
Due from five to ten years                                        7,896             8,093            27,152            27,251
Due after ten years                                                 633               648             2,921             2,990
                                                               --------          --------          --------          --------
                                                                 66,582            66,946           289,838           290,578
Mortgage-backed securities of
 U.S. Government agencies                                        56,356            56,218           117,196           117,523
Equity securities                                                                                    17,238            24,226
                                                               --------          --------          --------          --------
                                                               $122,938          $123,164          $424,272          $432,327
                                                               ========          ========          ========          ========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $36.1 million, $39.2 million and $7.6 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                      1997             1996             1995
                                      ----             ----             ----
Gross gains                          $1,358             $880             $530
Gross losses                            112               55               37
                                     ------             ----             ----
                                     $1,246             $825             $493
                                     ======             ====             ====

LOANS

  Following is a summary of loans (in thousands):


December 31                                             1997           1996
                                                        ----           ----
Real estate:
 Residential                                      $  820,782       $  682,600
 Commercial                                          455,358          421,057
 Construction                                         58,548           41,661
Installment loans to individuals                     281,558          395,628
Commercial, financial and agricultural               229,728          189,411
Lease financing                                       59,852           21,538
Unearned income                                      (20,344)         (23,763)
                                                  ----------       ----------
                                                  $1,885,482       $1,728,132
                                                  ==========       ==========

  The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.


F.N.B. CORPORATION    10

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1997. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

        Total loans at December 31, 1996.................         $30,940
        New loans........................................          40,232
        Repayments.......................................         (41,255)
        Other............................................           2,641
                                                                  -------
        Total loans at December 31, 1997.................         $32,558
                                                                  =======

  Other represents the net change in loan balances resulting from changes in related parties during the year.


NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):


December 31                                      1997              1996
-----------                                      ----              ----
Non-accrual loans                               $ 8,040           $ 9,571
Restructured loans                                1,314             2,146
                                                -------           -------
  TOTAL NON-PERFORMING LOANS                      9,354            11,717
Other real estate owned                           4,027             7,039
                                                -------           -------
  TOTAL NON-PERFORMING ASSETS                   $13,381           $18,756
                                                =======           =======

  For the years ended December 31, 1997, 1996 and 1995, income recognized on non-accrual and restructured loans was $466,000, $763,000 and $685,000, respectively. Income that would have been recognized during 1997, 1996 and 1995 on such loans if they were in accordance with their original terms was $1.0 million, $1.4 million and $1.3 million, respectively. Loans past due 90 days or more were $3.2 million, $3.0 million and $3.9 million at December 31, 1997, 1996 and 1995, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At or For the Year Ended December 31                      1997               1996
------------------------------------                      ----               ----
Impaired loans with an allocated allowance               $  889            $ 4,494
Impaired loans without an allocated allowance                                5,298
                                                         ------            -------
   TOTAL IMPAIRED LOANS                                     889              9,792
                                                         ======            =======
Allocated allowance on impaired loans                       436              1,451
                                                         ======            =======
Portion of impaired loans on non-accrual                    860              4,751
                                                         ======            =======
Average impaired loans                                    5,341             12,437
                                                         ======            =======
Income recognized on impaired loans                          71                735
                                                         ======            =======



                                                         F.N.B. CORPORATION   11

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                                                                 1997            1996             1995
----------------------                                                                 ----            ----             ----
Balance at beginning of year                                                          $27,800        $24,250          $22,268

Reduction due to the sale of a subsidiary and loans                                    (3,828)
Addition due to acquisitions                                                            1,167

Charge-offs                                                                            (9,665)        (7,760)          (6,831)
Recoveries                                                                              1,209          1,519            1,883
                                                                                      -------        -------          -------
    NET CHARGE-OFFS                                                                    (8,456)        (6,241)          (4,948)
Provision for loan losses                                                              10,585          9,791            6,930
                                                                                      -------        -------          -------
Balance at end of year                                                                $27,268        $27,800          $24,250
                                                                                      =======        =======          =======

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                                                             1997           1996
-----------                                                                             ----           ----
Land                                                                                $  11,236       $   8,977
Premises                                                                               56,601          43,346
Equipment                                                                              36,642          31,038
                                                                                    ---------       ---------
                                                                                      104,479          83,361
Accumulated depreciation                                                              (41,136)        (36,647)
                                                                                    ---------       ---------
                                                                                    $  63,343       $  46,714
                                                                                    =========       =========

  Depreciation expense was $5.6 million for 1997, $5.3 million for 1996 and $4.5 million for 1995.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.5 million for 1997, $2.6 million for 1996 and $2.7 million for 1995. Total minimum rental commitments under such leases were $26.2 million at December 31, 1997. Following is a summary of future minimum lease payments for years following December 31, 1997 (in thousands):

                1998                                    $  1,918
                1999                                       1,345
                2000                                         996
                2001                                         906
                2002                                         824
                Later years                               20,177


F.N.B. CORPORATION   12

F.N.B. CORPORATION AND SUSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS

Following is a summary of deposits (in thousands):

December 31                                                1997            1996
-----------                                          ----------      ----------
Non-interest bearing                                 $  256,542      $  231,264
Savings and NOW                                         942,975         851,156
Certificates of deposit and
  other time deposits                                   993,196         931,468
                                                     ----------      ----------
                                                     $2,192,713      $2,013,888
                                                     ==========      ==========

  Following is a summary of the scheduled maturities of certificates of deposits and other time deposits for each of the five years following December 31, 1997 (in thousands):

                1998.................................... $647,460
                1999....................................  222,609
                2000....................................   75,161
                2001....................................   29,029
                2002....................................   18,621
                Later years.............................      316

  Time deposits of $100,000 or more were $192.0 million and $173.8 million at December 31, 1997 and 1996, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1997 (in thousands):

                                            CERTIFICATES         OTHER TIME
December 31, 1997                            OF DEPOSIT          DEPOSITS             TOTAL
-----------------                           ------------         ----------          ---------
Three months or less                          $ 60,226            $ 4,410             $ 64,636
Three to six months                             29,543              3,167               32,710
Six to twelve months                            33,409              3,489               36,898
Over twelve months                              39,953             17,791               57,744
                                              --------           --------             --------
                                              $163,131            $28,857             $191,988
                                              ========           ========             ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                              1997          1996
-----------                                          --------       --------
Securities sold under repurchase
  agreements                                         $ 54,054       $ 35,471
Federal funds purchased                                16,862         20,052
Other short-term borrowings                             4,257          1,506
Subordinated notes                                     46,931         55,201
                                                     --------       --------
                                                     $122,104       $112,230
                                                     ========       ========

  Credit facilities amounting to $35.0 million at December 31, 1997 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $32.0 million at December 31, 1997.


                                                          F.N.B. CORPORATION  13

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. These lines totaled $120.8 million, of which no amounts were used as of December 31, 1997.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                 1997     1996
                                            ----     ----
Real estate mortgages payable                       $   147
Federal Home Loan Bank advances          $23,386     24,042
Subordinated notes                        43,860     33,990
                                         -------    -------
                                         $67,246    $58,179
                                         =======    =======

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1998 through 2001. Interest rates paid on these advances range from 5.85% to 6.32% in 1997 and 5.10% to 5.38% in 1996.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007. At December 31, 1997, $33.8 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The Corporation has the right to require the holder to give 30 days prior written notice. The weighted average interest rate on long-term subordinated debt was 7.58% at December 31, 1997 and 7.69% at December 31, 1996.

  Scheduled annual maturities for long-term debt for each of the five years following December 31, 1997 are as follows (in thousands):

         1998...............................  $22,239
         1999...............................   19,487
         2000...............................    2,727
         2001...............................    6,159
         2002...............................   12,185
         Later years........................    4,449

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

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                              1997        1996
                                         ----        ----
Commitments to extend credit .......   $336,529    $278,310
Standby letters of credit ..........     17,364      14,059

  At December 31, 1997, funding of approximately 80% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985 for the purpose of acquiring Reeves Bank. Holders of Series A Preferred have voting rights equivalent to 5.4 shares of common stock for each share of Series A Preferred held. The holders do not have cumulative voting rights in the


F.N.B. CORPORATION   14

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having an equivalent market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1997, 2,270 shares of Series A Preferred were converted to 1,903 shares of common stock. At December 31, 1997, 15,182 shares of common stock were reserved by the Corporation for the conversion of the remaining 21,318 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.64 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1997, 62,761 shares of Series B Preferred were converted to 131,197 shares of common stock. At December 31, 1997, 571,641 shares of common stock were reserved by the Corporation for the conversion of the remaining 266,182 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 913,962 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1997, 3,630 shares out of a total of 52,133 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1997 was $22.63.

  The Corporation has available up to 2,070,908 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. Options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable over various years ranging from five to ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands):

Year Ended December 31                         1997           1996        1995
----------------------                         ----           ----        ----
Pro forma net income before
  extraordinary items                        $23,975        $19,682     $21,006
Extraordinary items, net of tax                8,809
                                             -------        -------     -------
Pro forma net income                         $32,784        $19,682     $21,006
                                             =======        =======     =======
Pro forma earnings per share:
  Basic:
    Before extraordinary items               $  1.66        $  1.35     $  1.45
    Extraordinary items, net of tax              .62
                                             -------        -------     -------
    Net income                               $  2.28        $  1.35     $  1.45
                                             =======        =======     =======

  Diluted:
    Before extraordinary items               $  1.58        $  1.31     $  1.41
    Extraordinary items, net of tax              .58
                                             -------        -------     -------
    Net income                               $  2.16        $  1.31     $  1.41
                                             =======        =======     =======


                                                         F.N.B. CORPORATION   15

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The following input assumptions were utilized:

                                          1997      1996    1995
                                          ----      ----    ----
Risk-free interest rate............       6.53%     5.63%   7.65%
Dividend yield.....................       1.66%     3.00%   3.00%
Volatility factor of the expected
  market price of the
  Corporation's common stock ......        .22%      .19%    .19%
Weighted average expected life
  of the options (years) ..........       5.00      5.00    5.00

  Activity in the Option Plan during the past three years was as follows:

                                                            Weighted
                                                          Average Price
                                              1997         per Share            1996           1995
                                              ----         ---------            ----           ----
Outstanding, beginning of year              863,691          $12.96           699,929        593,756
  Granted during the year                   147,971           23.24           177,447        126,026
  Exercised during the year                 (51,619)           9.20            (7,085)        (4,320)
  Forfeited during the year                 (48,658)          16.73            (6,600)       (15,533)
                                            -------                           -------        -------
Ending balance                              911,385           13.92           863,691        699,929
                                            =======                           =======        =======

  At December 31, 1997, options for 411,021 of common stock were exercisable at prices ranging from $6.56 to $22.62 per share. The weighted average remaining contractual life of outstanding options was 6 years at December 31, 1997.

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.55 or $10.91 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 145,577 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $1.6 million in 1997, $1.6 million in 1996 and $1.3 million in 1995.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.


F.N.B. CORPORATION   16

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Following is the estimated funded status (in thousands):

December 31                                                         1997                                     1996
-----------                                           ---------------------------------        -------------------------------
                                                       PLANS WHOSE         PLAN WHOSE           PLANS WHOSE       PLAN WHOSE
                                                      ASSETS EXCEED       ACCUMULATED          ASSETS EXCEED      ACCUMULATED
                                                       ACCUMULATED          BENEFITS            ACCUMULATED        BENEFITS
                                                        BENEFITS          EXCEED ASSETS          BENEFITS        EXCEED ASSETS
                                                        --------          -------------          --------        -------------
Actuarial present value of:
  Vested benefit obligation                            $ 16,232              $ 2,910            $ 13,841            $ 2,770
                                                       ========              =======            ========            =======
  Accumulated benefit obligation                       $ 16,672              $ 4,112            $ 14,150            $ 3,635
                                                       ========              =======            ========            =======

Projected benefit obligation for services
  rendered to date                                     $(20,625)             $(4,776)           $(17,472)           $(4,160)
Plan assets at fair value, primarily U.S. Government
  securities and common stocks                           25,229                                   20,238
                                                       --------              -------            --------            -------
Plan assets in excess of or (less than) projected
  benefit obligation                                      4,604               (4,776)              2,766             (4,160)
Unrecognized net gain                                    (3,274)                 (50)             (1,832)               (63)
Unrecognized net obligation                                  47                                       52
Unrecognized prior service cost                             129                1,642                 146              1,911
                                                       --------              -------            --------            -------
Prepaid (accrued) pension costs                        $  1,506              $(3,184)           $  1,132            $(2,312)
                                                       ========              =======            ========            =======


  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                        1997          1996           1995
----------------------                                        ---           ----           ----
Service costs - benefits earned during the period           $ 1,196       $ 1,244        $   854
Interest cost on projected benefit obligation                 1,726         1,525          1,375
Actual return on plan assets                                 (4,614)       (2,026)        (3,014)
Net amortization                                              3,304           894          2,115
                                                            -------       -------        -------
Net pension expense                                         $ 1,612       $ 1,637        $ 1,330
                                                            =======       =======        =======

Assumptions as of December 31                                 1997           1996           1995
-----------------------------                                 ----           ----           ----
Weighted average discount rate                                7.0%           7.5%           7.0%
Rates of increase in compensation levels                      4.0%           4.0%           4.0%
Expected long-term rate of return on assets                   8.0%           8.0%           8.0%


  At December 31, 1997 and 1996, respectively, plan assets include $1.6 million and $965,000 of the Corporation's common stock. At December 31, 1996, plan assets also include $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of such subsidiaries. A percentage of employees' contributions, up to 6 percent, to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $412,000 in 1997, $404,000 in 1996 and $380,000 in 1995.

  The remaining subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common


                                                         F.N.B. CORPORATION   17

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $468,000 in 1997, $384,000 in 1996 and $298,000 in 1995 related to the Salary Savings ESOP Plan.

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

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                                       1997        1996
----------------------                                       ----        ----
Accumulated postretirement benefit obligation:
  Current retirees                                          $  77         $ 79
  Fully eligible actives                                       28           49
  Other actives                                               674          688
                                                            -----        -----
Total accumulated postretirement
  benefit obligation                                          779          816
Unrecognized net transition obligation                       (563)        (612)
Unrecognized net gain                                         311          233
Unrecognized prior service cost                                (7)          (7)
                                                            -----        -----
Accrued postretirement benefit liability                    $  20        $ 430
                                                            =====        =====

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                          1997         1996           1995
----------------------                          ----         ----           ----
Service cost                                    $ 60         $ 66           $ 60
Interest cost                                     56           54             68
Amortization of transition obligation             25           30             38
                                                ----         ----           ----
Net periodic postretirement benefit cost        $141         $150           $166
                                                ====         ====           ====

  A 6.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1998, gradually decreasing to 5.25% by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $73,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1997 by $14,000. A discount rate of 7.0% was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $2.8 million, or $.19 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.


F.N.B. CORPORATION   18

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                      1997           1996           1995
----------------------                      ----           ----           ----
Current income taxes:
  Federal taxes                            $12,202        $11,339        $10,572
  State taxes                                  155            308            428
                                           -------        -------        -------
                                            12,357         11,647         11,000
Deferred income taxes:
  Federal taxes                             (1,321)        (1,754)         (700)
                                           -------        -------        -------
                                           $11,036        $ 9,893        $10,300
                                           =======        =======        =======

The tax effects of temporary differences giving rise to deferred tax assets and liabilities are presented below (in thousands):


December 31                                                 1997           1996
-----------                                                 ----           ----
Deferred tax assets:
  Allowance for loan losses                               $  9,544       $  8,609
  Deferred compensation                                      1,522            936
  Deferred benefits                                            913            634
  Loan fees                                                    685            247
  Other                                                        467          1,061
                                                          --------       --------
    TOTAL GROSS DEFERRED TAX ASSETS                         13,131         11,487
                                                          --------       --------
Deferred tax liabilities:
  Depreciation                                                 (89)          (752)
  Unrealized gains on securities available for sale         (2,825)        (1,390)
  Leasing                                                   (4,997)        (1,915)
  Other                                                     (1,265)          (719)
                                                          --------       --------
    TOTAL GROSS DEFERRED TAX LIABILITIES                    (9,176)        (4,776)
                                                          --------       --------
    Net Deferred Tax Assets                               $  3,955       $  6,711
                                                          ========       ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                     1997           1996           1995
----------------------                     ----           ----           ----
Federal statutory tax                      35.0%          35.0%          35.0%
Effect of nontaxable interest and
  dividend income                          (3.9)          (4.5)          (4.3)
State taxes                                  .3             .6             .8
Goodwill                                     .3             .3             .4
Merger related costs                         .6            2.4
Other items                                (1.1)           (.6)            .9
                                           ----           ----           ----
Actual effective taxes                     31.2%          33.2%          32.8%
                                           ====           ====           ====


                                                         F.N.B. CORPORATION   19

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                                            1997             1996             1995
----------------------                                            ----             ----             ----
BASIC
Income before extraordinary items                                 $24,314          $19,879          $21,079
Less:  Preferred stock dividends declared                            (588)            (766)            (849)
                                                                  -------          -------          -------
Income before extraordinary items
  applicable to common stock                                       23,726           19,113           20,230
Extraordinary items, net of tax                                     8,809
                                                                  -------          -------          -------
Earnings applicable to common stock                               $32,535          $19,113          $20,230
                                                                  =======          =======          =======

Average common shares outstanding                              14,119,669       14,058,559       13,941,360
                                                               ==========       ==========       ==========
Income before extraordinary items                                 $  1.68         $   1.36          $  1.45
Extraordinary items, net of tax                                       .62
                                                                  -------          -------          -------
Earnings per share                                                $  2.30         $   1.36          $  1.45
                                                                  =======          =======          =======

DILUTED
Income before extraordinary items                                 $24,314          $19,879          $21,079
Extraordinary items, net of tax                                     8,809
                                                                  -------          -------          -------
Earnings applicable to common stock                               $33,123          $19,879          $21,079
                                                                  =======          =======          =======

Average common shares outstanding                              14,119,669       14,058,559       13,941,360
Series A convertible preferred stock                               15,182           27,178           32,705
Series B convertible preferred stock                              615,947          831,978          923,897

Net effect of dilutive stock options and warrants
  based on the treasury stock method
  using the average market price                                  413,732           89,642           42,338
                                                               ----------       ----------       ----------
                                                               15,164,530       15,007,357       14,940,300
                                                               ==========       ==========       ==========

Income before extraordinary items                                 $  1.60          $  1.32          $  1.41
Extraordinary items, net of tax                                       .58
                                                                  -------          -------          -------
Earnings per share                                                $  2.18          $  1.32          $  1.41
                                                                  =======          =======          =======



F.N.B. CORPORATION   20

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                                             1997            1996             1995
----------------------                                             ----            ----             ----
Cash paid during year for:
  Interest                                                       $82,540        $ 76,974          $72,888
  Income taxes                                                     9,371           9,601           10,706

Non-cash Investing and Financing Activities:
  Acquisition of real estate in settlement of loans             $  3,063        $  6,319         $  3,187
  Loans granted in the sale of other real estate                   1,332             319              321
  Transfers and reclassifications of investment
    securities to securities available for sale                                                    97,483


REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of September 30, 1997, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  Following are the capital ratios as of December 31, 1997 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania and First National Bank of Naples (dollars in thousands):

                                                                                                            To Be Well
                                                                                                            Capitalized Under
                                                                                   For Capital              Prompt Corrective
                                                          Actual                Adequacy Purposes           Action Provisions
                                                 -----------------------     ----------------------      ----------------------
                                                  Amount          Ratio       Amount          Ratio       Amount          Ratio
                                                  ------          -----       ------          -----       ------          -----
F.N.B. CORPORATION:
  Total Capital                                  $248,831          13.9%     $143,518          8.0%     $179,398           10.0%
    (to risk-weighted assets)
  Tier 1 Capital                                  216,330          12.1        71,759          4.0       107,639            6.0
    (to risk-weighted assets)
  Tier 1 Capital                                  216,330           8.5       102,133          4.0       127,667            5.0
    (to average assets)

FIRST NATIONAL BANK OF PENNSYLVANIA:
  Total Capital                                  $ 88,384          11.5%     $ 61,709          8.0%     $ 77,136           10.0%
    (to risk-weighted assets)
  Tier 1 Capital                                   78,714          10.2        30,854          4.0        46,282            6.0
    (to risk-weighted assets)
  Tier 1 Capital                                   78,714           7.1        44,089          4.0        55,111            5.0
    (to average assets)

FIRST NATIONAL BANK OF NAPLES:
  Total Capital                                  $ 46,770          11.7%     $ 31,886          8.0%     $ 39,858           10.0%
    (to risk-weighted assets)
  Tier 1 Capital                                   42,208          10.6        15,943          4.0        23,915            6.0
    (to risk-weighted assets)
  Tier 1 Capital                                   42,208           8.3        20,372          4.0        25,465            5.0
    (to average assets)


                                                         F.N.B. CORPORATION   21

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $11.0 million at December 31, 1997 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its bank subsidiaries. As of December 31, 1997, the subsidiaries had $32.2 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $37.6 million at December 31, 1997.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands):
December 31                                                  1997            1996
-----------                                                  ----            ----
ASSETS
Cash                                                       $      6        $     19
Short-term investments                                        2,095           4,457
Advances to subsidiaries                                     12,122          81,099
Other assets                                                  5,414           5,162
Securities available for sale                                                 7,191
Investment in bank subsidiaries                             200,405         180,048
Investment in non-bank subsidiaries                         110,940          14,715
                                                           --------        --------
    TOTAL ASSETS                                           $330,982        $292,691
                                                           ========        ========
LIABILITIES
Other liabilities                                          $  6,555        $  4,215
Short-term borrowings                                        49,931          55,201
Long-term debt                                               43,860          33,990
                                                           --------        --------
    TOTAL LIABILITIES                                       100,346          93,406
                                                           --------        --------
STOCKHOLDERS' EQUITY                                        230,636         199,285
                                                           --------        --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $330,982        $292,691
                                                           ========        ========




F.N.B. CORPORATION   22

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  Subordinated notes, included within short-term borrowings and long-term debt, are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1997, $80.7 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The Corporation has the right to require the holder to give 30 days prior written notice. The weighted average interest rate was 6.33% at December 31, 1997 and 6.25% at December 31, 1996. The subordinated notes are scheduled to mature in various amounts annually from 1998 through the year 2007.

  Following is a summary of the combined aggregate scheduled annual maturities of subordinated notes for each year following December 31, 1997 (in thousands):

                1998..................... $56,100
                1999.....................  14,171
                2000.....................   2,727
                2001.....................   1,159
                2002.....................  12,185
                Later years..............   4,449

INCOME STATEMENT (in thousands)
Year Ended December 31                                      1997            1996            1995
----------------------                                      ----            ----            ----
INCOME
Dividend income from subsidiaries:
  Bank                                                    $31,373         $11,778         $ 8,942
  Non-bank                                                  4,660           2,501           3,706
                                                          -------         -------         -------
                                                           36,033          14,279          12,648
                                                          -------         -------         -------
Gain on sale of securities                                  1,296             850             512
Interest income                                             5,423           5,394           4,924
Other income                                                  716             254             206
                                                          -------         -------         -------
  TOTAL INCOME                                             43,468          20,777          18,290
                                                          -------         -------         -------

EXPENSES
Interest expense                                            6,280           5,920           5,972
Service fees                                                  970             617             609
Other expenses                                              3,248           2,076           1,297
                                                          -------         -------         -------
  TOTAL EXPENSES                                           10,498           8,613           7,878
                                                          -------         -------         -------

INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES                                          32,970          12,164          10,412
Income tax benefit                                          1,156             618             700
                                                          -------         -------         -------
                                                           34,126          12,782          11,112
                                                          -------         -------         -------
Equity in undistributed income of subsidiaries:
    Bank                                                   (4,112)          6,064           8,968
    Non-bank                                               (2,118)          1,033             999
                                                          -------         -------         -------
                                                           (6,230)          7,097           9,967
                                                          -------         -------         -------

INCOME BEFORE EXTRAORDINARY ITEM                           27,896          19,879          21,079
Gain on sale of subsidiary, net of tax                      5,227
                                                          -------         -------         -------
NET INCOME                                                $33,123         $19,879         $21,079
                                                          =======         =======         =======


                                                         F.N.B. CORPORATION   23

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STATEMENT OF CASH FLOWS (in thousands)
Year Ended December 31                                                          1997             1996            1995
----------------------                                                          ----             ----            ----
OPERATING ACTIVITIES
Net income                                                                    $ 33,123         $ 19,879         $ 21,079
Adjustments to reconcile net income to net
cash provided by operating activities:
    Gain on sale of securities                                                  (1,296)            (850)            (512)
    Undistributed earnings of subsidiaries                                       6,230           (7,097)          (9,967)
    Extraordinary gain on sale of subsidiary                                    (5,227)
    Other, net                                                                    (383)          (2,030)            (882)
                                                                              --------         --------         --------
      Net cash flows from operating activities                                  32,447            9,902            9,718
                                                                              --------         --------         --------

INVESTING ACTIVITIES
Purchase of securities                                                          (1,704)            (235)            (383)
Proceeds from sale of securities                                                 1,828            1,244              922
Advances to subsidiaries                                                        (2,735)          (4,250)          (6,107)
Cash paid upon acquisition of subsidiaries                                     (13,586)
Investment in subsidiaries                                                     (11,700)             356              737
                                                                              --------         --------         --------
    Net cash flows from investing activities                                   (27,897)          (2,885)          (4,831)
                                                                              --------         --------         --------

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary                                       2,950
Net decrease in short-term borrowings                                           (5,270)           4,839           (1,723)
Decrease in long-term debt                                                      (6,680)         (12,303)          (5,334)
Increase in long-term debt                                                      16,550            8,899            6,274
Net acquisition of treasury stock                                               (2,535)          (1,560)             242
Cash dividends paid                                                             (9,578)          (6,889)          (4,343)
                                                                              --------         --------         --------
    Net cash flows from financing activities                                    (4,563)          (7,014)          (4,884)
                                                                              --------         --------         --------
NET (DECREASE) INCREASE IN CASH                                                    (13)               3                3
Cash at beginning of year                                                           19               16               13
                                                                              --------         --------         --------
CASH AT END OF  YEAR                                                          $      6         $     19         $     16
                                                                              ========         ========         ========
CASH PAID
Interest                                                                      $  6,181         $  6,251         $  5,009

FAIR VALUE OF FINANCIAL INSTRUMENTS
  The following methods and assumptions were used to estimate the fair value of each financial instrument:

CASH AND DUE FROM BANKS:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount.

DEPOSITS:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.


F.N.B. CORPORATION   24

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                  REPORT OF INDEPENDENT AUDITORS


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

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                   1997                                     1996
                                                     -------------------------------           -----------------------------
                                                       Carrying               Fair              Carrying              Fair
                                                        Amount               Value               Amount              Value
                                                        ------               -----               ------              -----
FINANCIAL ASSETS
Cash and short-term investments                      $   98,872           $   98,872          $  115,235          $  115,235
Securities available for sale                           432,327              432,327             322,068             322,068
Securities held to maturity                             122,938              123,164             174,551             173,677
Net loans, including loans held for sale              1,862,431            1,873,059           1,709,942           1,736,612

FINANCIAL LIABILITIES
Deposits                                             $2,192,713           $2,197,775          $2,013,888          $2,020,398
Short-term borrowings                                   122,104              122,104             112,230             112,230
Long-term debt                                           67,246               68,837              58,179              58,901


                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
F.N.B. Corporation

We have audited the accompanying consolidated balance sheet of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of F.N.B. Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1996 and 1995 financial statements of Southwest Banks, Inc. and subsidiaries or West Coast Bancorp, Inc. and subsidiary which statements reflect total assets constituting approximately 29% in 1996 and net income constituting approximately 7% and 14% for 1996 and 1995, respectively, of the related consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries and West Coast Bancorp, Inc. and subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1996 and 1995, the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
February 19, 1998


                                                         F.N.B. CORPORATION   25

F.N.B. CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA



F.N.B. CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

  The mergers between F.N.B. Corporation and Southwest Banks, Inc. and West Coast Bancorp, Inc. were completed on January 21, 1997 and April 18, 1997, respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

YEAR ENDED DECEMBER 31                             1997              1996             1995              1994              1993
----------------------                       ----------        ----------       ----------        ----------        ----------
Total interest income                        $  195,508        $  183,583       $  172,512        $  149,275        $  144,251
Total interest expense                           84,478            77,616           74,754            59,895            62,858
Net interest income                             111,030           105,967           97,758            89,380            81,393
Provision for loan losses                        10,585             9,791            6,930             9,177             9,863
Total non-interest income                        23,113            20,407           19,215            17,108            18,488
Total non-interest expenses                      88,208            86,811           78,664            74,571            72,216
Net income before extraordinary items            24,314            19,879           21,079            15,190            12,219
Extraordinary items, net of tax                   8,809
Net income                                       33,123            19,879           21,079            15,190            12,219
Recurring net income *                           28,879            23,746           21,079            15,190            12,219

AT YEAR-END
Total assets                                 $2,649,494        $2,418,407       $2,238,525        $2,087,816        $1,982,920
Net loans                                     1,858,214         1,700,332        1,525,940         1,437,809         1,209,018
Deposits                                      2,192,713         2,013,888        1,896,145         1,748,718         1,714,527
Long-term debt                                   67,246            58,179           50,784            56,614            32,528
Preferred stock                                   2,875             3,525            4,516             4,563             4,582
Total stockholders' equity                      230,636           199,285          188,146           167,096           142,277

PER COMMON SHARE
Earnings
  Basic                                      $     2.30        $     1.36       $     1.45        $     1.06        $      .93
  Diluted                                          2.18              1.32             1.41              1.05               .93
Recurring earnings *
  Basic                                            2.00              1.63             1.45              1.06               .93
  Diluted                                          1.90              1.58             1.41              1.05               .93
Cash dividends                                      .63               .60              .33               .24               .23
Book value                                        15.27             13.70            12.65             11.42             10.45

RATIOS
Return on average assets                           1.34%              .86%             .98%              .75%              .63%
Return on average assets,
 based on recurring net income *                   1.17              1.03              .98               .75               .63
Return on average equity                          15.79             10.19            11.85              9.53              9.00
Return on average equity,
 based on recurring net income *                  13.76             12.17            11.85              9.53              9.00
Dividend payout ratio                             27.63             32.04            17.25             17.88             20.27
Average equity to average assets                   8.51              8.47             8.23              7.83              7.00

* Recurring net income excludes extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997 and a one-time assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


F.N.B. CORPORATION   26

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                      QUARTERLY EARNINGS SUMMARY


F.N.B. CORPORATION AND SUBSIDIARIES
QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

  The mergers between F.N.B. Corporation and Southwest Banks, Inc. and West Coast Bancorp, Inc. were completed on January 21, 1997 and April 18, 1997, respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.

QUARTER ENDED 1997                                        MAR. 31             JUNE 30          SEPT. 30              DEC. 31
------------------                                        -------             -------          --------              -------
Total interest income                                     $47,942             $49,099           $48,108              $50,359
Total interest expense                                     20,363              20,929            20,906               22,280
Net interest income                                        27,579              28,170            27,202               28,079
Provision for loan losses                                   2,228               3,530             2,382                2,445
Total non-interest income                                   5,863               5,142             6,053                6,055
Total non-interest expenses                                21,188              25,730            19,375               21,915
Net income before extraordinary items                       6,788               2,857             7,961                6,708
Extraordinary items, net of tax                                                 5,227                                  3,582
Net income                                                  6,788               8,084             7,961               10,290
Recurring net income *                                      6,788               7,119             7,961                7,011

PER COMMON SHARE
Earnings
  Basic                                                   $   .47             $   .57           $   .56              $   .70
  Diluted                                                     .45                 .54               .53                  .66
Recurring earnings *
  Basic                                                       .47                 .49               .56                  .48
  Diluted                                                     .45                 .47               .53                  .45
Cash dividends                                                .15                 .16               .16                  .16

QUARTER ENDED 1996                                        MAR. 31             JUNE 30          SEPT. 30              DEC. 31
------------------                                        -------             -------          --------              -------
Total interest income                                     $45,146             $45,474           $45,789              $47,174
Total interest expense                                     19,299              18,973            19,298               20,046
Net interest income                                        25,847              26,501            26,491               27,128
Provision for loan losses                                   1,727               1,940             1,850                4,274
Total non-interest income                                   5,128               5,001             5,430                4,848
Total non-interest expenses                                20,436              20,503            23,313               22,559
Net income                                                  6,076               6,158             4,675                2,970
Recurring net income **                                     6,076               6,158             6,602                4,910

PER COMMON SHARE
Earnings
  Basic                                                   $   .42             $   .42           $   .32              $   .20
  Diluted                                                     .41                 .41               .31                  .19

Recurring earnings **
  Basic                                                       .42                 .42               .46                  .33
  Diluted                                                     .41                 .41               .44                  .32
Cash dividends                                                .15                 .15               .15                  .15


* Non-recurring items include merger related costs and other non-recurring costs of approximately $4.2 million recognized during the second quarter and merger related costs of approximately $357,000 recognized during the fourth quarter, each on an after-tax basis.

** Non-recurring items include a one-time third quarter assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million recognized during the fourth quarter, each on an after-tax basis.


                                                         F.N.B. CORPORATION   27

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the mergers of Southwest Banks, Inc.(Southwest) and West Coast Bancorp, Inc. (WCBI) with and into F.N.B. Corporation (the Corporation) and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Southwest was consummated on January 21, 1997 and has been accounted for on a pooling-of-interests basis. The Corporation issued 2,851,907 shares of common stock in exchange for all of the outstanding common stock of Southwest. The merger of the Corporation and WCBI was consummated on April 18, 1997 and has been accounted for on a pooling-of-interests basis. The Corporation issued 1,197,128 shares of common stock in exchange for all of the outstanding common stock of WCBI. This financial review is presented as if the mergers had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income increased 66.6% to $33.1 million in 1997 from $19.9 million in 1996. Basic earnings per share were $2.30 and $1.36 for 1997 and 1996, while diluted earnings per share were $2.18 and $1.32, respectively, for those same periods. The results for 1997 include $8.8 million in gains relating to the sale of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. The results for 1996 include a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $1.8 million and merger related costs of $2.1 million, both net of tax. Excluding these items, net income would have been $28.9 million in 1997 versus $23.7 million in 1996 and basic and diluted earnings per share would have been $2.00 and $1.90 in 1997 and $1.63 and $1.58 in 1996, respectively. Net interest income increased by 4.8% as net average interest earning assets increased by $20.3 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.34% for 1997 compared to .86% for 1996, while the Corporation's return on average equity was 15.79% for 1997 compared to 10.19% for 1996. Excluding the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.17% and 1.03% for 1997 and 1996, respectively and a return on average equity of 13.76% and 12.17% for those same periods.

RECURRING NET INCOME
(Dollars in millions)

                                    [graph]



            1993      1994     1995     1996     1997
           -----     ------   -----    -----    -----
           $12.2     $15.2    $21.1    $23.7    $28.9


F.N.B. CORPORATION   28

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31                               1997                          1996                           1995
----------------------                  ---------------------------   ---------------------------   ---------------------------
                                          AVERAGE           YIELD/      Average           Yield/       Average           Yield/
                                          BALANCE  INTEREST  RATE      Balance   Interest  Rate        Balance  Interest  Rate
                                          -------  --------  ----      -------   --------  ----        -------  --------  ----
ASSETS
Interest earning assets:
Interest bearing deposits with banks   $    2,355  $    140   5.94%   $    5,379  $    294   5.47%   $    4,971  $    313   6.30%
Federal funds sold                         58,637     3,095   5.28        37,795     1,975   5.23        39,901     2,318   5.81
Taxable investment securities (1)         403,634    25,134   6.23       387,955    22,994   5.93       397,699    22,496   5.66
Non-taxable investment securities (2)      75,329     4,379   5.81        68,068     4,198   6.17        57,806     3,711   6.42
Loans (2)(3)                            1,770,280   164,763   9.31     1,651,321   156,265   9.46     1,519,084   145,920   9.61
                                       ----------  --------           ----------  --------           ----------  --------
    TOTAL INTEREST EARNING ASSETS       2,310,235   197,511   8.55     2,150,518   185,726   8.64     2,019,461   174,758   8.65
                                       ----------  --------           ----------  --------           ----------  --------
Cash and due from banks                    73,120                         80,133                         75,574
Allowance for loan losses                 (28,236)                       (25,239)                       (23,523)
Premises and equipment                     52,433                         43,380                         39,364
Other assets                               57,511                         55,388                         49,093
                                       ----------                     ----------                     ----------
                                       $2,465,063                     $2,304,180                     $2,159,969
                                       ==========                     ==========                     ==========
LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand              $  302,941     7,347   2.43    $  324,525     6,149   1.89   $   280,613     6,762   2.41
  Savings                                 545,903    14,471   2.65       475,136    13,273   2.79       468,128    11,965   2.56
  Other time                              963,618    52,866   5.49       915,514    50,025   5.46       857,124    47,401   5.53
Short-term borrowings                     129,457     6,160   4.76        86,514     3,785   4.38        94,049     5,368   5.71
Long-term debt                             49,131     3,634   7.40        49,977     4,384   8.77        39,856     3,258   8.17
                                       ----------  --------           ----------  --------           ----------  --------
    TOTAL INTEREST BEARING LIABILITIES  1,991,050    84,478   4.24     1,851,666    77,616   4.19     1,739,770    74,754   4.30
                                                   --------                       --------                       --------
Non-interest bearing demand deposits      230,091                        216,497                        210,070
Other liabilities                          34,103                         40,908                         32,259
                                       ----------                     ----------                     ----------
                                        2,255,244                      2,109,071                      1,982,099
                                       ----------                     ----------                     ----------

STOCKHOLDERS' EQUITY                      209,819                        195,109                        177,870
                                       ----------                     ----------                     ----------
                                       $2,465,063                     $2,304,180                     $2,159,969
                                       ==========                     ==========                     ==========
Excess of interest earning assets
  over interest bearing liabilities    $  319,185                     $  298,852                     $  279,691
                                       ==========                     ==========                     ==========

Net interest income                                $113,033                       $108,110                       $100,004
                                                   ========                       ========                       ========
Net interest spread                                           4.31%                           4.45%                         4.35%
                                                              ====                            ====                          ====
Net interest margin (4)                                       4.89%                           5.03%                         4.95%
                                                              ====                            ====                          ====

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average balances include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.


                                                         F.N.B. CORPORATION   29

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $113.0 million in 1997 versus $108.1 million in 1996. Net interest income consisted of interest income of $197.5 million and interest expense of $84.5 million in 1997, compared to $185.7 million and $77.6 million for each, respectively, in 1996. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.89% in 1997 compared to 5.03% in 1996.

  Interest income on loans increased 5.4% from $156.3 million in 1996 to $164.8 million in 1997. This increase was the result of loan growth. Average loans increased 7.2% from 1996.

  Interest expense on deposits increased to $74.7 million in 1997. This increase was attributable to increases in savings and other time deposits.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31                                     1997                                        1996
-----------------------                     VOLUME         RATE         NET            VOLUME          RATE            NET
                                            ------         ----         ---            ------          ----            ---
INTEREST INCOME
Interest bearing deposits with banks        $  (182)     $    28      $  (154)         $    33        $   (52)      $    (19)
Federal funds sold                            1,101           19        1,120             (119)          (224)          (343)
Securities                                    1,350          971        2,321               30            955            985
Loans                                        10,896       (2,398)       8,498           12,606         (2,261)        10,345
                                            -------      -------      -------         --------        -------       --------
                                             13,165       (1,380)      11,785           12,550         (1,582)        10,968
                                            -------      -------      -------         --------        -------       --------
INTEREST EXPENSE
Deposits:
  Interest bearing                             (363)       1,561        1,198            1,617         (2,230)         (613)
  Savings                                     1,807         (609)       1,198              186          1,122          1,308
  Other time                                  2,572          269        2,841            3,223           (599)         2,624
Short-term borrowings                         2,022          353        2,375             (405)        (1,178)        (1,583)
Long-term debt                                  (73)        (677)        (750)             873            253          1,126
                                            -------      -------      -------         --------        -------       --------
                                              5,965          897        6,862            5,494         (2,632)         2,862
                                            -------      -------      -------         --------        -------       --------
NET CHANGE                                  $ 7,200      $(2,277)     $ 4,923          $ 7,056        $ 1,050       $  8,106
                                            =======      =======      =======          =======        =======       ========

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 8.1% to $10.6 million in 1997. In connection with the Corporation's acquisition of WCBI, the Corporation recognized an additional provision for loan losses of $1.7 million after applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to WCBI (See "Non-Performing Loans and Allowance for Loan Losses" discussion).


F.N.B. CORPORATION   30

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION



NON-INTEREST INCOME

  Total non-interest income increased 13.3% from $20.4 million in 1996 to $23.1 million in 1997. This increase was attributable to increases in service charges and gains on the sale of securities, as well as income from the Corporation's equity investment in Sun.

  Service charges increased 5.1% from $11.3 million in 1996 to $11.9 million in 1997. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of securities increased 51.0% due to a higher level of equity security sales in 1997.

  The Corporation recognized $621,000 in income from its equity investment in Sun since June 30, 1997.

NON-INTEREST EXPENSES

  Total non-interest expenses increased from $86.8 million in 1996 to $88.2 million in 1997. The increase was primarily attributable to an increase of $4.9 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.3 million in 1997. Additionally, the 1996 total reflects a one-time assessment of $2.8 million to recapitalize the SAIF.

  Salaries and personnel expense increased 11.7% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $2.8 million.

  Included in other non-interest expenses were $2.3 million in 1997 and $2.1 million in 1996 for expenses related to the affiliations with Southwest, WCBI and Indian Rocks National Bank. These expenses were primarily legal and investment banking costs associated with the structuring and completion of these mergers.

INCOME TAXES

  The Corporation recognized income tax expense of $11.0 million for 1997 compared to $9.9 million for 1996. The 1997 effective tax rate of 31% was lower than the 35% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $90.6 million or 25.4% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $32.0 million was unused at the end of 1997. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the embedded options in all financial instruments. The


                                                         F.N.B. CORPORATION   31

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee (ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset disposition, asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of .9% or $1.1 million for 1998 as compared to net interest income if interest rates were unchanged during 1998. This low level of variation is within the Corporation's policy limits. This simulation analysis assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that certain asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.

  Following is the gap analysis as of December 31, 1997 (dollars in thousands):

                                                      WITHIN           4-12              1-5           OVER
                                                     3 MONTHS         MONTHS           YEARS          5 YEARS          TOTAL
                                                     --------         ------           -----          -------          -----
INTEREST EARNING ASSETS
Interest bearing deposits with banks               $    2,553        $    100                                        $    2,653
Federal funds sold                                      8,350                                                             8,350
Securities:
  Available for sale                                   40,686          36,991       $  228,963      $  125,687          432,327
  Held to maturity                                      3,690          22,048           87,489           9,711          122,938
Loans, net of unearned income                         525,358         479,361          723,975         161,005        1,889,699
                                                     --------        --------       ----------      ----------       ----------
                                                      580,637         538,500        1,040,427         296,403        2,455,967
Other assets                                                                                           193,527          193,527
                                                     --------        --------       ----------      ----------       ----------
                                                     $580,637        $538,500       $1,040,427      $  489,930       $2,649,494
                                                     ========        ========       ==========      ==========       ==========
INTEREST BEARING LIABILITIES
Deposits:
  Interest checking                                 $  90,723                                       $  239,386       $  330,109
  Savings                                             204,472                                          408,394          612,866
  Time deposits                                       214,269        $433,191       $  345,420             316          993,196
Short-term borrowings                                  79,444           9,784              528          32,348          122,104
Long-term debt                                         12,479           9,760           40,558           4,449           67,246
                                                     --------        --------       ----------      ----------       ----------
                                                      601,387         452,735          386,506         684,893        2,125,521
Other liabilities                                                                                      293,337         293,337
Stockholders' equity                                                                                   230,636          230,636
                                                     --------        --------       ----------      ----------       ----------
                                                     $601,387        $452,735       $  386,506      $1,208,866       $2,649,494
                                                     ========        ========       ==========      ==========       ==========
PERIOD GAP                                           $(20,750)       $ 85,765       $  653,921      $ (718,936)
                                                     ========        ========       ==========      ==========
CUMULATIVE GAP                                       $(20,750)       $ 65,015       $  718,936
                                                     ========        ========       ==========
CUMULATIVE GAP AS A PERCENT
   OF TOTAL ASSETS                                       (.78)%           2.45%          27.13%
                                                     ========        ========       ==========
CUMULATIVE RATE SENSITIVE ASSETS/
  CUMULATIVE RATE SENSITIVE
  LIABILITIES                                             .97            1.06             1.50            1.16
                                                     ========        ========       ==========        =========



F.N.B. CORPORATION    32

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


  The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-earning assets and interest-bearing liabilities. Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other adjustable rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in slightly lower net interest income. This gap position is within the Corporation's policy limits.


FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (in thousands):


December 31                                       1997             1996               1995             1994            1993
                                                  ----             ----               ----             ----            ----
Real estate:
 Residential                                  $   820,782       $  682,600       $  610,880        $  551,285       $  486,233
 Commercial                                       455,358          421,057          380,571           316,992          254,154
 Construction                                      58,548           41,661           36,264            50,383           29,913
Installment loans to individuals                  281,558          395,628          383,457           371,442          279,769
Commercial, financial and agricultural            229,728          189,411          161,239           192,652          199,638
Lease financing                                    59,852           21,538            5,037
Unearned income                                   (20,344)         (23,763)         (27,258)          (22,677)         (22,694)
                                               ----------       ----------       ----------        ----------       ----------
                                               $1,885,482       $1,728,132       $1,550,190        $1,460,077       $1,227,013
                                               ==========       ==========       ==========        ==========       ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of 1997 was 86.0%, up slightly from a ratio of 85.8% at the end of 1996. The increase in the ratio was a result of loan growth of 9.1%.

  During 1997 and 1996, the Corporation sold $23.9 million and $38.5 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1997, total installment loans to individuals and lease financing decreased to $341.4 million. The Corporation significantly reduced its exposure to non-prime motor vehicle loans by selling approximately $20.7 million of such loans to a third party. The sale resulted in the Corporation recognizing an after-tax loss of $249,000, after reducing the allowance for loan losses by $2.4 million.

  The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1997, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.


                                                         F.N.B. CORPORATION   33

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                                 WITHIN           ONE TO             AFTER
December 31, 1997                                               ONE YEAR         FIVE YEARS        FIVE YEARS          TOTAL
-----------------                                               --------         ----------        ----------          -----
Commercial, financial and agricultural                           $116,481         $103,099           $10,148          $229,728
Real estate - construction                                         17,931           34,817             5,800            58,548
                                                                 --------         --------           -------          --------
  Total                                                          $134,412         $137,916           $15,948          $288,276
                                                                 ========         ========           =======          ========

  The total amount of loans due after one year includes $75.5 million with floating or adjustable rates of interest and $78.4 million with fixed rates of interest.


NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                                                1997           1996           1995            1994            1993
-----------                                                ----           ----           ----            ----            ----
Non-accrual loans                                         $8,040        $ 9,571        $ 9,506         $11,244         $11,055
Restructured loans                                         1,314          2,146          3,075           3,157           3,236
                                                          ------        -------        -------         -------         -------
                                                          $9,354        $11,717        $12,581         $14,401         $14,291
                                                          ------        -------        -------         -------         -------
Non-performing loans as a
  percentage of total loans                                  .50%           .68%           .81%            .99%           1.16%
                                                          ======        =======        =======         =======         =======

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                                    1997            1996           1995            1994           1993
----------------------                                    ----            ----           ----            ----           ----
Gross interest income that would have
  been recorded if the loans
  had been current and in
  accordance with their original terms                   $1,026         $1,414          $1,298          $1,791         $1,827
Interest income recorded
  during the year                                           466            763             685             676            708

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):


December 31                                               1997            1996           1995            1994        1993
-----------                                               ----            ----           ----            ----        ----
Loans 90 days or more past due                          $3,218           $2,936         $3,872          $2,753         $3,512
Loans 90 days or more past due as a
  percentage of total loans                                .17%             .17%           .25%            .19%           .29%


F.N.B. CORPORATION   34

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

     Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                   1997            1996           1995             1994            1993
                                                         ----            ----           ----             ----            ----
Balance at beginning of year                           $27,800         $24,250        $22,268         $17,995         $16,288

Reduction due to the sale of a subsidiary and loans     (3,828)                                                          (893)

Addition due to acquisitions                             1,167

Charge-offs:
 Real estate - mortgage                                   (822)           (421)          (604)         (1,454)           (591)
 Installment loans to individuals                       (6,928)         (5,939)        (5,407)         (3,817)         (3,975)
 Commercial, financial and agricultural                 (1,915)         (1,400)          (820)         (1,484)         (4,090)
                                                       -------         -------        -------         -------          ------
                                                        (9,665)         (7,760)        (6,831)         (6,755)         (8,656)
                                                       -------         -------        -------         -------          ------
Recoveries:
 Real estate - mortgage                                     86             128            189              98             173
 Installment loans to individuals                          808           1,047          1,124             964             781
 Commercial, financial and agricultural                    315             344            570             789             439
                                                       -------         -------        -------         -------         -------
                                                         1,209           1,519          1,883           1,851           1,393
                                                       -------         -------        -------         -------         -------
Net charge-offs                                         (8,456)         (6,241)        (4,948)         (4,904)         (7,263)
Provision for loan losses                               10,585           9,791          6,930           9,177           9,863
                                                       -------         -------        -------         -------         -------
Balance at end of year                                 $27,268         $27,800        $24,250         $22,268         $17,995
                                                       =======         =======        =======         =======         =======

Net charge-offs as a percentage of
  average loans, net of unearned income                    .48%            .38%           .33%            .35%            .57%
Allowance for loan losses as a percentage of
  total loans, net of unearned income                     1.45            1.61           1.56            1.53            1.47
Allowance for loan losses as a
  percentage of non-performing loans                    291.51          237.26         192.75          154.63          125.92

  The increase in the level of charge-offs and the provision for loan losses in 1997 and 1996 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to WCBI and Southwest.


                                                         F.N.B. CORPORATION   35

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION




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

    Following shows the allocation of the allowance for loan losses (in thousands):



                                          % of               % of                 % of               % of                 % of
                                         LOANS               Loans                Loans              Loans                Loans
                                        IN EACH             in each              in each            in each              in each
                                       CATEGORY            Category             Category           Category             Category
                                       TO TOTAL            to total             to total           to total             to total
Year Ended December 31          1997     LOANS      1996     Loans     1995       Loans      1994    Loans      1993      Loans
----------------------         -------  -------   -------  --------   -------   ---------   ------ ---------   -------  --------
Commercial, financial and
   agricultural                $ 4,844     36%    $ 6,682      35%     $5,860      35%     $ 7,946     35%    $ 6,967      37%
Real estate - construction         192      3         105       2          75       2          186      3         489       2
Real estate - mortgage           4,026     44       3,121      40       3,284      40        3,554     38       2,849      40
Installment loans to
   individuals                   5,231     17       7,367      23       6,383      23        5,047     24       4,541      21
Unallocated portion             12,975     --      10,525      --       8,648      --        5,535     --       3,149      --
                               -------   ----     -------     ---     -------     ---      -------    ---     -------     ---
                               $27,268    100%    $27,800     100%    $24,250     100%     $22,268    100%    $17,995     100%
                               =======   ====     =======     ===     =======     ===      =======    ===     =======     ===

ALLOWANCE FOR LOAN LOSSES
(Dollars in millions)

                                    [Graph]

               1993      1994       1995      1996      1997
               ----      ----       ----      ----      ----

              $18.0     $22.3      $24.3     $27.8      $27.3


INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and must be marked to market.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1997, securities available for sale increased 34.2% while securities held to maturity decreased 29.6% from December 31, 1996.



F.N.B. CORPORATION   36

                                           F.N.B. CORPORATION AND SUBSIDIARIES

                                                       MANAGEMENT'S DISCUSSION


  The following table indicates the respective maturities and weighted average yields of securities as of December 31, 1997 (in thousands):

                                                                                              WEIGHTED
                                                                         AMOUNT             AVERAGE YIELD
                                                                         ------             -------------
Obligations of U.S. Treasury and
  other U.S. Government agencies:
     Maturing within one year                                          $ 85,359                 5.75%
     Maturing after one year within five years                          189,315                 6.25%
     Maturing after five years within ten years                          27,078                 6.73%

State & political subdivisions:
     Maturing within one year                                             5,261                 5.11%
     Maturing after one year within five years                           37,442                 6.29%
     Maturing after five years within ten years                           6,912                 6.56%
     Maturing after ten years                                               623                 6.57%

Other securities:
     Maturing within one year                                                 2                 5.40%
     Maturing after one year within five years                            1,011                 5.92%
     Maturing after five years within ten years                           1,157                 6.62%
     Maturing after ten years                                             3,000                 6.68%

Mortgage-backed securities                                              173,879                 6.31%
No stated maturity                                                       24,226                 4.59%
                                                                       --------                 ----
          TOTAL                                                        $555,265                 6.14%
                                                                       ========                 ====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.


DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 8.9% to $2.2 billion in 1997. The majority of this increase was due to a 10.8% increase in savings and NOW accounts. Additionally, time deposits increased 6.6% to $993.2 million.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 8.8% in 1997 to $122.1 million. The primary reason for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $18.6 million in 1997.



                                                         F.N.B. CORPORATION 37

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  Capital management is a continuous process. Since December 31, 1996, stockholders' equity has increased $23.5 million as a result of earnings retention. Total cash dividends declared represented 28.9% of net income for 1997 compared to 34.7% for 1996. Book value per share was $15.27 at December 31, 1997 compared to $13.70 at December 31, 1996.


                                    [Graph]

BOOK VALUE PER SHARE

               1993      1994       1995      1996      1997
               ----      ----       ----      ----      ----

              $10.45    $11.42    $12.65     $13.70    $15.27


                                    [Graph]

TOTAL STOCKHOLDERS' EQUITY
(Dollars in millions)

               1993      1994       1995      1996      1997
               ----      ----       ----      ----      ----

               $142      $167       $188      $199      $231



1996 VERSUS 1995

  The Corporation's net income decreased 5.7% from $21.1 million in 1995 to $19.9 million in 1996. Basic earnings per share were $1.36 and $1.45 for 1996 and 1995, while diluted earnings per share were $1.32 and $1.41, respectively, for those same periods. The 1996 results include a special one-time assessment to recapitalize the SAIF of $2.8 million and merger related costs of $2.1 million. Excluding these items, net income would have been $23.7 million, a 12.7% increase over 1995, and basic and diluted earnings per share would have been $1.63 and $1.58, respectively. The Corporation's return on average assets was .86% for 1996 compared to .98% for 1995, while the Corporation's return on average equity was 10.19% for 1996 compared to 11.85% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation had a return on average assets of 1.03% and a return on average equity of 12.17%.

  Net interest income, on a fully taxable equivalent basis, increased from $100.0 million in 1995 to $108.1 million in 1996, an increase of 8.1%. Net margin rose to 5.03% from 4.95% in 1995. Average loans increased 8.7% from 1995, contributing to the improvement in net interest income.

  The provision for loan losses was $9.8 million and represented an increase of 41.3% from 1995, when a provision of $6.9 million was charged to operations. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance across all affiliates.

  Total non-interest income increased 6.2% from $19.2 million in 1995 to $20.4 million in 1996. This increase was attributable to increases in service charges and gains on the sale of securities. Service charges increased 6.9% from $10.6 million in 1995 to $11.3 million in 1996. Revenue was recognized as a result of increases in the level of deposits. Net gains on the sale of securities increased by $332,000 due to a higher level of equity security sales in 1996.

  Total non-interest expenses increased from $78.7 million in 1995 to $86.8 million in 1996. Salaries and employee benefits increased 9.0% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. As a result of legislation passed in 1996, the Corporation was required to pay a one-time assessment of $2.8 million to recapitalize the SAIF. Other




F.N.B. CORPORATION 38

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION



non-interest expenses increased $4.2 million in 1996. Included in this total was $2.1 million of expenses related to the affiliations with Southwest and West Coast. These expenses were primarily legal and investment banking costs associated with the structuring and completion of both mergers.

  Income tax expense was $9.9 million for 1996 compared to $10.3 million for 1995. The 1996 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

YEAR 2000

  The much publicized Year 2000 Issue is the result of computer programs being written using two digits rather than four to define an applicable year. Any of the Corporation's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities. In addition, the Year 2000 Issue increases transaction risk with third parties including customers, service providers and vendors.

  During 1997, the Corporation established the Customer Service Center of F.N.B., L.L.C. (Customer Service), a subsidiary of the Corporation comprised of two data processing service centers. These facilities support each of the Corporation's bank and non-bank subsidiaries. As part of its primary functions, Customer Service has been commissioned to identify and select a single mainframe and data processing system. Conversion is anticipated to occur in 1999 and will coincide with the expiration of the Corporation's current primary data processing contracts. A mandatory requirement of selection will be that the mainframe and data processing system selected is Year 2000 compliant.

  In the event that the Corporation does not convert to a single corporate wide mainframe and data processing system in 1999, the Corporation has developed a Year 2000 Bank Strategy and Project Plan (Year 2000 Plan). An integral part of the Year 2000 Plan is the review and testing of all core data systems and technology, including hardware, software, applications, mainframes, PC/desktop applications, system interdependencies and networks. It is anticipated that such testing will be completed by December 31, 1998. Based on a recent assessment, the Corporation anticipates expending approximately $220,000 for systems testing, re-programming and other upgrades in order to remediate its current systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Issue may have a material impact on the operations of the Corporation.

  The Corporation has initiated communications with significant bank customers, vendors and others with material relationships in an attempt to evaluate the extent of their exposure to the Year 2000 Issue. As part of this evaluation, the Corporation is actively pursuing the receipt of Year 2000 certifications from these parties. The Corporation could possibly be affected to the extent other entities not affiliated with the Corporation are unsuccessful in addressing the Year 2000 Issue.

  The costs of completing the Corporation's Year 2000 Plan and the date on which the Corporation believes it will complete all modifications are based on management's best estimates. These estimates were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Such material differences may involve a myriad of factors, including but not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant programming codes and other similar uncertainties.


                                                       F.N.B. CORPORATION   39

F.N.B. CORPORATION AND SUBSIDIARIES

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


INFORMATION AS TO STOCK PRICES AND DIVIDENDS

  The Corporation's common stock trades on The Nasdaq National Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock.

  Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends on April 23, 1997 and April 24, 1996. As of January 31, 1998, there were 6,260 holders of record of common stock, including former West Coast Bank shareholders.

Quarter Ended 1997            LOW       HIGH    DIVIDENDS
                              ---       ----    ---------
March 31                    21-7/8     26         $ .15
June 30                     21-3/4     32-1/2       .16
September 30                29         32-1/8       .16
December 31                 31-1/4     38-7/8       .16

Quarter Ended 1996          LOW         HIGH    DIVIDENDS
                            ---         ----    ---------
March 31                    18-1/8      21-1/2    $ .15
June 30                     20-5/8      23-3/4      .15
September 30                22-1/8      24          .15
December 31                 21-5/8      23          .15



CASH DIVIDENDS PAID PER COMMON SHARE

                                    [GRAPH]
                                                      1ST QTR.
          1993      1994     1995     1996     1997     1998
                                                     ANNUALIZED
          ----      ----     ----     ----     ----     ----

         $0.23     $0.24    $0.33    $0.60    $0.63    $0.72

  The Corporation has historically paid cash dividends on a quarterly basis at the discretion of the Board of Directors. The Board has increased the regular common cash dividends for the first quarter of 1998 to $.18 per share. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Corporation at the time such payment is considered and on the ability of the Corporation to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations.




F.N.B. CORPORATION   40

                                    [COVER]


















[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        One F.N.B. Boulevard
        Hermitage, PA 16148