Form 10-K, Exhibit 13
period 1998-12-31
FNB CORP/PA
filed 1999-03-17
CIK 37808

                                                                      EXHIBIT 13


                                    [COVER]








[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        1998 ANNUAL REPORT





        o  F.N.B. CORPORATION IS A GROWTH COMPANY.

        o  RECURRING EARNINGS INCREASED 11 PERCENT TO 35.5 MILLION

        o  TOTAL ASSETS GREW TO $3.3 BILLION.

F.N.B. CORPORATION AND SUBSIDIARIES

HIGHLIGHTS OF 1998
Dollars in thousands, except per share data


                                              1998          1997        Change
                                              ----          ----        ------

FOR THE YEAR*
    Recurring Net Income                    $35,500         $31,956        +11%
    Return on Average Assets                   1.15%           1.16%        -1%
    Return on Average Equity                  13.32%          13.43%        -1%

    Net Income                              $31,872         $36,200        -12%
    Return on Average Assets                   1.03%           1.32%       -22%
    Return on Average Equity                  11.96%          15.21%       -21%

PER COMMON SHARE*
    Recurring Earnings
      Basic                                   $1.96           $1.81         +8%
      Diluted                                  1.87            1.72         +9%

    Earnings
      Basic                                   $1.75           $2.05        -15%
      Diluted                                  1.68            1.95        -14%

    Book Value                               $14.82          $14.14         +5%

AT YEAR END
    Assets                               $3,250,695      $2,967,482        +10%
    Net Loans                             2,298,834       2,064,998        +11%
    Deposits                              2,708,572       2,467,057        +10%

TOTAL ASSETS
(Dollars in billions)

                     [GRAPH]


       1994    1995    1996    1997     1998
       ----    ----    ----    ----     ----
       2.3      2.5     2.7     3.0      3.3


RECURRING NET INCOME
(Dollars in billions)

                     [GRAPH]


       1994    1995    1996    1997     1998
       ----    ----    ----    ----     ----
       17.9    24.3    26.0    32.0     35.5

* RECURRING NET INCOME EXCLUDES MERGER RELATED AND OTHER NON-RECURRING COSTS OF $3.6 MILLION IN 1998 AND EXTRAORDINARY GAINS ON THE SALE OF A SUBSIDIARY AND BRANCHES OF $8.8 MILLION AND MERGER RELATED AND OTHER NON-RECURRING COSTS OF $4.6 MILLION IN 1997, ALL ON AN AFTER-TAX BASIS.



CONTENTS
1  CONSOLIDATED FINANCIAL HIGHLIGHTS
2  CHAIRMAN'S LETTER
4  BANKING AFFILIATE PROFILES
5  MARKET AREAS
6  ALL LEADERSHIP IS LOCAL
12 GROWTH STRATEGY NETS RESULTS
17 OFFICERS AND DIRECTORS
20 SHAREHOLDER INFORMATION



                                                            F.N.B. CORPORATION 1

F.N.B. CORPORATION AND AFFILIATES

To Our Shareholders and Friends


It's always a pleasure to share good news and this is one of those occasions. For several reasons, 1998 was an outstanding year for your company. The Corporation's recurring earnings and dividend distributions reached record highs. Strategic initiatives added strength and depth to the growing southwest Florida franchise. In Pennsylvania and Ohio, the banking affiliates improved their marketing presence in a number of key areas.

How good a year was it? First, a look at the recurring numbers.

       * $35.5 MILLION NET INCOME
       * 9% EARNINGS PER SHARE INCREASE
       * 13.3% RETURN ON EQUITY
       * $3.3 BILLION TOTAL ASSETS
       * 1.2% RETURN ON ASSETS
       * 117 OFFICES IN FOUR STATES

But numbers don't tell the whole story. Much of the company's 1998 success can be attributed to good, old-fashioned leadership originating from within F.N.B. Corporation. Not just through everyday banking of making loans and taking deposits, but by going that extra mile to serve the needs of the customers, the people and the businesses that populate the communities that the nine affiliate banks call home.

As this year's Annual Report reveals, at F.N.B. Corporation leadership is evident each and every day both inside and outside the banks. Here are some of the significant business accomplishments of 1998.

First National Bank of Florida, with headquarters in Clearwater, now has 12 offices and $325 million in assets. It is the combination of three successful community banks--Citizens Bank & Trust Company, Indian Rocks Bank and Seminole Bank.

[PHOTO]

PETER MORTENSEN
Chairman & Chief Executive Officer

In February 1999, Guaranty Bank & Trust Company, headquartered in Venice, merged with the company's Sarasota affiliate to form West Coast Guaranty Bank, which now has seven offices and more than $273 million in assets. This Bank enhances F.N.B.'s franchise in Florida, already well established in Naples, Cape Coral and Fort Myers.

In Pennsylvania, First National Bank of Pennsylvania acquired three New Castle area offices with $48.7 million in deposits from Mellon Bank. In Ohio, First County Bank opened a new office in the growing Cleveland suburb of Mentor.

Looking ahead, F.N.B. realized that if it is to continue to grow and maintain its traditional high level of performance, then it must develop additional sources of non-interest, or fee based, income. During 1998 it took several strategic steps in that direction. Private Banking, a specialized service targeting high income, high net worth customers, was introduced at a number of affiliate banks. Another source of fee generated revenue is alternative investments. Both in Florida and Pennsylvania, F.N.B. banks are now offering customers mutual funds, annuities and discount brokerage as part of a larger menu of financial services.


F.N.B. CORPORATION 2

The Corporation also was busy in the fields of trust and insurance. First National Trust Company was formed to serve the fiduciary needs of its banking customers. By year's end, F.N.B. had more than $670 million of trust assets under management. F.N.B. Insurance Agency, Inc. was created to sell real estate title insurance and may eventually broaden its line of services. The year was truly a productive one, positioning the company to compete in the rapidly changing financial services arena.

This year's Annual Report and editorial content is intended to be reader friendly. The first article features specific examples of leadership both inside the lobby and outside the office involving personal bankers from each of the affiliates. The second essay profiles members of the company's Administrative Committee, offering insight into how each contributes to the strategic and operational decision making process at F.N.B. Corporation. Those who take the time to read both articles will gain a behind the scenes glimpse of those who contribute significantly to the success of the Corporation.

In closing, other Board members join me in recognizing the contributions of Thomas C. Elliott and John R. Perkins, both of whom retired as Directors during 1998. Their many years of service are greatly appreciated. The Board also welcomes Alan C. Bomstein of Clearwater, Florida as a new Director of F.N.B. Corporation. A successful businessman and honored civic leader, Alan will be a valuable asset to the Board.

All of us at F.N.B. look forward to adding value to our investment as shareholders today, tomorrow and well into the next century. We thank you for your held, encouragement and support.


                                             Sincerely,

                                             /s/ PETER MORTENSEN
                                             --------------------------
                                             PETER MORTENSEN
                                             Chairman & Chief Executive Officer
                                             March 5, 1999




                                                            F.N.B. CORPORATION 3

BANKING AFFILIATE PROFILES



FIRST NATIONAL BANK OF PENNSYLVANIA
  * Total assets of $1.2 billion
  * Total deposits of $1.1 billion
  * 36 offices in seven counties

FIRST NATIONAL BANK OF NAPLES
  * Total assets of $665 million
  * Total deposits of $519 million
  * Seven offices in Collier County (Fla.)

FIRST NATIONAL BANK OF FLORIDA
  * Total assets of $325 million
  * Total deposits of $280 million
  * 12 offices in Pinellas County

CAPE CORAL NATIONAL BANK
  * Total assets of $301 million
  * Total deposits of $272 million
  * Five offices in Lee County (Fla.)

WEST COAST GUARANTY BANK
  * Total assets of $273
  * Total deposits of $236
  * Seven offices in Sarasota County (Fla.)

METROPOLITAN NATIONAL BANK
  * Total assets of $247 million
  * Total deposits of $216 million
  * Eight offices in eastern Ohio

REEVES BANK
  * Total assets of $144 million
  * Total deposits of $131 million
  * Eight offices in western Pennsylvania


FIRST NATIONAL BANK OF FORT MYERS
  * Total assets of $83 million
  * Total deposits of $75 million
  * Two offices in Lee County (Fla.)

FIRST COUNTY BANK
  * Total assets of $62 million
  * Total deposits of $58 million
  * Three offices in northeastern Ohio


F.N.B. CORPORATION 4

F.N.B. CORPORATION AND AFFILIATES


MARKET AREAS


[MAPS]

[SYMBOL]

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

YEAR 2000 READINESS DISCLOSURE
F.N.B. Corporation and its banking affiliates have taken the steps necessary to comply fully with stringent Y2K guidelines mandated by the Federal Financial Institutions Examination Council (FFIEC). In July 1996, F.N.B. established a corporate-wide Y2K Compliance Committee. The purpose of the Committee is to assure that all F.N.B. and bank data processing systems, software, hardware and associated equipment have been evaluated, tested and replaced as necessary. The Corporation's goal is to have all services in full compliance before June 30, 1999, thereby insuring uninterrupted service to customers in the Year 2000 and beyond.




                                                            F.N.B. CORPORATION 5

ALL LEADERSHIP IS LOCAL
     It Begins the Minute a Customer Walks in the Door


 "SUCCESS IS ABOUT LEADERSHIP. SUCCESSFUL INDIVIDUALS ARE LEADERS, PEOPLE WITH
     IDEAS AND VALUES, AND THE ENERGY AND GUTS TO DO WHAT NEEDS TO BE DONE. ORGANIZATIONS ARE SUCCESSFUL BECAUSE THEY HAVE GOOD LEADERS NOT JUST AT THE
                            TOP, BUT AT ALL LEVELS."

                NOEL M. TICHY, AUTHOR OF THE LEADERSHIP ENGINE.

A wise man once said "Don't ask me to define it but I know leadership when I see it." Leadership is easy to find at F.N.B. Spend a day inside the Corporation or at any of its affiliates and you will know leadership because you will have witnessed it in the bank lobby, in the conference room, on the teller line, on the computer screen and even in the employee lunchroom.

[LOGO]

At F.N.B. leadership starts with the Golden Rule: Treat every customer, every coworker, every phone caller and everyone else you may come in contact with the same way you want to be treated. It's part of the culture. If someone has a suggestion that will positively influence a person's relationship with the bank, then they champion that idea. If an employee feels they can improve the bank's performance, they are empowered to make the necessary changes.
Employees are encouraged to take the initiative and are rewarded with performance compensation when their efforts succeed.

IN MENTOR; OHIO, FOR EXAMPLE, LEADERSHIP BEGINS THE MINUTE A CUSTOMER WALKS IN THE DOOR. WHEN FIRST COUNTY BANK OPENED ITS NEW OFFICE IN THIS PROSPEROUS CLEVELAND SUBURB IN THE FALL OF 1998, THE BANK KNEW THAT IN ORDER TO PROVIDE QUALITY SERVICE TO ITS NEW CUSTOMERS IT WOULD NEED TO DEPLOY A FIRST-RATE, FRONT-LINE PARTNERSHIP OF PERSONAL BANKERS. AND IT DID.

The Bank's recipe for success: Name Tim McCreary as Branch Manager to concentrate on deposits and Vice President and Senior Lender Bob Boyd to focus on loans. With a combined 60 years of financial services experience, seasoned veterans Tim and Bob know how to develop business by becoming active in the community, knocking on doors and making phones ring. During the year, Bob booked $5 million in commercial loans while Tim was responsible for attracting more than $1.2 million in deposits. Working together, Tim and Bob are leading the way in serving the Bank's new customers in Mentor.

[PHOTO}

TIM McCREARY (LEFT) AND BOB BOYD DISCUSS STRATEGY FOR BUILDING A CUSTOMER BASE FOR THEIR NEW FIRST COUNTY BANK OFFICE IN MENTOR, OHIO.


F.N.B. CORPORATION  6

[PHOTO]

DEE BARTH IS IN THE SWING OF THINGS ENJOYING PLAYGROUND EQUIPMENT, MADE POSSIBLE BY A LOAN FROM WEST COAST GUARANTY BANK AT BAY HAVEN SCHOOL IN SARASOTA.


AT WEST COAST GUARANTY BANK IN SARASOTA, FLORIDA, DEE BARTH IS MORE THAN JUST A SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER: SHE'S ALSO A PLAYGROUND SAVIOR.

When nearby Bay Haven School of Basics Plus was mandated to upgrade its playground equipment, there was no money in the budget. It was beginning to look like the end of fun and games during recess. Dee, an active member of the school's PTO Leadership Committee, went to bat for the kids and secured a loan from the Bank. Now, every time Dee goes past the school yard she gets a warm feeling inside. And, if no one's looking, she might even enjoy a swing ride.

WHILE MANY DEDICATED F.N.B. BANKERS TAKE THEIR WORK HOME WITH THEM, PETE ASIMAKOPOULOS TAKES HIS TO CHURCH.

In his role as Vice President and Commercial Banking Manager at Metropolitan National Bank in Youngstown, Ohio, Pete often spends "personal time" helping his best customers. St. John Greek Orthodox Church, where he serves on the Executive Committee and as Treasurer, just happens to be one of them. "The church is fortunate to have someone with Pete's financial capabilities," says Father Andrew Kolitsos, the church's pastor. "He's a gift. Whenever we need him, he's always there for us. The church is truly grateful for his leadership both here and in the community."

[PHOTO]
PETE ASIMAKOPOULOS BOTH WORKS AND PRAYS AT ST. JOHN GREEK ORTHODOX CHURCH, WHICH IS A CUSTOMER OF METROPOLITAN NATIONAL BANK.

                                                           F.N.B. CORPORATION  7

EVERY TIME A FIRST NATIONAL BANK OF NAPLES EMPLOYEE "DRESSES DOWN" BY WEARING CASUAL CLOTHES TO WORK ON FRIDAY, THE FLORIDA SUN SHINES ON FOLKS OUTSIDE THE BANK.

Here's how Project Donation works: A team made up of employees and managers, including Linda Schnell, Barb Delario and Darby Moore, got together and came up with a plan. If an employee chooses to wear appropriate business casual attire, it will cost them a dollar each time they do. The Bank matches all employee donations. At the end of the year, Project Donation had raised more than $9,800.

This is where the sunshine comes in. Team members identified specific families or individuals in the community with special hardships. A recently widowed mother of five received a sizeable gift certificate for groceries. Team members bought, decorated and personally placed Christmas trees and presents in several homes. This kind of leadership brings tears to the eyes of Project Donation participants who have truly experienced the joy of giving.

AFTER PARTICIPATING IN LEADERSHIP CAPE CORAL 1998, SPONSORED BY THE CHAMBER OF COMMERCE, CHRIS SCHRODER WASTED LITTLE TIME IN PUTTING WHAT HE LEARNED TO WORK. IN DECEMBER THE ORGANIZATION NAMED HIM VOLUNTEER OF THE YEAR.

Chris, Vice President of Marketing at Cape Coral National Bank, has a remarkable record of service to his community. He came to the Bank in 1997, having retired after 22 years with the Fire Department, a Division Chief his last four years. When not too busy putting out fires, he found time to own and operate a photography studio. In his hours away from the Bank, Chris serves in numerous voluntary and charitable capacities with the Chamber, the Rotary Club and the Children's Science Center. Ask the folks in Cape Coral, both at the Bank and in the community. They will tell you Chris Schroder's brand of leadership has made him the "go to" guy.


[PHOTO]

DARBY MOORE, LINDA SCHNELL AND BARB DELARIO (LEFT TO RIGHT) ARE DRESSED UP AS WELL AS DOWN TO DELIVER A GIFT ON BEHALF OF PROJECT DONATION AT FIRST NATIONAL BANK OF NAPLES.


F.N.B. CORPORATION  8

[PHOTO]
CHRIS SCHRODER SPENDS AS MUCH TIME OUTSIDE THE OFFICE WORKING ON BEHALF OF HIS COMMUNITY AS HE DOES AT CAPE CORAL NATIONAL BANK.


OFTEN LEADERSHIP EMERGES FROM A PARTNERSHIP, ESPECIALLY ONE WHERE BOTH PARTIES BENEFIT. SUCH IS THE CASE OF DELFIN GILBERT, FOUNDER AND PRESIDENT OF EXAL CORPORATION AND RAY SLOVESKO, VICE PRESIDENT OF COMMERCIAL LENDING AT FIRST NATIONAL BANK OF PENNSYLVANIA.

EXAL, which stands for "excellence in aluminum," in five short years has become a leading manufacturer of one-piece extruded cans used to package a variety of consumer and industrial products. When Delfin came to the United States from Spain 14 years ago to help manage a family-owned industrial concern in Hermitage, Pennsylvania, he became a First National customer.

In 1993, when Delfin decided to establish his own company, personal banker Ray was right there to help. Ray structured an innovative lending arrangement lead by the Bank and involving local, state and private sources of funds. As they say, the rest is history. Delfin is on the list of Ray's favorite customers. Delfin says it's a case of mutual admiration.

[PHOTO]
RAY SLOVESKO (LEFT), OF FIRST NATIONAL BANK OF PENNSYLVANIA, INSPECTS AN ALUMINUM MOLD ON THE PRODUCTION LINE AT EXAL CORPORATION IN YOUNGSTOWN, OHIO. WITH RAY IS DELFIN GILBERT, PRESIDENT OF EXAL.


                                                     F.N.B. CORPORATION  9

[PHOTO]
KELLEY SCHNUR, VICKIE STAFFORD AND KELLY SIVELS (LEFT TO RIGHT) ARE SWIMMING IN A SEA OF COMPUTERS DURING THE THREE-BANK MERGER CREATING THE FIRST NATIONAL BANK OF FLORIDA.


IN BASEBALL, PLAYING TWO GAMES ON THE SAME DAY IS CALLED A DOUBLEHEADER. IN BANK OPERATIONS LINGO, ATTEMPTING A THREE-BANK MERGER WHILE UNDERGOING A SYSTEMS CONVERSION COULD BE CALLED A "DOUBLE-DREADER." JUST ASK VICKIE STAFFORD, EXECUTIVE VICE PRESIDENT AND CASHIER AT FIRST NATIONAL BANK OF FLORIDA.

During 1998, in a move designed to build a stronger franchise in Pinellas County, Florida, F.N.B. made a strategic decision to merge its three area affiliate banks into one. And, just for good measure, the data processing systems of all three banks were converted into a brand new one at the same time. Joining Vickie in leading the merger-conversion task force were Kelley Schnur, Vice President of Loan Operations, and Kelly Sivels, Assistant Vice President of Operations. The hours were long, the frustrations many. But once all the customer concerns had been addressed and the high-tech dust had settled, the seeds of a new and improved system for the combined Bank had been planted by a dedicated staff. Don't ask them how they did it. They're too busy growing the Bank.


F.N.B. CORPORATION  10

ASK TOBY JEFFERS, VICE PRESIDENT OF REEVES BANK, WHAT HE ENJOYS MOST ABOUT LIFE. SMILING, HE QUICKLY RESPONDS, "HELPING OTHERS."


Whether on the job or in his unofficial role as "Jack of All Trades" for the Beaver County (Pa.) Chapter of Habitat For Humanity, Toby always leads by example. If the Bank needs a new marketing plan, Toby writes it. If a Habitat house needs a new front porch, Toby builds it. If Habitat needs financial assistance, Toby finds it. If the Bank needs more customers, Toby recruits them. Between making loans for the Bank and restoring houses for Habitat, Toby has found time to serve as treasurer of the local Penn State University campus advisory board, as a volunteer with the United Way and the YMCA and as a board member of a local youth home.

AT FIRST NATIONAL BANK OF FORT MYERS, ROSA REEVES HAS ENTHUSIASM FOR HER JOB MATCHED ONLY BY HER GENUINE DESIRE TO BE OF SERVICE TO OTHERS. A native of Puerto Rico, she uses her language skills to translate both her church's bulletin and the Bank's account brochures into Spanish. As the unofficial charitable events coordinator, few are able to turn down a personal request from Rosa to participate in a Bowlathon, a Walkathon or a baby shower for a coworker. With Rosa on board, the Bank is on the road to success in Fort Myers.

[PHOTO]
TOBY JEFFERS IS "JACK OF ALL TRADES" AT BOTH REEVES BANK AND THE BEAVER COUNTY, PENNSYLVANIA, CHAPTER OF HABITAT FOR HUMANITY.


IN A SPEECH BEFORE THE NAPLES ROTARY CLUB IN NOVEMBER ENTITLED "ALL LEADERSHIP IS LOCAL," PETER MORTENSEN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF F.N.B. CORPORATION, OBSERVED, "ADD IT ALL UP AND WHAT DO YOU GET? A unique brand of personal leadership that emanates from the community banks, ultimately shaping the culture of F.N.B. Corporation where the whole is truly greater than the sum of its parts."


[PHOTO]
ROSA REEVES IS HELPING FIRST NATIONAL BANK OF FORT MYERS BOTH IN THE BANK AND IN THE COMMUNITY.


                                                           F.N.B. CORPORATION 11

GROWTH STRATEGY NETS RESULTS
     FIRST TEAM FOCUSES ON GAME PLAN


[PHOTO]
THE ADMINISTRATIVE TEAM (LEFT TO RIGHT): BILL RUNDORFF, STEVE GURGOVITS, PETE MORTENSEN, GARY TICE AND JOHN WATERS.

The Administrative Committee, consisting of the Corporation's five senior executives, is truly the First Team at F.N.B. Collectively, they are responsible for overseeing the management of its day-to-day operations and mapping its future course. Additionally, each Team member has his own area of administrative responsibility.

The First Team is a seasoned one. Together, its members represent more than 150 years of banking experience. In fact, the Chairman and Vice Chairman began their close working relationship 38 years ago at First National Bank of Pennsylvania, a remarkable accomplishment in today's world of corporate staff shuffling, downsizing and mega-mergers.

Since embarking on its innovative, aggressive Florida merger strategy in late 1996, the Team has proven time and time again it has what it takes to identify, negotiate, assimilate and successfully affiliate with and profitably manage an expanding network of previously independent community banks.



F.N.B. CORPORATION 12

AS IN THE GAME OF BASKETBALL, FIVE PLAYERS MAKE UP THE F.N.B. FIRST TEAM STARTING LINEUP. HERE'S A LOOK AT THE ROSTER:


At center, PETER MORTENSEN. Chairman and Chief Executive Officer of F.N.B., Pete brings to the team over 40 years of commercial banking experience. A founding Director of the holding company in 1974, Pete has built a reputation within the industry as an uncompromising advocate of providing the highest level of personal customer service through a profitable affiliation of high-performing independent community banks. The combination of his grassroots knowledge of rapidly growing, affluent southwest Florida and the economically stable, yet profitable Pennsylvania-Ohio market drives the company's aggressive expansion strategy. A graduate of the College of Wooster, he completed graduate studies at the prestigious Wharton School of Finance at the University of Pennsylvania. Pete has served as a Director of the American Bankers Association and is a past President of the Pennsylvania Bankers Association.

SCOUTING REPORT: PETE IS THE TEAM'S TRUE PIVOT MAN. A BIG MAN IN STATURE, WHEN PETE'S ON THE COURT THERE IS NEVER ANY DOUBT WHO'S CAPTAIN. STRENGTHS INCLUDE HIS SHARP INTELLECT, UNCOMPROMISING DEDICATION TO PROMOTING THE INTERESTS OF SHAREHOLDERS, CUSTOMERS AND EMPLOYEES, STRATEGIC VISION, BALL CONTROL, DRY SENSE OF HUMOR AND PERSONAL INTEGRITY. CAN HE SLAM DUNK?

At power forward, STEPHEN J. GURGOVITS, Vice Chairman of F.N.B. and President and Chief Executive Officer of First National Bank of Pennsylvania, the company's original bank. He also is Chairman of Regency Finance Company and has administrative responsibility for Reeves Bank. Steve began his distinguished banking career in 1961, when he joined the Bank as a teller. After graduating from Youngstown State University with a B.A. in economics, he successfully completed key management assignments and was elected President of the Bank in 1988. A recognized leader in economic development, Steve currently serves on and has previously chaired numerous educational, developmental and health care institutions in western Pennsylvania.

SCOUTING REPORT: A WELL-RESPECTED, CONSUMMATE BANK CEO, STEVE CAN DO IT ALL:
LEND, BORROW, INVEST AND MARKET. STRENGTHS INCLUDE HIS ABILITY TO DELIVER COMPLEX MESSAGES IN CLEAR, CONCISE AND UNDERSTANDABLE LANGUAGE, HIS OUTSTANDING COMMERCIAL LENDING BACKGROUND, MENTORING SKILLS AND A GENUINE PASSION FOR SERVING THE CUSTOMER. HE ONLY PLAYS TO WIN.

[PHOTO]
STEVE GURGOVITS, VICE CHAIRMAN


                                                           F.N.B. CORPORATION 13

At point guard, GARY L. TICE, President and Chief Operating Officer of F.N.B. and a founding Director and Chairman of First National Bank of Naples. Like his teammate Steve, a graduate of Youngstown State University, Gary began his banking career in 1973 with First National Bank of Pennsylvania, where he worked with both Pete and Steve. In 1977 he relocated to Florida. In 1988 he founded First National Bank of Naples, serving as its first Chairman, President and Chief Executive Officer. The holding company for the Naples bank also started Cape Coral National Bank and then merged into F.N.B. In 1997 Gary was reunited with Pete and Steve when he was elected a Director and Officer of F.N.B. Corporation. He is a member of the American Bankers Association Community Bankers Council, a director of the Florida Bankers Association and a member of the Bankers Roundtable. In 1998 he was named to the Collier County Junior Achievement Business Leadership Hall of Fame.

SCOUTING REPORT: HIS ENTHUSIASM FOR PLAYING THE GAME IS CONTAGIOUS. ALWAYS IN MOTION, HIS ENERGY LEVEL MAKES ALL AROUND HIM BETTER PLAYERS. STRENGTHS INCLUDE HIS TENACITY, SALESMANSHIP, TECHNICAL SKILLS, ABILITY TO KEEP SEVERAL BALLS IN THE AIR AT THE SAME TIME, OPTIMISTIC DEMEANOR; TEAM-BUILDING AND ASSERTIVENESS. HE'S OFTEN CAUGHT TRAVELING, MOSTLY BETWEEN FLORIDA AND PENNSYLVANIA.

[PHOTO]
GARY TICE, PRESIDENT AND CHIEF OPERATING OFFICER


[PHOTO]
BILL RUNDORFF, EXECUTIVE VICE PRESIDENT


At the other forward position, WILLIAM J. RUNDORFF, Executive Vice President of F.N.B. With management responsibilities for legal, regulatory compliance, audit, credit review and public and governmental affairs, Bill is also responsible for executive management of the Corporation's two Ohio banking affiliates, Metropolitan National Bank and First County Bank. A graduate of Grove City College and the University of Pittsburgh School of Law, he joined the company in 1978 as Corporate Counsel. In 1983 he moved west to United Banks of Colorado, a $7 billion multi-bank holding company headquartered in Denver and served as Senior Vice President, Counsel and Secretary. Bill returned to F.N.B. in 1991. He is a member of the Pennsylvania Bankers Association, the Pennsylvania Bar Association, serves on the Lawyers Committee of the Bankers Roundtable and is a lecturer at the American Bankers Association National Graduate Compliance School.

SCOUTING REPORT: AN ENFORCER; WHEN NECESSARY HE CAN LAY DOWN THE LAW. A DEFENSIVE SPECIALIST. EXTREMELY PROTECTIVE OF THE COMPANY'S RISK ASSESSMENT AND PUBLIC REPUTATION. STRENGTHS INCLUDE COMMUNICATION SKILLS, MANAGEMENT RECRUITING, TEACHING, NETWORKING, SOUL-SEARCHING, RESOURCEFULNESS AND A KEEN SENSE OF HISTORY. TOP REBOUNDER.



F.N.B. CORPORATION 14

Rounding out the squad, at shooting guard is the team's newest member, JOHN D. WATERS. Vice President and Chief Financial Officer of F.N.B., John joined the company in 1994. In addition to managing the Corporation's financial affairs, he serves as the company's advance man for mergers and acquisitions. A graduate of the University of Dayton, John is a veteran player with decades of previous financial management experience in senior management positions with regional banks and thrifts.

SCOUTING REPORT: A RARE COMBINATION OF NUMBERS CRUNCHER AND ENTERTAINING DIPLOMAT. A REAL DEAL CLOSER. NEGOTIATED MORE AGREEMENTS IN LAST TWO YEARS THAN AN N.B.A. GENERAL MANAGER. STRENGTHS INCLUDE A DISARMING MANNER, INTERPERSONAL SKILLS, ABILITY TO QUICKLY DIGEST AND DISCERN COMPLEX FINANCIAL DATA, INDUSTRY CONTACTS -- AND HE ALWAYS DOES HIS HOMEWORK.

[PHOTO]
JOHN WATERS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


To help execute its ambitious growth plan, over the past three years the Team has effectively strengthened its bench by recruiting highly skilled banking professionals in the areas of finance, commercial lending, personnel, operations, public affairs, legal, regulatory compliance and marketing.

No matter how skillful or talented individual members of this Team may be, its ultimate success is determined by how well team members work together on the court after the whistle. It's called teamwork.

This Annual Report is the First Team's score card. Working together these five players continuously strive to create the right game plan to increase earnings per share and enhance shareholder value, build capital, grow assets, attract deposits, make loans and manage investments. Based on the strength of the starting lineup, the outlook for 1999 and future seasons is excellent.


                                                           F.N.B. CORPORATION 15

OTHER SUBSIDIARIES


In addition to its nine banking affiliates, F.N.B. is parent to three other significant subsidiary companies, all of which are important to the future success of the Corporation.


            REGENCY FINANCE COMPANY, which traces its roots in the consumer finance business to 1927, today operates 34 offices in Ohio, Pennsylvania and New York. With assets of $88 million, it serves more than 24,000 customers. The Company's success in part is due to the small-town environment in which most offices are located. Employees are hometown people with long-standing community relationships. Regency provides loan products to meet virtually every consumer's needs. Traditional small loans comprise 54 percent of the portfolio, real estate lending accounts for 30 percent, followed by sales finance receivables with 16 percent of total outstandings. Regency prides itself as being the top performer in return on assets and return on equity to its parent company.


            CUSTOMER SERVICE CENTER is the name of F.N.B.'s operations subsidiary. At one time or another, every affiliate bank customer's account is updated and maintained by one of two service facilities, located in Naples, Florida and Hermitage, Pennsylvania. In addition to account reconcilement, the Center's 210 employees are responsible for the Corporation's data processing, internal and external mailings and computer programming. The Customer Service Center prides itself on delivering the same level of superior service to its customers, the affiliate banks, as the banks provide to their customers.


            FIRST NATIONAL TRUST COMPANY is the newest F.N.B. subsidiary. The Company's mission is to satisfy the fiduciary needs of its clients within the communities served by F.N.B. Corporation and its banking affiliates. It provides personalized financial services utilizing a staff of dedicated professionals. Services offered include investment management, safekeeping of assets, record keeping, employee benefits plan management, bill paying and reporting.


F.N.B. CORPORATION 16

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

ALAN C. BOMSTEIN
    President & Chief Executive Officer
    Creative Contractors, Inc.

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

DIRECTORS EMERITUS
    THOMAS C. ELLIOTT
    CHARLES C. HAMILTON
    GEORGE E. LOWE, D.D.S.

GENERAL COUNSEL
    COHEN & GRIGSBY, P.C.
    2900 CNG TOWER
    625 LIBERTY AVENUE
    PITTSBURGH, PA


                                                           F.N.B. CORPORATION 17

F.N.B. CORPORATION AND AFFILIATES

FIRST NATIONAL
BANK OF PENNSYLVANIA

DIRECTORS
WILLIAM B. CAMPBELL
CHARLES T. CRICKS
HENRY M. EKKER
STEPHEN J. GURGOVITS
    President & Chief Executive Officer
THOMAS W. HODGE
KENNETH R. JAMES
JAMES E. KNARR, D.M.D.
PAUL P. LYNCH
PETER MORTENSEN
    Chairman
ROBERT S. MOSS
GARY P. SCHNEIDER
WILLIAM J. STRIMBU
ARCHIE O. WALLACE
JOSEPH M. WALTON
JAMES T. WELLER
ERIC J. WERNER
R. BENJAMIN WILEY
DONNA C. WINNER


METROPOLITAN
NATIONAL BANK

DIRECTORS
RYERSON W. DALTON
SUZANNE FLEMING
C. CLARK HAMMITT
JAMES R. HARPSTER
LAWRENCE J. HESELOV
CARTER LEWIS
PETER MORTENSEN
JOHN M. NEWMAN
JOHN R. PERKINS
GARY J. ROBERTS
    President & Chief Executive Officer
WILLIAM J. RUNDORFF

DIRECTORS EMERITUS
DAVID R. JONES
GEORGE A. SEEDS


FIRST NATIONAL
BANK OF NAPLES

DIRECTORS
WILLIAM B. CAMPBELL
C.C. COGHILL
RICHARD J. JAEGER
JAMES S. LINDSAY
EDWARD J. MACE
DONALD W. MAJOR
PETER MORTENSEN
RICHARD C. MYERS
ARLENE M. NICHOLS
JOSEPH R. PELLETIER
ANITA M. PITTMAN
DR. JAMES R. REHAK
GARRETT S. RICHTER
    President & Chief Executive Officer
DAVID H. SCHAEFFER
GARY L. TICE
    Chairman
MICHAEL E. WATKINS
LARRY A. WYNN


REEVES BANK

DIRECTORS
W. RICHARD BLACKWOOD
JOAN H. KLEIN
JOHN J. KNOBLOCH
HAROLD C. KORNMAN
RALPH LINARELLI, SR.
ROBERT A. RIMBEY
    President & Chief Executive Officer
ALLEN F. SOBOL
EDWARD S. YOUNG
DONALD W. ZAHN


CAPE CORAL
NATIONAL BANK

DIRECTORS
ROBERT C. ADAMSKI
ROBERT J. AVERY
    President
ANDREW A. BARNETTE
RICHARD D. BARTON, SR.
JO ELLEN BEAUVOIS
C.C. COGHILL
JAMES L. COTTRELL
DAVID W. GOMER
    Chairman & Chief Executive Officer
DR. JOSEPH HOWARD
PAUL W. SANBORN
H. FRANK SIMONDS
GARY L. TICE


FIRST NATIONAL
BANK OF FLORIDA

DIRECTORS
ROBERT J. BANKS
ALAN C. BOMSTEIN
ROGER O. BOUCHARD
JAMES M. CANTONIS
C. DAVID CARLEY, JR.
DANIEL A. ENGELHARDT
ROBERT C. GEORGE
    Chairman
WILLIAM E. HALE, M.D.
ROBERT L. HURD
WILLIAM S. JONASSEN
DUKE L. MITCHELL
CLOYD A. PETRO
F. WALLACE POPE, JR., ESQ.
ALBERT L. ROGERO, JR.
DAVID P. STONE
    President & Chief Executive Officer
J. ERIC TAYLOR, JR., D.O.
GARY L. TICE
ROBERT T. TONG
O. LEE WASSON
HAROLD M. WARD, D.O.



F.N.B. CORPORATION 18

F.N.B. CORPORATION AND AFFILIATES

FIRST NATIONAL BANK
OF FORT MYERS

DIRECTORS
J. KEITH ARNOLD
C. C. COGHILL
THOMAS R. CRONIN
    Chairman
BENJAMIN C. FEW, III
THOMAS B. HART
RANDALL P. HENDERSON, JR.
JEFFERY C. LEDWARD
MARVIN L. METHENY
JAMES B. MCMENAMY
MARK L. MORRIS
    President & Chief Executive Officer
STEPHEN R. ZELLNER, M.D.


WEST COAST
GUARANTY BANK

DIRECTORS
CHARLES J. BATTAGLIA
JAMES M. BRANDT, D.V.M.
ROBERT P. BROWN
M.M. DALTON
ROBERT A. DAVIDSON
PAT F. FERLISE
JAMES L. GOEHLER
WARREN S. HENDERSON
JOSEPH D. HUDGINS,
    President & Chief Executive Officer
CHARLES E. JOHNSON, JR., M.D.
JAMES H. LANIER
JAMES M. LOMBARD
THOMAS E. MITCHELL
RICHARD M. MORRISON
JOHN W. REEDER
EDWIN D. TAYLOR
GARY L. TICE
DAVID F. VOIGT
    Chairman
H. MONROE WARRINGTON


FIRST COUNTY BANK

DIRECTORS
JOHN A. BOND
HOWARD E. ERNST
D. JAMES HENDLEY
GREGORY S. PIKE
    President & Chief Executive Officer
WILLIAM G. RIMES
GARY J. ROBERTS
WILLIAM J. SKIDMORE

DIRECTOR EMERITUS
ANDERSON A. ALLYN, SR.


REGENCY
FINANCE COMPANY

DIRECTORS
ALAN F. BENNETT
STEPHEN J. GURGOVITS
    Chairman
RAYMOND J. HEATH
RUSSELL B. KLASEN
VICTOR C. LEAP
JOHN M. NEWMAN
ROBERT T. RAWL
GARY SOBOTKA
DOUGLAS J. SOLOCK
THOMAS M. TUGGLE
    President & Chief Executive Officer


F.N.B. AFFILIATE SERVICES

OFFICERS
C.C. COGHILL
    Senior Vice President
JAMES L. GOEHLER
    Senior Vice President
GEORGE D. HAGI
    Vice President--Regulatory Relations
JAMES G. ORIE
    Vice President--Corporate Counsel
ROBERT T. REICHERT
    Vice President--Controller
TERRY READ WALSTON
    Vice President
JAMES R. FARMER
    Auditor
EDWARD H. SEHON
    Manager of Public Affairs
BERNIE G. SPONSELLER
    Manager of Shareholder Services


                                                           F.N.B. CORPORATION 19

SHAREHOLDER INFORMATION

EXECUTIVE OFFICES
     F.N.B. Corporation
     One F.N.B. Boulevard
     Hermitage, PA 16148
     Phone: (724) 981-6000

SHAREHOLDER RELATIONS AND STOCK TRANSFER AGENT
     F.N.B. Shareholder Services
     P.O. Box 11929
     Naples, FL 34101-1929
     Phone: (888) 441-4362

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

NEWS MEDIA INQUIRIES
Media representatives and others seeking public information may contact: Edward
H. Sehon, Manager of Public Affairs, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148. Phone: (724) 983-4841.

ANNUAL MEETING
The annual meeting of shareholders will be held at 4:00 p.m. on Wednesday, April 28, 1999 at the F.N.B. Data and Accounting Center, Corner of East State Street and South Keel Ridge Road, Hermitage, PA 16148.


F.N.B. CORPORATION 20

                                    [COVER]








[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        One F.N.B. Boulevard
        Hermitage, PA 16148

[LOGO]  F.N.B.
        CORPORATION
        ...........................................................









                             1998 FINANCIAL REVIEW



                                     [LOGO]




                             TABLE OF CONTENTS

                             1   Consolidated Balance Sheet
                             2   Consolidated Income Statement
                             3   Consolidated Statement of Stockholders' Equity
                             4   Consolidated Statement of Cash Flows
                             5   Notes to Consolidated Financial Statements
                             27  Report of Independent Auditors
                             28  Selected Financial Data
                             29  Quarterly Earnings Summary
                             30  Management's Discussion
                             42  Market for Common Stock and Related
                                 Shareholder Matters

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
Dollars in thousands, except par values

December 31                                                                   1998               1997
-----------                                                                   ----               ----
ASSETS
Cash and due from banks                                                 $  128,868         $  107,770
Interest bearing deposits with banks                                         3,692              4,081
Federal funds sold                                                          33,075             36,355
Mortgage loans held for sale                                                15,947              6,536
Securities available for sale                                              447,005            460,419
Securities held to maturity (fair value of $90,412 and $138,937)            89,644            138,590
Loans, net of unearned income of $30,866 and $20,473                     2,329,819          2,094,904
Allowance for loan losses                                                  (30,985)           (29,906)
                                                                        ----------         ----------
    NET LOANS                                                            2,298,834          2,064,998
                                                                        ----------         ----------
Premises and equipment                                                      90,738             73,463
Other assets                                                               142,892             75,270
                                                                        ----------         ----------
    TOTAL ASSETS                                                        $3,250,695         $2,967,482
                                                                        ==========         ==========

LIABILITIES
Deposits:
  Non-interest bearing                                                  $  381,546         $  311,885
  Interest bearing                                                       2,327,026          2,155,172
                                                                        ----------         ----------
    TOTAL DEPOSITS                                                       2,708,572          2,467,057
                                                                        ----------         ----------
Other liabilities                                                           49,492             40,742
Short-term borrowings                                                      150,981            127,186
Long-term debt                                                              69,492             72,246
                                                                        ----------         ----------
    TOTAL LIABILITIES                                                    2,978,537          2,707,231
                                                                        ----------         ----------

STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 237,985 and 287,500 shares
  Aggregate liquidation value - $5,950 and $7,188                            2,380              2,875
Common stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 18,074,404 and 17,240,710 shares                                 36,149             34,482
Additional paid-in capital                                                 156,209            128,600
Retained earnings                                                           74,274             92,598
Accumulated other comprehensive income                                       6,230              5,324
Treasury stock - 109,285 and 113,592 shares at cost                         (3,084)            (3,628)
                                                                        ----------         ----------
    TOTAL STOCKHOLDERS' EQUITY                                             272,158            260,251
                                                                        ----------         ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $3,250,695         $2,967,482
                                                                        ==========         ==========

See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation    1

                                                                                          F.N.B. CORPORATION AND SUBSIDIARIES

                                                                                                CONSOLIDATED INCOME STATEMENT
                                                                                  Dollars in thousands, except per share data


Year Ended December 31                                                            1998                1997              1996
----------------------                                                            ----                ----              ----
INTEREST INCOME
Loans, including fees                                                          $197,697            $180,765          $169,986
Securities:
  Taxable                                                                        30,811              27,603            25,491
  Non-taxable                                                                     2,320               2,414             2,428
  Dividends                                                                       1,583               1,159             1,100
Other                                                                             3,574               4,337             3,375
                                                                               --------            --------          --------
    TOTAL INTEREST INCOME                                                       235,985             216,278           202,380
                                                                               --------            --------          --------
INTEREST EXPENSE
Deposits                                                                         91,982              82,503            76,322
Short-term borrowings                                                             6,813               6,415             4,030
Long-term debt                                                                    4,590               3,746             4,384
                                                                               --------            --------          --------
    TOTAL INTEREST EXPENSE                                                      103,385              92,664            84,736
                                                                               --------            --------          --------
    NET INTEREST INCOME                                                         132,600             123,614           117,644
Provision for loan losses                                                         7,255              11,100             9,773
                                                                               --------            --------          --------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         125,345             112,514           107,871
                                                                               --------            --------          --------
NON-INTEREST INCOME
Insurance commissions and fees                                                    4,067               3,983             4,116
Service charges                                                                  16,105              13,345            12,594
Trust                                                                             1,907               1,934             1,769
Gain on sale of securities                                                        1,384               1,252               788
Gain on sale of loans                                                             3,316               1,730               961
Other                                                                             4,966               3,734             2,594
                                                                               --------            --------          --------
    TOTAL NON-INTEREST INCOME                                                    31,745              25,978            22,822
                                                                               --------            --------          --------
                                                                                157,090             138,492           130,693
                                                                               --------            --------          --------
NON-INTEREST EXPENSES
Salaries and employee benefits                                                   57,889              51,688            47,596
Net occupancy                                                                     7,968               7,588             7,433
Amortization of intangibles                                                       1,321               1,584             1,047
Equipment                                                                         8,486               7,531             6,960
Deposit insurance                                                                 1,022                 875             1,128
Recapitalization of Savings Association Insurance Fund                                                                  3,176
Merger related                                                                    4,849               2,385             2,081
Promotional                                                                       2,379               2,633             2,925
Insurance claims paid                                                             2,275               1,867             1,707
Other                                                                            22,985              22,179            23,822
                                                                               --------            --------          --------
    TOTAL NON-INTEREST EXPENSES                                                 109,174              98,330            97,875
                                                                               --------            --------          --------
    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS                           47,916              40,162            32,818
Income taxes                                                                     16,044              12,771            10,951
                                                                               --------            --------          --------
    INCOME BEFORE EXTRAORDINARY ITEMS                                            31,872              27,391            21,867
Gain on sale of subsidiary and branches, net of tax of $4,743                                         8,809
    NET INCOME                                                                 $ 31,872            $ 36,200          $ 21,867
                                                                               ========            ========          ========

EARNINGS PER COMMON SHARE BEFORE EXTRAORDINARY ITEMS
    Basic                                                                      $   1.75            $   1.54          $   1.22
                                                                               ========            ========          ========
    Diluted                                                                    $   1.68            $   1.48          $   1.19
                                                                               ========            ========          ========
EARNINGS PER COMMON SHARE
    Basic                                                                      $   1.75            $   2.05          $   1.22
                                                                               ========            ========          ========
    Diluted                                                                    $   1.68            $   1.95          $   1.19
                                                                               ========            ========          ========

See accompanying Notes to Consolidated Financial Statements

                                                         F.N.B. Corporation    2

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Dollars in thousands, except per share data

                                                                                               Accumulated
                                                                                                  Other      Employee
                                          Compre-                        Additional              Compre-      Stock
                                          hensive   Preferred   Common     Paid-In   Retained     hensive   Ownership    Treasury
                                          Income      Stock      Stock     Capital   Earnings     Income      Plan        Stock
                                          ------      -----      -----     -------   --------     ------      ----        -----

Balance at January 1, 1996                           $ 4,516    $ 30,206  $ 100,906    $ 74,451   $ 3,288     $(389)    $   (464)
Net income                              $  21,867                            21,867
Change in accumulated other
  comprehensive income                       (727)                                                   (727)
                                        ---------
Comprehensive income                    $  21,140
                                        =========
Cash dividends declared:
  Preferred stock                                                              (766)
  Common stock $.57 per share                                                (6,123)
Purchase of common stock                                                                                                  (3,421)
Issuance (retirement) of common stock                                (44)      (438)                                       2,398
Stock dividend                                                     1,016      9,711     (10,727)
Conversion of preferred stock                           (991)        399        592
Obligation under ESOP plan                                                                                      389
                                                     -------    --------  ---------    --------   -------     -----     --------
Balance at December 31, 1996                           3,525      31,577    110,771      78,702     2,561         0       (1,487)
Net income                              $  36,200                                        36,200
Change in accumulated other
  comprehensive income                      2,763                                                   2,763
                                        ---------
Comprehensive income                    $  38,963
                                        =========
Cash dividends declared:
  Preferred stock                                                                          (588)
  Common stock $.60 per share                                                            (8,990)
Purchase of common stock                                                                                                  (7,688)
Issuance of common stock                                              47        131        (497)                           5,547
Issuance of common stock
  for acquisition                                                  1,260      2,240       4,177
Stock dividend                                                     1,332     15,074     (16,406)
Conversion of preferred stock                           (650)        266        384
                                                     -------    --------  ---------    --------   -------     -----     --------
Balance at December 31, 1997                           2,875      34,482    128,600      92,598     5,324         0       (3,628)
Net income                              $  31,872                                        31,872
Change in accumulated other
  comprehensive income                        906                                                     906
                                        ---------
Comprehensive income                    $  32,778
                                        =========
Cash dividends declared:
  Preferred stock                                                                          (492)
  Common stock $.71 per share                                                           (12,227)
Purchase of common stock                                                                                                 (16,989)
Issuance (retirement) of common stock                                (79)      (577)     (8,040)                          17,533
Stock dividend                                                     1,528     27,909     (29,437)
Conversion of preferred stock                           (495)        218        277
                                                     -------    --------  ---------    --------   -------     -----     --------
Balance at December 31, 1998                         $ 2,380    $ 36,149  $ 156,209    $ 74,274   $ 6,230     $   0     $ (3,084)
                                                     =======    ========  =========    ========   =======     =====     ========


See accompanying Notes to Consolidated Financial Statements

F.N.B. Corporation    3

                                                                                                 F.N.B. CORPORATION AND SUBSIDIARIES

                                                                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                                Dollars in thousands


Year Ended December 31                                                                 1998                1997                1996
----------------------                                                                 ----                ----                ----
OPERATING ACTIVITIES
Net income                                                                        $  31,872           $  36,200           $  21,867
Adjustments to reconcile net income to net
  cash flows from operating activities:
    Depreciation and amortization                                                     8,616               7,867               6,821
    Provision for loan losses                                                         7,255              11,100               9,773
    Provision for valuation allowance on other real estate owned                                            540                 664
    Deferred taxes                                                                   (4,577)             (1,460)             (2,195)
    Gain on securities available for sale                                            (1,384)             (1,252)               (788)
    Gain on sale of loans                                                            (3,316)             (1,730)               (961)
    Extraordinary gain on sale of subsidiary and
      branches, net of tax                                                           (8,809)

    Proceeds from sale of loans                                                      89,484             115,998              72,459
    Loans originated for sale                                                       (95,579)           (110,382)            (64,694)
    Net change in:
      Interest receivable                                                               212              (2,628)              1,353
      Interest payable                                                                  760               1,783                 620
    Other, net                                                                      (56,677)              4,693               5,562
                                                                                  ---------           ---------           ---------
        Net cash flows from operating activities                                    (23,334)             51,920              50,481
                                                                                  ---------           ---------           ---------

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                                                  389              (2,311)              3,097
  Federal funds sold                                                                  3,280              (6,359)             54,214
  Loans                                                                            (241,637)           (196,892)           (203,384)
Securities available for sale:
  Purchases                                                                        (217,763)           (266,561)           (198,820)
  Sales                                                                              14,284              40,682              43,667
  Maturities                                                                        219,863             148,542             113,897
Securities held to maturity:
  Purchases                                                                         (13,624)             (9,101)            (48,756)
  Maturities                                                                         62,637              60,423              50,616
Increase in premises and equipment                                                  (24,626)            (19,423)            (13,029)
Net cash received (paid) for mergers, acquisitions and divestiture                   48,625             (50,362)
                                                                                  ---------           ---------           ---------
        Net cash flows from investing activities                                   (148,572)           (301,362)           (198,498)
                                                                                  ---------           ---------           ---------

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings and NOW                                    188,476             128,902             106,341
  Time deposits                                                                       4,358             106,647              18,132
  Short-term borrowings                                                              23,795              (1,802)             40,711
Increase in long-term debt                                                           16,838              44,010              32,899
Decrease in long-term debt                                                          (19,592)            (29,862)            (25,504)
Net acquisition of treasury stock                                                    (8,152)             (2,460)             (1,504)
Cash dividends paid                                                                 (12,719)             (9,578)             (6,889)
                                                                                  ---------           ---------           ---------
        Net cash flows from financing activities                                    193,004             235,857             164,186
                                                                                  ---------           ---------           ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 21,098             (13,585)             16,169
Cash and Cash Equivalents At Beginning Of  Year                                     107,770             121,355             105,186
                                                                                  ---------           ---------           ---------
CASH AND CASH EQUIVALENTS AT END OF  YEAR                                         $ 128,868           $ 107,770           $ 121,355
                                                                                  =========           =========           =========

See accompanying Notes to Consolidated Financial Statements

                                                         F.N.B. Corporation    4

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania, with administrative offices in Naples, Florida. It operates 9 community banks through 88 offices and a consumer finance company through 34 offices in Pennsylvania, Florida, Ohio and New York.

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

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported as a component of accumulated other comprehensive income.

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

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:
  Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest is reversed. While on non-accrual, contractual interest payments are applied against principal until the loan is restored to accrual status. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of

F.N.B. CORPORATION   5

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

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

AMORTIZATION OF INTANGIBLES:
 Goodwill is being amortized over 15 years on the straight-line method, and core deposit intangibles are being amortized on accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

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

NEW ACCOUNTING STANDARDS:
  Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. The statement is effective for the Corporation's fiscal year ending December 31, 2000. Because the Corporation has not entered into any derivative transactions, the adoption of this statement will have no impact on the financial statements.

  FAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity," amends FAS No. 65 allowing mortgage-backed securities or other retained interests arising from the securitization of mortgage loans to be classified based on the mortgage banking entities ability and intent to sell or hold those securities. Previously these securities had to be held within a trading account. This statement is effective for the Corporation's fiscal year ending December 31, 1999.

                                                         F.N.B. CORPORATION    6

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

American Institute of Certified Public Accountants Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires capitalization of certain costs incurred during an internal use software development project. The SOP is effective for the Corporation's fiscal year ending December 31, 1999. Application of this SOP is not expected to have a material effect on the Corporation's financial position or results of operations.

MERGERS,  ACQUISITIONS AND DIVESTITURES

  On January 13, 1999, the Corporation completed its affiliation with Guaranty Bank & Trust (Guaranty), a community bank headquartered in Venice, Florida with assets of $154.6 million. Under the terms of the merger agreement, each outstanding share of Guaranty's common stock was converted into 1.536 shares of the Corporation's common stock. A total of 1,250,994 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. On February 12, 1999, Guaranty was merged into an existing subsidiary of the Corporation, West Coast Bank, to form West Coast Guaranty Bank, N.A. Following is an unaudited summary of pro forma information, which represents a combination of the results of operations of the Corporation and Guaranty (in thousands, except per share data):

Year Ended December 31                  1998             1997          1996
                                        ----             ----          ----
Net interest income. . . . . . .    $137,914         $128,432      $121,768
Net income . . . . . . . . . . .      31,553           37,002        22,375
Earnings per share before
 extraordinary items (basic) . .        1.62             1.49          1.17

  On October 24, 1998, First National Bank of Pennsylvania (FNBPA) purchased three Lawrence County branches. This purchase added $48.7 million in deposits. As a result of the transaction, FNBPA recognized $5.1 million and $1.8 million in goodwill and core deposit intangibles, respectively.

  On August 31, 1998, the Corporation completed its affiliation with Citizens Holding Corporation, headquartered in Clearwater, Florida, with assets totaling $135.0 million. Under the terms of the merger agreement, each outstanding share of Citizens' common stock was converted into 1.743 shares of the Corporation's common stock. A total of 1,012,325 shares of the Corporation's common stock were issued. Citizens' principal asset, Citizens Bank and Trust, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNB Florida), formerly Indian Rocks National Bank, in Clearwater, Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On May 29, 1998, the Corporation completed its affiliation with Seminole Bank, headquartered in Seminole, Florida, with assets totaling $92.2 million. Under the terms of the merger agreement, each outstanding share of Seminole's common stock was converted into 1.530 shares of the Corporation's common stock. A total of 855,450 shares of the Corporation's common stock were issued. Seminole was merged into an existing subsidiary of the Corporation, FNB Florida, in Clearwater, Florida. Results for prior years are restated to reflect this acquisition as a pooling-of-interests.

  On January 20, 1998, the Corporation completed its affiliation with West Coast Bank (West Coast), headquartered in Sarasota, Florida, with assets totaling $107.4 million. Under the terms of the merger agreement, each outstanding share of West Coast's common stock was converted into 1.0 share of the Corporation's common stock. A total of 585,263 shares of the Corporation's common stock were issued. Results for prior years have been restated to reflect this acquisition as a pooling-of-interests.

  The following table sets forth separate company financial information for the year ended December 31, 1997. The F.N.B. Corporation results exclude the effects of any mergers which occurred subsequent to December 31, 1997 (in thousands):

                                           NET
                                         INTEREST           NET
Year Ended December 31, 1997              INCOME          INCOME
                                          ------          ------
 F.N.B. Corporation . . . . . . . . .    $111,030         $33,123
 Citizens . . . . . . . . . . . . . .       4,800           1,052
 Seminole . . . . . . . . . . . . . .       3,771           1,146
 West Coast . . . . . . . . . . . . .       4,013             879

  During 1997, the Corporation affiliated with First National Bank of Naples, Naples, Florida, Cape Coral National Bank, Cape Coral, Florida, West Coast Bancorp, Inc. (WCBI), Cape Coral, Florida and First National Bank of Florida, Clearwater, Florida. These affiliations added

F.N.B. CORPORATION    7

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


assets and deposits of $790.7 million and $658.2 million, respectively, and were accounted for as poolings-of-interests. The Corporation also acquired Mercantile Bank of Southwest Florida (Mercantile), located in Naples, Florida. Mercantile was merged into First National Bank of Naples and added assets and deposits of $121.7 million and $108.2 million, respectively. The Corporation paid $13.6 million and accounted for the acquisition under the purchase method.

  During 1997, the Corporation disposed of its subsidiary, Bucktail Bank and Trust Company (Bucktail), in exchange for 565,384 shares of Sun Bancorp, Inc.
(Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. At December 31, 1998, the Corporation's investment in Sun was accounted for using the equity method and had a market value totaling $27.6 million and a carrying value totaling $21.0 million. The Corporation recognized equity earnings from Sun totaling $1.3 million for the year ended December 31, 1998. At December 31, 1998, Sun had total assets of $623.6 million and recognized net income of $8.7 million for the year then ended. The Corporation also sold three branches of its subsidiary Metropolitan National Bank in 1997. These sales resulted in the Corporation recognizing $8.8 million in after-tax extraordinary gains.

  The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

SECURITIES

  The amortized cost and fair value of securities are as follows (in thousands):

  Securities available for sale:

                                                                                GROSS             GROSS
                                                             AMORTIZED        UNREALIZED        UNREALIZED           FAIR
December 31, 1998                                              COST             GAINS             LOSSES             VALUE
-----------------                                              ----             -----             ------             -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                  $ 250,132        $   1,889         $    (168)        $ 251,853
Mortgage-backed securities of
  U.S. Government agencies                                     162,694            1,207               (99)          163,802
States of the U.S. and political subdivisions                    3,202               38              (101)            3,139
Other debt securities                                            1,000                                                1,000
                                                             ---------        ---------         ---------         ---------
    TOTAL DEBT SECURITIES                                      417,028            3,134              (368)          419,794
Equity securities                                               20,367            6,949              (105)           27,211
                                                             ---------        ---------         ---------         ---------
                                                             $ 437,395        $  10,083         $    (473)        $ 447,005
                                                             =========        =========         =========         =========

                                                                                GROSS             GROSS
                                                             AMORTIZED        UNREALIZED        UNREALIZED            FAIR
December 31, 1997                                              COST             GAINS             LOSSES             VALUE
-----------------                                              ----             -----             ------             -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                  $ 306,602         $   978          $    (260)        $ 307,320
Mortgage-backed securities of
  U.S. Government agencies                                     120,491             501               (146)          120,846
States of the U.S. and political subdivisions                    1,486              51                                1,537
Other debt securities                                            5,031             107                                5,138
                                                             ---------        ---------         ---------         ---------
    TOTAL DEBT SECURITIES                                      433,610           1,637               (406)          434,841
Equity securities                                               18,590           7,002                (14)           25,578
                                                             ---------        ---------         ---------         ---------
                                                             $ 452,200        $  8,639          $    (420)        $ 460,419
                                                             =========        ========          =========         =========

                                                         F.N.B. CORPORATION    8

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                  GROSS             GROSS
                                                              AMORTIZED         UNREALIZED        UNREALIZED             FAIR
December 31, 1996                                               COST              GAINS             LOSSES              VALUE
-----------------                                               ----              -----             ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $281,766            $   462         $   (855)           $281,373
Mortgage-backed securities of
  U.S. Government agencies                                      45,170                644             (176)             45,638
Other debt securities                                            2,000                                 (16)              1,984
                                                              --------            -------         --------            --------
    TOTAL DEBT SECURITIES                                      328,936              1,106           (1,047)            328,995
Equity securities                                               15,419              3,942              (14)             19,347
                                                              --------            -------         --------            --------
                                                              $344,355            $ 5,048         $ (1,061)           $348,342
                                                              ========            =======         ========            ========



  Securities held to maturity:

                                                                                  GROSS             GROSS
                                                              AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1998                                               COST              GAINS             LOSSES              VALUE
-----------------                                               ----              -----             ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                    $ 9,188            $    67                             $  9,255
Mortgage-backed securities of
  U.S. Government agencies                                      30,026                 96         $    (22)             30,100
States of the U.S. and political
  subdivisions                                                  49,883                639              (18)             50,504
Other debt securities                                              547                  9               (3)                553
                                                               -------            -------         --------            --------
                                                               $89,644            $   811         $    (43)           $ 90,412
                                                               =======            =======         ========            ========
                                                                                  GROSS             GROSS
                                                              AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1997                                               COST              GAINS             LOSSES             VALUE
-----------------                                               ----              -----             ------             -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $ 22,990            $    98         $    (20)           $ 23,068
Mortgage-backed securities of
  U.S. Government agencies                                      61,468                122             (228)             61,362
States of the U.S. and political
  subdivisions                                                  53,279                414              (41)             53,652
Other debt securities                                              853                  6               (4)                855
                                                              --------            -------         --------            --------
                                                              $138,590            $   640         $   (293)           $138,937
                                                              ========            =======         ========            ========
                                                                                  GROSS             GROSS
                                                              AMORTIZED         UNREALIZED        UNREALIZED            FAIR
December 31, 1996                                               COST              GAINS             LOSSES              VALUE
-----------------                                               ----              -----             ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                                   $ 22,554            $    81         $    (43)           $ 22,592
Mortgage-backed securities of
  U.S. Government agencies                                     109,986                142             (757)            109,371
States of the U.S. and political
  subdivisions                                                  59,075                193             (443)             58,825
Other debt securities                                            1,188                  5               (5)              1,188
                                                              --------            -------         --------            --------
                                                              $192,803            $   421         $ (1,248)           $191,976
                                                              ========            =======         ========            ========


F.N.B. CORPORATION    9

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1998 and 1997, respectively, securities with a carrying value of $137.1 million and $154.5 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $156.6 million and $137.1 million at December 31, 1998 and 1997, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1998, the Corporation had not entered into any off-balance sheet derivative transactions.

As of December 31, 1998, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):


                                              HELD TO MATURITY                       AVAILABLE FOR SALE
                                        ---------------------------             ---------------------------
                                        AMORTIZED             FAIR              AMORTIZED             FAIR
December 31, 1998                         COST                VALUE               COST                VALUE
-----------------                         ----                -----               ----                -----
Due in one year or less                  $14,087            $ 14,147            $ 38,087            $ 38,250
Due from one to five years                31,098              31,517             162,189             163,606
Due from five to ten years                13,981              14,186              51,072              51,214
Due after ten years                          452                 462               2,986               2,922
                                         -------            --------            --------            --------
                                          59,618              60,312             254,334             255,992
Mortgage-backed securities of
 U.S. Government agencies                 30,026              30,100             162,694             163,802
Equity securities                                                                 20,367              27,211
                                         -------            --------            --------            --------
                                         $89,644            $ 90,412            $437,395            $447,005
                                         =======            ========            ========            ========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $14.3 million, $40.7 million and $43.7 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

Year Ended December 31               1998             1997             1996
----------------------               ----             ----             ----
Gross gains                        $1,404           $1,365             $885
Gross losses                          (20)            (113)             (97)
                                   ------           ------             ----
                                   $1,384           $1,252             $788
                                   ======           ======             ====

LOANS

  Following is a summary of loans (in thousands):

December 31                                            1998             1997
-----------                                            ----             ----
Real estate:
 Residential                                     $  942,451        $  905,065
 Commercial                                         611,027           524,006
 Construction                                        98,942            67,216
Installment loans to individuals                    286,149           295,336
Commercial, financial and agricultural              289,850           263,902
Lease financing                                     132,266            59,852
Unearned income                                     (30,866)          (20,473)
                                                 ----------        ----------
                                                 $2,329,819        $2,094,904
                                                 ==========        ==========


                                                         F.N.B. CORPORATION   10

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio.

  As of December 31, 1998, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1998. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

             Total loans at December 31, 1997 . . . . . . . . . .       $32,558
             New loans. . . . . . . . . . . . . . . . . . . . . .        28,601
             Repayments . . . . . . . . . . . . . . . . . . . . .       (24,246)
             Other. . . . . . . . . . . . . . . . . . . . . . . .           370
                                                                        -------
             Total loans at December 31, 1998 . . . . . . . . . .       $37,283
                                                                        =======

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                           1998              1997
-----------                                           ----              ----
Non-accrual loans                                  $12,103           $ 8,340
Restructured loans                                   1,770             1,345
                                                   -------           -------
  TOTAL NON-PERFORMING LOANS                        13,873             9,685
Other real estate owned                              1,370             4,027
                                                   -------           -------
  TOTAL NON-PERFORMING ASSETS                      $15,243           $13,712
                                                   =======           =======

For the years ended December 31, 1998, 1997 and 1996, income recognized on non-accrual and restructured loans was $863,000, $477,000 and $798,000, respectively. Income that would have been recognized during 1998, 1997 and 1996 on such loans if they were in accordance with their original terms was $1.6 million, $1.1 million and $1.5 million, respectively. Loans past due 90 days or more were $2.9 million, $3.2 million and $3.1 million at December 31, 1998, 1997 and 1996, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At or For the Year Ended December 31                      1998              1997           1996
------------------------------------                      ----              ----           ----
Impaired loans with an allocated allowance              $3,366            $1,316        $  5,063
Impaired loans without an allocated allowance            4,998                             5,605
                                                        ------            ------         -------

   TOTAL IMPAIRED LOANS                                 $8,364            $1,316         $10,668
                                                        ======            ======         =======
Allocated allowance on impaired loans                    1,099               492           1,529
                                                        ======            ======         =======
Portion of impaired loans on non-accrual                 5,413               950           5,125
                                                        ======            ======         =======
Average impaired loans                                   4,945             5,887          13,389
                                                        ======            ======         =======
Income recognized on impaired loans                        492                99             822
                                                        ======            ======         =======



F.N.B. CORPORATION    11

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                                             1998                 1997                 1996
----------------------                                             ----                 ----                 ----
Balance at beginning of year                                   $ 29,906             $ 30,231             $ 26,673

Reduction due to the sale of a subsidiary and loans                                   (3,828)
Addition due to acquisitions                                                           1,167

Charge-offs                                                      (7,473)             (10,035)              (7,849)
Recoveries                                                        1,297                1,271                1,634
                                                               --------             --------             --------
    NET CHARGE-OFFS                                              (6,176)              (8,764)              (6,215)
Provision for loan losses                                         7,255               11,100                9,773
                                                               --------             --------             --------
Balance at end of year                                         $ 30,985             $ 29,906             $ 30,231
                                                               ========             ========             ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                     1998            1997
-----------                                     ----            ----
Land                                       $  18,056       $  14,754
Premises                                      73,563          62,461
Equipment                                     49,947          41,964
                                           ---------       ---------
                                             141,566         119,179
Accumulated depreciation                     (50,828)        (45,716)
                                           ---------       ---------
                                           $  90,738       $  73,463
                                           =========       =========


  Depreciation expense was $7.7 million for 1998, $6.5 million for 1997 and $6.0 million for 1996.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $3.4 million for 1998, $3.7 million for 1997 and $2.8 million for 1996. Total minimum rental commitments under such leases were $27.6 million at December 31, 1998. Following is a summary of future minimum lease payments for years following December 31, 1998 (in thousands):

                 1999 . . . . . . . . . . . . . . .     $  1,673
                 2000 . . . . . . . . . . . . . . .        1,387
                 2001 . . . . . . . . . . . . . . .        1,182
                 2002 . . . . . . . . . . . . . . .        1,113
                 2003 . . . . . . . . . . . . . . .          987
                 Later years. . . . . . . . . . . .       21,208



                                                         F.N.B. CORPORATION   12

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                                      1998                  1997
-----------                                                      ----                  ----
Non-interest bearing                                       $  381,546            $  311,885
Savings and NOW                                             1,212,881             1,068,156
Certificates of deposit and other time deposits             1,114,145             1,087,016
                                                           ----------            ----------
                                                           $2,708,572            $2,467,057
                                                           ==========            ==========

  Following is a summary of the scheduled maturities of certificates of deposit and other time deposits for each of the five years following December 31, 1998 (in thousands):

            1999. . . . . . . . . . . . . . . .      $858,032
            2000. . . . . . . . . . . . . . . .       166,546
            2001. . . . . . . . . . . . . . . .        45,107
            2002. . . . . . . . . . . . . . . .        20,335
            2003. . . . . . . . . . . . . . . .        22,731
            Later years . . . . . . . . . . . .         1,394

  Time deposits of $100,000 or more were $231.7 million and $213.4 million at December 31, 1998 and 1997, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1998 (in thousands):

                                      CERTIFICATES         OTHER TIME
                                       OF DEPOSIT           DEPOSITS             TOTAL
                                       ----------           --------             -----
Three months or less                   $  76,752          $  5,229             $  81,981
Three to six months                       57,973             1,321                59,294
Six to twelve months                      48,959              3,261               52,220
Over twelve months                        21,199             16,997               38,196
                                        --------            -------             --------
                                        $204,883            $26,808             $231,691
                                        ========            =======             ========


SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                                1998                1997
-----------                                                ----                ----
Securities sold under repurchase agreements            $ 99,590            $ 59,136
Federal funds purchased                                     561              16,862
Other short-term borrowings                               1,221               4,257
Subordinated notes                                       49,609              46,931
                                                       --------            --------
                                                       $150,981            $127,186
                                                       ========            ========


Credit facilities amounting to $45.0 million at December 31, 1998 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. These credit facilities were unused at December 31, 1998.


F.N.B. CORPORATION    13

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                 1998         1997
                                            ----         ----
Federal Home Loan Bank advances . . . .  $21,305      $28,386
Other long-term debt. . . . . . . . . .    6,000
Subordinated notes. . . . . . . . . . .   42,187       43,860
                                         -------      -------
                                         $69,492      $72,246
                                         =======      =======

  Certain subsidiaries have lines of credit available with the Federal Home Loan Bank. These lines totaled $406.5 million, of which $21.3 million was used as of December 31, 1998. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2008. Interest rates paid on these advances range from 5.10% to 6.20% in 1998 and 5.66% to 6.32% in 1997.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2008. At December 31, 1998, $32.1 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 6.66% at December 31, 1998 and 7.58% at December 31, 1997.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1998 are as follows (in thousands):

              1999. . . . . . . . . . .   $21,136
              2000. . . . . . . . . . .     5,013
              2001. . . . . . . . . . .     8,276
              2002. . . . . . . . . . .    17,178
              2003. . . . . . . . . . .     7,380
              Later years . . . . . . .    10,509

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

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                 1998           1997
                                            ----           ----
Commitments to extend credit. . . . .   $415,428       $369,000
Standby letters of credit . . . . . .     21,158         21,059

  At December 31, 1998, funding of approximately 75% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 5.7 votes for each share held. The holders do not have cumulative voting


                                                         F.N.B. CORPORATION   14

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1998, 600 shares of Series A Preferred were converted to 410 shares of common stock. At December 31, 1998, 18,732 shares of common stock were reserved by the Corporation for the conversion of the remaining 20,718 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder into shares of the Corporation's common stock at a price of $11.08 per share. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1998, 48,915 shares of Series B Preferred were converted to 108,770 shares of common stock. At December 31, 1998, 489,923 shares of common stock were reserved by the Corporation for the conversion of the remaining 217,267 outstanding shares.

COMPREHENSIVE INCOME

  The components of comprehensive income, net of related tax, are as follows (in thousands):


Year Ended December 31                                                  1998                1997                1996
----------------------                                                  ----                ----                ----
Net income                                                           $31,872             $36,200             $21,867
Other comprehensive income:
 Unrealized gains on securities:
  Arising during the period, net of tax expense
   (benefit) of $924, $1,788 and $(86)                                 1,716               3,320                (159)
  Less: reclassification adjustment for gains included in
   net income, net of tax benefit of $436, $300 and $306                (810)               (557)               (568)
                                                                     -------             -------             -------
Other comprehensive income (expense)                                     906               2,763                (727)
                                                                     -------             -------             -------
Comprehensive income                                                 $32,778             $38,963             $21,140
                                                                     =======             =======             =======


STOCK INCENTIVE PLANS

  The Corporation has available up to 959,660 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1998, 14,835 shares out of a total of 68,663 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1998 was $26.55.

  The Corporation has available up to 2,360,141 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  In accordance with FAS No. 123, pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):


F.N.B. CORPORATION    15

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Year Ended December 31                                        1998             1997            1996
----------------------                                        ----             ----            ----
Pro forma net income before extraordinary items            $31,234          $27,031         $21,669
Extraordinary items, net of tax                                               8,809
                                                           -------          -------         -------
Pro forma net income                                       $31,234          $35,840         $21,669
                                                           =======          =======         =======

Pro forma earnings per share:
  Basic:
    Before extraordinary items                             $  1.72          $  1.53         $  1.21
    Extraordinary items, net of tax                                             .50
                                                           -------          -------         -------
    Net income                                             $  1.72          $  2.03         $  1.21
                                                           =======          =======         =======

  Diluted:
    Before extraordinary items                             $  1.64          $  1.46         $  1.18
    Extraordinary items, net of tax                                             .47
                                                           -------          -------         -------
    Net income                                             $  1.64          $  1.93         $  1.18
                                                           =======          =======         =======

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

                                              1998     1997     1996
                                              ----     ----     ----
Risk-free interest rate . . . . . . . . .    5.54%    6.53%    5.63%
Dividend yield. . . . . . . . . . . . . .    2.52%    1.66%    3.00%
Expected stock price volatility . . . . .     .23%     .22%     .19%
Weighted average expected life
  of the options (years). . . . . . . . .    5.00     5.00     5.00


Activity in the Option Plan during the past three years was as follows:

                                                                  WEIGHTED
                                                               AVERAGE PRICE
                                                1998             PER SHARE               1997                   1996
                                                ----             ---------               ----                   ----
Outstanding, beginning of year             1,232,409              $12.15               1,161,147                973,455
  Granted during the year                    280,637               29.81                 182,415                206,607
  Exercised during the year                 (249,540)               9.91                 (61,179)               (12,315)
  Forfeited during the year                  (24,711)              20.09                 (49,974)                (6,600)
                                           ---------              ------               ---------              ---------
Ending balance                             1,238,795               16.45               1,232,409              1,161,147
                                           =========              ======               =========              =========


  The following table summarizes information about the stock options outstanding at December 31, 1998:

                                 OPTIONS OUTSTANDING                                             OPTIONS EXERCISABLE
                                 -------------------                                             -------------------
      RANGE OF                              WEIGHTED AVERAGE         WEIGHTED                                      WEIGHTED
      EXERCISE               OPTIONS            REMAINING             AVERAGE               OPTIONS                 AVERAGE
       PRICES              OUTSTANDING      CONTRACTUAL LIFE      EXERCISE PRICE          EXERCISABLE           EXERCISE PRICE
       ------              -----------      ----------------      --------------          -----------           --------------
   $ 5.71  -$ 8.57           329,464              7.55               $ 7.11                316,959                  $ 7.10
     8.58  - 12.87           321,249              5.26                11.26                209,813                   11.32
    12.88  - 19.32           219,611              6.79                17.15                107,659                   17.15
    19.33  - 29.00           137,562              8.11                21.75                 45,760                   22.18
    29.01  - 33.15           230,909              9.05                33.15                  7,401                   33.15
                           ---------                                                       -------
                           1,238,795                                                       687,592
                           =========                                                       =======


                                                        F.N.B. CORPORATION    16

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The Corporation has granted warrants to purchase common stock (at an exercise price of $6.24 or $10.39 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 152,856 shares of common stock for issuance in connection with these warrants.

RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                                  1998                1997
-----------                                                  ----                ----
Benefit obligation at beginning of year                   $25,400             $21,632
  Service cost                                              1,310               1,265
  Interest cost                                             1,839               1,726
  Plan amendments                                             549                  23
  Actuarial loss                                            2,522               1,561
  Curtailments                                                                    (69)
  Benefits paid                                              (727)               (738)
                                                          -------             -------
Benefit obligation at end of year                         $30,893             $25,400
                                                          =======             =======


December 31                                                  1998                1997
-----------                                                  ----                ----
Fair value of plan assets at beginning of year            $25,228             $20,238
  Actual return on plan assets                              3,808               4,614
  Company contribution                                         31               1,114
  Benefits paid                                              (727)               (738)
                                                          -------             -------
Fair value of plan assets at end of year                  $28,340             $25,228
                                                          =======             =======


December 31                                                  1998                1997
-----------                                                  ----                ----
Funded status of plan                                     $(2,553)            $  (172)
Unrecognized actuarial gain                                (2,573)             (3,324)
Unrecognized prior service cost                             2,043               1,771
Unrecognized net transition obligation                         42                  47
                                                          -------             -------
Accrued pension cost                                      $(3,041)            $(1,678)
                                                          =======             =======


  Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $5.5 million and $0, respectively, as of December 31, 1998, and $4.1 million and $0, respectively, as of December 31, 1997.

  The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

December 31                                               1998          1997
-----------                                               ----          ----
Prepaid pension cost                                   $ 1,016       $ 1,506
Accrued pension cost                                    (4,057)       (3,184)
Additional minimum liability                            (1,475)         (928)
Intangible asset                                         1,475           928
                                                       -------       -------
Net amount recognized on balance sheet                 $(3,041)      $(1,678)
                                                       =======       =======


F.N.B. CORPORATION   17

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                    1998                 1997                 1996
----------------------                                    ----                 ----                 ----
Service costs                                          $ 1,310              $ 1,265              $ 1,244
Interest cost                                            1,839                1,726                1,525
Expected return on plan assets                          (1,989)              (1,603)              (1,423)
Net amortization                                           233                  293                  291
Curtailment gain                                                                (69)
                                                       -------              -------              -------
Net pension expense                                    $ 1,393              $ 1,612              $ 1,637
                                                       =======              =======              =======


Assumptions as of December 31                             1998                 1997                 1996
-----------------------------                             ----                 ----                 ----
Weighted average discount rate                             6.5%                 7.0%                 7.5%
Rates of increase in compensation levels                   4.0%                 4.0%                 4.0%
Expected long-term rate of return on assets                8.0%                 8.0%                 8.0%

  At December 31, 1998, plan assets include 60,528 shares of the Corporation's common stock, having a market value of $1.7 million. Dividends received on these shares totaled $36,000 for 1998.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $626,000 in 1998, $570,000 in 1997 and $536,000 in 1996.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $705,000 in 1998, $468,000 in 1997 and $384,000 in 1996 related to the Salary Savings ESOP Plan.

OTHER POSTRETIREMENT BENEFIT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                              1998         1997
-----------                                              ----         ----
Benefit obligation at beginning of year                  $779         $816
  Service cost                                             77           60
  Interest cost                                            65           56
  Plan participants' contributions                          3            4
  Actuarial loss                                          126         (103)
  Benefits paid                                           (85)         (54)
                                                         ----         ----
Benefit obligation at end of year                        $965         $779
                                                         ====         ====


                                                        F.N.B. CORPORATION    18

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31                                                1998              1997
-----------                                                ----              ----
Fair value of plan assets at beginning of year            $   0             $   0
  Company contribution                                       81                50
  Plan participants' contributions                            4                 4
  Benefits paid                                             (85)              (54)
                                                          -----             -----
Fair value of plan assets at end of year                  $   0             $   0
                                                          =====             =====


December 31                                                1998              1997
-----------                                                ----              ----
Funded status of plan                                     $(965)            $(779)
Unrecognized actuarial gain                                (177)             (310)
Unrecognized prior service cost                               5                 6
Unrecognized net transition obligation                      522               563
                                                          -----             -----
Accrued pension cost                                      $(615)            $(520)
                                                          =====             =====

Net periodic postretirement benefit cost included the following components (in thousands):



Year Ended December 31                              1998            1997            1996
----------------------                              ----            ----            ----
Service cost                                        $ 77            $ 60            $ 66
Interest cost                                         65              56              54
Net amortization                                      34              25              30
                                                    ----            ----            ----
Net periodic postretirement benefit cost            $176            $141            $150
                                                    ====            ====            ====

Discount rates of 6.5%, 7.0% and 7.5% for 1998, 1997 and 1996, respectively, were used to determine the accumulated postretirement benefit obligation.

  The assumed health care cost trend rate has a significant effect on the amounts reported. A 5.50% annual rate of increase in the per capita costs of covered health care benefits is assumed for 1999, gradually decreasing to 4.25% by the year 2001. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 1998 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1998:

                                                                          1%            1%
                                                                       Increase     Decrease
                                                                       --------     --------
Effect on service and interest components of net periodic cost         $17,814      $(15,780)
Effect on accumulated postretirement benefit obligation                 98,172       (88,639)


RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $3.2 million, or $.12 per share. The legislation also included provisions that resulted in a reduction in annual deposit insurance costs.


F.N.B. CORPORATION    19

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                                      1998           1997           1996
----------------------                                      ----           ----           ----
Current income taxes:
  Federal taxes                                          $19,765        $13,859        $12,685
  State taxes                                                856            372            461
                                                         -------        -------        -------
                                                          20,621         14,231         13,146
Deferred income taxes:
  Federal taxes                                           (4,577)        (1,460)        (2,195)
                                                         -------        -------        -------
                                                         $16,044        $12,771        $10,951
                                                         =======        =======        =======

  The tax effects of temporary differences giving rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                                        1998                 1997
-----------                                                        ----                 ----
Deferred tax assets:
  Allowance for loan losses                                    $ 10,845             $ 10,292
  Deferred compensation                                           1,853                1,957
  Deferred benefits                                               1,414                  913
  Loan fees                                                                              661
  Other                                                             365                  471
                                                               --------             --------
    TOTAL GROSS DEFERRED TAX ASSETS                              14,477               14,294
                                                               --------             --------
Deferred tax liabilities:
  Depreciation                                                      (51)                 (79)
  Deferred gain on sale of subsidiary                            (3,555)              (3,555)
  Unrealized gains on securities available for sale              (3,355)              (2,881)
  Leasing                                                        (9,732)              (4,997)
  Other                                                          (1,400)              (1,347)
                                                               --------             --------
    TOTAL GROSS DEFERRED TAX LIABILITIES                        (18,093)             (12,859)
                                                               --------             --------
    NET DEFERRED TAX (LIABILITIES) ASSETS                      $ (3,616)            $  1,435
                                                               ========             ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                                         1998              1997              1996
----------------------                                         ----              ----              ----
Federal statutory tax                                          35.0%             35.0%             35.0%
Effect of nontaxable interest and dividend income              (3.3)             (3.6)             (4.2)
State taxes                                                     1.2                .6                .6
Goodwill                                                         .5                .3                .3
Merger related costs                                             .9                .6               2.2
Other items                                                     (.8)             (1.1)              (.5)
                                                               ----              ----              ----
Actual effective taxes                                         33.5%             31.8%             33.4%
                                                               ====              ====              ====

  Income tax expense related to gains on the sale of securities was $484,000, $438,000 and $276,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


                                                        F.N.B. CORPORATION    20

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                                                             1998                 1997                 1996
----------------------                                                             ----                 ----                 ----
BASIC
Income before extraordinary items                                          $     31,872         $     27,391         $     21,867
Less:  Preferred stock dividends declared                                          (492)                (588)                (766)
                                                                           ------------         ------------         ------------
Income before extraordinary items applicable to basic common shares              31,380               26,803               21,101
Extraordinary items, net of tax                                                                        8,809
                                                                           ------------         ------------         ------------
Net income applicable to basic common shares                               $     31,380         $     35,612         $     21,101
                                                                           ============         ============         ============

Average common shares outstanding                                            17,897,887           17,340,823           17,270,127
                                                                           ============         ============         ============

Income before extraordinary items                                          $       1.75         $       1.54         $       1.22
Extraordinary items, net of tax                                                                          .51
                                                                           ------------         ------------         ------------
Earnings per share                                                         $       1.75         $       2.05         $       1.22
                                                                           ============         ============         ============

DILUTED
Income before extraordinary items                                          $     31,872         $     27,391         $     21,867
Extraordinary items, net of tax                                                                        8,809
                                                                           ------------         ------------         ------------
Net income applicable to diluted common shares                             $     31,872         $     36,200         $     21,867
                                                                           ============         ============         ============

Average common shares outstanding                                            17,897,887           17,340,823           17,270,127
Convertible preferred stock                                                     567,500              662,685              947,220

Net effect of dilutive stock options based on the
  treasury stock method using the average market price                          547,627              566,930              213,196
                                                                           ------------         ------------         ------------
                                                                             19,013,014           18,570,438           18,430,543
                                                                           ============         ============         ============

Income before extraordinary items                                          $       1.68         $       1.48         $       1.19
Extraordinary items, net of tax                                                                          .47
                                                                           ------------         ------------         ------------
Earnings per share                                                         $       1.68         $       1.95         $       1.19
                                                                           ============         ============         ============

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation and each of its banking subsidiaries exceeded all capital adequacy requirements to which they are subject.

  As of September 30, 1998, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.


F.N.B. CORPORATION    21

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Following are the capital ratios as of December 31, 1998 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania, First National Bank of Naples and First National Bank of Florida (dollars in thousands):


                                                                                 WELL CAPITALIZED             MINIMUM CAPITAL
                                                           ACTUAL                   REQUIREMENTS               REQUIREMENTS
                                                           ------                   ------------               ------------
                                                    AMOUNT         RATIO        AMOUNT         RATIO        AMOUNT        RATIO
                                                    ------         -----        ------         -----        ------        -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $292,800          12.7%      $230,653          10.0%      $184,522        8.0%
  First National Bank of Pennsylvania              89,833          10.2         87,714          10.0         70,171        8.0
  First National Bank of Naples                    49,233          10.2         48,479          10.0         38,783        8.0
  First National Bank of Florida                   26,533          12.1         21,918          10.0         17,534        8.0

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $250,857          10.9%      $138,392           6.0%      $ 92,261        4.0%
  First National Bank of Pennsylvania              78,852           9.0         52,629           6.0         35,086        4.0
  First National Bank of Naples                    44,816           9.2         29,087           6.0         19,391        4.0
  First National Bank of Florida                   23,793          10.9         13,151           6.0          8,767        4.0

TIER 1 CAPITAL (TO AVERAGE ASSETS):
  F.N.B. Corporation                             $250,857           7.9%      $158,230           5.0%      $126,584        4.0%
  First National Bank of Pennsylvania              78,852           6.6         59,651           5.0         47,721        4.0
  First National Bank of Naples                    44,816           7.0         32,075           5.0         25,660        4.0
  First National Bank of Florida                   23,793           7.3         16,325           5.0         13,060        4.0


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

  The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $15.3 million at December 31, 1998. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1998, the subsidiaries had $35.6 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus, and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $41.4 million at December 31, 1998.


                                                        F.N.B. CORPORATION    22

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BUSINESS SEGMENTS

  The Corporation operates in one reportable segment: community banking. The Corporation's community banking subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's banking subsidiaries offer various alternative investment products, including mutual funds and annuities. The following tables provide financial information for this segment of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.




                                                       COMMUNITY             ALL
At or for the Year Ended December 31, 1998              BANKING             OTHER           CONSOLIDATED
------------------------------------------              -------             -----           ------------
Interest income                                       $   218,791         $  17,194         $   235,985
Interest expense                                           99,739             3,646             103,385
Non-interest income                                        26,701             5,044              31,745
Non-interest expense                                       93,085            16,089             109,174
Intangible amortization                                     1,277                44               1,321
Income tax expense (credit)                                16,233              (189)             16,044
Recurring net income*                                      34,257             1,243              35,500
Non-recurring items, net of tax*                           (2,510)           (1,118)             (3,628)
Net income                                                 31,747               125              31,872
Total assets                                            3,166,833            83,862           3,250,695



                                                        COMMUNITY             ALL
At or for the Year Ended December 31, 1997               BANKING             OTHER           CONSOLIDATED
------------------------------------------               -------             -----           ------------
Interest income                                       $   197,857         $  18,421         $   216,278
Interest expense                                           88,250             4,414              92,664
Non-interest income                                        29,945            (3,967)             25,978
Non-interest expense                                       86,624            11,706              98,330
Intangible amortization                                     1,474               110               1,584
Income tax expense (credit)                                15,051            (2,280)             12,771
Recurring net income*                                      30,364             1,592              31,956
Non-recurring items, net of tax*                              737             3,507               4,244
Net income                                                 31,101             5,099              36,200
Total assets                                            2,878,785            88,697           2,967,482



                                                        COMMUNITY             ALL
At or for the Year Ended December 31, 1996               BANKING             OTHER           CONSOLIDATED
------------------------------------------               -------             -----           ------------
Interest income                                       $   184,427         $  17,953         $   202,380
Interest expense                                           79,949             4,787              84,736
Non-interest income                                        19,437             3,385              22,822
Non-interest expense                                       86,482            11,393              97,875
Intangible amortization                                       997                50               1,047
Income tax expense                                          9,788             1,163              10,951
Recurring net income*                                      23,649             2,361              26,010
Non-recurring items, net of tax*                           (2,224)           (1,919)             (4,143)
Net income                                                 21,425               442              21,867
Total assets                                            2,513,032           167,064           2,680,096


* Recurring net income excludes merger related and other non-recurring costs of $3.6 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.0 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


F.N.B. CORPORATION    23

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                                            1998            1997             1996
----------------------                                            ----            ----             ----
Cash paid during year for:
  Interest                                                    $102,625        $ 90,520          $84,115
  Income taxes                                                   8,912          11,111           11,160

Non-cash investing and financing activities:
  Acquisition of real estate in settlement of loans           $  3,037        $  3,336          $ 6,720
  Loans granted in the sale of other real estate                 2,396           1,557              407


PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.


BALANCE SHEET (in thousands)
December 31                                                    1998            1997
-----------                                                    ----            ----
ASSETS
Cash                                                       $    467        $      6
Short-term investments                                       14,945           2,095
Advances to subsidiaries                                      1,621          12,122
Other assets                                                 10,248           5,414
Investment in bank subsidiaries                             235,282         230,020
Investment in non-bank subsidiaries                         114,943         110,940
                                                           --------        --------
    TOTAL ASSETS                                           $377,506        $360,597
                                                           ========        ========
LIABILITIES
Other liabilities                                          $  7,552        $  6,555
Short-term borrowings                                        49,609          49,931
Long-term debt                                               48,187          43,860
                                                           --------        --------
    TOTAL LIABILITIES                                       105,348         100,346
                                                           --------        --------
STOCKHOLDERS' EQUITY                                        272,158         260,251
                                                           --------        --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $377,506        $360,597
                                                           ========        ========



                                                        F.N.B. CORPORATION    24

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME STATEMENT (in thousands)
Year Ended December 31                                             1998            1997            1996
----------------------                                             ----            ----            ----
INCOME
Dividend income from subsidiaries:
  Bank                                                          $29,401         $31,373         $11,778
  Non-bank                                                        2,148           4,660           2,501
                                                                -------         -------         -------
                                                                 31,549          36,033          14,279
                                                                -------         -------         -------
Gain on sale of securities                                                        1,296             850
Interest income                                                     452           5,423           5,394
Income from equity investment                                                       621
Service fee income                                                7,776
Other income                                                         98              95             254
                                                                -------         -------         -------
  TOTAL INCOME                                                   39,875          43,468          20,777
                                                                -------         -------         -------

EXPENSES
Interest expense                                                  6,136           6,280           5,920
Salaries and personnel expense                                    8,264
Service fees                                                        985             970             617
Other expenses                                                    4,090           3,248           2,076
                                                                -------         -------         -------
  TOTAL EXPENSES                                                 19,475          10,498           8,613
                                                                -------         -------         -------

INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES                           20,400          32,970          12,164
Income tax benefit                                                3,880           1,156             618
                                                                -------         -------         -------
                                                                 24,280          34,126          12,782
                                                                -------         -------         -------
Equity in undistributed income of subsidiaries:
    Bank                                                          2,188          (1,035)          8,052
    Non-bank                                                      5,404          (2,118)          1,033
                                                                -------         -------         -------
                                                                  7,592          (3,153)          9,085
                                                                -------         -------         -------

INCOME BEFORE EXTRAORDINARY ITEM                                 31,872          30,973          21,867
Gain on sale of subsidiary, net of tax                                            5,227
                                                                -------         -------         -------

NET INCOME                                                      $31,872         $36,200         $21,867
                                                                =======         =======         =======


F.N.B. CORPORATION    25

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS (in thousands)
Year Ended December 31                                          1998                 1997                 1996
----------------------                                          ----                 ----                 ----
OPERATING ACTIVITIES
Net income                                                  $ 31,872             $ 36,200             $ 21,867
Adjustments to reconcile net income to net
 cash flows from operating activities:
    Gain on sale of securities                                                     (1,296)                (850)
    Undistributed earnings of subsidiaries                    (7,592)               3,153               (9,085)
    Extraordinary gain on sale of subsidiary                                       (5,227)
    Other, net                                                (3,386)              (2,745)                (501)
                                                            --------             --------             --------
      Net cash flows from operating activities                20,894               30,085               11,431
                                                            --------             --------             --------

INVESTING ACTIVITIES
Net change in short-term investments                         (12,493)               2,362               (1,529)
Purchase of securities                                                             (1,704)                (235)
Proceeds from sale of securities                                                    1,828                1,244
Advances from (to) subsidiaries                                1,501               (2,735)              (4,250)
Cash paid upon acquisition of subsidiaries                                        (13,586)
Investment in subsidiaries                                     6,845              (11,700)                 356
                                                            --------             --------             --------
    Net cash flows from investing activities                  (4,147)             (25,535)              (4,414)
                                                            --------             --------             --------

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary                                          2,950
Net increase (decrease) in short-term borrowings                (322)              (5,270)               4,839
Decrease in long-term debt                                    (6,510)              (6,680)             (12,303)
Increase in long-term debt                                    10,837               16,550                8,899
Net acquisition of treasury stock                             (7,572)              (2,535)              (1,560)
Cash dividends paid                                          (12,719)              (9,578)              (6,889)
                                                            --------             --------             --------
    Net cash flows from financing activities                 (16,286)              (4,563)              (7,014)
                                                            --------             --------             --------
NET INCREASE (DECREASE) IN CASH                                  461                  (13)                   3
Cash at beginning of year                                          6                   19                   16
                                                            --------             --------             --------
CASH AT END OF  YEAR                                        $    467             $      6             $     19
                                                            ========             ========             ========

CASH PAID
Interest                                                    $  6,049             $  6,181             $  6,251
                                                            ========             ========             ========


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


                                                        F.N.B. CORPORATION    26

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                1998                                     1997
                                                                ----                                     ----
                                                    CARRYING              FAIR               CARRYING              FAIR
                                                     AMOUNT              VALUE                AMOUNT              VALUE
                                                     ------              -----                ------              -----
FINANCIAL ASSETS
Cash and short-term investments                   $  165,635          $  165,635          $  148,206          $  148,206
Securities available for sale                        447,005             447,005             460,419             460,419
Securities held to maturity                           89,644              90,412             138,590             138,937
Net loans, including loans held for sale           2,314,781           2,357,251           2,071,534           2,083,150

FINANCIAL LIABILITIES
Deposits                                          $2,708,572          $2,717,694          $2,467,057          $2,472,139
Short-term borrowings                                150,981             150,981             127,186             127,186
Long-term debt                                        69,492              71,448              72,246              73,837



                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
F.N.B. Corporation

  We have audited the consolidated balance sheets of F.N.B. Corporation and Subsidiaries (F.N.B. Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Citizens Holding Corporation and subsidiaries and Seminole Bank, which statements reflect total assets constituting approximately 7% for 1997 and net income constituting approximately 6% for 1997 of the related consolidated financial statement totals. We did not audit the 1996 financial statements of Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank or Citizens Holding Corporation and subsidiaries, which statements reflect net income constituting approximately 11% of the related consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries, West Coast Bancorp, Inc. and subsidiary, Seminole Bank and Citizens Holding Corporation and subsidiaries, is based solely on the reports of the other auditors.

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

  In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
February 11, 1999


F.N.B. CORPORATION    27

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         SELECTED FINANCIAL DATA


F.N.B. CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

The mergers between F.N.B. Corporation and West Coast Bank, Seminole Bank and Citizens Holding Corporation were completed on January 20, 1998, May 29, 1998 and August 31, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

                                                1998              1997             1996              1995                 1994
                                                ----              ----             ----              ----                 ----

YEAR ENDED DECEMBER 31
Total interest income                        $  235,985        $  216,278       $  202,380        $  190,743        $  164,346
Total interest expense                          103,385            92,664           84,736            81,660            65,043
Net interest income                             132,600           123,614          117,644           109,083            99,303
Provision for loan losses                         7,255            11,100            9,773             7,174             9,369
Total non-interest income                        31,745            25,978           22,822            21,678            19,545
Total non-interest expenses                     109,174            98,330           97,875            87,155            82,550
Net income before
 extraordinary items                             31,872            27,391           21,867            24,310            17,929
Extraordinary items, net of tax                                     8,809
Net income                                       31,872            36,200           21,867            24,310            17,929
Recurring net income *                           35,500            31,956           26,010            24,310            17,929

AT YEAR-END
Total assets                                 $3,250,695        $2,967,482       $2,680,096        $2,487,518        $2,318,405
Net loans                                     2,298,834         2,064,998        1,873,050         1,685,317         1,589,684
Deposits                                      2,708,572         2,467,057        2,240,572         2,116,099         1,952,496
Long-term debt                                   69,492            72,246           58,179            50,784            56,614
Preferred stock                                   2,380             2,875            3,525             4,516             4,563
Total stockholders' equity                      272,158           260,251          225,649           212,514           187,516

PER COMMON SHARE
Recurring earnings *
  Basic                                      $     1.96        $     1.81       $     1.46        $     1.37        $     1.02
  Diluted                                          1.87              1.72             1.41              1.32              1.01
Earnings
  Basic                                            1.75              2.05             1.22              1.37              1.02
  Diluted                                          1.68              1.95             1.19              1.32              1.01
Cash dividends                                      .71               .60              .57               .31               .23
Book value                                        14.82             14.14            13.21             11.86             10.44

RATIOS
Return on average assets, based
 on recurring net income *                         1.15%             1.16%            1.02%             1.01%              .80%
Return on average assets                           1.03              1.32              .85              1.01               .80
Return on average equity, based
 on recurring net income *                        13.32             13.43            11.79             12.13             10.03
Return on average equity                          11.96             15.21             9.91             12.13             10.03
Dividend payout ratio                             38.96             25.24            29.02             14.87             15.01
Average equity to average assets                   8.64              8.66             8.62              8.35              7.95

* Recurring net income excludes merger related and other non-recurring costs of $3.6 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.0 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


                                                        F.N.B. CORPORATION    28

F.N.B. CORPORATION AND SUBSIDIARIES

QUARTERLY EARNINGS SUMMARY


F.N.B. CORPORATION AND SUBSIDIARIES
QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

The mergers between F.N.B. Corporation and West Coast Bank, Seminole Bank and Citizens Holding Corporation were completed on January 20, 1998, May 29, 1998 and August 31, 1998, respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.


QUARTER ENDED 1998                       MAR. 31              JUNE 30             SEPT. 30              DEC. 31
------------------                       -------              -------             --------              -------
Total interest income                    $57,650              $58,769              $59,624              $59,942
Total interest expense                    25,243               25,829               26,403               25,910
Net interest income                       32,407               32,940               33,221               34,032
Provision for loan losses                  1,722                1,597                1,959                1,977
Total non-interest income                  7,371                7,516                7,912                8,946
Total non-interest expenses               26,256               27,265               27,655               27,998
Net income                                 8,072                7,436                7,702                8,662
Recurring net income *                     8,242                8,849                9,183                9,226

PER COMMON SHARE
Recurring earnings *
  Basic                                  $   .45              $   .49              $   .50              $   .52
  Diluted                                    .44                  .46                  .48                  .49
Earnings
  Basic                                      .44                  .41                  .42                  .48
  Diluted                                    .43                  .39                  .40                  .46
Cash dividends                               .17                  .18                  .18                  .18

QUARTER ENDED 1997                       MAR. 31              JUNE 30             SEPT. 30              DEC. 31
------------------                       -------              -------             --------              -------
Total interest income                    $52,810              $54,154              $53,384              $55,930
Total interest expense                    22,219               22,898               22,957               24,590
Net interest income                       30,591               31,256               30,427               31,340
Provision for loan losses                  2,342                3,602                2,464                2,692
Total non-interest income                  6,564                5,769                6,743                6,902
Total non-interest expenses               23,574               28,144               21,849               24,763
Net income before extraordinary items      7,549                3,637                8,832                7,373
Extraordinary items, net of tax            5,227                3,582
Net income                                 7,549                8,864                8,832               10,955
Recurring net income **                    7,549                7,899                8,832                7,676

PER COMMON SHARE
Recurring earnings **
  Basic                                  $   .43              $   .45              $   .50              $   .43
  Diluted                                    .41                  .43                  .48                  .40
Earnings
  Basic                                      .43                  .51                  .50                  .61
  Diluted                                    .41                  .48                  .48                  .58
Cash dividends                               .15                  .15                  .15                  .15

* Recurring net income excludes merger related costs and other non-recurring costs of approximately $170,000, $1.4 million, $1.5 million and $564,000 recognized during the first through fourth quarters of 1998, respectively, all on an after-tax basis.

** Recurring net income excludes merger related costs and other non-recurring costs of approximately $4.3 million recognized during the second quarter and merger related costs and other non-recurring items of approximately $300,000 recognized during the fourth quarter, each on an after-tax basis.


F.N.B. CORPORATION    29

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the mergers of West Coast Bank (West Coast), Seminole Bank (Seminole) and Citizens Holding Corporation (Citizens) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and West Coast was consummated on January 20, 1998 and resulted in the Corporation issuing 585,263 shares of common stock. The merger of the Corporation and Seminole was consummated on May 29, 1998 and resulted in the Corporation issuing 855,450 shares of common stock. The merger of the Corporation and Citizens was consummated on August 31, 1998 and resulted in the Corporation issuing 1,052,772 shares of common stock. Each of these mergers have been accounted for on a pooling-of-interests basis. This financial review is presented as if all mergers had been consummated for all periods presented.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998

  Recurring net income increased 11.1% to $35.5 million in 1998 from $32.0 million in 1997. On a recurring net income basis, basic earnings per share were $1.96 and $1.81 for 1998 and 1997, while diluted earnings per share were $1.87 and $1.72, respectively, for those same periods. The results for 1998 include merger related and other non-recurring costs of $3.6 million, net of tax. The results for 1997 include $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. Including these items, net income was $31.9 million in 1998 versus $36.2 million in 1997, resulting in diluted earnings per share of $1.68 and $1.95. Net interest income, on a fully taxable equivalent basis, increased by 7.1% as net average interest earning assets increased by $38.3 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.15% for 1998 compared to 1.16% for 1997, while the Corporation's return on average equity was 13.32% for 1998 compared to 13.43% for 1997, each calculated on a recurring net income basis. Including the extraordinary and non-recurring items, the Corporation had a return on average assets of 1.03% and 1.32% for 1998 and 1997, respectively, and a return on average equity of 11.96% and 15.21% for those same periods.


[GRAPH]

                                                        F.N.B. CORPORATION    30

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31,                                  1998                            1997                         1996
-----------------------                    ------------------------------   ---------------------------   --------------------------
                                            AVERAGE                YIELD/   AVERAGE              YIELD/   AVERAGE             YIELD/
                                            BALANCE    INTEREST    RATE     BALANCE    INTEREST   RATE    BALANCE   INTEREST   RATE
                                            -------    --------    ----     -------    --------   ----    -------   --------   ----
ASSETS
Interest earning assets:
Interest bearing deposits with banks       $    3,164    $    145   4.58%  $    3,994  $    236   5.91% $    7,218   $    394  5.46%
Federal funds sold                             62,910       3,429   5.45       77,198     4,101   5.31      57,580      2,981  5.18
Taxable investment securities (1)             499,934      30,811   6.16      444,597    27,603   6.21     429,406     25,491  5.94
Non-taxable investment securities (2)          82,756       5,022   6.07       79,374     4,683   5.90      71,975      4,428  6.15
Loans (2)(3)                                2,207,611     198,559   8.99    1,961,470   181,726   9.26   1,814,864    171,289  9.44
                                           ----------     -------          ----------   -------         ----------    -------
     TOTAL INTEREST EARNING ASSETS          2,856,375     237,966   8.33    2,566,633   218,349   8.51   2,381,043    204,583  8.59
                                           ----------     -------          ----------   -------         ----------    -------
Cash and due from banks                        94,624                          86,043                       91,793
Allowance for loan losses                     (31,025)                        (30,799)                     (27,756)
Premises and equipment                         83,552                          62,728                       52,926
Other assets                                   82,365                          63,769                       61,841
                                           ----------                      ----------                   ----------
                                           $3,085,891                      $2,748,374                   $2,559,847
                                           ==========                      ==========                   ==========

LIABILITIES Interest bearing liabilities:
Deposits:
  Interest bearing demand                 $   468,519       9,647   2.06   $  370,624     9,002   2.43  $  362,834      6,968  1.92
  Savings                                     634,811      20,489   3.23      595,294    16,405   2.76     545,073     15,587  2.86
  Other time                                1,134,928      61,846   5.45    1,042,899    57,096   5.47     986,513     53,767  5.45
Short-term borrowings                         134,789       6,813   5.05      135,089     6,415   4.75      92,444      4,030  4.36
Long-term debt                                 73,411       4,590   6.25       51,145     3,746   7.32      49,977      4,384  8.77
                                           ----------     -------          ----------   -------         ----------    -------
     TOTAL INTEREST BEARING LIABILITIES     2,446,458     103,385   4.23    2,195,051    92,664   4.22   2,036,841     84,736  4.16
                                           ----------     -------          ----------   -------         ----------    -------
Non-interest bearing demand deposits          328,673                         278,172                      259,375
Other liabilities                              44,243                          37,222                       43,062
                                           ----------                      ----------                   ----------
                                            2,819,374                       2,510,445                    2,339,278
                                           ----------                      ----------                   ----------
STOCKHOLDERS' EQUITY                          266,517                         237,929                      220,569
                                           ----------                      ----------                   ----------
                                           $3,085,891                      $2,748,374                   $2,559,847
                                           ==========                      ==========                   ==========
Excess of interest earning assets
  over interest bearing liabilities        $  409,917                      $  371,582                   $  344,202
                                           ==========                      ==========                   ==========

Net interest income                                      $134,581                      $125,685         $  119,847
                                                         ========                      ========         ==========

Net interest spread                                                 4.10%                         4.29%                        4.43%
                                                                    ====                          ====                         ====

Net interest margin (4)                                             4.71%                         4.90%                        5.03%
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


F.N.B. CORPORATION    31

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $134.6 million in 1998 versus $125.7 million in 1997. Net interest income consisted of interest income of $238.0 million and interest expense of $103.4 million in 1998, compared to $218.3 million and $92.7 million for each, respectively, in 1997. Net interest income as a percentage of average earning assets (commonly referred to as the margin) fell to 4.71% in 1998 compared to 4.90% in 1997.

  Interest income on loans, on a fully taxable equivalent basis, increased 9.3% from $181.7 million in 1997 to $198.6 million in 1998. This increase was the result of an increase in average loans of 12.5% as the average yield declined by 27 basis points.

  Interest expense on deposits increased 11.5% to $92.0 million in 1998. This increase was attributable to an increase in average deposits of 11.4% over the same period. The average balance in interest bearing demand and time deposits increased by $97.9 and $92.0 million, respectively. The average balance in non-interest bearing demand deposits increased by $50.5 million.

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


  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):


Year Ended December 31,                                     1998                                          1997
                                            ----------------------------------           ------------------------------------
                                             VOLUME         RATE           NET            VOLUME          RATE          NET
INTEREST INCOME
Interest bearing deposits with banks        $   (44)     $   (47)      $   (91)          $  (194)      $    36        $  (158)
Federal funds sold                             (784)         112          (672)            1,043            77          1,120
Securities                                    3,634          (87)        3,547             1,375           992          2,367
Loans                                        21,928       (5,095)       16,833            13,662        (3,225)        10,437
                                            -------      -------       -------           -------       -------        -------
                                             24,734       (5,117)       19,617            15,886        (2,120)        13,766
                                            -------      -------       -------           -------       -------        -------
INTEREST EXPENSE
Deposits:
  Interest bearing                            1,523         (878)          645               152         1,882          2,034
  Savings                                     1,145        2,939         4,084             1,318          (500)           818
  Other time                                  4,955         (205)        4,750             3,128           201          3,329
Short-term borrowings                           (15)         413           398             1,998           387          2,385
Long-term debt                                1,271         (427)          844               105          (743)          (638)
                                            -------      -------       -------           -------       -------        -------
                                              8,879        1,842        10,721             6,701         1,227          7,928
                                            -------      -------       -------           -------       -------        -------

Net Change                                  $15,855      $(6,959)      $ 8,896           $ 9,185       $(3,347)       $ 5,838
                                            =======      =======       =======           =======       =======        =======

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.


                                                        F.N.B. CORPORATION    32

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses decreased 34.6% to $7.3 million in 1998. This decrease reflects the Corporation's continued strong asset quality as well as an increase in the provision for loan losses of $1.7 million during 1997. This additional provision resulted from applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the allowance to West Coast Bancorp, Inc., which was merged into the Corporation in April of 1997. (See "Non-Performing Loans and Allowance for Loan Losses" and "Mergers, Acquisitions and Divestitures" discussions).

NON-INTEREST INCOME

  Total non-interest income increased 22.2% from $26.0 million in 1997 to $31.7 million in 1998. This increase was attributable to increases in service charges and gains on the sale of loans, primarily residential mortgages.

  Service charges increased 20.7% from $13.3 million in 1997 to $16.1 million in 1998. Revenue was recognized as a result of increases in the level of deposits.

  Net gains on the sale of loans increased 91.7% as the Corporation took advantage of the strong market for mortgage refinancings.

  During 1998, the Corporation recognized $1.3 million in income from its equity investment in Sun Bancorp, Inc., a bank holding company headquartered in Selinsgrove, Pennsylvania, as compared to $621,000 in 1997.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $98.3 million in 1997 to $109.2 million in 1998. The increase was attributable to a full year of operating expenses associated with former Mercantile Bank of Southwest Florida and Indian Rocks National Bank. Operating costs for these acquisitions were not recorded until after the closing of each transaction during the fourth quarter of 1997.

  The Corporation recognized $4.8 million and $2.4 million in 1998 and 1997, respectively, in merger related costs. The expenses were primarily legal and investment banking costs associated with the completion of mergers.

INCOME TAXES

  The Corporation's income tax expense was $16.0 million for 1998 compared to $12.8 million for 1997. The 1998 effective tax rate of 33.5% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by the available for sale securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $52.3 million or 9.8% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $45.0 million was unused at the end of 1998. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is subject to risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and the amount of interest-bearing liabilities subject to pricing over a specified period, the amount of change in individual interest rates and the


F.N.B. CORPORATION    33

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


embedded options in certain financial instruments. The principal objective of the Corporation's asset/liability management activities is to maximize net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation's Asset/Liability Committee (ALCO) is responsible for achieving this objective. The Corporation uses an asset/liability model to quantify its balance sheet strategies and their associated risks. Net interest income simulation is the principal tool utilized for these purposes. Gap analysis is employed as a secondary diagnostic measurement. The Corporation attempts to mitigate interest rate risk through asset and liability pricing and matched maturity funding.

  A gradual 300 basis point decrease in interest rates is estimated to cause a decline in net interest income of 0.8% or $1.1 million for 1999 as compared to net interest income if interest rates were unchanged during 1999. Comparatively, a gradual 300 basis point decrease in interest rates to actual 1998 interest rates would have decreased net interest income by 0.9% or $1.1 million in 1998. These low levels of variation are within the Corporation's policy limits. The simulation analyses assumed that savings and checking interest rates had a low correlation to changes in market rates of interest and that certain asset prepayments changed as refinancing incentives evolved. Further, in the event of a change of such a magnitude in interest rates, the ALCO would likely take actions to further mitigate its exposure to the change. However, due to the greater uncertainty of other specific actions that would be taken, the analysis assumed no change in the Corporation's asset/liability composition.

  Following is the gap analysis as of December 31, 1998 (dollars in thousands):

                                               WITHIN           4-12            1-5             OVER
                                              3 MONTHS         MONTHS          YEARS           5 YEARS          TOTAL
                                              --------         ------          -----           -------          -----
INTEREST EARNING ASSETS
Interest bearing deposits with banks          $   3,592       $    100                                       $    3,692
Federal funds sold                               33,075                                                          33,075
Securities:
  Available for sale                             10,596         27,791       $  231,474      $  177,144         447,005
  Held to maturity                                5,798         18,916           47,693          17,237          89,644
Loans, net of unearned income                   658,310        613,765          972,424         101,267       2,345,766
                                              ---------       --------       ----------      ----------      ----------
                                                711,371        660,572        1,251,591         295,648       2,919,182
Other assets                                                                                    331,513         331,513
                                              ---------       --------       ----------      ----------      ----------
                                              $ 711,371       $660,572       $1,251,591      $  627,161      $3,250,695
                                              =========       ========       ==========      ==========      ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking                           $ 132,288                                        $370,839      $  503,127
  Savings                                       255,728                                         454,026         709,754
  Time deposits                                 285,289       $572,743       $  254,719           1,394       1,114,145
Short-term borrowings                           142,861          8,030                               90         150,981
Long-term debt                                   14,664          6,472           37,847          10,509          69,492
                                              ---------       --------       ----------      ----------      ----------
                                                830,830        587,245          292,566         836,858       2,547,499
Other liabilities                                                                               431,038         431,038
Stockholders' equity                                                                            272,158         272,158
                                              ---------       --------       ----------      ----------      ----------
                                              $ 830,830       $587,245       $  292,566      $1,540,054      $3,250,695
                                              =========       ========       ==========      ==========      ==========
PERIOD GAP                                    $(119,459)      $ 73,327       $  959,025      $ (912,893)
                                              =========       ========       ==========      ==========
CUMULATIVE GAP                                $(119,459)      $(46,132)      $  912,893
                                              =========       ========       ==========
CUMULATIVE GAP AS A PERCENT
   OF TOTAL ASSETS                                (3.67)%        (1.42)%          28.08%
                                              =========       ========       ==========
RATE SENSITIVE ASSETS/
  RATE SENSITIVE LIABILITIES (CUMULATIVE)           .86            .97             1.53            1.15
                                              =========       ========       ==========      ==========


                                                        F.N.B. CORPORATION    34

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


  The preceding gap analysis is based on the amortization, maturity or repricing of the Corporation's interest-earning assets and interest-bearing liabilities. Non-maturity deposits have been allocated to represent their lower sensitivity to changes in market interest rates than other variable-rate instruments. The cumulative gap represents the difference between these assets and liabilities over a specified time period. Based on the cumulative one year gap and assuming no change in asset/liability composition, a decrease in interest rates would be expected to result in a slight reduction in net interest income. This gap position is within the Corporation's policy limits.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1997

  The Corporation's recurring net income increased 22.9% to $32.0 million in 1997 from $26.0 million in 1996. Basic recurring earnings per share were $1.81 and $1.46 for 1997 and 1996, while diluted recurring earnings per share were $1.72 and $1.41, respectively, for those same periods. The results for 1997 exclude $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. The results for 1996 exclude a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.1 million and merger related costs of $2.0 million, both net of tax. Including these items, net income was $36.2 million in 1997 versus $21.9 million in 1996. Based upon recurring earnings, the Corporation's return on average assets was 1.16% for 1997 compared to 1.02% for 1996, while the Corporation's return on average equity was 13.43% for 1997 compared to 11.79% for 1996.

  Net interest income, on a fully taxable equivalent basis, increased from $119.8 million in 1996 to $125.7 million in 1997. Net interest income consisted of interest income of $218.3 million and interest expense of $92.7 million in 1997, compared to $204.6 million and $84.7 million for each, respectively, in 1996. Net margin fell to 4.90% from 5.03% in 1996. Interest income on loans, on a fully taxable equivalent basis, increased 6.1% from $171.3 million in 1996 to $181.7 million in 1997. This increase is the result of loan growth. Average loans increased 8.1% from 1996. Interest expense on deposits increased 8.1% to $82.5 million in 1997. This increase was attributable to a $56.4 million increase in average other time deposits as well as a 51 basis point increase in the rate paid on interest bearing demand deposits.

  The provision for loan losses was $11.1 million and represented an increase of 13.6% from 1996. This increase resulted from applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the allowance for loan losses to acquired affiliates.

  Total non-interest income increased 13.8% from $22.8 million in 1996 to $26.0 million in 1997. This increase was attributable to increases in service charges and gains on the sale of securities as well as income from the Corporation's equity investment. Service charges increased 6.0% from $12.6 million in 1996 to $13.3 million in 1997 as a result of increases in the level of deposits. Net gains on the sale of securities increased by 58.9% due to a higher level of equity security sales in 1997. Other non-interest income included $621,000 in income from the Corporation's equity investment during 1997.

  Total non-interest expense increased from $97.9 million in 1996 to $98.3 million in 1997. The increase was primarily attributable to an increase of $4.1 million in salaries and employee benefits and an increase in merger-related expenses from $2.1 million in 1996 to $2.4 million in 1997. Additionally, the 1996 total reflected a one-time assessment of $3.2 million to recapitalize the SAIF.

  Salaries and personnel expense increased 8.6% in 1997. This increase was due to increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $3.2 million.


F.N.B. CORPORATION    35

                                                              F.N.B. CORPORATION

                                                         MANAGEMENT'S DISCUSSION


  Income tax expense was $12.8 million for 1997 compared to $11.0 million for 1996. The 1997 effective tax rate of 31.8% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

FINANCIAL CONDITION

LENDING ACTIVITY

  Following is a summary of loans (in thousands):

December 31                                          1998             1997             1996              1995             1994
-----------                                          ----             ----             ----              ----             ----
Real estate:
  Residential                                  $  942,451       $  905,065       $  753,948        $  674,920       $  616,172
  Commercial                                      611,027          524,006          479,041           436,578          350,740
  Construction                                     98,942           67,216           45,532            38,803           51,744
Installment loans to individuals                  286,149          295,336          410,322           396,745          384,745
Commercial, financial and agricultural            289,850          263,902          216,913           187,535          234,109
Lease financing                                   132,266           59,852           21,538             5,037
Unearned income                                  (30,866)          (20,473)         (24,013)         (27,628)          (23,106)
                                               ----------       ----------       ----------        ----------       ----------
                                               $2,329,819       $2,094,904       $1,903,281        $1,711,990       $1,614,404
                                               ==========       ==========       ==========        ==========       ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits was 86.0% at December 31, 1998 and 84.9% at December 31, 1997.

  During 1998 and 1997, the Corporation sold $50.8 million and $23.9 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, eastern Ohio and southwest Florida.

  As of December 31, 1998, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.


  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                 WITHIN            ONE TO             AFTER
December 31, 1998                               ONE YEAR         FIVE YEARS        FIVE YEARS          TOTAL
-----------------                               --------         ----------        ----------          -----
Commercial, financial and agricultural          $164,195         $101,377           $24,278          $289,850
Real estate - construction                        58,923           28,185            11,834            98,942
                                                --------         --------           -------          --------
  Total                                         $223,118         $129,562           $36,112          $388,792
                                                ========         ========           =======          ========


  The total amount of loans due after one year includes $51.0 million with floating or adjustable rates of interest and $114.7 million with fixed rates of interest.


                                                        F.N.B. CORPORATION    36

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.


  Following is a summary of non-performing loans (dollars in thousands):

December 31                                                 1998           1997          1996            1995            1994
-----------                                                 ----           ----          ----            ----            ----
Non-accrual loans                                        $12,103        $ 8,340       $10,279         $ 9,799         $11,756
Restructured loans                                         1,770          1,345         2,709           3,629           3,707
                                                         -------        -------       -------         -------         -------
                                                         $13,873        $ 9,685       $12,988         $13,428         $15,463
                                                         =======        =======       =======         =======         =======
Non-performing loans as a
  percentage of total loans                                  .60%           .46%          .68%            .78%            .96%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                                     1998           1997           1996            1995            1994
----------------------                                     ----           ----           ----            ----            ----
Gross interest income that would have
  been recorded if the loans
  had been current and in
  accordance with their original terms                   $1,563         $1,059          $1,467          $1,317          $1,864
Interest income recorded
  during the year                                           863            477             798             694             720

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                                                1998           1997           1996            1995             1994
-----------                                                ----           ----           ----            ----             ----
Loans 90 days or more past due                           $2,891         $3,218         $3,065          $4,025           $2,753
Loans 90 days or more past due as a
  percentage of total loans                                 .12%           .15%           .16%            .24%            .17%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth and concentrations of credit risk.


F.N.B. CORPORATION    37

                                                                                        F.N.B. CORPORATION AND SUBSIDIARIES

                                                                                                    MANAGEMENT'S DISCUSSION


Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                   1998            1997           1996             1995           1994
----------------------                                   ----            ----           ----             ----           ----
Balance at beginning of year                           $29,906         $30,231        $26,673          $24,720        $20,334

Reduction due to the sale of a subsidiary and loans                    (3,828)
Addition due to acquisitions                                             1,167

Charge-offs:
 Real estate - mortgage                                   (322)          (880)          (428)            (736)         (1,456)
 Installment loans to individuals                       (5,787)        (6,875)         (5,958)         (5,443)         (3,837)
 Lease financing                                          (300)          (106)            (12)
 Commercial, financial and agricultural                 (1,064)        (2,174)         (1,451)         (1,226)         (1,725)
                                                       -------         -------        -------          -------        -------
                                                        (7,473)       (10,035)         (7,849)         (7,405)         (7,018)
                                                       -------         -------        -------          -------        -------
Recoveries:
 Real estate - mortgage                                     40             100            135              189             98
 Installment loans to individuals                          900             780          1,047            1,125            968
 Lease financing                                            38              32              6
 Commercial, financial and agricultural                    319             359            446              870            969
                                                       -------         -------        -------          -------        -------
                                                         1,297           1,271          1,634            2,184          2,035
                                                       -------         -------        -------          -------        -------

Net charge-offs                                         (6,176)        (8,764)         (6,215)         (5,221)         (4,983)
Provision for loan losses                                7,255          11,100          9,773            7,174          9,369
                                                       -------         -------        -------          -------        -------
Balance at end of year                                 $30,985         $29,906        $30,231          $26,673        $24,720
                                                       =======         =======        =======          =======        =======
Net charge-offs as a percent of
  average loans, net of unearned income                    .28%            .45%           .34%             .31%           .33%
Allowance for loan losses as a percent of
  total loans, net of unearned income                     1.33            1.43           1.59             1.56           1.53
Allowance for loan losses as a
  percent of non-performing loans                       223.35          308.79         232.76           198.64         159.87

  The increase in the level of charge-offs and the provision for loan losses in 1997 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.

  Following shows the allocation of the allowance for loan losses (dollars in thousands):

                                          % OF                   % OF                 % OF               % OF                % OF
                                          LOANS                  LOANS                LOANS              LOANS               LOANS
                                         IN EACH                IN EACH              IN EACH            IN EACH             IN EACH
                                        CATEGORY               CATEGORY             CATEGORY           CATEGORY            CATEGORY
                                        TO TOTAL               TO TOTAL             TO TOTAL           TO TOTAL            TO TOTAL
Year Ended December 31           1998     LOANS      1997       LOANS      1996      LOANS    1995      LOANS     1994      LOANS
----------------------           ----     -----      ----       -----      ----      -----    ----      -----     ----      -----
Commercial, financial and
   agricultural                $ 5,648      39%     $ 5,297       38%    $ 7,416      37%   $ 6,722       36%   $ 8,876      36%
Real estate - construction         271       4          284        3         132       2         88        2        216       3
Real estate - mortgage           6,190      40        5,963       43       4,524      40      4,068       39      4,498      38
Installment loans to
   individuals                   8,146      17        5,387       16       7,549      21      6,550       23      5,138      23
Unallocated portion             10,730               12,975               10,610              9,245               5,992
                               -------     ---      -------      ---     -------     ---    -------      ---    -------     ---
                               $30,985     100%     $29,906      100%    $30,231     100%   $26,673      100%   $24,720     100%
                               =======     ===      =======      ===     =======     ===    =======      ===    =======     ===


                                                        F.N.B. CORPORATION    38

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table above. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

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

  During 1998, securities available for sale decreased 2.9%, and securities held to maturity decreased 35.3%, from December 31, 1997. The majority of this decrease was utilized to purchase $60.0 million of bank owned life insurance, which is included in other assets. Bank owned life insurance provides a mechanism to finance the cost of employee benefit plans through the use of higher yielding tax-exempt investments. The structure of the Corporation's investment in bank owned life insurance although providing a higher yield than the securities utilized to fund the purchase does not expose the Corporation to a higher level of risk.


  The following table indicates the respective maturities and weighted average yields of securities as of December 31, 1998 (dollars in thousands):

                                                                                   WEIGHTED
                                                             AMOUNT              AVERAGE YIELD
                                                             ------              -------------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year                              $  41,746                 5.87%
     Maturing after one year within five years               167,793                 6.06%
     Maturing after five years within ten years               51,502                 6.26%

State & political subdivisions:
     Maturing within one year                                  9,335                 5.78%
     Maturing after one year within five years                26,630                 6.28%
     Maturing after five years within ten years               13,693                 6.49%
     Maturing after ten years                                  3,364                 7.35%

Other securities:
     Maturing within one year                                  1,256                 6.11%
     Maturing after one year within five years                   281                 6.54%
     Maturing after ten years                                     10                 2.80%

Mortgage-backed securities                                   193,828                 6.18%
No stated maturity                                            27,211                 7.05%
                                                           ---------

          TOTAL                                            $ 536,649                 6.18%
                                                           =========

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.


F.N.B. CORPORATION    39

                                                              F.N.B. CORPORATION

                                                         MANAGEMENT'S DISCUSSION


DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 9.8% to $2.7 billion in 1998. The majority of this increase was due to a $144.7 million or 13.5% increase in savings and NOW accounts. Additionally, non-interest deposits increased by $69.7 million or 22.3%.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 18.7% in 1998 to $151.0 million. The primary reasons for this increase was an increase in securities sold under repurchase agreements. Securities sold under repurchase agreements increased $40.5 million in 1998.

CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.


[GRAPH]


  Capital management is a continuous process. Since December 31, 1997, stockholders' equity has increased $19.2 million as a result of earnings retention. Total cash dividends declared represented 39.0% of net income for 1998 compared to 25.2% for 1997. Book value per share was $14.82 at December 31, 1998, compared to $14.14 at December 31, 1997.


[GRAPH]


YEAR 2000 READINESS

  The Year 2000 (Y2K) Issue is the result of computer programs being written using year fields consisting of only two digits rather than four. Computer programs that have time-sensitive software may recognize "00" as the year 1900 rather than year 2000. If such programs were in use and not corrected, it could result in system failures and temporary interruptions in the processing of transactions. The Corporation's core processing systems were written with four digit year fields. The Y2K Issue is not only an internal issue but also affects third parties including customers, counter parties, service providers and vendors.

  Because the Y2K Issue poses an unprecedented and profound enterprise wide challenge for every organization, the Corporation formed a Y2K Committee. The Y2K Committee developed a Year 2000 Enterprise Wide Project Plan (Y2K Plan), which addresses both internal and external technology.

  In accordance with the Y2K Plan, the Corporation has completed its inventory and assessment of all internal technologies, including both software and hardware. Each system was assigned a significance rating as to the degree of criticality. Formal detailed test plans for systems with


                                                         F.N.B. CORPORATION   40

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


significance ratings of a critical nature have been completed. Such systems include core processing and ancillary systems required to sustain operations.

  By the end of 1999, each of the Corporation's banking subsidiaries will be processing on either of two core processing systems. The Corporation's northern banking affiliates will continue to process transactions on their existing core processing system. During the second quarter of 1998, the Corporation made the strategic decision to convert each of the Florida banking affiliates to a new core processing system. All Florida banking affiliates will be converted by May 31, 1999. The decision to convert was based in part on the number of different systems being utilized by the Florida banking affiliates and the expiration of the Corporation's primary Florida core processing contract.

  The Corporation has received written representation from both vendors that each system is Y2K compliant as well as third party certification of the vendors compliance methodology. The Corporation participated in test verifications of each core system during the fourth quarter of 1998. The Corporation also developed a contingency plan which utilizes the two corporate wide core processing systems as contingencies for each other.

  During July of 1998, the Corporation's consumer finance subsidiary, Regency Finance Company (Regency) selected a third party vendor to support all of its future core application requirements. These core applications will include loans, insurance and the Corporation's subordinated note program. Regency's decision to select a new system was based upon the system's ability to support new lending products as well as the operating efficiencies resulting from real-time centralized processing. The vendor has provided a written warranty to Regency that it is Y2K compliant. The system was tested for Y2K readiness during the fourth quarter of 1998 and installation was completed on February 28, 1999.

  With respect to external technology, the Y2K Plan provides for the evaluation and assessment of all significant funds takers, including large borrowing customers and bond issuers, and funds providers, including contingency lines of credit and deposit accounts. All project plans for funds takers and providers have been substantially completed with continued monitoring to occur. An integral part of the Corporation's funds provider project plan includes a Customer Awareness Program. This program was developed to assure customer confidence and mitigate reputation and liquidity risk. The program was not only developed to educate the Corporation's customers, but also its employees in responding to customer inquiries.

  The Y2K Plan includes due diligence procedures as it relates to the fiduciary responsibilities of the Corporation's investment and trust departments, including such activities as settlement transactions, remittance of bond payments and transactions related to mutual funds and other securities. In performing its fiduciary responsibilities, the Corporation assessed the Y2K readiness of its safekeeping agents and broker/dealers.

  The Corporation has rated each service provider, assessed their ability to be Y2K ready and is developing a contingency plan for those in question.

  The Corporation's current assessment of cost associated with the completion of its Y2K Plan is not considered by management to be material to the Corporation's future operations. Through December 31, 1998, the Corporation has expended $126,000 on its Y2K Plan and anticipates additional costs of approximately $50,000 to be incurred in 1999. The cost of completing the Corporation's Y2K Plan and the dates on which all procedures will be completed are based on management's best estimates. These estimates were derived utilizing various assumptions about future events, including the continued availability of resources, external technology modification plans and other significant factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

  The Corporation believes that modifications to existing systems, conversion to new systems and vendor compliance upgrades will be resolved on a timely basis and related costs will not have a material impact on its results of operations or financial condition.


F.N.B. CORPORATION    41

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                         MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


INFORMATION AS TO STOCK PRICES AND DIVIDENDS

  The Corporation's common stock trades on The Nasdaq Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock.

  Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on April 9, 1998 and April 23, 1997. As of January 31, 1999, there were 6,180 holders of record of common stock.

Quarter Ended 1998              LOW      HIGH       DIVIDENDS
                                ---      ----       ---------
March 31                      $30 1/4    $37 1/8       $.17
June 30                        31 3/4     39 1/4        .18
September 30                   27         35 1/4        .18
December 31                    24         29 1/8        .18

Quarter Ended 1997              LOW      HIGH       DIVIDENDS
                                ---      ----       ---------
March 31                      $20 7/8    $24 3/4       $.15
June 30                        20 3/4     31            .15
September 30                   27 5/8     30 5/8        .15
December 31                    29 3/4     37            .15


[GRAPH]

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


F.N.B. CORPORATION    42

                                    [COVER]


















[LOGO]  F.N.B.
        CORPORATION
        ...........................................................
        One F.N.B. Boulevard
        Hermitage, PA 16148