Form 10-K, Exhibit 13
period 1999-12-31
FNB CORP/PA
filed 2000-03-14
CIK 37808

                                                                      EXHIBIT 13







                                 [COVER]

[LOGO]  F.N.B.
        CORPORATION
        ........................................................................
        1999 ANNUAL REPORT



        o  NET INCOME INCREASED 19% TO $39 MILLION

        o  TOTAL ASSETS GREW TO $3.7 BILLION

        o  F.N.B. CORPORATION IS A GROWTH COMPANY

        o  NOW IN BANKING, SECURITIES, INSURANCE AND TRUST

F.N.B. CORPORATION AND SUBSIDIARIES

HIGHLIGHTS OF 1999
Dollars in thousands, except per share data

                                      1999          1998          Change
                                      ----          ----          ------
FOR THE YEAR*
    Core Operating Earnings         $40,563        $37,364          +9%
    Return on Average Assets           1.16%          1.16%        n.c.
    Return on Average Equity          14.18%         13.50%         +5%

    Net Income                      $39,295        $33,021         +19%
    Return on Average Assets           1.13%          1.02%        +11%
    Return on Average Equity          13.74%         11.93%        +15%


PER COMMON SHARE*
    Core Operating Earnings
      Basic                           $1.93          $1.78          +8%
      Diluted                          1.86           1.70          +9%

    Earnings
      Basic                           $1.87          $1.57         +19%
      Diluted                          1.80           1.51         +19%

    Book Value                       $13.65         $13.30          +3%


AT YEAR END
      Assets                     $3,706,184     $3,406,677          +9%
     Net Loans                    2,767,463      2,390,576         +16%
     Deposits                     2,909,434      2,850,428          +2%

TOTAL ASSETS
(Dollars in billions)

                                [GRAPH]

                1995     1996     1997     1998     1999
                ----     ----     ----     ----     ----
                2.6      2.8      3.1      3.4      3.7


CORE OPERATING EARNINGS
(Dollars in millions)

                                [GRAPH]

                1995     1996     1997     1998     1999
                ----     ----     ----     ----     ----
                25.8     27.5     33.8     37.4     40.6


* CORE OPERATING EARNINGS EXCLUDES MERGER RELATED AND OTHER NON-RECURRING COSTS OF $1.3 MILLION IN 1999 AND MERGER RELATED AND OTHER NON-RECURRING COSTS OF $4.3 MILLION IN 1998, ALL ON AN AFTER-TAX BASIS.

CONTENTS
1  CONSOLIDATED FINANCIAL HIGHLIGHTS
2  CHAIRMAN'S LETTER
4  AFFILIATE PROFILES
5  MARKET AREAS
6  FINANCIAL SERVICES
9  NOTEWORTHY EVENTS
12 BOARD LEADERSHIP
13 OFFICERS AND DIRECTORS
16 SHAREHOLDER INFORMATION



                                                            F.N.B. CORPORATION 1

F.N.B. CORPORATION AND AFFILIATES

To Our Shareholders and Friends

Good news travels fast. In this cyberspace age of seemingly instantaneous digital information access, most of you are aware by now that the Corporation had its strongest year ever in 1999. A growth company, F.N.B. proudly concluded the 20th century with a record of significant accomplishment--the envy of many peer companies.

The 1999 numbers offer a snapshot of success.

         * 19% INCREASE IN NET INCOME TO $39 MILLION
         * 19% INCREASE IN NET INCOME PER SHARE TO $1.80
         * 5% ANNUAL STOCK DIVIDEND AND $0.71 CASH DIVIDEND
         * 14.18% RETURN ON EQUITY
         * 9% INCREASE IN TOTAL ASSETS TO $3.7 BILLION
         * 1.16% RETURN ON ASSETS
         * 137 OFFICES IN SIX STATES

Now let's take a closer look at the big picture. During 1999 F.N.B. Corporation took several steps to position itself for continued profitable growth well into the new century. The company brought another key Florida bank into the fold, strategically entered the insurance field in Pennsylvania and Florida, opened a national trust company, expanded its consumer finance company and introduced a Dividend Reinvestment and Direct Stock Purchase Plan for shareholders and potential investors.

All of these strategic initiatives are expected to have a lasting and positive impact on the Corporation's primary goal of increasing its rate of earnings growth. (Additional details regarding these NOTEWORTHY EVENTS may be found on Pages 9-11 of this Report.)

[PHOTO]

PETER MORTENSEN
Chairman of the Board

Long-term investors will judge F.N.B. by its ability to manage and react to change. With the dynamic moves in 1999, the Corporation is transforming itself from a multi-bank holding company into a diversified financial services company. Going forward, management is committed to building a company that never loses sight of its No. 1 obligation--the creation of value for shareholders.

However, on Wall Street many 1999 bull market investors chose to overlook this solid growth company. F.N.B. has consistently posted record earnings, prudently managed its capital, maintained its superior asset quality and continuously rewarded shareholders with generous cash and stock dividends.

Looking ahead, the key to future success at F.N.B. lies in its past performance and present practice. Affiliates always will strive to differentiate themselves from their competitors by providing unequaled professional and personal service, while offering a broad range of quality financial services specifically developed and designed to exceed customer expectations.


F.N.B. CORPORATION 2

Traditional community banking will continue to drive F.N.B. profits. However, the marketing of additional financial products and services--securities, insurance and trust--to new and existing customers will become a significant contributor to future revenue generation. The bottom line to investors: A sustainable increase in the rate of earnings growth.

Before closing, a few words about the 1999 Annual Report. While its green-and-gold appearance has not changed much from last year, the evolutionary story of F.N.B. Corporation continues to unfold. The first of two articles focuses on financial modernization and the transition from a traditional multi-bank holding company to a diversified and growing financial services Corporation. The second highlights noteworthy events of 1999, offering overviews on the new and exciting affiliations consummated during the year. Following these articles is an essay on Board Leadership, including photographs of your 21 elected Directors.

Two long-time Directors, Thomas W. Hodge and Joseph M. Walton, were recognized at the Annual Meeting of Shareholders in April upon their retirement from the Board. All of us at F.N.B. express our sincere appreciation for their dedicated years of service.

In closing, on behalf of our Directors, management team and employees, thank you for your continued investment in and support of F.N.B. Corporation. Our collective future holds great promise.

                                                Sincerely,

                                                /s/ PETER MORTENSEN
                                                -------------------------------
                                                PETER MORTENSEN
                                                Chairman of the Board
                                                March 2, 2000


"F.N.B. has consistently posted record earnings, prudently managed its capital, maintained its superior asset quality and continuously rewarded shareholders with generous cash and stock dividends."




                                     [PHOTO]
                      THE F.N.B. ADMINISTRATIVE COMMITTEE


(FROM LEFT) GARY L. TICE, PRESIDENT AND CHIEF OPERATING OFFICER; WILLIAM J. RUNDORFF, EXECUTIVE VICE PRESIDENT; PETER MORTENSEN, CHAIRMAN OF THE BOARD; JOHN
D. WATERS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; AND STEPHEN J. GURGOVITS, VICE CHAIRMAN OF THE BOARD.


                                                            F.N.B. CORPORATION 3

AFFILIATE PROFILES



BANKING

FIRST NATIONAL BANK OF PENNSYLVANIA
  * Total assets of $1.3 billion
  * 35 offices in seven counties of north western Pennsylvania

FIRST NATIONAL BANK OF NAPLES
  * Total assets of $764 million
  * Nine offices in Collier and Lee counties, Florida

CORAL CAPE NATIONAL BANK
  * Total assets of $343 illion
  * Five offices in Lee County, Florida

FIRST NATIONAL BANK OF FLORIDA
  * Total assets of $337 million
  * 11 offices in the Clearwater area

WEST COAST GUARANTY BANK
  * Total assets of $270 million
  * Seven offices in Sarasota County, Florida

METROPOLITAN NATIONAL BANK
  * Total assets of $250 million
  * Eight offices in eastern Ohio

REEVES BANK
  * Total assets of $160 million
  * Eight offices in western Pennsylvania

FIRST NATIONAL BANK OF FORT MYERS
  * Total assets of $92 million
  * Two offices in Lee County, Florida

FIRST COUNTY BANK
  * Total assets of $63 million
  * Three offices in northeastern Ohio


INSURANCE

  * Roger Bouchard Insurance  Inc.
    (Clearwater, Florida)
  * Gelvin, Jackson & Starr, Inc.
    (Meadville, Pennsylvania)
  * L. J. Kuder, Inc.
    (Greenville, Pennsylvania)
  * Penn-Ohio Life Insurance Company
    (Hermitage, Pennsylvania)

TRUST

  * First National Trust Company
    (Hermitage and Erie, Pennsylvania;
    Naples, Florida)
  * First National Bank of Florida
    (Clearwater, Florida)
  * West Coast Guaranty Bank
    (Sarasota, Florida)


CONSUMER FINANCE

  * Regency Finance Company
    (Pennsylvania, Ohio, New York,
    Tennessee and Kentucky)




F.N.B. CORPORATION 4

F.N.B. CORPORATION AND AFFILIATES

MARKET AREAS


[MAPS]


THE CORPORATION'S MISSION
F.N.B. Corporation is a growth company. We are an affiliation of successful community banks and financial services companies seeking to provide high quality financial services to individual and business customers in a manner that is consistent with our philosophy of personal banking and our commitment to maximizing shareholder value. To achieve this commitment we will attract and retain a professional staff that is dedicated to exceptional customer satisfaction and superior financial performance.


                                                            F.N.B. CORPORATION 5

Financial Services

             MODERNIZATION ACT PAVES THE WAY FOR ONE-STOP SHOPPING
               FOR BANKING, SECURITIES, INSURANCE, TRUST SERVICES


In November the U.S. Congress passed and the President signed into law the most wide-sweeping banking reform legislation in more than 60 years. Under terms of The Financial Modernization Act of 1999, bank holding companies, including F.N.B. Corporation, were given broad new powers to affiliate with any other financial services companies (including insurance companies or securities firms).

F.N.B. Corporation took several strategic steps during 1999 to position its community banking affiliates to take advantage of Financial Modernization. It affiliated with another successful Florida bank, purchased high-performing insurance agencies in Pennsylvania and Florida, formed First National Trust Company, expanded its consumer lending company into Tennessee and Kentucky and began offering investment services and internet banking to customers. (For additional information, see Noteworthy Events on Pages 9-11.)

F.N.B. envisions the day when customers will be able to one-stop shop at local financial services centers for an increasing array of products. Customers visiting a center in the 21st century will be able to make a deposit, secure a loan, purchase or sell common stock, buy homeowner's insurance, revise a trust agreement and sit down with their personal financial planner.

Community Banking

There is no doubt that technology will have an ever-increasing impact on the way banks and their customers conduct business. During the year, several F.N.B. affiliate banks began hosting informational sites on the world wide web. Customers will soon be able to access account data securely, pay bills, apply for loans and transfer funds--all via the internet using a personal computer.

For example, Metropolitan National Bank in Youngstown, Ohio, keeps more than 1,100 subscribing customers up to date on Bank marketing activities through weekly internet bulletins. The service is interactive, so customers can respond to the latest product offerings or comment on their relationship with the Bank.

Going forward, the more some things change, the more F.N.B. affiliate banks will remain the same. On the internet, at the branch, over the phone and through the mail, providing customers with the highest level of personal service is what distinguishes F.N.B. community banks with its loyal customers.


                                    [PHOTO]

MARKETING OFFICER IRENE HUCUL AND SENIOR VICE PRESIDENT LLOYD LAMM USE THE INTERNET TO COMMUNICATE WITH 1,100 METROPOLITAN NATIONAL BANK CUSTOMERS.


F.N.B. CORPORATION 6

[PHOTO]

SENIOR VICE PRESIDENT DARRELL WARD (RIGHT) DISCUSSES INVESTMENT OPPORTUNITIES WITH FIRST NATIONAL BANK OF NAPLES CUSTOMERS MICHELE AND GREGORY WARDEBERG.



INVESTMENT SECURITIES

Formation of First National Trust Company is only one way in which F.N.B. Corporation is working to meet the investment management needs of traditional community banking customers while adding valuable non-interest income to the Corporation's bottom line.

During the year several affiliate banks began offering mutual funds and annuities to customers through banking offices. Once again, F.N.B. was responding to customers who expressed a desire to conveniently conduct their investment activities within the safe and secure environment of the bank, yet receive the same high level of personal service they were accustomed to as banking customers.

Teaming with investment product experts, F.N.B. affiliate banks now offer a wide range of investment services to personal, small business and commercial customers.

INSURANCE SERVICES

Anticipating the coming age of financial modernization, F.N.B. seized the initiative during 1999 by acquiring three highly regarded and profitable insurance agencies, two in northwestern Pennsylvania and one on the west coast of Florida (additional information on these transactions is available on Pages 9-11).

Initially, the company's nine affiliate banks and the three insurance agencies plan to cross-market services to each other's customers.

In the future, personal or business customers will be able to receive all their financial services at one convenient location or from their home or office via the internet. Both banking and insurance customers will be offered a full menu of quality products and services from a staff of knowledgeable, professional personal bankers.


                                                            F.N.B. CORPORATION 7

FIRST NATIONAL TRUST COMPANY

Responding to the ever-increasing asset management needs of banking customers, early in 1999 F.N.B. Corporation formally introduced First National Trust Company with offices in Naples, Florida and Hermitage and Erie, Pennsylvania. The new Company's goal is to provide superior personalized service to a growing group of customers within the communities served by F.N.B. banking affiliates.

Utilizing a dedicated staff of experienced trust professionals, the Trust Company offers customers a full menu of services, including investment counseling, trust and investment management, estate planning and administration and employee benefits, including 401(k) and IRA rollover services.

As working members of the baby-boomer generation continue to accumulate wealth on their way to more leisurely retirement years, First National Trust Company will respond to their growing asset management needs--both now and during their retirement years.

F.N.B. has put together a seasoned management team of banking executives sharing more than 150 years of trust experience to ensure that their special clients receive the very finest in personal customer service.


[PHOTO]

FROM LEFT, ROBERT BUGBEE, COLIN APPLETON AND JAMES GOEHLER COMPRISE THE EXECUTIVE MANAGEMENT TEAM AT FIRST NATIONAL TRUST COMPANY.


CONSUMER FINANCE

Regency Finance Company is recognized nationally as a premier lender in the consumer finance field. With $125 million in gross assets managed through 44 offices in five states, Regency is F.N.B.'s top-performing affiliate with an annual return on assets of 2.6 percent and a return on equity of 28 percent.

The success of Regency is due in part to the small-town environment in which most offices are located. Regency lenders provide credit services to meet the various needs of those customers.

Regency strives to have a positive, performance-oriented culture in each office, using behind-the-scenes technology to control costs and enhance value for its customers. The expansion of Regency into Tennessee and Kentucky positions it for future growth in a highly profitable segment of the personal finance business.


F.N.B. CORPORATION 8

NOTEWORTHY EVENTS
         AFFILIATION OF COMMUNITY BANKS GROWING
         INTO A DIVERSIFIED FINANCIAL SERVICES COMPANY

BOUCHARD AGENCY AFFILIATION MARKS
ENTRY INTO FLORIDA INSURANCE MARKET

IN DECEMBER F.N.B. completed its affiliation with Roger Bouchard Insurance Inc., one of the largest independent insurance agencies in Florida. Headquartered in Clearwater, Florida, the Bouchard agency has 60 full-time employees serving the personal insurance needs of 3,500 customers in major market areas on the west coast of Florida. Gross revenues for 1999 topped $7 million.

In three short years, F.N.B. has established community banking affiliate offices in Clearwater, Sarasota, Venice, Fort Myers, Cape Coral and Naples serving more than 80,000 customers. Using that base, Bouchard is expected to play a major role in continuing F.N.B.'s highly successful Florida growth strategy.

"Roger Bouchard Insurance is one of the top-performing independent agencies in the country," commented John Wepler, Vice President and a Principal with Marsh-Berry, a nationally recognized Cleveland-based management consulting firm specializing in insurance. "With the addition of F.N.B.'s sizeable capital base, Bouchard will become a more powerful player in the Florida insurance arena."

F.N.B. banking and Bouchard insurance customers are all expected to benefit through the opportunity to purchase complementary financial services from either entity. One stop shopping for banking and insurance products from companies that place an emphasis on providing the highest level of personal customer service--it makes sense.


CHAIRMAN MORTENSEN RECOGNIZED
FOR 40 YEARS OF SERVICE TO F.N.B.

IN APRIL at the Annual Meeting of Shareholders, Chairman Peter Mortensen was presented with an engraved resolution and plaque in recognition of his 40 consecutive years of uninterrupted service to First National Bank of Pennsylvania and F.N.B. Corporation.

In part, the resolution read, "That the Corporation expresses the genuine gratitude and extraordinary esteem held by its directors, officers and employees for Mr. Mortensen's wisdom, vision and diligence on behalf of all those associated with F.N.B. Corporation, its affiliate banks and subsidiary companies, and for his significant contributions to business, industry and the community."


[PHOTO]
AN ENGRAVED RESOLUTION RECOGNIZES PETER MORTENSEN FOR HIS 40 CONSECUTIVE YEARS OF SERVICE TO THE CORPORATION.


                                                            F.N.B. CORPORATION 9

WEST COAST BANK AND GUARANTY BANK
COMBINE FORCES IN SARASOTA AREA

IN JANUARY West Coast Guaranty Bank was formed by the merger of Guaranty Bank & Trust Company of Venice, Florida and F.N.B.'s existing Sarasota affiliate, West Coast Bank. The combined institution now has seven convenient banking locations in Sarasota County.

"As a result of the merger, West Coast Guaranty Bank now provides an expanded menu of banking services to customers throughout Sarasota County, from the city of Sarasota in the north to Venice in the south," according to Joseph D. Hudgins, President and Chief Executive Officer. "And, original West Coast Bank customers are benefitting from the addition of trust services."

By the end of 1999, the Bank's total assets had topped the $270 million mark, a solid first year.



INSURANCE AGENCY PURCHASE
SPURS NORTHERN EXPANSION

IN AUGUST Gelvin, Jackson & Starr, Inc., one of the oldest and largest independent insurance agencies in northwestern Pennsylvania, became a wholly owned subsidiary of First National Bank of Pennsylvania, thus adding insurance to F.N.B.'s expanding menu of products and services.

The agency operates six offices in western Pennsylvania, providing all lines of commercial and personal insurance coverage through 24 carriers.

Customers of both companies benefit from the affiliation. F.N.B. banking customers can now purchase automobile, life, health, business and homeowners insurance, while Gelvin Jackson & Starr policy holders are being welcomed to the Home of the Personal Bankers.


[PHOTO]

GELVIN JACKSON & STARR PRESIDENT AND CHIEF EXECUTIVE OFFICER
STEVE HUNTER (SECOND FROM LEFT), IS JOINED BY THREE KEY INSURANCE MANAGERS, BRENDA SHARTLE (LEFT), COLM MCWILLIAMS AND STACEY JANES.


In February 2000, F.N.B. purchased L.J. Kuder, Inc., an independent insurance agency in Greenville, Pennsylvania. Kuder, which was founded in 1933, handles all lines of commercial and personal insurance. It will operate as a subsidiary of Gelvin, Jackson & Starr.


F.N.B. CORPORATION 10

27 CONSECUTIVE YEARS OF DIVIDENDS
EARNS F.N.B. NATIONAL RECOGNITION

F.N.B.'s history of increasing dividend payments to shareholders each year over the past 27 consecutive years is distinctively noteworthy, according to Moody's, one of the nation's most-respected financial research companies.

In September the Corporation was designated a Moody's Dividend Achiever based on its outstanding record of providing shareholders with increased dividends.

Of the more than 10,000 U.S.-based companies tracked in Moody's data base, only 334 had increased dividends for at least ten consecutive years. In a listing of those 334 companies, F.N.B. ranked 41st in dividend performance.

During 1999, F.N.B. paid cash dividends of $0.71 per share in addition to its traditional five percent stock dividend.


REGENCY FINANCE COMPANY EXPANDS
INTO TENNESSEE AND KENTUCKY

IN NOVEMBER Regency Finance Company expanded its size and geographic scope through the acquisition of 11 offices and $50 million in gross loans in Tennessee and Kentucky.

Regency, which was founded in 1927, has been associated with F.N.B. since 1975 and had grown to nearly $100 million in loans with 33 offices in Pennsylvania, Ohio and New York. With the addition of the Tennessee and Kentucky locations, Regency now has more than $150 million in total loans through 44 offices in five states.

The strength of Regency is the ability to successfully meet the credit needs of customers in small- and medium-sized towns. Regency provides direct traditional consumer lending services, including home equity, installment and debt consolidation loans to consumers.

Direct Stock Purchase Plan
Offered To F.N.B. Investors

IN APRIL F.N.B. introduced the Dividend Reinvestment and Direct Stock Purchase Plan. Under terms of this convenient and economical Plan, shares of F.N.B. common stock are available for direct purchase from the Corporation. Buying shares directly from F.N.B. means investors pay no brokerage fees on the transaction.

More than 60 percent of all F.N.B. shareholders participate in the Plan and enjoy the ability to reinvest all or a portion of their cash dividends in additional shares of F.N.B. common stock. The Plan also offers safekeeping and features a regular quarterly statement summarizing all year-to-date activity in the account.



[PHOTO]

F.N.B. SHAREHOLDER SERVICES MANAGER BERNIE SPONSELLER (CENTER) WORKS CLOSELY WITH ASSISTANTS BECKY KORELSTEIN (LEFT) AND LIZ MCCREA.


                                                           F.N.B. CORPORATION 11

BOARD LEADERSHIP

At F.N.B. Corporation, members of the Board of Directors actively contribute to the success of the company by drawing on their individual management experience to participate in the corporate decision-making process.

It's called Board Leadership.

Much of the Board's work is carried out by its committees including Audit, Community Development, Compensation, Executive and Nominating which meet on a regular basis.

The average F.N.B. Director has experience running their own business or a public, private or civic corporation, is 56 years old and has been a member of the Board for 11 years.

Each and every Director has a sizeable personal stake in the Corporation's successful financial performance. The average Director owns 64,136 shares of F.N.B. common stock.

So, the next time you think of F.N.B.'s Board of Directors, think of them as 21 shareholders elected by 6,743 other shareholders to represent actively the best interests of all shareholders.


[LOGO]


[PHOTO]

DIRECTORS (STANDING, FROM LEFT) WILLIAM B. CAMPBELL, W. RICHARD BLACKWOOD, JAMES
S. LINDSAY AND ALAN C. BOMSTEIN; (SEATED) HENRY M. EKKER, STEPHEN J. GURGOVITS AND CHARLES T. CRICKS.


[PHOTO]

DIRECTORS (STANDING, FROM LEFT) PAUL P. LYNCH, EDWARD J. MACE, GEORGE A. SEEDS AND RICHARD C. MYERS; (SEATED) WILLIAM A. QUINN, PETER MORTENSEN AND ROBERT S. MOSS.


[PHOTO]

DIRECTORS (STANDING, FROM LEFT) ARCHIE O. WALLACE, ERIC J. WERNER, WILLIAM J. STRIMBU AND JAMES T. WELLER; (SEATED) DONNA C. WINNER, GARY L. TICE AND R. BENJAMIN WILEY.


F.N.B. CORPORATION 12

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

CHARLES T. CRICKS
    Principal,
    Starboard Ventures

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

ARCHIE O. WALLACE
    Attorney at Law,
    Partner of Rowley, Wallace, Keck,
    Karson & St. John

JAMES T. WELLER
    Chairman,
    Liberty Steel Products, Inc.

ERIC J. WERNER
    Chief Administrative Officer, General
    Counsel & Secretary,
    Werner Co.

R. BENJAMIN WILEY
    Chief Executive Officer,
    Greater Erie Community Action
    Committee

DONNA C. WINNER
    Co-owner,
    The Radisson, Tara-A Country Inn,
    The Winner, Tiffany's

DIRECTORS EMERITUS
    THOMAS C. ELLIOTT
    CHARLES C. HAMILTON
    THOMAS W. HODGE
    GEORGE E. LOWE, D.D.S.
    JOSEPH M. WALTON

GENERAL COUNSEL
    COHEN & GRIGSBY, P.C.
    2900 CNG TOWER
    625 LIBERTY AVENUE
    PITTSBURGH, PA



                                                           F.N.B. CORPORATION 13

F.N.B. CORPORATION AND AFFILIATES


FIRST NATIONAL
BANK OF PENNSYLVANIA

DIRECTORS
WILLIAM B. CAMPBELL
CHARLES T. CRICKS
HENRY M. EKKER
STEPHEN J. GURGOVITS
    President & Chief Executive Officer
KENNETH R. JAMES
JAMES E. KNARR, D.M.D.
PAUL P. LYNCH
PETER MORTENSEN
    Chairman
ROBERT S. MOSS
GARY P. SCHNEIDER
WILLIAM J. STRIMBU
ARCHIE O. WALLACE
JOSEPH P. WALTON
JAMES T. WELLER
ERIC J. WERNER
R. BENJAMIN WILEY
DONNA C. WINNER


METROPOLITAN
NATIONAL BANK

DIRECTORS
DELORES E. CRAWFORD
RYERSON W. DALTON
SUZANNE FLEMING
C. CLARK HAMMITT
JAMES R. HARPSTER
LAWRENCE J. HESELOV
JAMES E. LEONELLI, M.D.
CARTER LEWIS
PETER MORTENSEN
JOHN M. NEWMAN
JOHN R. PERKINS
GARY J. ROBERTS
    President & Chief Executive Officer
WILLIAM J. RUNDORFF

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


REEVES BANK

DIRECTORS
W. RICHARD BLACKWOOD
JOAN H. KLEIN
RALPH LINARELLI, SR.
ROBERT A. RIMBEY
    President & Chief Executive Officer
ALLEN F. SOBOL
EDWARD S. YOUNG
DONALD W. ZAHN

DIRECTORS EMERITUS
JOHN J. KNOBLOCH
HAROLD C. KORNMAN


CAPE CORAL
NATIONAL BANK

DIRECTORS
ROBERT J. AVERY
    President
ANDREW A. BARNETTE
RICHARD D. BARTON, SR.
JO ELLEN BEAUVOIS
C.C. COGHILL
JAMES L. COTTRELL
DAVID W. GOMER
    Chairman & Chief Executive Officer
DR. JOSEPH HOWARD
PAUL W. SANBORN
H. FRANK SIMONDS
GARY L. TICE


FIRST NATIONAL
BANK OF FLORIDA

DIRECTORS
ROBERT J. BANKS
ALAN C. BOMSTEIN
ROGER O. BOUCHARD
JAMES M. CANTONIS
C. DAVID CARLEY, JR.
DANIEL A. ENGELHARDT
ROBERT C. GEORGE
    Chairman
JAMES L. GOEHLER
WILLIAM E. HALE, M.D.
ROBERT L. HURD
DUKE L. MITCHELL
CLOYD A. PETRO
F. WALLACE POPE, JR., ESQ.
DAVID P. STONE
    President & Chief Executive Officer
J. ERIC TAYLOR, JR., D.O.
GARY L. TICE
ROBERT T. TONG
O. LEE WASSON
HAROLD M. WARD, D.O.


F.N.B. CORPORATION 14

F.N.B. CORPORATION AND AFFILIATES


FIRST NATIONAL BANK
OF FORT MYERS

DIRECTORS
J. KEITH ARNOLD
C.C. COGHILL
THOMAS R. CRONIN
    Chairman
BENJAMIN C. FEW, III
JAMES L. GOEHLER
THOMAS B. HART
RANDALL P. HENDERSON, JR.
JEFFERY C. LEDWARD
MARVIN L. METHENY
JAMES B. MCMENAMY
MARK L. MORRIS
    President & Chief Executive Officer
STEPHEN R. ZELLNER, M.D.


WEST COAST
GUARANTY BANK

DIRECTORS
JAMES M. BRANDT, D.V.M.
ROBERT P. BROWN
ROBERT A. DAVIDSON
PAT F. FERLISE
JAMES L. GOEHLER
WARREN S. HENDERSON
JOSEPH D. HUDGINS
    President & Chief Executive Officer
JAMES H. LANIER
THOMAS E. MITCHELL
JOHN W. REEDER
EDWIN D. TAYLOR
H. MONROE WARRINGTON


FIRST COUNTY BANK

DIRECTORS
LLOYD A. LAMM
VITO A. MACHI
GREGORY S. PIKE
    President & Chief Executive Officer
GARY J. ROBERTS
WILLIAM J. RUNDORFF


REGENCY
FINANCE COMPANY

DIRECTORS
ALAN F. BENNETT
STEPHEN J. GURGOVITS
    Chairman
RAYMOND J. HEATH
VICTOR C. LEAP
JOHN M. NEWMAN
ROBERT T. RAWL
    President & Chief Executive Officer
GARY SOBOTKA
DOUGLAS J. SOLOCK
THOMAS M. TUGGLE


F.N.B. AFFILIATE SERVICES

OFFICERS
C.C. COGHILL
    Senior Vice President
JAMES L. GOEHLER
    Senior Vice President
GEORGE D. HAGI
    Vice President-Risk Management
JAMES G. ORIE
    Vice President & Corporate Counsel
ROBERT T. REICHERT
    Vice President & Controller
EDWARD H. SEHON
    Manager of Public Affairs
BERNIE G. SPONSELLER
    Manager of Shareholder Services
CHRISTINE E. TVAROCH
    General Auditor


                                                           F.N.B. CORPORATION 15

SHAREHOLDER INFORMATION

EXECUTIVE OFFICES
     F.N.B. Corporation
     One F.N.B. Boulevard
     Hermitage, PA 16148


     2150 Goodlette Road North
     Naples, FL 34102


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

ANNUAL MEETING
The annual meeting of shareholders will be held at 4:00 p.m. on Monday, April 17, 2000 at the Naples Beach Hotel, 851 Gulf Shore Boulevard North, Naples, FL 34102.


F.N.B. CORPORATION 16

                                    [COVER]





[LOGO]  F.N.B.
        CORPORATION
        ..................................................
        One F.N.B. Boulevard
        Hermitage, PA 16148

        2150 Goodlete Road North
        Naples, FL 34102

[LOGO]  F.N.B.
        CORPORATION
        ..........................................................








                              1999 FINANCIAL REVIEW


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

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
Dollars in thousands, except par values

December 31                                                                   1999               1998
-----------                                                                   ----               ----
ASSETS
Cash and due from banks                                                 $  171,183         $  134,847
Interest bearing deposits with banks                                         3,478              4,192
Federal funds sold                                                           7,467             44,706
Mortgage loans held for sale                                                 8,733             15,947
Securities available for sale                                              408,731            455,435
Securities held to maturity (fair value of $75,905 and $119,522)            77,359            118,575
Loans, net of unearned income of $61,976 and $31,014                     2,803,774          2,422,884
Allowance for loan losses                                                  (36,311)           (32,308)
                                                                        ----------         ----------
  NET LOANS                                                              2,767,463          2,390,576
                                                                        ----------         ----------
Premises and equipment                                                     105,052             95,263
Other assets                                                               156,718            147,136
                                                                        ----------         ----------
    TOTAL ASSETS                                                        $3,706,184         $3,406,677
                                                                        ==========         ==========

LIABILITIES
Deposits:
  Non-interest bearing                                                  $  424,352         $  400,658
  Interest bearing                                                       2,485,082          2,449,770
                                                                        ----------         ----------
    TOTAL DEPOSITS                                                       2,909,434          2,850,428
                                                                        ----------         ----------
Other liabilities                                                           56,604             52,746

Short-term borrowings                                                      332,197            150,981
Long-term debt                                                             117,634             70,384
                                                                        ----------         ----------
    TOTAL LIABILITIES                                                    3,415,869          3,124,539
                                                                        ----------         ----------


STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 207,459 and 237,985 shares
  Aggregate liquidation value - $5,186 and $5,950                            2,075              2,380
Common stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 21,005,720 and 19,913,288 shares                                 42,011             39,827
Additional paid-in capital                                                 182,834            161,232
Retained earnings                                                           71,310             75,427
Accumulated other comprehensive (loss) income                               (4,803)             6,356
Treasury stock - 121,132 and 109,285 shares at cost                         (3,112)            (3,084)
                                                                        ----------         ----------
    TOTAL STOCKHOLDERS' EQUITY                                             290,315            282,138
                                                                        ----------         ----------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                          $3,706,184         $3,406,677
                                                                        ==========         ==========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION   1

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                   CONSOLIDATED INCOME STATEMENT
                                    Dollars in thousands, except per share data


Year Ended December 31                                                    1999            1998            1997
----------------------                                                    ----            ----            ----
INTEREST INCOME
Loans, including fees                                                 $222,043        $205,071        $187,225
Securities:
  Taxable                                                               27,655          32,458          29,210
  Nontaxable                                                             2,210           2,482           2,442
  Dividends                                                              1,482           1,682           1,252
Other                                                                    1,526           4,334           4,997
                                                                      --------        --------        --------
    TOTAL INTEREST INCOME                                              254,916         246,027         225,126
                                                                      --------        --------        --------

INTEREST EXPENSE
Deposits                                                                90,326          96,657          86,466
Short-term borrowings                                                   11,282           6,813           6,415
Long-term debt                                                           4,859           4,682           3,847
                                                                      --------        --------        --------
    TOTAL INTEREST EXPENSE                                             106,467         108,152          96,728
                                                                      --------        --------        --------
    NET INTEREST INCOME                                                148,449         137,875         128,398
Provision for loan losses                                                9,240           7,572          11,503
                                                                      --------        --------        --------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                139,209         130,303         116,895
                                                                      --------        --------        --------
NON-INTEREST INCOME
Insurance commissions and fees                                          10,589           9,935           9,724
Service charges                                                         20,254          16,581          13,658
Trust                                                                    3,852           2,792           2,707
Gain on sale of securities                                               1,674           1,385           1,287
Gain on sale of loans                                                    2,187           3,316           1,730
Other                                                                    8,372           5,296           4,172
                                                                      --------        --------        --------
    TOTAL NON-INTEREST INCOME                                           46,928          39,305          33,278
                                                                      --------        --------        --------
                                                                       186,137         169,608         150,173
                                                                      --------        --------        --------
NON-INTEREST EXPENSE
Salaries and employee benefits                                          70,246          62,740          56,088
Net occupancy                                                            9,000           8,487           8,084
Amortization of intangibles                                              1,934           1,321           1,584
Equipment                                                               10,840           9,133           8,255
Merger related                                                           1,824           5,541           2,385
Promotional                                                              2,818           2,561           2,793
Insurance claims paid                                                    4,162           3,964           3,579
Other                                                                   28,855          26,422          25,164
                                                                      --------        --------        --------
    TOTAL NON-INTEREST EXPENSE                                         129,679         120,169         107,932
                                                                      --------        --------        --------
    INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS                  56,458          49,439          42,241
Income taxes                                                            17,163          16,418          13,013
                                                                      --------        --------        --------
    INCOME BEFORE EXTRAORDINARY ITEMS                                   39,295          33,021          29,228
Gain on sale of subsidiary and branches,  net of tax of $4,743                                           8,809
                                                                      --------        --------        --------
    NET INCOME                                                        $ 39,295        $ 33,021        $ 38,037
                                                                      ========        ========        ========

EARNINGS PER COMMON SHARE BEFORE EXTRAORDINARY ITEMS
    Basic                                                             $   1.87        $   1.57        $   1.43
                                                                      ========        ========        ========
    Diluted                                                           $   1.80        $   1.51        $   1.37
                                                                      ========        ========        ========

EARNINGS PER COMMON SHARE
    Basic                                                             $   1.87        $   1.57        $   1.87
                                                                      ========        ========        ========
    Diluted                                                           $   1.80        $   1.51        $   1.78
                                                                      ========        ========        ========

See accompanying Notes to Consolidated Financial Statements

                                                          F.N.B. CORPORATION   2

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Dollars in thousands, except per share data

                                                                                                             Accumulated
                                                                                                                Other
                                                       Compre-                         Additional               Compre-
                                                       hensive   Preferred    Common     Paid-In    Retained    hensive    Treasury
                                                       Income      Stock       Stock     Capital    Earnings    Income      Stock
                                                       ------      -----       -----     -------    --------    ------      -----
Balance at January 1, 1997                                         $3,525     $35,149    $115,449  $ 79,792    $ 2,598     $(1,487)
Net income                                            $ 38,037                                                  38,037
Change in accumulated other comprehensive income         2,785                                                   2,785
                                                      --------
Comprehensive income                                  $ 40,822
Cash dividends declared:                              ========
  Preferred stock                                                                            (588)
  Common stock $.56 per share                                                             (10,526)
Purchase of common stock                                                                                                    (7,688)
Issuance of common stock                                                           91         228      (496)                 5,547
Issuance of common stock for acquisition                                        1,260       2,240     4,177
Stock dividend                                                                  1,332      15,074   (16,406)
Conversion of preferred stock                                        (650)        266         384
                                                                   ------     -------    --------  --------    -------     -------
Balance at December 31, 1997                                        2,875      38,098     133,375    93,990      5,383      (3,628)
Net income                                            $ 33,021                                       33,021
Change in accumulated other comprehensive income           973                                                     973
                                                      --------
Comprehensive income                                  $ 33,994
                                                      ========
Cash dividends declared:
  Preferred stock                                                                                      (492)
  Common stock $.67 per share                                                                       (13,615)
Purchase of common stock                                                                                                    (16,989)
Issuance (retirement) of common stock                                             (17)       (329)   (8,040)                 17,533
Stock dividend                                                                  1,528      27,909   (29,437)
Conversion of preferred stock                                        (495)        218         277
                                                                   ------     -------    --------  --------    -------     --------
Balance at December 31, 1998                                        2,380      39,827     161,232    75,427      6,356       (3,084)
Net income                                            $ 39,295                                       39,295
Change in accumulated other comprehensive income       (11,159)                                                 (11,159)
                                                      --------
Comprehensive income                                  $ 28,136
                                                      ========
Cash dividends declared:
  Preferred stock                                                                                      (411)
  Common stock $.71 per share                                                                       (16,108)
Purchase of common stock                                                                                                    (17,709)
Issuance (retirement) of common stock                                             129         299    (3,840)                 17,681
Stock dividend                                                                  1,916      21,137   (23,053)
Conversion of preferred stock                                        (305)        139         166
                                                                   ------     -------    --------  --------    --------    --------
Balance at December 31, 1999                                       $2,075     $42,011    $182,834  $ 71,310    $ (4,803)   $ (3,112)
                                                                   ======     =======    ========  ========    ========    ========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION    3

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                            Dollars in thousands

Year Ended December 31                                           1999              1998              1997
----------------------                                           ----              ----              ----
OPERATING ACTIVITIES
Net income                                                  $  39,295         $  33,021         $  38,037
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                              11,312             9,173             8,410
    Provision for loan losses                                   9,240             7,572            11,503
    Provision for valuation allowance on other real
      estate owned                                                                                    540
    Deferred taxes                                             (9,051)           (4,220)           (1,247)
    Gain on sale of securities                                 (1,674)           (1,385)           (1,287)
    Gain on sale of loans                                      (2,187)           (3,316)           (1,730)
    Extraordinary gains on sales of subsidiary and
      branches, net of tax                                                                         (8,809)
    Proceeds from sale of loans                                45,858            89,484           115,998
    Loans originated for sale                                 (36,457)          (95,579)         (110,382)
    Net change in:
      Interest receivable                                         384                82            (2,693)
      Interest payable                                            796               684             1,783
    Other, net                                                 12,850           (55,909)            4,492
                                                            ---------         ---------         ---------
        Net cash flows from operating activities               70,366           (20,393)           54,615
                                                            ---------         ---------         ---------

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                            714             1,389            (2,311)
  Federal funds sold                                           37,239             1,307            (3,294)
  Loans                                                      (389,843)         (253,960)         (210,262)
Securities available for sale:
  Purchases                                                  (167,851)         (218,465)         (273,869)
  Sales                                                        32,053            16,630            45,059
  Maturities                                                  166,946           219,863           148,684
Securities held to maturity:
  Purchases                                                    (1,021)          (36,960)          (16,028)
  Maturities                                                   42,240            72,722            67,158
Increase in premises and equipment                            (18,078)          (25,161)          (19,544)
Net cash (paid) received for mergers, acquisitions
  and divestiture                                              (3,941)           48,625           (50,362)
                                                            ---------         ---------         ---------
      Net cash flows from investing activities               (301,542)         (174,010)         (314,769)
                                                            ---------         ---------         ---------

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings and NOW               34,525           203,372           133,890
  Time deposits                                                24,481            14,789           114,449
  Short-term borrowings                                       181,216            23,795            (1,802)
Increase in long-term debt                                     70,489            16,543            43,929
Decrease in long-term debt                                    (23,239)          (19,592)          (29,862)
Net acquisition of treasury stock                              (3,440)           (7,842)           (2,319)
Cash dividends paid                                           (16,520)          (14,107)          (11,114)
                                                            ---------         ---------         ---------
      Net cash flows from financing activities                267,512           216,958           247,171
                                                            ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           36,336            22,555           (12,983)
Cash and cash equivalents at beginning of year                134,847           112,292           125,275
                                                            ---------         ---------         ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $ 171,183         $ 134,847         $ 112,292
                                                            =========         =========         =========

See accompanying Notes to Consolidated Financial Statements

                                                         F.N.B. CORPORATION    4

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania with administrative offices in Naples, Florida. It operates 9 community banks with 88 offices and a consumer finance company with 44 offices in Pennsylvania, Florida, Tennessee, Ohio, Kentucky and New York. In addition, it operates two insurance agencies with 7 offices in Pennsylvania and Florida.

BASIS OF PRESENTATION:
  The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

USE OF ESTIMATES:
  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses), net of income taxes, reported separately as a component of other comprehensive income.

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

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

F.N.B. CORPORATION    5

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

PREMISES AND EQUIPMENT:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the asset's estimated useful life. Useful lives are dependent upon the nature and condition of the asset and range from 5 to 40 years.

OTHER REAL ESTATE OWNED:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

AMORTIZATION OF INTANGIBLES:
 Goodwill is being amortized using the straight-line method over periods not exceeding 20 years. Core deposit intangibles are being amortized using accelerated methods over various lives ranging from 7-17 years. The Corporation periodically evaluates its goodwill and core deposit intangibles for impairment.

INCOME TAXES:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the 5 percent stock dividend declared on April 26, 1999.

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

NEW ACCOUNTING STANDARDS:
  Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The standard will result in the recognition of offsetting changes in value or cash flows of both the hedge and the hedged item in earnings in the same period. The statement is effective for the Corporation's fiscal year ending December 31, 2001. Because the Corporation has not entered into any derivative transactions, the adoption of this statement will have no impact on the financial statements.

                                                         F.N.B. CORPORATION    6

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MERGERS,  ACQUISITIONS AND DIVESTITURES

  On December 7, 1999, First National Bank of Florida completed its affiliation with Roger Bouchard Insurance, Inc. (RBI), headquartered in Clearwater, Florida, with assets of $4.4 million. The transaction was accounted for as a pooling-of-interests.

  On October 26, 1999, Regency Finance Company (Regency) expanded its size and geographic scope through the purchase of 11 consumer finance offices in northern and central Tennessee and southwestern Kentucky. Regency purchased these offices and $33.0 million in net loans from Finance and Mortgage Acceptance Corporation, a subsidiary of Farmers & Merchants Bank of Clarksville, Tennessee. The transaction was accounted for as a purchase and did not result in any goodwill.

  On August 20, 1999, First National Bank of Pennsylvania (FNBPA) acquired all of the issued and outstanding stock of Gelvin, Jackson & Starr, Inc., a northwestern Pennsylvania independent insurance agency. The transaction was accounted for as a purchase.

  On January 13, 1999, the Corporation completed its affiliation with Guaranty Bank & Trust Company (Guaranty), a community bank headquartered in Venice, Florida with assets of $152.8 million. Under the terms of the merger agreement, each outstanding share of Guaranty's common stock was converted into 1.536 shares of the Corporation's common stock. A total of 1,250,994 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. On February 12, 1999, Guaranty was merged into an existing subsidiary of the Corporation, West Coast Bank, to form West Coast Guaranty Bank, N.A.

  The following table sets forth separate company financial information for the year ended December 31, 1998. The F.N.B. Corporation results exclude the effects of any mergers which occurred subsequent to December 31, 1998 (in thousands):

                                       NET
                                     INTEREST            NET
Year Ended December 31, 1998          INCOME            INCOME
                                      ------            ------
F.N.B. ........................      $132,600          $31,872
RBI............................           (39)             823
Guaranty.......................         5,314              326

  During 1998, the Corporation affiliated with West Coast Bank, Sarasota, Florida, Seminole Bank, Seminole Florida and Citizens Bank and Trust Company, Clearwater, Florida. These affiliations added assets and deposits of $334.6 million and $285.7 million, respectively, and were accounted for as poolings-of-interests. Also during 1998, FNBPA purchased three Lawrence County branches, which added $48.7 million in deposits. As a result of the transaction, FNBPA recorded $5.1 million and $1.8 million in goodwill and core deposit intangibles, respectively.

  During 1997, the Corporation affiliated with First National Bank of Naples, Naples, Florida, Cape Coral National Bank, Cape Coral, Florida, First National Bank of Southwest Florida, Cape Coral, Florida and Indian Rocks State Bank, Largo, Florida. These affiliations added assets and deposits of $790.7 million and $658.2 million, respectively, and were accounted for as poolings-of-interests. The Corporation also acquired Mercantile Bank of Southwest Florida (Mercantile), located in Naples, Florida. Mercantile was merged into First National Bank of Naples and added assets and deposits of $121.7 million and $108.2 million, respectively. The Corporation paid $13.6 million and accounted for the acquisition as a purchase.

F.N.B. CORPORATION    7

                                             F.N.B. Corporation and Subsidiaries

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  During 1997, the Corporation disposed of its subsidiary, Bucktail Bank and Trust Company, in exchange for 565,384 shares of Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. At December 31, 1999, the Corporation's investment in Sun is accounted for using the equity method and had a market value totaling $20.1 million and a carrying value totaling $21.5 million. The Corporation recognized equity earnings from Sun totaling $1.4 million, $1.3 million and $621,000, respectively, for the three years ended December 31, 1999. At December 31, 1999, Sun had total assets of $710.9 million and recognized net income of $8.8 million for the year then ended. The Corporation also sold three branches of its subsidiary Metropolitan National Bank in 1997. These sales resulted in the Corporation recognizing $8.8 million in after-tax extraordinary gains.

  The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

SECURITIES

  The amortized cost and fair value of securities are as follows (in thousands):

  Securities available for sale:

                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED           FAIR
December 31, 1999                                      COST           GAINS          LOSSES            VALUE
-----------------                                   ---------      ----------      ----------          -----
U.S. Treasury and other U.S. Government
  agencies and corporations                          $208,693        $   73         $ (6,377)        $ 202,389
Mortgage-backed securities of
  U.S. Government agencies                            181,685           275           (4,518)          177,442
States of the U.S. and political subdivisions           3,091             3             (289)            2,805
Other debt securities                                     358            45                                403
                                                     --------        ------         --------         ---------
    TOTAL DEBT SECURITIES                             393,827           396          (11,184)          383,039
Equity securities                                      22,306         3,601             (215)           25,692
                                                     --------        ------         --------         ---------
                                                     $416,133        $3,997         $(11,399)        $ 408,731
                                                     ========        ======         ========         =========

                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED           FAIR
December 31, 1998                                      COST           GAINS          LOSSES            VALUE
-----------------                                   ---------      ----------      ----------          -----
U.S. Treasury and other U.S. Government
  agencies and corporations                          $256,740        $ 2,004         $ (168)        $258,576
Mortgage-backed securities of
  U.S. Government agencies                            163,351          1,218            (99)         164,470
States of the U.S. and political subdivisions           3,202             38           (101)           3,139
Other debt securities                                   1,305             48                           1,353
                                                     --------        -------         ------         --------
    TOTAL DEBT SECURITIES                             424,598          3,308           (368)         427,538
Equity securities                                      21,053          6,949           (105)          27,897
                                                     --------        -------         ------         --------
                                                     $445,651        $10,257         $ (473)        $455,435
                                                     ========        =======         ======         ========

                                                         F.N.B. CORPORATION    8

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       GROSS           GROSS
                                                      AMORTIZED     UNREALIZED      UNREALIZED          FAIR
 December 31, 1997                                       COST          GAINS           LOSSES          VALUE
 -----------------                                    ---------     ----------      ----------         -----
 U.S. Treasury and other U.S. Government
   agencies and corporations                          $314,752        $1,058         $  (260)        $315,550
 Mortgage-backed securities of
    U.S. Government agencies                           121,311           501            (147)         121,665
 States of the U.S. and political subdivisions           1,486            51                            1,537
 Other debt securities                                   5,320           117                            5,437
                                                      --------        ------         -------         --------
    TOTAL DEBT SECURITIES                              442,869         1,727            (407)         444,189
  Equity securities                                     19,240         7,002             (14)          26,228
                                                      --------        ------         -------         --------
                                                      $462,109        $8,729         $  (421)        $470,417
                                                      ========        ======         =======         ========


  Securities held to maturity:

                                                                       GROSS           GROSS
                                                      AMORTIZED     UNREALIZED      UNREALIZED          FAIR
 December 31, 1999                                       COST          GAINS           LOSSES          VALUE
 -----------------                                    ---------     ----------      ----------         -----
U.S. Treasury and other U.S. Government
  agencies and corporations                           $ 17,887                       $  (723)        $ 17,164
Mortgage-backed securities of
  U.S. Government agencies                              15,147        $   10            (157)          15,000
States of the U.S. and political subdivisions           44,037            76            (656)          43,457
Other debt securities                                      288                            (4)             284
                                                      --------        ------         -------         --------
                                                      $ 77,359        $   86         $(1,540)        $ 75,905
                                                      ========        ======         =======         ========

                                                                       GROSS           GROSS
                                                      AMORTIZED     UNREALIZED      UNREALIZED          FAIR
 December 31, 1998                                       COST          GAINS           LOSSES          VALUE
 -----------------                                    ---------     ----------      ----------         -----
U.S. Treasury and other U.S. Government
  agencies and corporations                           $ 29,882        $  117         $   (43)        $ 29,956
Mortgage-backed securities of
  U.S. Government agencies                              33,909           118             (28)          33,999
States of the U.S. and political subdivisions           54,237           795             (18)          55,014
Other debt securities                                      547             9              (3)             553
                                                      --------        ------         -------         --------
                                                      $118,575        $1,039         $   (92)        $119,522
                                                      ========        ======         =======         ========

                                                                       GROSS           GROSS
                                                      AMORTIZED     UNREALIZED      UNREALIZED          FAIR
 December 31, 1997                                       COST          GAINS           LOSSES          VALUE
 -----------------                                    ---------     ----------      ----------         -----
U.S. Treasury and other U.S. Government
  agencies and corporations                           $ 34,339        $  149         $   (48)        $ 34,440
Mortgage-backed securities of
  U.S. Government agencies                              64,371           122            (231)          64,262
States of the U.S. and political subdivisions           54,678           430             (41)          55,067
Other debt securities                                      853             6              (4)             855
                                                      --------        ------         -------         --------
                                                      $154,241        $  707         $  (324)        $154,624
                                                      ========        ======         =======         ========

F.N.B. CORPORATION    9

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  At December 31, 1999 and 1998, respectively, securities with a carrying value of $157.3 million and $138.2 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $213.3 million and $156.6 million at December 31, 1999 and 1998, respectively, were pledged as collateral for other borrowings.

  As of December 31, 1999, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1999, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                        HELD TO MATURITY               AVAILABLE FOR SALE
                                    -----------------------        ------------------------
                                    AMORTIZED         FAIR         AMORTIZED         FAIR
December 31, 1999                     COST           VALUE           COST            VALUE
-----------------                   ---------        -----         ---------         -----
Due in one year or less              $ 9,945        $ 9,954        $ 43,399        $ 43,357
Due from one to five years            37,523         36,732         129,018         125,032
Due from five to ten years            12,811         12,380          36,849          34,609
Due after ten years                    1,933          1,839           2,876           2,599
                                     -------        -------        --------        --------
                                      62,212         60,905         212,142         205,597
Mortgage-backed securities of
 U.S. Government agencies             15,147         15,000         181,685         177,442
Equity securities                                                    22,306          25,692
                                     -------        -------        --------        --------
                                     $77,359        $75,905        $416,133        $408,731
                                     =======        =======        ========        ========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $32.1 million, $16.6 million and $45.1 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

Year Ended December 31                           1999             1998             1997
----------------------                           ----             ----             ----
Gross gains                                    $1,734           $1,405           $1,400
Gross losses                                      (60)             (20)            (113)
                                               ------           ------           ------
                                               $1,674           $1,385           $1,287
                                               ======           ======           ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                                       1999             1998
-----------                                                       ----             ----
Real estate:
 Residential                                                $1,059,432       $  994,157
 Commercial                                                    747,835          632,304
 Construction                                                  119,398          103,672
Installment loans to individuals                               334,810          292,418
Commercial, financial and agricultural                         350,023          299,081
Lease financing                                                254,252          132,266
Unearned income                                                (61,976)         (31,014)
                                                            ----------       ----------
                                                            $2,803,774       $2,422,884
                                                            ==========       ==========

                                                           F.N.B. Corporation 10

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwestern Florida, northern and central Tennessee, eastern Ohio, southwestern Kentucky and western New York.

  As of December 31, 1999, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1999. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

        Total loans at December 31, 1998......        $ 37,283
        New loans ............................          28,900
        Repayments ...........................         (26,340)
        Other ................................          14,791
                                                      --------
        Total loans at December 31, 1999......        $ 54,634
                                                      ========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                                 1999              1998
-----------                                                 ----              ----
Non-accrual loans                                        $ 9,321           $12,250
Restructured loans                                         3,560             1,770
                                                         -------           -------
  TOTAL NON-PERFORMING LOANS                              12,881            14,020
Other real estate owned                                    4,801             1,370
                                                         -------           -------
  TOTAL NON-PERFORMING ASSETS                            $17,682           $15,390
                                                         =======           =======


   For the years ended December 31, 1999, 1998 and 1997, income recognized on non-accrual and restructured loans was $503,000, $863,000 and $477,000, respectively. Income that would have been recognized during 1999, 1998 and 1997 on such loans if they were in accordance with their original terms was $1.4 million, $1.6 million and $1.1 million, respectively. Loans past due 90 days or more were $5.0 million, $2.9 million and $3.2 million at December 31, 1999, 1998 and 1997, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At or For the Year Ended December 31                   1999          1998          1997
------------------------------------                   ----          ----          ----
Impaired loans with an allocated allowance           $2,069        $3,366        $1,341
Impaired loans without an allocated allowance         1,762         4,998
                                                     ------        ------        ------
   TOTAL IMPAIRED LOANS                              $3,831        $8,364        $1,341
                                                     ======        ======        ======
Allocated allowance on impaired loans                   891         1,099           496
                                                     ======        ======        ======
Portion of impaired loans on non-accrual              1,272         5,413           975
                                                     ======        ======        ======
Average impaired loans                                5,268         4,945         5,887
                                                     ======        ======        ======
Income recognized on impaired loans                     302           492            99
                                                     ======        ======        ======


F.N.B. CORPORATION   11

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                                                1999           1998            1997
----------------------                                                ----           ----            ----
Balance at beginning of year                                       $32,308        $31,055        $ 31,199

Reduction due to the sale of a subsidiary and loans                                                (3,828)
Addition due to acquisitions                                         2,813                          1,167

Charge-offs                                                         (9,622)        (7,634)        (10,281)
Recoveries                                                           1,572          1,315           1,295
                                                                   -------        -------        --------
    NET CHARGE-OFFS                                                 (8,050)        (6,319)         (8,986)
Provision for loan losses                                            9,240          7,572          11,503
                                                                   -------        -------        --------
Balance at end of year                                             $36,311        $32,308        $ 31,055
                                                                   =======        =======        ========

PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                                     1999           1998
-----------                                                     ----           ----
Land                                                        $ 19,660       $ 18,537
Premises                                                      83,487         77,802
Equipment                                                     62,024         52,236
                                                            --------       --------
                                                             165,171        148,575
Accumulated depreciation                                     (60,119)       (53,312)
                                                            --------       --------
                                                            $105,052       $ 95,263
                                                            ========       ========

  Depreciation expense was $9.5 million for 1999, $8.2 million for 1998 and $7.0 million for 1997.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.9 million for 1999, $3.6 million for 1998 and $4.0 million for 1997. Total minimum rental commitments under such leases were $28.0 million at December 31, 1999. Following is a summary of future minimum lease payments for years following December 31, 1999 (in thousands):

                  2000...............................  $ 1,837
                  2001...............................    1,493
                  2002...............................    1,371
                  2003...............................    1,178
                  2004...............................      938
                  Later years........................   21,143


                                                         F.N.B. CORPORATION   12

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                                            1999            1998
-----------                                                            ----            ----
Non-interest bearing                                             $  424,352      $  400,658
Savings and NOW                                                   1,275,610       1,264,779
Certificates of deposit and other time deposits                   1,209,472       1,184,991
                                                                 ----------      ----------
                                                                 $2,909,434      $2,850,428
                                                                 ==========      ==========

  Following is a summary of the scheduled maturities of certificates of deposit and other time deposits for each of the five years following December 31, 1999 (in thousands):

               2000..................................   $865,411
               2001..................................    254,032
               2002..................................     37,497
               2003..................................     24,510
               2004..................................     27,099
               Later years...........................        923

  Time deposits of $100,000 or more were $263.7 million and $249.9 million at December 31, 1999 and 1998, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1999 (in thousands):

                                                CERTIFICATES       OTHER TIME
                                                 OF DEPOSIT         DEPOSITS          TOTAL
                                                ------------       ----------         -----
Three months or less                               $ 75,785          $ 8,461         $ 84,246
Three to six months                                  44,225            3,980           48,205
Six to twelve months                                 71,076            2,160           73,236
Over twelve months                                   47,589           10,386           57,975
                                                   --------          -------         --------
                                                   $238,675          $24,987         $263,662
                                                   ========          =======         ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                                          1999           1998
-----------                                                          ----           ----
Securities sold under repurchase agreements                      $134,808      $  99,590
Federal funds purchased                                            49,691            561
Federal Home Loan Bank advances                                    77,000
Other short-term borrowings                                        19,205          1,221
Subordinated notes                                                 51,493         49,609
                                                                 --------       --------
                                                                 $332,197       $150,981
                                                                 ========       ========


  Credit facilities amounting to $50.0 million at December 31, 1999 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. Credit facilities amounting to $31.0 million were unused at December 31, 1999.

F.N.B. CORPORATION   13

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                   1999      1998
                                              ----      ----
Federal Home Loan Bank advances........   $ 75,911   $21,305
Other long-term debt...................        783     6,892
Subordinated notes.....................     40,940    42,187
                                          --------   -------
                                          $117,634   $70,384
                                          ========   =======

  The Corporation has available credit with the Federal Home Loan Bank of $774.1 million, of which $152.9 million was used as of December 31, 1999. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2008. Interest rates paid on these advances range from 5.45% to 6.32% in 1999 and 5.10% to 6.20% in 1998.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2009. At December 31, 1999, $30.9 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.31% at December 31, 1999 and 6.66% at December 31, 1998.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1999 are as follows (in thousands):

              2000.....................   $ 8,962
              2001.....................    16,795
              2002.....................    49,006
              2003.....................     1,455
              2004.....................    30,811
              Later years..............    10,605

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

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                 1999         1998
-----------                                 ----         ----
Commitments to extend credit.........   $529,901     $426,699
Standby letters of credit............     33,258       21,417

  At December 31, 1999, funding of approximately 85% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 5.9 votes for each share held. The holders do not have cumulative voting

                                                        F.N.B. CORPORATION    14

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1999, 870 shares of Series A Preferred were converted to 871 shares of common stock. At December 31, 1999, 20,462 shares of common stock were reserved by the Corporation for the conversion of the remaining 19,848 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder into shares of the Corporation's common stock at a price of $10.56 per share. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1999, 29,656 shares of Series B Preferred were converted to 68,893 shares of common stock. At December 31, 1999, 444,203 shares of common stock were reserved by the Corporation for the conversion of the remaining 187,611 outstanding shares.

COMPREHENSIVE INCOME

  The components of comprehensive income, net of related tax, are as follows (in thousands):

Year Ended December 31                                                     1999            1998          1997
----------------------                                                     ----            ----          ----
Net income                                                              $ 39,295        $33,021      $38,037
Other comprehensive income:
 Unrealized (losses) gains on securities:
  Arising during the period, net of tax (benefit)
   expense of $(5,449), $960 and $1,800                                  (10,121)         1,783        3,342
  Less: reclassification adjustment for gains included in
   net income, net of tax benefit of $559, $436 and $300                  (1,038)          (810)        (557)
                                                                        --------        -------      -------
Other comprehensive (loss) income                                        (11,159)           973        2,785
                                                                        --------        -------      -------
Comprehensive income                                                    $ 28,136        $33,994      $40,822
                                                                        ========        =======      =======

STOCK INCENTIVE PLANS

  The Corporation has available up to 1,007,643 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1999, 13,021 shares out of a total of 59,212 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 1999 was $26.47.

  The Corporation has available up to 2,599,108 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  In accordance with FAS No. 123, pro forma information regarding net income and earnings per share using the Black-Scholes option pricing model is as follows (in thousands, except per share data):

F.N.B. CORPORATION   15

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Year Ended December 31                                         1999           1998          1997
----------------------                                         ----           ----          ----
Pro forma net income before extraordinary items             $38,376        $32,383       $28,868
Extraordinary items, net of tax                                              8,809
                                                            -------        -------       -------
Pro forma net income                                        $38,376        $32,383       $37,677
                                                            =======        =======       =======

Pro forma earnings per share:
  Basic:
    Before extraordinary items                              $  1.74        $  1.45       $  1.32
    Extraordinary items, net of tax                                                          .41
                                                            -------        -------       -------
    Net income                                              $  1.74        $  1.45       $  1.73
                                                            =======        =======       =======

  Diluted:
    Before extraordinary items                              $  1.76        $  1.48       $  1.35
    Extraordinary items, net of tax                                                          .41
                                                            -------        -------       -------
    Net income                                              $  1.76        $  1.48       $  1.76
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

                                             1999       1998      1997
                                             ----       ----      ----
Risk-free interest rate . . . . . . . . .   4.72%      5.54%     6.53%
Dividend yield. . . . . . . . . . . . . .   3.20%      2.52%     1.66%
Expected stock price volatility . . . . .    .23%       .23%      .22%
Weighted average expected life
  of the options (years). . . . . . . . .   5.00       5.00      5.00

  Activity in the Option Plan during the past three years was as follows:

                                                    WEIGHTED
                                                  AVERAGE PRICE
                                         1999       PER SHARE       1998            1997
                                         ----       ---------       ----            ----
Outstanding, beginning of year      1,365,620         $15.21     1,390,417       1,321,012
  Granted during the year             384,586          23.31       295,314         210,446
  Exercised during the year          (207,636)          7.38      (294,165)        (87,924)
  Forfeited during the year           (24,996)         20.15       (25,946)        (53,117)
                                    ---------                    ---------       ---------
Ending balance                      1,517,574          18.63     1,365,620       1,390,417
                                    =========                    =========       =========


  The following table summarizes information about the stock options outstanding at December 31, 1999:

                                 OPTIONS OUTSTANDING                                           OPTIONS EXERCISABLE
                                 -------------------                                           -------------------
      RANGE OF                              WEIGHTED AVERAGE         WEIGHTED                                      WEIGHTED
      EXERCISE               OPTIONS            REMAINING             AVERAGE               OPTIONS                 AVERAGE
       PRICES              OUTSTANDING      CONTRACTUAL YEARS     EXERCISE PRICE          EXERCISABLE           EXERCISE PRICE
       ------              -----------      -----------------     --------------          -----------           --------------
   $ 5.76  -$ 8.64           222,088              3.88               $ 7.05                216,897                  $ 7.05
     8.65  - 12.98           357,902              4.33                10.90                270,284                   10.92
    12.99  - 19.49           174,544              6.00                17.08                114,777                   17.14
    19.50  - 29.25           524,293              8.58                23.42                 69,778                   20.94
    29.26  - 31.58           238,747              8.05                31.58                 54,392                   31.58
                           ---------                                                       -------
                           1,517,574                                                       726,128
                           =========                                                       =======

                                                           F.N.B. CORPORATION 16

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  The Corporation has granted warrants to purchase common stock (at an exercise price of $5.93 or $9.91 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 160,499 shares of common stock for issuance in connection with these warrants.

RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):


December 31                                                           1999         1998
-----------                                                           ----         ----
Benefit obligation at beginning of year                            $30,893      $25,400
  Service cost                                                       1,604        1,310
  Interest cost                                                      2,097        1,839
  Plan amendments                                                                   549
  Actuarial (gain) loss                                             (5,357)       2,522
  Benefits paid                                                     (1,261)        (727)
                                                                   -------      -------
Benefit obligation at end of year                                  $27,976      $30,893
                                                                   =======      =======

December 31                                                           1999         1998
-----------                                                           ----         ----
Fair value of plan assets at beginning of year                     $28,340      $25,228
  Actual return on plan assets                                       2,382        3,808
  Company contribution                                                  49           31
  Benefits paid                                                     (1,261)        (727)
                                                                   -------      -------
Fair value of plan assets at end of year                           $29,510      $28,340
                                                                   =======      =======

December 31                                                           1999         1998
-----------                                                           ----         ----
Funded status of plan                                              $ 1,534      $(2,553)
Unrecognized actuarial gain                                         (8,063)      (2,573)
Unrecognized prior service cost                                      1,715        2,043
Unrecognized net transition obligation                                  37           42
                                                                   -------      -------
Accrued pension cost                                               $(4,777)     $(3,041)
                                                                   =======      =======


  Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $6.0 million and $0, respectively, as of December 31, 1999, and $5.5 million and $0, respectively, as of December 31, 1998.

  The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):


December 31                                                  1999          1998
-----------                                                  ----          ----
Prepaid pension cost                                      $   433       $ 1,016
Accrued pension cost                                       (5,210)       (4,057)
Additional minimum liability                                 (809)       (1,475)
Intangible asset                                              809         1,475
                                                          -------       -------
Net amount recognized on balance sheet                    $(4,777)      $(3,041)
                                                          =======       =======

F.N.B. CORPORATION 17

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                        1999         1998        1997
----------------------                                        ----         ----        ----
Service costs                                              $ 1,604      $ 1,310     $ 1,265
Interest cost                                                2,097        1,839       1,726
Expected return on plan assets                              (2,234)      (1,989)     (1,603)
Net amortization                                               319          233         293
Curtailment gain                                                                        (69)
                                                           -------      -------     -------
Net pension expense                                        $ 1,786      $ 1,393     $ 1,612
                                                           =======      =======     =======


Assumptions as of December 31                                 1999         1998        1997
-----------------------------                                 ----         ----        ----
Weighted average discount rate                                 7.8%         6.5%        7.0%
Rates of increase in compensation levels                       4.0%         4.0%        4.0%
Expected long-term rate of return on plan assets               8.0%         8.0%        8.0%

  At December 31, 1999, plan assets include 74,116 shares of the Corporation's common stock, having a market value of $1.6 million. Dividends received on these shares totaled $53,000 for 1999.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $844,000 in 1999, $734,000 in 1998 and $663,000 in 1997.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $1.0 million in 1999, $705,000 in 1998 and $468,000 in 1997 related to the Salary Savings ESOP Plan.

OTHER POSTRETIREMENT BENEFIT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                            1999        1998
-----------                                            ----        ----
Benefit obligation at beginning of year              $  965        $779
  Service cost                                          101          77
  Interest cost                                          74          65
  Plan participants' contributions                        4           3
  Plan amendments                                        60
  Actuarial loss                                        112         126
  Benefits paid                                        (111)        (85)
                                                     ------        ----
Benefit obligation at end of year                    $1,205        $965
                                                     ======        ====


                                                           F.N.B. CORPORATION 18

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31                                                    1999        1998
-----------                                                    ----        ----
Fair value of plan assets at beginning of year              $     0       $   0
  Company contribution                                          107          81
  Plan participants' contributions                                4           4
  Benefits paid                                                (111)        (85)
                                                            -------       -----
Fair value of plan assets at end of year                    $     0       $   0
                                                            =======       =====


December 31                                                    1999        1998
-----------                                                    ----        ----
Funded status of plan                                       $(1,205)      $(965)
Unrecognized actuarial gain                                     (60)       (177)
Unrecognized prior service cost                                  63           5
Unrecognized net transition obligation                          481         522
                                                            -------      ------
Accrued postretirement benefit cost                         $  (721)      $(615)
                                                            =======      ======


Net periodic postretirement benefit cost included the following components (in thousands):


Year Ended December 31                             1999       1998      1997
----------------------                             ----       ----      ----
Service cost                                       $101       $ 77      $  60
Interest cost                                        74         65        56
Net amortization                                     38         34        25
                                                   ----       ----      ----
Net periodic postretirement benefit cost           $213       $176      $141
                                                   ====       ====      ====

  Discount rates of 7.8%, 6.5% and 7.0% for 1999, 1998 and 1997, respectively, were used to determine the accumulated postretirement benefit obligation.

  The assumed health care cost trend rate has a significant effect on the amounts reported. A 7.5% annual rate of increase in the per capita costs of covered health care benefits is assumed for 2000, gradually decreasing to 5.3% by the year 2003. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 1999 service and interest cost and the accumulated postretirement benefit obligation at December 31, 1999 (in thousands):

                                                                      1%            1%
                                                                   INCREASE     DECREASE
                                                                   --------     --------
Effect on service and interest components of net periodic cost       $ 22         $ (19)
Effect on accumulated postretirement benefit obligation               130          (112)



F.N.B. CORPORATION 19

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                                     1999           1998           1997
----------------------                                     ----           ----           ----
Current income taxes:
  Federal taxes                                         $25,269        $19,723        $13,850
  State taxes                                               945            915            410
                                                        -------        -------        -------
                                                         26,214         20,638         14,260
Deferred income taxes:
  Federal taxes                                          (9,051)        (4,220)       (1,247)
                                                        -------        -------        -------
                                                        $17,163        $16,418        $13,013
                                                        =======        =======        =======

The tax effects of temporary differences giving rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                                             1999             1998
-----------                                                             ----             ----
Deferred tax assets:
  Allowance for loan losses                                         $ 12,709         $ 11,242
  Deferred compensation                                                2,927            2,011
  Deferred benefits                                                    2,346            1,414
  Loan fees
  Other                                                                1,012              924
                                                                    --------         --------
    TOTAL GROSS DEFERRED TAX ASSETS                                   18,994           15,591
                                                                    --------         --------
Deferred tax liabilities:
  Depreciation                                                          (577)            (230)
  Deferred gain on sale of subsidiary                                 (3,555)          (3,555)
  Unrealized losses (gains) on securities available for sale           2,607           (3,403)
  Leasing                                                            (20,945)          (9,732)
  Other                                                               (2,344)          (1,450)
                                                                    --------         --------
    TOTAL GROSS DEFERRED TAX LIABILITIES                             (24,814)         (18,370)
                                                                    --------         --------
    NET DEFERRED TAX LIABILITIES                                    $ (5,820)        $ (2,779)
                                                                    ========         ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                                     1999          1998          1997
----------------------                                     ----          ----          ----
Federal statutory tax rate                                 35.0%         35.0%         35.0%
Effect of nontaxable interest and dividend income          (4.7)         (3.2)         (3.5)
State taxes                                                 1.1           1.2            .6
Goodwill                                                     .5            .5            .3
Merger related costs                                         .3           1.1            .6
Other items                                                (1.8)         (1.4)         (2.2)
                                                           ----          ----          ----
Effective tax rate                                         30.4%         33.2%         30.8%
                                                           ====          ====          ====

  Income tax expense related to gains on the sale of securities was $586,000, $485,000 and $450,000 for the years ended December 31, 1999, 1998 and 1997, respectively.


                                                           F.N.B. CORPORATION 20

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                                                            1999                1998                1997
----------------------                                                            ----                ----                ----
BASIC
Income before extraordinary items                                          $    39,295         $    33,021         $    29,228
Less:  Preferred stock dividends declared                                         (411)               (492)               (588)
                                                                           -----------         -----------         -----------
Income before extraordinary items applicable to basic common shares             38,884              32,529              28,640
Extraordinary items, net of tax                                                                                          8,809
                                                                           -----------         -----------         -----------
Net income applicable to basic common shares                               $    38,884         $   32,529          $    37,449
                                                                           ===========         ===========         ===========

Average common shares outstanding                                           20,813,386          20,691,157          20,064,562
                                                                           ===========         ===========         ===========

Income before extraordinary items                                          $      1.87         $      1.57         $      1.43
Extraordinary items, net of tax                                                                                            .44
                                                                           -----------         -----------         -----------
Earnings per share                                                         $      1.87         $      1.57         $      1.87
                                                                           ===========         ===========         ===========
DILUTED
Income before extraordinary items                                          $    39,295         $    33,021         $    29,228
Extraordinary items, net of tax                                                                                          8,809
                                                                           -----------         -----------         -----------
Net income applicable to diluted common shares                             $    39,295         $    33,021         $    38,037
                                                                           ===========         ===========         ===========

Average common shares outstanding                                           20,813,386          20,691,157          20,064,562
Convertible preferred stock                                                    521,469             595,875             695,819

Net effect of dilutive stock options based on the
  treasury stock method using the average market price                         440,499             639,233             640,856
                                                                           -----------         -----------         -----------
Diluted average common shares outstanding                                   21,775,354          21,926,265          21,401,237
                                                                           ===========         ===========         ===========

Income before extraordinary items                                          $      1.80         $      1.51         $      1.37
Extraordinary items, net of tax                                                                                            .41
                                                                           -----------         -----------         -----------
Earnings per share                                                         $      1.80         $      1.51         $      1.78
                                                                           ===========         ===========         ===========

REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of December 31, 1999, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.



F.N.B. CORPORATION 21

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Following are the capital ratios as of December 31, 1999 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania and First National Bank of Naples (dollars in thousands):

                                                                                 WELL CAPITALIZED           MINIMUM CAPITAL
                                                          ACTUAL                   REQUIREMENTS               REQUIREMENTS
                                                  --------------------       -----------------------     ---------------------
                                                  AMOUNT         RATIO       AMOUNT            RATIO     AMOUNT          RATIO
                                                  ------         -----       ------            -----     ------          -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $318,116         11.5%     $275,695           10.0%     $220,556         8.0%
  First National Bank of Pennsylvania              99,578         10.8        92,467           10.0        73,974         8.0
  First National Bank of Naples                    60,208         10.4        58,120           10.0        46,496         8.0

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $278,107         10.1%     $165,417            6.0%     $110,278         4.0%
  First National Bank of Pennsylvania              88,005          9.5        55,480            6.0        36,987         4.0
  First National Bank of Naples                    55,289          9.5        34,872            6.0        23,248         4.0

TIER 1 CAPITAL (TO AVERAGE ASSETS):
  F.N.B. Corporation                             $278,107          7.7      $180,092            5.0      $144,073         4.0
  First National Bank of Pennsylvania              88,005          6.9        63,965            5.0        51,172         4.0
  First National Bank of Naples                    55,289          7.4        37,400            5.0        29,920         4.0

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

  The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $37.0 million at December 31, 1999. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1999, the subsidiaries had $49.4 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus, and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $35.3 million at December 31, 1999.

BUSINESS SEGMENTS

  The Corporation operates in two reportable segments: community banks and insurance agencies. The Corporation's community bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's bank subsidiaries offer various alternative investment products, including mutual funds

                                                        F.N.B. CORPORATION    22

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and annuities. The Corporation's insurance agencies are full-service insurance companies offering all lines of commercial and personal insurance through major carriers. The following tables provide financial information for these segments of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.


                                               COMMUNITY         INSURANCE          ALL
At or for the Year Ended December 31, 1999       BANKS            AGENCIES         OTHER          CONSOLIDATED
------------------------------------------     ---------         ---------         -----          ------------
Interest income                               $  239,501         $     61         $15,354         $  254,916
Interest expense                                 103,221              110           3,136            106,467
Non-interest income                               32,461            7,978           6,489             46,928
Non-interest expense                             107,789            6,436          13,520            127,745
Intangible amortization                            1,891                               43              1,934
Income tax expense (credit)                       16,746             (359)            776             17,163
Core operating income*                            36,202            1,852           2,509             40,563
Non-recurring items, net of tax*                    (428)                            (840)            (1,268)
Net income                                        35,774            1,852           1,669             39,295
Total assets                                   3,600,090            6,453          99,641          3,706,184

                                               COMMUNITY         INSURANCE          ALL
At or for the Year Ended December 31, 1998       BANKS            AGENCIES         OTHER          CONSOLIDATED
------------------------------------------     ---------         ---------         -----          ------------
Interest income                               $  228,780         $     53         $17,194         $  246,027
Interest expense                                 104,414               92           3,646            108,152
Non-interest income                               28,366            5,895           5,044             39,305
Non-interest expense                              97,770            5,033          16,045            118,848
Intangible amortization                            1,277                               44              1,321
Income tax expense (credit)                       16,607                             (189)            16,418
Core operating income*                            35,298              823           1,243             37,364
Non-recurring items, net of tax*                  (3,225)                          (1,118)            (4,343)
Net income                                        32,073              823             125             33,021
Total assets                                   3,319,678            3,751          83,248          3,406,677

                                               COMMUNITY         INSURANCE          ALL
At or for the Year Ended December 31, 1999       BANKS            AGENCIES         OTHER          CONSOLIDATED
------------------------------------------     ---------         ---------         -----          ------------
Interest income                               $  206,638         $     67         $18,421         $  225,126
Interest expense                                  92,213              101           4,414             96,728
Non-interest income                               31,446            5,799          (3,967)            33,278
Non-interest expense                              90,141            4,611          11,596            106,348
Intangible amortization                            1,474                              110              1,584
Income tax expense (credit)                       15,293                           (2,280)            13,013
Core operating income*                            31,047            1,154           1,592             33,793
Non-recurring items, net of tax*                     737                            3,507              4,244
Net income                                        31,784            1,154           5,099             38,037
Total assets                                   3,006,101            4,610          87,746          3,098,457

* Core operating earnings exclude merger related and other non-recurring costs of $1.3 million in 1999, merger related and other non-recurring costs $4.3 million in 1998 and extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

F.N.B. CORPORATION    23

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                                             1999            1998             1997
----------------------                                             ----            ----             ----
Cash paid during year for:
  Interest                                                     $105,671        $107,292          $94,471
  Income taxes                                                    7,773           9,642           11,620

Non-cash investing and financing activities:
  Acquisition of real estate in settlement of loans            $  3,929        $  3,037          $ 3,336
  Loans granted in the sale of other real estate                    176           2,396            1,557

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands)
December 31                                               1999            1998
-----------                                               ----            ----
ASSETS
Cash                                                  $    740        $    467
Short-term investments                                   3,827          14,945
Advances to subsidiaries                                                 1,621
Premises and equipment                                   1,192
Other assets                                            14,468          10,248
Investment in bank subsidiaries                        262,019         245,262
Investment in non-bank subsidiaries                    135,070         114,943
                                                      --------        --------
    TOTAL ASSETS                                      $417,316        $387,486
                                                      ========        ========
LIABILITIES
Other liabilities                                     $ 15,568        $  7,552
Short-term borrowings                                   70,493          49,609
Long-term debt                                          40,940          48,187
                                                      --------        --------
    TOTAL LIABILITIES                                  127,001         105,348
                                                      --------        --------
STOCKHOLDERS' EQUITY                                   290,315         282,138
                                                      --------        --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $417,316        $387,486
                                                      ========        ========

                                                        F.N.B. CORPORATION    24

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME STATEMENT (in thousands)
Year Ended December 31                                      1999             1998              1997
----------------------                                      ----             ----              ----
INCOME
Dividend income from subsidiaries:
  Bank                                                   $22,875          $29,401           $31,373
  Non-bank                                                 1,565            2,148             4,660
                                                         -------          -------           -------
                                                          24,440           31,549            36,033
                                                         -------          -------           -------
Gain on sale of securities                                                                    1,296

Interest income                                              667              452             5,423
Income from equity investment                                                                   621
Service fee income                                         8,663            7,776
Other income                                                  21               98                95
                                                         -------          -------           -------
  TOTAL INCOME                                            33,791           39,875            43,468
                                                         -------          -------           -------

EXPENSES

Interest expense                                           5,846            6,136             6,280
Salaries and personnel expense                             8,278            8,264
Service fees                                                 319              985               970
Other expenses                                             4,730            4,090             3,248
                                                         -------          -------           -------
  TOTAL EXPENSES                                          19,173           19,475            10,498
                                                         -------          -------           -------

INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES                    14,618           20,400            32,970
Income tax benefit                                         3,248            3,880             1,156
                                                         -------          -------           -------
                                                          17,866           24,280            34,126
                                                         -------          -------           -------
Equity in undistributed income of subsidiaries:
    Bank                                                  14,752            3,337               802
    Non-bank                                               6,677            5,404            (2,118)
                                                         -------          -------           -------
                                                          21,429            8,741            (1,316)
                                                         -------          -------           -------

INCOME BEFORE EXTRAORDINARY ITEM                          39,295           33,021            32,810
                                                         -------          -------           -------
Gain on sale of subsidiary, net of tax                                                        5,227

NET INCOME                                               $39,295          $33,021           $38,037
                                                         =======          =======           =======

F.N.B. CORPORATION     25

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS (in thousands)
--------------------------------------
Year Ended December 31                                        1999               1998               1997
----------------------                                        ----               ----               ----
OPERATING ACTIVITIES
Net income                                                $ 39,295           $ 33,021           $ 38,037
Adjustments to reconcile net income to net
 cash flows from operating activities:
    Gain on sale of securities                                                                    (1,296)
    Undistributed earnings of subsidiaries                 (21,429)            (8,741)             1,316
    Extraordinary gain on sale of subsidiaries                                                    (5,227)
    Other, net                                              13,715             (3,386)            (2,745)
                                                          --------           --------           --------
      Net cash flows from operating activities              31,581             20,894             30,085
                                                          --------           --------           --------

INVESTING ACTIVITIES
Net change in short-term investments                                          (12,493)             2,362
Purchase of securities                                                                            (1,704)
Proceeds from sale of securities                                                                   1,828
Advances from (to) subsidiaries                              1,621              1,501             (2,735)
Cash paid upon acquisition of subsidiaries                                                       (13,586)
Investment in subsidiaries                                 (26,607)             6,845            (11,700)
                                                          --------           --------           --------
    Net cash flows from investing activities               (24,986)            (4,147)           (25,535)
                                                          --------           --------           --------

FINANCING ACTIVITIES
Net increase in due to non-bank subsidiary                                                         2,950
Net increase (decrease) in short-term borrowings            20,884               (322)            (5,270)
Decrease in long-term debt                                 (17,736)            (6,510)            (6,680)
Increase in long-term debt                                  10,489             10,837             16,550
Net acquisition of treasury stock                           (3,439)            (7,572)            (2,535)
Cash dividends paid                                        (16,520)           (12,719)            (9,578)
                                                          --------           --------           --------
    Net cash flows from financing activities                (6,322)           (16,286)            (4,563)
                                                          --------           --------           --------
NET INCREASE (DECREASE) IN CASH                                273                461                (13)
Cash at beginning of year                                      467                  6                 19
                                                          --------           --------           --------
CASH AT END OF  YEAR                                      $    740           $    467           $      6
                                                          ========           ========           ========
CASH PAID
Interest                                                  $  5,933           $  6,049           $  6,181
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

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                               1999                                     1998
                                                  ------------------------------          ----------------------------
                                                   CARRYING              FAIR               CARRYING              FAIR
                                                    AMOUNT              VALUE                AMOUNT              VALUE
                                                   --------             -----               --------             -----
FINANCIAL ASSETS
Cash and short-term investments                   $  182,128          $  182,128          $  183,745          $  183,745
Securities available for sale                        408,731             408,731             455,435             455,435
Securities held to maturity                           77,359              75,905             118,575             119,522
Net loans, including loans held for sale           2,776,196           2,765,002           2,406,523           2,449,270

FINANCIAL LIABILITIES
Deposits                                          $2,909,434          $2,907,673          $2,850,428          $2,860,374
Short-term borrowings                                332,197             332,197             150,981             150,981
Long-term debt                                       117,634             117,368              70,384              72,340




                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
F.N.B. Corporation

  We have audited the accompanying consolidated balance sheet of F.N.B. Corporation and Subsidiaries (F.N.B. Corporation) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Guaranty Bank and Trust Company, which statements reflect total assets and net income constituting approximately 4% and 1% for 1998 of the related consolidated financial statement totals. We did not audit the financial statements of Seminole Bank, Citizens Holding Corporation and subsidiaries or Guaranty Bank and Trust Company, which statements reflect net income constituting approximately 8% for 1997 of the related consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Seminole Bank, Citizens Holding Corporation and subsidiaries and Guaranty Bank and Trust Company, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 31, 2000

F.N.B. CORPORATION    27

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         SELECTED FINANCIAL DATA

F.N.B. CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

The mergers between F.N.B. Corporation and Guaranty Bank & Trust Company and Roger Bouchard Insurance, Inc. were completed on January 13, 1999 and December 7, 1999, respectively, and accounted for as poolings-of-interests. Accordingly, all financial information has been restated as if the companies were combined for all periods presented.

                                                   1999               1998               1997               1996               1995
                                                   ----               ----               ----               ----               ----
YEAR ENDED DECEMBER 31
Total interest income                        $  254,916         $  246,027         $  225,126         $  209,761         $  197,337
Total interest expense                          106,467            108,152             96,728             88,063             84,419
Net interest income                             148,449            137,875            128,398            121,698            112,918
Provision for loan losses                         9,240              7,572             11,503             10,063              7,416
Total non-interest income                        46,928             39,305             33,278             28,626             27,080
Total non-interest expenses                     129,679            120,169            107,932            105,727             94,215
Net income before extraordinary items            39,295             33,021             29,228             23,327             25,795
Extraordinary items, net of tax                                                         8,809
Net income                                       39,295             33,021             38,037             23,327             25,795
Core operating earnings *                        40,563             37,364             33,793             27,470             25,795

AT YEAR-END
Total assets                                 $3,706,184         $3,406,677         $3,098,453         $2,796,926         $2,584,367
Net loans                                     2,767,463          2,390,576          2,144,734          1,939,818          1,738,316
Deposits                                      2,909,434          2,850,428          2,583,586          2,344,312          2,200,288
Long-term debt                                  117,634             70,384             73,434             59,448             52,109
Preferred stock                                   2,075              2,380              2,875              3,525              4,516
Total stockholders' equity                      290,315            282,138            270,440            235,025            220,978

PER COMMON SHARE
Core operating earnings *
  Basic                                      $     1.93         $     1.78         $     1.65         $     1.34         $     1.22
  Diluted                                          1.86               1.70               1.58               1.29               1.22
Net income
  Basic                                            1.87               1.57               1.87               1.13               1.22
  Diluted                                          1.80               1.51               1.78               1.10               1.22
Cash dividends                                      .71                .67                .56                .55                .30
Book value                                        13.65              13.28              12.65              11.22              10.67

RATIOS
Return on average assets, based
 on core operating earnings *                      1.16%              1.16%              1.18%              1.03%              1.03%
Return on average assets                           1.13               1.02               1.32                .88               1.03
Return on average equity, based
 on core operating earnings *                     14.18              13.50              13.64              11.97              12.34
Return on average equity                          13.74              11.93              15.36              10.16              12.34
Dividend payout ratio                             41.43              41.85              28.11              29.26              15.67
Average equity to average assets                   8.19               8.57               8.62               8.62               8.35

* Core operating earnings exclude merger related and other non-recurring costs of $1.3 million in 1999, merger related and other non-recurring costs of $4.3 million in 1998, extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, and a one-time assessment of $2.1 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related and other non-recurring costs of $2.1 million in 1996, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.

                                                         F.N.B. CORPORATION   28

F.N.B. CORPORATION AND SUBSIDIARIES

QUARTERLY EARNINGS SUMMARY

F.N.B. CORPORATION AND SUBSIDIARIES
QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

The mergers between F.N.B. Corporation and Guaranty Bank & Trust Company and Roger Bouchard Insurance, Inc. were completed on January 13, 1999 and December 7, 1999, respectively, and accounted for as poolings-of-interests. Accordingly, the unaudited quarterly financial data has been restated as if the companies were combined for all periods presented.

QUARTER ENDED 1999                 MAR. 31        JUNE 30       SEPT. 30        DEC. 31
------------------                 -------        -------       --------        -------
Total interest income              $61,262        $62,422        $64,185        $67,047
Total interest expense              25,615         25,548         26,664         28,640
Net interest income                 35,647         36,874         37,521         38,407
Provision for loan losses            2,051          2,540          2,105          2,544
Total non-interest income           11,265         11,431         12,284         11,948
Total non-interest expenses         32,342         31,747         32,677         32,913
Net income                           8,841          9,796         10,345         10,313
Core operating earnings *            9,660          9,796         10,320         10,787

PER COMMON SHARE
Core operating earnings *
  Basic                            $   .46        $   .47        $   .50        $   .50
  Diluted                              .44            .45            .47            .50
Net income
  Basic                                .42            .47            .49            .49
  Diluted                              .41            .45            .47            .47
Cash dividends                         .17            .18            .18            .18

QUARTER ENDED 1998                 MAR. 31        JUNE 30       SEPT. 30        DEC. 31
------------------                 -------        -------       --------        -------
Total interest income              $59,976        $61,289        $62,207        $62,555
Total interest expense              26,289         27,006         27,657         27,200
Net interest income                 33,687         34,283         34,550         35,355
Provision for loan losses            1,761          1,615          1,977          2,219
Total non-interest income            9,265          9,397          9,816         10,827
Total non-interest expenses         28,786         29,753         30,144         31,486
Net income                           8,579          8,025          8,299          8,118
Core operating earnings **           8,749          9,438          9,780          9,397

PER COMMON SHARE
Core operating earnings **
  Basic                            $   .42        $   .45        $   .47        $   .44
  Diluted                              .40            .43            .44            .43
Net income
  Basic                                .41            .38            .39            .39
  Diluted                              .39            .37            .38            .37
Cash dividends                         .16            .17            .17            .17


* Core operating earnings exclude merger related costs of $819,000 recognized during the first quarter of 1999, gain on the sale of a branch of $392,000 and non-recurring costs of $367,000 recognized during the third quarter of 1999 and merger related costs of $474,000 recognized during the fourth quarter of 1999, all on an after-tax basis.

** Core operating earnings exclude merger related costs and other non-recurring costs of approximately $170,000, $1.4 million, $1.5 million and $1.3 million recognized during the first through fourth quarters of 1998, respectively, all on an after-tax basis.

F.N.B. CORPORATION   29

                                              F.N.B CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the mergers of Guaranty Bank & Trust Company (Guaranty) and Roger Bouchard Insurance, Inc. (RBI) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and Guaranty was consummated on January 13, 1999 and resulted in the Corporation issuing 1,250,994 shares of common stock. The merger with the Corporation and RBI was consummated on December 7, 1999. The mergers have been accounted for as poolings-of-interests. This financial review is presented as if the mergers had been consummated for all periods presented.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999

  Core operating earnings increased 8.6% to $40.6 million in 1999 from $37.4 million in 1998. Basic core operating earnings per share were $1.93 and $1.78 for 1999 and 1998, while diluted core operating earnings per share were $1.86 and $1.70, respectively, for those same periods. The results for 1999 exclude merger related and other non-recurring costs of $1.3 million while the results for 1998 exclude merger related and other non-recurring costs of $4.3 million, both net of tax. Including these items, net income was $39.3 million in 1999 versus $33.0 million in 1998, resulting in diluted earnings per share of $1.80 and $1.51, for those same periods.

  Net interest income, on a fully taxable equivalent basis, increased by 7.6% as net average interest earning assets increased by $174.9 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.16% for both 1999 and 1998, while the Corporation's return on average equity was 14.18% for 1999 and 13.50% for 1998, each calculated on a core operating earnings basis. Including the non-recurring items, the Corporation had a return on average assets of 1.13% and 1.02% for 1999 and 1998, respectively, and a return on average equity of 13.74% and 11.93% for those same periods.

DILUTED CORE OPERATING EARNINGS PER SHARE

1995            1996            1997            1998            1999
----            ----            ----            ----            ----
$1.22          $1.29           $1.58           $1.70           $1.86

NET INTEREST INCOME

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $150.6 million in 1999 versus $139.9 million in 1998. Net interest income consisted of interest income of $257.0 million and interest expense of $106.5 million in 1999, compared to $248.1 million and $108.2 million for each, respectively, in 1998. Net interest margin increased to 4.76% in 1999 compared to 4.68% in 1998.

                                                        F.N.B. CORPORATION    30

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31,                             1999                          1998                           1997
                                          -------------------------    --------------------------     --------------------------
                                          AVERAGE            YIELD/    AVERAGE             YIELD/     AVERAGE             YIELD/
                                          BALANCE  INTEREST   RATE     BALANCE   INTEREST   RATE      BALANCE   INTEREST   RATE
                                          -------  --------  ------    -------   --------  ------     -------   --------  ------
ASSETS
Interest earning assets:
Interest bearing deposits with banks   $    5,077  $    307   6.05%  $    3,765  $    181   4.81%   $    4,312  $    255   5.91%
Federal funds sold                         24,653     1,219   4.94       76,247     4,153   5.45        89,061     4,742   5.32
Taxable investment securities (1)         451,367    27,655   6.13      525,905    32,458   6.17       469,520    29,210   6.22
Non-taxable investment securities (2)      78,206     4,808   6.15       87,312     5,362   6.14        80,597     4,823   5.98
Loans (2)(3)                            2,603,347   223,033   8.57    2,294,506   205,933   8.98     2,035,521   188,187   9.25
                                       ----------  --------          ----------  --------           ----------   -------
     TOTAL INTEREST EARNING ASSETS      3,162,650   257,022   8.13    2,987,735   248,087   8.30     2,679,011   227,217   8.48
                                       ----------  --------          ----------  --------           ----------   -------
Cash and due from banks                   114,865                        99,758                         90,194
Allowance for loan losses                 (34,330)                      (32,193)                       (31,809)
Premises and equipment                    100,797                        88,443                         67,886
Other assets                              148,000                        86,627                         67,900
                                       ----------                    ----------                     ----------
                                       $3,491,982                    $3,230,370                     $2,873,182
                                       ==========                    ==========                     ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand              $  469,429     9,185   1.96   $  490,169    10,034   2.05    $  388,861     9,327   2.40
  Savings                                 798,718    21,528   2.70      658,351    21,113   3.21       615,244    16,887   2.74
  Other time                            1,169,679    59,613   5.10    1,201,560    65,510   5.45     1,100,901    60,252   5.47
Short-term borrowings                     237,919    11,282   4.74      134,789     6,813   5.05       135,089     6,415   4.75
Long-term debt                             73,968     4,859   6.57       74,451     4,682   6.29        52,374     3,847   7.35
                                       ----------  --------          ----------  --------           ----------   -------
     TOTAL INTEREST BEARING
       LIABILITIES                      2,749,713   106,467   3.87    2,559,320   108,152   4.23     2,292,469    96,728   4.22
                                       ----------  --------          ----------  --------           ----------   -------
Non-interest bearing demand deposits      400,047                       346,479                        293,174
Other liabilities                          56,158                        47,716                         39,854
                                       ----------                    ----------                     ----------
                                        3,205,918                     2,953,515                      2,625,497
                                       ----------                    ----------                     ----------
STOCKHOLDERS' EQUITY                      286,064                       276,855                        247,685
                                       ----------                    ----------                     ----------
                                       $3,491,982                    $3,230,370                     $2,873,182
                                       ==========                    ==========                     ==========
Excess of interest earning assets
  over interest bearing liabilities    $  412,937                    $  428,415                     $  386,542
                                       ==========                    ==========                     ==========
Net interest income                                $150,555                      $139,935                       $130,489
                                                   ========                      ========                       ========

Net interest spread                                           4.26%                         4.07%                          4.26%
                                                              ====                          ====                           ====
Net interest margin (4)                                       4.76%                         4.68%                          4.87%
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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


The yield on total interest earning assets declined by 17 basis points and the yield on interest bearing liabilities decreased by 36 basis points. With a higher interest rate environment during the latter part of 1999, the Corporation has experienced some margin compression. In the event that the interest rates continue to increase, there is a possibility that the compression could continue, as further discussed within the "Liquidity and Interest Rate Sensitivity" section of this report.

  Interest income on loans, on a fully taxable equivalent basis, increased 8.3% from $205.9 million in 1998 to $223.0 million in 1999. This increase was the result of an increase in average loans of 13.5% as the average yield declined by 41 basis points.

  Although interest expense on deposits decreased $6.3 million or 6.5% in 1999, average deposits increased 3.7%. The average balance in savings deposits increased $140.4 million, while the average balance in interest bearing demand deposits and time deposits decreased by $20.7 and $31.9, respectively. The average balance in non-interest bearing demand deposits increased by $53.6 million. Interest expense on short-term borrowings increased $4.5 million or 65.6% in 1999 due to a $103.1 million increase in average short-term borrowings, which was partially offset by a decline in the rate paid of 31 basis points.

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,                                    1999                                         1998
                                           -----------------------------------          -----------------------------------
                                           VOLUME          RATE            NET          VOLUME          RATE            NET
                                           ------          ----            ---          ------          ----            ---
INTEREST INCOME
Interest bearing deposits with banks      $     72       $     54       $    126       $    (30)      $    (44)      $    (74)
Federal funds sold                          (2,578)          (356)        (2,934)          (709)           120           (589)
Securities                                  (5,156)          (201)        (5,357)         3,889           (102)         3,787
Loans                                       25,878         (8,778)        17,100         23,029         (5,283)        17,746
                                          --------       --------       --------       --------       --------       --------
                                            18,216         (9,281)         8,935         26,179         (5,309)        20,870
                                          --------       --------       --------       --------       --------       --------

INTEREST EXPENSE
Deposits:
  Interest bearing                            (417)          (432)          (849)         1,606           (899)           707
  Savings                                    1,629         (1,214)           415          1,226          3,000          4,226
  Other time                                (1,724)        (4,173)        (5,897)         5,477           (219)         5,258
Short-term borrowings                        4,859           (390)         4,469            (15)           413            398
Long-term debt                                 (30)           207            177          1,269           (434)           835
                                          --------       --------       --------       --------       --------       --------
                                             4,317         (6,002)        (1,685)         9,563          1,861         11,424
                                          --------       --------       --------       --------       --------       --------

NET CHANGE                                $ 13,899       $ (3,279)      $ 10,620       $ 16,616       $ (7,170)      $  9,446
                                          ========       ========       ========       ========       ========       ========

  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 22.0% to $9.2 million in 1999. This increase reflects the Corporation's continued strong loan growth. (See "Non-Performing Loans and Allowance for Loan Losses" section of this report).

                                                           F.N.B. CORPORATION 32

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

NON-INTEREST INCOME

  Total non-interest income increased 19.4% from $39.3 million in 1998 to $46.9 million in 1999. This increase was attributable to increases in service charges, income from bank owned life insurance, trust fees and other non-interest income.

  Service charges and trust fees increased 24.4% from $19.4 million in 1998 to $24.1 million in 1999. Revenue was recognized as a result of increases in the level of deposits. In addition, the Corporation's December of 1998 investment in bank owned life insurance provided $3.1 million of other income. Also during 1999, the Corporation recognized $1.4 million in income from its equity investment in Sun Bancorp, Inc. compared to $1.3 million in 1998. Lastly, the Corporation recognized a gain of $603,000 resulting from the sale of a branch.

NON-INTEREST EXPENSE

  Total non-interest expense increased from $120.2 million in 1998 to $129.7 million in 1999. The increase was primarily attributable to an increase of $7.5 million in salaries and employee benefits. This increase was due to normal annual salary adjustments and continued escalation of certain benefit costs. In addition, salaries and benefits have increased as the Corporation supports the expansion into fee based services and insurance.

  The Corporation recognized $1.8 million in 1999 and $5.5 million in 1998 in merger related costs. The 1999 expenses were primarily data processing termination and conversion costs and change in control provisions while the 1998 expenses were principally legal and investment banking costs associated with the completion of various mergers. During 1999, the Corporation recorded a net insurance recovery of $883,000.

INCOME TAXES

  The Corporation's income tax expense was $17.2 million for 1999 compared to $16.4 million for 1998. The 1999 effective tax rate of 30.4% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by the available for sale securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $53.3 million or 11.0% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $31.0 million was unused at the end of 1999. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is at risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and interest-bearing liabilities subject to pricing over a period of time, the difference between the change in various interest rates and the embedded options in certain financial instruments. The Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet and adequate levels of liquidity. This policy designates the Asset/Liability Committee (ALCO) as the body responsible for meeting this objective. The Corporation utilizes an asset/liability model to support its balance sheet strategies. The Corporation uses gap analysis, net interest income simulations and the economic value of equity to measure its interest rate risk.

  The gap analysis below measures the interest rate risk of the Corporation by comparing the difference between the

F.N.B. CORPORATION    33

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION

amount of interest-earning assets and interest-bearing liabilities subject to repricing over a period of time. The cumulative one-year gap ratio was .85 at December 31, 1999 as compared to .97 at December 31, 1998. A ratio of less than one indicates an excess of repricing liabilities over repricing assets. Based on the cumulative one-year gap and assuming no change in asset/liability composition, an increase in interest rates is expected to result in a reduction in net interest income over the next twelve months.

  Net interest income simulations measure the exposure to short-term earnings from changes in market rates of interest in a more rigorous and explicit fashion. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios. An immediate 300 basis point increase in rates is estimated to reduce net interest income by 8.2% or $12.2 million in 2000. Comparatively, a 300 basis point increase in rates was estimated to decrease net interest income by 2.2% or $3.0 million in 1999.

  The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the present value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in the long-term earnings capacity of the balance sheet assuming that the rate change remains in effect over the life of the balance sheet. A 300 basis point increase in rates is estimated to cause a 7.8% decline in EVE.

Following is the gap analysis as of December 31, 1999 (dollars in thousands):

                                                 WITHIN             4-12             1-5             OVER
                                                3 MONTHS           MONTHS           YEARS           5 YEARS            TOTAL
                                                --------           ------           -----           -------            -----
INTEREST EARNING ASSETS
Interest bearing deposits with banks           $    3,289        $     100        $       89                        $    3,478
Federal funds sold                                  7,467                                                                7,467
Securities:
  Available for sale                               45,374          103,663           241,882       $   17,812          408,731
  Held to maturity                                  6,849           10,495            30,476           29,539           77,359
Loans, net of unearned income                     667,252          573,865         1,326,674          244,716        2,812,507
                                               ----------        ---------        ----------       ----------       ----------
                                                  730,231          688,123         1,599,121          292,067        3,309,542
Other assets                                                                                          396,642          396,642
                                               ----------        ---------        ----------       ----------       ----------
                                               $  730,231        $ 688,123        $1,599,121       $  688,709       $3,706,184
                                               ==========        =========        ==========       ==========       ==========
INTEREST BEARING LIABILITIES
Deposits:

  Interest checking                            $  153,149                                          $  356,482       $  509,631
  Savings                                         256,776                                             509,203          765,979
  Time deposits                                   261,936        $ 603,475        $  343,138              923        1,209,472
Short-term borrowings                             313,078           19,119                                             332,197
Long-term debt                                     31,865           37,097            38,067           10,605          117,634
                                               ----------        ---------        ----------       ----------       ----------
                                                1,016,804          659,691           381,205          877,213        2,934,913
Other liabilities                                                                                     480,956          480,956
Stockholders' equity                                                                                  290,315          290,315
                                               ----------        ---------        ----------       ----------       ----------
                                               $1,016,804        $ 659,691        $  381,205       $1,648,484       $3,706,184
                                               ==========        =========        ==========       ==========       ==========
PERIOD GAP                                     $ (286,573)       $  28,432        $1,217,916       $ (959,775)
                                               ==========        =========        ==========       ==========
CUMULATIVE GAP                                 $ (286,573)       $(258,141)       $  959,775
                                               ==========        =========        ==========
CUMULATIVE GAP AS A PERCENT
   OF TOTAL ASSETS                                  (7.73)%          (6.97)%           25.90%
                                               ==========        =========        ==========
RATE SENSITIVE ASSETS/
  RATE SENSITIVE LIABILITIES (CUMULATIVE)             .72              .85              1.47             1.13
                                               ==========        =========        ==========       ==========

                                                        F.N.B. CORPORATION    34

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

  The preceding measures indicate that the Corporation's earnings are susceptible to an increase in interest rates. In general, the increased susceptibility to rising rates can be attributed to a greater proportion of rate-sensitive liabilities on the balance sheet at December 31, 1999. However, the disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy. Furthermore, the computations do not contemplate any actions the ALCO could undertake in response to an increase in interest rates such as the promotion of core non-maturity deposits or longer-term certificates of deposit and the purchase of adjustable-rate investment securities. Thus, the measurements assumed no change in asset/liability composition.

  The computation of the prospective effects of hypothetical interest changes are based on numerous assumptions including asset/liability prepayments and the relative price sensitivity of certain assets and liabilities. The analysis assumed that certain core non-maturity deposit rates had a low correlation to changes in market rates of interest. For economic value purposes, core non-maturity deposits were decayed over a period of five to eight years and were discounted using short-term market rates to reflect the economic value they add relative to more costly alternate sources of funds.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998

  The Corporation's core operating earnings increased 10.6% to $37.4 million in 1998 from $33.8 million in 1997. Basic core operating earnings per share were $1.78 and $1.65 for 1998 and 1997, while diluted core operating earnings per share were $1.70 and $1.58, respectively, for those same periods. The results for 1998 exclude merger related and other non-recurring costs of $4.3 million, net of tax, while the results for 1997 exclude $8.8 million in gains relating to the sales of a subsidiary and branches and merger related and other non-recurring costs of $4.6 million, both net of tax. Including these items, net income was $33.0 million in 1998 versus $38.0 million in 1997. Based upon core operating earnings, the Corporation's return on average assets was 1.16% for 1998 compared to 1.18% for 1997, while the Corporation's return on average equity was 13.50% for 1998 compared to 13.64% for 1997.

  Net interest income, on a fully taxable equivalent basis, increased from $130.5 million in 1997 to $139.9 million in 1998. Net interest income consisted of interest income of $248.1 million and interest expense of $108.2 million in 1998, compared to $227.2 million and $96.7 million for each, respectively, in 1997. Net margin fell to 4.68% from 4.87% in 1997. Interest income on loans, on a fully taxable equivalent basis, increased 9.4% from $188.2 million in 1997 to $205.9 million in 1998. This increase is the result of loan growth. Average loans increased 12.7% from 1997. Interest expense on deposits increased 11.8% to $96.7 million in 1998. This increase was attributable to an increase in average interest-bearing deposits of 11.6% over the same period. The average balance in interest-bearing demand and time deposits increased by $101.3 million and $100.7 million, respectively. The average balance in non-interest bearing demand deposits increased by $53.3 million over this same period.

  The provision for loan losses was $7.6 million and represented a decrease of 34.2% from 1997. This decrease reflects the Corporation's continued strong asset quality as well as an increase in the provision during 1997 resulting from applying the Corporation's allowance for loan loss policy and methodology for evaluating the adequacy of the allowance for loan losses to acquired affiliates.

  Total non-interest income increased 18.1% from $33.3 million in 1997 to $39.3 million in 1998. This increase was attributable to increases in service charges and gains on the sale of loans, primarily residential mortgages. Service charges and trust fees increased 18.4% from $16.4 million in 1997 to $19.4 million in 1998 as a result of increases in the level of deposits and growth in trust assets under management. Net gains on the sale of loans increased 91.7% as the Corporation took advantage of the strong market for mortgage refinancings. Other non-interest income included $1.3 million in income from the Corporation's equity investment in Sun Bancorp, Inc. as compared to $621,000 during 1997.

  Total non-interest expense increased from $107.9 million in 1997 to $120.2 million in 1998. The increase was attributable to a full year of operating expenses associated with acquisitions during 1997. The Corporation recognized $5.5 million in 1998 and $2.4 million in 1997 in

F.N.B. CORPORATION    35

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION

merger related costs. The expenses were primarily legal and investment banking costs associated with the completion of various mergers.

  Income tax expense was $16.4 million for 1998 compared to $13.0 million for 1997. The 1998 effective tax rate of 33.2% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

FINANCIAL CONDITION

LENDING ACTIVITY

  Following is a summary of loans (in thousands):

December 31                                          1999             1998             1997              1996             1995
-----------                                          ----             ----             ----              ----             ----
Real estate:
  Residential                                  $1,059,432       $  994,157       $  949,716        $  788,874       $  700,726
  Commercial                                      747,835          632,304          542,251           493,990          447,638
  Construction                                    119,398          103,672           70,093            48,070           40,635
Installment loans to individuals                  334,810          292,418          301,911           417,300          404,261
Commercial, financial and agricultural            350,023          299,081          272,609           225,447          196,516
Lease financing                                   254,252          132,266           59,852            21,538            5,037
Unearned income                                  (61,976)          (31,014)         (20,643)          (24,202)         (28,726)
                                               ----------       ----------       ----------        ----------       ----------
                                               $2,803,774       $2,422,884       $2,175,789        $1,971,017       $1,766,087
                                               ==========       ==========       ==========        ==========       ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

  During 1999, 1998 and 1997, the Corporation sold $49.8 million, $50.8 million and $23.9 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves.

  The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwestern Florida, northern and central Tennessee, eastern Ohio, southwestern Kentucky and western New York.

  As of December 31, 1999, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                                  WITHIN          ONE TO            AFTER
December 31, 1999                                                ONE YEAR       FIVE YEARS        FIVE YEARS            TOTAL
-----------------                                                --------       ----------        ----------          --------
Commercial, financial and agricultural                           $162,251        $157,897           $29,875           $350,023
Real estate - construction                                         66,695          41,807            10,896            119,398
                                                                 --------        --------           -------           --------
  Total                                                          $228,946        $199,704           $40,771           $469,421
                                                                 ========        ========           =======           ========


  The total amount of loans due after one year includes $96.8 million with floating or adjustable rates of interest and $143.7 million with fixed rates of interest.

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

  Following is a summary of non-performing loans (dollars in thousands):

December 31                             1999            1998          1997            1996             1995
-----------                             ----            ----          ----            ----             ----
Non-accrual loans                     $ 9,321        $12,250        $8,365         $10,363          $10,066
Restructured loans                      3,560          1,770         1,345           2,709            3,629
                                      -------        -------        ------         -------          -------
                                      $12,881        $14,020        $9,710         $13,072          $13,695
                                      =======        =======        ======         =======          =======
Non-performing loans as a
  percentage of total loans               .46%           .58%          .45%            .66%             .78%


  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                                      1999           1998           1997            1996            1995
----------------------                                      ----           ----           ----            ----            ----
Gross interest income that would have been
  recorded if the loans had been current and in
  accordance with their original terms                    $1,445         $1,563         $1,068          $1,473          $1,343
Interest income recorded during the year                     503            863            477             798             694

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                                                1999           1998           1997             1996        1995
-----------                                                ----           ----           ----             ----        ----
Loans 90 days or more past due                           $4,863         $2,943         $3,220           $3,092      $4,090
Loans 90 days or more past due as a
  percentage of total loans                                 .17%           .12%           .15%             .16%        .23%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allocated portion of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

  The unallocated portion of the allowance is determined based on management's assessment of historical loss on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet manifested themselves in the Corporation's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete.

F.N.B. CORPORATION    37

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION

   Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                    1999            1998           1997            1996            1995
----------------------                                    ----            ----           ----            ----            ----
Balance at beginning of year                           $32,308         $31,055       $ 31,199         $27,771         $25,551

Reduction due to the sale of a subsidiary and loans                                    (3,828)
Addition due to acquisitions                             2,813                          1,167

Charge-offs:
 Real estate - mortgage                                   (964)           (322)          (888)           (482)           (736)
 Installment loans to individuals                       (5,509)         (5,893)        (6,978)         (6,190)         (5,537)
 Lease financing                                          (632)           (300)          (106)            (12)
 Commercial, financial and agricultural                 (2,517)         (1,119)        (2,309)         (1,621)         (1,273)
                                                       -------         -------       --------         -------         -------
                                                        (9,622)         (7,634)       (10,281)         (8,305)         (7,546)
                                                       -------         -------       --------         -------         -------
Recoveries:
 Real estate - mortgage                                     50              43            100             136             279
 Installment loans to individuals                        1,108             914            804           1,057           1,198
 Lease financing                                            80              38             32               6
 Commercial, financial and agricultural                    334             320            359             471             873
                                                       -------         -------       --------         -------         -------
                                                         1,572           1,315          1,295           1,670           2,350
                                                       -------         -------       --------         -------         -------

Net charge-offs                                         (8,050)         (6,319)        (8,986)         (6,635)         (5,196)
Provision for loan losses                                9,240           7,572         11,503          10,063           7,416
                                                       -------         -------       --------         -------         -------
Balance at end of year                                 $36,311         $32,308       $ 31,055         $31,199         $27,771
                                                       =======         =======       ========         =======         =======
Net charge-offs as a percent of
  average loans, net of unearned income                    .31%            .28%           .44%            .35%            .30%
Allowance for loan losses as a percent of
  total loans, net of unearned income                     1.30            1.33           1.43            1.58            1.57
Allowance for loan losses as a
  percent of non-performing loans                       281.90          230.44         319.82          238.67          202.78

  The increase in the level of charge-offs and the provision for loan losses in 1997 resulted primarily from the consistent application of the Corporation's charge-off policy and methodology for determining the adequacy of the allowance for loan losses to acquired affiliates.

  Following shows the allocation of the allowance for loan losses (dollars in thousands):

                                         % OF                % OF                 % OF               % OF                % OF
                                        LOANS                LOANS                LOANS              LOANS               LOANS
                                       IN EACH              IN EACH              IN EACH            IN EACH             IN EACH
                                      CATEGORY             CATEGORY             CATEGORY           CATEGORY            CATEGORY
                                      TO TOTAL             TO TOTAL             TO TOTAL           TO TOTAL            TO TOTAL
Year Ended December 31          1999    LOANS       1998     LOANS      1997     LOANS      1996    LOANS      1995      LOANS
----------------------          ----  --------      ----   --------     ----    --------    ----   --------    ----    --------
Commercial, financial and
   agricultural              $ 6,969       39%   $ 6,018       38%   $ 5,617       37%   $ 7,725      37%   $ 7,040        36%
Real estate - construction       475        4        271        4        284        3        132       2         88         2
Real estate - mortgage         8,662       38      6,534       41      6,263       44      4,749      40      4,261        40
Installment loans to
   individuals                 8,635       19      8,384       17      5,597       16      7,771      21      6,781        22
Unallocated portion           11,570              11,101              13,294              10,822              9,601
                             -------      ---    -------      ---    -------      ---    -------     ---    -------       ---
                             $36,311      100%   $32,308      100%   $31,055      100%   $31,199     100%   $27,771       100%
                             =======      ===    =======      ===    =======      ===    =======     ===    =======       ===

                                                        F.N.B. CORPORATION    38

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table above. Management's allocation considers amounts necessary for concentrations and changes in portfolio mix and volume. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

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

  During 1999, securities available for sale decreased 10.3%, and securities held to maturity decreased 34.8%, from December 31, 1998. The majority of this decrease was used to fund loan growth.

  The following table indicates the respective maturities and weighted average yields of securities as of December 31, 1999 (dollars in thousands):

                                                                                                   WEIGHTED
                                                                             AMOUNT              AVERAGE YIELD
                                                                             ------              -------------
U.S. Treasury and other U.S. Government agencies and corporations:
     Maturing within one year                                               $ 42,953                 5.84%
     Maturing after one year within five years                               141,919                 5.92%
     Maturing after five years within ten years                               35,404                 6.05%

States of  the U.S. and political subdivisions:
     Maturing within one year                                                  9,761                 5.98%
     Maturing after one year within five years                                20,543                 6.41%
     Maturing after five years within ten years                               12,016                 6.39%
     Maturing after ten years                                                  4,522                 6.90%

Other debt securities:
     Maturing within one year                                                    588                 6.56%
     Maturing after one year within five years                                    93                 6.49%
     Maturing after ten years                                                     10                 2.80%

Mortgage-backed securities of  U.S. Government agencies                      192,589                 6.25%
Equity securities                                                             25,692                 6.85%
                                                                            --------                 ----
          TOTAL                                                             $486,090                 6.15%
                                                                            ========                 ====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

F.N.B. CORPORATION    39

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

  Total deposits increased 2.1% to $2.9 billion in 1999. This increase was due to a $24.5 million or 2.1% increase in time deposits and a $23.7 million or 5.9% increase in non-interest bearing deposits.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, Federal Home Loan Bank advances, subordinated notes and other short-term borrowings, increased by $181.2 million in 1999 to $332.2 million. The primary reasons for the higher level of borrowings were increases in federal funds purchased and Federal Home Loan Bank advances of $49.1 million and $77.0 million, respectively, used to support loan growth.

  Repurchase agreements are the largest component of short-term borrowings. At December 31, 1999, repurchase agreements represented 40.6% of total short-term borrowings. Following is a summary of selected information on repurchase agreements (dollars in thousands):

  December 31                                             1999            1998             1997
  -----------                                             ----            ----             ----
  Balance at end of year                              $134,808         $99,590          $59,136
  Maximum month-end balance                            134,808          99,590           59,136
  Average balance during the year                      120,698          79,593           43,823

  Weighted average interest rates:

    At end of year                                        4.16%           4.24%            4.33%
    During the year                                       4.17%           4.27%            4.22%


CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  Capital management is a continuous process. Since December 31, 1998, stockholders' equity has increased $22.8 million as a result of earnings retention. Total cash dividends declared represented 42.0% of net income for 1999 compared to 42.7% for 1998. Book value per share was $13.65 at December 31, 1999, compared to $13.28 at December 31, 1998.

RETURN ON AVERAGE EQUITY
(based on core operating earnings)

1995            1996            1997            1998            1999
----            ----            ----            ----            ----
12.3%           12.0%           13.6%           13.5%           14.2%

                                                        F.N.B. CORPORATION    40

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

YEAR 2000 DISCLOSURE

   During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, the Corporation has successfully managed the transition.

   As a result of the Corporation's efforts, management has a high level of confidence that the core business processes will continue to provide uninterrupted service into the twenty-first century. Should the worldwide experience continue, management does not expect any disruptions to services provided or delivered. Management will continue to monitor all business processes, including interaction with the Corporation's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.

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

  Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on April 26, 1999 and April 9, 1998. As of January 31, 2000, there were 6,764 holders of record of common stock.

Quarter Ended 1999            LOW        HIGH    DIVIDENDS
                              ----------------------------
March 31....................  $21      $27 3/4     $.17
June 30.....................   23       27 1/4      .18
September 30................   24 1/8   27 1/8      .18
December 31.................   22       28          .18

Quarter Ended 1998            LOW        HIGH    DIVIDENDS
                              ---        ----    ---------
March 31....................  $28 3/4  $35 3/8     $.15
June 30.....................   30 1/4   37 3/8      .15
September 30................   25 3/4   33 5/8      .15
December 31.................   22 7/8   27 3/4      .15

CASH DIVIDENDS PAID PER COMMON SHARE

1995            1996            1997            1998            1999
----            ----            ----            ----            ----
$.30            $.55            $.56            $.67            $.71


  The Corporation has paid cash dividends every quarter since it was incorporated in 1974. The payment and amount of future dividends on the common stock will be determined by the Board of Directors and will depend on, among other things, earnings, financial condition and cash requirements of the Corporation at the time such payment is considered, and on the ability of the Corporation to receive dividends from its subsidiaries, the amount of which is subject to regulatory limitations.

                                                           F.N.B. CORPORATION 42

[LOGO]
F.N.B.
CORPORATION
 ........................................................
ONE F.N.B. BOULEVARD
HERMITAGE, PA 16148


2150 GOODLETTE ROAD NORTH
NAPLES, FL 34102