Form 10-K, Exhibit 13
period 2000-12-31
FNB CORP/PA
filed 2001-03-20
CIK 37808

                                                                  Exhibit 13


                                     [COVER]

[LOGO] F.N.B. CORPORATION



                 "FINDING NEW AND BETTER WAYS TO CREATE VALUE"


                               2000 ANNUAL REPORT

F.N.B. CORPORATION

AT A GLANCE

WHO WE ARE

F.N.B. Corporation (Nasdaq: FBAN) is a $3.9 billion diversified financial services company serving banking, trust, consumer finance and insurance customers through 10 community bank affiliates and other subsidiaries with a total of 157 offices in Florida, Pennsylvania, Ohio, Kentucky and Tennessee. The company has increased cash dividends for 28 consecutive years and has been recognized as a Dividend Achiever by Mergent FIS, formerly known as Moody's Investors Service.

OUR CORPORATE MISSION

F.N.B. Corporation is a growth company. We are an affiliation of successful community banks and financial services companies seeking to provide high-quality financial services to individuals and business customers in a manner that is consistent with our philosophy of personal banking and our commitment to maximizing shareholder value. To achieve this commitment, we will attract and retain a professional staff that is dedicated to exceptional customer satisfaction and superior financial performance.

OUR SHAREHOLDERS

F.N.B. Corporation is owned by approximately 6,800 registered shareholders, ranging from individual investors who own several shares to institutional investors who hold large positions in our company. Though our ownership is divided among retail and institutional investors, our objective remains the same
- to deliver long-term value.

CORE OPERATING EARNINGS
(Dollars in millions)

                  1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----
                  27.5     33.8     37.4     40.6     42.8

TOTAL ASSETS
(Dollars in billions)

                  1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----
                   2.8      3.1      3.4      3.7      3.9

CONTENTS
 2   Letter to Shareholders
 5   Line of Business Review
 6   Market Areas
 8   Affiliate Profiles
 13  Year in Review
 14  Directors & Officers
 15  Affiliate Management
 16  Shareholder Information


F.N.B. CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data

-------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                              2000                  1999            PERCENTAGE CHANGE

FINANCIAL PERFORMANCE
  Revenue
      Net interest income                     $  155,628            $  148,449                + 5%
      Non-interest income                         55,645                46,928                +19%
      Total Revenue                              211,273               195,377                + 8%
  Net Income                                      42,776                39,295                + 9%
-------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
  Basic earnings                                  $ 1.93                $ 1.78                + 8%
  Diluted earnings                                  1.88                  1.72                + 9%
  Cash dividends declared                           0.71                  0.67                + 6%
  Book value at year end                           14.37                 13.00                +11%
-------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
  Return on
      Average common shareholders' equity          14.16%                13.74%
      Average assets                                1.13%                 1.13%
  Net interest margin                               4.58%                 4.76%
  Yield on earning assets                           8.51%                 8.13%
  Efficiency ratio                                 63.46%                63.76%
-------------------------------------------------------------------------------------------------------------------
YEAR-END BALANCES
  Assets                                      $3,887,000            $3,706,000                + 5%
  Net Loans                                    2,923,000             2,767,000                + 6%
  Deposits                                     3,103,000             2,909,000                + 7%
  Shareholders' Equity                           321,000               290,000                +11%
-------------------------------------------------------------------------------------------------------------------



                                                                           -----
                                                                              1

F.N.B. CORPORATION AND AFFILIATES

To Our Shareholders and Friends

The first year of the new millennium was characterized by a series of new and exciting accomplishments for F.N.B. Corporation.

The Board of Directors elected a new Chief Executive Officer to take the helm of the Company; the Company furthered its expansion into fast-growing lines of business such as insurance, trust and investment services; and a strategic plan was implemented to eliminate operational redundancies and significantly reduce expenses.

TICE ELECTED COMPANY CEO
Perhaps the most exciting event of the past year was the Board's election of Gary L. Tice as Chief Executive Officer. Gary succeeds Peter Mortensen, who retired effective December 31, 2000. Pete, who had held the executive post for 26 of his 42 years in banking, continues to provide leadership to F.N.B. as Chairman of the Board.

Gary has been involved in the day-to-day management of the Company for more than four years and is well qualified to lead it forward. An industry veteran who has organized several successful community banks, Gary has served as F.N.B. President and Chief Operating Officer since 1998.

In his additional capacity as Chief Executive Officer, Gary will work closely with Stephen J. Gurgovits, who will continue to serve as Vice Chairman of the Corporation and President and Chief Executive Officer of our largest bank affiliate, First National Bank of Pennsylvania.

One of the true strengths of F.N.B. is that the Company has people prepared to assume positions of increased responsibility. This transition had been anticipated for some time and will be a seamless one. Based on his extensive experience, Gary is the ideal selection for the position.


                                    [Photo]

                                PETER MORTENSEN
                             CHAIRMAN OF THE BOARD


EXPANSION
During the year, F.N.B. expanded its banking franchise in Southwest Florida with the announced affiliation of Citizens Community Bank of Florida. Citizens Community Bank will become the 10th affiliate in the Company's growing family of traditional community banks and will extend F.N.B.'s financial products and services to Marco Island, located just a few miles southwest of Naples.

When this affiliation is completed in early 2001, F.N.B. will become the second-largest financial institution in Collier County, which ranks as one of the nation's fastest-growing and most affluent communities.

--------------------------------------------------------------------------------
"SIGNIFICANT RESOURCES ALSO WERE DEVOTED DURING THE PAST YEAR TO IMPROVING
 F.N.B.'S OPERATING EFFICIENCIES THROUGH NEW TECHNOLOGY. TODAY, CUSTOMERS ARE MUCH BETTER EQUIPPED TO MANAGE THEIR MONEY WHETHER AT HOME OR WORK, 24 HOURS A DAY, SEVEN DAYS A WEEK. WITH THE RAPID PROLIFERATION OF THE INTERNET, DEMAND FOR SERVICES SUCH AS ONLINE BANKING WILL ONLY CONTINUE TO INCREASE."
--------------------------------------------------------------------------------


-----
 2

--------------------------------------------------------------------------------
"IN THE NEXT YEAR WE WILL CONTINUE THE PROCESS OF TRANSFORMING F.N.B. INTO A
 DIVERSIFIED FINANCIAL SERVICES COMPANY, WHILE MAINTAINING A STRICT FOCUS ON DELIVERING SHAREHOLDER AND CUSTOMER VALUE."
--------------------------------------------------------------------------------


The Company also continued to build the foundation for what it believes can become a very significant business - insurance. By the end of the year, F.N.B. had announced six insurance agency acquisitions in its key markets of northwestern Pennsylvania and southwestern Florida.

At the same time, the Company expanded its trust and investment management services, making products such as annuities and mutual funds more accessible to new and existing customers.

These investments have been beneficial in reducing F.N.B.'s dependence on income from interest spreads. Non-interest income generated from such things as the sale of insurance and other fee-based products now accounts for 26 percent of total revenue, which should provide the Company with a more stable and growing source of income.

Significant resources also were devoted during the past year to improving F.N.B.'s operating efficiencies through new technology. Today, customers are much better equipped to manage their money whether at home or work, 24 hours a day, seven days a week. With the rapid proliferation of the Internet, demand for services such as online banking will only continue to increase.


FINANCIAL RESULTS REFLECT PERFORMANCE
All this added up to another very successful year for F.N.B., one in which the Company's earnings and operations continued to reach new highs. The numbers speak for themselves:

o  9% increase in net income to $42.8 million
o  9% increase in diluted earnings per share to $1.88
o  14.2% return on average common shareholders' equity
o  5% increase in total assets to $3.9 billion
o  1.13% return on average assets

This performance enabled the Company to continue to reward its shareholders with generous dividends. In 2000 F.N.B. paid cash dividends of $0.71 per share in addition to its traditional five percent stock dividend. It was the 28th consecutive year in which F.N.B. has increased dividends.



                                    [Photo]
                                  GARY L. TICE
                                PRESIDENT & CEO



In recognition of this achievement, F.N.B. was honored by Mergent FIS, formerly known as Moody's Investors Service, as a Dividend Achiever. Of the more than 10,000 U.S.-based companies tracked in Mergent's database, only 320 have increased dividends for at least 10 years. F.N.B. currently ranks 40th overall in Mergent's list of corporate dividend achievers.

LOOKING TO THE FUTURE

In the next year we will continue the process of transforming F.N.B. into a diversified financial services company, while maintaining a strict focus on delivering shareholder and customer value.

Management also will continue to pursue opportunities made possible through new technologies to further improve the Company's operating efficiencies and to enhance its overall profitability. Finally, we will hit the streets and get the message out about the Company. In our opinion, F.N.B. is an undertold and undercovered story. We believe that as more long-term investors recognize the Company's valuable franchise and earnings prospects, the stock price will inevitably rebound.


                                                                           -----

                                    [Photo]

               PETER MORTENSEN, CHAIRMAN OF THE BOARD; (LEFT) AND
              GARY L. TICE, PRESIDENT AND CHIEF EXECUTIVE OFFICER


F.N.B. IMPLEMENTS "MODEL FOR SUCCESS"

As the year 2000 ended, the Company embarked on what will likely be remembered as one of the biggest events of the next year. We began the process of merging our eight affiliate bank charters into just three under a consolidation program that we refer to as the "Model for Success."

Under this program, each of F.N.B.'s community bank affiliates will be consolidated under a single operating charter for each state. The Company's six Florida banks will be merged under First National Bank of Florida and its two Pennsylvania banks will be combined under First National Bank of Pennsylvania. The Company's two banking affiliates in northeastern Ohio already have been consolidated under a single charter, Metropolitan National Bank.

Despite this organizational change, each affiliate will retain its respective name and local management structure. Because of this, the changes will be transparent to most customers.

The main reason for this undertaking is to improve efficiency. By streamlining certain "back room" functions, we anticipate cost savings in the first year of about $2.8 million, or 8 cents per share. At the same time, customers will benefit through greater convenience with expanded branch locations.

The theme of this year's annual report is F.N.B.- "Finding New and Better ways to create value." We are deeply committed to this for our shareholders, our customers and our employees.

In the following pages, you will learn more about our operations and how we are positioning F.N.B. for the future and how our increasing diversity is driving improved results.

As F.N.B. embarks on the next year, we wish to extend our deepest gratitude to our more than 1,800 employees, managers and directors. We especially want to thank two members of the Board who retired in 2000 - Richard C. Myers and George
A. Seeds. It was with their wisdom and guidance that we were able to begin this process of shaping our organization for the future.

In closing, thank you, our shareholders, for your continued investment in F.N.B. Corporation. We are proud of our progress and look forward to this year with a great amount of confidence.


Sincerely,


/s/ Peter Mortensen

PETER MORTENSEN
Chairman of the Board


/s/ Gary L. Tice

GARY L. TICE
President & CEO


March 5, 2001


-----
 4

                                    "WHAT WAS
                         -----------------------------
                              ONCE A REGIONAL BANK
                         -----------------------------
                                 HOLDING COMPANY
                         -----------------------------
                              IS NOW A DIVERSIFIED
                         -----------------------------
                          FINANCIAL SERVICES COMPANY."


                 In addition to traditional community banking,
                           F.N.B. Corporation offers:


                               INSURANCE SERVICES
                         -----------------------------
                                CONSUMER FINANCE
                         -----------------------------
                                      TRUST
                         -----------------------------
                               INVESTMENT SERVICES



                                                                           -----

MARKET AREAS

                                [MAPS]


                               COMMUNITY BANKING:
--------------------------------------------------------------------------------

FIRST NATIONAL BANK OF PENNSYLVANIA          METROPOLITAN NATIONAL BANK
  o Founded in 1864                            o Founded in 1922
  o Total assets of $1.3 billion               o Total assets of $306 million
  o 35 offices in six counties                 o Nine offices in northeastern Ohio
    of northwestern Pennsylvania

FIRST NATIONAL BANK OF NAPLES                REEVES BANK
  o Founded in 1988                            o Founded in 1868
  o Total assets of $834 million               o Total assets of $171 million
  o Nine offices in Collier and                o Eight offices in western
    Lee counties, Florida                        Pennsylvania

CAPE CORAL NATIONAL BANK                     FIRST NATIONAL BANK OF FORT MYERS
  o Founded in 1994                            o Founded in 1989
  o Total assets of $390 million               o Total assets of $110 million
  o Five offices in Lee County, Florida        o Two offices in Lee County, Florida

FIRST NATIONAL BANK OF FLORIDA               FIRST COUNTY BANK
  o Founded in 1997                            o Founded in 1987
  o Total assets of $341 million               o Three offices in northeastern Ohio
  o 11 offices in the Clearwater area            (A division of Metropolitan National Bank)

WEST COAST GUARANTY BANK                    CITIZENS COMMUNITY BANK OF FLORIDA
  o Founded in 1999                            o Founded in 1996
  o Total assets of $274 million               o Total assets of $170 million
  o Seven offices in Sarasota                  o Four offices in Collier County, Florida
    County, Florida                              (Merger pending as of March 5, 2001)



-----
 6

                                     [MAP]



INSURANCE:
------------------------------------------
ROGER BOUCHARD INSURANCE INC.
       Clearwater, Florida

GELVIN, JACKSON & STARR INC.
       Meadville, Pennsylvania

L.J. KUDER INC.
       Greenville, Pennsylvania

CONNELL & HERRIG INSURANCE
       Sarasota and Englewood, Florida

ALTAMURA, MARSH & ASSOCIATES
       Clearwater and Fort Myers, Florida

JAMES T. BLALOCK
       Venice, Florida

DON OSTROWSKY & ASSOCIATES INC.
       Cape Coral, Florida

ONESOURCE GROUP INC.
       Clearwater and Jacksonville, Florida

TRUST AND INVESTMENT SERVICES:
------------------------------------------
FIRST NATIONAL TRUST COMPANY
       Hermitage, Pennsylvania
       Erie, Pennsylvania
       Meadville, Pennsylvania
       Naples, Florida
       Clearwater, Florida
       Sarasota, Florida
       Venice, Florida

CONSUMER FINANCE:
------------------------------------------
REGENCY FINANCE COMPANY
       o 50 financial service centers
         in Pennsylvania, Ohio,
         Tennessee and Kentucky

CUSTOMER SERVICE:
------------------------------------------
Customer Service Center of F.N.B. LLC
         o Offices in Naples and Clearwater,
           Florida and Hermitage, Pennsylvania


                                                                           -----

COMMUNITY BANKING:


Our community banking franchise remains at the core of our organization, contributing approximately 80 percent of total line of business revenue in 2000. The franchise consists of 10 affiliate community banks, with more than 90 banking offices in Pennsylvania, Ohio and Florida.

Each affiliate offers a complete line of banking products for personal and business customers, including traditional loans and lines of credit, asset-based lending, cash management, electronic banking and private banking services. We differentiate ourselves on the basis of superior customer service delivered by local relationship managers who understand customers' needs.

In December, we announced plans to strengthen our community-based franchise by acquiring Citizens Community Bank of Florida, a $170 million institution on Marco Island. This strategic alliance will solidify our already strong presence in fast-growing Southwest Florida. Two of the bank's branch offices will be combined with F.N.B.'s local affiliate First National Bank of Naples, while the main office on Marco Island will remain open under the Citizens Community Bank banner.

More recently, we have taken important steps to improve the efficiency of our banking franchise, reducing redundancies where necessary and combining organizational layers. At the same time, we've worked hard to identify and target high growth niches, such as small business banking.

Further improvements have been made to satisfy the growing needs of customers seeking banking services 24 hours a day, seven days a week. Each of our affiliates is connected to the Internet and we are investing in additional technology and telecommunications that will further enable our employees to effectively serve customers across a broader distribution channel.

While we continue to modernize, the one overriding emphasis of our community banking franchise remains the same - delivering the highest level of personal service to our customers.


--------------------------------------------------------------------------------

                                    [Photo]


F.N.B.'S EMPHASIS ON PROVIDING SUPERIOR CUSTOMER SERVICE IS EXEMPLIFIED BY EMPLOYEES THROUGHOUT ITS COMMUNITY BANKING FRANCHISE, LIKE FIRST NATIONAL BANK OF NAPLES TELLER KANDY TROTTA.

--------------------------------------------------------------------------------


-----
 8

TRUST AND INVESTMENT SERVICES:


First National Trust Company provides a broad range of personal and corporate fiduciary services, including the administration of traditional trusts, customized investment management, financial and estate planning, and employee benefit trust management.

With offices in both Florida and Pennsylvania, our team of experienced investment professionals strives to deliver "community bank service with Wall Street quality investment management."

Although trust services have been available through F.N.B. and its affiliates since 1934, the trust company was formed in 1999 to focus on the importance of these services and to establish a structure for future management and growth. In 2000 substantial commitments were made to upgrade technology, personnel and service delivery resources, all of which will enable us to provide our clients with integrated financial solutions tailored to their needs and objectives.

This investment already has paid considerable dividends. At year-end the market value of corporate-wide trust assets under administration approached $1 billion, a 33% jump over 1999.

The prospects for future growth look favorable as well with the development of new recurring trust fees increasing 87% in year-over-year comparisons and eclipsing the $1 million mark.


--------------------------------------------------------------------------------

                                    [Photo]


UNDER THE GUIDANCE OF PRESIDENT AND CHIEF EXECUTIVE OFFICER MICHAEL H. MORRIS, RIGHT, THE TEAM OF PROFESSIONALS AT FIRST NATIONAL TRUST COMPANY PROVIDES AN EXTENSIVE ARRAY OF TRUST AND INVESTMENT MANAGEMENT SERVICES TAILORED TO MEET INDIVIDUAL NEEDS.

--------------------------------------------------------------------------------


                                                                           -----

INSURANCE SERVICES:


Our insurance agencies are full-service insurance companies offering all lines of commercial and personal insurance through a number of major carriers. This includes property and casualty, homeowners insurance, automobile, health, life, workers' compensation and employee benefits.

During the past year, we moved aggressively to grow our insurance business, particularly in our key market areas in northwestern Pennsylvania and along the West Coast of Florida. In doing so, we have been better able to serve the financial needs of existing customers as well as new ones.

In Florida, we added five well-regarded independent insurance agencies - OneSource Group Inc. in Clearwater and Jacksonville; Don Ostrowsky & Associates Inc. in Cape Coral; James T. Blalock in Venice; Altamura, Marsh & Associates in Clearwater and Fort Myers; and Connell & Herrig Insurance in Sarasota. In March, L.J. Kuder Inc., an independent insurance agency located in Greenville, Pennsylvania joined F.N.B.'s growing family of financial services companies.

F.N.B. was one of the first banking companies to move into insurance after passage of the Financial Modernization Act of 1999 and we continue to lead the industry. To date, we have assembled eight agencies in Florida and Pennsylvania. According to the industry consulting firm Marsh, Berry & Co., F.N.B. now has the nation's sixth largest bank-affiliated insurance agency.

These insurance agencies provide a solid framework for the delivery of alternative financial services and products through F.N.B.'s affiliated community banks in each of its local markets.


--------------------------------------------------------------------------------

                                    [Photo]


THE COMPANY'S RECENT EXPANSION INTO THE INSURANCE AGENCY BUSINESS IN FLORIDA HAS BEEN LED BY THE SENIOR MANAGEMENT TEAM AT ROGER BOUCHARD INSURANCE INC. SHOWN LEFT TO RIGHT ARE VICE PRESIDENT TIM BOUCHARD,VICE PRESIDENT RAY BOUCHARD AND PRESIDENT RICK BOUCHARD.

--------------------------------------------------------------------------------


-----
 10

CONSUMER FINANCE:


Our consumer finance subsidiary, Regency Finance Company, provides traditional direct consumer lending services such as home equity, installment and debt consolidation loans.

The company also purchases retail installment contracts from local merchants. Such activity is funded mainly through the sale of F.N.B. Corporation's subordinated notes at Regency's branch offices.

Founded in 1927, Regency has been associated with F.N.B. since 1975. The company has grown to nearly $187 million in loans with 50 offices in Pennsylvania, Ohio, Tennessee and Kentucky.

Regency has consistently ranked as F.N.B.'s top performing affiliate, ending the most recent year with a return on average assets (ROA) of 2.06 percent and return on average equity (ROE) of more than 26 percent.

In 2000 Regency expanded its operations in middle and eastern Tennessee through the acquisition of eight offices with $42 million in gross loans. This expansion plays on the company's strength of serving the credit needs of customers in small- and medium-sized towns.


--------------------------------------------------------------------------------

                                    [Photo]


REGENCY FINANCE COMPANY OPERATES IN FOUR STATES. THE COMPANY'S EXPANSION HAS BEEN DIRECTED FROM ITS HERMITAGE, PENNSYLVANIA HEADQUARTERS BY, SEATED FROM LEFT TO RIGHT, DOUGLAS J. SOLOCK, CHIEF FINANCIAL OFFICER; ROBERT T. RAWL, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ROBERT D. CARTER, SENIOR VICE PRESIDENT.

--------------------------------------------------------------------------------


                                                                           -----

CUSTOMER SERVICE CENTER:


The Customer Service Center of F.N.B. LLC was established in 1996 to provide back office support to the Corporation's banks and affiliate companies.

Today, the company employs 285 people with locations in Hermitage, Pennsylvania; Naples, Florida; and Clearwater, Florida.

Among the areas in which the CSC provides support are item processing and imaging systems; loan servicing; computer operations; network services and communications; deposit operations; statement rendering; call center operations; and reconcilements.

The primary goals of the CSC are to provide a high level of customer service and to attain efficiencies through system and product standardization. The professionals at the CSC employ the latest technology to provide value-added services and introduce new electronic products.

Technological investments in 2000 included the installment of a new check imaging system, which stores customers' checks digitally on an optical disk. Checks may then be reproduced at any time. This system is a vast improvement over the traditional microfilm used to store records at the bank.


--------------------------------------------------------------------------------

                                    [Photo]


STEVEN C. POWELL, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE CUSTOMER SERVICE CENTER OF F.N.B. LLC, OVERSEES ALL CUSTOMER SERVICE OPERATIONS AND TECHNOLOGY ENHANCEMENTS THROUGHOUT THE CORPORATION.

--------------------------------------------------------------------------------


-----
 12

YEAR IN REVIEW:


 JAN. 3 F.N.B. Corporation common stock opens trading in 2000 at $21.19 per share.

 JAN. 18 F.N.B. Corporation reports record 1999 net income of $39.3 million, or $1.80 per share, an increase of 19 percent over the prior year. Core operating earnings also were a record $40.6 million, or $1.86 per share.

 FEB. 2 L.J. Kuder Inc., an independent insurance agency in Greenville, Pennsylvania agrees to join F.N.B. Corporation. The agency retains its name and becomes a subsidiary of F.N.B. affiliate Gelvin, Jackson & Starr Inc.

 MARCH 1 F.N.B. Corporation declares a regular quarterly cash dividend of 18 cents per share on its common stock and 47 cents per share on its Series B Preferred Stock.

 MARCH 20 Veteran banker Kevin C. Hale is appointed Executive Vice President - Chief Operating Officer of F.N.B. Corporation's Florida Division in Naples, Florida. He is responsible for all Florida-based affiliates.

 APRIL 10 Michael H. Morris is appointed President and Chief Executive Officer of First National Trust Company in Naples, Florida. He is responsible for marketing all trust, annuity and investment services for the company.

 APRIL 13 F.N.B. Corporation reports net income of $10.1 million, or 47 cents per share, for the first quarter of 2000, a 14 percent increase over the same period a year earlier. Core operating earnings per share rise 7 percent.

 APRIL 17 F.N.B. Corporation declares a 5 percent common stock dividend at its annual meeting in Naples, Florida. The move marks the 28th consecutive year the company has provided a stock dividend to its shareholders.

 MAY 23 F.N.B. Corporation declares a regular quarterly cash dividend of 18 cents per share on its common stock and 47 cents per share on its Series B Preferred Stock.

 JUNE 5 F.N.B. Corporation agrees to purchase Connell & Herrig Insurance, a Sarasota-based agency with offices in Sarasota and Englewood, Florida. The agency now operates as a division of Roger Bouchard Insurance Inc.

 JUNE 15 Regency Finance Company, a consumer finance affiliate of F.N.B. Corporation, agrees to purchase eight offices in Tennessee with $42 million in gross loans from Southern Financial Inc., a subsidiary of InSouth Bank.

 JULY 17 F.N.B. Corporation reports net income of $10.4 million, or 46 cents per share, for the second quarter 2000. The results represent increases of 6 percent and 7 percent, respectively, over the same period a year earlier.

 JULY 19 F.N.B. Corporation agrees to purchase Altamura, Marsh & Associates, a full-line insurance agency with offices in Clearwater, Florida. The agency now operates as a division of Roger Bouchard Insurance Inc.

 AUG. 21 F.N.B. Corporation declares a regular quarterly cash dividend of 18 cents per share on its common stock and 47 cents per share on its Series B Preferred Stock.

 SEPT. 8 Jack Motter joins F.N.B. Corporation as Senior Vice President - Residential Loan Operations Manager for the company's Florida banking affiliates. He is responsible for all residential loan operations in the state.

 SEPT. 27 F.N.B. Corporation is named a Dividend Achiever based on an outstanding record of increased dividend performance. The distinction is awarded by Mergent FIS, formerly known as Moody's Investors Service.

 OCT. 10 Myron Harvey joins F.N.B. Corporation as Senior Vice President and Human Resources Director.

 OCT. 17 F.N.B. Corporation reports net income of $10.9 million, or 48 cents per share, for the third quarter of 2000, up 7 percent over the same period a year earlier. Core operating earnings per share rise 7 percent.

 OCT. 24 F.N.B. Corporation announces the retirement of Peter Mortensen as Chief Executive Officer and the election of Gary L. Tice as his successor, effective December 31, 2000. Mortensen remains Chairman of the Board.

 OCT. 30 Clay W. Cone is named Vice President-Corporate Affairs for F.N.B. Corporation, based in Naples, Florida.

 NOV. 21 F.N.B. Corporation declares a regular quarterly cash dividend of 18 cents per share on its common stock and 47 cents per share on its Series B Preferred Stock.

 NOV. 28 F.N.B. Corporation announces an agreement to acquire the Venice, Florida, insurance office of James T. Blalock. The agency now operates as a division of Roger Bouchard Insurance Inc.

 DEC. 15 F.N.B. Corporation agrees to acquire Don Ostrowsky & Associates Inc., an independent insurance agency located in Cape Coral, Florida. The agency now operates as a division of Roger Bouchard Insurance Inc.

 DEC. 18      F.N.B. Corporation and Citizens Community Bancorp Inc. of
              Marco Island, Florida, jointly announce the signing of a definitive agreement to merge. When the transaction is completed in early 2001, .N.B. will become the second-largest financial institution in Collier County with nearly $700 million in total deposits.

 DEC. 21 F.N.B. Corporation announces an agreement to acquire OneSource Group Inc., an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The agency now operates as a division of Roger Bouchard Insurance Inc.

 DEC. 29 F.N.B. Corporation common stock ends trading in 2000, closing at $21.09 per share.


                                                                           -----

BOARD OF DIRECTORS


W. RICHARD BLACKWOOD
President
Harry Blackwood Inc.

ALAN C. BOMSTEIN
President & CEO
Creative Contractors Inc.

WILLIAM B. CAMPBELL
Retired Business Executive

CHARLES T. CRICKS
Principal
Starboard Ventures

HENRY M. EKKER
Attorney at Law, Partner
Ekker, Kuster, McConnell
&Epstein, LLP.

STEPHEN J. GURGOVITS
Vice Chairman
F.N.B. Corporation
President & CEO
First National Bank
of Pennsylvania

JAMES S. LINDSAY
Licensed Real Estate Broker
The Lindsay Company
Managing Partner
Dor-J's Partnership

PAUL P. LYNCH
Attorney at Law
President & CEO
Lynch Brothers Investments Inc.

EDWARD J. MACE
Certified Public Accountant
Chief Operating Officer
Ribek Corporation

PETER MORTENSEN
Chairman
F.N.B. Corporation
Chairman
First National Bank of Pennsylvania

ROBERT S. MOSS
Chairman
Associated Contractors
of Conneaut Lake Inc.

WILLIAM A. QUINN
Retired Executive
Vice President & Cashier
First National Bank
of Pennsylvania

WILLIAM J. STRIMBU
President
Nick Strimbu Inc.

GARY L. TICE
President & CEO
F.N.B. Corporation
Chairman
First National Bank of Naples

ARCHIE O. WALLACE
Attorney at Law
Partner of Rowley, Wallace,
Keck, Karson & St. John

JAMES T. WELLER
Chairman
Liberty Steel Products Inc.

ERIC J. WERNER
Vice President,
General Counsel & Secretary
Werner Co.

R. BENJAMIN WILEY
Chief Executive Officer
Greater Erie Community
Action Committee

DONNA C. WINNER
Co-owner
The Radisson,
Tara-A Country Inn,
The Winner, Tiffany's

--------------------------------------------------------------------------------
OFFICERS

PETER MORTENSEN
Chairman

GARY L. TICE
President & CEO

STEPHEN J. GURGOVITS
Vice Chairman

KEVIN C. HALE
Executive Vice President

WILLIAM J. RUNDORFF
Executive Vice President

JOHN D. WATERS
Vice President &
Chief Financial Officer

DAVID B. MOGLE
Secretary & Treasurer


-----
 14

AFFILIATE MANAGEMENT

F.N.B. AFFILIATE SERVICES

C.C. Coghill
Senior Vice President

James L. Goehler
Senior Vice President

Myron Harvey
Senior Vice President

Jack Motter
Senior Vice President

Clay W. Cone
Vice President-Corporate Affairs

George D. Hagi
Vice President-Risk Management

Philip L. Nemni
Corporate Budget & Information Director

James G. Orie
Vice President & Corporate Counsel

Robert T. Reichert
Vice President & Controller

Bernie G. Sponseller
Manager of Shareholder Services

Christine E. Tvaroch
General Auditor


REGENCY FINANCE COMPANY

Stephen J. Gurgovits
Chairman

Robert T. Rawl
President & CEO

CUSTOMER SERVICE CENTER
OF F.N.B. LLC

Steven C. Powell
President & CEO

FIRST NATIONAL TRUST COMPANY

Michael H. Morris
President & CEO

FIRST NATIONAL BANK
OF PENNSYLVANIA

Peter Mortensen
Chairman

Stephen J. Gurgovits
President & CEO

FIRST NATIONAL BANK
OF NAPLES

Gary L. Tice
Chairman

Garrett S. Richter
President & CEO

CAPE CORAL NATIONAL BANK

David W. Gomer
Chairman & CEO

Robert J. Avery
President

METROPOLITAN NATIONAL BANK

Gary J. Roberts
President & CEO

REEVES BANK

Robert A. Rimbey
President & CEO

FIRST NATIONAL BANK
OF FLORIDA

Robert C. George
Chairman

David P. Stone
President & CEO

WEST COAST GUARANTY BANK

Joseph D. Hudgins
President & CEO

FIRST NATIONAL BANK OF
FORT MYERS

Mark L. Morris
President & CEO

ROGER BOUCHARD INSURANCE

Richard Bouchard
President

Tim Bouchard
Vice President

Ray Bouchard
Vice President

GELVIN, JACKSON & STARR INC.

Stephen F. Hunter
President & CEO

CONNELL & HERRIG INSURANCE

William Connell
President & CEO

L.J. KUDER INC.

L. Jon Kuder
President & CEO

ALTAMURA, MARSH
AND ASSOCIATES

Leonard Altamura
President

JAMES T. BLALOCK

Barbara Moore
Office Manager

DON OSTROWSKY & ASSOCIATES INC.

Don Ostrowsky
President

ONESOURCE GROUP INC.

Earl Horton
Executive Officer

Michael A. McClain
Executive Officer

Terrell V. Hawkins
Executive Officer


                                                                      [FNB LOGO]


                                                                           -----

SHAREHOLDER INFORMATION


EXECUTIVE OFFICES
         One F.N.B. Boulevard               2150 Goodlette Road North
         Hermitage, PA 16148                Naples, FL 34102
         (724)981-6000                      (941)262-7600

SHAREHOLDER RELATIONS AND STOCK TRANSFER AGENT
         F.N.B. Shareholder Services
         P.O. Box 11929
         Naples, FL 34101-1929
         Phone: (888)441-4362

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

FORM 10-K AND 10-Q AVAILABILITY

Copies of F.N.B. Corporation's Annual Report on Form 10-K and Quarterly Reports on 10-Q filed with the Securities and Exchange Commission will be furnished to any shareholder, free of charge, upon request to Shareholder Services. Forms also are available over the Internet at www.sec.gov/index.html.

INTERNET INFORMATION

Information on F.N.B. Corporation's financial results, acquisitions, and its products and services is available on the Internet at www.fnbcorporation.com.

STOCK LISTING

F.N.B. Corporation common stock is traded on the Nasdaq Stock Market under the symbol FBAN.

INSTITUTIONAL INVESTMENT AND ANALYST INQUIRIES

Institutional investors, analysts or individuals desiring financial information or reports may contact: John D. Waters, Vice President and Chief Financial Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148.
Telephone: (724)983-3440.

NEWS MEDIA INQUIRIES

Media representatives and others seeking public information may contact:
Clay W. Cone, Vice President-Corporate Affairs, F.N.B. Corporation,
2150 Goodlette Road North, Naples, FL 34102. Telephone: (941)436-1676.

QUARTERLY REPORTS

Quarterly earnings release dates during 2001 are January 17, April 17, July 17 and October 16. Results are released to the press and then posted on F.N.B. Corporation's Web site. Quarterly reports also are mailed to shareholders upon request. Shareholders may request reports at any time.

DIVIDEND PAYMENT DATES

F.N.B. Corporation pays regular cash dividends in March, June, September and December.

ANNUAL MEETING

The annual meeting of shareholders will be held on Monday, April 23, 2001 at 4 p.m. at the Naples Beach Hotel & Golf Club, 851 Gulf Shore Boulevard North, Naples, FL 34102. Formal notice with proxy card and proxy statement, was mailed to shareholders of record as of February 9, 2001.


-----
 16

[LOGO]

--------------------------------------------------------------------------------
ONE F.N.B. BOULEVARD
HERMITAGE, PA 16148

2150 GOODLETTE ROAD NORTH
NAPLES, FL 34102


www.fnbcorporation.com

[LOGO]  F.N.B.
        CORPORATION
        ..................................................






                             2000 FINANCIAL REVIEW

                                     [LOGO]

                                TABLE OF CONTENTS

                   1    Consolidated Balance Sheet
                   2    Consolidated Income Statement
                   3    Consolidated Statement of Stockholders' Equity
                   4    Consolidated Statement of Cash Flows
                   5    Notes to Consolidated Financial Statements
                   27   Report of Independent Auditors
                   28   Selected Financial Data
                   29   Quarterly Earnings Summary
                   30   Management's Discussion
                   41   Market for Common Stock and Related Shareholder Matters

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
Dollars in thousands,except par values

December 31                                                                    2000                 1999
-----------                                                                    ----                 ----
ASSETS
Cash and due from banks                                                 $   141,844          $   171,183
Interest bearing deposits with banks                                          1,843                3,478
Federal funds sold                                                           35,961                7,467
Mortgage loans held for sale                                                  1,042                8,733
Securities available for sale                                               436,441              408,731
Securities held to maturity (fair value of $60,549 and $75,905)              60,522               77,359
Loans,net of unearned income of $62,744 and $61,976                       2,962,073            2,803,774
Allowance for loan losses                                                   (38,737)             (36,311)
                                                                        -----------          -----------
 NET LOANS                                                                2,923,336            2,767,463
                                                                        -----------          -----------
Premises and equipment                                                      107,748              105,052
Other assets                                                                177,811              156,718
                                                                        -----------          -----------
  TOTAL ASSETS                                                          $ 3,886,548          $ 3,706,184
                                                                        ===========          ===========

LIABILITIES
Deposits:
  Non-interest bearing                                                  $   461,386          $   424,352
  Interest bearing                                                        2,641,551            2,485,082
                                                                        -----------          -----------
  TOTAL DEPOSITS                                                          3,102,937            2,909,434
                                                                        -----------          -----------
Other liabilities                                                            63,362               56,604
Short-term borrowings                                                       282,865              332,197
Long-term debt                                                              116,140              117,634
                                                                        -----------          -----------
  TOTAL LIABILITIES                                                       3,565,304            3,415,869

STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Issued - 167,732 and 207,459 shares
  Aggregate liquidation value - $4,193 and $5,186                             1,678                2,075
Common stock - $2 par value
  Authorized - 100,000,000 shares
  Issued - 22,297,073 and 21,005,720 shares                                  44,594               42,011
Additional paid-in capital                                                  202,348              182,834
Retained earnings                                                            75,442               71,310
Accumulated other comprehensive  income (loss)                                2,170               (4,803)
Treasury stock - 233,741 and 121,132 shares at cost                          (4,988)              (3,112)
                                                                        -----------          -----------
  TOTAL STOCKHOLDERS' EQUITY                                                321,244              290,315
                                                                        -----------          -----------
  TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                            $ 3,886,548          $ 3,706,184
                                                                        ===========          ===========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION   1

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                   CONSOLIDATED INCOME STATEMENT
                                      Dollars in thousands,except per share data

Year Ended December 31                                            2000             1999             1998
----------------------                                            ----             ----             ----
INTEREST INCOME
Loans,including fees                                          $260,160         $222,043         $205,071
Securities:
  Taxable                                                       25,759           27,655           32,458
  Nontaxable                                                     1,852            2,210            2,482
  Dividends                                                      1,758            1,482            1,682
Other                                                            1,407            1,526            4,334
                                                              --------         --------         --------
  TOTAL INTEREST INCOME                                        290,936          254,916          246,027
                                                              ========         ========         ========
INTEREST EXPENSE
Deposits                                                       110,325           90,326           96,657
Short-term borrowings                                           16,895           11,282            6,813
Long-term debt                                                   8,088            4,859            4,682
                                                              --------         --------         --------
  TOTAL INTEREST EXPENSE                                       135,308          106,467          108,152
                                                              --------         --------         --------
  NET INTEREST INCOME                                          155,628          148,449          137,875
Provision for loan losses                                       10,877            9,240            7,572
                                                              --------         --------         --------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          144,751          139,209          130,303
                                                              ========         ========         ========
NON-INTEREST INCOME
Insurance commissions and fees                                  18,658           10,589            9,935
Service charges                                                 22,005           20,254           16,581
Trust                                                            4,463            3,852            2,792
Gain on sale of securities                                         176            1,674            1,385
Gain on sale of loans                                            2,261            2,187            3,316
Other                                                            8,082            8,372            5,296
                                                              --------         --------         --------
  TOTAL NON-INTEREST INCOME                                     55,645           46,928           39,305
                                                              --------         --------         --------
                                                               200,396          186,137          169,608
                                                              ========         ========         ========
NON-INTEREST EXPENSE
Salaries and employee benefits                                  76,610           70,246           62,740
Net occupancy                                                    9,283            9,000            8,487
Amortization of intangibles                                      2,059            1,934            1,321
Equipment                                                       12,449           10,840            9,133
Merger related                                                                    1,824            5,541
Promotional                                                      2,512            2,818            2,561
Insurance claims                                                 5,255            4,162            3,964
Other                                                           29,333           28,855           26,422
                                                              --------         --------         --------
  TOTAL NON-INTEREST EXPENSE                                   137,501          129,679          120,169
                                                              --------         --------         --------
  INCOME BEFORE INCOME TAXES                                    62,895           56,458           49,439
Income taxes                                                    20,119           17,163           16,418
                                                              --------         --------         --------
  NET INCOME                                                  $ 42,776         $ 39,295         $ 33,021
                                                              ========         ========         ========

EARNINGS PER COMMON SHARE
  Basic                                                       $   1.93         $   1.78         $   1.50
                                                              ========         ========         ========
  Diluted                                                     $   1.88         $   1.72         $   1.43
                                                              ========         ========         ========

See accompanying Notes to Consolidated Financial Statements

                                                        F.N.B. CORPORATION    2

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Dollars in thousands,except per share data

                                                                                                           Accumulated
                                                                                                              Other
                                                   Compre-                         Additional                Compre-
                                                   hensive    Preferred   Common     Paid-In     Retained    hensive      Treasury
                                                   Income       Stock      Stock     Capital     Earnings     Income       Stock
                                                   ------       -----      -----     -------     --------     ------       -----
Balance at January 1,1998                                       $2,875    $38,098    $133,375   $  93,990    $  5,383    $ (3,628)
Net income                                         $ 33,021                                        33,021
Change in accumulated other comprehensive income        973                                                       973
                                                   --------
Comprehensive income                               $ 33,994
                                                   ========
Cash dividends declared:
 Preferred stock                                                                                     (492)
 Common stock $.64 per share                                                                      (13,615)
Purchase of common stock                                                                                                  (16,989)
Issuance of common stock                                                      (17)       (329)     (8,040)                 17,533
Stock dividend                                                              1,528      27,909     (29,437)
Conversion of preferred stock                                     (495)       218         277
                                                                ------    -------    --------   ---------    --------    --------
Balance at December 31,1998                                      2,380     39,827     161,232      75,427       6,356      (3,084)
Net income                                         $ 39,295                                        39,295
Change in accumulated other comprehensive income    (11,159)                                                  (11,159)
                                                   --------
Comprehensive income                               $ 28,136
                                                   ========
Cash dividends declared:
 Preferred stock                                                                                    (411)
 Common stock $.67 per share                                                                     (16,108)
Purchase of common stock                                                                                                  (17,709)
Issuance (retirement) of common stock                                         129         299     (3,840)                  17,681
Stock dividend                                                              1,916      21,137    (23,053)
Conversion of preferred stock                                     (305)       139         166
                                                                ------    -------    --------   ---------    --------    --------
Balance at December 31,1999                                      2,075     42,011     182,834     71,310       (4,803)     (3,112)
Net income                                         $ 42,776                                       42,776
Change in accumulated other comprehensive income      6,973                                                     6,973
                                                   --------
Comprehensive income                               $ 49,749
                                                   ========
Cash dividends declared:
 Preferred stock                                                                                    (341)
 Common stock $.71 per share                                                                     (15,653)
Purchase of common stock                                                                                                  (17,671)
Issuance (retirement) of common stock                                         307       1,976     (3,233)                  15,795
Stock dividend                                                              2,085      17,332    (19,417)
Conversion of preferred stock                                    (397)        191         206
                                                                ------    -------    --------   ---------    --------    --------
Balance at December 31,2000                                     $1,678    $44,594    $202,348   $ 75,442     $  2,170    $ (4,988)
                                                                ======    =======    ========   ========     ========    ========

See accompanying Notes to Consolidated Financial Statements

F.N.B.CORPORATION    3

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                            Dollars in thousands

Year Ended December 31                                            2000               1999               1998
----------------------                                            ----               ----               ----
OPERATING ACTIVITIES
Net income                                                   $  42,776          $  39,295          $  33,021
Adjustments to reconcile net income to net
  cash flows from operating activities:
   Depreciation and amortization                                12,589             11,312              9,173
   Provision for loan losses                                    10,877              9,240              7,572
   Deferred taxes                                               (1,034)            (9,051)            (4,220)
   Gain on sale of securities                                     (176)            (1,674)            (1,385)
   Gain on sale of loans                                        (2,261)            (2,187)            (3,316)
Proceeds from sale of loans                                     23,961             45,858             89,484
   Loans originated for sale                                   (14,009)           (36,457)           (95,579)
   Net change in:
    Interest receivable                                         (3,385)               384                 82
    Interest payable                                             3,746                796                684
  Other, net                                                   (17,722)            12,850            (55,909)
                                                             ---------          ---------          ---------
     Net cash flows from operating activities                   55,362             70,366            (20,393)
                                                             ---------          ---------          ---------

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                           1,635                714              1,389
  Federal funds sold                                           (28,494)            37,239              1,307
  Loans                                                       (168,307)          (389,843)          (253,960)
Securities available for sale:
  Purchases                                                   (104,232)          (167,851)          (218,465)
  Sales                                                         13,299             32,053             16,630
  Maturities                                                    74,486            166,946            219,863
Securities held to maturity:
  Purchases                                                     (1,664)            (1,021)           (36,960)
  Maturities                                                    18,504             42,240             72,722
Increase in premises and equipment                             (13,444)           (18,078)           (25,161)
Net cash (paid) received for mergers, acquisitions
  and divestiture                                                 (341)            (3,941)            48,625
                                                             ---------          ---------          ---------
     Net cash flows from investing activities                 (208,558)          (301,542)          (174,010)
                                                             ---------          ---------          ---------

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings and NOW                91,758             34,525            203,372
  Time deposits                                                101,745             24,481             14,789
  Short-term borrowings                                        (49,332)           181,216             23,795
Increase in long-term debt                                      49,391             70,489             16,543
Decrease in long-term debt                                     (50,885)           (23,239)           (19,592)
Net acquisition of treasury stock                               (2,826)            (3,440)            (7,842)
Cash dividends paid                                            (15,994)           (16,520)           (14,107)
                                                             ---------          ---------          ---------
     Net cash flows from financing activities                  123,857            267,512            216,958
                                                             =========          =========          =========

Net (Decrease) Increase In Cash And Cash Equivalents           (29,339)            36,336             22,555
Cash and cash equivalents at beginning of year                 171,183            134,847            112,292
                                                             ---------          ---------          ---------
Cash And Cash Equivalents At End Of  Year                    $ 141,844          $ 171,183          $ 134,847
                                                             ---------          ---------          ---------

See accompanying Notes to Consolidated Financial Statements

                                                        F.N.B. CORPORATION    4

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

  F.N.B. Corporation (the Corporation) is a bank holding company with executive offices in Naples, Florida and Hermitage, Pennsylvania. It operates 8 community banks with 89 offices and a consumer finance company with 51 offices in Pennsylvania, Florida, Tennessee, Ohio and Kentucky. In addition, it operates five insurance agencies with 11 offices in Pennsylvania and Florida.

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

PER SHARE AMOUNTS:

  Earnings and cash dividends per share have been adjusted for common stock dividends, including the 5 percent stock dividend declared on April 17, 2000.

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

NEW ACCOUNTING STANDARDS:

  Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. The statement is effective for the Corporation's fiscal year ending December 31, 2001. Because the Corporation has not entered into any derivative transactions, the adoption of this statement will not have a material impact on the financial statements.

MERGERS, ACQUISITIONS AND DIVESTITURES

  On January 31, 2001 and January 5, 2001, the Corporation completed its affiliations with Ostrowsky &Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were


                                                         F.N.B. CORPORATION    6

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accounted for as purchases. Both Ostrowsky and Blalock are operating as divisions of Roger Bouchard Insurance, Inc. (Bouchard), a wholly-owned subsidiary of the Corporation.

  On January 26, 2001, the Corporation completed its affiliation with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. OneSource is operating as a division of Bouchard.

  In December 2000, the Corporation announced an affiliation with Citizens Community Bank of Florida (Citizens), a community bank headquarted in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock will be converted into shares of the Corporation's common stock. The final exchange ratio is subject to changes in the market value of the Corporation's common stock prior to consummation, the range of which is .500 to .579 shares. A total of 1,960,000 shares of the Corporation's common stock are anticipated to be issued. The transaction will be accounted for as a pooling-of-interests. Citizens will operate as a division of the Corporation's Florida banking affiliate, First National Bank of Florida.

  On August 16, 2000, the Corporation completed its affiliation with Altamura, Marsh & Associates (Altamura), an independent insurance agency with offices in Clearwater and Fort Myers, Florida. The transaction was accounted for as a purchase. Altamura is operating as a division of Bouchard.

  On July 31, 2000, the Corporation's wholly-owned consumer finance subsidiary, Regency Finance Company (Regency), completed its acquisition of eight offices in Tennessee having gross loans of $42.0 million. The transaction, which was accounted for as a purchase, resulted in the recognition of $1.2 million of goodwill.

  On June 9, 2000, the Corporation completed its affiliation with Connell
& Herrig Insurance, Inc. (Connell), an independent insurance agency with offices in Sarasota and Englewood, Florida. The transaction was accounted for as a purchase. Connell is operating as a division of Bouchard.

  During 1999, the Corporation affiliated with Roger Bouchard Insurance, Inc., Clearwater, Florida and Guaranty Bank & Trust Company, Venice, Florida. These affiliations added assets and deposits of $157.2 million and $142.5 million, respectively, and were accounted for as poolings-of-interests. The Corporation also affiliated with Gelvin, Jackson & Starr, Inc., Meadville, Pennsylvania. This transaction was accounted for as a purchase. Also during 1999, Regency expanded its size and geographic scope through the purchase of 11 consumer finance offices in Tennessee and Kentucky. This transaction was also accounted for as a purchase.

  The following table sets forth separate company financial information for the year ended December 31, 1998. The F.N.B. Corporation results exclude the effects of any mergers which occurred subsequent to December 31, 1998 (in thousands):

                                       NET
                                     INTEREST            NET
Year Ended December 31, 1998          INCOME           INCOME
                                      ------           ------
F.N.B ...........................    $132,600          $31,872
Bouchard ........................         (39)             823
Guaranty ........................       5,314              326

  During 1998, the Corporation affiliated with West Coast Bank, Sarasota, Florida; Seminole Bank, Seminole Florida and Citizens Bank and Trust Company, Clearwater, Florida.These affiliations added assets and deposits of $334.6 million and $285.7 million, respectively, and were accounted for as poolings-of-interests. Also during 1998, First National Bank of Pennsylvania (FNBPA) purchased three Lawrence County branches, which added $48.7 million in deposits. As a result of the transaction, FNBPA recorded $5.1 million and $1.8 million in goodwill and core deposit intangibles, respectively.

  The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

F.N.B. CORPORATION    7

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUBSEQUENT EVENT

  On January 9, 2001, the Corporation announced a charter consolidation plan which would reduce the number of bank charters from eight to three. Under the program the Corporation's five Florida banks will be merged under First National Bank of Florida and its two Pennsylvania banks will be combined under First National Bank of Pennsylvania. The Corporation previously consolidated its Ohio banks under a single charter, Metropolitan National Bank. In connection with these charter consolidations, the trust operations of First National Bank of Florida will be consolidated into the Corporation's national trust company, First National Trust Company. It is expected that the Corporation will incur charges arising from this consolidation such as, but not limited to legal and accounting fees, consulting fees, data processing conversion charges, early retirement and involuntary separation and related benefit costs, and similar costs which normally arise from the consolidation of operational activities.

  The charter consolidation is expected to be substantially completed by the end of the first quarter of 2001. The Corporation anticipates incurring a pre-tax consolidation charge of $3.0 million to $3.2 million to cover the expenses previously discussed. The estimate of anticipated charges to be incurred in connection with the charter consolidation is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. The actual charges incurred may be higher or lower than what is currently contemplated, once the charter consolidation is assimilated from an operational perspective and various contingencies are either satisfied or eliminated.

SECURITIES

  The amortized cost and fair value of securities are as follows (in thousands):


  Securities available for sale:

                                                                        GROSS           GROSS
                                                      AMORTIZED       UNREALIZED      UNREALIZED          FAIR
December 31, 2000                                       COST            GAINS           LOSSES            VALUE
-----------------                                       ----            -----           ------            -----
U.S. Treasury and other U.S. Government
  agencies and corporations                           $194,468         $1,835          $  (334)         $195,969
Mortgage-backed securities of
  U.S. Government agencies                             209,406            883           (1,297)          208,992
States of the U.S. and political subdivisions            2,951             32             (111)            2,872
                                                      --------         ------          -------          --------
    TOTAL DEBT SECURITIES                              406,825          2,750           (1,742)          407,833
Equity securities                                       26,231          2,714             (337)           28,608
                                                      --------         ------          -------          --------
                                                      $433,056         $5,464          $(2,079)         $436,441
                                                      ========         ======          =======          ========

                                                                        GROSS             GROSS
                                                      AMORTIZED       UNREALIZED        UNREALIZED            FAIR
December 31, 1999                                       COST            GAINS             LOSSES              VALUE
-----------------                                       ----            -----             ------              -----
U.S. Treasury and other U.S. Government
  agencies and corporations                           $208,693         $     73          $  (6,377)         $202,389
Mortgage-backed securities of
  U.S. Government agencies                             181,685              275             (4,518)          177,442
States of the U.S. and political subdivisions            3,091                3               (289)            2,805
Other debt securities                                      358               45                                  403
                                                      --------         --------          ---------          --------
    TOTAL DEBT SECURITIES                              393,827              396            (11,184)          383,039
Equity securities                                       22,306            3,601               (215)           25,692
                                                      --------         --------          ---------          --------
                                                      $416,133         $  3,997          $ (11,399)         $408,731
                                                      ========         ========          =========          ========


                                                         F.N.B. CORPORATION    8

F.N.B. CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements


                                                                          GROSS             GROSS
                                                      AMORTIZED        UNREALIZED         UNREALIZED           FAIR
  December 31, 1998                                      COST             GAINS             LOSSES             VALUE
  -----------------                                   ---------        ----------         ----------           -----
  U.S. Treasury and other U.S. Government
    agencies and corporations                          $256,740         $  2,004          $    (168)         $258,576
 Mortgage-backed securities of
    U.S. Government agencies                            163,351            1,218                (99)          164,470
 States of the U.S. and political subdivisions            3,202               38               (101)            3,139
 Other debt securities                                    1,305               48                                1,353
                                                       --------         --------          ---------          --------
    Total Debt Securities                               424,598            3,308               (368)          427,538
  Equity securities                                      21,053            6,949               (105)           27,897
                                                       --------         --------          ---------          --------
                                                       $445,651         $ 10,257          $    (473)         $455,435
                                                       ========         ========          =========          ========

Securities held to maturity:

                                                                          GROSS             GROSS
                                                      AMORTIZED        UNREALIZED         UNREALIZED           FAIR
December 31, 2000                                        COST             GAINS             LOSSES             VALUE
-----------------                                     ---------        ----------         ----------           -----

December 31, 2000
U.S. Treasury and other U.S. Government
  agencies and corporations                            $ 17,887         $     12          $    (129)         $ 17,770
Mortgage-backed securities of
 U.S. Government agencies                                 7,091               23                (18)            7,096
States of the U.S. and political subdivisions            35,442              221                (79)           35,584
Other debt securities                                       102                                  (3)               99
                                                       --------         --------          ---------          --------
                                                       $ 60,522         $    256          $    (229)         $ 60,549
                                                       ========         ========          =========          ========

                                                                          GROSS             GROSS
                                                      AMORTIZED        UNREALIZED         UNREALIZED           FAIR
December 31, 1999                                        COST             GAINS             LOSSES             VALUE
-----------------                                     ---------        ----------         ----------           -----
U.S. Treasury and other U.S. Government
  agencies and corporations                            $ 17,887                           $    (723)         $ 17,164
Mortgage-backed securities of
  U.S. Government agencies                               15,147         $     10               (157)           15,000
States of the U.S. and political subdivisions            44,037               76               (656)           43,457
Other debt securities                                       288                                  (4)              284
                                                       --------         --------          ---------          --------
                                                       $ 77,359         $     86          $  (1,540)         $ 75,905
                                                       ========         ========          =========          ========

                                                                          GROSS             GROSS
                                                      AMORTIZED        UNREALIZED         UNREALIZED           FAIR
December 31, 1998                                        COST             GAINS             LOSSES             VALUE
-----------------                                     ---------        ----------         ----------           -----
U.S. Treasury and other U.S. Government
  agencies and corporations                            $ 29,882         $    117          $     (43)         $ 29,956
Mortgage-backed securities of
  U.S. Government agencies                               33,909              118                (28)           33,999
States of the U.S. and political subdivisions            54,237              795                (18)           55,014
Other debt securities                                       547                9                 (3)              553
                                                       --------         --------          ---------          --------
                                                       $118,575         $  1,039          $     (92)         $119,522
                                                       ========         ========          =========          ========

F.N.B. Corporation    9

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      Notes to Consolidated Financial Statements



  At December 31, 2000 and 1999, respectively, securities with a carrying value of $197.3 million and $157.3 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $232.3 million and $213.3 million at December 31, 2000 and 1999, respectively, were sold as collateral for other borrowings.

  As of December 31, 2000, the Corporation had not entered into any off-balance sheet derivative transactions.


  As of December 31, 2000, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                          HELD TO MATURITY                AVAILABLE FOR SALE
                                      ------------------------         -------------------------
                                      AMORTIZED          FAIR          AMORTIZED          FAIR
December 31, 2000                       COST            VALUE            COST            VALUE
-----------------                     ---------         -----          ---------         -----
Due in one year or less               $ 7,515          $ 7,517         $ 39,105         $ 39,177
Due from one to five years             35,650           35,618          151,386          152,843
Due from five to ten years              9,396            9,456            4,836            4,816
Due after ten years                       870              862            2,092            2,005
                                      -------          -------         --------         --------
                                       53,431           53,453          197,419          198,841
Mortgage-backed securities of
 U.S. Government agencies               7,091            7,096          209,406          208,992
Equity securities                                                        26,231           28,608
                                      -------          -------         --------         --------
                                      $60,522          $60,549         $433,056         $436,441
                                      =======          =======         ========         ========


  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.


  Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $13.3 million, $32.1 million and $16.6 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):


Year Ended December 31           2000            1999            1998
----------------------           ----            ----            ----
Gross gains                      $206          $1,734          $1,405
Gross losses                      (30)            (60)            (20)
                                 ----          ------          ------
                                 $176          $1,674          $1,385
                                 ====          ======          ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                             2000           1999
-----------                                             ----           ----
Real estate:
 Residential                                      $1,096,311       $1,059,432
 Commercial                                          812,023          747,835
 Construction                                        180,387         119,398
Installment loans to individuals                     339,126          334,810
Commercial, financial and agricultural               392,783          350,023
Lease financing                                      204,187          254,252
Unearned income                                      (62,744)         (61,976)
                                                  ----------        ----------
                                                  $2,962,073        $2,803,774
                                                  ==========        ==========

                                                        F.N.B. CORPORATION    10

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwestern Florida, northern and central Tennessee, eastern Ohio and southwestern Kentucky.

  As of December 31, 2000, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 2000. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

Total loans at December 31, 1999 . . . . . . . . . . . . .    $54,634
New loans. . . . . . . . . . . . . . . . . . . . . . . . .     27,539
Repayments . . . . . . . . . . . . . . . . . . . . . . . .    (30,942)
Other  . . . . . . . . . . . . . . . . . . . . . . . . . .      3,282
                                                              -------
Total loans at December 31, 2000 . . . . . . . . . . . . .    $54,513
                                                              =======

  Other represents the net change in loan balances resulting from changes in related parties during the year.


NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                     2000            1999
-----------                                     ----            ----
Non-accrual loans                            $ 9,946         $ 9,321
Restructured loans                             2,810           3,560
                                             -------         -------
  TOTAL NON-PERFORMING LOANS                  12,756          12,881
Other real estate owned                        4,786           4,801
                                             -------         -------
  TOTAL NON-PERFORMING ASSETS                $17,542         $17,682
                                             =======         =======


  For the years ended December 31, 2000, 1999 and 1998, income recognized on non-accrual and restructured loans was $514,000, $503,000 and $863,000, respectively. Income that would have been recognized during 2000, 1999 and 1998 on such loans if they were in accordance with their original terms was $1.6 million, $1.4 million and $1.6 million, respectively. Loans past due 90 days or more were $4.5 million, $4.9 million and $2.9 million at December 31, 2000, 1999 and 1998, respectively.

  Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At or For the Year Ended December 31                             2000              1999            1998
------------------------------------                             ----              ----            ----
Impaired loans with an allocated allowance                     $  969           $ 2,069          $3,366
Impaired loans without an allocated allowance                   1,027             1,762           4,998
                                                               ------           -------          ------
   TOTAL IMPAIRED LOANS                                        $1,996           $ 3,831          $8,364
                                                               ======           =======          ======
Allocated allowance on impaired loans                             375               891           1,099
                                                               ======           =======          ======
Portion of impaired loans on non-accrual                        1,339             1,272           5,413
                                                               ======           =======          ======
Average impaired loans                                          2,682             5,268           4,945
                                                               ======           =======          ======
Income recognized on impaired loans                               162               302             492
                                                               ======           =======          ======


F.N.B. CORPORATION    11

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                                           2000              1999            1998
----------------------                                           ----              ----            ----
Balance at beginning of year                                  $36,311           $32,308         $31,055

Addition from acquisitions                                        767            2,813

Charge-offs                                                   (10,955)          (9,622)          (7,634)
Recoveries                                                      1,737            1,572            1,315
                                                              -------          -------          -------
    NET CHARGE-OFFS                                            (9,218)          (8,050)          (6,319)
Provision for loan losses                                      10,877            9,240            7,572
                                                              -------          -------          -------
Balance at end of year                                        $38,737          $36,311          $32,308
                                                              =======          =======          =======


PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                                           2000            1999
-----------                                           ----            ----
Land                                              $ 20,614        $ 19,660
Premises                                            88,168          83,487
Equipment                                           68,476          62,024
                                                  --------        --------
                                                   177,258         165,171
Accumulated depreciation                           (69,510)        (60,119)
                                                  --------        --------
                                                  $107,748        $105,052
                                                  ========        ========


  Depreciation expense was $10.7 million for 2000, $9.5 million for 1999 and $8.2 million for 1998.

  The Corporation has operating leases extending to 2087 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $4.2 million for 2000, $3.7 million for 1999 and $3.6 million for 1998. Total minimum rental commitments under such leases were $24.8 million at December 31, 2000. Following is a summary of future minimum lease payments for years following December 31, 2000 (in thousands):

                     2001 ................. $ 2,382
                     2002 .................   1,977
                     2003 .................   1,662
                     2004 .................   1,371
                     2005 .................   1,028
                     Later years ..........  16,372


                                                        F.N.B. CORPORATION    12

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



DEPOSITS

Following is a summary of deposits (in thousands):

December 31                                                    2000                1999
-----------                                                    ----                ----
Non-interest bearing                                     $  461,386          $  424,352
Savings and NOW                                           1,330,334           1,275,610
Certificates of deposit and other time deposits           1,311,217           1,209,472
                                                         ----------          ----------
                                                         $3,102,937          $2,909,434
                                                         ==========          ==========

  Following is a summary of the scheduled maturities of certificates of deposit and other time deposits for each of the five years following December 31, 2000 (in thousands):

                   2001 ....................   $934,617
                   2002 ....................    259,061
                   2003 ....................     54,569
                   2004 ....................     21,879
                   2005 ....................     40,144
                   Later years .............        947

  Time deposits of $100,000 or more were $327.3 million and $263.7 million at December 31, 2000 and 1999, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 2000 (in thousands):

                            CERTIFICATES       OTHER TIME
                             OF DEPOSIT         DEPOSITS             TOTAL
                            ------------       ----------         --------
Three months or less          $104,467          $  4,533          $109,000
Three to six months             60,258             3,765            64,023
Six to twelve months            84,636             2,303            86,939
Over twelve months              50,834            16,552            67,386
                              --------          --------          --------
                              $300,195          $ 27,153          $327,348
                              ========          ========          ========


SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                              2000              1999
-----------                                              ----              ----
Securities sold under repurchase agreements          $146,996          $134,808
Federal funds purchased                                   865            49,691
Federal Home Loan Bank advances                        39,400            77,000
Other short-term borrowings                            25,296            19,205
Subordinated notes                                     70,308            51,493
                                                     --------          --------
                                                     $282,865          $332,197
                                                     ========          ========


  Credit facilities amounting to $70.0 million at December 31, 2000 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. Credit facilities amounting to $45.0 million were unused at December 31, 2000.


F.N.B. CORPORATION    13

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                     2000              1999
-----------                                     ----              ----
Federal Home Loan Bank advances ........    $ 70,829          $ 75,911
Other long-term debt ...................         822               783
Subordinated notes .....................      44,489            40,940
                                            --------          --------
                                            $116,140          $117,634
                                            ========          ========

  The Corporation has available credit with the Federal Home Loan Bank of $622.2 million, of which $110.2 million was used as of December 31, 2000. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2010. Interest rates paid on these advances range from 5.46% to 6.40% in 2000 and 5.45% to 6.32% in 1999.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2010. At December 31, 2000, $34.5 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 6.73% at December 31, 2000 and 7.31% at December 31, 1999.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 2000 are as follows (in thousands):

              2001 .....................  $25,518
              2002 .....................   17,051
              2003 .....................    1,688
              2004 .....................      931
              2005 .....................   31,494
              Later years ..............   39,458


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

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                    2000         1999
-----------                                    ----         ----
Commitments to extend credit ............  $566,355     $529,901
Standby letters of credit ...............    35,776       33,258

  At December 31, 2000, funding of approximately 85% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.



                                                        F.N.B. CORPORATION    14

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 6.2 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 2000, 654 shares of Series A Preferred were converted to 771 shares of common stock. At December 31, 2000, 23,548 shares of common stock were reserved by the Corporation for the conversion of the remaining 19,194 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder into shares of the Corporation's common stock at a price of $10.05 per share. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 2000, 39,073 shares of Series B Preferred were converted to 94,709 shares of common stock. At December 31, 2000, 369,275 shares of common stock were reserved by the Corporation for the conversion of the remaining 148,538 outstanding shares.

COMPREHENSIVE INCOME

  The components of comprehensive income, net of related tax, are as follows (in thousands):


Year Ended December 31                                                 2000               1999               1998
----------------------                                                 ----               ----               ----
Net income                                                          $42,776           $ 39,295            $33,021
Other comprehensive income:
 Unrealized gains (losses) on securities:
  Arising during the period, net of tax expense (benefit)
   of $3,854, $(5,449) and $960                                       7,127            (10,121)             1,783
Less: reclassification adjustment for gains included in
   net income, net of tax benefit of $99, $559 and $436                (184)            (1,038)              (810)
Minimum pension liability adjustment                                     30
                                                                    -------           --------            -------
Other comprehensive income (loss)                                     6,973            (11,159)               973
                                                                    -------           --------            -------
Comprehensive income                                                $49,749           $ 28,136            $33,994
                                                                    =======           ========            =======

STOCK INCENTIVE PLANS

  The Corporation has available up to 1,058,025 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 2000, 44,783 shares out of a total of 84,009 shares were vested under these plans. The weighted average grant date fair value of the restricted shares issued through December 31, 2000 was $26.25.

  The Corporation has available up to 2,729,063 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.



F.N.B. CORPORATION    15

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  In accordance with FAS No. 123, the following table shows pro forma net income and earnings per share along with the significant assumptions used in the Black-Scholes option pricing model (in thousands, except per share data):

Year Ended December 31                       2000          1999          1998
----------------------                       ----          ----          ----
Pro forma net income                      $41,494      $38,376        $32,383

Pro forma earnings per share:
  Basic                                     $1.87        $1.74          $1.47
                                          -------      -------        -------
  Diluted                                   $1.82        $1.68          $1.41
                                          -------      -------        -------

Assumptions:
  Risk-free interest rate                    6.79%        4.72%          5.54%
  Dividend yield                             3.37%        3.20%          2.52%
  Expected stock price volitility             .26%         .23%           .23%
  Expected life (years)                      5.00         5.00           5.00
                                          -------      -------        -------



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


  Activity in the Option Plan during the past three years was as follows:

                                                             Weighted
                                                           Average Price
                                              2000           per Share             1999                 1998
                                              ----           ---------             ----                 ----
Outstanding, beginning of year           1,517,574           $   17.74        1,365,620            1,390,417
  Granted during the year                  549,140               21.71          384,586              295,314
  Exercised during the year               (101,560)               8.41         (207,636)            (294,165)
  Forfeited during the year                (33,463)              20.14          (24,996)             (25,946)
                                         ---------                            ---------            ---------
Ending balance                           1,931,691               19.32        1,517,574            1,365,620
                                         =========                            =========            =========

  The following table summarizes information about the stock options outstanding at December 31, 2000:

                                 OPTIONS OUTSTANDING                                             OPTIONS EXERCISABLE
                          ---------------------------------                              ------------------------------------
      RANGE OF                             WEIGHTED AVERAGE         WEIGHTED                                      WEIGHTED
      EXERCISE              OPTIONS            REMAINING             AVERAGE               OPTIONS                 AVERAGE
       PRICES             OUTSTANDING      CONTRACTUAL YEARS     EXERCISE PRICE          EXERCISABLE           EXERCISE PRICE
       ------             -----------      -----------------     --------------          -----------           --------------
   $ 5.49  -$ 8.24           157,747              3.42               $ 6.74                157,747                  $ 6.75
     8.25  - 12.38           355,415              3.32                10.38                302,764                   10.40
    12.39  - 18.59           167,950              5.04                16.25                137,619                   16.36
    18.60  - 27.90         1,003,716              8.29                22.33                219,622                   21.76
    27.91  - 30.07           246,863              7.05                30.07                107,541                   30.07
                           ---------                                                       -------
                           1,931,691                                                       925,293
                           =========                                                       =======


                                                        F.N.B. CORPORATION    16

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The Corporation has granted warrants to purchase common stock (at exercise prices of $5.64 and $9.44 per share). Such warrants are exercisable and will expire on June 19, 2001 and December 17, 2003. The Corporation has reserved 27,349 shares of common stock for issuance in connection with these warrants.


RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                                 2000               1999
-----------                                                 ----               ----
Benefit obligation at beginning of year                 $ 27,976           $ 30,893
  Service cost                                             1,416              1,604
  Interest cost                                            2,336              2,097
  Plan amendments                                            254
  Actuarial loss (gain)                                    2,573             (5,357)
  Benefits paid                                             (965)            (1,261)
                                                        --------           --------
Benefit obligation at end of year                       $ 33,590           $ 27,976
                                                        ========           ========


December 31                                                 2000               1999
-----------                                                 ----               ----
Fair value of plan assets at beginning of year          $ 29,510           $ 28,340
  Actual return on plan assets                               (97)             2,382
  Company contribution                                     1,004                 49
  Benefits paid                                             (965)            (1,261)
                                                        --------           --------
Fair value of plan assets at end of year                $ 29,452           $ 29,510
                                                        ========           ========


December 31                                                 2000               1999
-----------                                                 ----               ----
Funded status of plan                                   $ (4,137)          $  1,534
Unrecognized actuarial gain                               (2,766)            (8,063)
Unrecognized prior service cost                            1,641              1,715
Unrecognized net transition obligation                        32                 37
                                                        --------           --------
Accrued pension cost                                    $ (5,230)          $ (4,777)
                                                        ========           ========

  Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $8.0 million and $0, respectively, as of December 31, 2000, and $6.0 million and $0, respectively, as of December 31, 1999.

  The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

December 31                                        2000              1999
-----------                                        ----              ----
Prepaid pension cost                            $ 1,177           $   433
Accrued pension cost                             (6,407)           (5,210)
Additional minimum liability                     (1,592)             (809)
Accumulated other comprehensive income               30
Intangible asset                                  1,562               809
                                                -------           -------
Net amount recognized on balance sheet          $(5,230)          $(4,777)
                                                =======           =======

F.N.B. CORPORATION   17

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      Notes to Consolidated Financial Statements



  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                                       2000               1999               1998
----------------------                                       ----               ----               ----
Service costs                                             $ 1,416            $ 1,604            $ 1,310
Interest cost                                               2,336              2,097              1,839
Expected return on plan assets                             (2,327)            (2,234)            (1,989)
Net amortization                                               32                319                233
                                                          -------            -------            -------
Net pension expense                                       $ 1,457            $ 1,786            $ 1,393
                                                          =======            =======            =======

Assumptions as of December 31                                2000               1999               1998
-----------------------------                                ----               ----               ----
Weighted average discount rate                                7.5%               7.8%               6.5%
Rates of increase in compensation levels                      4.0%               4.0%               4.0%
Expected long-term rate of return on plan assets              8.0%               8.0%               8.0%

  At December 31, 2000, plan assets include 258,164 shares of the Corporation's common stock, having a market value of $5.4 million. Dividends received on these shares totaled $186,000 for 2000.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $1.0 million in 2000, $844,000 in 1999 and $734,000 in 1998.

  Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $910,000 in 2000, $1.0 million in 1999 and $705,000 in 1998 related to the Salary Savings ESOP Plan.


OTHER POSTRETIREMENT BENEFIT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                         2000              1999
-----------                                         ----              ----
Benefit obligation at beginning of year          $ 1,205           $   965
  Service cost                                        85               101
  Interest cost                                       78                74
  Plan participants' contributions                     2                 4
  Plan amendments                                     13                60
  Actuarial (gain) loss                             (246)              112
  Benefits paid                                     (108)             (111)
  Curtailment and settlement                          (8)
                                                 -------           -------
Benefit obligation at end of year                $ 1,021           $ 1,205
                                                 =======           =======


                                                         F.N.B. CORPORATION   18

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31                                                                                  2000              1999
-----------                                                                                  ----              ----
Fair value of plan assets at beginning of year                                            $     0           $     0
  Company contribution                                                                        106               107
  Plan participants' contributions                                                              2                 4
  Benefits paid                                                                              (108)             (111)
                                                                                          -------           -------
Fair value of plan assets at end of year                                                  $     0           $     0
                                                                                          =======           =======
December 31                                                                                  2000              1999
-----------                                                                                  ----              ----
Funded status of plan                                                                     $(1,021)          $(1,205)
Unrecognized actuarial gain                                                                  (272)              (60)
Unrecognized prior service cost                                                                72                63
Unrecognized net transition obligation                                                        418               481
                                                                                          -------           -------
Accrued postretirement benefit cost                                                       $  (803)          $  (721)
                                                                                          =======           =======


Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                           2000         1999         1998
----------------------                           ----         ----         ----
Service cost                                     $ 85         $101         $ 77
Interest cost                                      78           74           65
Net amortization                                   25           38           34
                                                 ----         ----         ----
Net periodic postretirement benefit cost         $188         $213         $176
                                                 ====         ====         ====

  Discount rates of 7.5%, 7.8% and 6.5% for 2000, 1999 and 1998, respectively, were used to determine the accumulated postretirement benefit obligation.

  The assumed health care cost trend rate has a significant effect on the amounts reported. A 6.8% annual rate of increase in the per capita costs of covered health care benefits is assumed for 2001, gradually decreasing to 5.0% by the year 2003. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 2000 service and interest cost and the accumulated postretirement benefit obligation at December 31, 2000 (in thousands):

                                                                        1%            1%
                                                                     Increase      Decrease
                                                                     --------      --------
Effect on service and interest components of net periodic cost          $20          $(17)
Effect on accumulated postretirement benefit obligation                  99           (86)

F.N.B. Corporation   19

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      Notes to Consolidated Financial Statements


Income Taxes

  Income tax expense consists of the following (in thousands):

Year Ended December 31                                                                     2000           1999           1998
----------------------                                                                     ----           ----           ----
Current income taxes:
  Federal taxes                                                                         $17,473        $25,269        $19,723
  State taxes                                                                             1,612            945            915
                                                                                        -------        -------        -------
                                                                                         19,085         26,214         20,638
Deferred income taxes:
  Federal taxes                                                                           1,705         (9,051)        (4,220)
  State taxes                                                                              (671)
                                                                                        -------        -------        -------
                                                                                        $20,119        $17,163        $16,418
                                                                                        =======        =======        =======

The tax effects of temporary differences giving rise to deferred tax assets and liabilities are presented below (in thousands):

December 31                                                           2000           1999
-----------                                                           ----           ----
Deferred tax assets:
  Allowance for loan losses                                       $ 13,558       $ 12,709
  Deferred compensation                                              3,042          2,927
  Deferred benefits                                                  2,612          2,346
  Other                                                                636          1,012
                                                                  --------       --------
    Total Gross Deferred Tax Assets                                 19,848         18,994
                                                                  --------       --------
Deferred tax liabilities:
  Depreciation                                                      (1,728)          (577)
  Deferred gain on sale of subsidiary                               (3,555)        (3,555)
  Unrealized (gains) losses on securities available for sale        (1,185)         2,607
  Leasing                                                          (20,506)       (20,945)
  Other                                                             (1,452)        (2,344)
                                                                  --------       --------
    Total Gross Deferred Tax Liabilities                           (28,426)       (24,814)
                                                                  --------       --------
    Net Deferred Tax Liabilities                                  $ (8,578)      $ (5,820)
                                                                  ========       ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                                   2000        1999        1998
----------------------                                   ----        ----        ----
Federal statutory tax rate                               35.0%       35.0%       35.0%
Effect of nontaxable interest and dividend income        (4.1)       (4.7)       (3.2)
State taxes                                               1.0         1.1         1.2
Goodwill                                                   .5          .5          .5
Merger related costs                                                   .3         1.1
Other items                                               (.4)       (1.8)       (1.4)
                                                         ----        ----        ----
Effective tax rate                                       32.0%       30.4%       33.2%
                                                         ====        ====        ====

  Income tax expense related to gains on the sale of securities was $62,000, $586,000 and $485,000 for the years ended December 31, 2000, 1999 and 1998, respectively.


                                                         F.N.B. Corporation   20

F.N.B. CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements


Earnings per Share

  The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Year Ended December 31                                              2000               1999               1998
----------------------                                              ----               ----               ----
BASIC
Net income                                                  $     42,776       $     39,295       $     33,021
Less:  Preferred stock dividends declared                           (341)              (411)              (492)
                                                            ------------       ------------       ------------
Net income applicable to basic common shares                $     42,435       $     38,884       $     32,529
                                                            ------------       ------------       ------------

Average common shares outstanding                             22,014,104         21,854,055         21,725,715
                                                            ------------       ------------       ------------


Earnings per share                                          $       1.93       $       1.78       $       1.50
                                                            ------------       ------------       ------------

DILUTED
Net income applicable to diluted common shares              $     42,776       $     39,295       $     33,021
                                                            ------------       ------------       ------------

Average common shares outstanding                             22,014,104         21,854,055         21,725,715
Convertible preferred stock                                      427,664            547,542            625,669

Net effect of dilutive stock options based on the
  treasury stock method using the average market price           355,330            462,524            671,195
                                                            ------------       ------------       ------------
Diluted average common shares outstanding                     22,797,098         22,864,121         23,022,579
                                                            ============       ============       ============

Earnings per share                                          $       1.88       $       1.72       $       1.43
                                                            ============       ============       ============


REGULATORY MATTERS

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  As of December 31, 2000, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      Notes to Consolidated Financial Statements



  Following are the capital ratios as of December 31, 2000 for the Corporation and its significant subsidiaries, First National Bank of Pennsylvania, First National Bank of Naples and Cape Coral National Bank (dollars in thousands):

                                                                                   Well Capitalized             Minimum Capital
                                                           Actual                    Requirements                Requirements
                                                  ----------------------       ----------------------       ---------------------
                                                    Amount        Ratio          Amount        Ratio          Amount       Ratio
                                                    ------        -----          ------        -----          ------       -----
Total Capital (to risk-weighted assets):
  F.N.B. Corporation                              $333,027         11.3%       $294,201         10.0%       $235,361        8.0%
  First National Bank of Pennsylvania              105,464         10.4         101,113         10.0          80,891        8.0
  First National Bank of Naples                     67,993         10.5          64,953         10.0          51,962        8.0
  Cape Coral National Bank                          29,048         11.2          26,041         10.0          20,833        8.0


Tier 1 Capital (to risk-weighted assets):
  F.N.B. Corporation                              $293,159         10.0%       $176,521          6.0%       $117,680        4.0%
  First National Bank of Pennsylvania               93,101          9.2          60,668          6.0          40,445        4.0
  First National Bank of Naples                     61,870          9.5          38,972          6.0          25,981        4.0
  Cape Coral National Bank                          26,513         10.2          15,625          6.0          10,416        4.0


Tier 1 Capital (to average assets):
  F.N.B. Corporation                              $293,159          7.7%       $191,592          5.0%       $153,274        4.0%
  First National Bank of Pennsylvania               93,101          7.1          65,889          5.0          52,771        4.0
  First National Bank of Naples                     61,870          7.6          40,895          5.0          32,716        4.0
  Cape Coral National Bank                          26,513          7.0          18,944          5.0          15,155        4.0



  The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $31.2 million at December 31, 2000. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 2000, the subsidiaries had $63.5 million of retained earnings available for distribution as dividends without prior regulatory approval.


  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus, and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $41.3 million at December 31, 2000.


F.N.B. CORPORATION   22

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BUSINESS SEGMENTS

  The Corporation operates in two reportable segments: community banks and insurance agencies. The Corporation's community bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's bank subsidiaries offer trust services as well as various alternative investment products, including mutual funds and annuities. The Corporation's insurance agencies are full-service insurance companies offering all lines of commercial and personal insurance through major carriers. The following tables provide financial information for these segments of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.

                                               Community        Insurance             All
At or for the Year Ended December 31, 2000       Banks           Agencies            Other         Consolidated
------------------------------------------       -----           --------            -----         ------------
Interest income                               $  270,276        $       89        $   20,571        $  290,936
Interest expense                                 130,491               152             4,665           135,308
Non-interest income                               37,774            13,880             3,991            55,645
Non-interest expense                             111,922            10,589            12,931           135,442
Intangible amortization                            1,571               400                88             2,059
Income tax expense                                18,386             1,214               519            20,119
Core operating income                             38,969             1,614             2,193            42,776
Net income                                        38,969             1,614             2,193            42,776
Total assets                                   3,752,031            21,902           112,615         3,886,548

                                                Community           Insurance              All
At or for the Year Ended December 31, 1999        Banks              Agencies             Other            Consolidated
------------------------------------------        -----              --------             -----            ------------
Interest income                                $   239,501         $        61         $    15,354         $   254,916
Interest expense                                   103,221                 110               3,136             106,467
Non-interest income                                 32,461               7,978               6,489              46,928
Non-interest expense                               107,789               6,436              13,520             127,745
Intangible amortization                              1,891                                      43               1,934
Income tax expense (credit)                         16,746                (359)                776              17,163
Core operating income                               36,202               1,852               2,509              40,563
Non-recurring items, net of tax*                      (428)                                   (840)             (1,268)
Net income                                          35,774               1,852               1,669              39,295
Total assets                                     3,600,090               6,453              99,641           3,706,184

                                                COMMUNITY           INSURANCE              ALL
At or for the Year Ended December 31, 1998        BANKS              AGENCIES             OTHER            CONSOLIDATED
------------------------------------------        -----              --------             -----            ------------
Interest income                                $   228,780         $        53         $    17,194         $   246,027
Interest expense                                   104,414                  92               3,646             108,152
Non-interest income                                 28,366               5,895               5,044              39,305
Non-interest expense                                97,770               5,033              16,045             118,848
Intangible amortization                              1,277                                      44               1,321
Income tax expense (credit)                         16,607                                    (189)             16,418
Core operating income*                              35,298                 823               1,243              37,364
Non-recurring items, net of tax*                    (3,225)                                 (1,118)             (4,343)
Net income                                          32,073                 823                 125              33,021
Total assets                                     3,319,678               3,751              83,248           3,406,677

F.N.B. CORPORATION   23

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                                         2000            1999            1998
----------------------                                         ----            ----            ----
Cash paid during year for:
  Interest                                                 $131,562        $105,671        $107,292
  Income taxes                                               18,895           7,773           9,642

Non-cash investing and financing activities:
  Acquisition of real estate in settlement of loans        $  2,022        $  3,929        $  3,037
  Loans granted in the sale of other real estate                465             176           2,396


PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands)

December 31                                               2000            1999
-----------                                               ----            ----
ASSETS
Cash                                                  $     48        $    740
Short-term investments                                   9,168           3,827
Premises and equipment                                   1,078           1,192
Other assets                                             5,735          14,468
Investment in bank subsidiaries                        283,169         262,019
Investment in non-bank subsidiaries                    174,569         135,070
                                                      --------        --------
    TOTAL ASSETS                                      $473,767        $417,316
                                                      ========        ========
LIABILITIES
Other liabilities                                     $ 10,402        $ 15,568
Short-term borrowings                                   97,632          70,493
Long-term debt                                          44,489          40,940
                                                      --------        --------
    TOTAL LIABILITIES                                  152,523         127,001
STOCKHOLDERS' EQUITY                                   321,244         290,315
                                                      --------        --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $473,767        $417,316
                                                      ========        ========


                                                         F.N.B. CORPORATION   24

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME STATEMENT (in thousands)
Year Ended December 31                                    2000           1999           1998
----------------------                                    ----           ----           ----
INCOME
Dividend income from subsidiaries:
  Bank                                                 $22,801        $22,875        $29,401
  Non-bank                                               2,570          1,565          2,148
                                                       -------        -------        -------
                                                        25,371         24,440         31,549
                                                       -------        -------        -------
Interest income                                            511            667            452
Service fee income                                       9,575          8,663          7,776
Other income                                                15             21             98
                                                       -------        -------        -------
  TOTAL INCOME                                          35,472         33,791         39,875
                                                       -------        -------        -------

EXPENSES
Interest expense                                         8,847          5,846          6,136
Salaries and personnel expense                           8,527          8,278          8,264
Service fees                                               598            319            985
Other expenses                                           2,639          4,730          4,090
                                                       -------        -------        -------
  TOTAL EXPENSES                                        20,611         19,173         19,475
                                                       -------        -------        -------

INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES                  14,861         14,618         20,400
Income tax benefit                                       3,941          3,248          3,880
                                                       -------        -------        -------
                                                        18,802         17,866         24,280
                                                       -------        -------        -------
Equity in undistributed income of subsidiaries:
    Bank                                                16,168         14,752          3,337
    Non-bank                                             7,806          6,677          5,404
                                                       -------        -------        -------
                                                        23,974         21,429          8,741
                                                       -------        -------        -------

NET INCOME                                             $42,776        $39,295        $33,021
                                                       =======        =======        =======



F.N.B. CORPORATION   25

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



STATEMENT OF CASH FLOWS (in thousands)
--------------------------------------
Year Ended December 31                                      2000             1999             1998
----------------------                                      ----             ----             ----
OPERATING ACTIVITIES
Net income                                              $ 42,776         $ 39,295         $ 33,021
Adjustments to reconcile net income to net
 cash flows from operating activities:
    Undistributed earnings of subsidiaries               (23,974)         (21,429)          (8,741)
    Other, net                                             3,651            2,598           (3,386)
                                                        --------         --------         --------
      Net cash flows from operating activities            22,453           20,464           20,894
                                                        --------         --------         --------

INVESTING ACTIVITIES
Net change in short-term investments                      (5,341)          11,118          (12,493)
Advances from subsidiaries                                                  1,621            1,501
Investment in subsidiaries                               (29,673)         (26,607)           6,845
                                                        --------         --------         --------
    Net cash flows from investing activities             (35,014)         (13,868)          (4,147)
                                                        --------         --------         --------

FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings          27,139           20,884             (322)
Decrease in long-term debt                               (15,686)         (17,736)          (6,510)
Increase in long-term debt                                19,236           10,489           10,837
Net acquisition of treasury stock                         (2,826)          (3,440)          (7,572)
Cash dividends paid                                      (15,994)         (16,520)         (12,719)
                                                        --------         --------         --------
    Net cash flows from financing activities              11,869           (6,323)         (16,286)
                                                        --------         --------         --------
NET (DECREASE) INCREASE IN CASH                             (692)             273              461
Cash at beginning of year                                    740              467                6
                                                        --------         --------         --------
CASH AT END OF  YEAR                                    $     48         $    740         $    467
                                                        ========         ========         ========
CASH PAID
Interest                                                $  8,022         $  5,933         $  6,049
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

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                   2000                                    1999
                                                     --------------------------------         ------------------------------
                                                       CARRYING              FAIR              CARRYING              FAIR
                                                        AMOUNT               VALUE              AMOUNT               VALUE
                                                       --------              -----             --------              -----
FINANCIAL ASSETS
Cash and short-term investments                      $  179,648           $  179,648          $  182,128          $  182,128
Securities available for sale                           436,441              436,441             408,731             408,731
Securities held to maturity                              60,522               60,549              77,359              75,905
Net loans, including loans held for sale              2,924,378            2,953,737           2,776,196           2,765,002

FINANCIAL LIABILITIES
Deposits                                             $3,102,937           $3,112,607          $2,909,434          $2,907,673
Short-term borrowings                                   282,865              282,865             332,197             332,197
Long-term debt                                          116,140              120,321             117,634             117,368



                         REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

  We have audited the accompanying consolidated balance sheet of F.N.B. Corporation and Subsidiaries (F.N.B. Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Guaranty Bank and Trust Company, which statements reflect net income constituting approximately 1% for 1998 of the related consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Guaranty Bank and Trust Company, is based solely on the report of the other auditors.


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

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
February 5, 2001



F.N.B. CORPORATION    27

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         SELECTED FINANCIAL DATA


F.N.B. CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)

YEAR ENDED DECEMBER 31                          2000              1999              1998              1997              1996
----------------------                          ----              ----              ----              ----              ----
Total interest income                     $  290,936        $  254,916        $  246,027        $  225,126        $  209,761
Total interest expense                       135,308           106,467           108,152            96,728            88,063
Net interest income                          155,628           148,449           137,875           128,398           121,698
Provision for loan losses                     10,877             9,240             7,572            11,503            10,063
Total non-interest income                     55,645            46,928            39,305            33,278            28,626
Total non-interest expenses                  137,501           129,679           120,169           107,932           105,727
Net income before extraordinary items         42,776            39,295            33,021            29,228            23,327
Extraordinary items, net of tax                                                                      8,809
Net income                                    42,776            39,295            33,021            38,037            23,327
Core operating earnings *                     42,776            40,563            37,364            33,793            27,470
                                          ----------        ----------        ----------        ----------        ----------

AT YEAR-END
Total assets                              $3,886,548        $3,706,184        $3,406,677        $3,098,453        $2,796,926
Net loans                                  2,923,336         2,767,463         2,390,576         2,144,734         1,939,818
Deposits                                   3,102,937         2,909,434         2,850,428         2,583,586         2,344,312
Long-term debt                               116,140           117,634            70,384            73,434            59,448
Preferred stock                                1,678             2,075             2,380             2,875             3,525
Total stockholders' equity                   321,244           290,315           282,138           270,440           235,025
                                          ----------        ----------        ----------        ----------        ----------

PER COMMON SHARE
Core operating earnings *
  Basic                                   $     1.93        $     1.84        $     1.70        $     1.58        $     1.27
  Diluted                                       1.88              1.77              1.62              1.50              1.23
Net income
  Basic                                         1.93              1.78              1.50              1.78              1.08
  Diluted                                       1.88              1.72              1.43              1.69              1.05
Cash dividends                                   .71               .67               .64               .55               .52
Book value                                     14.37             13.00             12.65             12.05             10.68
                                          ----------        ----------        ----------        ----------        ----------

RATIOS
Return on average assets, based
 on core operating earnings *                   1.13%             1.16%             1.16%             1.18%             1.03%
Return on average assets                        1.13              1.13              1.02              1.32               .88
Return on average equity, based
 on core operating earnings *                  14.16             14.18             13.50             13.64             11.97
Return on average equity                       14.16             13.74             11.93             15.36             10.16
Dividend payout ratio                          36.89             41.43             41.85             28.11             29.26
Average equity to average assets                7.96              8.19              8.57              8.62              8.62
                                          ==========        ==========        ==========        ==========        ==========


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

F.N.B. CORPORATION AND SUBSIDIARIES

QUARTERLY EARNINGS SUMMARY


F.N.B. CORPORATION AND SUBSIDIARIES
QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)


QUARTER ENDED 2000                                        MAR. 31             JUNE 30          SEPT. 30              DEC. 31
------------------                                        -------             -------          --------              -------
Total interest income                                     $69,154             $71,557           $74,702              $75,523
Total interest expense                                     30,285              32,241            35,922               36,860
Net interest income                                        38,869              39,316            38,780               38,663
Provision for loan losses                                   2,973               2,901             2,439                2,564
Total non-interest income                                  12,710              12,612            14,656               15,667
Total non-interest expenses                                33,801              33,694            34,996               35,010
Net income                                                 10,109              10,419            10,934               11,314
Core operating earnings                                    10,109              10,419            10,934               11,314

PER COMMON SHARE
Core operating earnings
  Basic                                                      $.46                $.47              $.49                 $.51
  Diluted                                                     .44                 .46               .48                  .50
Net income
  Basic                                                       .46                 .47               .49                  .51
  Diluted                                                     .44                 .46               .48                  .50
Cash dividends                                                .17                 .18               .18                  .18

QUARTER ENDED 1999                                        MAR. 31             JUNE 30          SEPT. 30              DEC. 31
------------------                                        -------             -------          --------              -------
Total interest income                                     $61,262             $62,422           $64,185              $67,047
Total interest expense                                     25,615              25,548            26,664               28,640
Net interest income                                        35,647              36,874            37,521               38,407
Provision for loan losses                                   2,051               2,540             2,105                2,544
Total non-interest income                                  11,265              11,431            12,284               11,948
Total non-interest expenses                                32,342              31,747            32,677               32,913
Net income                                                  8,841               9,796            10,345               10,313
Core operating earnings *                                   9,660               9,796            10,320               10,787

PER COMMON SHARE
Core operating earnings *
  Basic                                                      $.44                $.44              $.47                 $.49
  Diluted                                                     .42                 .43               .45                  .47
Net income
  Basic                                                       .40                 .44               .47                  .47
  Diluted                                                     .39                 .43               .45                  .45
Cash dividends                                                .16                 .17               .17                  .17


* Core operating earnings exclude merger related costs of $819,000 recognized during the first quarter of 1999, gain on the sale of a branch of $392,000 and non-recurring costs of $367,000 recognized during the third quarter of 1999 and merger related costs of $474,000 recognized during the fourth quarter of 1999, all on an after- tax basis.

F.N.B. CORPORATION    29

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

CHARTER CONSOLIDATION

  The Corporation announced on January 9, 2001, that it had initiated a charter consolidation plan as part of an effort to improve long-term shareholder value. Under this plan, the Corporation's five Florida banking affiliates will be merged under First National Bank of Florida and its two Pennsylvania banks will be combined under First National Bank of Pennsylvania. During 2000, the Corporation previously consolidated its two Ohio banking affiliates into a single charter, Metropolitan National Bank. The Corporation's nine banking affiliates will continue to do business under their original names and will continue to be managed by a local President and Chief Executive Officer.

  The integration project is scheduled to be completed during the first quarter of 2001, and will enable the Corporation to realize cost savings through the elimination of operational redundancies, integration of common deposit, lending and fiduciary programs, elimination of certain layers of management and through the deployment of enhanced information technologies. The Corporation estimates that the annual cost savings will be in the range of $3.8 million to $4.1 million. The Corporation anticipates taking a pre-tax consolidation charge of $3.0 million to $3.2 million during the first quarter of 2001. The charge will cover such items as early retirement and involuntary separation, data processing conversion costs, legal costs and third party consulting fees arising from the consolidation. These preliminary estimates are based on several assumptions, and actual costs savings and consolidation charges incurred may be higher or lower than what is currently contemplated, and should be viewed accordingly.

RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2000

  Net income increased 8.9% to $42.8 million in 2000 from $39.3 million in 1999. Basic earnings per share were $1.93 and $1.78 for 2000 and 1999, while diluted earnings per share were $1.88 and $1.72, respectively, for those same periods. The results for 1999 include merger related and other non-recurring costs of $1.3 million, net of tax. Excluding these items, core operating earnings were $40.6 million in 1999.

  Net interest income, on a fully taxable equivalent basis, increased by 4.8% as net average interest earning assets increased by $282.0 million. These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was 1.13% for both 2000 and 1999, while the Corporation's return on average equity was 14.16% for 2000 and 13.74%for 1999. Excluding the non-recurring items in 1999, the Corporation had a return on average assets of 1.16% and a return on average equity of 14.18%.

NET INTEREST INCOME

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $157.8 million in 2000 versus $150.6 million in 1999. Net interest income consisted of interest income of $293.1 million and interest expense of $135.3 million in 2000, compared to $257.0 million and $106.5 million for each, respectively, in 1999. The Corporation's net interest margin was 4.58% for 2000.

DILUTED CORE OPERATING EARNINGS PER SHARE


                  1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----
                 $1.23    $1.50    $1.62    $1.77    $1.88

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31,                              2000                          1999                          1998
                                          --------------------------   --------------------------     --------------------------
                                          AVERAGE             YIELD/   AVERAGE             YIELD/     AVERAGE             YIELD/
                                          BALANCE  INTEREST   RATE     BALANCE   INTEREST   RATE      BALANCE   INTEREST   RATE
                                          -------  --------   ----     -------   --------   ----      -------   --------   ----
ASSETS
Interest earning assets:
Interest bearing deposits with banks   $    3,078  $    194   6.30%  $    5,077  $    307   6.05%   $    3,765  $    181   4.81%
Federal funds sold                         18,896     1,213   6.42       24,653     1,219   4.94        76,247     4,153   5.45
Taxable investment securities (1)         408,028    25,759   6.31      451,367    27,655   6.13       525,905    32,458   6.17
Non-taxable investment securities (2)      69,565     4,556   6.55       78,206     4,808   6.15        87,312     5,362   6.14
Loans (2)(3)                            2,945,080   261,369   8.87    2,603,347   223,033   8.57     2,294,506   205,933   8.98
                                       ----------  --------          ----------  --------           ----------  --------
     TOTAL INTEREST EARNING ASSETS      3,444,647   293,091   8.51    3,162,650   257,022   8.13     2,987,735   248,087   8.30
                                       ----------  --------          ----------  --------           ----------  --------
Cash and due from banks                   118,893                       114,865                         99,758
Allowance for loan losses                 (38,676)                      (34,330)                      (32,193)
Premises and equipment                    107,445                       100,797                         88,443
Other assets                              162,714                       148,000                         86,627
                                       ----------                    ----------                     ----------
                                       $3,795,023                    $3,491,982                     $3,230,370
                                       ==========                    ==========                     ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand             $   491,397    10,900   2.22  $   469,429     9,185   1.96   $   490,169    10,034   2.05
  Savings                                 780,516    24,227   3.10      798,718    21,528   2.70       658,351    21,113   3.21
  Other time                            1,306,879    75,198   5.75    1,169,679    59,613   5.10     1,201,560    65,510   5.45
Short-term borrowings                     289,361    16,895   5.84      237,919    11,282   4.74       134,789     6,813   5.05
Long-term debt                            121,970     8,088   6.63       73,968     4,859   6.57        74,451     4,682   6.29
                                       ----------  --------          ----------  --------           ----------  --------

     TOTAL INTEREST BEARING
       LIABILITIES                      2,990,123   135,308   4.53    2,749,713   106,467   3.87     2,559,320   108,152   4.23
                                       ----------  --------          ----------  --------           ----------  --------
Non-interest bearing demand deposits     438,919                        400,047                        346,479
Other liabilities                          63,980                        56,158                         47,716
                                       ----------                    ----------                     ----------
                                        3,493,022                     3,205,918                      2,953,515
                                       ----------                    ----------                     ----------
STOCKHOLDERS' EQUITY                      302,001                       286,064                        276,855
                                       ----------                    ----------                     ----------
                                       $3,795,023                    $3,491,982                     $3,230,370
                                       ==========                    ==========                     ==========
Excess of interest earning assets
  over interest bearing liabilities   $   454,524                    $  412,937                     $  428,415
                                       ==========                    ==========                     ==========

Net interest income                                $157,783                      $150,555                       $139,935
                                                   ========                      ========                       ========
Net interest spread                                           3.98%                         4.26%                          4.07%
                                                              ====                          ====                           ====
Net interest margin (4)                                       4.58%                         4.76%                          4.68%
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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


  The yield on total interest earning assets increased by 38 basis points and the rate paid on interest bearing liabilities increased by 66 basis points. Although the Corporation has experienced some margin compression since 1999, net interest income has risen as earning assets have increased by 8.9%. There is a possibility that the compression could continue, as further discussed within the "Liquidity and Interest Rate Sensitivity" section of this report.

  Interest income on loans, on a fully taxable equivalent basis, increased 17.2% from $223.0 million in 1999 to $261.4 million in 2000. This increase was the result of an increase in average loans of 13.1% as well as an increase in the average yield by 30 basis points.

  Interest expense on deposits increased $20.0 million or 22.1% in 2000 while average deposits increased 5.8%. The average balance in time deposits and interest bearing demand deposits increased $137.2 million and $22.0 million, respectively, while the average balance in savings deposits decreased by $18.2 million. The average balance in non-interest bearing demand deposits increased by $38.9 million. Interest expense on short-term borrowings increased $5.6 million or 49.8% in 2000 due to a $51.4 million increase in average short-term borrowings. Interest expense on long-term debt increased $3.2 million or 66.5% in 2000 due to a $48.0 million increase in average long-term debt.

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,
                                                          2000                                    1999
                                          -----------------------------------       -----------------------------------
                                           VOLUME         RATE          NET         VOLUME         RATE           NET
INTEREST INCOME
Interest bearing deposits with banks      $  (126)      $    13       $  (113)      $    72       $    54       $   126
Federal funds sold                           (325)          319            (6)       (2,578)         (356)       (2,934)
Securities                                 (3,344)        1,196        (2,148)       (5,156)         (201)       (5,357)
Loans                                      30,265         8,071        38,336        25,878        (8,778)       17,100
                                          -------       -------       -------       -------       -------       -------
                                           26,470         9,599        36,069        18,216        (9,281)        8,935
                                          -------       -------       -------       -------       -------       -------
INTEREST EXPENSE
Deposits:
  Interest bearing                            447         1,268         1,715          (417)         (432)         (849)
  Savings                                    (491)        3,190         2,699         1,629        (1,214)          415
  Other time                                7,469         8,116        15,585        (1,724)       (4,173)       (5,897)
Short-term borrowings                       2,707         2,906         5,613         4,859          (390)        4,469
Long-term debt                              3,184            45         3,229           (30)          207           177
                                          -------       -------       -------       -------       -------       -------
                                           13,316        15,525        28,841         4,317        (6,002)       (1,685)
                                          -------       -------       -------       -------       -------       -------

NET CHANGE                                $13,154       $(5,926)      $ 7,228       $13,899       $(3,279)      $10,620
                                          =======       =======       =======       =======       =======       =======


  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 17.7% to $10.9 million in 2000. This increase is consistent with the Corporation's continued strong loan growth. (See "Non-Performing Loans and Allowance for Loan Losses" section of this report).

                                                        F.N.B. CORPORATION    32

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


NON-INTEREST INCOME

  Total non-interest income increased 18.6% from $46.9 million in 1999 to $55.6 million in 2000. Exclusive of gains on sale of securities, non-interest income increased by 22.6%. This increase was primarily attributable to the Corporation's transformation to a financial services company focusing resources dedicated to generating insurance commissions and fees, investment service charges and trust fees.

  Insurance commissions and fees, service charges and trust fees increased 30.1% from $34.7 million in 1999 to $45.1 million in 2000. These higher levels of fee income are attributable to growth in insurance, increases in deposits and the Corporation's continued expansion into annuity and mutual fund sales and trust services. This increase was partially offset by a decrease of $1.5 million in gains on the sale of securities.

NON-INTEREST EXPENSE

  Total non-interest expense increased from $129.7 million in 1999 to $137.5 million in 2000. The increase was primarily attributable to an increase of $6.4 million in salaries and employee benefits. This increase was due primarily from the Corporation's continued expansion into non-interest revenue lines of business along with normal annual salary adjustments and continued escalation of certain benefit costs.

  The Corporation recognized $1.8 million in 1999 in merger related costs. These expenses were primarily data processing termination and conversion costs and change in control provisions. Also during 1999, the Corporation recorded a net insurance recovery of $883,000.

INCOME TAXES

  The Corporation's income tax expense was $20.1 million for 2000 compared to $17.2 million for 1999. The 2000 effective tax rate of 32.0% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by the available for sale securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Excluding mortgage-backed securities, debt securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $46.7 million or 9.4% of the securities portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $45.0 million was unused at the end of 2000. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  The financial performance of the Corporation is at risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest-earning assets and interest-bearing liabilities subject to pricing over a period of time, the difference between the change in various interest rates and the embedded options in certain financial instruments. The Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized"balance sheet and adequate levels of liquidity. This policy designates the Asset/Liability Committee (ALCO) as the body responsible for meeting this objective. The Corporation utilizes an asset/liability model to support its balance sheet strategies. The Corporation uses gap analysis, net interest income simulations and the economic value of equity to measure its interest rate risk.

  The gap analysis below measures the interest rate risk of the Corporation by comparing the difference between the amount of interest-earning assets and interest-bearing liabilities subject to repricing over a period of time. The cumulative one-year gap ratio was .90 at December 31, 2000 as compared to .85 at December 31, 1999. A ratio


F.N.B. CORPORATION    33

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


of less than one indicates an excess of repricing liabilities over repricing assets. Based on the cumulative one-year gap and assuming no change in asset/liability composition, an increase in interest rates is expected to result in a reduction in net interest income over the next twelve months, whereas a decrease in interest rates should provide for an increase in net interest income over the same period.


  Following is the gap analysis as of December 31, 2000 (dollars in thousands):

                                            WITHIN          4-12            1-5             OVER
                                          3 MONTHS         MONTHS          YEARS           5 YEARS          TOTAL
                                          --------         ------          -----           -------          -----
INTEREST EARNING ASSETS
Interest bearing deposits with banks      $   1,843                                                       $    1,843
Federal funds sold                           35,961                                                           35,961
Securities                                   37,290       $  80,343      $  297,770      $    81,560         496,963
Loans, net of unearned income               741,578         571,304       1,401,701          248,532       2,963,115
                                          ---------       ---------      ----------      -----------      ----------
                                            816,672         651,647       1,699,471          330,092       3,497,882
Other assets                                                                                 388,666         388,666
                                          ---------       ---------      ----------      -----------      ----------
                                          $ 816,672       $ 651,647      $1,699,471      $   718,758      $3,886,548
                                          =========       =========      ==========      ===========      ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking                       $  72,571                                      $   459,992      $  532,563
  Savings                                   312,288                                          485,483         797,771
  Time deposits                             286,144       $ 654,332      $  370,741                        1,311,217
Borrowings                                  261,126          47,229          51,109           39,541         399,005
                                          ---------       ---------      ----------      -----------      ----------
                                            932,129         701,561         421,850          985,016       3,040,556
Other liabilities                                                                            524,748         524,748
Stockholders' equity                                                                         321,244         321,244
                                          ---------       ---------      ----------      -----------      ----------
                                          $ 932,129       $ 701,561      $  421,850      $ 1,831,008      $3,886,548
                                          ---------       ---------      ----------      -----------      ----------
PERIOD GAP                                $(115,457)      $ (49,914)     $1,277,621      $(1,112,250)
                                          ---------       ---------      ----------      -----------
CUMULATIVE GAP                            $(115,457)      $(165,371)     $1,112,250
                                          ---------       ---------      ----------
CUMULATIVE GAP AS A PERCENT
   OF TOTAL ASSETS                            (2.97)%         (4.26)%         28.62%
                                          ---------       ---------      ----------
RATE SENSITIVE ASSETS/
  RATE SENSITIVE LIABILITIES (CUMULATIVE)       .88             .90            1.54             1.15
                                          =========       =========      ==========      ===========

   Net interest income simulations measure the exposure to short-term earnings from changes in market rates of interest in a more rigorous and explicit fashion. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios. The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the present value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in the long-term earnings capacity of the balance sheet assuming that the rate change remains in effect over the life of the balance sheet. The following table presents an analysis of the potential sensitivity of the Corporation's annual net interest income and EVE to sudden and sustained 200 basis point changes in market rates:

December 31                                            2000     1999
-----------                                            ----     ----
Net interest income change
  (12 months):
  - 200 basis points. . . . . . . . . . . .             .3%      1.7%
  + 200 basis points. . . . . . . . . . . .           (3.0)%    (5.2)%

Economic value of equity:
  - 200 basis points. . . . . . . . . . . . .         (4.0)%      .4%
  +200 basis points. . . . . . . . . . . . .          (2.0)%    (4.9)%

                                                        F.N.B. CORPORATION    34

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


  The preceding measures reflect actions the ALCO enacted during 2000 to reduce the sensitivity of its net interest income. However, the measures do not necessarily reflect the actions the ALCO may undertake in response to changes in interest rates. Thus, the measurements assumed no change in asset/liability composition.
The disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy.

  The computation of the prospective effects of hypothetical interest changes requires numerous assumptions regarding characteristics of new business and the behavior of existing positions. These business assumptions are based upon the Corporation's experience, business plans and published industry experience. Key assumptions employed in the model include asset prepayment speeds, the relative price sensitivity of certain assets and liabilities and the expected life of nonmaturity deposits. Because these assumptions are inherently uncertain, actual results will differ from simulated results.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999

  The Corporation's core operating earnings increased 8.6% to $40.6 million in 1999 from $37.4 million in 1998. Basic core operating earnings per share were $1.84 and $1.70 for 1999 and 1998, while diluted core operating earnings per share were $1.77 and $1.62, respectively, for those same periods. The results for 1999 exclude merger related and other non-recurring costs of $1.3 million while the results for 1998 exclude merger related and other non-recurring costs of $4.3 million, both net of tax. Including these items, net income was $39.3 million in 1999 versus $33.0 million in 1998. Based upon core operating earnings, the Corporation's return on average assets was 1.16% for both 1999 and 1998, while the Corporation's return on average equity was 14.18% for 1999 compared to 13.50% for1998.

  Net interest income, on a fully taxable equivalent basis, increased from $139.9 million in 1998 to $150.6 million in 1999. Net interest income consisted of interest income of $257.0 million and interest expense of $106.5 million in 1999, compared to $248.1 million and $108.2 million for each, respectively, in 1998. Net margin increased to 4.76% from 4.68% in 1998. Interest income on loans, on a fully taxable equivalent basis, increased 8.3% from $205.9 million in 1998 to $223.0 million in 1999. This increase is the result of an increase in average loans of 13.5% as the average yield declined by 41 basis points. Interest expense on deposits decreased 6.5% while average deposits increased 3.7%. The average balance in savings deposits increased $140.4 million, while the average balance in interest bearing demand deposits and time deposits decreased by $20.7 million and $31.9 million, respectively. The average balance in non-interest bearing demand deposits increased by $53.6 million. Interest expense on short-term borrowings increased $4.5 million in 1999 due to a $103.1 million increase in average short-term borrowings which was partially offset by a decline in the rate paid of 31 basis points.

  The provision for loan losses was $9.2 million and represented an increase of 22.0% from 1998, a reflection of the Corporation's continued strong loan growth.

  Total non-interest income increased 19.4% from $39.3 million in 1998 to $46.9 million in 1999. This increase was attributable to increases in service charges, income from bank owned life insurance, trust fees and other non-interest income. Service charges and trust fees increased 24.4% from $19.4 million in 1998 to $24.1 million in 1999. Revenue was recognized as a result of increases in the level of deposits. In addition, the Corporation's December of 1998 investment in bank owned life insurance provided $3.1 million of other income. Also during 1999, the Corporation recognized a gain of $603,000 resulting from the sale of a branch.

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


F.N.B. CORPORATION    35

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


change in control provisions, while the 1998 expenses were principally legal and investment banking costs associated with the completion of various mergers. Also during 1999, the Corporation recorded a net insurance recovery of $883,000.

  Income tax expense was $17.2 million for 1999 compared to $16.4 million for 1998. The 1999 effective tax rate of 30.4% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.


FINANCIAL CONDITION

LENDING ACTIVITY

  Following is a summary of loans (in thousands):

December 31                                          2000             1999             1998              1997             1996
-----------                                          ----             ----             ----              ----             ----
Real estate:
  Residential                                  $1,096,311       $1,059,432      $   994,157       $   949,716      $   788,874
  Commercial                                      812,023          747,835          632,304           542,251          493,990
  Construction                                    180,387          119,398          103,672            70,093           48,070
Installment loans to individuals                  339,126          334,810          292,418           301,911          417,300
Commercial, financial and agricultural            392,783          350,023          299,081           272,609          225,447
Lease financing                                   204,187          254,252          132,266            59,852           21,538
Unearned income                                  (62,744)          (61,976)         (31,014)          (20,643)         (24,202)
                                               ----------       ----------       ----------        ----------       ----------
                                               $2,962,073       $2,803,774       $2,422,884        $2,175,789       $1,971,017
                                               ==========       ==========      ===========       ===========      ===========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

  During 2000, 1999 and 1998, the Corporation sold $23.5 million, $49.8 million and $50.8 million, respectively, in fixed rate residential mortgages. These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves.

  The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwestern Florida, northern and central Tennessee, eastern Ohio and southwestern Kentucky.

  As of December 31, 2000, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                                  WITHIN            ONE TO             AFTER
DECEMBER 31, 2000                                                ONE YEAR        FIVE YEARS        FIVE YEARS           TOTAL
-----------------                                                --------        ----------        ----------           -----
Commercial, financial and agricultural                           $184,803          $164,204           $43,776        $392,783
Real estate - construction                                        108,417            45,094            26,876         180,387
                                                                 --------          --------           -------        --------
  Total                                                          $293,220          $209,298           $70,652        $573,170
                                                                 ========          ========           =======        ========


  The total amount of loans due after one year includes $144.6 million with floating or adjustable rates of interest and $135.4 million with fixed rates of interest.

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

  Following is a summary of non-performing loans (dollars in thousands):

December 31                            2000           1999           1998            1997            1996
-----------                            ----           ----           ----            ----            ----
Non-accrual loans                  $  9,946       $  9,321        $12,250          $8,365         $10,363
Restructured loans                    2,810          3,560          1,770           1,345           2,709
                                    -------        -------        -------          ------         -------
                                    $12,756        $12,881        $14,020          $9,710         $13,072
                                    =======        =======        =======          ======         =======
Non-performing loans as a
  percentage of total loans             .43%           .46%           .58%            .45%            .66%
                                    -------        -------        -------          ------         -------

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                                   2000          1999          1998          1997          1996
----------------------                                   ----          ----          ----          ----          ----
Gross interest income that would have been
  recorded if the loans had been current and in
  accordance with their original terms                 $1,602        $1,445        $1,563        $1,068        $1,473
Interest income recorded during the year                  514           503           863           477           798
                                                       ------        ------        ------        ------        ------

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31                                     2000         1999         1998          1997           1996
-----------                                     ----         ----         ----          ----           ----
Loans 90 days or more past due                $4,533       $4,863       $2,943        $3,220         $3,092
Loans 90 days or more past due as a
  percentage of total loans                       15%         .17%         .12%          .15%           .16%
                                              ------       ------       ------        ------         ------


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

F.N.B. CORPORATION   37

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION




     Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                      2000          1999           1998           1997          1996
----------------------                                      ----          ----           ----           ----          ----
Balance at beginning of year                              $ 36,311       $32,308       $31,055       $ 31,199       $27,771

Addition from acquisitions                                     767         2,813                        1,167
Reduction due to the sale of a subsidiary and loans                                                    (3,828)

Charge-offs:
 Real estate - mortgage                                       (589)         (964)         (322)          (888)         (482)
 Installment loans to individuals                           (6,916)       (5,509)       (5,893)        (6,978)       (6,190)
 Lease financing                                            (1,867)         (632)         (300)          (106)          (12)
 Commercial, financial and agricultural                     (1,583)       (2,517)       (1,119)        (2,309)       (1,621)
                                                          --------       -------       -------       --------       -------
                                                           (10,955)       (9,622)       (7,634)       (10,281)       (8,305)
                                                          --------       -------       -------       --------       -------
Recoveries:
 Real estate - mortgage                                        112            50            43            100           136
 Installment loans to individuals                            1,089         1,108           914            804         1,057
 Lease financing                                               220            80            38             32             6
 Commercial, financial and agricultural                        316           334           320            359           471
                                                          --------       -------       -------       --------       -------
                                                             1,737         1,572         1,315          1,295         1,670
                                                          --------       -------       -------       --------       -------

Net charge-offs                                             (9,218)       (8,050)       (6,319)        (8,986)       (6,635)
Provision for loan losses                                   10,877         9,240         7,572         11,503        10,063
                                                          --------       -------       -------       --------       -------
Balance at end of year                                    $ 38,737       $36,311       $32,308       $ 31,055       $31,199
                                                          ========       =======       =======       ========       =======

Net charge-offs as a percent of
  average loans, net of unearned income                        .31%          .31%          .28%           .44%          .35%
Allowance for loan losses as a percent of
  total loans, net of unearned income                         1.31          1.30          1.33           1.43          1.58
Allowance for loan losses as a
  percent of non-performing loans                           303.68        281.90        230.44         319.82        238.67
                                                          --------       -------       -------       --------       -------

    Following is a summary of the allocation of the allowance for loan losses (dollars in thousands):

                                           % OF               % OF                % OF               % OF                 % OF
                                          LOANS               LOANS               LOANS              LOANS                LOANS
                                         IN EACH             IN EACH             IN EACH            IN EACH              IN EACH
                                        CATEGORY            CATEGORY            CATEGORY           CATEGORY             CATEGORY
                                        TO TOTAL            TO TOTAL            TO TOTAL           TO TOTAL             TO TOTAL
Year Ended December 31          2000      LOANS      1999     LOANS      1998     LOANS      1997    LOANS       1996     LOANS
----------------------          ----      -----      ----     -----      ----     -----      ----    -----       ----     -----
Commercial, financial and
   agricultural                $ 6,358      41%    $ 6,969       39%    $ 6,018      38%   $ 5,617       37%    $ 7,725     37%
Real estate - construction         437       6         475        4         271       4        284        3         132      2
Real estate - mortgage          10,211      37       8,662       38       6,534      41      6,263       44       4,749     40
Installment loans to
   individuals                   8,997      16       8,635       19       8,384      17      5,597       16       7,771     21
Unallocated portion             12,734              11,570               11,101             13,294               10,822
                               -------     ---     -------      ---     -------     ---    -------      ---     -------    ---
                               $38,737     100%    $36,311      100%    $32,308     100%   $31,055      100%    $31,199    100%
                               =======     ===     =======      ===     =======     ===    =======      ===     =======    ===



                                                        F.N.B. CORPORATION    38

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

  During 2000, securities available for sale increased by $27.7 million and securities held to maturity decreased by $16.8 million from December 31, 1999.

  The following table indicates the respective maturities and weighted average yields of securities as of December 31, 2000 (dollars in thousands):

                                                                                                                 WEIGHTED
                                                                                          AMOUNT              AVERAGE YIELD
                                                                                          ------              -------------
U.S. Treasury and other U.S. Government agencies and corporations:
     Maturing within one year                                                           $  40,877                 6.20%
     Maturing after one year within five years                                            168,531                 6.16%
     Maturing after five years within ten years                                             4,449                 5.93%

States of  the U.S. and political subdivisions:
     Maturing within one year                                                               5,733                 6.16%
     Maturing after one year within five years                                             19,952                 6.46%
     Maturing after five years within ten years                                             9,753                 6.60%
     Maturing after ten years                                                               2,875                 6.73%

Other debt securities:
     Maturing within one year                                                                  82                 6.62%
     Maturing after one year within five years                                                 10                 5.50%
     Maturing after five within ten years                                                      10                 2.80%

Mortgage-backed securities of  U.S. Government agencies                                   216,083                 6.34%
Equity securities                                                                          28,608                 7.56%
                                                                                        ---------                -----
          TOTAL                                                                         $ 496,963                 6.35%
                                                                                        =========                =====

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

F.N.B. CORPORATION    39

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

  Total deposits increased 6.7% to $3.1 billion in 2000. This increase was due to a $101.7 million or 8.4% increase in time deposits and a $54.7 million or 4.3% increase in savings and interest checking accounts.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, Federal Home Loan Bank advances, subordinated notes and other short-term borrowings, decreased by $49.3 million in 2000 to $282.9 million. The primary reason for the lower level of borrowings was the Corporation's ability to attract deposits at a slightly faster pace than loan growth.

  Repurchase agreements are the largest component of short-term borrowings. At December 31, 2000, repurchase agreements represented 52.0% of total short-term borrowings. Following is a summary of selected information on repurchase agreements (dollars in thousands):


  December 31                                         2000            1999             1998
  -----------                                         ----            ----             ----
  Balance at end of year                          $146,996        $134,808          $99,590
  Maximum month-end balance                        166,672         134,808           99,590
  Average balance during the year                  153,510         120,698           79,593

  Weighted average interest rates:
    At end of year                                    5.41%           4.16%            4.24%
    During the year                                   5.24%           4.17%            4.27%
                                                  --------        --------          -------


CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

 Capital management is a continuous process. Since December 31, 1999, stockholders' equity has increased $26.8 million as a result of earnings retention. Total cash dividends declared represented 37.4% of net income for 2000 compared to 42.0% for 1999. Book value per share was $14.37 at December 31, 2000, compared to $13.00 at December 31, 1999.

RETURN ON AVERAGE EQUITY
(based on core operating earnings)

                  1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----
                  12.0%    13.6%    13.5%    14.2%    14.2%

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

  Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on April 17, 2000 and April 26 1999. As of January 31, 2001, there were 6,756 holders of record of common stock.

Quarter Ended 2000                   LOW         HIGH       DIVIDENDS
------------------                   ---         ----       ---------
March 31 . . . . . . . . . . . .    $ 17 3/8    $22 1/2       $ .17
June 30 . . . . . . . . . . . .       17 1/2     20 5/8         .18
September 30 . . . . . . . . .        19 1/4     22 3/4         .18
December 31  . . . . . . . . .        19 1/8     22             .18

Quarter Ended 1999                   LOW          HIGH     DIVIDENDS
------------------                   ---          ----     ---------
March 31 . . . . . . . . . . . .   $20         $26 3/8       $.16
June 30. . . . . . . . . . . . .    21 7/8      26            .17
September 30 . . . . . . . .        23          25 7/8        .17
December 31 . . . . . . . .         21          26 5/8        .17


CASH DIVIDENDS PAID PER COMMON SHARE

                  1996     1997     1998     1999     2000
                  ----     ----     ----     ----     ----
                  $.52     $.55     $.64     $.67     $.71

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


F.N.B. CORPORATION    41

[LOGO] F.N.B. CORPORATION
       ----------------------------------------


ONE F.N.B. BOULEVARD
HERMITAGE, PA 16148

2150 GOODLETTE ROAD NORTH
NAPLES, FL 34102

www.fnbcorporation.com