Form 10-K, Exhibit 13
period 2001-12-31
FNB CORP/FL/
filed 2002-03-26
CIK 37808

                                                                      Exhibit 13


                        Unveiling the New F.N.B. Brand.
                      Our New Symbol of Trust, Commitment,
                         Friendship, Service & Loyalty.



                           [F.N.B. CORPORATION LOGO]




                               2001 ANNUAL REPORT

CORPORATE PROFILE

          F.N.B. Corporation is a diversified financial services company headquartered in Naples, Florida. The company owns and operates traditional community banks, insurance agencies, a consumer finance company and First National Trust Company. It has full-service offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on the Nasdaq National Market under the symbol "FBAN."

          F.N.B. has been honored as a Dividend Achiever by Mergent FIS, formerly the Financial Information Services division of Moody's Investors Service. This annual recognition is based on the company's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 29 consecutive years.


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


OUR CORPORATE LOGO

          The spirit of F.N.B. Corporation is reflected in our new corporate logo. This metaphoric symbol of a handshake and the American flag represents our commitment to our customers, our employees and our shareholders. It also symbolizes the core values for which we stand:
          Trust, Commitment, Friendship, Service and Loyalty. This logo, which was adopted after extensive market research and peer group studies, will be rolled out at all F.N.B. locations as part of a strategic branding effort throughout the year.


CONTENTS

 1   Financial Highlights
 2   Letter to Shareholders
 6   Leadership Council
 8   Our Commitment
14   Year in Review
16   Board of Directors
18   Corporate Officers
19   Affiliate Management
20   Principal Affiliates & Subsidiaries
21   Independent Auditors' Report
22   Financial Review


ANNUAL MEETING

The Annual Meeting of Shareholders will be held on May 6, 2002 at 4 p.m. at the Naples Beach Hotel, 851 Gulf Shore Blvd. N., Naples, FL 34102.

F.N.B. CORPORATION AND SUBSIDIARIES                    [F.N.B. CORPORATION LOGO]

FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

----------------------------------------------------------------------------------------------------
                                                      2001              2000         Percent Change
FOR THE YEAR*
Core operating earnings                        $    51,756       $    43,990              17.7%
   Return on average assets                           1.27%             1.12%
   Return on average shareholders' equity            14.65%            13.71%
Net income                                     $    44,572       $    43,990               1.3
   Return on average assets                           1.09%             1.12%
   Return on average shareholders' equity            12.61%            13.71%
----------------------------------------------------------------------------------------------------
PER COMMON SHARE*
Core operating earnings
   Basic                                       $      2.01       $      1.72              16.9%
   Diluted                                     $      1.95       $      1.68              16.1
Net income
   Basic                                       $      1.73       $      1.72               0.6
   Diluted                                     $      1.68       $      1.68               0.0
Cash dividends                                 $      0.75       $      0.67              11.9
Book value at year end                         $     14.22       $     13.17               8.0
Market price at year end                       $     26.35       $     20.00              31.8
----------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Efficiency ratio                                     63.02%            64.47%
Net interest margin                                   4.69%             4.58%
----------------------------------------------------------------------------------------------------
AT YEAR END
Assets                                         $ 4,129,087       $ 4,055,921               1.8%
Net loans                                      $ 3,161,659       $ 3,056,460               3.4
Deposits                                       $ 3,292,392       $ 3,247,950               1.4
Shareholders' equity                           $   369,197       $   339,640               8.7
Common shares outstanding                       25,711,313        24,256,076               6.0
----------------------------------------------------------------------------------------------------

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.1 million for the year ended December 31, 2001, both on an after tax basis.


CORE OPERATING EARNINGS
(Dollars in millions)

1997                                                                        33.9
1998                                                                        38.1
1999                                                                        41.8
2000                                                                        44.0
2001                                                                        51.8


CORE OPERATING EARNINGS PER SHARE
(diluted)(in dollars)

1997                                                                        1.45
1998                                                                        1.46
1999                                                                        1.58
2000                                                                        1.68
2001                                                                        1.95


TOTAL ASSETS
(Dollars in billions)

1997                                                                         3.1
1998                                                                         3.5
1999                                                                         3.8
2000                                                                         4.0
2001                                                                         4.1


                                                            F.N.B. Corporation 1

LETTER TO OUR SHAREHOLDERS


It is a pleasure to report that in 2001 F.N.B. Corporation achieved outstanding financial results and made considerable progress in its strategic plan for long-term growth and diversification.

Core operating earnings, which exclude non-recurring items, grew to a record $51.8 million, an increase of 18% over the previous year. Core operating earnings per diluted share were $1.95, representing an increase of 16% over the previous year. Non-interest income, in particular, increased 31% to $82.8 million, accounting for approximately a third of total revenues and on target with our long-term goal of achieving 40% of total revenue from fee-based sources.

At the same time, we made significant progress in enhancing efficiency while reducing expenses. The efficiency ratio, a key performance measure, improved during the year to around 63%, which is well in line with industry peers. Meanwhile, core return on average shareholders' equity (ROE) and return on average assets (ROA) improved to 14.6% and 1.3%, respectively, for the year.

Much of this improvement resulted directly from a charter consolidation plan that was completed in the first quarter of 2001. Under this initiative, F.N.B.'s community bank affiliates in each state were combined under statewide operating charters. The company's six Florida banks were consolidated under First National Bank of Florida and its two Pennsylvania banks were merged under First National Bank of Pennsylvania. The company's two banking affiliates in northeastern Ohio had previously been consolidated under a single charter, Metropolitan National Bank.

Each affiliate office continued to do business under its own brand name, managed by a local President and Chief Executive Officer. While this move was transparent to the customer, significant savings were realized by eliminating operational redundancies, integrating common deposit and lending programs, and developing statewide marketing and branding strategies. The company also achieved major regulatory savings by reducing the total number of charters from 10 to three.

It is also important to note that despite the sluggish economy and national tragedies, F.N.B. Corporation maintained superior asset quality during the year. Non-performing assets as a percent of total assets were just 0.54%, which is on par with historical levels. One of the true hallmarks of F.N.B. has been our strong credit culture and that will not change.

In recognition of the company's consistently strong financial performance, strong cash flow from operations, and the quality of our balance sheet, the board of directors voted to


[PHOTO OF GARY L. TICE]

GARY L. TICE
President & Chief Executive Officer



F.N.B. Corporation 2
increase the company's dividend from the previous $0.72 per share to $0.80 per share on an annualized basis.

One of the most notable achievements of the past year was the relocation of our corporate headquarters from Hermitage, Pennsylvania, to Naples, Florida. The move reflects the company's consistent expansion over the past five years in the faster growing Florida market. In fact, F.N.B. Corporation is now the largest bank holding company headquartered in the Sunshine State.

The aggressive steps taken over the past year are indicative of the continued transformation of F.N.B. from a regional bank holding company into a diversified financial services corporation where all employees share a true passion for building loyal, profitable customer relationships. Our value propositions to our target market segments include traditional bank products; electronic banking; wealth management and investment services; insurance; and consumer finance.

We are also expanding cross-selling activities by placing licensed insurance and investment professionals in most of our 172 banking offices in Florida, Pennsylvania and Ohio. These offices will function as full-service financial centers where customers will have access to a full range of exceptional products and services. In addition, we remain committed to providing a level of superior customer service at every location that will clearly differentiate us from our competitors.

Through continued quality growth and strategic diversification, we are confident that we can build F.N.B. Corporation into an even more valuable company for long-term shareholders.

As we proceed into the next year, the management of F.N.B. will be focused on achieving five key priorities:

F.N.B. MERGER WITH PROMISTAR

In January 2002, we completed the largest acquisition in our company's history. Headquartered in Johnstown, Pennsylvania, Promistar Financial Corporation is a bank holding company with more than $2.4 billion in total assets and 82 offices throughout southwestern Pennsylvania.

All Promistar Bank offices are now operating under the First National Bank of Pennsylvania name. This merger will benefit our customers by giving them more than 100 convenient locations and will position First National Bank as the eighth largest bank in Pennsylvania and the largest community bank operating in the western half of the state.

Even more important are the opportunities for increasing fee income through the sale of wealth management, trust, investment and insurance services. With the addition of Promistar, we will expand the potential customer base for First National Bank of Pennsylvania from approximately 800,000 to more than 2.2 million households. Clearly, the integration of Promistar into the F.N.B. family in a timely and efficient manner will contribute greatly to our success.

[F.N.B. CORPORATION LOGO]

--------------------------------------------------------------------------------
The aggressive steps taken over the past year are indicative of the continued transformation of F.N.B. from a regional bank holding company into a diversified financial services corporation where all employees share a passion for building loyal, profitable customer relationships.
--------------------------------------------------------------------------------


                                                            F.N.B. Corporation 3

--------------------------------------------------------------------------------
F.N.B. Corporation was recently honored by being listed in the 2002 edition of America's Finest Companies, an annual investment directory that recognizes those select few U.S. based companies that excel in consistent growth in dividends and earnings per share.
--------------------------------------------------------------------------------

UPGRADE THE ORGANIZATION

To build a great company, you must be able to attract and retain great people. At F.N.B. Corporation, we go to extraordinary lengths to recruit and hire the very best person for each and every position. We measure and manage our corporate culture continuously and have one of the strongest and most positive corporate cultures in the financial services industry.

In addition, we hold all of our leaders and managers accountable not just for the performance of their business units but also for continuous leadership development, the effective mentoring and coaching of their direct reports, and for leadership behaviors which honor our core values.

Through our commitment to continuously upgrading our organization, and by reinforcing high-performance standards throughout our company, we will continue to make our superior workforce our greatest competitive advantage.

SELECTIVE ACQUISITIONS

We believe that each of the markets in which we operate offers opportunities for quality growth and continued high performance. However, it is clear that Florida presents the most dynamic potential for expanding our franchise.

Robust population growth and per capita income growth, combined with extraordinary economic and cultural diversity, provide a multitude of highly attractive markets for expansion, particularly in the southern and central parts of the state.

Since 1997, F.N.B. has acquired 11 community banks in Florida. Our latest acquisition, Central Bank Shares Inc., the holding company for the Bank of Central Florida, was completed in January 2002 and gives F.N.B. a foothold in the fast-growing Orlando market. This transaction alone adds more than $200 million in deposits and six full-service offices. As with our other recent acquisitions, we are committed to streamlining back room functions while boosting fee income from the effective sales of our insurance, investment and wealth management services.

We will continue to capitalize on the tremendous growth opportunities in Florida and on our proven success in expanding the F.N.B. franchise through acquisitions by targeting selective companies that make sense strategically and financially and will contribute to long-term shareholder value.

THE F.N.B. CORPORATION STORY

Another key priority is expanding investor awareness of our company. In 2001, we increased our corporate communications efforts as reflected by our first quarterly earnings conference call and live webcast. Senior management also participated as presenters in a number of banking industry conferences in order to expand the knowledge of our company among analysts and brokers.

Not surprisingly, investors are beginning to take notice.

For example, F.N.B. Corporation was recently honored by being listed in the 2002 edition of America's Finest Companies, an annual investment directory that recognizes those select few U.S.-based companies that excel in consistent growth in dividends and earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

We have an even better story to tell in 2002! We plan to continue to communicate "The F.N.B. Corporation Story" at every opportunity throughout the coming year with a special emphasis on the outstanding opportunities for quality growth and diversification in the years ahead.

F.N.B. Corporation 4

[F.N.B. CORPORATION LOGO]


BRANDING

The stronger a company's brand, the less it has to compete on price, which is extremely important in today's highly competitive financial services industry.

With this year's annual report, we are officially unveiling our new corporate logo. This metaphoric symbol of a hand shake and an American flag represents our commitment to building loyal relationships with our customers, employees, shareholders, and the individual communities we serve. It demonstrates what we, as a company, stand for: Trust, Commitment, Friendship, Service and Loyalty. The flag and its colors express our solidarity with the values of our nation.

This exciting new identity was developed through months of market research in Florida, Pennsylvania and Ohio. As we build strong brand recognition and awareness throughout our expanding trade area, this logo will facilitate and support our marketing, sales, growth and diversification strategies.

At F.N.B. Corporation, it is truly our passion to create one of America's great companies - one that creates superior value for our customers, employees and shareholders. In the following pages, you'll read testimonials from some of the people we have touched and how we have formed a bond that continues to earn their loyalty.

We also will introduce you to the company's new Leadership Council. These are the top corporate managers who are directly responsible for guiding our corporation as we seek to achieve our goals for growth and diversification. F.N.B. clearly is not a one-man operation. It takes the time and dedication of all our "leaders" to make us the successful company we are today.

I would like to acknowledge our directors for their invaluable guidance and wisdom over the past year. It is truly an honor to be associated with such a fine group of individuals.

I would especially like to thank F.N.B. Chairman Peter Mortensen for the innovative and professional leadership he has provided our company. Pete retired last year as Chief Executive Officer after a very distinguished banking career of more than 40 years. He has been my mentor and has shared his banking knowledge with me, which I very much appreciate. It is my goal to carry forward the core values that Pete has instilled in this company.

In closing, I would like to express my sincere gratitude and pride in the way that all F.N.B. employees have responded to the tragedies of September 11, 2001. The events of that day are something our nation had never experienced before and hopefully will never have to endure again. Despite the widespread uncertainty and fear generated by the terrorist attacks, our management and staff held firm, maintaining uninterrupted service for our customers and helping restore confidence. I am truly proud of the superior effort exerted by each and every one of them.


/s/ Gary L. Tice

GARY L. TICE
President & Chief Executive Officer

March 18, 2002

                                                            F.N.B. Corporation 5

THE LEADERSHIP COUNCIL                                 [F.N.B. CORPORATION LOGO]


At F.N.B. Corporation, we firmly believe that the foundation of any great company - and the source of any sustainable competitive advantage - is exceptional leadership at every level of the organization, beginning with the senior leadership team.

Our Leadership Council consists of the most senior leaders of our organization. This group meets at least monthly to thoroughly review the implementation of all major strategic initiatives; to identify and prioritize all new opportunities to more fully honor our customer, employee and shareholder commitments; to proactively initiate whatever new strategies and action plans may be needed; and to ensure that each of these leaders, and everyone they lead, remains focused on our Strategic Vision and Plan.

Each of these senior executives is held accountable for meeting or exceeding specific performance objectives and has been carefully selected based on experience, character, demonstrated leadership effectiveness, and the proven ability to achieve superior results. Above all else, each of these senior leaders shares an absolute passion for living our core values and making our strategic vision a reality because when you have a passion for something, nothing is unimportant.


--------------------------------------------------------------------------------
The Leadership Council: First Row, left to right, Kevin C. Hale, Executive Vice President & Chief Operating Officer; Stephen J. Gurgovits, Vice Chairman and President & Chief Executive Officer of First National Bank of Pennsylvania; Cass Bettinger, Executive Vice President & Chief Administrative Officer; Gary L. Tice, President & Chief Executive Officer.

Second Row, left to right, William J. Rundorff, Executive Vice President & Chief Legal Officer; C.C. Coghill, Executive Vice President & Chief Credit Officer; John D. Waters, Vice President & Chief Financial Officer.

Third Row, left to right, Michael H. Morris, President & Chief Executive Officer of First National Trust Company; Steven C. Powell, Executive Vice President & Chief Technology Officer; James L. Goehler, Chief Operating Officer of First National Bank of Florida; Garrett S. Richter, Executive Vice President and President & Chief Executive Officer of First National Bank of Florida.

Fourth Row, left to right, Myron Harvey, Senior Vice President & Human Resources Director; Tim Bouchard, Chief Operating Officer of Roger Bouchard Insurance Inc.; Steven C. Ackmann, Senior Executive Vice President & Chief Operating Officer of First National Bank of Pennsylvania.
--------------------------------------------------------------------------------


F.N.B. Corporation 6

                        [PHOTO OF THE LEADERSHIP COUNCIL]


                                                            F.N.B. Corporation 7

FOCUS ON CUSTOMER COMMITMENT


Each and every employee of F.N.B. Corporation and its financial services subsidiaries shares a commitment - as a team - to build loyal, profitable customer relationships.

To honor this commitment, we have identified in each of our markets the specific market segments that offer the greatest opportunities for building loyal and mutually profitable relationships.

On a regular and consistent basis we gather constructive feedback from our customers to ensure that our value propositions contain the specific benefits that represent the most important attributes of value for each target segment. In addition, we continuously monitor the value propositions offered by our direct and indirect competitors to make sure that we never become complacent or satisfied.

Our transition to a diversified financial services company, offering a full range of banking, insurance, investment, trust and wealth management services through electronic as well as traditional delivery channels, has been customer driven as well as shareholder driven. We now offer value propositions to each of our target markets that meet all of their financial needs.

Because service quality is such an important attribute of value for each of our target segments, we also have an absolute passion throughout the company for consistently delivering a superior level of service that produces not just satisfaction, but loyalty. We have identified the specific personality profiles required for every position in our company, including all customer contact positions. We make sure we hire the right people. Then, we provide them with a comprehensive orientation program, and continuous training that covers every aspect of our service quality commitment, including our F.N.B. Service Quality Standards. Finally, through a variety of ways, we evaluate and monitor service quality throughout the company on an ongoing basis and go to great lengths to recognize and reward all our service quality champions.

Directly related to our Customer Commitment is our Community Commitment, which encourages all officers and employees to take an active role in "contributing in a positive way to the economic and social well-being to the communities in which we live and work." Many of our most loyal and profitable customer relationships have come about as a result of our commitment to our communities.

[F.N.B. CORPORATION LOGO]

--------------------------------------------------------------------------------
Robert R. Gilkey, Vice President of Pennsylvania Rail Car Company, has been doing business with F.N.B. affiliate First National Bank of Pennsylvania since the company began in 1983. Gilkey credits the bank's commitment to providing superior customer service and relationship banking for much of the company's recent success. The family-owned company manufactures a wide variety of rail car parts for customers in the United States, Canada and Mexico.
--------------------------------------------------------------------------------


F.N.B. Corporation 8

                           [PHOTO OF ROBERT R. GILKEY]


                                                            F.N.B. Corporation 9

FOCUS ON EMPLOYEE COMMITMENT


In the final analysis, the performance of any company is nothing more or less than the sum of the individual performances of all its people.

Our stated Employee Commitment is "to foster a corporate culture throughout our company that attracts, develops and retains high-performance employees." While many companies give lip-service to those types of statements, at F.N.B. Corporation we take our Employee Commitment very seriously.

In addition to providing competitive salary and benefit packages, we have a multitude of programs to assure that our workforce is a competitive advantage for our company.

First, we profile every position in our company and set extremely high standards for recruiting and hiring. In addition, we use a variety of validated screening instruments, such as The Predictive Index, to make sure we put the right person in the right position. This, of course, benefits each of our employees as well as the organization itself.

Research has documented that the single most powerful influence on the attitude, behavior and performance of talented employees is the effectiveness of their immediate team leader. Because of this we only place people in leadership positions who have the attributes necessary to become exceptional leaders. Based on 360-degree evaluations, along with career development planning, every leader prepares a professional development plan each year and is held accountable for continuously improving his or her leadership effectiveness. In addition, through the F.N.B. Center for Leadership Development, we provide an extensive leadership curriculum for all existing and prospective leaders.

Finally, every 12-18 months we conduct a comprehensive corporate culture survey at each of our financial services subsidiaries. We ask our employees to let us know how we are doing in each of 20 components of corporate culture. The results are thoroughly reviewed; opportunities for improvement are prioritized; strategies and action plans are developed; and specific objectives are quantified, all within the framework of our strategic planning process.

We believe that as a result of our Employee Commitment, we have a workforce that is second to none. Our people truly are our greatest competitive advantage.

[F.N.B. CORPORATION LOGO]

--------------------------------------------------------------------------------
Candace Sizer began with F.N.B. affiliate First National Bank of Pennsylvania in 1977 as a personal banker trainee. Today, she is a Vice President and Manager of the largest branch located in Hermitage, Pennsylvania. F.N.B. is committed to cultivating its very best employees by equipping them with the educational tools and training necessary to be successful.
--------------------------------------------------------------------------------


F.N.B. Corporation 10

                            [PHOTO OF CANDACE SIZER]


                                                           F.N.B. Corporation 11

FOCUS ON SHAREHOLDER COMMITMENT


Our Shareholder Commitment, which is clearly articulated in our mission statement, is "to enhance shareholder value through superior profitability and quality growth."

It is the responsibility of all officers and employees to honor this commitment each day through their shared focus on building loyal, profitable customer relationships and by proactively seeking opportunities to improve the financial performance of their business units.

To this end, all new officers and employees complete an extensive orientation program which covers in great depth how their jobs relate to our Customer and Shareholder Commitments.

As additional reinforcement, our mission, including our Shareholder Commitment, is the foundation for not only our strategic plan, but for every job description. Accountabilities for each job are linked directly to the Shareholder, Customer, Employee, and/or Community Commitments and are weighted based on the relative importance for that specific job. In this way, every position has clearly defined accountabilities directly related to the Shareholder Commitment.

As an integral part of our companywide performance management system, all officers and employees, working directly with their team leaders, establish specific performance objectives based on their job description accountabilities and on the financial performance objectives in their business unit strategic plans.

In addition, we use a variety of performance-based compensation models to link individual and team compensation directly to the achievement of specific financial objectives.

In sum, all of our more than 2,800 financial services professionals are fully committed to the key quality growth and profitability enhancement strategies which support our Shareholder Commitment, and to which their job descriptions and compensation are directly related.

[F.N.B. CORPORATION LOGO]

--------------------------------------------------------------------------------
Shari and Hiett Ward realize the value of an investment in F.N.B. Corporation. The retired couple from Sanibel Island, Florida, say they felt comfortable investing in the company because they are clients themselves and have firsthand knowledge of the quality services offered through F.N.B. They also were attracted by the company's consistent earnings performance and growth opportunities, especially in the Sunshine State.
--------------------------------------------------------------------------------


F.N.B. Corporation 12

                        [PHOTO OF SHARI AND HIETT WARD]


                                                           F.N.B. Corporation 13

YEAR IN REVIEW

                                                       [F.N.B. CORPORATION LOGO]


Jan. 2 F.N.B. Corporation common stock opens trading in 2001 at $20.00 per share.

Jan. 5 F.N.B. Corporation completes the acquisition of James T. Blalock, an independent insurance agency located in Venice, Florida. The agency becomes a division of F.N.B.'s existing affiliate Roger Bouchard Insurance Inc.

Jan. 9 F.N.B. Corporation announces a charter consolidation plan for its community banking affiliates as part of an effort to improve long-term shareholder value. The integration project is completed during the first quarter of 2001.

Jan. 17 F.N.B. Corporation reports record 2000 net income of $42.8 million, or $1.88 per diluted share, an increase of 9 percent over the prior year. Core operating earnings also were a record at $42.8 million, or $1.88 per share.

Jan. 26 F.N.B. Corporation completes the acquisition of OneSource Group Inc., an independent insurance agency with offices in Jacksonville and Clearwater, Florida. The agency becomes a division of Roger Bouchard Insurance Inc.

Feb. 1 F.N.B. Corporation completes the acquisition of Don Ostrowsky & Associates Inc., an independent insurance agency located in Cape Coral, Florida. The agency becomes a division of Roger Bouchard Insurance Inc.

March 6 F.N.B. Corporation announces plans to relocate its corporate headquarters from Hermitage, Pennsylvania, to Naples, Florida. The reincorporation of F.N.B. in the state of Florida is formally completed effective June 1, 2001.

April 6 F.N.B. Corporation announces that it has been selected for inclusion in the America's Fastest Growing Companies index by Individual Investor Group Inc., publisher of Individual Investor magazine. The index is a barometer of the nation's 500 fastest growing small-cap stocks ranging from $100 million to $2 billion.

April 17 F.N.B. Corporation reports core operating earnings of $10.7 million, or $0.46 per diluted share, for the first quarter of 2001. The results represent an increase of 3 percent over the same period a year earlier.

April 23 F.N.B. Corporation declares a 5 percent common stock dividend at its annual meeting in Naples, Florida. The move marks the 29th consecutive year in which the corporation has paid a stock dividend to its shareholders.

April 30 F.N.B. Corporation announces the successful completion of its merger with Citizens Community Bancorp Inc., the parent of Citizens Community Bank of Florida. The transaction makes F.N.B. the third largest financial institution in the Naples/Collier County area based on total deposits.

May 14         F.N.B. Corporation affiliate Roger Bouchard Insurance Inc.
               announces plans to establish a full-service insurance agency office in Naples, Florida. The start-up operation is directed by Division Manager Larry W. Adams.

June 14 F.N.B. Corporation and Promistar Financial Corporation announce the signing of a definitive agreement in which Promistar will merge with and into F.N.B. Headquartered in Johnstown, Pennsylvania, Promistar is a bank holding company with $2.4 billion in total assets and 82 offices serving southwestern Pennsylvania.


F.N.B. Corporation 14

July 12 F.N.B. Corporation announces that it has been included once again in the re-indexed Russell 3000 and Russell 2000 stock indexes. The annual reconstitution of both Russell indexes is effective as of July 1, 2001.

July 17 F.N.B. Corporation reports core operating earnings of $13.2 million, or $0.50 per diluted share, for the second quarter of 2001. The results represent an increase of 23 percent over the same period a year earlier.

Aug. 22 F.N.B. Corporation announces that its Board of Directors has raised the regular quarterly cash dividend on its common stock by $0.02 to $0.20 per share. It is 11 percent higher than last year's third quarter dividend.

Sept. 5 F.N.B. Corporation is named a Dividend Achiever based on its outstanding record of increased dividend performance. The distinction is awarded by Mergent FIS, formerly known as Moody's Investors Service.

Sept. 17 F.N.B. Corporation announces that it has initiated construction on a major expansion of its information technology center in Hermitage, Pennsylvania. The $4.5 million project will increase the size of the existing facility from 40,000 square feet to 76,000 square feet and will result in significant job additions.

Sept. 25 F.N.B. Corporation President and Chief Executive Gary L. Tice participates as a presenter at the Sunbelt Community Bank Conference hosted by SunTrust Robinson Humphrey Capital Markets in Atlanta, Georgia.

Oct. 16 F.N.B. Corporation reports core operating earnings of more than $13.6 million, or $0.51 per diluted share, for the third quarter of 2001. The results represent an increase of 20 percent over the same period a year ago.

Oct. 18 F.N.B. Corporation shareholders overwhelmingly approve the merger with Promistar Financial Corporation. Management of both companies announce that the formal closing is scheduled for January 18, 2002.

Nov. 7 F.N.B. Corporation President and Chief Executive Gary L. Tice participates as a presenter at the Mid-Atlantic 2001 Super-Community Bank Conference hosted by 12 presenting banks in Baltimore, Maryland. While speaking at the conference, Mr. Tice announces F.N.B.'s plans to acquire Central Bank Shares Inc., the parent of the Bank of Central Florida.

Nov. 21 F.N.B. Corporation announces that it has been honored in the 2002 edition of America's Finest Companies by The Staton Institute Inc. America's Finest Companies is an annual investment directory that identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share.

Dec. 6 F.N.B. Corporation announces the appointment of Cass Bettinger as Executive Vice President and Chief Administrative Officer. Based in Naples, Florida, Bettinger is responsible for all strategic planning, marketing and human resource leadership.

Dec. 31 F.N.B. Corporation common stock ends trading in 2001, closing at $26.35 per share.


                                                           F.N.B. Corporation 15

BOARD OF DIRECTORS

                                                       [F.N.B. CORPORATION LOGO]

[PHOTO OF G. SCOTT BATON]

G. SCOTT BATON
Chairman
Chestnut Ridge Foam Inc.


[PHOTO OF W. RICHARD BLACKWOOD]

W. RICHARD BLACKWOOD
President
Harry Blackwood Inc.


[PHOTO OF ALAN C. BOMSTEIN]

ALAN C. BOMSTEIN
President &
Chief Executive Officer
Creative Contractors Inc.


[PHOTO OF WILLIAM B. CAMPELL]

WILLIAM B. CAMPELL
Retired Business Executive


[PHOTO OF CHARLES T. CRICKS]

CHARLES T. CRICKS
Principal
Starboard Ventures


[PHOTO OF HENRY M. EKKER]

HENRY M. EKKER
Attorney at Law, Partner
Ekker, Kuster, McConnell & Epstein LLP


[PHOTO OF STEPHEN J. GURGOVITS]

STEPHEN J. GURGOVITS
Vice Chairman
F.N.B. Corporation
President &
Chief Executive Officer
First National Bank of Pennsylvania


[PHOTO OF JAMES S. LINDSAY]

JAMES S. LINDSAY
Licensed Real Estate Broker
The Lindsay Company
Managing Partner
Dor-J's Partnership


[PHOTO OF PAUL P. LYNCH]

PAUL P. LYNCH
Attorney at Law
President &
Chief Executive Officer
Lynch Brothers Investments Inc.


[PHOTO OF EDWARD J. MACE]

EDWARD J. MACE
Certified Public Accountant
Chief Operating Officer
Ribek Corporation


[PHOTO OF PETER MORTENSEN]

PETER MORTENSEN
Chairman
F.N.B. Corporation
Chairman
First National Bank of Pennsylvania


F.N.B. Corporation 16

[PHOTO OF ROBERT S. MOSS]

ROBERT S. MOSS
Chairman
Associated Contractors of Conneaut Lake Inc.


[PHOTO OF WILLIAM A. QUINN]

WILLIAM A. QUINN
Retired Executive
Vice President & Cashier
First National Bank of Pennsylvania


[PHOTO OF HARRY F. RADCLIFFE]

HARRY F. RADCLIFFE
President &
Chief Executive Officer
Fort Pitt Capital Management Corporation


[PHOTO OF WILLIAM J. STRIMBU]

WILLIAM J. STRIMBU
President
Nick Strimbu Inc.


[PHOTO OF GARY L. TICE]

GARY L. TICE
President &
Chief Executive Officer
F.N.B. Corporation
Chairman
First National Bank of Florida


[PHOTO OF EARL K. WAHL JR.]

EARL K. WAHL JR.
Principal Owner
JED Corporation


[PHOTO OF ARCHIE O. WALLACE]

ARCHIE O. WALLACE
Attorney at Law
Partner of Rowley, Wallace,
Keck, Karson & St. John


[PHOTO OF JAMES T. WELLER]

JAMES T. WELLER
Chairman
Liberty Steel Products Inc.


[PHOTO OF ERIC J. WERNER]

ERIC J. WERNER
Vice President, General Counsel & Secretary
Werner Co.


[PHOTO OF R. BENJAMIN WILEY]

R. BENJAMIN WILEY
Chief Executive Officer
Greater Erie Community Action Committee


[PHOTO OF DONNA C. WINNER]

DONNA C. WINNER
Co-owner
The Radisson, Tara-A-Country Inn,
The Winner, Tiffany's


                                                           F.N.B. Corporation 17

CORPORATE OFFICERS

                                                        [F.N.B CORPORATION LOGO]


[PHOTO OF GARY L. TICE]

GARY L. TICE
President &
Chief Executive Officer


[PHOTO OF STEPHEN J. GURGOVITS]

STEPHEN J. GURGOVITS
Vice Chairman


[PHOTO OF KEVIN C. HALE]

KEVIN C. HALE
Chief Operating Officer


[PHOTO OF CASS BETTINGER]

CASS BETTINGER
Chief Administrative Officer


[PHOTO OF WILLIAM J. RUNDORFF]

WILLIAM J. RUNDORFF
Executive Vice President &
Chief Legal Officer


[PHOTO OF C.C. Coghill]

C.C. COGHILL
Executive Vice President &
Chief Credit Officer


[PHOTO OF STEVEN C. POWELL]

STEVEN C. POWELL
Executive Vice President &
Chief Technology Officer


[PHOTO OF GARRETT S. RICHTER]

GARRETT S. RICHTER
Executive Vice President


[PHOTO OF JOHN D. WATERS]

JOHN D. WATERS
Vice President & Chief
Financial Officer


[PHOTO OF DAVID B. MOGLE]

DAVID B. MOGLE
Secretary & Treasurer


F.N.B. Corporation 18

AFFILIATE SENIOR MANAGEMENT


FIRST NATIONAL BANK OF PENNSYLVANIA
Peter Mortensen
Chairman

Stephen J. Gurgovits
President & Chief Executive Officer

Steven C. Ackmann
Chief Operating Officer

Thomas B. Hebble
Executive Vice President

Robert A. Rimbey
Executive Vice President

Gale E. Wurster
Executive Vice President


FIRST NATIONAL BANK OF FLORIDA
Gary L. Tice
Chairman

Garrett S. Richter
President & Chief Executive Officer

James L. Goehler
Chief Operating Officer

Robert C. George
President & Chief Executive Officer
Clearwater, Fl.

Joseph D. Hudgins
President & Chief Executive Officer
Sarasota, Fl.

David W. Gomer
Chief Executive Officer
Cape Coral, Fl.

Robert J. Avery
President
Cape Coral, Fl.

Mark L. Morris
President & Chief Executive Officer
Fort Myers, Fl.

Darrell E. Ward
President & Chief Executive Officer
Marco Island, Fl.

Don Rogers
President & Chief Executive Officer
Orlando, Fl.


METROPOLITAN NATIONAL BANK
Gary J. Roberts
President & Chief Executive Officer


FIRST NATIONAL TRUST COMPANY
Michael H. Morris
President & Chief Executive Officer


FIRST NATIONAL INVESTMENT SERVICES COMPANY
Jack Kuhn
President


F.N.B. INVESTMENT ADVISORS INC.
Kim Craig
President


ROGER BOUCHARD INSURANCE INC.
Ray Bouchard
President

Richard Bouchard
Chief Executive Officer

Tim Bouchard
Chief Operating Officer


GELVIN, JACKSON & STARR INC.
Stephen F. Hunter
President & Chief Executive Officer


REGENCY FINANCE COMPANY
Stephen J. Gurgovits
Chairman

Robert T. Rawl
President & Chief Executive Officer


CUSTOMER SERVICE CENTER OF F.N.B. LLC
Steven C. Powell
President & Chief Executive Officer

Charlie Grau
Chief Operating Officer


F.N.B. AFFILIATE SERVICES

Myron Harvey
Senior Vice President &
Human Resources Director

Clay W. Cone
Vice President-Corporate Affairs

George D. Hagi
Vice President-Risk Management

Philip L. Nemni
Corporate Budget
& Information Director

James G. Orie
Vice President & Corporate Counsel

Robert T. Reichert
Vice President & Controller

Bernie G. Sponseller
Manager of Shareholder Services

Christine E. Tvaroch
General Auditor


                                                           F.N.B. Corporation 19

PRINCIPAL AFFILIATES & SUBSIDIARIES


COMMUNITY BANKING:

     FIRST NATIONAL BANK OF FLORIDA
     Naples, Florida

     FIRST NATIONAL BANK OF PENNSYLVANIA
     Hermitage, Pennsylvania

     METROPOLITAN NATIONAL BANK
     Youngstown, Ohio


WEALTH MANAGEMENT:

     FIRST NATIONAL TRUST COMPANY
     Naples, Florida
     Hermitage, Pennsylvania

     FIRST NATIONAL INVESTMENT SERVICES COMPANY
     Naples, Florida
     Hermitage, Pennsylvania

     F.N.B. INVESTMENT ADVISORS INC.
     Johnstown, Pennsylvania


INSURANCE:

     ROGER BOUCHARD INSURANCE INC.
     Clearwater, Florida

     GELVIN, JACKSON & STARR INC.
     Meadville, Pennsylvania


CONSUMER FINANCE:

     REGENCY FINANCE COMPANY
     Hermitage, Pennsylvania


CUSTOMER SERVICE:

     CUSTOMER SERVICE CENTER OF F.N.B. LLC
     Naples, Florida
     Hermitage, Pennsylvania


[F.N.B CORPORATION LOGO]


F.N.B. Corporation 20

                                                    INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the accompanying consolidated balance sheets of F.N.B. Corporation and Subsidiaries (F.N.B. Corporation) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


                                                       /s/ Ernst & Young LLP

Birmingham, Alabama
February 5, 2002


                                                           F.N.B. Corporation 21

F.N.B. CORPORATION AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
Dollars in thousands, except par values

-----------------------------------------------------------------------------------------------------------------
December 31                                                                                2001              2000
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                              $  155,946        $  147,530
Interest bearing deposits with banks                                                      3,612             1,860
Federal funds sold                                                                        4,260            39,332
Mortgage loans held for sale                                                              1,323             1,042
Securities available for sale                                                           413,793           441,480
Securities held to maturity (fair value of $51,770 and $73,508)                          51,368            73,522
Loans, net of unearned income of $44,383 and $62,271                                  3,202,504         3,096,833
Allowance for loan losses                                                               (40,845)          (40,373)
-----------------------------------------------------------------------------------------------------------------
   NET LOANS                                                                          3,161,659         3,056,460
-----------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                  121,729           113,936
Other assets                                                                            215,397           180,759
-----------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                   $4,129,087        $4,055,921
-----------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits:
   Non-interest bearing                                                              $  511,611        $  478,167
   Interest bearing                                                                   2,780,781         2,769,783
-----------------------------------------------------------------------------------------------------------------
      TOTAL DEPOSITS                                                                  3,292,392         3,247,950
-----------------------------------------------------------------------------------------------------------------
Other liabilities                                                                        71,104            65,768
Short-term borrowings                                                                   293,381           285,865
Long-term debt                                                                          103,013           116,698
-----------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                               3,759,890         3,716,281
-----------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock - $0.01 and $10 par value Authorized - 20,000,000 shares Issued
   - 147,033 and 167,732 shares
   Aggregate liquidation value - $3,676 and $4,193                                            1             1,678
Common stock - $0.01 and $2 par value
   Authorized - 500,000,000 and 100,000,000 shares
   Issued - 25,774,491 and 24,489,817 shares                                                258            48,980
Additional paid-in capital                                                              295,909           216,647
Retained earnings                                                                        67,727            75,127
Accumulated other comprehensive income                                                    6,964             2,196
Treasury stock - 63,178 and 233,741 shares at cost                                       (1,662)           (4,988)
-----------------------------------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                                                        369,197           339,640
-----------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $4,129,087        $4,055,921
-----------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


F.N.B. Corporation 22

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                  CONSOLIDATED INCOME STATEMENTS
                                     Dollars in thousands, except per share data

-------------------------------------------------------------------------------------------------
Year Ended December 31                                           2001          2000          1999
-------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                        $263,503      $269,746      $227,318
Securities:
   Taxable                                                     25,803        26,816        28,557
   Nontaxable                                                   1,721         1,852         2,210
   Dividends                                                    1,536         1,811         1,482
Other                                                           4,130         1,632         2,209
-------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME                                     296,693       301,857       261,776
-------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                      106,608       115,090        93,076
Short-term borrowings                                          11,695        17,130        11,282
Long-term debt                                                  7,364         8,143         4,928
-------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                    125,667       140,363       109,286
-------------------------------------------------------------------------------------------------
    NET INTEREST INCOME                                       171,026       161,494       152,490
Provision for loan losses                                      12,915        11,922         9,677
-------------------------------------------------------------------------------------------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       158,111       149,572       142,813
-------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Insurance commissions and fees                                 34,693        24,982        17,058
Service charges                                                26,581        22,525        20,254
Trust                                                           4,738         4,463         3,852
Gain on sale of securities                                      1,157           176         1,674
Gain on sale of loans                                           6,235         3,184         2,187
Other                                                           9,395         8,068         8,557
-------------------------------------------------------------------------------------------------
    TOTAL NON-INTEREST INCOME                                  82,799        63,398        53,582
-------------------------------------------------------------------------------------------------
                                                              240,910       212,970       196,395
-------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits                                 91,922        84,001        75,597
Net occupancy                                                  11,254        10,105         9,516
Amortization of intangibles                                     2,509         2,128         1,998
Equipment                                                      13,424        13,046        10,916
Merger related                                                  3,789                       1,824
Promotional                                                     2,698         2,782         2,952
Insurance claims                                                8,011         5,304         4,162
Other                                                          41,223        31,132        31,338
-------------------------------------------------------------------------------------------------
    TOTAL NON-INTEREST EXPENSE                                174,830       148,498       138,303
-------------------------------------------------------------------------------------------------
    INCOME BEFORE INCOME TAXES                                 66,080        64,472        58,092
Income taxes                                                   21,508        20,482        17,511
-------------------------------------------------------------------------------------------------
    NET INCOME                                               $ 44,572      $ 43,990      $ 40,581
-------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
    Basic                                                    $   1.73      $   1.72      $   1.59
-------------------------------------------------------------------------------------------------
    Diluted                                                  $   1.68      $   1.68      $   1.54
-------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                                                           F.N.B. Corporation 23

F.N.B. CORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollars in thousands, except per share data

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Accumulated
                                                                                                               Other
                                                     Compre-                        Additional                Compre-
                                                     hensive  Preferred   Common     Paid-In     Retained     hensive     Treasury
                                                     Income     Stock     Stock      Capital     Earnings     Income       Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1999                                      $2,380    $44,214    $176,151     $73,680      $6,356     $(3,084)
Net income                                          $ 40,581                                       40,581
Change in accumulated other comprehensive income     (11,167)                                                 (11,167)
                                                    --------
Comprehensive income                                $ 29,414
                                                    ========
Cash dividends declared:
  Preferred stock                                                                                    (411)
  Common stock $0.64 per share                                                                    (16,518)
Purchase of common stock                                                                                                  (17,735)
Issuance of common stock                                                      129         425      (3,840)                 17,707
Stock dividend                                                              1,916      21,137     (23,053)
Conversion of preferred stock                                     (305)       139         166
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                     2,075     46,398     197,879      70,439      (4,811)     (3,112)
Net income                                          $ 43,990                                       43,990
Change in accumulated other comprehensive income       7,007                                                    7,007
                                                    --------
Comprehensive income                                $ 50,997
                                                    ========
Cash dividends declared:
  Preferred stock                                                                                    (341)
  Common stock $0.67 per share                                                                    (16,311)
Purchase of common stock                                                                                                  (17,671)
Issuance of common stock                                                      306       1,230      (3,233)                 15,795
Stock dividend                                                              2,085      17,332     (19,417)
Conversion of preferred stock                                     (397)       191         206
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                     1,678     48,980     216,647      75,127       2,196      (4,988)
Net income                                          $ 44,572                                       44,572
Change in accumulated other comprehensive income       4,768                                                    4,768
                                                    --------
Comprehensive income                                $ 49,340
                                                    ========
Cash dividends declared:
  Preferred stock                                                                                    (293)
  Common stock $0.75 per share                                                                    (18,958)
Purchase of common stock                                                                                                  (12,052)
Issuance of common stock                                                       15         386      (4,259)                 15,378
Stock dividend                                                              2,437      26,025     (28,462)
Change in par values of stock                                   (1,635)   (51,195)     52,830
Conversion of preferred stock                                      (42)        21          21
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                                    $    1    $   258    $295,909     $67,727      $6,964     $(1,662)
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


F.N.B. Corporation 24

                                             F.N.B. Corporation and Subsidiaries


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            Dollars in thousands

--------------------------------------------------------------------------------------------------
Year Ended December 31                                        2001            2000            1999
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                $ 44,572        $ 43,990        $ 40,581
Adjustments to reconcile net income to net
   cash flows from operating activities:
   Depreciation and amortization                            13,918          13,043          11,668
   Provision for loan losses                                12,915          11,922           9,677
   Deferred taxes                                           (6,931)         (1,225)         (9,099)
   Gain on sale of securities                               (1,157)           (176)         (1,674)
   Gain on sale of loans                                    (6,235)         (3,184)         (2,187)
   Proceeds from sale of loans                              22,290          23,961          45,858
   Loans originated for sale                               (16,336)        (14,009)        (36,457)
   Net change in:
     Interest receivable                                     3,822          (3,385)            384
      Interest payable                                      (3,494)          3,746             796
Other, net                                                 (24,990)        (17,476)         12,444
--------------------------------------------------------------------------------------------------
      Net cash flows from operating activities              38,374          57,207          71,991
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in:
   Interest bearing deposits with banks                     (1,752)          3,618          (1,286)
   Federal funds sold                                       35,072         (23,073)         47,527
   Loans                                                  (118,134)       (222,353)       (425,244)
Securities available for sale:
   Purchases                                              (161,357)       (104,567)       (174,147)
   Sales                                                    17,719          13,299          32,053
   Maturities                                              179,842          76,191         167,106
Securities held to maturity:
   Purchases                                               (20,259)         (1,664)         (9,021)
   Maturities                                               42,410          18,504          45,739
Increase in premises and equipment                         (19,311)        (14,764)        (19,769)
Net cash paid for mergers, acquisitions
   and divestiture                                          (2,678)           (341)         (3,941)
--------------------------------------------------------------------------------------------------
      Net cash flows from investing activities             (48,448)       (255,150)       (340,983)
--------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net change in:
   Non-interest bearing deposits, savings and NOW           72,811         107,898          59,426
   Time deposits                                           (28,369)        127,415          38,450
   Short-term borrowings                                     7,516         (46,332)        181,216
Increase in long-term debt                                   7,630          49,391          70,560
Decrease in long-term debt                                 (21,315)        (51,076)        (23,412)
Net acquisition of treasury stock                             (532)         (3,573)         (3,314)
Cash dividends paid                                        (19,251)        (16,652)        (16,929)
--------------------------------------------------------------------------------------------------
      Net cash flows from financing activities              18,490         167,071         305,997
--------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         8,416         (30,872)         37,005
Cash and cash equivalents at beginning of year             147,530         178,402         141,397
--------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                  $155,946        $147,530        $178,402
--------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements


                                                           F.N.B. Corporation 25

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

     F.N.B. Corporation (the Corporation) is a diversified financial services company headquartered in Naples, Florida. The Corporation owns and operates three regional community banks, two insurance agencies, a consumer finance company and First National Trust Company. It has full service offices located in Florida, Pennsylvania, Ohio and Tennessee.

BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation, including restatements for transactions accounted for as poolings-of-interests during 2001. (See the "Mergers, Acquisitions and Divestitures" section of this report).

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

     The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and residuals and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal and/or residuals are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

     Impaired loans are identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homoge-


F.N.B. Corporation 26

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


neous loans, which based on the evaluation of current information and events, management has determined that it is probable the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans.

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

PER SHARE AMOUNTS:

     Earnings and cash dividends per share have been adjusted for common stock dividends, including the five percent stock dividend declared on April 23, 2001.

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

NEW ACCOUNTING STANDARDS:

     Financial Accounting Standards Statement (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires all derivatives to be recorded on the balance sheet at fair value and establishes standard accounting methodologies for hedging activities. Because the Corporation has not entered into any derivative transactions, the adoption of this statement did not have a material impact on the financial statements.

     FAS No. 141, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS No. 141 also specifies criteria that intangible assets acquired in purchase business combinations must meet to be recognized and reported apart from goodwill.

     FAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of the Statement. FAS No. 142 also requires that intangibles with definite useful lives be amortized over their respective estimated useful lives to the estimated residual values, and reviewed for impairment in accordance with FAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Corporation will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is expected to result in an increase in net income of $1.4 million, or $0.05 per share, per year. The Corporation is currently evaluating the impact of the remaining provisions of this Statement.


                                                           F.N.B. Corporation 27

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MERGERS, ACQUISITIONS AND DIVESTITURES

     On April 30, 2001 the Corporation completed its affiliation with Citizens Community Bancorp, Inc. (Citizens), a bank holding company headquartered in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock was converted into .524 shares of the Corporation's common stock. A total of 1,775,224 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Citizens' banking affiliate, Citizens Community Bank of Florida, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNBFL).

     On January 31, 2001 and January 5, 2001, the Corporation completed its affiliations with Ostrowsky & Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were accounted for as purchases. Both Ostrowsky and Blalock are operating as divisions of Roger Bouchard Insurance, Inc. (Bouchard), a wholly-owned subsidiary of the Corporation.

     On January 26, 2001, the Corporation completed its affiliation with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. OneSource is operating as a division of Bouchard.

     During 2000, the Corporation affiliated with Altamura, Marsh & Associates, Clearwater and Fort Myers, Florida and Connell & Herrig Insurance, Inc., Sarasota and Englewood, Florida. These affiliations were accounted for as purchases and these acquired agencies are operating as divisions of Bouchard. Also during 2000, Regency Finance Company (Regency), purchased eight consumer finance offices in Tennessee. The transaction was also accounted for as a purchase and resulted in the recognition of $1.2 million of goodwill.

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

SUBSEQUENT EVENTS (UNAUDITED)

     On January 31, 2002, the Corporation completed its affiliation with Central Bank Shares, Inc. (Central), a bank holding company headquartered in Orlando, Florida, with assets of more than $251.4 million. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $50.0 million of goodwill. Central's banking affiliate, Bank of Central Florida, was merged into FNBFL.

     On January 18, 2002, the Corporation completed its affiliation with Promistar Financial Corporation (Promistar), a bank holding company headquartered in Johnstown, Pennsylvania, with assets of $2.4 billion. Under the terms of the merger agreement, each outstanding share of Promistar's common stock was converted into .926 shares of the Corporation's common stock. A total of 16,007,346 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Promistar's banking affiliate, Promistar Bank, was merged into an existing subsidiary of the Corporation, First National Bank of Pennsylvania (FNBPA). The Corporation anticipates incurring a charge of approximately $41.0 million relating to this transaction. Following is an unaudited summary of pro forma information, which represents a combination of the results of operations of the Corporation and Promistar (in thousands, except per share data):

                                                2001         2000         1999
                                              --------     --------     --------
Net interest income ........................  $250,090     $239,358     $233,171
Net income .................................    53,247       61,627       61,169
Basic earnings per share ...................      1.29         1.51         1.49

REINCORPORATION

     On June 1, 2001, the Corporation reincorporated in the state of Florida. The Corporation now operates from corporate headquarters located in Naples, Florida. The Corporation was incorporated in 1974 in Hermitage, Pennsylvania, and at that time substantially all of the Corporation's business was being conducted in Pennsylvania. The Corporation expanded into Florida four


F.N.B. Corporation 28

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


years ago. As a result of the dynamic growth experienced in that state and because of subsequent acquisitions, a significant portion of the Corporation's assets and shareholders now reside in Florida. In connection with the reincorporation, the Corporation reduced the par value of both its common stock and preferred stock to $0.01 per share.

CHARTER CONSOLIDATION

     During the first quarter of 2001, the Corporation completed its charter consolidation plan which reduced the number of bank charters from eight to three. The Corporation's five Florida banks were merged under FNBFL and its two Pennsylvania banks were combined under FNBPA. The Corporation had previously consolidated its Ohio banks under a single charter, Metropolitan National Bank. In connection with these charter consolidations, the trust operations of FNBFL were consolidated into the Corporation's national trust company, First National Trust Company. The Corporation incurred pre-tax consolidation expense of $3.2 million arising from legal and accounting fees, consulting fees, data processing conversion charges, early retirement, involuntary separation and related benefit costs. Involuntary separation costs associated with 42 terminated employees totaled $1.4 million of the total consolidation expense. These separation costs have been reflected within the income statement caption salaries and employee benefits. The total amount of separation payments paid during 2001 was $1.0 million. The remaining separation costs will be paid in accordance with the contractual terms of the employment and compensation agreements of the terminated employees. All remaining significant payments are expected to be completed by the end of the first quarter of 2002.

SECURITIES

     The amortized cost and fair value of securities are as follows (in thousands):

     Securities available for sale:

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 2001                                      COST          GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                           $184,022      $ 5,365          $(125)      $189,262
Mortgage-backed securities of
  U.S. Government agencies                             195,166        2,692           (157)       197,701
States of the U.S. and political subdivisions            2,466           32            (44)         2,454
Other debt securities                                    1,250                                      1,250
---------------------------------------------------------------------------------------------------------
    TOTAL DEBT SECURITIES                              382,904        8,089           (326)       390,667
Equity securities                                       20,226        3,139           (239)        23,126
---------------------------------------------------------------------------------------------------------
                                                      $403,130      $11,228          $(565)      $413,793
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 2000                                      COST          GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                           $195,468       $1,835          $(335)      $196,968
Mortgage-backed securities of
  U.S. Government agencies                             212,462          947         (1,319)       212,090
States of the U.S. and political subdivisions            2,951           32           (111)         2,872
---------------------------------------------------------------------------------------------------------
    TOTAL DEBT SECURITIES                              410,881        2,814         (1,765)       411,930
Equity securities                                       27,173        2,714           (337)        29,550
---------------------------------------------------------------------------------------------------------
                                                      $438,054       $5,528        $(2,102)      $441,480
---------------------------------------------------------------------------------------------------------


                                                           F.N.B. Corporation 29

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 1999                                      COST          GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
   agencies and corporations                          $210,443       $   73        $ (6,384)     $204,132
Mortgage-backed securities of
   U.S. Government agencies                            185,780          279          (4,528)      181,531
States of the U.S. and political subdivisions            3,091            3            (289)        2,805
Other debt securities                                      358           45                           403
---------------------------------------------------------------------------------------------------------
   TOTAL DEBT SECURITIES                               399,672          400         (11,201)      388,871
Equity securities                                       22,711        3,601            (215)       26,097
---------------------------------------------------------------------------------------------------------
                                                      $422,383       $4,001        $(11,416)     $414,968
---------------------------------------------------------------------------------------------------------

     Securities held to maturity:

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 2001                                      COST          GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                           $  3,214       $   47                      $  3,261
Mortgage-backed securities of
  U.S. Government agencies                               3,068           38                         3,106
States of the U.S. and political subdivisions           43,493          541        $   (223)       43,811
Other debt securities                                    1,593            1              (2)        1,592
---------------------------------------------------------------------------------------------------------
                                                      $ 51,368       $  627        $   (225)     $ 51,770
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 2000                                      COST          GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                           $ 30,887       $   12        $   (170)     $ 30,729
Mortgage-backed securities of
  U.S. Government agencies                               7,091           23             (18)        7,096
States of the U.S. and political subdivisions           35,442          221             (79)       35,584
Other debt securities                                      102                           (3)           99
---------------------------------------------------------------------------------------------------------
                                                      $ 73,522       $  256        $   (270)     $ 73,508
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                                     GROSS          GROSS
                                                     AMORTIZED     UNREALIZED     UNREALIZED       FAIR
December 31, 1999                                       COST         GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government
  agencies and corporations                           $ 30,887                     $ (1,161)     $ 29,726
Mortgage-backed securities of
  U.S. Government agencies                              15,147       $   10            (157)       15,000
States of the U.S. and political subdivisions           44,037           76            (656)       43,457
Other debt securities                                      288                           (4)          284
---------------------------------------------------------------------------------------------------------
                                                      $ 90,359       $   86        $ (1,978)     $ 88,467
---------------------------------------------------------------------------------------------------------


F.N.B. Corporation 30

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     At December 31, 2001 and 2000, securities with a carrying value of $199.8 million and $199.3 million, respectively, were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $218.9 million and $232.3 million at December 31, 2001 and 2000, respectively, were pledged as collateral for other borrowings.

     As of December 31, 2001, the Corporation had not entered into any derivative transactions.

     As of December 31, 2001, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

-------------------------------------------------------------------------------------
                                        Held to Maturity         Available for Sale
-------------------------------------------------------------------------------------
                                      Amortized      Fair       Amortized      Fair
December 31, 2001                        Cost        Value        Cost         Value
-------------------------------------------------------------------------------------
Due in one year or less                $  6,611     $ 6,677      $ 45,139    $ 46,220
Due from one to five years               22,063      22,501       129,089     133,213
Due from five to ten years               19,367      19,227        11,168      11,231
Due after ten years                         259         259         2,342       2,302
-------------------------------------------------------------------------------------
                                         48,300      48,664       187,738     192,966
Mortgage-backed securities of
 U.S. Government agencies                 3,068       3,106       195,166     197,701
Equity securities                                                  20,226      23,126
-------------------------------------------------------------------------------------
                                        $51,368     $51,770      $403,130    $413,793
-------------------------------------------------------------------------------------

     Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

     Proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $17.7 million, $13.3 million and $32.1 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

--------------------------------------------------------------------------------
Year Ended December 31                                  2001     2000       1999
--------------------------------------------------------------------------------
Gross gains                                           $1,165     $206     $1,734
Gross losses                                              (8)     (30)       (60)
--------------------------------------------------------------------------------
                                                      $1,157     $176     $1,674
--------------------------------------------------------------------------------

LOANS

     Following is a summary of loans (in thousands):

--------------------------------------------------------------------------------
December 31                                               2001              2000
--------------------------------------------------------------------------------
Real estate:
 Residential                                        $1,219,502        $1,157,753
 Commercial                                            984,973           849,276
 Construction                                          206,269           204,267
Installment loans to individuals                       284,233           341,755
Commercial, financial and agricultural                 423,198           401,866
Lease financing                                        128,712           204,187
Unearned income                                        (44,383)          (62,271)
--------------------------------------------------------------------------------
                                                    $3,202,504        $3,096,833
--------------------------------------------------------------------------------


                                                           F.N.B. Corporation 31

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of southwest Florida, western Pennsylvania, northern and central Tennessee and eastern Ohio.

     As of December 31, 2001, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

     Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 2001. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the aggregate amount of loans to any such persons who had loans in excess of $60,000 during the year (in thousands):

Total loans at December 31, 2000 ....................................  $  51,049
New loans ...........................................................     26,630
Repayments ..........................................................    (34,341)
Other ...............................................................     (4,288)
                                                                       ---------
Total loans at December 31, 2001 ....................................  $  39,050
                                                                       =========

     Other represents the net change in loan balances resulting from changes in related parties during the year.


NON-PERFORMING ASSETS

     Following is a summary of non-performing assets (in thousands):

--------------------------------------------------------------------------------
December 31                                                    2001         2000
--------------------------------------------------------------------------------
Non-accrual loans                                           $14,488      $10,397
Restructured loans                                            4,697        2,810
--------------------------------------------------------------------------------
  TOTAL NON-PERFORMING LOANS                                 19,185       13,207
Other real estate owned                                       3,137        4,786
--------------------------------------------------------------------------------
  TOTAL NON-PERFORMING ASSETS                               $22,322      $17,993
--------------------------------------------------------------------------------

     For the years ended December 31, 2001, 2000 and 1999, income recognized on non-accrual and restructured loans was $771,000, $545,000 and $503,000, respectively. Income that would have been recognized during 2001, 2000 and 1999 on such loans if they were in accordance with their original terms was $1.6 million, $1.6 million and $1.4 million, respectively. Loans past due 90 days or more were $4.8 million, $4.5 million and $4.9 million at December 31, 2001, 2000 and 1999, respectively.

     Following is a summary of information pertaining to loans considered to be impaired (in thousands):

--------------------------------------------------------------------------------
At or For the Year Ended December 31                      2001     2000     1999
--------------------------------------------------------------------------------
Impaired loans with an allocated allowance              $1,832   $  969   $2,069
Impaired loans without an allocated allowance            1,023    1,027    1,762
--------------------------------------------------------------------------------
   TOTAL IMPAIRED LOANS                                 $2,855   $1,996   $3,831
--------------------------------------------------------------------------------
Allocated allowance on impaired loans                      580      375      891
--------------------------------------------------------------------------------
Portion of impaired loans on non-accrual                   711    1,339    1,272
--------------------------------------------------------------------------------
Average impaired loans                                   2,425    2,682    5,268
--------------------------------------------------------------------------------
Income recognized on impaired loans                        182      162      302
--------------------------------------------------------------------------------


F.N.B. Corporation 32

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ALLOWANCE FOR LOAN LOSSES

     Following is an analysis of changes in the allowance for loan losses (in thousands):

--------------------------------------------------------------------------------
Year Ended December 31                             2001         2000        1999
--------------------------------------------------------------------------------
Balance at beginning of year                   $ 40,373     $ 37,197     $32,761

Addition from acquisitions                                       767       2,813

Charge-offs                                     (14,686)     (11,251)     (9,626)
Recoveries                                        2,243        1,738       1,572
--------------------------------------------------------------------------------
    NET CHARGE-OFFS                            (12,443)       (9,513)     (8,054)
Provision for loan losses                        12,915       11,922       9,677
--------------------------------------------------------------------------------
Balance at end of year                         $ 40,845     $ 40,373     $37,197
--------------------------------------------------------------------------------

PREMISES AND EQUIPMENT

     Following is a summary of premises and equipment (in thousands):

--------------------------------------------------------------------------------
December 31                                                2001             2000
--------------------------------------------------------------------------------
Land                                                   $ 22,516         $ 22,495
Premises                                                101,156           91,066
Equipment                                                80,386           71,923
--------------------------------------------------------------------------------
                                                        204,058          185,484
Accumulated depreciation                                (82,329)         (71,548)
--------------------------------------------------------------------------------
                                                       $121,729         $113,936
--------------------------------------------------------------------------------

     Depreciation expense was $11.5 million for 2001, $11.2 million for 2000 and $9.9 million for 1999.

     The Corporation has operating leases extending to 2087 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $4.4 million for 2001, $4.6 million for 2000 and $3.3 million for 1999. Total minimum rental commitments under such leases were $30.8 million at December 31, 2001. Following is a summary of future minimum lease payments for years following December 31, 2001 (in thousands):

                   2002 ............................  $ 2,647
                   2003 ............................    2,234
                   2004 ............................    1,574
                   2005 ............................    1,217
                   2006 ............................      878
                   Later years .....................   22,224


                                                           F.N.B. Corporation 33

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DEPOSITS

     Following is a summary of deposits (in thousands):

--------------------------------------------------------------------------------
December 31                                                 2001            2000
--------------------------------------------------------------------------------
Non-interest bearing                                  $  511,611      $  478,167
Savings and NOW                                        1,438,492       1,399,125
Certificates of deposit and other time deposits        1,342,289       1,370,658
--------------------------------------------------------------------------------
                                                      $3,292,392      $3,247,950
--------------------------------------------------------------------------------

     Following is a summary of the scheduled maturities of certificates of deposit and other time deposits for each of the five years following December 31, 2001 (in thousands):

                   2002 ............................  $913,139
                   2003 ............................   313,583
                   2004 ............................    63,186
                   2005 ............................    42,297
                   2006 ............................     9,834
                   Later years .....................       250

     Time deposits of $100,000 or more were $389.2 million and $353.1 million at December 31, 2001 and 2000, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 2001 (in thousands):

--------------------------------------------------------------------------------
                                        CERTIFICATES     OTHER TIME
                                         OF DEPOSIT       DEPOSITS        TOTAL
--------------------------------------------------------------------------------
Three months or less                      $ 85,327        $ 2,456       $ 87,783
Three to six months                         55,939          3,033         58,972
Six to twelve months                       113,254          5,900        119,154
Over twelve months                         109,046         14,228        123,274
--------------------------------------------------------------------------------
                                          $363,566        $25,617       $389,183
--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

     Following is a summary of short-term borrowings (in thousands):

--------------------------------------------------------------------------------
December 31                                               2001              2000
--------------------------------------------------------------------------------
Securities sold under repurchase agreements           $184,348          $146,996
Federal funds purchased                                  6,865               865
Federal Home Loan Bank advances                                           42,400
Other short-term borrowings                                332            25,296
Subordinated notes                                     101,836            70,308
--------------------------------------------------------------------------------
                                                      $293,381          $285,865
--------------------------------------------------------------------------------

     Credit facilities amounting to $88.0 million at December 31, 2001 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. No credit facilities were used at December 31, 2001.


F.N.B. Corporation 34

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LONG-TERM DEBT

     Following is a summary of long-term debt (in thousands):

December 31                                                  2001           2000
                                                         --------       --------
Federal Home Loan Bank advances .......................  $ 65,743       $ 70,829
Other long-term debt ..................................     1,431          1,380
Subordinated notes ....................................    35,839         44,489
                                                         --------       --------
                                                         $103,013       $116,698
                                                         ========       ========

     The Corporation has available credit with the Federal Home Loan Bank of $708.2 million, of which $65.7 million was used as of December 31, 2001. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2010. Interest rates paid on these advances range from 5.46% to 6.40% in both 2001 and 2000.

     Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts periodically through the year 2011. At December 31, 2001, $25.8 million of long-term subordinated debt is redeemable by the holders prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.22% at December 31, 2001 and 7.45% at December 31, 2000.

     Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 2001 are as follows (in thousands):

                   2002 .............................  $18,629
                   2003 .............................    9,456
                   2004 .............................    1,840
                   2005 .............................   31,593
                   2006 .............................    3,062
                   Later years ......................   38,433

COMMITMENTS, CREDIT RISK AND CONTINGENCIES

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

     Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                                   2001          2000
                                                              ----          ----
Commitments to extend credit ...........................  $686,521      $594,867
Standby letters of credit ..............................    45,857        36,042

     At December 31, 2001, funding of approximately 85% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Corporation established a litigation reserve by recording a pre-tax charge of approximately $4.0 million to cover estimated legal expenses associated with five cases filed against one of its subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. The Corporation decided to establish the reserve as a result of developments which occurred during 2001. The Corporation paid settlements and legal costs of $1.9 million during 2001. The Corporation believes the remaining reserve will be sufficient for all costs associated with the litigation, including settlements and adverse judgements.


                                                           F.N.B. Corporation 35

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STOCKHOLDERS' EQUITY

     Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 6.5 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. At December 31, 2001, 18,143 shares of common stock were reserved by the Corporation for the conversion of the remaining 19,174 outstanding shares.

     Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder into shares of the Corporation's common stock at a price of $9.57 per share. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 2001, 20,679 shares of Series B Preferred were converted to 53,467 shares of common stock. At December 31, 2001, 335,847 shares of common stock were reserved by the Corporation for the conversion of the remaining 127,859 outstanding shares.


COMPREHENSIVE INCOME

     The components of comprehensive income, net of related tax, are as follows (in thousands):

---------------------------------------------------------------------------------------------------
Year Ended December 31                                               2001         2000         1999
---------------------------------------------------------------------------------------------------
Net income                                                        $44,572      $43,990      $40,581
Other comprehensive income:
 Unrealized gains (losses) on securities:
  Arising during the period, net of tax expense (benefit)
   of $2,745, $3,872 and $(5,454)                                   5,098        7,161      (10,129)
Less: reclassification adjustment for gains included in
   net income previously reflected as an unrealized gain
   or loss, net of tax benefit of $178, $99 and $559                 (330)        (184)      (1,038)
Minimum pension liability adjustment                                                30
---------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                   4,768        7,007      (11,167)
---------------------------------------------------------------------------------------------------
Comprehensive income                                              $49,340      $50,997      $29,414
---------------------------------------------------------------------------------------------------

STOCK INCENTIVE PLANS

     The Corporation has available up to 1,110,926 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. During 2001, the Corporation granted 5,824 shares of stock under these plans. The weighted average fair value of the restricted shares issued was $21.70.

     The Corporation has available up to 2,865,516 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


F.N.B. Corporation 36

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In accordance with FAS No. 123, the following table shows pro forma net income and earnings per share along with the significant assumptions used in the Black-Scholes option pricing model (dollars in thousands, except per share data):

--------------------------------------------------------------------------------
Year Ended December 31                              2001        2000        1999
--------------------------------------------------------------------------------
Pro forma net income                             $42,511     $42,268     $39,185

Pro forma earnings per share:
  Basic                                            $1.66       $1.66       $1.55
--------------------------------------------------------------------------------
  Diluted                                          $1.61       $1.62       $1.50
--------------------------------------------------------------------------------

Assumptions:
  Risk-free interest rate                           5.25%       6.79%       4.72%
  Dividend yield                                    2.84%       3.37%       3.20%
  Expected stock price volitility                    .26%        .26%        .23%
  Expected life (years)                             5.00        5.00        5.00
--------------------------------------------------------------------------------

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Corporation's employee stock options.

     Activity in the Option Plan during the past three years was as follows:

----------------------------------------------------------------------------------------------------------
                                                                    WEIGHTED
                                                                  AVERAGE PRICE
                                                         2001       PER SHARE           2000          1999
----------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                      2,163,398        $16.66        1,752,033     1,557,845
  Granted during the year                             663,301         21.38          587,097       466,592
  Exercised during the year                          (253,547)        11.54         (105,069)     (224,261)
  Forfeited during the year                          (129,039)        16.39          (70,663)      (48,143)
----------------------------------------------------------------------------------------------------------
Ending balance                                      2,444,113         19.34        2,163,398     1,752,033
----------------------------------------------------------------------------------------------------------

     The following table summarizes information about the stock options outstanding at December 31, 2001:

---------------------------------------------------------------------------------------------------------------
                         OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------
      RANGE OF                        WEIGHTED AVERAGE         WEIGHTED                           WEIGHTED
      EXERCISE          OPTIONS           REMAINING            AVERAGE           OPTIONS          AVERAGE
       PRICES         OUTSTANDING     CONTRACTUAL YEARS     EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------
  $ 5.23 - $ 7.85        88,740             4.63               $ 6.43              88,740         $ 6.43
    7.86 -  11.79       331,624             2.44                 9.80             305,142           9.79
   11.80 -  17.70       195,345             4.38                15.54             179,076          15.58
   17.71 -  26.57     1,571,810             7.93                21.38             452,744          20.99
   26.58 -  28.64       256,594             6.05                28.64             160,051          28.64
---------------------------------------------------------------------------------------------------------------
                      2,444,113                                                 1,185,753
---------------------------------------------------------------------------------------------------------------


                                                           F.N.B. Corporation 37

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Corporation has granted warrants to purchase common stock (at an exercise price of $9.00 per share). Such warrants are exercisable and will expire on December 17, 2003. The Corporation has reserved 11,837 shares of common stock for issuance in connection with these warrants.

RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

  Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

--------------------------------------------------------------------------------
December 31                                                   2001          2000
--------------------------------------------------------------------------------
Benefit obligation at beginning of year                    $33,590       $27,976
  Service cost                                               2,075         1,416
  Interest cost                                              2,854         2,336
  Plan amendments                                            2,585           254
  Actuarial loss                                             1,907         2,573
  Termination charge due to curtailment                         94
  Benefits paid                                             (1,389)         (965)
--------------------------------------------------------------------------------
Benefit obligation at end of year                          $41,716       $33,590
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
December 31                                                   2001          2000
--------------------------------------------------------------------------------
Fair value of plan assets at beginning of year             $29,452       $29,510
  Actual return on plan assets                                 263           (97)
  Company contribution                                       2,411         1,004
  Benefits paid                                             (1,389)         (965)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                   $30,737       $29,452
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
December 31                                                  2001           2000
--------------------------------------------------------------------------------
Funded status of plan                                    $(10,978)      $ (4,137)
Unrecognized actuarial loss (gain)                          1,251         (2,766)
Unrecognized prior service cost                             3,677          1,641
Unrecognized net transition obligation                         27             32
--------------------------------------------------------------------------------
Accrued pension cost                                     $ (6,023)      $ (5,230)
--------------------------------------------------------------------------------

     Included in the above reconciliation is the benefit obligation and fair value of plan assets for the Basic Retirement Plan which were $11.9 million and $0, respectively, as of December 31, 2001, and $8.0 million and $0, respectively, as of December 31, 2000.

     The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

--------------------------------------------------------------------------------
December 31                                                   2001          2000
--------------------------------------------------------------------------------
Prepaid pension cost                                       $ 2,448       $ 1,177
Accrued pension cost                                        (8,471)       (6,407)
Additional minimum liability                                (3,460)       (1,592)
Accumulated other comprehensive income                                        30
Intangible asset                                             3,460         1,562
--------------------------------------------------------------------------------
Net amount recognized on balance sheet                     $(6,023)      $(5,230)
--------------------------------------------------------------------------------


F.N.B. Corporation 38

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The pension expense for the defined benefit plans included the following components (in thousands):

--------------------------------------------------------------------------------
Year Ended December 31                              2001        2000        1999
--------------------------------------------------------------------------------
Service costs                                    $ 2,075     $ 1,416     $ 1,604
Interest cost                                      2,854       2,336       2,097
Expected return on plan assets                    (2,351)     (2,327)     (2,234)
Termination charge due to curtailment                 94
Net amortization                                     533          32         319
--------------------------------------------------------------------------------
Net pension expense                              $ 3,205     $ 1,457     $ 1,786
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Assumptions as of December 31                             2001     2000     1999
--------------------------------------------------------------------------------
Weighted average discount rate                            7.3%     7.5%     7.8%
Rates of increase in compensation levels                  4.0%     4.0%     4.0%
Expected long-term rate of return on plan assets          8.0%     8.0%     8.0%
--------------------------------------------------------------------------------

     At December 31, 2001, plan assets include 81,712 shares of the Corporation's common stock, having a market value of $2.2 million. Dividends received on these shares totaled $61,000 for 2001.

     Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $1.6 million in 2001, $1.0 million in 2000 and $844,000 in 1999.

     Certain subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $1.4 million in 2001, $910,000 in 2000 and $1.0 million in 1999 related to the Salary Savings ESOP Plan.

OTHER POSTRETIREMENT BENEFIT PLANS

     Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

--------------------------------------------------------------------------------
December 31                                                      2001       2000
--------------------------------------------------------------------------------
Benefit obligation at beginning of year                        $1,021     $1,205
  Service cost                                                     96         85
  Interest cost                                                    74         78
  Plan participants' contributions                                  2          2
  Plan amendments                                                             13
  Actuarial gain                                                  (32)      (246)
  Benefits paid                                                   (73)      (108)
  Curtailment and settlement                                       18         (8)
--------------------------------------------------------------------------------
Benefit obligation at end of year                              $1,106     $1,021
--------------------------------------------------------------------------------


                                                           F.N.B. Corporation 39

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
December 31                                                    2001         2000
--------------------------------------------------------------------------------
Fair value of plan assets at beginning of year              $     0      $     0
  Company contribution                                           71          106
  Plan participants' contributions                                2            2
  Benefits paid                                                 (73)        (108)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                    $     0      $     0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
December 31                                                    2001         2000
--------------------------------------------------------------------------------
Funded status of plan                                       $(1,106)     $(1,021)
Unrecognized actuarial gain                                    (276)        (272)
Unrecognized prior service cost                                  67           72
Unrecognized net transition obligation                          368          418
--------------------------------------------------------------------------------
Accrued postretirement benefit cost                         $  (947)     $  (803)
--------------------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components (in thousands):

--------------------------------------------------------------------------------
Year Ended December 31                                  2001      2000      1999
--------------------------------------------------------------------------------
Service cost                                            $ 96      $ 85      $101
Interest cost                                             74        78        74
Curtailment and settlement                                18        (8)
Net amortization                                          27        33        38
--------------------------------------------------------------------------------
Net periodic postretirement benefit cost                $215      $188      $213
--------------------------------------------------------------------------------

     Discount rates of 7.3%, 7.5% and 7.8% for 2001, 2000 and 1999, respectively, were used to determine the accumulated postretirement benefit obligation.

     The assumed health care cost trend rate has a significant effect on the amounts reported. An 8.0% annual rate of increase in the per capita costs of covered health care benefits is assumed for 2002, gradually decreasing to 5.0% by the year 2005. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 2001 service and interest cost and the accumulated postretirement benefit obligation at December 31, 2001 (in thousands):

-------------------------------------------------------------------------------------------
                                                                          1%          1%
                                                                       Increase    Decrease
-------------------------------------------------------------------------------------------
Effect on service and interest components of net periodic cost           $ 20        $(17)
Effect on accumulated postretirement benefit obligation                   111         (96)
-------------------------------------------------------------------------------------------


F.N.B. Corporation 40

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

     Income tax expense consists of the following (in thousands):

--------------------------------------------------------------------------------
Year Ended December 31                              2001       2000         1999
--------------------------------------------------------------------------------
Current income taxes:
  Federal taxes                                  $13,979     $17,805     $25,604
  State taxes                                        599       1,643         958
--------------------------------------------------------------------------------
                                                  14,578      19,448      26,562

Deferred income taxes:
  Federal taxes                                    6,501       1,705      (9,051)
  State taxes                                        429        (671)
--------------------------------------------------------------------------------
                                                 $21,508     $20,482     $17,511
--------------------------------------------------------------------------------

     The tax effects of temporary differences giving rise to deferred tax assets and liabilities are presented below (in thousands):

----------------------------------------------------------------------------------------
December 31                                                            2001         2000
----------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                        $ 14,296     $ 13,558
  Deferred compensation                                               3,297        3,042
  Deferred benefits                                                   2,865        2,612
  Other                                                                 864          636
----------------------------------------------------------------------------------------
    TOTAL GROSS DEFERRED TAX ASSETS                                  21,322       19,848
----------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                                       (1,975)      (1,728)
  Deferred gain on sale of subsidiary                                (3,555)      (3,555)
  Unrealized (gains) losses on securities available for sale         (3,750)      (1,185)
  Leasing                                                           (14,971)     (20,506)
  Other                                                              (1,283)      (1,452)
----------------------------------------------------------------------------------------
    TOTAL GROSS DEFERRED TAX LIABILITIES                            (25,534)     (28,426)
----------------------------------------------------------------------------------------
    NET DEFERRED TAX LIABILITIES                                   $ (4,212)    $ (8,578)
----------------------------------------------------------------------------------------

     Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

--------------------------------------------------------------------------------
Year Ended December 31                                    2001     2000     1999
--------------------------------------------------------------------------------
Federal statutory tax rate                                35.0%    35.0%    35.0%
Effect of nontaxable interest and dividend income         (4.1)    (4.1)    (4.7)
State taxes                                                1.0      1.0      1.1
Goodwill                                                    .3       .5       .5
Merger related costs                                        .6                .3
Other items                                                (.3)     (.6)    (2.1)
--------------------------------------------------------------------------------
Effective tax rate                                        32.5%    31.8%    30.1%
--------------------------------------------------------------------------------

     Income tax expense related to gains on the sale of securities was $405,000, $62,000 and $586,000 for the years ended December 31, 2001, 2000 and 1999, respectively.


                                                           F.N.B. Corporation 41

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EARNINGS PER SHARE

     The following tables set forth the computation of basic and diluted earnings per share (in thousands, except per share data):

------------------------------------------------------------------------------------------------------
Year Ended December 31                                              2001           2000           1999
------------------------------------------------------------------------------------------------------
BASIC
Net income                                                       $44,572        $43,990        $40,581
Less:  Preferred stock dividends declared                           (293)          (341)          (411)
------------------------------------------------------------------------------------------------------
Net income applicable to basic common shares                     $44,279        $43,649        $40,170
------------------------------------------------------------------------------------------------------

Average common shares outstanding                             25,605,366     25,408,287     25,293,752
------------------------------------------------------------------------------------------------------

Earnings per share                                                 $1.73          $1.72          $1.59
------------------------------------------------------------------------------------------------------

DILUTED
Net income applicable to diluted common shares                   $44,572        $43,990        $40,581
------------------------------------------------------------------------------------------------------

Average common shares outstanding                             25,605,366     25,408,287     25,293,752
Convertible preferred stock                                      379,757        449,047        574,919

Net effect of dilutive stock options based on the
  treasury stock method using the average market price           601,013        405,330        539,634
------------------------------------------------------------------------------------------------------
Diluted average common shares outstanding                     26,586,136     26,262,664     26,408,305
------------------------------------------------------------------------------------------------------

Earnings per share                                                 $1.68          $1.68          $1.54
------------------------------------------------------------------------------------------------------

REGULATORY MATTERS

     Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action. The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.


F.N.B. Corporation 42

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Following are the capital ratios as of December 31, 2001 for the Corporation and its significant subsidiaries, First National Bank of Florida and First National Bank of Pennsylvania (dollars in thousands):

------------------------------------------------------------------------------------------------------------
                                                                       WELL CAPITALIZED      MINIMUM CAPITAL
                                                       ACTUAL            REQUIREMENTS         REQUIREMENTS
                                                  AMOUNT     RATIO     AMOUNT     RATIO     AMOUNT     RATIO
------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $376,189    11.8%    $317,686    10.0%    $254,149     8.0%
  First National Bank of Florida                  173,173    10.1      171,176    10.0      136,940     8.0
  First National Bank of Pennsylvania             115,932    10.6      109,579    10.0       87,663     8.0

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                             $335,132    10.6%    $190,612     6.0%    $127,075     4.0%
  First National Bank of Florida                  154,459     9.0      102,705     6.0       68,470     4.0
  First National Bank of Pennsylvania             102,233     9.3       65,747     6.0       43,832     4.0

TIER 1 CAPITAL (TO AVERAGE ASSETS):
  F.N.B. Corporation                             $335,132     8.3%    $202,662     5.0%    $162,130     4.0%
  First National Bank of Florida                  154,459     7.2      106,744     5.0       85,395     4.0
  First National Bank of Pennsylvania             102,233     7.1       71,932     5.0       57,545     4.0
------------------------------------------------------------------------------------------------------------

     The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $48.7 million at December 31, 2001. The Corporation also maintains deposits for various services such as check clearing.

     Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 2001, the subsidiaries had $64.0 million of retained earnings available for distribution as dividends without prior regulatory approval.

     Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus, and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $69.5 million at December 31, 2001.

BUSINESS SEGMENTS

     The Corporation operates in three reportable segments: community banks, insurance agencies and consumer finance. The Corporation's community bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's bank subsidiaries offer trust services as well as various alternative investment products, including mutual funds and annuities. The Corporation's insurance agencies are full-service insurance companies offering all lines of commercial and personal


                                                           F.N.B. Corporation 43

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


insurance through major carriers. The Corporation's consumer finance subsidiary is involved in making personal installment loans to individuals and purchasing installment sales finance contracts from retail merchants. This activity is funded through the sale of the Corporation's subordinated notes at the finance company's branch offices. The following tables provide financial information for these segments of the Corporation (in thousands). Other items shown in the table below represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.

----------------------------------------------------------------------------------------------------------------------
                                                   COMMUNITY     INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 2001           BANKS       AGENCIES      COMPANY        OTHER       CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------
Interest income                                   $  270,881     $    196      $ 27,533     $ (1,917)      $  296,693
Interest expense                                     118,137          232         8,374       (1,076)         125,667
Provision for loan losses                              8,215                      4,700                        12,915
Non-interest income                                   47,926       26,720         1,773        6,380           82,799
Non-interest expense                                 129,955       20,724        11,928        9,714          172,321
Intangible amortization                                1,608          775           126                         2,509
Income tax expense (credit)                           19,865        2,192         1,524       (2,073)          21,508
Net income                                            41,027        2,993         2,654       (2,102)          44,572
Core operating income*                                45,531        2,993         2,654          578           51,756
Total assets                                       3,949,672       29,761       147,747        1,907        4,129,087
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                   COMMUNITY     INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 2000           BANKS       AGENCIES      COMPANY        OTHER       CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------
Interest income                                   $  280,530     $    164      $ 26,021     $ (4,858)      $  301,857
Interest expense                                     135,491          207         8,083       (3,418)         140,363
Provision for loan losses                              7,787                      4,165          (30)          11,922
Non-interest income                                   38,565       20,190         1,818        2,825           63,398
Non-interest expense                                 116,222       16,242        11,200        2,706          146,370
Intangible amortization                                1,578          463            87                         2,128
Income tax expense (credit)                           18,635        1,214         1,585         (952)          20,482
Net income                                            39,382        2,228         2,719         (339)          43,990
Core operating income                                 39,382        2,228         2,719         (339)          43,990
Total assets                                       3,910,172       24,824       153,152      (32,227)       4,055,921
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                   COMMUNITY     INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 1999           BANKS       AGENCIES      COMPANY        OTHER       CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------
Interest income                                   $  246,293     $    129      $ 17,966     $ (2,612)      $  261,776
Interest expense                                     105,971          179         4,586       (1,450)         109,286
Provision for loan losses                              6,977                      2,700                         9,677
Non-interest income                                   33,053       14,040         1,240        5,249           53,582
Non-interest expense                                 111,023       11,762         8,208        5,312          136,305
Intangible amortization                                1,891           64            43                         1,998
Income tax expense (credit)                           17,094         (359)        1,289         (513)          17,511
Net income                                            36,390        2,523         2,380         (712)          40,581
Core operating income*                                36,818        2,523         2,380          128           41,849
Total assets                                       3,722,283        9,378       124,577      (24,936)       3,831,302
----------------------------------------------------------------------------------------------------------------------

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.1 million in 2001 and merger related and other non-recurring costs of $1.3 million in 1999, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


F.N.B. Corporation 44

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CASH FLOW INFORMATION

     Following is a summary of supplemental cash flow information (in thousands):

------------------------------------------------------------------------------------------
Year Ended December 31                                        2001        2000        1999
------------------------------------------------------------------------------------------
Cash paid during year for:
  Interest                                                $129,161    $136,540    $108,277
  Income taxes                                              22,996      19,592       8,118

Non-cash investing and financing activities:
  Acquisition of real estate in settlement of loans         $3,198      $2,022      $3,929
  Loans granted in the sale of other real estate             3,178         465         176
------------------------------------------------------------------------------------------

PARENT COMPANY FINANCIAL STATEMENTS

     Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands)
--------------------------------------------------------------------------------
December 31                                                    2001         2000
--------------------------------------------------------------------------------
ASSETS
Cash                                                       $      8     $    270
Short-term investments                                        7,534       10,409
Securities available for sale                                                190
Loans receivable                                                           4,800
Premises and equipment                                        3,043        1,078
Other assets                                                 18,520        5,778
Investment in bank subsidiaries                             296,628      295,569
Investment in non-bank subsidiaries                         196,449      175,267
--------------------------------------------------------------------------------
    TOTAL ASSETS                                           $522,182     $493,361
--------------------------------------------------------------------------------
LIABILITIES
Other liabilities                                          $ 13,789     $ 11,600
Short-term borrowings                                       103,357       97,632
Long-term debt                                               35,839       44,489
--------------------------------------------------------------------------------
    TOTAL LIABILITIES                                       152,985      153,721
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                                        369,197      339,640
--------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $522,182     $493,361
--------------------------------------------------------------------------------


                                                           F.N.B. Corporation 45

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


----------------------------------------------------------------------------------------
INCOME STATEMENT (in thousands)
----------------------------------------------------------------------------------------
Year Ended December 31                                      2001        2000        1999
----------------------------------------------------------------------------------------
INCOME
Dividend income from subsidiaries:
  Bank                                                   $45,630     $22,801     $22,875
  Non-bank                                                 3,191       2,570       1,565
----------------------------------------------------------------------------------------
                                                          48,821      25,371      24,440
----------------------------------------------------------------------------------------
Interest income                                              574         511         667
Service fee income                                         9,898       9,575       8,663
Other income                                               1,200         661         774
----------------------------------------------------------------------------------------
  TOTAL INCOME                                            60,493      36,118      34,544
----------------------------------------------------------------------------------------

EXPENSES
Interest expense                                           8,883       8,847       5,846
Salaries and personnel expense                             9,380       8,527       8,278
Service fees                                                 872         598         319
Other expenses                                             7,850       2,984       4,984
----------------------------------------------------------------------------------------
  TOTAL EXPENSES                                          26,985      20,956      19,427
----------------------------------------------------------------------------------------

INCOME BEFORE TAXES AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES                    33,508      15,162      15,117
Income tax benefit                                         5,729       3,828       3,070
----------------------------------------------------------------------------------------
                                                          39,237      18,990      18,187
----------------------------------------------------------------------------------------
Equity in undistributed income of subsidiaries:
    Bank                                                  (4,603)     16,581      15,046
    Non-bank                                               9,938       8,419       7,348
----------------------------------------------------------------------------------------
                                                           5,335      25,000      22,394
----------------------------------------------------------------------------------------

NET INCOME                                               $44,572     $43,990     $40,581
----------------------------------------------------------------------------------------


F.N.B. Corporation 46

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS (in thousands)
------------------------------------------------------------------------------------------
Year Ended December 31                                      2001         2000         1999
------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                              $ 44,572     $ 43,990     $ 40,581
Adjustments to reconcile net income to net
 cash flows from operating activities:
    Undistributed earnings of subsidiaries                (5,335)     (25,000)     (22,394)
    Other, net                                           (10,526)       4,894        2,410
------------------------------------------------------------------------------------------
      Net cash flows from operating activities            28,711       23,884       20,597
------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Net change in short-term investments                       2,875       (5,283)      18,523
Securities available for sale:
  Purchases                                                                           (190)
  Sales                                                      190
Sale (purchase) of premises and equipment                 (1,965)         882         (883)
Net decrease (increase) in loans receivable                4,800          951       (3,715)
Advances from subsidiaries                                                           1,621
Investment in subsidiaries                               (12,165)     (32,964)     (28,528)
------------------------------------------------------------------------------------------
    Net cash flows from investing activities              (6,265)     (36,414)     (13,172)
------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Net increase in short-term borrowings                      5,725       27,139       20,884
Decrease in long-term debt                               (15,390)     (15,686)     (17,736)
Increase in long-term debt                                 6,740       19,236       10,489
Net acquisition of treasury stock                           (532)      (3,573)      (3,288)
Cash dividends paid                                      (19,251)     (16,168)     (16,520)
------------------------------------------------------------------------------------------
    Net cash flows from financing activities             (22,708)      10,948       (6,171)
------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH                             (262)      (1,582)       1,254
Cash at beginning of year                                    270        1,852          598
------------------------------------------------------------------------------------------
CASH AT END OF  YEAR                                    $      8     $    270     $  1,852
------------------------------------------------------------------------------------------

CASH PAID
Interest                                                $  9,069     $  8,022     $  5,933
------------------------------------------------------------------------------------------


                                                           F.N.B. Corporation 47

F.N.B. CORPORATION AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

LOANS:

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. The fair value of residential mortgage loans is estimated using market prices for similar portfolios.

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

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

---------------------------------------------------------------------------------------------------
                                                         2001                        2000
---------------------------------------------------------------------------------------------------
                                                CARRYING        FAIR        CARRYING        FAIR
                                                 AMOUNT         VALUE        AMOUNT         VALUE
---------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and short-term investments                $  163,818    $  163,818    $  188,722    $  188,722
Securities available for sale                     413,793       413,793       441,480       441,480
Securities held to maturity                        51,368        51,770        73,522        73,508
Net loans, including loans held for sale        3,162,982     3,199,975     3,057,502     3,089,339

FINANCIAL LIABILITIES
Deposits                                       $3,292,392    $3,314,767    $3,247,950    $3,257,849
Short-term borrowings                             293,381       293,458       285,865       285,865
Long-term debt                                    103,013       107,543       116,698       120,879
---------------------------------------------------------------------------------------------------


F.N.B. Corporation 48

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         SELECTED FINANCIAL DATA
                                     Dollars in thousands, except per share data


--------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                          2001            2000            1999            1998            1997
--------------------------------------------------------------------------------------------------------------------
Total interest income                     $  296,693      $  301,857      $  261,776      $  250,217      $  227,649
Total interest expense                       125,667         140,363         109,286         110,236          97,936
Net interest income                          171,026         161,494         152,490         139,981         129,713
Provision for loan losses                     12,915          11,922           9,677           7,734          11,656
Total non-interest income                     82,799          63,398          53,582          45,757          33,551
Total non-interest expenses                  174,830         148,498         138,303         127,688         109,192
Net income before extraordinary items         44,572          43,990          40,581          33,740          29,338
Extraordinary items, net of tax                                                                                8,809
Net income                                    44,572          43,990          40,581          33,740          38,147
Core operating earnings *                     51,756          43,990          41,849          38,083          33,903
--------------------------------------------------------------------------------------------------------------------
AT YEAR-END
Total assets                              $4,129,087      $4,055,921      $3,831,302      $3,492,025      $3,142,875
Net loans                                  3,161,659       3,056,460       2,847,451       2,435,509       2,171,154
Deposits                                   3,292,392       3,247,950       3,011,932       2,914,418       2,620,521
Long-term debt                               103,013         116,698         118,383          71,079          73,434
Preferred stock                                    1           1,678           2,075           2,380           2,875
Total stockholders' equity                   369,197         339,640         308,868         299,697         277,211
--------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income
  Basic                                   $     1.73      $     1.72      $     1.59      $     1.35      $     1.71
  Diluted                                       1.68            1.68            1.54            1.29            1.63
Core operating earnings *
  Basic                                         2.01            1.72            1.64            1.52            1.52
  Diluted                                       1.95            1.68            1.58            1.46            1.45
Cash dividends                                   .75             .67             .64             .61             .52
Book value                                     14.22           13.17           12.55           12.19           11.88
--------------------------------------------------------------------------------------------------------------------
RATIOS
Return on average assets                        1.09%           1.12%           1.13%           1.02%           1.32%
Return on average assets, based
 on core operating earnings *                   1.27            1.12            1.16            1.16            1.17
Return on average equity                       12.61           13.71           13.34           11.67           15.01
Return on average equity, based
 on core operating earnings *                  14.65           13.71           13.76           13.17           13.34
Dividend payout ratio                          36.84           37.37           39.86           36.22           31.60
Average equity to average assets                8.65            8.15            8.46            8.77            8.76
--------------------------------------------------------------------------------------------------------------------

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.1 million in 2001, merger related and other non-recurring costs of $1.3 million in 1999, merger related and other non-recurring costs of $4.3 million in 1998 and extraordinary gains on the sale of a subsidiary and branches of $8.8 million and merger related and other non-recurring costs of $4.6 million in 1997, all on an after-tax basis. Such presentation is provided in order to eliminate all items deemed by management to be of a non-recurring nature.


                                                           F.N.B. Corporation 49

F.N.B. CORPORATION AND SUBSIDIARIES


QUARTERLY EARNINGS SUMMARY
Dollars in thousands, except per share data


--------------------------------------------------------------------------------
QUARTER ENDED 2001                   MAR. 31     JUNE 30     SEPT. 30    DEC. 31
--------------------------------------------------------------------------------
Total interest income                $77,240     $75,874     $72,911     $70,668
Total interest expense                36,614      33,293      29,793      25,967
Net interest income                   40,626      42,581      43,118      44,701
Provision for loan losses              2,241       2,652       3,297       4,725
Total non-interest income             18,615      20,050      20,843      23,291
Total non-interest expenses           48,081      43,451      40,609      42,689
Net income                             6,244      10,964      13,500      13,864
Core operating earnings *             11,042      13,195      13,617      13,902

PER COMMON SHARE
Net income
  Basic                              $   .24     $   .43     $   .52     $   .54
  Diluted                                .24         .41         .51         .52
Core operating earnings *
  Basic                                  .43         .51         .53         .54
  Diluted                                .42         .50         .51         .52
Cash dividends                           .17         .18         .20         .20
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
QUARTER ENDED 2000                   MAR. 31     JUNE 30     SEPT. 30    DEC. 31
--------------------------------------------------------------------------------
Total interest income                $71,404     $74,097     $77,676     $78,680
Total interest expense                31,181      33,314      37,352      38,516
Net interest income                   40,223      40,783      40,324      40,164
Provision for loan losses              3,058       3,061       2,659       3,144
Total non-interest income             14,748      14,566      16,568      17,516
Total non-interest expenses           36,358      36,555      37,742      37,843
Net income                            10,644      10,737      11,310      11,299
Core operating earnings               10,644      10,737      11,310      11,299

PER COMMON SHARE
Net income
  Basic                              $   .42     $   .42     $   .44     $   .44
  Diluted                                .41         .41         .43         .43
Core operating earnings
  Basic                                  .42         .42         .44         .44
  Diluted                                .41         .41         .43         .43
Cash dividends                           .16         .17         .17         .17
--------------------------------------------------------------------------------

* Core operating earnings exclude consolidation charges of $2.1 million and merger related and other non-recurring charges of $2.7 million during the first quarter of 2001, merger related costs of $2.2 million during the second quarter of 2001, merger related costs of $117,000 during the third quarter of 2001 and merger related costs of $38,000 during the fourth quarter of 2001, all on an after-tax basis.


F.N.B. Corporation 50

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHARTER CONSOLIDATION

     During the first quarter of 2001, the Corporation completed its charter consolidation plan which reduced the number of bank charters from eight to three. The Corporation's five Florida banks were merged under First National Bank of Florida (FNBFL) and its two Pennsylvania banks were combined under First National Bank of Pennsylvania. The Corporation had previously consolidated its Ohio banks under a single charter, Metropolitan National Bank. In connection with these charter consolidations, the trust operations of FNBFL were consolidated into the Corporation's national trust company, First National Trust Company. The Corporation incurred pre-tax consolidation expense of $3.2 million arising from legal and accounting fees, consulting fees, data processing conversion charges, early retirement, involuntary separation and related benefit costs. Involuntary separation costs associated with 42 terminated employees totaled $1.4 million of the total consolidation expense. These separation costs have been reflected within the income statement caption salaries and employee benefits. The total amount of separation payments paid during 2001 was $1.0 million. The remaining separation costs will be paid in accordance with the contractual terms of the employment and compensation agreements of the terminated employees. All remaining separation payments are anticipated to be paid by March 31, 2002.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     Core operating earnings increased 17.7% to $51.8 million in 2001 from $44.0 million in 2000. Basic earnings per share were $2.01 and $1.72 for 2001 and 2000, while diluted earnings per share were $1.95 and $1.68, respectively, for those same periods. The results for 2001 include consolidation charges of $2.1 million and merger related and other non-recurring costs of $5.1 million, net of tax. Including these items, net income was $44.6 million in 2001.

     Net interest income, on a fully taxable equivalent basis, increased by 5.8% as net average interest earning assets increased by $117.0 million. These factors are further detailed in the discussion which follows.

     Common comparative ratios for results of operations include the return on average assets and the return on average equity. Based on core operating earnings, the Corporation's return on average assets was 1.27% for 2001 and 1.12% for 2000, while the Corporation's return on average equity was 14.65% for 2001 and 13.71%for 2000. Including the non-recurring items in 2001, the Corporation had a return on average assets of 1.09% and a return on average equity of 12.61%.

NET INTEREST INCOME

     Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $173.1 million in 2001 versus $163.7 million in 2000. Net interest income consisted of interest income of $298.8 million and interest expense of $125.7 million in 2001, compared to $304.0 million and $140.4 million for each, respectively, in 2000. The Corporation's net interest margin increased 11 basis points to 4.69% for 2001.



DILUTED CORE OPERATING EARNINGS PER SHARE

1997                                                                       $1.45
1998                                                                       $1.46
1999                                                                       $1.58
2000                                                                       $1.68
2001                                                                       $1.95


                                                           F.N.B. Corporation 51

F.N.B. CORPORATION AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION


     The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

-----------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                       2001                             2000
-----------------------------------------------------------------------------------------------------------------
                                                AVERAGE                  YIELD/   AVERAGE                 YIELD/
                                                BALANCE      INTEREST     RATE    BALANCE     INTEREST     RATE
-----------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing deposits with banks           $    6,062   $      178    2.94%  $    4,259  $      290    6.81%
Federal funds sold                                 89,123        3,952    4.43       21,071       1,342    6.37
Taxable investment securities (1)                 444,049       27,030    6.09      447,582      28,324    6.33
Non-taxable investment securities (2)              46,225        2,941    6.36       49,625       3,104    6.25
Loans (2)(3)                                    3,107,140      264,712    8.52    3,053,024     270,955    8.87
                                               ----------   ----------           ----------  ----------
     TOTAL INTEREST EARNING ASSETS              3,692,599      298,813    8.09    3,575,561     304,015    8.50
                                               ----------   ----------           ----------  ----------
Cash and due from banks                           125,105                           123,620
Allowance for loan losses                         (40,171)                          (39,769)
Premises and equipment                            115,195                           113,222
Other assets                                      192,255                           165,938
                                               ----------                        ----------
                                               $4,084,983                        $3,938,572
                                               ==========                        ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand                      $  558,276        9,014    1.61   $  519,112      12,714    2.45
  Savings                                         835,391       19,727    2.36      812,960      24,504    3.01
  Other time                                    1,385,173       77,867    5.62    1,350,906      77,873    5.76
Short-term borrowings                             275,852       11,695    4.24      289,978      17,130    5.91
Long-term debt                                    108,951        7,364    6.76      125,287       8,143    6.50
                                               ----------   ----------           ----------  ----------
     TOTAL INTEREST BEARING LIABILITIES         3,163,643      125,667    3.97    3,098,243     140,364    4.53
                                               ----------   ----------           ----------  ----------
Non-interest bearing demand deposits              493,468                           452,759
Other liabilities                                  74,509                            66,657
                                               ----------                        ----------
                                                3,731,620                         3,617,659
                                               ----------                        ----------
STOCKHOLDERS' EQUITY                              353,363                           320,913
                                               ----------                        ----------
                                               $4,084,983                        $3,938,572
                                               ==========                        ==========
Excess of interest earning assets
  over interest bearing liabilities            $  528,956                        $  477,318
                                               ==========                        ==========

Net interest income                                         $  173,146                       $  163,651
                                                            ==========                       ==========

Net interest spread                                                       4.12%                            3.97%
                                                                          ====                             ====

Net interest margin (4)                                                   4.69%                            4.58%
                                                                          ====                             ====
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Year Ended December 31,                                        1999
--------------------------------------------------------------------------------
                                                AVERAGE                   YIELD/
                                                BALANCE       INTEREST     RATE
--------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing deposits with banks           $    8,268    $      475    5.75%
Federal funds sold                                 35,009         1,734    4.95
Taxable investment securities (1)                 466,888        28,557    6.12
Non-taxable investment securities (2)              78,206         4,808    6.15
Loans (2)(3)                                    2,666,830       228,308    8.56
                                               ----------    ----------
     TOTAL INTEREST EARNING ASSETS              3,255,201       263,882    8.11
                                               ----------    ----------
Cash and due from banks                           119,619
Allowance for loan losses                         (34,999)
Premises and equipment                            105,380
Other assets                                      150,172
                                               ----------
                                               $3,595,373
                                               ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing demand                      $  491,750         9,837    2.00
  Savings                                         821,038        22,179    2.70
  Other time                                    1,197,235        61,060    5.10
Short-term borrowings                             237,919        11,282    4.74
Long-term debt                                     74,717         4,928    6.60
                                               ----------    ----------
     TOTAL INTEREST BEARING LIABILITIES         2,822,659       109,286    3.87
                                               ----------    ----------
Non-interest bearing demand deposits              409,334
Other liabilities                                  59,151
                                               ----------
                                                3,291,144
                                               ----------
STOCKHOLDERS' EQUITY                              304,229
                                               ----------
                                               $3,595,373
                                               ==========
Excess of interest earning assets
  over interest bearing liabilities            $  432,542
                                               ==========

Net interest income                                          $  154,596
                                                             ==========

Net interest spread                                                        4.23%
                                                                           ====

Net interest margin (4)                                                    4.75%
                                                                           ====
--------------------------------------------------------------------------------

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


F.N.B. Corporation 52

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         MANAGEMENT'S DISCUSSION


     During 2001, the Federal Reserve Bank reduced its federal funds rate an unprecedented 11 times. This monetary policy significantly influenced the Corporation's asset and liability management. The yield on interest earning assets decreased by 41 basis points and the rate paid on interest bearing liabilities decreased by 56basis points. Although the current year margin has increased, there is a possibility that margin compression could arise, as further discussed within the "Liquidity and Interest Rate Sensitivity" section of this report.

     Interest income on loans, on a fully taxable equivalent basis, decreased 2.3% from $271.0 million in 2000 to $264.7 million in 2001. This decrease was despite favorable loan volumes as average loans increased by $54.1 million.

     Interest expense on deposits decreased $8.5 million or 7.4% in 2001 while average interest bearing deposits increased by $95.9 million. The average balance in interest bearing demand deposits, time deposits and savings deposits increased $39.2 million, $34.3 million and $22.4 million, respectively. The Corporation continued to successfully generate non-interest bearing deposits as such deposits increased by $40.7 million or 9.0% in 2001. Interest expense on short-term borrowings decreased $5.4 million. The Corporation took advantage of excess liquidity and paid down average short-term borrowings by $14.1 million and the interest rate paid decreased by 167 basis points in 2001. Interest expense on long-term debt decreased $779,000 in 2001 due to a $16.3 million decrease in average long-term debt.

     The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

-----------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                  2001                                      2000
-----------------------------------------------------------------------------------------------------------------------
                                           VOLUME          RATE           NET        VOLUME          RATE           NET
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest bearing deposits with banks     $    327      $   (439)     $   (112)     $   (734)     $    532      $   (202)
Federal funds sold                          2,882          (272)        2,610        (1,403)        1,011          (392)
Securities                                   (442)       (1,015)       (1,457)       (3,052)        1,132        (1,920)
Loans                                       5,092       (11,335)       (6,243)       34,115         8,532        42,647
-----------------------------------------------------------------------------------------------------------------------
                                            7,859       (13,061)       (5,202)       28,926        11,207        40,133
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits:
  Interest bearing                          1,044        (4,744)       (3,700)          570         2,307         2,877
  Savings                                     700        (5,477)       (4,777)         (218)        2,543         2,325
  Other time                                1,929        (1,935)           (6)        8,372         8,441        16,813
Short-term borrowings                        (799)       (4,636)       (5,435)        2,748         3,100         5,848
Long-term debt                             (1,124)          345          (779)        3,289           (74)        3,215
-----------------------------------------------------------------------------------------------------------------------
                                            1,750       (16,447)      (14,697)       14,761        16,317        31,078
-----------------------------------------------------------------------------------------------------------------------
NET CHANGE                               $  6,109      $  3,386      $  9,495      $ 14,165      $ (5,110)     $  9,055
-----------------------------------------------------------------------------------------------------------------------

     The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.

PROVISION FOR LOAN LOSSES

     The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 8.3% to $12.9 million in 2001. This increase is consistent with the Corporation's continued strong loan growth. (See the "Non-Performing Loans and Allowance for Loan Losses" section of this report).


                                                           F.N.B. Corporation 53

F.N.B. CORPORATION AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION


NON-INTEREST INCOME

     Total non-interest income increased 30.6% from $63.4 million in 2000 to $82.8 million in 2001. Exclusive of gains on sale of securities, non-interest income increased by 29.1%. This increase was primarily attributable to the Corporation's continued transformation to a diversified financial services company. The Corporation has dedicated significant resources to expanding traditional banking services and generating insurance commissions and fees, investment service charges and trust fees.

     Insurance commissions and fees, service charges and trust fees increased 27.0% from $52.0 million in 2000 to $66.0 million in 2001. These higher levels of fee income are attributable to growth in insurance, expanded banking services and the Corporation's continued focus on providing a wide array of wealth management services, such as annuities, mutual funds and trust services. This increase was accompanied by increases of $981,000 in gains on the sale of securities and $3.1 million in gains on the sale of loans.

NON-INTEREST EXPENSE

     Total non-interest expense increased from $148.5 million in 2000 to $174.8 million in 2001. This increase was primarily attributable to non-recurring items totaling $11.0 million in 2001. During 2001, the Corporation recorded $4.0 million to cover estimated legal expenses associated with five cases filed against one of the Corporation's subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. Additionally, the Corporation recognized $3.8 million in 2001 in merger related costs. These expenses were primarily data processing termination and conversion costs and change in control provisions. The Corporation also recognized $3.2 million in one-time charges relating to its charter consolidation plan.

     Excluding these items, non-interest expense totaled $163.8 million for 2001, an increase of 10.3%over 2000. In addition to the non-recurring items, non-interest expenses increased due to insurance agency purchases during the second half of 2000 and first half of 2001. Excluding the impact of the insurance agency purchases, non-interest expense would have increased by $10.8 million or 7.3% on a year over year basis.

INCOME TAXES

     The Corporation's income tax expense was $21.5 million for 2001 compared to $20.5 million for 2000. The 2001 effective tax rate of 32.5% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     The Corporation's goal in liquidity management is to meet the cash flow requirements of depositors and borrowers as well as the operating cash needs of the Corporation, with cost-effective funding. Liquidity is centrally managed on a daily basis by treasury personnel. In addition, the Corporate Asset/Liability Committee (ALCO), which includes members of executive management, reviews liquidity on a periodic basis and approves significant changes in strategies which affect balance sheet or cash flow positions. The Board of Directors has established an Asset/Liability Policy in order to achieve and maintain earnings performance consistent with long-term goals while maintaining acceptable levels of interest rate risk, a "well-capitalized" balance sheet and adequate levels of liquidity. This policy designates the ALCO as the body responsible for meeting this objective.

     Liquidity sources from assets include payments from loans and investments as well as the ability to securitize or sell loans and investment securities. Liquidity sources from liabilities are generated primarily through growth in core deposits and, to a lesser extent, the use of wholesale sources which include federal funds purchased, repurchase agreements and public deposits. In addition, the banking affiliates have the ability to borrow from the Federal Home Loan Bank (FHLB). FHLB advances are a competitively priced and reliable source of funds. The Corporation has made limited use of FHLB advances and has a large reserve available for contingency funding purposes. As of December 31, 2001, outstanding advances were $65.7 million, or 1.6% of total assets while FHLB availability was $708.2 million, or 17.2%of total assets.

     The principal source of cash for the parent company is dividends from its subsidiaries. The parent also has approved lines of credit with several major domestic banks, which were unused as of December 31, 2001. The


F.N.B. Corporation 54

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         MANAGEMENT'S DISCUSSION


Corporation also issues subordinated debt on a regular basis and has access to the Federal Reserve Bank as well as access to the capital markets.

     The ALCO regularly monitors various liquidity ratios and forecasts of cash position. Management believes the Corporation has sufficient liquidity available to meet its normal operating and contingency funding cash needs.

     Following is the gap analysis as of December 31, 2001 (dollars in thousands):

--------------------------------------------------------------------------------------------------------------------
                                                    WITHIN         4-12          1-5          OVER
                                                   3 MONTHS       MONTHS        YEARS        5 YEARS         TOTAL
--------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Interest bearing deposits with banks              $    3,435     $    100                  $        77    $    3,612
Federal funds sold                                     4,260                                                   4,260
Securities                                            65,742      128,752    $  206,081         64,586       465,161
Loans, net of unearned income                        946,436      720,209     1,284,060        253,122     3,203,827
--------------------------------------------------------------------------------------------------------------------
                                                   1,019,873      849,061     1,490,141        317,785     3,676,860
Other assets                                                                                   452,227       452,227
--------------------------------------------------------------------------------------------------------------------
                                                  $1,019,873     $849,061    $1,490,141    $   770,012    $4,129,087
--------------------------------------------------------------------------------------------------------------------

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking                               $  107,393                               $   476,429    $  583,822
  Savings                                            364,914                                   489,756       854,670
  Time deposits                                      265,839     $651,906    $  424,544                    1,342,289
Borrowings                                           199,491       34,842        44,435        117,626       396,394
--------------------------------------------------------------------------------------------------------------------
                                                     937,637      686,748       468,979      1,083,811     3,177,175
Other liabilities                                                                              582,715       582,715
Stockholders' equity                                                                           369,197       369,197
--------------------------------------------------------------------------------------------------------------------
                                                  $  937,637     $686,748    $  468,979    $ 2,035,723    $4,129,087
--------------------------------------------------------------------------------------------------------------------
PERIOD GAP                                        $   82,236     $162,313    $1,021,162    $(1,265,711)
--------------------------------------------------------------------------------------------------------------------
CUMULATIVE GAP                                    $   82,236     $244,549    $1,265,711
--------------------------------------------------------------------------------------------------------------------
CUMULATIVE GAP AS A PERCENT
  OF TOTAL ASSETS                                       1.99%        5.92%        30.65%
--------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS/
  RATE SENSITIVE LIABILITIES (CUMULATIVE)               1.09         1.15          1.60          1.16
--------------------------------------------------------------------------------------------------------------------

     The financial performance of the Corporation is at risk from interest rate fluctuations. This interest rate risk arises due to differences between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time, the difference between the change in various interest rates and the embedded options in certain financial instruments. The Corporation utilizes an asset/liability model to support its balance sheet strategies. The Corporation uses gap analysis, net interest income simulations and the economic value of equity to measure its interest rate risk.

     The above gap analysis measures the interest rate risk of the Corporation by comparing the difference between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time. The cumulative one-year gap ratio was 1.15 at December 31, 2001 as compared to .90 at December 31, 2000. A ratio of more than one indicates a higher level of repricing assets over repricing liabilities over the next twelve months, assuming the current interest rate environment.

     Net interest income simulations measure the exposure to short-term earnings from changes in market rates of interest in a more rigorous and explicit fashion. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios.


                                                           F.N.B. Corporation 55

F.N.B. CORPORATION AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION


The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the present value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in the long-term earnings capacity of the balance sheet assuming that the rate change remains in effect over the life of the current balance sheet. The following table presents an analysis of the potential sensitivity of the Corporation's annual net interest income and EVE to sudden and sustained changes in market rates:

December 31                                                 2001           2000
                                                            ----           ----
Net interest income change (12 months):
   - 100 basis points ...................................  (1.6)%           .6%
   + 200 basis points ...................................    .6%          (3.0)%

Economic value of equity:
   - 100 basis points ...................................   (.8)%         (1.0)%
   + 200 basis points ...................................  (5.7)%         (2.0)%

     The preceding measures assumed no change in asset/liability compositions. Thus, the measures do not reflect actions the ALCO may undertake in response to such changes in interest rates. The disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy.

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

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000

     Net income increased 8.4% to $44.0 million in 2000 from $40.6 million in 1999. Basic earnings per share were $1.72 and $1.59 for 2000 and 1999, while diluted earnings per share were $1.68 and $1.54, respectively, for those same periods. The results for 1999 include merger related and other non-recurring costs of $1.3 million, net of tax. Excluding these items, core operating earnings were $41.8 million in 1999. The Corporation's return on average assets was 1.12%for 2000 and 1.13%for 1999, while the Corporation's return on average equity was 13.71% for 2000 and 13.34% for 1999. Excluding the non-recurring items in 1999, the Corporation had a return on average assets of 1.16% and a return on average equity of 13.76%.

     Net interest income, on a fully taxable equivalent basis, totaled $163.7 million in 2000. Net interest income consisted of interest income of $304.0 million and interest expense of $140.4 million in 2000, compared to $263.9 million and $109.3 million for each, respectively, in 1999. The Corporation's net interest margin was 4.58% for 2000. Interest income on loans, on a fully taxable equivalent basis, increased 18.7% from $228.3 million in 1999 to $271.0 million in 2000. This increase was the result of an increase in average loans of 14.5% as well as an increase in the average yield by 31 basis points. Interest expense on deposits increased $22.0 million or 23.7% in 2000 while average interest bearing deposits increased 6.9%. The average balance in time deposits and interest bearing demand deposits increased $153.7 million and $27.4 million, respectively, while the average balance in savings deposits decreased by $8.1 million. The average balance in non-interest bearing demand deposits increased by $43.4 million. Interest expense on short-term borrowings increased $5.8 million or 51.8% in 2000 due to a $52.1 million increase in average short-term borrowings. Interest expense on long-term debt increased $3.2 million or 65.2%in 2000 due to a $50.6 million increase in average long-term debt.

     The provision for loan losses was $11.9 million and represented an increase of 23.2% from 1999, a reflection of the Corporation's continued strong loan growth.

     Total non-interest income increased 18.3% from $53.6 million in 1999 to $63.4 million in 2000. Exclusive of gains on sale of securities, non-interest income increased by 21.8%. This increase was primarily attributable to the Corporation's transformation to a financial services company focusing resources dedicated to generating insurance commissions and fees, investment service charges and trust fees. Insurance commissions and fees, service charges and trust fees increased 26.3% from $41.2 million in 1999 to $52.0 million in 2000. These higher levels of fee income are attributable to growth in insurance, increases in deposits and the Corporation's continued expansion into annuity and mutual funds sales and trust services.


F.N.B. Corporation 56

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         MANAGEMENT'S DISCUSSION


This increase was partially offset by a decrease of $1.5 million in gains on the sale of securities.

     Total non-interest expense increased from $138.3 million in 1999 to $148.5 million in 2000. The increase was primarily attributable to an increase of $8.4 million in salaries and employee benefits. This increase was mainly due to the Corporation's continued expansion into non-interest revenue lines of business along with normal annual salary adjustments and the continued escalation of certain benefit costs. The Corporation recognized $1.8 million in 1999 in merger related costs. These expenses were primarily data processing termination and conversion costs and change in control provisions. Also during 1999, the Corporation recorded a net insurance recovery of $883,000.

     Income tax expense was $20.5 million for 2000 compared to $17.5 million for 1999. The 2000 effective tax rate of 31.8% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

FINANCIAL CONDITION

LENDING ACTIVITY

     Following is a summary of loans (in thousands):

-------------------------------------------------------------------------------------------------------------------
December 31                                        2001           2000           1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
Real estate:
  Residential                                $1,219,502     $1,157,753     $1,084,353     $1,008,728     $  956,977
  Commercial                                    984,973        849,276        790,122        654,124        551,674
  Construction                                  206,269        204,267        119,398        103,672         70,093
Installment loans to individuals                284,233        341,755        342,513        296,245        304,172
Commercial, financial and agricultural          423,198        401,866        355,729        304,075        280,319
Lease financing                                 128,712        204,187        254,252        132,266         59,852
Unearned income                                 (44,383)       (62,271)       (61,719)       (30,840)      (20,580)
-------------------------------------------------------------------------------------------------------------------
                                             $3,202,504     $3,096,833     $2,884,648     $2,468,270     $2,202,507
-------------------------------------------------------------------------------------------------------------------

     The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower and conducting ongoing review and management of the loan portfolio.

     During 2001, 2000 and 1999, the Corporation sold $19.5 million, $23.5 million and $49.8 million, respectively, in fixed rate residential mortgages. These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves.

     The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of southwest Florida, western Pennsylvania, central Tennessee, and eastern Ohio.

     As of December 31, 2001, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans. During 2000, the Corporation curtailed offering lease financing.

     Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

--------------------------------------------------------------------------------------------------
                                                   WITHIN       ONE TO        AFTER
December 31, 2001                                 ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
--------------------------------------------------------------------------------------------------
Commercial, financial and agricultural            $192,298     $171,037      $59,863      $423,198
Real estate - construction                         137,019       50,594       18,656       206,269
--------------------------------------------------------------------------------------------------
  Total                                           $329,317     $221,631      $78,519      $629,467
--------------------------------------------------------------------------------------------------

     The total amount of loans due after one year includes $178.0 million with floating or adjustable rates of interest and $122.2 million with fixed rates of interest.


                                                           F.N.B. Corporation 57

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

     Following is a summary of non-performing loans (dollars in thousands):

------------------------------------------------------------------------------------------------
December 31                                  2001        2000        1999        1998       1997
------------------------------------------------------------------------------------------------
Non-accrual loans                         $14,488     $10,397     $ 9,321     $12,250     $8,365
Restructured loans                          4,697       2,810       3,560       1,770      1,345
                                          $19,185     $13,207     $12,881     $14,020     $9,710
------------------------------------------------------------------------------------------------
Non-performing loans as a
  percentage of total loans                   .60%        .43%        .45%        .57%       .44%
------------------------------------------------------------------------------------------------

     Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

-----------------------------------------------------------------------------------------------------
Year Ended December 31                                   2001      2000      1999      1998      1997
-----------------------------------------------------------------------------------------------------
Gross interest income that would have been
  recorded if the loans had been current and in
  accordance with their original terms                 $1,635    $1,647    $1,445    $1,563    $1,068
Interest income recorded during the year                  771       545       503       863       477
-----------------------------------------------------------------------------------------------------

     Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

------------------------------------------------------------------------------------------------
December 31                                     2001       2000       1999       1998       1997
------------------------------------------------------------------------------------------------
Loans 90 days or more past due                $4,768     $4,533     $4,863     $2,943     $3,220
Loans 90 days or more past due as a
  percentage of total loans                      .15%       .15%       .17%       .12%       .15%
------------------------------------------------------------------------------------------------

ALLOWANCES FOR LOAN LOSSES

     Management considers the accounting policy for the allowance for loan losses to be a critical accounting policy. For a full description of this policy refer to the Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements. Management's analysis of the allocated portion of the allowance for loan losses includes the evaluation of the loan portfolio based upon the Corporation's internal loan grading system, evaluation of portfolio industry concentrations and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors used in the internal loan grading system include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position and residual value of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

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


F.N.B. Corporation 58

                                             F.N.B. CORPORATION AND SUBSIDIARIES


                                                         MANAGEMENT'S DISCUSSION


     Following is a summary of changes in the allowance for loan losses (dollars in thousands):

------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                    2001         2000         1999         1998         1997
------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                          $ 40,373     $ 37,197     $ 32,761     $ 31,353     $ 31,344

Addition from acquisitions                                              767        2,813                     1,167
Reduction due to the sale of subsidiary and loans                                                           (3,828)

Charge-offs:
 Real estate - mortgage                                   (976)        (592)        (964)        (322)        (888)
 Installment loans to individuals                       (8,373)      (6,933)      (5,514)      (5,900)      (6,978)
 Lease financing                                        (3,270)      (1,867)        (632)        (300)        (106)
 Commercial, financial and agricultural                 (2,067)      (1,859)      (2,516)      (1,119)      (2,309)
------------------------------------------------------------------------------------------------------------------
                                                       (14,686)     (11,251)      (9,626)      (7,641)     (10,281)
------------------------------------------------------------------------------------------------------------------
Recoveries:
 Real estate - mortgage                                    105          112           50           43          100
 Installment loans to individuals                        1,472        1,089        1,108          914          804
 Lease financing                                           448          220           80           38           32
 Commercial, financial and agricultural                    218          317          334          320          359
------------------------------------------------------------------------------------------------------------------
                                                         2,243        1,738        1,572        1,315        1,295
------------------------------------------------------------------------------------------------------------------

Net charge-offs                                        (12,443)      (9,513)      (8,054)      (6,326)      (8,986)
Provision for loan losses                               12,915       11,922        9,677        7,734       11,656
------------------------------------------------------------------------------------------------------------------
Balance at end of year                                $ 40,845     $ 40,373     $ 37,197     $ 32,761     $ 31,353
------------------------------------------------------------------------------------------------------------------

Net charge-offs as a percent of
  average loans, net of unearned income                    .40%         .31%         .30%         .27%         .43%
Allowance for loan losses as a percent of
  average loans, net of unearned income                   1.31         1.32         1.39         1.40         1.50
Allowance for loan losses as a
  percent of non-performing loans                       212.90       305.69       288.77       233.67       322.89
------------------------------------------------------------------------------------------------------------------


     Following is a summary of the allocation of the allowance for loan losses (dollars in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                         % OF                 % OF                 % OF                 % OF                 % OF
                                        LOANS                LOANS                LOANS                LOANS                LOANS
                                       IN EACH              IN EACH              IN EACH              IN EACH              IN EACH
                                       CATEGORY             CATEGORY             CATEGORY             CATEGORY             CATEGORY
                                       TO TOTAL             TO TOTAL             TO TOTAL             TO TOTAL             TO TOTAL
YEAR ENDED DECEMBER 31          2001    LOANS        2000    LOANS        1999    LOANS        1998    LOANS        1997    LOANS
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and
   agricultural              $ 7,173       13%    $ 6,777       13%    $ 7,190       12%    $ 6,086       12%    $ 5,734       13%
Real estate - construction       316       6          437        7         475        5         271        4         284        3
Real estate - mortgage        10,411      69       11,316       65       9,289       64       6,900       67       6,399       68
Installment loans to
   individuals                 8,822       9        8,016       11       7,826       12       7,591       12       5,283       14
Lease financing                5,319       3        1,093        4         847        7         812        5         359        2
Unallocated portion            8,804               12,734               11,570               11,101               13,294
------------------------------------------------------------------------------------------------------------------------------------
                             $40,845     100%     $40,373      100%    $37,197      100%    $32,761      100%    $31,353      100%
------------------------------------------------------------------------------------------------------------------------------------


                                                           F.N.B. Corporation 59

F.N.B. CORPORATION AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION


     Due to this methodology, the Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table above. Management's allocation considers amounts necessary for concentrations and changes in portfolio mix and volume. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio. During 2001, the Corporation allocated approximately $4.2 million of the allowance to leases and lease residuals. The Corporation determined the need to provide a more refined allocation based upon recent reductions in lease residual values and loss experience in the lease portfolio.

INVESTMENT ACTIVITY

     Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and are recorded at fair market value. The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

     During 2001, securities available for sale decreased by $27.7 million and securities held to maturity decreased by $22.2 million from December 31, 2000. The majority of this decrease was used to fund loan demand and increase the Corporation's investment in bank owned life insurance.

     The following table indicates the respective maturities and weighted average yields of securities as of December 31, 2001 (dollars in thousands):

-----------------------------------------------------------------------------------------------------
                                                                                          WEIGHTED
                                                                              AMOUNT    AVERAGE YIELD
-----------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. Government agencies and corporations:
     Maturing within one year                                                $ 48,134       6.41%
     Maturing after one year within five years                                133,995       5.84%
     Maturing after five years within ten years                                10,347       5.12%

States of  the U.S. and political subdivisions:
     Maturing within one year                                                   4,697       6.57%
     Maturing after one year within five years                                 20,864       6.36%
     Maturing after five years within ten years                                19,334       6.07%
     Maturing after ten years                                                   1,052       6.60%

Other debt securities:
     Maturing after one year within five years                                    417       5.07%
     Maturing after five within ten years                                         917       5.93%
     Maturing after ten years                                                   1,509       9.18%

Mortgage-backed securities of  U.S. Government agencies                       200,769       5.88%
Equity securities                                                              23,126       6.99%
-----------------------------------------------------------------------------------------------------
          TOTAL                                                              $465,161       6.01%
-----------------------------------------------------------------------------------------------------

     The weighted average yields for tax exempt securities are computed on a tax equivalent basis.


F.N.B. Corporation 60

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

     Total deposits increased 1.4% to $3.3 billion in 2001. This increase was due to a $39.4 million or 2.8% increase in savings and interest checking accounts and a $33.4 million or 7.0% increase in non-interest bearing deposit accounts, partially offset by a decrease of $28.4 million or 2.1% in time deposits.

     Short-term borrowings, made up of repurchase agreements, federal funds purchased, Federal Home Loan Bank advances, subordinated notes and other short-term borrowings, increased by $7.5 million in 2001 to $293.4 million. The composition of short-term borrowings shifted during 2001 as increases in securities sold under repurchase agreements and subordinated notes of $37.4 million and $31.5 million, respectively, were offset by decreases in Federal Home Loan Bank advances and other short-term borrowings, of $42.4 million and $25.0 million, respectively.

     Repurchase agreements are the largest component of short-term borrowings. At December 31, 2001, repurchase agreements represented 62.8% of total short-term borrowings. Following is a summary of selected information on repurchase agreements (dollars in thousands):

--------------------------------------------------------------------------------
December 31                                        2001        2000        1999
--------------------------------------------------------------------------------
Balance at end of year                         $184,348    $146,996    $134,808
Maximum month-end balance                       185,349     166,672     134,808
Average balance during the year                 165,746     153,510     120,698

Weighted average interest rates:
  At end of year                                   1.17%       5.41%       4.16%
  During the year                                  3.07%       5.24%       4.17%
--------------------------------------------------------------------------------

CAPITAL RESOURCES

     The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

     Capital management is a continuous process. Since December 31, 2000, stockholders' equity has increased $25.3 million as a result of earnings retention. Total cash dividends declared represented 37.2% of core operating income for 2001 compared to 37.9% for 2000. Book value per share was $14.22 at December 31, 2001, compared to $13.17 at December 31, 2000.


RETURN ON AVERAGE EQUITY
(BASED ON CORE OPERATING EARNINGS)

1997                                                                       13.3%
1998                                                                       13.2%
1999                                                                       13.8%
2000                                                                       13.7%
2001                                                                       14.7%


                                                           F.N.B. Corporation 61

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

     Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on April 23, 2001 and April 17, 2000. As of January 31, 2002, there were 12,356 holders of record of common stock.

Quarter Ended 2001                              LOW         HIGH       DIVIDENDS
                                                ---         ----       ---------
March 31                                      $20.36       $22.86       $ .17
June 30                                        22.09        26.90         .18
September 30                                   23.16        28.20         .20
December 31                                    23.90        27.95         .20

Quarter Ended 2000                              LOW         HIGH       DIVIDENDS
                                                ---         ----       ---------
March 31                                      $16.55       $21.49       $ .16
June 30                                        16.67        19.64         .17
September 30                                   18.33        21.67         .17
December 31                                    18.21        20.95         .17

CASH DIVIDENDS PAID PER COMMON SHARE

1997                                                                        $.52
1998                                                                        $.61
1999                                                                        $.64
2000                                                                        $.67
2001                                                                        $.75

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


F.N.B. Corporation 62

CORPORATE HEADQUARTERS
F.N.B. Corporate Center
2150 Goodlette Road N.
Naples, FL 34102
(941)262-7600

ANNUAL MEETING
The Annual Meeting of Shareholders will be held on May 6, 2002 at 4 p.m. at the Naples Beach Hotel, 851 Gulf Shore Blvd. N., Naples, FL 34102

INTERNET INFORMATION
Information on F.N.B. Corporation's financial results, acquisitions, and its products and services is available on the Internet at www.fnbcorporation.com

FORM 10-K AND 10-Q AVAILABILITY
Copies of F.N.B. Corporation's Annual Report on Form 10-K and Quarterly Reports on 10-Q filed with the Securities & Exchange Commission will be furnished to any shareholder, free of charge, upon request. Forms also are available over the Internet at www.sec.gov/index.html.

QUARTERLY REPORTS
Quarterly earnings release dates for 2002 are January 15, April 16, July 16 and October 15. Results are released to the press and then posted on F.N.B. Corporation's Web site. Quarterly reports also are mailed to shareholders on request. Shareholders may request reports at any time.

DIVIDEND PAYMENT DATES
F.N.B. Corporation pays regular quarterly cash dividends in March, June, September and December.

ANNUAL REPORT
To order additional copies of the 2001 Annual Report, please contact the F.N.B. Corporation Corporate Affairs Department at 2150 Goodlette Road N., Third Floor, Naples, FL 34102. Telephone: (941)436-1676 Fax: (941)436-1677

COMMON STOCK INFORMATION AT DECEMBER 31, 2001

Shares issued                                                         25,774,491
Shares outstanding                                                    25,711,313
Treasury shares                                                           63,178
Number of shareholders of record                                           6,958
Closing market price per share                                            $26.35
Book value per share                                                      $14.22
Stock exchange                                                            NASDAQ
Stock symbol                                                                FBAN

DIVIDEND REINVESTMENT PLAN
F.N.B. Corporation offers a Dividend Reinvestment Plan that allows shareholders to reinvest their F.N.B. dividends in additional company common stock at the prevailing market price. A prospectus and an enrollment form may be obtained upon request to the F.N.B. Shareholder Services Department at (888)441-4362, or by writing to F.N.B. Shareholder Services, P.O. Box 11929, Naples, FL 34101-1929.

INSTITUTIONAL INVESTMENT AND ANALYST INQUIRIES
Institutional investors, analysts or individuals desiring financial information or reports may contact: John D. Waters, Vice President and Chief Financial Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148.
Telephone: (724)983-3440.

NEWS MEDIA INQUIRIES
Media representatives and others with inquiries may contact: Clay W. Cone, Vice President-Corporate Affairs, F.N.B. Corporation, 2150 Goodlette Road N., Naples, FL 34102. Telephone: (941)436-1676.

PRINCIPAL SUBSIDIARIES
First National Bank of Florida
First National Bank of Pennsylvania
Metropolitan National Bank
First National Trust Company
First National Investment Services Company
F.N.B. Investment Advisors Inc.
Roger Bouchard Insurance Inc.
Gelvin, Jackson & Starr Inc.
Regency Finance Company
Customer Service Center of F.N.B.

[F.N.B CORPORATION LOGO]

F.N.B. Corporate Center
2150 Goodlette Road N.
Naples, FL 34102

www.fnbcorporation.com