Form 10-K, Exhibit 13
period 2002-12-31
FNB CORP/FL/
filed 2003-03-18
CIK 37808

                                                                      Exhibit 13

Relationships Built on


[GRAPHIC OMITTED]


                           [F.N.B. CORPORATION LOGO]


                               2002 ANNUAL REPORT

CORPORATE PROFILE

F.N.B. Corporation is a $7.1 billion diversified financial services company headquartered in Naples, Florida. The company owns and operates community banks, insurance agencies, a consumer finance company, an investment services firm and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., a leading provider of global business and financial information on publicly traded companies. This annual recognition is based on the company's consistently outstanding record of increased dividend performance. F.N.B. has increased dividend payments for 30 consecutive years.

ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Monday, April 28, 2003, at 4 p.m. at the Naples Beach Hotel, 851 Gulf Shore Blvd. N., Naples, FL 34102.

CONTENTS

 1    FINANCIAL HIGHLIGHTS
 2    LETTER TO SHAREHOLDERS
 5    OUR CORE VALUES
 6    RELATIONSHIPS BUILT ON TRUST
20    YEAR 2002 NEWS IN REVIEW
22    CORPORATE OFFICERS & DIRECTORS
23    AFFILIATE SENIOR MANAGEMENT
24    CORPORATE GOVERNANCE STATEMENT
25    INDEPENDENT AUDITORS' REPORT
26    AUDITED CONSOLIDATED FINANCIAL STATEMENTS
49    SELECTED FINANCIAL DATA
50    QUARTERLY EARNINGS SUMMARY
51    MANAGEMENT'S DISCUSSION

 F.N.B. CORPORATION AND SUBSIDIARIES               [F.N.B. CORPORATION LOGO]

 FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share data)
------------------------------------------------------------------------------------------
                                                2002             2001       Percent Change
 For The Year(*)
 Net income                                   $63,335           $52,985             19.5%
   Return on average assets                      0.93%             0.84%
   Return on average shareholders' equity       10.97%             9.81%
 Core operating earnings                      $94,398           $60,905             55.0%
   Return on average assets                      1.39%             0.97%
   Return on average shareholders' equity       16.34%            11.27%

 Per Common Share(*)
 Net income
   Basic                                        $1.44             $1.25             15.2%
   Diluted                                      $1.41             $1.23             14.6%
 Core operating earnings
   Basic                                        $2.15             $1.44             49.3%
   Diluted                                      $2.11             $1.41             49.6%
 Cash dividends paid                            $0.85             $0.71             19.7%
 Book value at year end                        $13.61            $12.98              4.9%
 Market price at year end                      $27.52            $25.13              9.5%

 Performance Ratios
 Efficiency ratio                               59.64%            63.39%
 Net interest margin                             4.70%             4.44%

 At Year End
 Assets                                    $7,090,232        $6,488,383              9.3%
 Net loans                                 $5,220,504        $4,814,435              8.4%
 Deposits                                  $5,426,157        $5,099,076              6.4%
 Shareholders' equity                        $598,596          $572,407              4.6%
 Common shares outstanding                 43,862,035        41,718,659              5.1%

(*) Core operating earnings exclude merger related and other non-recurring charges of $31.0 million for the year ended December 31, 2002, and merger related and other non-recurring charges of $7.9 million for the year ended December 31, 2001, all on an after-tax basis.

    CONSISTENT DIVIDEND GROWTH
    Cash dividends declared, adjusted for stock dividends


                               [GRAPHIC OMITTED]


      1987    1988    1989    1990    1991    1992    1993    1994    1995    1996    1997    1998    1999    2000    2001    2002




      $0.11    $0.12   $0.13   $0.14   $0.16   $0.17   $0.18   $0.19   $0.26   $0.47   $0.50   $0.59   $0.61   $0.65   $0.71   $0.85

                           [F.N.B. CORPORATION LOGO]

LETTER TO OUR SHAREHOLDERS

I am pleased to report that in 2002 F.N.B. Corporation once again delivered solid financial results. This was achieved despite the many challenges posed by an uncertain operating environment. We also made progress in implementing certain organizational changes which are designed to further enhance our performance prospects for the future.

Record Earnings Performance

For the year ended December 31, 2002, net income was a record $63.3 million, or $1.41 per diluted share. This was up from $53.0 million, or $1.23 per diluted share in 2001. Earnings excluding merger related and other nonrecurring charges totaled $94.4 million, or $2.11 per diluted share. This compares to $60.9 million, or $1.41 per diluted share, the prior year.

A key component of this consistent growth in earnings was net interest income, which increased 12% to $286.8 million. The net interest margin actually improved throughout the year to end at 4.70%. In the coming year, we will continue to focus on maintaining a strong net interest margin through superior balance sheet management practices.

Non-interest income increased 21% to $120.9 million, accounting for roughly one third of total revenues. This was achieved despite turbulent market conditions and is on target with our long-term goal of achieving 35% to 40% of total revenue from fee-based sources.

At the same time, we made considerable progress in improving efficiency throughout the organization. The efficiency ratio, a key performance measure, improved to 59.6% in 2002. This will be a strategic priority for continuous improvement going forward.

The return on average assets and return on average shareholders' equity improved to 1.39% and 16.3%, respectively, for the year. These outstanding performance numbers are the result of exceptional execution at all levels, which is one of our core values. Our employees did a superb job of executing our strategic plan this past year.

It should also be noted that despite the general economic downturn, F.N.B. Corporation maintained superior asset quality. Non-performing assets as a percent of total assets were a mere 0.46%, placing us well ahead of peers. We are proud of our strong credit culture and we work very hard to make sure that we are not incurring undue risk. This philosophy has served us well at a time when many of our peers are struggling with asset quality issues.

F.N.B. Corporation ended the year with approximately $7.1 billion in total assets. This is a 9.3% increase from the $6.5 billion in assets as of December 31, 2001. During the same period, total deposits increased 6.4% from $5.1 billion to $5.4 billion.

In recognition of the company's outstanding financial performance, consistently strong cash flow from operations, and the quality of our balance sheet, the Board of Directors voted to increase the company's dividend from the previous $0.71 per share to $0.85 per share on an annualized basis. This cash dividend is in addition to our annual 5% stock dividend.

The company's financial results for the full year are discussed in further detail in the Management's Discussion and Analysis of Financial Condition section of this report.

The F.N.B. Family

I would like to talk briefly about our family - the F.N.B. family. One of the core commitments at this company is to our employees. We are committed to fostering a strong, positive corporate culture that helps us attract and retain the very best financial services professionals in the country.


"Relationships of trust depend
on our willingness to look not
only to our own interests, but
also the interests of others."

Peter Farquharson
British author

                               [PICTURE OMITTED]

Our employees and their spouses, children and significant others are all part of the F.N.B. family. Gary L. Tice, company President and Chief Executive Officer, presents the latest addition to the F.N.B. family--his grandson, Peyton Slade Maytorena.


Through our talent management program, 360 degree leadership development process, and F.N.B. University, we are building a leadership team that is second to none.

We conduct a comprehensive corporate culture assessment every 12-18 months and I am proud that our culture is in the top 1% of all companies. We intend to keep it that way.

Because the key to a strong corporate culture is exceptional leadership at all levels, we hold all our leaders accountable for their leadership effectiveness.

Yes, our employees are a family. But we must not forget about the spouses, children and significant others who generously give of their time in fostering and supporting our people while they are away from their homes.

During 2002, I became a grandfather for the first time. This experience has reinforced my belief in the importance of family. I am convinced that our commitment to work-life balance for our F.N.B. family is a key to our success in attracting and retaining great people. Our employee commitment will continue to be a top priority throughout this organization.

Expanding the F.N.B. Franchise

During the past year, F.N.B. Corporation completed the largest merger in its history. The acquisition of Promistar Financial Corporation nearly tripled the size of our banking operations in western Pennsylvania and greatly expanded opportunities for increasing fee income through the sale of investment and insurance products.

In addition, we consolidated the Ohio offices of Metropolitan National Bank into First National Bank of Pennsylvania, achieving significant gains in efficiency. The superior return on equity from our Pennsylvania/Ohio franchise continues to fuel our growth in select Florida markets.

In Florida, we completed the acquisition of Bank of Central Florida. This transaction gave F.N.B. a


"The glue that holds all
relationships together, including
the relationship between the leader
and the led, is trust, and trust is
based on integrity."

Brian Tracy
Contemporary author

                           [F.N.B. CORPORATION LOGO]


foothold in the greater Orlando area, which consistently ranks as one of the fastest-growing metropolitan areas in the United States.

In February of this year, we announced the acquisition of Charter Banking Corp., the holding company for Southern Exchange Bank headquartered in Tampa, Florida. This represents our largest acquisition to date in Florida and will add more than $700 million in assets and 18 banking offices throughout the Tampa Bay area.

A Strong Corporate Brand

Another key priority for F.N.B. Corporation over the past year was the introduction of our new corporate logo, which has been enthusiastically received. This metaphoric symbol of a handshake and the American flag represents our commitment to building relationships with our customers, employees, shareholders and the individual communities we serve. It also accurately demonstrates what we, as a company, stand for - Trust, Commitment, Friendship, Service and Loyalty. Today, each of our affiliates operates under our red, white and blue logo.

In 2003, we will continue to build the F.N.B. brand to increase positive recognition and awareness of exactly who we are; how we are different; and why everyone, especially our target market segments, would be better off doing business with us. We believe that the stronger our brand, the less we will have to compete on price.

This past year also has brought dramatic reform in the corporate and regulatory world, forcing many companies to look more closely at their internal controls. While F.N.B. Corporation has a proud tradition as a sound organization with some of the very best compliance ratings in the industry, we have challenged ourselves to do even more for our constituents.

We also will continue to expand investor awareness of our company, telling the F.N.B. story wherever we can to increase the knowledge of our company among institutional as well as individual investors. We maintain an open-door policy, inviting investors to join us at the many presentations we make around the country and in our quarterly conference calls. Our efforts in this area are showing notable signs of success.

The theme of this year's annual report reflects our new corporate slogan - "Relationships Built on Trust." This accurately reflects our focus on meeting the individual needs of our customers. But it is far more than just a slogan. It is the key to our future success at F.N.B. Corporation and why we come to work every day. As an organization, we will continue to excel at building loyal, profitable relationships.

I would like to take this opportunity to express my sincere gratitude to each and every member of the F.N.B. family. Our employees share a passion for living our core values and fulfilling our strategic mission each and every day. Special appreciation goes out to our directors on both the corporate and affiliate level for the support and direction they have provided so generously over the past year. I also would like to acknowledge the members of our corporate Leadership Council who have served this organization untiringly.

And finally, thank you, our shareholders, for your continued investment in our company. Your support is deeply appreciated and we welcome your comments and suggestions.


[SIGNATURE OMITTED]

Gary L. Tice
President & Chief Executive Officer

March 3, 2003

"A sufficiently great and
generous trust could never
be abused"

Henry David Thoreau,
American philosopher,
author, naturalist

                          RELATIONSHIPS BUILT ON TRUST

In business, as in life, success is based on relationships. And the essential glue that holds all relationships together is trust.

2002 will be remembered as a year when a stunning number of high-profile business leaders violated the trust of their shareholders, customers, and/or employees. As a result, public trust in Corporate America approached an all-time low.

Throughout F.N.B. Corporation, however, "Relationships Built on Trust" is more than just a slogan. It is, always has been, and always will be the way we do business. We foster a corporate culture which encourages and rewards the continuous development of "Relationships Built on Trust" with our investors and shareholders, our existing and prospective customers, employees, regulators, suppliers, strategic alliance partners, and the communities we serve.

From recruitment through orientation to annual reviews, the importance of strict adherence to our code of ethics and core values is reinforced continuously. This includes an annual written reaffirmation of acceptance and compliance by each employee in our organization.

                                OUR CORE VALUES

HONESTY AND INTEGRITY
We always honor our commitments, keep our promises, and do the right thing.

QUALITY GROWTH IN EARNINGS
We are responsible stewards of our shareholders' investments.

PROACTIVE AND POSITIVE ATTITUDE
We are proactive, positive and passionate about honoring our commitments to our customers, employees, shareholders and the individual communities we serve.

UNEQUALED SERVICE QUALITY
We will be measurably superior in exceeding customer and client expectations.

CONTINUOUS PROFESSIONAL DEVELOPMENT
A well-educated and highly-skilled workforce is our greatest sustainable competitive advantage.

SUPERIOR EMPLOYMENT CONDITIONS AND PRACTICES
We foster a corporate culture that promotes equal opportunity and fair treatment, thereby attracting and retaining exceptional people.

TEAMWORK
We are one team sharing a common mission.

EXECUTION
We will excel not only in the development of innovative strategies to create value for our constituencies, but in their timely and effective execution as well. We are a results-oriented company.

"Few things can help an
individual more than to
place responsibility on
him, and to let him know
that you trust him."

Booker T. Washington,
American educator

                           [F.N.B. CORPORATION LOGO]


                           GROWING WITH OUR CUSTOMERS

Craig Smith understands the importance of maintaining a solid banking relationship. The owner of Naples Progressive Gymnastics Center had conducted business with a number of different financial institutions over the years prior to selecting First National Bank of Florida. There, he met Susan Dawson, Vice President and Commercial Lender, who earned his trust through personalized service and the appropriate financial solutions.

The relationship has been mutually beneficial.

Incorporated in 1984, Naples Progressive Gymnastics Center has grown steadily from 10,000 square feet to over 20,000 square feet. The facility serves hundreds of children and is one of the largest and best equipped gymnastics schools in the state of Florida.

With assistance from First National Bank, Smith plans to further expand the family business. These plans include enclosing the center's pool for year-round swimming lessons and building an extension onto the existing gymnasium to be used for cheerleading, trampoline and tumbling. The gymnastics center also will offer onsite housing for camps and clinics.

Smith notes that gymnastics as a recreational and educational activity has existed for more than 2,000 years, but its development as a competitive sport began a little more than 100 years ago. In addition to developing body strength, agility, speed and posture, the sport fosters self-esteem, courage, determination, perseverance, self-respect, expressiveness and, most important, confidence in oneself. These are some of the traits we look for in our bankers.

At F.N.B. Corporation and its financial services subsidiaries, each and every employee shares a commitment to building loyal and mutually beneficial relationships with our customers.

Directly related to this commitment is a passion for consistently delivering a superior level of service that produces not just customer satisfaction, but loyalty. We continuously evaluate and monitor service quality throughout the entire corporation and go to great lengths to recognize and reward all our service quality champions.

This is a cornerstone of our relationship philosophy.


                               [PICTURE OMITTED]

"Whether you own a small family business or a large commercial enterprise, it's important to have a banker who cares and understands your individual needs and who will build a solid relationship with you."

Susan Dawson, Vice President
and Commercial Lender,
First National Bank of Florida


"Without trust, words become
the hollow sound of a wooden
gong. With trust, words become
life itself."

John Harold
Author, poet
                                       6

                               [PICTURE OMITTED]

The staff at Naples Progressive Gymnastics Center focuses on refining skills and developing new ones in a safe and fun environment. Many of its competitive athletes have earned state, regional and national titles throughout the United States and internationally. Here, gym owner Craig Smith works with 12-year-old Emily Reichert to enhance such things as strength, posture, flexibility, muscular endurance, and agility. The center, which began with only a handful of members, today now serves hundreds of children through on-site camps and clinics.

                           [F.N.B. CORPORATION LOGO]

PROVIDING LOCAL FINANCIAL SERVICES

When Joe Bunk needs assistance from his banker, he doesn't have to wait on a decision that is made thousands of miles away by people he doesn't know and who don't know him. Instead he can simply walk a couple of blocks down the street from his office at Johnstown City Hall to the local branch office of First National Bank of Pennsylvania.

This type of personalized community banking service is attractive to Bunk, who is responsible for directing finances for the City of Johnstown, Pennsylvania. Among the diversified financial services provided to the city are general account, payroll, bureau of sewage and parking revenue. The bank also has participated in a number of commercial loan programs with the city.

"Many large financial institutions have become too impersonal," Bunk said. "Banking is a people business. We value our relationship with First National Bank. They know us and we trust them."

At F.N.B. Corporation, we firmly believe that to ensure superior customer service, we must make our bankers available and empower them to make the necessary decisions in their local markets.

Each of our banking affiliates operates under a community banking structure with retail regions led by a local President and Chief Executive Officer. These market Presidents know the people and businesses in their regions; they are experienced, hands-on sales leaders; and they enjoy having the authority and responsibility to deal one-on-one with their local customers.

This organizational structure allows our banking affiliates to recognize and respond to customer needs in a more timely fashion. Getting the decision as close as possible to the customer contributes to "Relationships Built on Trust" and represents a meaningful and significant competitive advantage.

This community banking philosophy and focus on the customer drive our banking affiliates, where personal service is delivered by a dedicated team of knowledgeable, professional people who live and work in the local community. Our customers, both large and small, feel comfortable dealing with the bank's experienced professionals - people they have come to know and trust.

                               [PICTURE OMITTED]

"Our stongest competitive advantage is the ability to provide personalized customer service in each of the markets we serve. Our customers can trust us to make the important decisions on a local level"

 William McKinney, Johnstown Area
 President and Chief Executive Officer,
 First National Bank of Pennsylvania


"You may be deceived if you
trust too much, but you will
live in torment if you don't
trust enough."

Frank Crane
American writer

                               [PICTURE OMITTED]

The City of Johnstown trusts F.N.B. Corporation affiliate First National Bank of Pennsylvania for a complete range of financial services, including general account, payroll, bureau of sewage and parking revenue. The city has also maintained a commercial loan relationship with the bank for many years. Here, Sherry Passeau, Assistant Branch Manager for First National Bank, and Joe Bunk, City Finance Director, meet at the historic Johnstown Flood Museum.

                           [F.N.B. CORPORATION LOGO]

BUILDING EMPLOYEE RELATIONSHIPS

Every dollar of shareholder value comes from building loyal and profitable customer and client relationships, and the key to building loyal and profitable relationships is people.

Research has shown that the single most powerful influence on the morale, performance and retention of talented, high- performing employees is the leadership effectiveness of their direct supervisors.

Through our Talent Management Program, 360 Degree Leadership Development Process, and F.N.B. University, we will continue to develop leaders who understand that perhaps their greatest leadership responsibility is the personal and professional development of their direct reports. In fact, "continuous professional development" is one of our core values.

This relationship building applies to employees like Christine Tvaroch. Since joining F.N.B. Corporation in 1995, Tvaroch has advanced in her professional career to now serve as General Auditor. It is an important position. Tvaroch is responsible for independently evaluating the adequacy and effectiveness of the company's internal control environment and reporting results to the Audit Committee of the Board of Directors.

As with many other employees, we also provide Tvaroch with the flexibility of scheduling so she can attend school functions and other appointments with her sons.

We attract and retain good people by winning their loyalty every day. As a member of the F.N.B. family, our employees feel appreciated and at home. Our employees have a sense of belonging. They play an integral role in the company's goals and business strategies.

We are dedicated to maintaining our strong employee relationships.

                               [PICTURE OMITTED]

"We provide our employees with the skills and training necessary to be successful at all levels of the company. We also emphasize the highest integrity and ethics. This is our corporate culture."

 Thomas Fahey,
 Executive Vice President
 and Chief Financial Officer,
 F.N.B. Corporation

"Trust each other again and
again. When the trust level
gets high enough, people
transcend apparent limits,
discovering new and awesome
abilities for which they
were previously unaware."

David Armistead
American author

                               [PICTURE OMITTED]

 At F.N.B. Corporation, attracting, developing and retaining high-performance employees is a key priority. One way the company does this is through a solid commitment to family. When she's not busy working as the General Auditor for F.N.B., Christine Tvaroch has her hands full at home with her two young sons, Alex and Christopher. By enabling employees to balance their professional and personal lives, the company is able to boast a workforce that is second to none.

                           [F.N.B. CORPORATION LOGO]

MEETING THE NEEDS OF OUR CLIENTS

Everyone's financial situation is unique. At our wealth management division, First National Trust Company, our team of professionals works to develop customized long-term financial relationships built on the foundations of trust and exceptional service.

Our relationship managers like Senior Vice President Paul Belfore assist our customers in managing their wealth on their schedule, streamlining transactions, coordinating the efforts of financial experts, and connecting customers with the solutions they need.

We begin by taking the time to thoroughly understand the important and individual details of our customers' financial picture. We discuss their financial plans and objectives for the future and help them identify specific investment, tax and estate planning opportunities.

With this critical information in mind, we draw on our financial experts who consider the latest practices, research and strategies to create a personal wealth management plan that addresses our customers' financial objectives - both now and in the years to come.

First National Trust Company has provided extraordinary service and superior investment results on behalf of its clients since 1934. Today, we have approximately $2 billion in total assets under management for more than 5,000 individuals, corporations and institutions.

To ensure that our customers' needs are met, we structure their financial plans around four distinct strategies that can be used alone or in conjunction with others. These include wealth enhancement and growth; wealth protection and preservation; lifetime wealth distribution; and estate and wealth distribution.

But before we draw upon any of our proven financial strategies, we set out to earn the most important thing - our customers' trust.

                               [PICTURE OMITTED]

"With an unwavering commitment to your financial objectives, F.N.B. will develop a personal relationship with you to manage your wealth efficiently and effectively."

 Michael Morris, President and
 Chief Executive Officer,
 First National Trust Company

"Put not your trust in
money, but put
your money in trust"

Oliver Wendell Holmes Sr.,
American poet, novelist

                               [PICTURE OMITTED]

For many investors, managing their finances has become more complex and time-consuming than ever. What they need is a partner they can trust for their complete investment needs. Paul Belfore, Senior Vice President for First National Trust Company in Hermitage, Pennsylvania, leads a statewide team of wealth management professionals who assist investors in achieving their goals. Belfore and his financial experts provide timely and valuable advice and guidance, and an objective point of view to help investors make the most of their hard earned assets.

                           [F.N.B. CORPORATION LOGO]


EXPANDING INSURANCE SERVICES PROVIDER

Our goal with any customer relationship is to be their trusted financial partner in helping our clients effectively manage their investment assets as well as their overall cost of risk. This particularly applies to our expanding base of insurance customers.

All Children's Hospital in St. Petersburg, Florida, is the only freestanding children's hospital on Florida's rapidly growing West Coast and one of only 50 such children's hospitals in the nation. Founded in 1927 as an American Legion hospital for the treatment of youngsters with polio, All Children's has grown to 219 beds and expanded services to include care for all manner of childhood illness and injury. As such, the hospital has unique needs when it comes to insurance.

Through our wholly owned subsidiary, Roger Bouchard Insurance Inc., we provide All Children's with a complete line of insurance and risk management services including property and casualty coverage as well as workers compensation insurance. We also consult regularly with hospital officials and provide them guidance on managing their self-funded health and dental programs.

"Our business is very specialized. As such, we need an insurance provider who understands the intricacies of our operation and who we can trust totally to provide guidance and expertise on the appropriate coverage," said Ann Miller, Media Relations Manager for All Children's Hospital.

All Children's has maintained a customer relationship with our organization since 1988. During that time, the hospital has enjoyed significant growth in the community and has expanded its employment base from 900 employees to more than 2,000 employees today. It also has added a new four-story Children's Research Institute in cooperation with the University of South Florida.

As a regional referral center for children with some of the most challenging medical problems, All Children's draws patients from throughout the United States as well as 36 foreign countries. More than 125 dedicated pediatric specialists and subspecialists on staff keep the hospital at the forefront of children's health care.

In February 2003, All Children's was recognized as one of the top 20 children's hospitals in the United States. The honor by Child magazine is based on the results of an extensive survey conducted of children's facilities all across the nation.

By working to understand their needs and effectively assist in managing their day-to-day insurance and risk management programs, we enable All Children's to focus on what's important - patient care.


                               [PICTURE OMITTED]

"Our client relationships are built on a foundation of trust. We take the time necessary to get to know each and every one of our clients so that we can help them manage their overall cost of risk."

 Cheri O'Neal, Vice President,
 Employee Benefits, Roger Bouchard Insurance Inc.

"Woe to the man whose heart has
not learned while young to hope,
to love - and to put its trust
in life."

Joseph Conrad,
British novelist

                               [PICTURE OMITTED]

All Children's Hospital in St. Petersburg, Florida, is recognized as one of the top 20 children's hospitals in the United States. Its mission is to provide quality health care services, education and research programs in an atmosphere of respect. This philosophy is exemplified by Registered Nurse Kim Jay in caring for 7-month-old Toni Allen. The hospital has maintained a customer relationship with F.N.B. affiliate Roger Bouchard Insurance Inc. for more than 15 years and trusts our team of experienced insurance professionals to manage all aspects of its insurance and risk management programs.

                           [F.N.B. CORPORATION LOGO]


FOCUSED ON SUPERIOR CUSTOMER SERVICE

Our core value of "unequaled service quality" applies to internal as well as external customers. This commitment is honored each and every day by the outstanding professionals in the Customer Service Center of F.N.B.

The Customer Service Center was established in 1996 to provide back office support to the corporation's banks and affiliate companies. Today, the company employs more than 400 people with full-service operations in Naples and Clearwater, Florida, and Hermitage and Johnstown, Pennsylvania.

Among the areas in which the Customer Service Center provides support are item processing and imaging systems, loan servicing; computer operations; network services and communications; deposit operations; statement rendering; call center operations; and reconcilements.

The primary goals of the Customer Service Center are to provide a high level of customer service and to attain efficiencies through system and product standardization. At the same time, the company is focused on providing a strong corporate culture that attracts, develops, recognizes and rewards positive and proactive employees, thereby contributing to shareholder value.

Among this team of professionals is Zuleidys Maribona-Motes, Telecommunications Voice Technician in Naples, Florida. Motes joined the Customer Service Center in 2000 as a Communication Support Specialist and has risen through the ranks to her current position.

By understanding and satisfying the day-to-day needs of our internal customers, the professionals at the Customer Service Center enable all of our banking and affiliate subsidiary employees to focus on their mission of successfully acquiring and retaining profitable customer relationships.

                               [PICTURE OMITTED]

"We are dedicated to providing a superior level of customer service throughout our company. Our people know that to be the best, we must work harder and smarter than everybody else."

 Dwight Morgan, Operations Officer,
 Customer Service Center of F.N.B.

"Set your expectations high;
find men and women whose integrity
and values you respect; get their
agreement on a course of action;
and give them your ultimate trust."

John Fellows Akers,
American business
executive

                               [PICTURE OMITTED]

Working behind the scenes to ensure a high level of customer service is a primary objective of the Customer Service Center of F.N.B. The professionals at the Customer Service Center employ the latest technology to provide value-added services and introduce new electronic products. Zuleidys Maribona-Motes is Telecommunications Voice Technician for the wholly-owned subsidiary. Her responsibilities include creating support, repairs and maintaining all voice resources for the phones, fax lines and modem lines companywide. She also communicates with vendors and coordinates projects and solutions.

                           [F.N.B. CORPORATION LOGO]


COMMITMENT TO COMMUNITY SERVICE

The mission of the Neighborhood Health Clinic Inc. is "to provide quality healthcare to working, uninsured adults in Collier County, Florida, using all volunteer professional staff. These services will be provided in an atmosphere that protects the dignity and respect of all."

The non-profit agency receives no government assistance - it is 100% community driven with the major portion of financial and volunteer support coming from local individuals.

When the Neighborhood Health Clinic opened its doors in 1999, First National Bank of Florida was an early supporter. The bank provided financial assistance and Marco Island Area President and Chief Executive Officer Darrell Ward joined the board to provide strategic guidance. The bank has remained actively involved as the clinic's financial services provider.

The Neighborhood Health Clinic provides a full range of primary care, diagnostic testing, medications, specialty care, and, if necessary, surgery. This concept of philanthropy and volunteerism has been honored at the local, state and national levels. Recently, clinic co-founders Bill and Nancy Lascheid traveled to Washington, D.C., to receive the national Jefferson Award for Public Service. The award is presented annually by the American Institute for Public Service to recognize "leadership and selfless generosity."

The clinic volunteer base currently numbers over 400, including 200 local physicians and nurses. Since its opening, the clinic has served over 7,000 low-income patients and provided $1.8 million in medical services.

"Quality of health for the less fortunate is our primary goal. None of this would have been possible had it not been for the strong support of community leaders such as First National Bank," Nancy Lascheid said.

The Neighborhood Health Clinic is just one of many deserving community organizations supported by F.N.B. Corporation and its financial services subsidiaries throughout our expanding franchise in Florida, Pennsylvania, Ohio and Tennessee. We encourage all officers and employees to take an active role in contributing in a positive way to the economic and social well-being to the communities in which we live and work.

Many of our most loyal and profitable customer relationships have come about as a result of our commitment to serving our local communities.


                               [PICTURE OMITTED]

"Whenever a local organization approaches us, the first question we ask is 'what can we do to help?' We are committed to making our communities better places to live through volunteer service."

 Darrell Ward, Marco Island Area
 President and Chief Executive Officer,
 First National Bank of Florida

"The glory of friendship is not
the outstretched hand, nor the kindly
smile...it's spiritual inspiration that
comes to one when he discovers that
someone else believes in him and is
willing to trust him with his friendship."

Ralph Waldo Emerson,
American writer,
philosopher, poet

                               [PICTURE OMITTED]

Seeing a growing need for affordable health care services, Nancy and Bill Lascheid led the mission to establish the Neighborhood Health Clinic Inc. in Naples, Florida, in 1999. Their philosophy is "neighbors reaching out to neighbors." This is the same community commitment that is shared by F.N.B. Corporation and its financial services affiliates. Our employees take an active role in a countless number of civic and community organizations in each of the local communities we serve.

                           [F.N.B. CORPORATION LOGO]


YEAR 2002 NEWS IN REVIEW

JANUARY 18 F.N.B. Corporation and Promistar Financial Corporation Formally Complete Their Merger

FEBRUARY 1 F.N.B. Corporation Completes Acquisition of Bank of Central Florida, Expanding Service to the Greater Orlando Area

MARCH 5 F.N.B. Corporation Hosts First Annual Analyst Conference

APRIL 1 F.N.B. Corporation to Build New Information Technology Center to Serve its Expanding Operations

APRIL 11 F.N.B. Corporation affiliate First National Bank of Florida Recognized as a Family Friendly Business

APRIL 12 F.N.B. Corporation Introduces New Corporate Slogan as a Key Component of its Corporate Branding Strategy

MAY 6 F.N.B. Corporation Increases Quarterly Cash Dividend and Declares 5% Stock Dividend at Annual Meeting

JUNE 6 F.N.B. Corporation Announces Several Key Staff Additions to its Corporate and Bank Compliance Departments

JULY 11 F.N.B. Corporation Added to the Russell 1000 Index

JULY 23 F.N.B. Corporation and Sun Bancorp Inc. Announce Agreement Related to Electronic Data Processing Services

AUGUST 5 F.N.B. Corporation Completes Rollout of First National Bank of Florida Name for its Offices Throughout Florida

AUGUST 27 F.N.B. Corporation Recognized by Mergent Inc. for Outstanding Dividend Performance

SEPTEMBER 9 F.N.B. Corporation Announces the Acquisition of Harry Blackwood Inc., Expanding Insurance Offerings in the Western Pennsylvania Market

OCTOBER 1 F.N.B. Corporation Named One of America's Finest Companies by The Staton Institute Inc.

NOVEMBER 12 Metropolitan National Bank Adopts First National Bank Name, Creating A Banking Network of 130 Offices

DECEMBER 11 First National Bank of Pennsylvania Names Market Presidents Under Expanded Community Banking Structure

                               [PICTURE OMITTED]

                           [F.N.B. CORPORATION LOGO]


                         CORPORATE OFFICERS & Directors

CORPORATE OFFICERS

Gary L. Tice
President
& Chief Executive Officer

Stephen J. Gurgovits
Vice Chairman

Kevin C. Hale
Executive Vice President
& Chief Operating Officer

Thomas E. Fahey
Executive Vice President
& Chief Financial Officer

Cass Bettinger
Executive Vice President
& Chief Administrative Officer

C.C. Coghill
Executive Vice President
& Chief Credit Officer

Garrett S. Richter
Executive Vice President

William J. Rundorff
Executive Vice President
& Chief Legal Officer

John D. Waters
Senior Vice President,
Director of Investor Relations

David B. Mogle
Secretary & Treasurer

BOARD OF DIRECTORS

G. Scott Baton, II
Retired Business Executive

Alan C. Bomstein
President & Chief Executive Officer
Creative Contractors, Inc.

William B. Campbell
Retired Business Executive

Charles T. Cricks
Principal
Starboard Ventures

Henry M. Ekker
Attorney at Law, Partner
Ekker, Kuster, McConnell,
& Epstein LLP

Stephen J. Gurgovits
Vice Chairman
F.N.B. Corporation
President & Chief Executive Officer
First National Bank of Pennsylvania

James S. Lindsay
Managing Partner
Dor-J's LLP
Licensed Real Estate Broker
The Lindsay Company

Edward J. Mace
Certified Public Accountant
Chief Operating Officer
Ribek Corporation

Peter Mortensen
Chairman
F.N.B. Corporation
Chairman
First National Bank of Pennsylvania

Harry F. Radcliffe
Investment Manager
Director of
Hawthorne Financial Corporation

William J. Strimbu
President
Nick Strimbu, Inc.

Gary L. Tice
President & Chief Executive Officer
F.N.B. Corporation
Chairman
First National Bank of Florida

Earl K. Wahl, Jr.
Principal Owner
J.E.D. Corporation

Archie O. Wallace
Attorney at Law, Partner
Rowley, Wallace, Keck, Karson
& St. John

R. Benjamin Wiley
Chief Executive Officer
Greater Erie Community Action
Committee
Director of
Erie Telecommunications Inc.

AFFILIATE SENIOR MANAGEMENT

First National Bank of
Pennsylvania

Peter Mortensen
Chairman

Stephen J. Gurgovits
President
& Chief Executive Officer

Tito Lima
Chief Financial Officer

Steven C. Ackmann
Senior Executive Vice President

Gary J. Roberts
Senior Executive Vice President

First National Bank of Florida

Gary L. Tice
Chairman

Garrett S. Richter
President
& Chief Executive Officer

James L. Goehler
Senior Executive Vice President
& Chief Operating Officer

Terry Reed Walston
Senior Vice President & Controller

Regency Finance Company

Stephen J. Gurgovits
Chairman

Robert T. Rawl
President
& Chief Executive Officer

Douglas J. Solock
Chief Financial Officer

Roger Bouchard Insurance Inc.

Ray Bouchard
President

Richard Bouchard
Chief Executive Officer

Tim Bouchard
Chief Operating Officer

First National Trust Company

Michael H. Morris
President
& Chief Executive Officer

Ellen C. Vanderburg
Chief Financial Officer

Customer Service Center of
F.N.B. LLC

Charlie Grau
Chief Executive Officer

Nancy L. Noa
Senior Vice President
& Chief Financial Officer

John Klumpp
Senior Vice President
& Technology Manager

Louise Lowrey
Senior Vice President

F.N.B. Affiliate Services

Myron Harvey
Senior Vice President
Human Resources

Jack Motter
Senior Vice President
Residential Mortgage

Martha H. Bibby
Vice President-Corporate
Compliance

Clay W. Cone
Vice President-Corporate
Communications

Carmen M. Danner
Vice President-Corporate
Payroll & Benefits Manager

George D. Hagi
Vice President-Risk Management

Philip L. Nemni
Corporate Budget
& Information Director

James G. Orie
Vice President
& Corporate Counsel

Robert T. Reichert
Vice President & Controller

Bernie G. Sponseller
Vice President-
Shareholder Services

Christine E. Tvaroch
General Auditor

Banking Market Executives

First National Bank of Florida

Brian P. Keenan
Orlando, Florida

Robert C. George
Clearwater, Florida

Joseph D. Hudgins
Sarasota, Florida

David W. Gomer
Cape Coral, Florida

Robert J. Avery
Cape Coral, Florida

Mark L. Morris
Fort Myers, Florida

David M. Webb Jr.
Naples, Florida

Darrell E. Ward
Marco Island, Florida

First National Bank of
Pennsylvania

William P. McKinney
Johnstown, Pennsylvania

Robert A. Rimbey
Pittsburgh, Pennsylvania

Dan R. Holquist
Erie, Pennsylvania

Paul D. Puleo
Greensburg, Pennsylvania

Peter J. Asimakopoulos
Hermitage, Pennsylvania /
Youngstown, Ohio

                           [F.N.B. CORPORATION LOGO]


CORPORATE GOVERNANCE AND
MANAGEMENT'S RESPONSIBILITY

Corporate governance has received increasingly greater attention in recent years, and rightly so. It is not something we take lightly at F.N.B. Corporation. The daily conduct of each and every employee is based on our core values, such as honesty and integrity, which, in turn, are the foundation of our corporate culture.

The consolidated financial statements of F.N.B. Corporation and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States. Management is responsible for the content and integrity of the financial statements and all other financial information contained in this annual report.

We, along with all other members of management, are responsible for establishing and maintaining a comprehensive system of internal controls intended to provide reasonable assurance that transactions are executed in accordance with management's authorization, assets are safeguarded, and financial records are reliable. We also have established disclosure controls and procedures to ensure that any information required to be disclosed by F.N.B. Corporation is disclosed in a timely and forthright manner.

These internal and disclosure controls are augmented by written policies and procedures and are continuously monitored and assessed by management and by the internal audit function, which reports directly to the Audit Committee of the Board of Directors. The Audit Committee is composed entirely of independent directors who meet regularly with management, the internal auditors, and the independent auditors, Ernst & Young LLP, to ensure each is carrying out its responsibilities. Both internal audit and Ernst & Young LLP have full access to the Audit Committee, with no members of management present, to discuss its audits and its findings as to the integrity of the Corporation's effectiveness of internal control and financial reporting.

Key accounting, financial reporting, and internal accounting controls are reviewed with the Audit Committee. Our independent auditors express an opinion as to the fairness of the financial statements. Their opinion is based on an audit conducted in accordance with auditing standards generally accepted in the United States.

We have assessed our internal control environment as of December 31, 2002, in relation to criteria for effective internal controls over consolidated financial reporting. Based on our assessment, we believe that our system of internal controls over consolidated financial reporting was effective.

F.N.B. Corporation has an active, capable and diligent Board of Directors and encourages strong and effective corporate governance. Directors of the full corporate Board and members of specific committees are chosen and evaluated based on their individual areas of expertise, financial knowledge and high standards of ethical conduct. Directors are expected to maintain loan and deposit relationships with the company's banking affiliates. It is a requirement of the Corporation that these relationships be managed through extensive internal controls and appropriately disclosed.

F.N.B. Corporation has a proud tradition of doing what is right. Our company is built on strong ethical standards and principles. In fact, we consider our policies to be ahead of industry best practices.

We are dedicated to providing fair and accurate financial statements that reflect the growth and success of our company and maintain investor confidence. We are confident in the corporate culture we have cultivated and we accept responsibility for the integrity and objectivity of the financial statements and related information in this annual report.


/s/ Gary L. Tice                /s/ Thomas E. Fahey

Gary L. Tice                    Thomas E. Fahey
President &                     Executive Vice President &
Chief Executive Officer         Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT


STOCKHOLDERS AND BOARD OF DIRECTORS
F.N.B. CORPORATION

We have audited the accompanying consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of management of F.N.B. Corporation. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Promistar Financial Corporation for the year ended December 31, 2000, which statements reflect net interest income constituting approximately 32% for 2000 of the related consolidated financial statement total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Promistar Financial Corporation, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                              /s/ Ernst & Young LLP


Birmingham, Alabama
February 8, 2003

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
Dollars in thousands, except par values

December 31                                                            2002           2001
                                                                  -----------    -----------
ASSETS
Cash and due from banks                                           $   246,802    $   246,781
Interest bearing deposits with banks                                    3,778          3,712
Federal funds sold                                                      8,981         88,260
Mortgage loans held for sale                                           24,177          1,323
Securities available for sale                                       1,026,191        902,970
Securities held to maturity (fair value of $50,517 and $51,770)        48,992         51,368
Loans, net of unearned income of $75,746 and $50,063                5,220,504      4,814,435
Allowance for loan losses                                             (68,406)       (65,059)
                                                                  -----------    -----------
 NET LOANS                                                          5,152,098      4,749,376
                                                                  -----------    -----------
Premises and equipment                                                163,709        149,518
Goodwill                                                               88,425         40,479
Other assets                                                          327,079        254,596
                                                                  -----------    -----------
   TOTAL ASSETS                                                   $ 7,090,232    $ 6,488,383
                                                                  ===========    ===========
LIABILITIES
Deposits:
 Non-interest bearing                                             $   924,090    $   798,960
 Interest bearing                                                   4,502,067      4,300,116
                                                                  -----------    -----------
   TOTAL DEPOSITS                                                   5,426,157      5,099,076
                                                                  -----------    -----------
Other liabilities                                                      99,052         98,722
Short-term borrowings                                                 515,780        375,754
Long-term debt                                                        450,647        342,424
                                                                  -----------    -----------
   TOTAL LIABILITIES                                                6,491,636      5,915,976
                                                                  ===========    ===========
STOCKHOLDERS' EQUITY
Preferred stock - $0.01 par value
 Authorized - 20,000,000 shares
 Issued - 118,025 and 147,033 shares
 Aggregate liquidation value - $2,951 and $3,676                            1              1
Common stock - $0.01 par value
 Authorized - 500,000,000 shares
 Issued - 44,162,460 and 41,781,837 shares                                442            418
Additional paid-in capital                                            516,186        444,549
Retained earnings                                                      73,363        119,256
Accumulated other comprehensive income                                 17,335          9,845
Treasury stock - 300,425 and 63,178 shares at cost                     (8,731)        (1,662)
                                                                  -----------    -----------
   TOTAL STOCKHOLDERS' EQUITY                                         598,596        572,407
                                                                  -----------    -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 7,090,232    $ 6,488,383
                                                                  ===========    ===========


See accompanying Notes to Consolidated Financial Statements

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                  CONSOLIDATED INCOME STATEMENTS
                                     Dollars in thousands, except per share data





Year Ended December 31                                    2002       2001       2000
                                                        --------   --------   --------
INTEREST INCOME
Loans, including fees                                   $374,565   $388,933   $392,473
Securities:
 Taxable                                                  40,474     45,610     43,521
 Nontaxable                                                7,944      7,558      7,007
 Dividends                                                 2,220      2,791      4,051
Other                                                      1,581      5,474      3,658
                                                        --------   --------   --------
  TOTAL INTEREST INCOME                                  426,784    450,366    450,710
                                                        ========   ========   ========
INTEREST EXPENSE
Deposits                                                 114,104    167,108    174,025
Short-term borrowings                                     10,878     15,026     21,072
Long-term debt                                            20,689     18,166     16,284
                                                        --------   --------   --------
  TOTAL INTEREST EXPENSE                                 145,671    200,300    211,381
                                                        --------   --------   --------
  NET INTEREST INCOME                                    281,113    250,066    239,329
Provision for loan losses                                 19,094     31,195     17,982
                                                        --------   --------   --------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    262,019    218,871    221,347
                                                        ========   ========   ========
NON-INTEREST INCOME
Insurance premiums, commissions and fees                  34,158     31,510     23,951
Service charges                                           46,941     36,086     32,749
Trust                                                      9,334      9,077      8,831
Securities commissions and fees                            6,617      3,643      1,031
Gain on sale of securities                                 1,915      1,828        212
Gain on sale of mortgage loans                             6,468      6,562      3,184
Other                                                     15,440     11,289     10,027
                                                        --------   --------   --------
  TOTAL NON-INTEREST INCOME                              120,873     99,995     79,985
                                                        --------   --------   --------
                                                         382,892    318,866    301,332
                                                        ========   ========   ========
NON-INTEREST EXPENSE
Salaries and employee benefits                           135,215    121,066    116,441
Net occupancy                                             17,979     16,684     14,968
Amortization of intangibles                                3,118      4,785      4,090
Equipment                                                 21,533     19,731     19,260
Merger and consolidation related                          42,365      8,037      6,700
Promotional                                                3,697      3,809      5,242
Insurance claims paid                                      7,995      8,011      5,304
Other                                                     57,542     60,724     40,207
                                                        --------   --------   --------
  TOTAL NON-INTEREST EXPENSE                             289,444    242,847    212,212
                                                        --------   --------   --------
  INCOME BEFORE INCOME TAXES                              93,448     76,019     89,120
Income taxes                                              30,113     23,034     27,212
                                                        --------   --------   --------
  NET INCOME                                            $ 63,335   $ 52,985   $ 61,908
                                                        ========   ========   ========
EARNINGS PER COMMON SHARE
  Basic                                                 $   1.44   $   1.25   $   1.44
                                                        ========   ========   ========
  Diluted                                               $   1.41   $   1.23   $   1.42
                                                        ========   ========   ========


See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollars in thousands, except per share data



                                                                                                       Accumulated
                                                                                                         Other
                                             Compre-                              Additional             Compre-
                                             hensive         Preferred    Common   Paid-In    Retained   hensive        Treasury
                                             Income            Stock      Stock    Capital    Earnings   Income          Stock
                                             ------            -----      -----    -------    --------   ------          -----
Balance at January 1, 2000                                    $2,075     $77,230   $309,250   $122,170    $(16,177)    $(3,112)
Net income                                   $61,908                                            61,908
Change in other comprehensive income          17,780                                                        17,780
                                             -------
Comprehensive income                         $79,688
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (341)
 Common stock $0.65 per share                                                                  (29,795)
Purchase of common stock                                                                                               (51,683)
Issuance of common stock                                                     306      1,249     (3,233)                 15,795
Stock dividend                                                             2,085     17,332    (19,417)
Conversion of preferred stock                                   (397)        191        206
                                                               -----      ------    -------  ---------    --------    --------
Balance at December 31, 2000                                   1,678      79,812    328,037    131,292       1,603     (39,000)
Net income                                   $52,985                                            52,985
Change in other comprehensive income           8,242                                                         8,242
                                             -------
Comprehensive income                         $61,227
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (293)
 Common stock $0.71 per share                                                                  (32,007)
Purchase of common stock                                                                                               (12,052)
Issuance of common stock                                                   1,198      5,781     (4,259)                 49,390
Stock dividend                                                             2,437     26,025    (28,462)
Change in par value of stock                                  (1,635)    (83,050)    84,685
Conversion of preferred stock                                    (42)         21         21
                                                               -----      ------    -------  ---------    --------    --------
Balance at December 31, 2001                                       1         418    444,549    119,256       9,845      (1,662)
Net income                                   $63,335                                           63,335
Change in other comprehensive income           7,490                                                         7,490
                                             -------
Comprehensive income                         $70,825
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (242)
 Common stock $0.85  per share                                                                 (37,274)
Purchase of common stock                                                                                               (30,276)
Issuance of common stock                                                       2      5,351     (5,066)                 23,207
Stock dividend                                                                21     66,625    (66,646)
Conversion/retirement of preferred stock                                       1       (339)
                                                               -----       -----   --------    -------    --------     -------
Balance at December 31, 2002                                   $   1       $ 442   $516,186    $73,363    $ 17,335     $(8,731)
                                                               =====       =====   ========    =======    ========     =======

See accompanying Notes to Consolidated Financial Statements

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            Dollars in thousands

Year Ended December 31                                     2002         2001         2000
                                                        ---------    ---------    ---------
OPERATING ACTIVITIES
Net income                                              $  63,335    $  52,985    $  61,908
Adjustments to reconcile net income to net
 cash flows from operating activities:
  Depreciation and amortization                            20,232       19,471       18,531
  Provision for loan losses                                19,094       31,195       17,982
  Deferred taxes                                          (10,863)       2,350         (541)
  Gain on sale of securities                               (1,915)      (1,828)        (212)
  Gain on sale of loans                                    (6,468)      (6,562)      (3,184)
  Proceeds from sale of loans                              58,019       22,290       23,961
  Loans originated for sale                               (74,405)     (16,009)     (14,009)
  Net change in:
   Interest receivable                                      1,328        4,510       (4,637)
   Interest payable                                        (4,128)      (3,313)       5,459
   Other, net                                             (16,125)     (19,520)      (5,342)
                                                        ---------    ---------    ---------
    Net cash flows from operating activities               48,104       85,569       99,916
                                                        ---------    ---------    ---------
INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks                        (66)      (1,129)       3,639
  Federal funds sold                                      111,039       34,897       (1,573)
  Loans                                                  (315,892)     (56,498)    (232,154)
Securities available for sale:
  Purchases                                              (566,269)    (421,691)    (175,798)
  Sales                                                   230,424      141,025       38,569
  Maturities                                              321,898      286,306       99,175
Securities held to maturity:
  Purchases                                                (6,304)     (20,259)      (1,664)
  Maturities                                                8,757       44,410       18,504
Increase in premises and equipment                        (29,687)     (21,131)     (15,250)
Increase in intangibles                                   (54,618)     (16,971)     (14,619)
Net cash (paid) received for mergers and acquisitions     (50,761)       4,908         (341)
                                                        ---------    ---------    ---------
    Net cash flows from investing activities             (351,479)     (26,133)    (281,512)
                                                        ---------    ---------    ---------
FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits, savings and NOW          312,109       78,926       77,595
  Time deposits                                          (187,262)    (142,525)     228,403
  Short-term borrowings                                   114,911       18,013      (92,291)
  Increase in long-term debt                              141,346       78,010       50,422
Decrease in long-term debt                                (33,123)     (21,315)     (51,086)
Net acquisition of treasury stock                          (7,069)         596      (37,585)
Cash dividends paid                                       (37,516)     (32,300)     (30,136)
                                                        ---------    ---------    ---------
    Net cash flows from financing activities              303,396      (20,595)     145,322
                                                        =========    =========    =========
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           21       38,841      (36,274)
Cash and cash equivalents at beginning of year            246,781      207,940      244,214
                                                        ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                $ 246,802    $ 246,781    $ 207,940
                                                        =========    =========    =========

See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS:

     F.N.B. Corporation (the Corporation) is a diversified financial services company headquartered in Naples, Florida. The Corporation owns and operates regional community banks, an insurance agency, a consumer finance company and First National Trust Company. It has full service banking offices located in Florida, Pennsylvania and Ohio and consumer finance operations in Pennsylvania, Ohio and Tennessee.

BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant inter-company balances and transactions have been eliminated. Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation, including restatements for a transaction accounted for as a pooling-of-interests during 2002. (See the "Mergers and Acquisitions" section of this report).

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

EQUITY METHOD INVESTMENT:

     The Corporation accounts for its 15.3% ownership of the common stock of Sun Bancorp, Inc. (Sun) under the equity method. The carrying value of the Corporation's investment in Sun is adjusted for the Corporation's share of Sun's earnings and reduced by dividends received from Sun. Sun, a bank holding company headquartered in Selinsgrove, Pennsylvania, is a publicly traded company under the stock symbol SUBI on the Nasdaq Stock Market. The carrying value of the investment included in other assets was $22.9 million at December 31, 2002.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

     Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold. Securities, generally U.S. government and Federal agency securities, pledged as collateral under these financing arrangements cannot be sold or repledged by the secured party.

MORTGAGE LOANS HELD FOR SALE:

     Mortgage loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

LOANS AND THE ALLOWANCE FOR LOAN LOSSES:

     Loans are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

     Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all unpaid interest is reversed. Payments on non-accrual loans are generally applied to either principal or interest or both, depending on management's evaluation of collectibility. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The allowance for loan losses is maintained at a level that, in management's judgement, is adequate to absorb probable losses associated with specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio at the balance sheet date. The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and residuals and changes in the composition of the loan portfolio. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal and/or residuals are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

     The allowance for loan losses consists of an allocated and unallocated component. The components of the allowance for loan losses represent an estimation completed pursuant to Financial Accounting Standards Statement (FAS) 5, Accounting for Contingencies, or FAS 114, Accounting by Creditors for Impairment of a Loan. The allocated component reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all commercial loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically based on regularly updated loan loss experience.

     The unallocated portion of the allowance is determined based on management's assessment of historical losses on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet occurred in the Corporation's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends.

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

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method over the asset's estimated useful life. Useful lives are dependent upon the nature and condition of the asset and range from 3 to 40 years.

OTHER REAL ESTATE OWNED:

     Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

GOODWILL AND OTHER INTANGIBLE ASSETS:

     Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. On January 1, 2002, the Corporation adopted FAS 142, Goodwill and Other Intangible Assets. Under the provisions of FAS 142, goodwill is no longer amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets which have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing.

DERIVATIVE FINANCIAL INSTRUMENTS:

     The Corporation enters into various forward sales agreements to protect against changes in interest rates and prices on its mortgage loan commitments. These transactions do not qualify for hedge accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities. Therefore, both the forward agreements and the mortgage loan commitments are marked to market through earnings.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



At December 31, 2002, the Corporation had $31.0 million in forward sales agreements.

INCOME TAXES:

     Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PER SHARE AMOUNTS:

    Earnings and cash dividends per share have been adjusted for common stock dividends, including the five percent stock dividend declared on May 6, 2002.

    Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

    Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year and the exercise of stock options. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

NEW ACCOUNTING STANDARDS:

    FAS 147, Acquisition of Certain Financial Institutions, was issued in October 2002 and provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in FAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. FAS 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. In addition, FAS 147 amends FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer relationship intangible assets of financial institutions. In connection with the adoption of FAS 147, the Corporation reclassified intangible assets with a balance of $6.4 million to goodwill.

    FAS 144 was issued in October 2001 and addresses how and when to measure impairment on long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The provision of FAS 144 became effective for the Corporation on January 1, 2002, and did not have a material impact on results of operations or financial condition.

    On January 1, 2002, the Corporation adopted FAS 142, which addresses the accounting and reporting for acquired goodwill and other intangible assets. Further detail on the accounting for goodwill and intangible assets under FAS 142 and the impact of the adoption on the financial statements is included in the "Goodwill" and "Other Intangible Assets" Sections of this report.

MERGERS AND ACQUISITIONS

     On October 8, 2002, the Corporation completed its affiliation with Harry Blackwood Inc. (Blackwood), an independent insurance agency in Chippewa Township, Pennsylvania. The transaction was accounted for as a purchase. Blackwood operates as a division of Roger Bouchard Insurance, Inc. (Bouchard), a wholly-owned subsidiary of the Corporation.

    On January 31, 2002, the Corporation completed its affiliation with Central Bank Shares, Inc. (Central), a bank holding company headquartered in Orlando, Florida, with assets of more than $251.4 million. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $47.0 million of goodwill and $8.1 million in core deposit intangibles. Central's banking affiliate, Bank of Central Florida, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNBFL).

    On January 18, 2002, the Corporation completed its affiliation with Promistar Financial Corporation (Promistar), a bank holding company headquartered in Johnstown, Pennsylvania, with assets of $2.4 billion. Under the terms of the merger agreement, each outstanding share of Promistar's common stock was converted into .926 shares of the Corporation's common stock. A total of 16,007,346 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Promistar's banking affiliate, Promistar Bank, was merged into an existing subsidiary of the Corporation, First National Bank of Pennsylvania (FNBPA). The Corporation incurred a merger related charge of approximately $41.4 million during the first quarter of 2002 relating to this transaction. Of the total merger and consolidation expenses, involuntary separation costs associated with terminated employees totaled $6.8 million, early retirement and other employment related expenses totaled $7.4 million, data processing conversion charges totaled $6.1 million, professional services totaled $8.2 million, write-downs of impaired assets totaled $10.6 million and other miscellaneous merger and consolidation expenses totaled $2.3 million. The Corporation paid merger and consolidation expenses of $28.7 million and incurred non-cash write downs of $10.6 million during 2002. All involuntary separation costs were paid during the first six months of 2002. As of December 31, 2002, approximately $2.1 million remained to be paid related primarily to data processing conversion charges.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     On August 14, 2001, Promistar completed its affiliation with FNH Corporation (FNH), a bank holding company headquartered in Irwin, Pennsylvania, with assets of $303.7 million. The transaction was accounted for as a purchase. Goodwill and a core deposit intangible of $7.0 million and $7.5 million, respectively, were recorded in con nection with the merger. FNH's banking subsidiary, First National Bank of Herminie, was merged into Promistar Bank, which was later merged into FNBPA.

     On April 30, 2001, the Corporation completed its affiliation with Citizens Community Bancorp, Inc. (Citizens), a bank holding company headquartered in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock was converted into .524 shares of the Corporation's common stock. A total of 1,775,224 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Citizens' banking affiliate, Citizens Community Bank of Florida, was merged into FNBFL.

     During 2001, the Corporation completed its affiliations with Ostrowsky & Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were accounted for as purchases. The Corporation also completed its affiliation with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. These affiliates are operating as divisions of Bouchard.

     During 2000, the Corporation affiliated with Altamura, Marsh & Associates, Clearwater and Fort Myers, Florida and Connell & Herrig Insurance, Inc., Sarasota and Englewood, Florida. These affiliations were accounted for as purchases and these acquired agencies are operating as divisions of Bouchard. Also during 2000, Regency Finance Company purchased eight consumer finance offices in Tennessee. The transaction was also accounted for as a purchase and resulted in the recognition of $1.2 million of goodwill.

     The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

SUBSEQUENT EVENTS (UNAUDITED)

     On March 4, 2003, the Corporation announced plans to redeem its outstanding Preferred Series A and Preferred Series B stock. The preferred stock is expected to be converted into the Corporation's common stock. The Corporation intends to repurchase approximately 288,000 shares of common stock to reissue in connection with the conversion of the preferred shares.

     On February 8, 2003, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Charter Banking Corp. (Charter), a bank holding company headquarted in Tampa, Florida with assets of more than $701.0 million. The $150.3 million cash transaction will be funded through a variety of sources including the Corporation's existing lines of credit with several major domestic banks and the issuance of the Corporation's trust preferred securities. The transaction is expected to result in the recognition of approximately $93.3 million of goodwill. Charter's banking affiliate, Southern Exchange Bank, will be merged into FNBFL.

REINCORPORATION

     On June 1, 2001, the Corporation reincorporated in the state of Florida and operates from corporate headquarters located in Naples, Florida. The Corporation was incorporated in 1974 in Hermitage, Pennsylvania, and at that time substantially all of the Corporation's business was being conducted in Pennsylvania. The Corporation expanded into Florida six years ago. In connection with the reincorporation, the Corporation reduced the par value of both its common stock and preferred stock to $0.01 per share.

CHARTER CONSOLIDATION

     During the fourth quarter of 2002, the Corporation completed the consolidation of its community banking affiliate in Ohio, Metropolitan National Bank, into FNBPA. The Corporation incurred $510,000 in consolidation costs associated with the transaction.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     During the first quarter of 2001, the Corporation reduced its number of bank charters from eight to three. The Corporation's five Florida banks were merged under FNBFL and its two Pennsylvania banks were combined under FNBPA. In connection with these charter consolidations, the trust operations of FNBFL were consolidated into the Corporation's national trust company, First National Trust Company. The Corporation incurred pre-tax consolidation expense of $3.2 million arising from legal and accounting fees, consulting fees, data processing conversion charges, early retirement, involuntary separation and related benefit costs. Involuntary separation costs associated with 42 terminated employees totaled $1.4 million of the total consolidation expense. The total amount of separation payments paid during 2001 was $1.0 million. The remaining separation costs were paid in accordance with the contractual terms of the employment and compensation agreements of the terminated employees in 2002.


SECURITIES

     The amortized cost and fair value of securities are as follows (in thousands):

   Securities available for sale:

                                                                GROSS          GROSS
                                                 AMORTIZED    UNREALIZED     UNREALIZED        FAIR
December 31, 2002                                   COST        GAINS          LOSSES          VALUE
-----------------                               -----------   -----------    -----------    -----------
U.S. Treasury and other U.S. Government
agencies and corporations                       $   162,565   $     5,646    $        (1)   $   168,210
Mortgage-backed securities of
 U.S. Government agencies                           605,492        14,993           (137)       620,348
States of the U.S. and political subdivisions       133,608         3,142            (40)       136,710
Other debt securities                                46,270           842           (253)        46,859
                                                -----------   -----------    -----------    -----------
 Total debt securities                              947,935        24,623           (431)       972,127
Equity securities                                    49,684         4,438            (58)        54,064
                                                -----------   -----------    -----------    -----------
                                                $   997,619   $    29,061    $      (489)   $ 1,026,191
                                                ===========   ===========    ===========    ===========

                                                                GROSS           GROSS
                                                AMORTIZED     UNREALIZED      UNREALIZED        FAIR
December 31, 2001                                 COST           GAINS          LOSSES          VALUE
-----------------                               ---------      ---------       ---------      ---------
U.S. Treasury and other U.S. Government
agencies and corporations                       $ 408,340      $   8,745       $    (153)     $ 416,932
Mortgage-backed securities of
 U.S. Government agencies                         288,999          3,535            (209)       292,325
States of the U.S. and political subdivisions     146,165            665            (897)       145,933
Other debt securities                               3,521             17              (1)         3,537
                                                ---------      ---------       ---------      ---------
 Total debt securities                            847,025         12,962          (1,260)       858,727
Equity securities                                  40,850          3,689            (296)        44,243
                                                ---------      ---------       ---------      ---------
                                                $ 887,875      $  16,651       $  (1,556)     $ 902,970
                                                =========      =========       =========      =========

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              GROSS       GROSS
                                                AMORTIZED  UNREALIZED   UNREALIZED      FAIR
December 31, 2000                                 COST        GAINS       LOSSES        VALUE
-----------------                               ---------   ---------    ---------    ---------
U.S. Treasury and other U.S. Government
 agencies and corporations                      $ 398,312   $   2,039    $  (2,510)   $ 397,841
Mortgage-backed securities of
 U.S. Government agencies                         249,610       2,457       (1,396)     250,671
States of the U.S. and political subdivisions     113,901         616         (575)     113,942
Other debt securities                               1,675          11          (16)       1,670
 Total debt securities                            763,498       5,123       (4,497)     764,124
Equity securities                                  74,107       2,759         (872)      75,994
                                                ---------   ---------    ---------    ---------
                                                $ 837,605   $   7,882    $  (5,369)   $ 840,118
                                                =========   =========    =========    =========

Securities held to maturity:

                                                              GROSS       GROSS
                                               AMORTIZED   UNREALIZED   UNREALIZED      FAIR
December 31, 2002                                COST        GAINS        LOSSES        VALUE
-----------------                               -------     -------      --------      -------
U.S. Treasury and other U.S. Government
 agencies and corporations                      $ 5,724     $    18                   $  5,742
Mortgage-backed securities of
 U.S. Government agencies                         1,123          32                      1,155
States of the U.S. and political subdivisions    39,492       1,486      $    (11)      40,967
Other debt securities                             2,653                                  2,653
                                                -------     -------      --------      -------
                                                $48,992     $ 1,536      $    (11)     $50,517
                                                =======     =======      ========      =======

                                                            GROSS      GROSS
                                               AMORTIZED  UNREALIZED  UNREALIZED        FAIR
December 31, 2001                                COST        GAINS      LOSSES          VALUE
-----------------                              ---------  ----------- ----------        -------
U.S. Treasury and other U.S. Government
 agencies and corporations                      $ 3,214      $  47                     $  3,261
Mortgage-backed securities of
 U.S. Government agencies                         3,068         38                        3,106
States of the U.S. and political subdivisions    43,493        541      $   (223)        43,811
Other debt securities                             1,593          1            (2)         1,592
                                                -------      -----      --------        -------
                                                $51,368      $ 627      $   (225)       $51,770
                                                =======      =====      ========        =======

                                                            GROSS         GROSS
                                               AMORTIZED  UNREALIZED    UNREALIZED      FAIR
December 31, 2000                                COST        GAINS        LOSSES        VALUE
                                                -------      -----       --------       -------
U.S. Treasury and other U.S. Government
 agencies and corporations                      $32,887      $  12       $   (171)      $32,728
Mortgage-backed securities of
 U.S. Government agencies                         7,091         23            (18)        7,096
States of the U.S. and political subdivisions    35,442        221            (79)       35,584
Other debt securities                               102                        (3)           99
                                                -------      -----       --------       -------
                                                $75,522      $ 256       $   (271)      $75,507
                                                =======      =====       ========       =======

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     At December 31, 2002 and 2001, securities with a carrying value of $325.0 million and $313.4 million, respectively, were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $404.9 million and $343.3 million at December 31, 2002 and 2001, respectively, were pledged as collateral for other borrowings.

     As of December 31, 2002, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                          HELD TO MATURITY                     AVAILABLE FOR SALE
                                          ----------------                     ------------------
                                      AMORTIZED          FAIR             AMORTIZED              FAIR
December 31, 2002                       COST             VALUE               COST                VALUE
-----------------                     ---------         --------          ----------          ----------
Due in one year or less                $ 3,457          $  3,525          $   58,050          $   59,245
Due from one to five years              30,418            31,441             111,095             116,033
Due from five to ten years              13,735            14,137              71,210              72,513
Due after ten years                        259               259             102,088             103,988
                                       -------          --------          ----------          ----------
                                        47,869            49,362             342,443             351,779
Mortgage-backed securities of
 U.S. Government agencies                1,123             1,155             605,492             620,348
Equity securities                                                             49,684              54,064
                                       -------          --------          ----------          ----------
                                       $48,992          $ 50,517          $  997,619          $1,026,191
                                       =======          ========          ==========          ==========


     Maturities may differ from contractual terms because issuers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

     Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $230.4 million, $141.0 million and $38.6 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):


Year Ended December 31             2002              2001            2000
----------------------             ----              ----            ----
Gross gains                     $ 2,440           $ 1,836           $ 304
Gross losses                       (525)               (8)            (92)
                                -------           -------           -----
                                $ 1,915           $ 1,828           $ 212
                                =======           =======           =====
LOANS

     Following is a summary of loans (in thousands):

December 31                                         2002             2001
-----------                                     -----------       -----------
Real estate:
 Residential                                    $ 1,947,529       $ 1,777,403
 Commercial                                       1,465,903         1,282,944
 Construction                                       287,560           227,868
Installment loans to individuals                    910,868           774,932
Commercial, financial and agricultural              620,489           672,639
Lease financing                                      63,901           128,712
Unearned income                                     (75,746)          (50,063)
                                                -----------       -----------
                                                $ 5,220,504       $ 4,814,435
                                                ===========       ===========

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of southwest Florida, western and central Pennsylvania, and northeastern Ohio. Additionally, the portfolio contains consumer finance loans to individuals in Pennsylvania, Ohio and Tennessee.

     As of December 31, 2002, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

     Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, are loan customers. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the aggregate amount of loans to any such persons who had loans in excess of $60,000 during 2002 (in thousands):

Total loans at beginning of year                      $ 75,482
New loans                                               28,649
Repayments                                             (32,378)
Other                                                    4,286
                                                      --------
Total loans at end of year                            $ 76,039
                                                      ========

     Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

     Following is a summary of non-performing assets (in thousands): ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the aggregate amount of loans to any such persons who had loans in excess of $60,000 during 2002 (in thousands):


December 31                          2002             2001
-----------                         -------          -------
Non-accrual loans                   $22,294          $21,350
Restructured loans                    5,915            5,578
                                    -------          -------
 TOTAL NON-PERFORMING LOANS          28,209           26,928
Other real estate owned               4,729            4,375
                                    -------          -------
 TOTAL NON-PERFORMING ASSETS        $32,938          $31,303
                                    =======          =======



     For the years ended December 31, 2002, 2001 and 2000, income recognized on non-accrual and restructured loans was $1.4 million, $1.1 million and $964,000, respectively. Income that would have been recognized during 2002, 2001 and 2000 on such loans if they were in accordance with their original terms was $3.1 million, $2.3 million and $2.9 million, respectively. Loans past due 90 days or more not on non-accrual status were $7.2 million, $5.9 million and $5.4 million at December 31, 2002, 2001 and 2000, respectively. Following is a summary of information pertaining to loans considered to be impaired (in thousands):

At or For the Year Ended December 31                    2002            2001            2000
------------------------------------                   -------          ------          ------
Impaired loans with an allocated allowance             $11,506          $8,599          $3,299
Impaired loans without an allocated allowance            1,131           1,023           1,577
                                                       -------          ------          ------
  TOTAL IMPAIRED LOANS                                 $12,637          $9,622          $4,876
                                                       =======          ======          ======
Allocated allowance on impaired loans                    3,602           2,954             997
                                                       =======          ======          ======
Average impaired loans                                   7,745           9,669           5,859
                                                       =======          ======          ======
Income recognized on impaired loans                        647             312             297
                                                       =======          ======          ======

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



ALLOWANCE FOR LOAN LOSSES

    Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                  2002               2001               2000
----------------------                --------           --------           --------
Balance at beginning of year          $ 65,059           $ 57,124           $ 52,851

Addition from acquisitions               1,389              3,400                767

Charge-offs                            (21,963)           (29,490)           (17,377)
Recoveries                               4,827              2,830              2,901
                                      --------           --------           --------
 NET CHARGE-OFFS                       (17,136)           (26,660)           (14,476)
Provision for loan losses               19,094             31,195             17,982
                                      --------           --------           --------
Balance at end of year                $ 68,406           $ 65,059           $ 57,124
                                      ========           ========           ========

PREMISES AND EQUIPMENT

     Following is a summary of premises and equipment (in thousands):

December 31                          2002                2001
-----------                       ---------           ---------
Land                              $  29,730           $  27,226
Premises                            144,757             137,548
Equipment                           126,819             112,960
                                  ---------           ---------
                                    301,306             277,734
Accumulated depreciation           (137,597)           (128,216)
                                  ---------           ---------
                                  $ 163,709           $ 149,518
                                  =========           =========

     Depreciation expense was $16.9 million for 2002, $14.8 million for 2001 and $15.1 million for 2000.

     The Corporation has operating leases extending to 2087 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $7.9 million for 2002, $7.2 million for 2001 and $7.0 million for 2000. Total minimum rental commitments under such leases were $34.0 million at December 31, 2002. Following is a summary of future minimum lease payments for years following December 31, 2002 (in thousands):

2003 ........... $ 3,367

2004 ...........   2,623

2005 ...........   2,116

2006 ...........   1,468

2007 ...........   1,128

Later year .....  23,332

GOODWILL

     Upon adoption of FAS 142 on January 1, 2002, the Corporation ceased amortizing its goodwill, which decreased non-interest expense and increased net income in 2002 as compared to 2001 and 2000. Rather than amortizing goodwill, the Corporation is required to test goodwill at least annually for impairment. The Corporation completed its impairment testing and concluded that goodwill is not impaired.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following table shows the pro forma effects of applying the non-amortization provisions of FAS 142 (in thousands, except per share data):

Year Ended December 31                         2002                2001                2000
----------------------                      ----------          ----------          ----------
Net income                                  $   63,335          $   52,985          $   61,908
Goodwill amortization, net of tax                                    2,353               1,815
                                            ----------          ----------          ----------
Pro forma net income                        $   63,335          $   55,338          $   63,723
                                            ==========          ==========          ==========
BASIC EARNINGS PER COMMON SHARE:
Net income                                  $     1.44          $     1.25          $     1.44
Goodwill amortization, net of tax                                      .05                 .05
                                            ----------          ----------          ----------
Pro forma net income                        $     1.44          $     1.30          $     1.49
                                            ==========          ==========          ==========
DILUTED EARNINGS PER COMMON SHARE:
Net income                                  $     1.41          $     1.23          $     1.42
Goodwill amortization, net of tax                                      .05                 .04
                                            ----------          ----------          ----------
Pro forma net income                        $     1.41          $     1.28          $     1.46
                                            ==========          ==========          ==========

     The following table shows a summary of goodwill by line of business (in thousands):

                          COMMUNITY        INSURANCE         FINANCE
                            BANKS           AGENCIES         COMPANY           TOTAL
                          ---------        ---------         --------         -------
Goodwill at beginning
of year                    $26,688          $11,982          $ 1,809          $40,479
Goodwill acquired           46,956              990                            47,946
                           -------          -------          -------          -------
Goodwill at end of
year                       $73,644          $12,972          $ 1,809          $88,425
                           =======          =======          =======          =======

OTHER INTANGIBLE ASSETS

     The following table shows a summary of core deposit intangibles, customer and renewal lists, and other intangible assets (in thousands):

                                CORE DEPOSIT      CUSTOMER AND   OTHER INTANGIBLE    TOTAL FINITE-
                                INTANGIBLES       RENEWAL LISTS       ASSETS       LIVED INTANGIBLES
                                -----------       -------------       ------       -----------------
Gross carrying amount             $ 28,987           $ 2,571           $ 539           $ 32,097
Accumulated amortization            (9,686)             (449)           (104)           (10,239)
                                  --------           -------           -----           --------
Net December 31, 2002             $ 19,301           $ 2,122           $ 435           $ 21,858
                                  ========           =======           =====           ========
Gross carrying amount             $ 20,900           $ 2,776           $ 276           $ 23,952
Accumulated amortization            (7,288)             (575)            (82)            (7,945)
                                  --------           -------           -----           --------
Net December 31, 2001             $ 13,612           $ 2,201           $ 194           $ 16,007
                                  ========           =======           =====           ========

     Amortization expense on finite-lived intangible assets totaled $3.1 million, $1.2 million and $1.3 million for 2002, 2001 and 2000, respectively. Amortization expense on finite-lived intangible assets is expected to total $3.3 million, $3.2 million, $3.0 million, $2.9 million and $2.8 million in 2003, 2004, 2005, 2006 and 2007, respectively. Core deposit intangibles are being amortized primarily over 10 years. Customer and renewal lists and other intangible assets are being amortized over their remaining useful lives which range from one to ten years.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DEPOSITS

    Following is a summary of deposits (in thousands):

December 31                                                    2002              2001
-----------                                                  ---------         ---------
Non-interest bearing                                         $ 924,090         $ 798,960
Savings and NOW                                              2,312,119         1,980,939
Certificates of deposit and other time deposits              2,189,948         2,319,177
                                                             ---------         ---------
                                                            $5,426,157        $5,099,076
                                                            ==========        ==========

     Time deposits of $100,000 or more were $529.7 million and $563.8 million at December 31, 2002 and 2001, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 2002 (in thousands):

                            CERTIFICATES       OTHER TIME
                             OF DEPOSIT         DEPOSITS            TOTAL
                            ------------       -----------        --------
Three months or less          $ 96,675          $  2,865          $ 99,540
Three to six months             90,095             1,349            91,444
Six to twelve months           110,471             3,548           114,019
Over twelve months             198,245            26,429           224,674
                              --------          --------          --------
                              $495,486          $ 34,191          $529,677
                              ========          ========          ========

     Following is a summary of the scheduled maturities of certificates of deposit and other time deposits for each of the five years following December 31, 2002 (in thousands):

2003 .........................$1,169,033
2004 .........................   468,894
2005 .........................   412,580
2006 .........................    28,027
2007 .........................   107,879
Later years ..................     3,535


SHORT-TERM BORROWINGS

     Following is a summary of short-term borrowings (in thousands):

December 31                                 2002              2001
------------                              --------          --------
Securities sold under
repurchase agreements ..........          $274,266          $232,952
Federal funds purchased ........            84,865             6,865
Federal Home Loan Bank advances             25,354
Other short-term borrowings ....               540            34,101
Subordinated notes .............           130,755           101,836
                                          --------          --------
                                          $515,780          $375,754
                                          ========          ========

     Credit facilities amounting to $66.0 million at December 31, 2002 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. No credit facilities were used at December 31, 2002.

LONG-TERM DEBT

     Following is a summary of long-term debt (in thousands):

December 31                                 2002        2001
-----------                               --------    --------
Federal Home Loan Bank advances ......... $420,001    $303,743
Other long-term debt ....................      973       1,431
Subordinated notes ......................   29,673      37,250
                                          --------    --------
                                          $450,647    $342,424
                                          ========    ========

     The Corporation's banking subsidiaries have available credit with the Federal Home Loan Bank of $1.5 billion, of which $420.0 million was used as of December 31, 2002. These advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts periodically through the year 2012. Interest rates paid on these advances range from 2.43% to 7.19% in 2002 and 5.46% to 7.19% in 2001.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The long-term subordinated notes are scheduled to mature in various amounts periodically through the year 2012. At December 31, 2002, all of the long-term subordinated debt is redeemable by the holders prior to maturity at a discount equal to three months of interest. The Corporation may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 5.81% at December 31, 2002 and 7.24% at December 31, 2001.

     Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 2002 are as follows (in thousands):

2003 .......................... $33,745
2004 ..........................  16,072
2005 ..........................  28,225
2006 ..........................   3,261
2007 ..........................  28,225
Later years ................... 341,119

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

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                  2002        2001
-----------                                --------    --------
Commitments to extend credit ............  $948,814    $877,210
Standby letters of credit ...............    67,580      57,520

     At December 31, 2002, funding of approximately 65% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Corporation established a litigation reserve in 2001 by recording a pre-tax charge of approximately $4.0 million to cover estimated legal expenses associated with five cases filed against one of its subsidiary banks. The plaintiffs alleged that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. As of December 31, 2002, the Corporation has settled all of these asserted claims at an aggregate cost to the Corporation of $3.5 million. The Corporation believes the remaining reserve will be sufficient for all costs associated with the litigation, including legal costs, unasserted claims, settlements and adverse judgements.

     The Corporation and persons to whom the Corporation may have indemnification obligations, in the normal course of business are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. Other real estate owned includes a property which is subject to litigation. Should the outcome be adverse, the value of the property will be impaired and other costs may be incurred. Management, after consultation with outside legal counsel, does not at the present time anticipate that the ultimate liability, arising out of such pending and threatened lawsuits will have a material adverse effect on the Corporation's financial position. At the present time, management is not in a position to determine whether any pending or threatened litigation will have a material adverse effect on the Corporation's results of operations in any future reporting period.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



STOCKHOLDERS' EQUITY

     Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was issued in 1985. Holders of Series A Preferred are entitled to 6.9 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock based on a value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. At December 31, 2002, 17,130 shares of common stock were reserved by the Corporation for the conversion of the remaining 19,174 outstanding shares.

     Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued in 1992. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a value of $9.12 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 2002, 29,008 shares of Series B Preferred were converted to 50,837 shares of common stock. At December 31, 2002, 270,939 shares of common stock were reserved by the Corporation for the conversion of the remaining 98,851 outstanding shares.

COMPREHENSIVE INCOME

   The components of comprehensive income, net of related tax, are as follows (in thousands):

Year Ended December 31                                              2002               2001               2000
----------------------                                            --------           --------           --------
Net income                                                        $ 63,335           $ 52,985           $ 61,908
Other comprehensive income:
 Unrealized gains on securities:
 Arising during the period, net of tax expense
 of $5,561, $5,080 and $9,686                                       10,327              9,434             17,957
 Less: reclassification adjustment for gains included in
 net income previously reflected as an unrealized gain,
 net of tax benefit of $857, $642 and $112                          (1,592)            (1,192)              (207)
 Minimum pension liability adjustment,
 net of tax (benefit) expense of $(670), $0 and $16                 (1,245)                                   30
                                                                  --------           --------           --------
Other comprehensive income                                           7,490              8,242             17,780
                                                                  --------           --------           --------
Comprehensive income                                              $ 70,825           $ 61,227           $ 79,688
                                                                  ========           ========           ========

STOCK INCENTIVE PLANS

     The Corporation has available up to 1,166,472 shares of common stock to be issued under the restricted stock and incentive bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. During 2002, the Corporation granted 14,694 shares of stock under these plans. The weighted average fair value of the restricted shares issued was $26.90.

     The Corporation has available up to 3,008,792 shares of common stock to be issued under both incentive and non-qualified stock option plans to key employees of the Corporation. The options vest in equal installments over periods ranging from three to ten years. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. Because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     In accordance with FAS 123, Accounting for Stock-Based Compensation, the following table shows pro forma net income and earnings per share assuming stock options had been expensed based on the fair value of the options granted along with the significant assumptions used in the Black-Scholes option pricing model (dollars in thousands, except per share data):

Year Ended December 31                      2002         2001           2000
----------------------                    --------      -------        -------
Net income                                $63,335       $52,985        $61,908
Pro forma net income                       61,400        50,564         59,884

Earnings per share:
 Basic                                    $  1.44       $  1.25        $  1.44
                                          -------       -------        -------
 Basic pro forma                          $  1.40       $  1.19        $  1.40
                                          -------       -------        -------
 Diluted                                  $  1.41       $  1.23        $  1.42
                                          -------       -------        -------
 Diluted pro forma                        $  1.37       $  1.17        $  1.38
                                          -------       -------        -------
Assumptions:
 Risk-free interest rate                     3.92%         5.25%          6.79%
 Dividend yield                              3.20%         2.84%          3.37%
 Expected stock price volatility              .17%          .26%           .23%
 Expected life (years)                       5.00          5.00           5.00
 Fair value of options granted            $  4.56       $  5.35        $  3.64
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

     Activity in the Option Plan during the past three years was as follows:

                                                                      WEIGHTED
                                                                   AVERAGE PRICE
                                                     2002            PER SHARE             2001                2000
                                                  ----------       --------------      ----------           ----------
Options outstanding at beginning of year           3,237,984           $19.79           3,014,089            2,372,552
 Granted during the year                             653,455            25.74             696,466              855,151
 Exercised during the year                          (587,891)           19.18            (266,224)            (110,322)
 Forfeited during the year                           (44,098)           23.07            (206,347)            (103,292)
                                                  ----------                           ----------           ----------
Options outstanding at end of year                 3,259,450            21.03           3,237,984            3,014,089
                                                  ==========           ======          ==========           ==========

     The following table summarizes information about the stock options outstanding at December 31, 2002:

                          OPTIONS OUTSTANDING                                              OPTIONS EXERCISABLE
                    ------------------------------                                -------------------------------------
    RANGE OF                      WEIGHTED AVERAGE           WEIGHTED                                      WEIGHTED
    EXERCISE          OPTIONS        REMAINING               AVERAGE                OPTIONS                 AVERAGE
    PRICES          OUTSTANDING   CONTRACTUAL YEARS       EXERCISE PRICE          EXERCISABLE            EXERCISE PRICE
--------------      -----------   -----------------       --------------          -----------            --------------
$ 4.97 - $7.46         51,674           6.42                   $ 5.69                  51,674              $ 5.69
  7.47 - 11.79        244,380           1.46                     9.56                 237,958                9.53
 11.80 - 17.70        176,437           3.52                    15.24                 147,971               14.99
 17.71 - 26.57      2,332,477           7.62                    21.77               1,218,721               21.46
 26.58 - 29.10        454,482           5.43                    27.41                 375,873               27.25
                    ---------                                                       ---------
                    3,259,450                                                       2,032,197
                    =========                                                       =========

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



RETIREMENT AND OTHER POSTRETIREMENT BENEFIT PLANS

RETIREMENT PLANS

   Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):


December 31                                              2002           2001
-----------                                            --------       --------
Benefit obligation at beginning of year                $ 79,694       $ 62,156
 Service cost                                             3,235          3,107
 Interest cost                                            5,938          5,102
 Plan amendments                                            440          2,945
 Actuarial loss                                           5,343          6,310
 Termination gain due to curtailment                     (1,706)
 Special termination benefits                             1,302             94
 Conforming adjustment                                                     412
 Adjustment for acquisition                               1,389          2,365
 Benefits paid                                           (4,418)        (2,797)
                                                       --------       --------
Benefit obligation at end of year                      $ 91,217       $ 79,694
                                                       ========       ========

December 31                                               2002           2001
-----------                                             --------       --------
Fair value of plan assets at beginning of year          $ 60,464       $ 60,214
 Actual return on plan assets                             (5,291)          (521)
 Company contribution                                      7,136          2,414
 Adjustment for acquisition                                               1,154
 Benefits paid                                            (4,418)        (2,797)
                                                        --------       --------
Fair value of plan assets at end of year                $ 57,891       $ 60,464
                                                        ========       ========

December 31                                       2002               2001
-----------                                     --------           --------
Funded status of plan                           $(33,326)          $(19,229)
Unrecognized actuarial loss                       20,463              7,355
Unrecognized prior service cost                    2,575              2,208
Unrecognized net transition obligation            (1,042)            (1,130)
                                                --------           --------
Accrued pension cost                            $(11,330)          $(10,796)
                                                ========           ========


     Included in the above reconciliation is the benefit obligation and fair value of plan assets for the non-qualified benefit plans which were $22.1 million and $0, respectively, as of December 31, 2002, and $15.5 million and $0, respectively, as of December 31, 2001.

   The amounts recognized in the Corporation's consolidated financial statements include the following (in thousands):

December 31                                        2002               2001
-----------                                     --------           --------
Prepaid pension cost                            $  5,246           $  2,448
Accrued pension cost                             (16,576)           (13,244)
Additional minimum liability                      (5,497)            (3,504)
Accumulated other comprehensive income             1,915
Intangible asset                                   3,582              3,504
                                                --------           --------
Net amount recognized on balance sheet          $(11,330)          $(10,796)
                                                ========           ========

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The pension expense for the defined benefit plans included the following components (in thousands):


Year Ended December 31                                     2002           2001           2000
----------------------                                    -------        -------        -------
Service costs                                             $ 3,235        $ 3,107        $ 2,443
Interest cost                                               5,938          5,102          4,304
Expected return on plan assets                             (4,771)        (4,917)        (4,860)
Special termination benefit                                 1,302             94          2,270
Curtailment gain                                             (324)
Conforming adjustment                                                        412
Adjustment for acquisition                                                  (174)
Net amortization                                              476            381           (284)
                                                          -------        -------        -------
Net pension expense                                       $ 5,856        $ 4,005        $ 3,873
                                                          =======        =======        =======

Assumptions as of December 31                              2002           2001           2000
-----------------------------                             -------        -------        -------
Weighted average discount rate                               6.75%          7.25%          7.50%
Rates of increase in compensation levels                     4.00%          4.00%          4.00%
Expected long-term rate of return on plan assets             8.00%          8.26%          8.13%
                                                          =======        =======        =======

     At December 31, 2002, plan assets include 165,884 shares of the Corporation's common stock, having a market value of $4.6 million. Dividends received on these shares totaled $73,000 for 2002. During 2000, Promistar completed an early retirement program which resulted in a special termination charge of $2.3 million.

     Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers. Employees are generally eligible to participate upon completing 90 days of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed one year of service, and vest at a rate of 20 percent per year thereafter. The Corporation's contribution expense amounted to $1.1 million in 2002, $1.0 million in 2001 and $865,000 in 2000.

     Certain subsidiaries of the Corporation participate in a Salary Savings 401(k) Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability. Employees are generally eligible to participate upon completing 90 days of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed one year of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $2.9 million in 2002, $2.2 million in 2001 and $1.4 million in 2000 related to the Salary Savings 401(k) Plan.

OTHER POSTRETIREMENT BENEFIT PLANS

   Following are reconciliations of the change in benefit obligation, change in plan assets and funded status (in thousands):

December 31                                       2002              2001
-----------                                      -------           -------
Benefit obligation at beginning of year          $ 3,534           $ 3,331
  Service cost                                       149                96
  Interest cost                                      332               240
  Plan participants' contributions                   138               137
  Plan amendments                                    565
  Actuarial loss (gain)                            2,605               (40)
  Benefits paid                                     (592)             (478)
  Adjustment for acquisition                          19               230
  Curtailment and settlement                         (85)               18
                                                 -------           -------
Benefit obligation at end of year                $ 6,665           $ 3,534
                                                 =======           =======

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  December 31                                                 2002       2001
  -----------                                              -------      -----
  Fair value of plan assets at beginning of year           $     0      $   0
   Company contribution                                        454        341
   Plan participants' contributions                            138        137
   Benefits paid                                              (592)      (478)
                                                           -------    -------
  Fair value of plan assets at end of year                 $     0      $   0
                                                           =======    =======


  December 31                                                 2002       2001
  -----------                                              -------    -------
  Funded status of plan                                    $(6,665)   $(3,534)
  Unrecognized actuarial loss (gain)                         2,274       (276)
  Unrecognized prior service cost                              510         67
  Unrecognized net transition obligation                       334        368
                                                           -------    -------
  Accrued pension cost                                     $(3,547)   $(3,375)
                                                           =======    =======

     Net periodic postretirement benefit cost included the following components (in thousands):

  Year Ended December 31                                         2002        2001       2000
  ----------------------                                        -----       -----      -----
  Service cost                                                   $149        $ 96       $ 85
  Interest cost                                                   332         240        216
  Curtailment and settlement                                       57         (14)        (8)
  One time charge for voluntary retirement                                    230        471
  Special termination benefit                                      19          32
  Net amortization                                                 69          27         33
                                                                -----       -----      -----
  Net periodic postretirement benefit cost                       $626        $611       $797
                                                                =====       =====      =====

     Discount rates of 6.75%, 7.25% and 7.50% for 2002, 2001 and 2000, respectively, were used to determine the accumulated postretirement benefit obligation.

     The assumed health care cost trend rate has a significant effect on the amounts reported. A 9.00% annual rate of increase in the per capita costs of covered health care benefits is assumed for 2003, gradually decreasing to 5.00% by the year 2007 for the benefits to individuals who have not attained the age of 65. Costs of benefits for individuals over the age of 65 are assumed to reach 80% of the comprehensive plan cost in 2009, increasing 5.00% per year thereafter. A one percentage point change in the assumed health care cost trend rate would have had the following effects on 2002 service and interest cost and the accumulated postretirement benefit obligation at December 31, 2002 (in thousands):


                                                                             1%         1%
                                                                           Increase     Decrease
                                                                           --------     --------
  Effect on service and interest components of net periodic cost            $  44        $ (38)
  Effect on accumulated postretirement benefit obligation                     461         (410)


                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

     Income tax expense consists of the following (in thousands):

Year Ended December 31                                       2002                      2001               2000
----------------------                                   --------                  --------            -------
Current income taxes:
  Federal taxes                                          $ 38,927                   $19,883             $27,245
  State taxes                                               2,049                       801                 508
                                                           40,976                    20,684              27,753
Deferred income taxes:
  Federal taxes                                           (10,319)                    1,920                 130
  State taxes                                                (544)                      430                (671)
                                                         --------                   -------             -------
                                                         $ 30,113                   $23,034             $27,212
                                                         ========                   =======             =======


     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below (in thousands):


December 31                                                  2002                      2001
-----------                                              --------                  --------
Deferred tax assets:
Allowance for loan losses                                $ 23,942                  $ 22,771
  Deferred compensation                                     3,462                     4,063
  Deferred benefits                                         5,541                     4,553
  Minimum pension liability                                   670
  Loan fees                                                   793                       438
  Other                                                     1,485                     3,317
    TOTAL GROSS DEFERRED TAX ASSETS                        35,893                    35,142
Deferred tax liabilities:
  Depreciation                                                912                    (2,182)
  Deferred gain on sale of subsidiary                      (3,555)                   (3,555)
  Unrealized gains on securities available for sale       (10,004)                   (5,301)
  Leasing                                                  (6,129)                  (14,971)
  Other                                                    (2,645)                   (1,491)
                                                         --------                  --------
    TOTAL GROSS DEFERRED TAX LIABILITIES                  (21,421)                  (27,500)
                                                         --------                  --------
    NET DEFERRED TAX LIABILITIES                         $ 14,472                  $  7,642
                                                         ========                  ========



     Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                                       2002                      2001               2000
----------------------                                   --------                  --------            -------
Federal statutory tax rate                                   35.0%                     35.0%               35.0%
Effect of nontaxable interest and dividend income            (6.5)                     (6.8)               (5.4)
State taxes                                                   0.5                       1.1                 0.5
Goodwill                                                      0.5                       1.2                 1.0
Merger related costs                                          2.2                       0.7                 0.1
Other items                                                   0.5                      (0.9)               (0.7)
                                                         --------                   -------             -------
Effective tax rate                                           32.2%                     30.3%               30.5%
                                                         ========                   =======             =======


     Income tax expense related to gains on the sale of securities was $670,000, $640,000 and $74,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



EARNINGS PER SHARE

     The following tables set forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):

Year Ended December 31                                    2002                      2001               2000
----------------------                                 --------                  --------            -------
BASIC
Net income                                                $63,335                   $52,985             $61,908
Less: Preferred stock dividends declared                     (247)                     (293)               (341)
                                                       ----------                ----------          ----------
Net income applicable to basic earnings per share         $63,088                   $52,692             $61,567
                                                       ==========                ==========          ==========
Average common shares outstanding                      43,821,817                42,180,735          42,617,465
                                                       ==========                ==========          ==========
Earnings per share                                          $1.44                     $1.25               $1.44
                                                       ==========                ==========          ==========
DILUTED
Net income applicable to diluted earnings per share       $63,335                   $52,985             $61,908
                                                       ==========                ==========          ==========
Average common shares outstanding                      43,821,817                42,180,735          42,617,465
Convertible preferred stock                               325,606                   398,745             471,499
Net effect of dilutive stock options
  based on the treasury stock method                      684,753                   644,801             425,597
                                                       ----------                ----------          ----------
Diluted average common shares outstanding              44,832,176                43,224,281          43,514,561
                                                       ==========                ==========          ==========
Earnings per share                                          $1.41                     $1.23               $1.42
                                                       ==========                ==========          ==========

REGULATORY MATTERS

     Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

     The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Following are the capital ratios as of December 31, 2002 for the Corporation and its banking subsidiaries, First National Bank of Florida and First National Bank of Pennsylvania (dollars in thousands):

                                                                                    WELL CAPITALIZED             MINIMUM CAPITAL
                                                             ACTUAL                   REQUIREMENTS                REQUIREMENTS
                                                     ------------------------     --------------------        --------------------
                                                     AMOUNT             RATIO     AMOUNT         RATIO        AMOUNT         RATIO
                                                     ------             -----     ------         -----        ------         -----
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                                $544,445            10.1%    $538,883        10.0%       $431,106         8.0%
  First National Bank of Florida                     204,839            10.0      204,738        10.0         163,790         8.0
  First National Bank of Pennsylvania                327,852            10.9      299,228        10.0         239,382         8.0

TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  F.N.B. Corporation                                $475,096             8.8%    $323,330         6.0%       $215,553         4.0%
  First National Bank of Florida                     183,418             9.0      122,843         6.0          81,895         4.0
  First National Bank of Pennsylvania                290,411             9.7      179,537         6.0         119,691         4.0

TIER 1 CAPITAL (TO AVERAGE ASSETS):
  F.N.B. Corporation                                $475,096             6.9%    $343,021         5.0%       $274,416         4.0%
  First National Bank of Florida                     183,418             6.9      131,881         5.0         105,505         4.0
  First National Bank of Pennsylvania                290,411             7.0      206,299         5.0         165,039         4.0


     The Corporation's banking subsidiaries were required to maintain aggregate cash reserves with the Federal Reserve Bank amounting to $23.7 million at December 31, 2002. The Corporation also maintains deposits for various services such as check clearing.

     Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 2002, the subsidiaries had $59.3 million of retained earnings available for distribution as dividends without prior regulatory approval.

     Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus, and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $67.8 million at December 31, 2002.

BUSINESS SEGMENTS

     The Corporation operates in three reportable segments: community banks, insurance agencies and consumer finance. The Corporation's community bank subsidiaries offer services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans. In addition to traditional banking products, the Corporation's bank subsidiaries offer various alternative products, including securities brokerage and investment advisory services, mutual funds, insurance and annuities. The Corporation's insurance agencies are full-service insurance agencies offering all lines of commercial and personal insurance through major carriers. The Corporation's consumer finance subsidiary primarily is involved in making personal installment loans to individuals and approximately 15% of its remaining volume is from the purchase of installment sales finance contracts from retail merchants. This activity is funded through the sale of the Corporation's subordinated notes at the finance company's branch offices. The following tables provide financial information for these segments of the Corporation (in thousands). Other items shown in the following table represent the parent company, other non-bank subsidiaries and eliminations, which are necessary for purposes of reconciling to the consolidated amounts.

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                        COMMUNITY            INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 2002              BANKS                AGENCIES      COMPANY         OTHER        CONSOLIDATED
                                                        ---------            ---------     -------         -----        ------------
Interest income                                         $ 400,731             $    192    $ 28,096      $ (2,235)       $    426,784
Interest expense                                          136,843                   96       6,618         2,114             145,671
Provision for loan losses                                  13,793                            5,301                            19,094
Non-interest income                                        66,181               29,098       1,781        23,813             120,873
Non-interest expense                                      204,906               22,701      12,519        46,200             286,326
Intangible amortization                                     2,794                  232                        92               3,118
Income tax expense (credit)                                33,326                2,415       1,962        (7,590)             30,113
Net income (loss)                                          72,456                3,612       3,477       (16,210)             63,335
Total assets                                            6,904,302               32,921     148,400         4,609           7,090,232
Goodwill                                                   73,644               12,972       1,809                            88,425

                                                        COMMUNITY            INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 2001              BANKS                AGENCIES      COMPANY         OTHER        CONSOLIDATED
                                                        ---------            ---------     -------         -----        ------------
Interest income                                         $ 423,871             $    196    $ 28,555      $ (2,256)        $   450,366
Interest expense                                          191,295                  232       8,711            62             200,300
Provision for loan losses                                  25,954                            5,241                            31,195
Non-interest income                                        61,701               26,720       1,875         9,699              99,995
Non-interest expense                                      190,073               20,724      12,407        14,858             238,062
Intangible amortization                                     3,115                  775         126           769               4,785
Income tax expense (credit)                                23,034                2,192       1,443        (3,635)             23,034
Net income (loss)                                          52,101                2,993       2,502        (4,611)             52,985
Total assets                                            6,277,928               29,761     153,706        26,988           6,488,383
Goodwill                                                   26,688               11,982       1,809                            40,479


                                                        COMMUNITY            INSURANCE     FINANCE         ALL
At or for the Year Ended December 31, 2000              BANKS                AGENCIES      COMPANY         OTHER        CONSOLIDATED
                                                        ---------            ---------     -------         -----        ------------
Interest income                                         $ 428,791             $    164    $ 26,021      $ (4,266)        $   450,710
Interest expense                                          206,308                  207       8,083        (3,217)            211,381
Provision for loan losses                                  13,767                            4,245           (30)             17,982
Non-interest income                                        50,449               20,190       1,818         7,528              79,985
Non-interest expense                                      171,674               16,242      11,200         9,006             208,122
Intangible amortization                                     3,540                  463          87                             4,090
Income tax expense (credit)                                25,910                1,214       1,585        (1,497)             27,212
Net income (loss)                                          58,041                2,228       2,639        (1,000)             61,908
Total assets                                            5,954,375               24,824     153,152        (5,559)          6,126,792
Goodwill                                                   23,717               12,373       1,935                            38,025

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH FLOW INFORMATION

     Following is a summary of cash flow information (in thousands):

Year Ended December 31                                                           2002                2001                 2000
----------------------                                                         --------            --------             -------
Cash paid during year for:
  Interest                                                                     $149,799            $203,613            $198,466
  Income taxes                                                                   34,982              23,908              33,150

Non-cash investing and financing activities:
  Acquisition of real estate in settlement of loans                              $3,811              $3,198              $4,210
  Loans granted in the sale of other real estate                                    821               3,178                 465


PARENT COMPANY FINANCIAL STATEMENTS

     Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (in thousands)
December 31                                                                              2002            2001
-----------                                                                            ------          ------
ASSETS
Cash                                                                                                 $  2,080
Short-term investments                                                               $  8,869           7,534
Premises and equipment                                                                  5,539           3,043
Other assets                                                                           29,100          26,868
Investment in bank subsidiaries                                                       546,890         507,098
Investment in and advance to non-bank subsidiaries                                    205,091         217,021
                                                                                     --------        --------
  TOTAL ASSETS                                                                       $795,489        $763,644
                                                                                     ========        ========
LIABILITIES
Other liabilities                                                                    $ 34,842        $ 52,041
Subordinated notes:
Short-term                                                                            132,378         103,357
Long-term                                                                              29,673          35,839
                                                                                     --------        --------
  TOTAL LIABILITIES                                                                   196,893         191,237
                                                                                     --------        --------
STOCKHOLDERS' EQUITY                                                                  598,596         572,407
                                                                                     --------        --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $795,489        $763,644
                                                                                     ========        ========

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME STATEMENT (in thousands)
Year Ended December 31                                                             2002       2001         2000
                                                                                 -------     -------      -------
INCOME
Dividend income from subsidiaries:
  Bank                                                                          $ 84,910      $64,839     $36,698
  Non-bank                                                                         9,050        3,691       4,570
                                                                                --------      -------     -------
                                                                                  93,960       68,530      41,268
                                                                                --------      -------     -------
Interest income                                                                    5,500          574         511
Affiliate service fee income                                                      12,723       23,217      25,429
Other income                                                                       1,188          903         672
                                                                                --------      -------     -------
  TOTAL INCOME                                                                   113,371       93,224      67,880
                                                                                --------      -------     -------
EXPENSES
Interest expense                                                                   8,568       10,333       9,186
Salaries and personnel expense                                                    13,620       19,327      20,474
Merger and consolidation expenses                                                 18,798        3,695          55
Other expenses                                                                     8,207       13,581      10,457
                                                                                --------      -------     -------
  TOTAL EXPENSES                                                                  49,193       46,936      40,172
                                                                                --------      -------     -------
INCOME BEFORE TAXES AND EQUITY IN

  UNDISTRIBUTED INCOME OF SUBSIDIARIES                                            64,178       46,288      27,708
Income tax benefit                                                                 8,885        7,801       4,688
                                                                                --------      -------     -------
                                                                                  73,063       54,089      32,396
                                                                                --------      -------     -------
Equity in undistributed income of subsidiaries:
  Bank                                                                           (12,418)     (11,168)     21,123
  Non-bank                                                                         2,690       10,064       8,389
                                                                                --------      -------     -------
                                                                                  (9,728)      (1,104)     29,512
                                                                                --------      -------     -------
NET INCOME                                                                      $ 63,335      $52,985     $61,908
                                                                                ========      =======     =======

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS (in thousands)
Year Ended December 31                                                   2002               2001              2000
----------------------                                               ----------          ---------          --------
OPERATING ACTIVITIES
Net income                                                           $   63,335          $  52,985         $ 61,908
Adjustments to reconcile net income to net
cash flows from operating activities:
  Undistributed earnings of subsidiaries                                  9,728              1,104          (29,512)
  Other, net                                                             14,867            (10,847)           5,707
                                                                     ----------          ---------         --------
    Net cash flows from operating activities                             87,930             43,242           38,103
                                                                     ----------          ---------         --------
INVESTING ACTIVITIES
Net change in short-term investments                                     (1,335)             2,875           (5,283)
Sale of securities available for sale                                                          190
Sale (purchase) of premises and equipment                                (3,083)            (1,965)             882
Net decrease in loans receivable                                                             4,800              951
Advance to non-bank subsidiary                                          (86,551)
Investment in subsidiaries                                               52,711            (12,165)         (29,714)
                                                                     ----------          ---------         --------
  Net cash flows from investing activities                              (38,258)            (6,265)         (33,164)
                                                                     ----------          ---------         --------
FINANCING ACTIVITIES
Net (decrease) increase in short-term borrowings                           (979)             5,725           57,139
Decrease in long-term debt                                              (14,513)           (15,390)         (15,686)
Increase in long-term debt                                                8,346              6,740           19,236
Net acquisition of treasury stock                                        (7,090)               (42)         (37,585)
Cash dividends paid                                                     (37,516)           (32,300)         (29,652)
                                                                     ----------          ---------         --------
  Net cash flows from financing activities                              (51,752)           (35,267)          (6,548)
                                                                     ----------          ---------         --------
NET (DECREASE) INCREASE IN CASH                                          (2,080)             1,710           (1,609)
                                                                     ----------          ---------         --------
Cash at beginning of year                                                 2,080                370            1,979
                                                                     ----------          ---------         --------
CASH AT END OF YEAR                                                  $        0          $   2,080         $    370
                                                                     ==========          =========         ========
CASH PAID
Interest                                                             $    8,558          $   9,069         $  8,022
                                                                     ==========          =========         ========

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

LOANS:

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximates the carrying amount.

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

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

DECEMBER 31                                                 2002                             2001
-----------                                        --------------------             --------------------
                                                   CARRYING       FAIR              CARRYING       FAIR
                                                    AMOUNT        VALUE              AMOUNT        VALUE
                                                   --------       -----             --------       -----
FINANCIAL ASSETS
Cash and short-term investments                    $ 259,561   $ 259,561            $ 338,753   $ 338,753
Securities available for sale                      1,026,191   1,026,191              902,970     902,970
Securities held to maturity                           48,992      50,517               51,368      51,770
Net loans, including loans held for sale           5,176,275   5,288,315            4,750,699   4,806,261

FINANCIAL LIABILITIES
Deposits                                          $5,426,157  $5,465,390           $5,099,076  $5,133,729
Short-term borrowings                                515,780     514,724              375,754     375,831
Long-term debt                                       450,647     484,235              342,424     357,482

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         SELECTED FINANCIAL DATA
                                     Dollars in thousands, except per share data

Year Ended December 31                   2002           2001           2000           1999            1998
----------------------                ---------     -----------   -----------     ------------    -----------
Total interest income                  $426,784      $450,366      $450,710        $401,914        $389,119
Total interest expense                  145,671       200,300       211,381         168,770         170,657
Net interest income                     281,113       250,066       239,329         233,144         218,462
Provision for loan losses                19,094        31,195        17,982          15,776          13,718
Total non-interest income               120,873        99,995        79,985          69,814          60,518
Total non-interest expenses             289,444       242,847       212,212         199,964         184,936
Net income                               63,335        52,985        61,908          61,145          54,775
Earnings excluding merger and
 consolidation related and other
 non-recurring expenses *                94,398        60,905        66,026          65,261          59,823

AT YEAR-END
Total assets                         $7,090,232    $6,488,383    $6,126,792      $5,892,263      $5,407,930
Net loans                             5,152,098     4,749,376     4,557,656       4,346,621       3,747,548
Deposits                              5,426,157      5,099,07     4,913,754       4,607,051       4,492,568
Long-term debt                          450,647       342,424       267,729         268,393         171,110
Preferred stock                               1             1         1,678           2,075           2,380
Total stockholders' equity              598,596       572,407       503,422         491,436         486,988

PER COMMON SHARE
Net income
  Basic                                  $ 1.44       $  1.25       $  1.44          $ 1.42         $  1.29
  Diluted                                  1.41          1.23          1.42            1.39            1.26
Earnings excluding merger and
 consolidation related and other
 non-recurring expenses *
  Basic                                    2.15          1.44          1.54            1.52            1.41
  Diluted                                  2.11          1.41          1.52            1.49            1.37
Cash dividends declared                     .85           .71           .65             .61             .59
Book value                                13.61         12.98         11.41           11.69           11.59

RATIOS
Return on average assets                    .93%          .84%         1.03%           1.09%           1.05%
Return on average assets, based
 on earnings excluding merger
 and consolidation related and
 other non-recurring expenses  *           1.39           .97          1.10            1.17            1.15
Return on average equity                  10.97          9.81         12.28           12.50           11.63
Return on average equity, based
 on earnings excluding merger
 and consolidation related and
 other non-recurring expenses *           16.34         11.27         13.09           13.34           12.71
Dividend payout ratio                     59.03         52.81         45.36           43.81           40.13
Average equity to average assets           8.51          8.58          8.42            8.75            9.05

 * A reconciliation of net income to earnings excluding merger and consolidation related and other non-recurring expenses is provided on page 57.

F.N.B. CORPORATION AND SUBSIDIARIES

QUARTERLY EARNINGS SUMMARY (UNAUDITED)
Dollars in thousands, except per share data


QUARTER ENDED 2002                                     MAR. 31              JUNE 30            SEPT. 30           DEC. 31
------------------                                     -------              -------            --------           -------
Net interest income                                   $ 67,505              $69,196             $72,004           $72,408
Provision for loan losses                                4,191                4,502               4,835             5,566
Gain on sales of securities                                175                  465               1,001               274
Total non-interest income                               27,944               30,063              30,087            32,779
Total non-interest expenses                            102,230               59,981              62,239            64,994
Net income                                              (8,883)              23,949              24,131            24,138
Merger and consolidation related and other
 non-recurring expenses, net of tax *                   30,732                                                        331
Earnings excluding merger and
 consolidation related and other non-
 recurring expenses*                                    21,849               23,949              24,131            24,469

PER COMMON SHARE
Earnings
  Basic                                                  $(.20)                $.54                $.55              $.55
  Diluted                                                 (.20)                 .53                 .54               .54
Earnings excluding merger and
 consolidation related and other non-
 recurring expenses *
  Basic                                                    .50                  .54                 .55               .56
  Diluted                                                  .49                  .53                 .54               .55
Cash dividends declared                                    .19                  .22                 .22               .22



QUARTER ENDED 2001                                     MAR. 31              JUNE 30            SEPT. 30           DEC. 31
------------------                                     -------              -------            --------           -------

Net interest income                                    $58,776              $60,941             $63,389           $66,960
Provision for loan losses                                4,441                3,452               4,097            19,205
Gain on sales of securities                              1,109                  559                  90                70
Total non-interest income                               23,487               24,690              25,214            26,604
Total non-interest expenses                             62,001               57,359              56,077            67,410
Net income                                              11,231               16,899              19,390             5,465
Merger and consolidation related and other
 non-recurring expenses, net of tax *                    4,798                2,231                 853                38
Earnings excluding merger and
 consolidation related and other non-
 recurring expenses *                                   16,029               19,130              20,243             5,503

PER COMMON SHARE
Earnings
  Basic                                                   $.27                 $.41                $.45               $.12
  Diluted                                                  .27                  .40                 .44                .12
Earnings excluding merger and
 consolidation related and other non-
 recurring expenses *
  Basic                                                    .39                  .46                 .47                .12
  Diluted                                                  .38                  .45                 .46                .12
Cash dividends declared                                    .16                  .17                 .19                .19

* A reconciliation of net income to earnings excluding merger and consolidation related and other non-recurring expenses is provided on page 57.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002

     Net income was $63.3 million for 2002 compared to net income of $53.0 million reported in 2001. Basic earnings per share were $1.44 and $1.25 for 2002 and 2001, while diluted earnings per share were $1.41 and $1.23, respectively, for those same periods.

     Diluted earnings for 2002 and 2001 were reduced by $0.70 and $0.18 per share, respectively, due to merger related and other non-recurring charges. Earnings excluding merger related and other non-recurring charges for 2002 totaled $94.4 million or $2.11 per diluted share compared to $60.9 million or $1.41 per diluted share in earnings reported a year earlier. Management believes the presentation of earnings excluding merger and consolidation related and other non-recurring expenses provides a more useful reflection of the Corporation's performance.

     The following consists of a reconciliation of net income to earnings excluding merger and consolidation related and other non-recurring expenses (in thousands):


YEAR ENDED DECEMBER 31                     2002          2001           2000          1999        1998
----------------------                  ----------    ----------     ----------    ---------    --------
Net income                                $63,335       $52,985        $61,908      $61,145      $54,775
Merger and consolidation related
 expenses, net of tax                      30,543         5,463          4,379        4,482        4,603
Other non-recurring items, net of tax:
Settlement of legal claims                    520         2,457                                      226
Gain on the sale of branches                                              (261)        (366)
Severance on voluntary early
 retirement of executives                                                                            219
                                          -------       -------        -------      -------      -------
Earnings excluding merger and
 consolidation related and other
 non-recurring expenses                   $94,398       $60,905        $66,026      $65,261      $59,823
                                          =======       =======        =======      =======      =======


     Net interest income, on a fully taxable equivalent basis, increased by 11.8% as net average interest earning assets increased by $18.4 million. These factors are further detailed in the discussion which follows.

     Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was .93% for 2002 compared to .84% for 2001, while the Corporation's return on average equity was 10.97% for 2002 and 9.81% for 2001. Excluding merger and consolidation related and other non-recurring expenses from net income, the Corporation's return on average assets was 1.39% for 2002 compared to .97% for 2001, while the Corporation's return on average equity was 16.34% for 2002 and 11.27% for 2001.

NET INTEREST INCOME

     Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $286.8 million in 2002 versus $256.6 million in 2001. Net interest income consisted of interest income of $432.4 million and interest expense of $145.7 million in 2002, compared to $456.9 million and $200.3 million for each, respectively, in 2001. The Corporation's net interest margin increased 26 basis points to 4.70% for 2002.

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION

     The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended December 31                                 2002                           2001                        2000
----------------------                   ---------------------------   ----------------------------    ----------------------------
                                         AVERAGE              YIELD/   AVERAGE               YIELD/    AVERAGE               YIELD/
                                         BALANCE    INTEREST   RATE    BALANCE     INTEREST   RATE     BALANCE     INTEREST   RATE
                                         -------    --------  ------   -------     --------  ------    -------     --------  ------
ASSETS
Interest earning assets:
Interest bearing deposits with banks    $    5,027      $ 86    1.71%  $    6,349   $    195    3.07%  $    4,525   $   306   6.76%
Federal funds sold                          86,993     1,495    1.72      131,818      5,279    4.00       53,439     3,352   6.27
Taxable investment securities (1)          758,399    42,263    5.57      785,782     48,116    6.12      740,271    47,298   6.39
Non-taxable investment securities          192,161    12,395    6.45      174,062     10,954    6.29      160,152    10,978   6.85
Loans (2)(3)                             5,060,067   376,201    7.43    4,676,382    392,332    8.39    4,559,160   394,897   8.66
                                        ----------  --------           ----------   --------           ----------  --------
TOTAL INTEREST EARNING ASSETS            6,102,647   432,440    7.09    5,774,393    456,876    7.91    5,517,547   456,831   8.28
                                        ----------  --------           ----------   --------           ----------  --------
Cash and due from banks                    195,992                        179,183                         176,074
Allowance for loan losses                  (68,513)                       (57,795)                        (55,590)
Premises and equipment                     159,408                        142,157                         141,475
Other assets                               398,190                        256,716                         208,262
                                        ----------                     ----------                      ----------
                                        $6,787,724                     $6,294,654                      $5,987,768
                                        ==========                     ==========                      ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
Interest bearing demand                 $1,048,780     8,887     .85   $  831,959     14,292     1.72  $  989,461    19,023   1.92
Savings                                  1,108,463    16,556    1.49    1,054,017     22,590     2.14     812,960    27,048   3.33
Other time                               2,275,603    88,660    3.90    2,354,961    130,226     5.53   2,263,106   127,954   5.65
Short-term borrowings                      407,407    10,879    2.67      364,420     15,026     4.12     365,301    21,072   5.77
Long-term debt                             385,451    20,689    5.37      310,498     18,166     5.85     275,817    16,284   5.90
                                         ---------  --------           ----------   --------           ----------  --------
TOTAL INTEREST BEARING LIABILITIES       5,225,704   145,671    2.79    4,915,855    200,300     4.07   4,706,645   211,381   4.49
                                         ---------  --------           ----------   --------           ----------  --------
Non-interest bearing demand deposits       878,020                        741,298                         689,385
Other liabilities                          106,427                         97,306                          87,479
                                        ----------                     ----------                      ----------
                                         6,210,151                      5,754,459                       5,483,509
                                        ----------                     ----------                      ----------
STOCKHOLDERS' EQUITY                       577,573                        540,195                         504,259
                                        ----------                     ----------                      ----------
                                        $6,787,724                     $6,294,654                      $5,987,768
                                        ==========                     ==========                      ==========

Excess of interest earning assets
  over interest bearing liabilities     $  876,943                     $  858,538                      $ 810,902
                                        ==========                     ==========                      ==========

Net interest income                                 $286,769                        $256,576                       $245,450
                                                    ========                        ========                       =========

Net interest spread                                               4.30%                          3.84%                        3.79%
                                                                  ====                           ====                         ====

Net interest margin (4)                                           4.70%                          4.44%                        4.45%
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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                        MANAGEMENT'S DISCUSSION



     During 2002, interest rates declined to the lowest point in recent history as the Federal Reserve Bank continued to reduce its federal funds rate in an attempt to revive the nation's sluggish economy. This monetary policy significantly influenced the Corporation's asset and liability management. Despite the declining interest rate environment, the Corporation's net interest margin increased 26 basis points as the yield on interest earning assets decreased by 82 basis points and the rate paid on interest bearing liabilities decreased by 128 basis points. Although the current year margin has increased, without future increases in rates by the Federal Reserve Bank the Corporation will begin to experience future margin compression. The impact of future rate changes on the Corporation's net interest income is discussed further within the "Liquidity and Interest Rate Sensitivity" section.

     Interest income on loans, on a fully taxable equivalent basis, decreased 4.1% from $392.3 million in 2001 to $376.2 million in 2002. This decrease occurred despite favorable loan volumes as average loans increased by $383.7 million.

     Interest expense on deposits decreased $53.0 million or 31.7% in 2002 while average interest bearing deposits increased by $191.9 million. The average balance in interest bearing demand and savings deposits increased $216.8 million and $54.4 million, respectively, while time deposits decreased $79.4 million during 2002. The Corporation continued to successfully generate non-interest bearing deposits as such deposits increased by $136.7 million or 18.4% in 2002. Interest expense on short-term borrowings decreased $4.1 million and the interest rate paid decreased by 145 basis points in 2002. Interest expense on long-term debt increased $2.5 million in 2002 due to a $75.0 million increase in average long-term debt. The increase in long-term debt is a result of the Corporation's use of low cost Federal Home Loan Bank (FHLB) advances to fund the purchase of certain investment securities and mortgage loans. The interest rates on these advances ranged from 2.43% to 3.46%.

     The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):


                                                          2002                                        2001
Year Ended December 31                       VOLUME       RATE         NET           VOLUME         RATE         NET
-----------------------                      ------       ----         ---           ------         ----         ---
INTEREST INCOME
Interest bearing deposits with banks        $    (35)  $    (74)     $   (109)      $    384     $   (495)     $   (111)
Federal funds sold                            (1,414)    (2,370)       (3,784)         2,170         (243)        1,927
Securities                                      (479)    (3,933)       (4,412)           118          676           794
Loans                                         40,881    (57,012)      (16,131)         3,380       (5,945)       (2,565)
                                            --------   --------      --------       --------     --------      --------
                                              38,953    (63,389)      (24,436)         6,052       (6,007)           45
                                            --------   --------      --------       --------     --------      --------

INTEREST EXPENSE
Deposits:

Interest bearing demand                       5,745     (11,150)       (5,405)        12,427      (17,158)       (4,731)
Savings                                       1,236      (7,270)       (6,034)           373       (4,831)       (4,458)
Other time                                   (4,265)    (37,301)      (41,566)        13,964      (11,692)        2,272
Short-term borrowings                         2,091      (6,238)       (4,147)          (880)      (5,166)       (6,046)
Long-term debt                                3,822      (1,299)        2,523          1,767          115         1,882
                                            --------   --------      --------       --------     --------      --------
                                              8,629     (63,258)      (54,629)        27,651      (38,732)      (11,081)
                                            --------   --------      --------       --------     --------      --------
NET CHANGE                                  $30,324    $   (131)     $ 30,193       $(21,599)    $ 32,725      $ 11,126
                                            ========   ========      ========       ========     ========      ========


     The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the net size of the rate and volume changes.


CRITICAL ACCOUNTING POLICIES

     The Corporation's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Application of these principles requires management to make estimates, assumptions, and judgements that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes the financial statements could reflect different estimates, assumptions, and

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


judgements. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgements and as such have a greater possibility of producing results that could be materially different than originally reported. The most significant accounting policies followed by the Corporation are presented in the Notes to Consolidated Financial Statements. These policies, along with the disclosures presented in the Notes to Consolidated Financial Statements provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the following accounting areas that require the most subjective or complex judgements, and as such could be most subject to revision as new information becomes available.

     The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgement and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.

     The loan portfolio represents the largest asset type on the consolidated balance sheet. Leases are carried at the aggregate of the lease payments and the estimated residual value of the leased property, less unearned income.

     Loans are classified as held for sale based on management's intent to sell them. At the date a loan is determined to be sold, the loan is recorded at the lower of cost or market. Any subsequent adjustment as a result of the lower of cost or market analysis is recognized as a valuation adjustment with changes included in non-interest income. These market value assumptions include but are not limited to the timing of a sale, the market conditions for the particular credit and overall investor demand for these assets. Changes in market condition, interest rate environment, and actual liquidation experience may result in additional valuation adjustments that could adversely impact earnings in future periods.

     Goodwill arising from business acquisitions represents the value attributable to unidentifiable intangible elements in the business acquired. The majority of the Corporation's goodwill relates to value inherent in its banking and insurance businesses. The value of this goodwill is dependent upon the Corporation's ability to provide quality, cost effective services in the face of competition. As such, goodwill value is supported ultimately by revenue which is driven by the volume of business transacted and the market value of the assets under administration. A decline in earnings as a result of a lack of growth or the Corporation's inability to deliver cost effective services over sustained periods can lead to impairment of goodwill which could result in additional expense and adversely impact earnings in future periods.

NON-INTEREST INCOME

     Total non-interest income increased 20.9% from $100.0 million in 2001 to $120.9 million in 2002. Exclusive of gains on sale of securities, non-interest income increased by 21.2%. This increase was primarily attributable to the Corporation's continued transformation to a diversified financial services company. The Corporation has dedicated significant resources to expanding traditional banking services and generating insurance commissions and fees, securities commissions and fees, and trust fees.

     Insurance commissions and fees increased 8.4% from $31.5 million in 2001 to $34.2 million in 2002. Service charges on deposit accounts increased 30.1% during 2002. Income from wealth management services increased $3.2 million or 25.4% to $16.0 million during 2002 compared to $12.7 million in 2001. These higher levels of fee income are attributable to growth in insurance, expanded banking services and the Corporation's continued focus on providing a wide array of wealth management services, such as annuities, mutual funds and trust services. The Corporation's insurance commissions from workmen's compensation, provided specifically to employee leasing companies, have declined and are not expected to return to historical levels as insurance carriers have discontinued providing coverage to this market segment. During 2002, the Corporation recognized insurance commissions totaling $2.8 million for this line of business. Other non-interest income increased $4.2 million. This included a gain of $1.8 million on the exchange of a portfolio investment resulting from a business combination and income on an additional investment of $57.6 million in Bank Owned Life Insurance.

NON-INTEREST EXPENSE

     Total non-interest expense increased from $242.8 million in 2001 to $289.4 million in 2002. During 2002, the Corporation recorded merger costs associated with the

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


Promistar Financial Corporation and Central Bank Shares mergers of $41.4 million and $413,000, respectively. These expenses were primarily involuntary separation costs associated with the terminated employees, early retirement and other employment related expenses, professional fees and data processing conversion charges. In addition, the Corporation recognized $510,000 in costs relating to the consolidation of Metropolitan National Bank into First National Bank of Pennsylvania.

     Salary and employee benefits increased 11.7% to $135.2 million in 2002. This increase is due to increased pension costs and the acquisitions of Central Bank Shares and First National Bank of Herminie, a bank acquired by Promistar Financial Corporation in August of 2001. Other non-interest expenses includes a pre-payment penalty of $1.6 million incurred by the Corporation in connection with the early retirement of $15.0 million of high-cost debt with the FHLB.

INCOME TAXES

     The Corporation's income tax expense was $30.1 million for 2002 compared to $23.0 million for 2001. The 2002 effective tax rate of 32.2% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Consolidated Financial Statements.

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

     Liquidity sources from assets include payments from loans and investments as well as the ability to securitize or sell loans and investment securities. Liquidity sources from liabilities are generated through growth in core deposits and, to a lesser extent, the use of wholesale sources which include federal funds purchased, repurchase agreements and public deposits. In addition, the banking affiliates have the ability to borrow from the FHLB. The FHLB advances are a competitively priced and reliable source of funds. The Corporation has made limited use of FHLB advances and has a large reserve available for contingency funding purposes. As of December 31, 2002, outstanding advances were $445.4 million, or 6.3% of total assets while FHLB availability was $1.5 billion, or 21.2% of total assets.

     The principal source of cash for the parent company is dividends from its subsidiaries. The parent also has approved lines of credit with several major domestic banks, which were unused as of December 31, 2002. The Corporation also issues subordinated debt on a regular basis and has access to the Federal Reserve Bank as well as access to the capital markets.

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

     The following gap analysis measures the interest rate risk of the Corporation by comparing the difference between the amount of interest earning assets and interest bearing liabilities subject to repricing over a period of time. The ratio of rate sensitive assets to rate sensitive liabilities maturing over a one year period was 1.21 at December 31, 2002, as compared to 1.14 at December 31, 2001. A ratio of more than one indicates a higher level of repricing assets over repricing liabilities over the next twelve months, assuming the current interest rate environment.

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



    Following is the gap analysis as of December 31, 2002 (dollars in thousands):

                                                    WITHIN            4-12            1-5           OVER
                                                   3 MONTHS          MONTHS          YEARS         5 YEARS          TOTAL
                                                   --------          ------          -----         -------          ------
INTEREST EARNING ASSETS
Interest bearing deposits with banks              $    3,577         $    201                                     $    3,778
Federal funds sold                                     8,981                                                           8,981
Securities                                           107,893          234,928      $  498,293     $   234,069      1,075,183
Loans, net of unearned income                      1,672,190        1,158,071       2,128,810         285,610      5,244,681
                                                  ----------        ---------      ----------      ----------     ----------
                                                   1,792,641        1,393,200       2,627,103         519,679      6,332,623
Other assets                                                                                          757,609        757,609
                                                  ----------        ---------      ----------      ----------     ----------
                                                  $1,792,641       $1,393,200      $2,627,103     $ 1,277,288     $7,090,232
                                                  ==========       ==========      ==========     ===========     ==========
INTEREST BEARING LIABILITIES
Deposits:

Interest checking                                 $  302,384                                      $   801,277     $1,103,661
Savings                                              369,126                                          839,332      1,208,458
Time deposits                                        491,680       $  993,088      $  701,587           3,593      2,189,948
Borrowings                                           409,207           61,754          69,097         426,369        966,427
                                                  ----------       ----------      ----------     -----------     ----------
                                                   1,572,397        1,054,842         770,684       2,070,571      5,468,494
Other liabilities                                                                                   1,023,142      1,023,142
Stockholders' equity                                                                                  598,596        598,596
                                                  ----------       ----------      ----------     -----------     ----------
                                                  $1,572,397       $1,054,842      $  770,684     $ 3,692,309     $7,090,232
                                                  ==========       ==========      ==========     ===========     ==========
PERIOD GAP                                        $  220,244       $  338,358      $1,856,419     $(2,415,021)
                                                  ==========       ==========      ==========     ===========
CUMULATIVE GAP                                    $  220,244       $  558,602      $2,415,021
                                                  ==========       ==========      ==========
CUMULATIVE GAP AS A PERCENT
OF TOTAL ASSETS                                         3.11%            7.88%           34.06%
RATE SENSITIVE ASSETS/

RATE SENSITIVE LIABILITIES (CUMULATIVE)                 1.14             1.21             1.71            1.30


     Net interest income simulations measure the exposure to short-term earnings from changes in market rates of interest in a more rigorous and explicit fashion. The Corporation's current financial position is combined with assumptions regarding future business to calculate net interest income under varying hypothetical rate scenarios. The economic value of equity (EVE) measures the Corporation's long-term earnings exposure from changes in market rates of interest. EVE is defined as the present value of assets minus the pre sent value of liabilities at a point in time. A decrease in EVE due to a specified rate change indicates a decline in long-term earnings capacity of the balance sheet assuming that the rate change remains in effect over the life of the current balance sheet. The following table presents an analysis of the potential sensitivity of the Corporation's annual net interest income and EVE to sudden and sustained changes in market rates:

December 31                            2002         2001
                                       ----         ----
Net interest income change
(12 months):
- 100 basis points................    (3.0)%       (1.6)%
+ 200 basis points................     2.2%         0.6%

Economic value of equity:
- 100 basis points................    (7.9)%       (0.8)%
+200 basis points.................     7.5%        (5.7)%

     The preceding measures assumed no change in asset/liability compositions. Thus, the measures do not reflect actions the ALCO may undertake in response to such changes in interest rates. The disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy.

     The computation of the prospective effects of hypothetical interest rate changes requires numerous assumptions regarding characteristics of new business and the behavior of existing

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION



positions. These business assumptions are based upon the Corporation's experience, business plans and published industry experience. Key assumptions employed in the model include asset prepayment speeds, the relative price sensitivity of certain assets and liabilities and the expected life of non-maturity deposits. Because these assumptions are inherently uncertain, actual results will differ from simulated results.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     Net income decreased 14.4% to $53.0 million in 2001 from $61.9 million in 2000. Basic earnings per share were $1.25 and $1.44 for 2001 and 2000, while diluted earnings per share were $1.23 and $1.42, respectively, for those same periods. Earnings excluding merger and consolidation related and other non-recurring expenses decreased 7.8% to $60.9 million in 2001 from $66.0 million in 2000. Excluding merger and consolidation related and other non-recurring expenses, basic earnings per share were $1.44 and $1.54 for 2001 and 2000, while diluted earnings per share were $1.41 and $1.52 respectively, for those same periods. The results for 2001 include merger and consolidation charges of $5.5 million and other non-recurring charges of $2.5 million and the results for 2000 include merger related costs of $4.4 million and a gain on the sale of branches of $261,000, all net of tax.

     The Corporation's return on average assets was .84% for 2001 compared to 1.03% for 2000, while the Corporation's return on average equity was 9.81% for 2001 and 12.28% for 2000. Based on earnings excluding merger and consolidation related and other non-recurring expenses, the Corporation's return on average assets was .97% for 2001 compared to 1.10% for 2000, while the Corporation's return on average equity was 11.27% for 2001 and 13.09% for 2000.

     Net interest income, on a fully taxable equivalent basis, increased by 4.5% to $256.6 million. Net interest income consisted of interest income of $456.9 million and interest expense of $200.3 million in 2001 compared to $456.8 million and $211.4 million for each, respectively, in 2000. The Corporation's net interest margin decreased slightly to 4.44% for 2001.

     Interest income on loans, on a fully taxable equivalent basis, decreased from $394.9 million in 2000 to $392.3 million in 2001. This decrease was despite favorable loan volumes as average loans increased by $117.2 million.

     Interest expense on deposits decreased $6.9 million or 4.0% in 2001 while average interest bearing deposits increased $175.4 million. The average balance in time deposits and savings deposits increased $91.8 million and $241.1 million, respectively, while the average balance in interest bearing demand deposits decreased $157.5 million. Non-interest bearing deposits increased by $51.9 million or 7.5% in 2001. Interest expense on short-term borrowings decreased by $6.0 million and the interest rate paid decreased by 165 basis points in 2001. Interest expense on long-term debt increased $1.9 million in 2001 due to a $34.7 million increase in average long-term debt.

     The provision for loan losses increased 73.5% to $31.2 million in 2001. This increase was significantly influenced by the level of net charge-offs and provisions taken at Promistar Financial Corporation prior to its acquisition by the Corporation.

     Total non-interest income increased 25.0% from $80.0 million in 2000 to $100.0 million in 2001. Exclusive of gains on the sale of securities, non-interest income increased by 23.1%. Insurance commissions and fees, service charges and trust fees increased 20.7% from $66.6 million in 2000 to $80.3 million in 2001. These higher levels of fee income are attributable to growth in insurance, expanded banking services and the Corporation's continued focus on providing a wide array of wealth management services, such as annuities, mutual funds and trust services. This increase was accompanied by increases of $1.6 million in gains on the sale of securities and $3.4 million in gains on the sale of loans.

     Total non-interest expense increased from $212.2 million in 2000 to $242.8 million in 2001. During 2001, the Corporation recorded $4.0 million to cover estimated legal expenses associated with five cases filed against one of the Corporation's subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. Additionally, the Corporation recognized $4.8 million in 2001 in merger related costs. The Corporation also recognized $3.2 million in expenses relating its charter consolidation plan. In addition, non-interest expenses increased due to insurance agency purchases during the second half of 2000 and first half of 2001.

     Income tax expense was $23.0 million for 2001 compared to $27.2 million for 2000. The 2001 effective tax rate of 30.3% was lower than the 35.0% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income.

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION


FINANCIAL CONDITION
LENDING ACTIVITY

     The loan portfolio consists principally of loans to individuals and small- and medium-sized businesses within the Corporation's primary market area of southwest Florida, western and central Pennsylvania and northeastern Ohio. Additionally, the portfolio contains consumer finance loans to individuals in Pennsylvania, Ohio and Tennessee.

     Following is a summary of loans (in thousands):

December 31                                       2002             2001             2000             1999              1998
-----------                                       ----             ----             ----             ----              ----
Real estate:
Residential                                    $1,947,529        $1,777,403       $1,706,462       $1,615,137        $1,446,479
Commercial                                      1,465,903         1,282,944        1,110,833        1,113,281           920,644
Construction                                      287,560           227,868          220,754          134,184           115,852
Installment loans to individuals                  910,868           774,932          832,904          779,485           726,807
Commercial, financial and agricultural            620,489           672,639          610,194          579,724           512,880
Lease financing                                    63,901           128,712          204,187          254,252           132,266
Unearned income                                   (75,746)          (50,063)         (70,554)         (76,591)          (60,917)
                                               ----------        ----------       ----------       ----------        ----------
                                               $5,220,504        $4,814,435       $4,614,780       $4,399,472        $3,794,011
                                               ==========        ==========       ==========       ==========        ==========

     The Corporation continued to experience strong loan growth as total loans increased 8.4% to $5.2 million at December 31, 2002. The loan growth principally occurred in the Florida markets where total loans increased 16.4% during 2002. The Corporation was able to achieve this loan growth despite a $64.8 million or 50.4% decrease in lease financing receivables. The balance of the lease financing receivables has been declining since the Corporation ceased to originate automobile leases in 2000.

     The Corporation's loan portfolio is well-diversified with a significant portion of the portfolio being made up of loans secured by real estate. Residential, commercial and construction loans secured by real estate accounted for 69.9% of the loan portfolio. Historically, these relationships experienced fewest loan losses as compared to any other category of loan.

     As of December 31, 2002, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

     Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                                        WITHIN              ONE TO            AFTER
December 31, 2002                                       ONE YEAR           FIVE YEARS       FIVE YEARS        TOTAL
-----------------                                       --------           ----------       ----------        ------
Commercial, financial and agricultural                  $ 96,510            $251,805         $272,174        $620,489
Real estate - construction                               173,055              75,935           38,570         287,560
                                                        --------            --------         --------        --------
Total                                                   $269,565            $327,740         $310,744        $908,049
                                                        ========            ========         ========        ========


     The total amount of the above loans due after one year includes $481.7 million with floating or adjustable rates of interest and $156.7 million with fixed rates of interest.

NON-PERFORMING LOANS

     Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION

     Following is a summary of non-performing loans (dollars in thousands):

December 31                                    2002              2001           2000            1999            1998
-----------                                    ----              ----           ----            ----            ----
Non-accrual loans                             $22,294           $21,350        $21,478         $18,257         $18,971
Restructured loans                              5,915             5,578          3,020           3,772           2,034
                                              -------           ------         -------         -------         -------
                                              $28,209           $26,928        $24,498         $22,029         $21,005
                                              =======           =======        =======         =======         =======
Non-performing loans as a
  percentage of total loans                       .54%              .56%           .53%            .50%            .55%


     Following is a summary of the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31                          2002               2001           2000           1999            1998
----------------------                          ----               ----           ----           ----            ----
Gross interest income:
In accordance with their original terms         $3,059             $2,294         $2,947         $2,445          $2,462
Interest income recorded during the year         1,405              1,083            964            908           1,166


     Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):


December 31                                    2002              2001           2000            1999            1998
-----------                                    ----              ----           ----            ----            ----
Loans 90 days or more past due                $ 7,186           $ 5,993        $ 5,383         $ 5,445         $ 3,637
As a percentage of total loans                    .14%              .12%           .12%            .12%            .10%


ALLOWANCE FOR LOAN LOSSES

     Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31                                2002               2001            2000            1999            1998
------------------------                              ----               ----            ----            ----            ----
Balance at beginning of year                       $ 65,059            $ 57,124        $ 52,851        $ 46,463        $ 43,964
Addition due to acquisitions                          1,389               3,400             767           2,813
Charge-offs:
Real estate - mortgage                                 (955)             (4,649)         (2,967)         (2,375)         (1,965)
Installment loans to individuals                    (14,192)            (12,685)        (10,343)         (8,887)         (8,430)
Lease financing                                      (3,934)             (3,270)         (1,867)           (632)           (300)
Commercial, financial and agricultural               (2,882)             (8,886)         (2,200)         (2,892)         (2,788)
                                                   --------            --------        --------        --------        --------
                                                    (21,963)            (29,490)        (17,377)        (14,786)        (13,483)
Recoveries:
Real estate - mortgage                                  136                 255             882             579             567
Installment loans to individuals                      2,055               1,671           1,463           1,470           1,290
Lease financing                                         704                 448             220              80              38
Commercial, financial and agricultural                1,932                 456             336             456             369
                                                      4,827               2,830           2,901           2,585           2,264
Net charge-offs                                     (17,136)            (26,660)        (14,476)        (12,201)        (11,219)
Provision for loan losses                            19,094              31,195          17,982          15,776          13,718
                                                   --------            --------        --------        --------        --------
Balance at end of year                             $ 68,406            $ 65,059        $ 57,124        $ 52,851        $ 46,463
                                                   ========            ========        ========        ========        ========

Net charge-offs as a percent of
  average loans, net of unearned income                 .34%                .57%            .32%            .30%            .31%
Allowance for loan losses as a percent of
  total loans, net of unearned income                  1.31                1.35            1.24            1.20            1.22
Allowance for loan losses as a
  percent of non-performing loans                    242.50              241.60          233.18          239.92          221.20

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



     The allowance for loan losses consists of an allocated and an unallocated component. Management's analysis of the allocated portion of the allowance for loan losses includes the evaluation of the loan portfolio based upon the Corporation's internal loan grading system, evaluation of portfolio industry concentrations and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors used in the internal loan grading system include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position and residual value of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower.

     The unallocated portion of the allowance is determined based on management's assessment of historical loss on the remaining portfolio segments in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration, portfolio growth, concentrations of credit risk and other factors, including regulatory guidance. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet occurred in the Corporation's historical loss factors used to determine the allocated component of the allowance, and it recognizes that knowledge of the portfolio may be incomplete.

     The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses decreased from $31.2 million in 2001 to $19.1 million in 2002.

     Charge-offs reflect the realization of losses in the portfolio that were recognized previously through provisions for credit losses. Loans charged off in 2002 decreased $7.5 million as compared to 2001. Loans charged off in 2001 increased $12.1 million over 2000. Net charge-offs as a percent of average loans decreased to .34% in 2002 as compared to .57% in 2001. The 2001 provision for loan losses was significantly influenced by the level of net charge-offs taken at Promistar Financial Corporation prior to its acquisition by the Corporation.

     Following is a summary of the allocation of the allowance for loan losses (dollars in thousands):

                                            % OF                 % OF                % OF                % OF              % OF
                                            LOANS                LOANS               LOANS               LOANS             LOANS
                                           IN EACH              IN EACH             IN EACH             IN EACH           IN EACH
                                           CATEGORY             CATEGORY            CATEGORY            CATEGORY          CATEGORY
                                           TO TOTAL             TO TOTAL            TO TOTAL            TO TOTAL          TO TOTAL
Year Ended December 31             2002     LOANS      2001      LOANS       2000    LOANS     1999      LOANS     1998    LOANS
-----------------------            ----     -----      ----      -----       -----   -----     -----     -----     ----    -----
Commercial, financial and
  agricultural                   $ 14,817     12%    $ 11,018      14%      $ 9,437    13%     $10,497      13%   $10,075    13%
Real estate - construction            322      6          316       5           437     5          475       3        271     2
Real estate - mortgage             18,113     65       18,559      64        16,953    61       14,195      62     11,195    64
Installment loans to
  individuals                      22,226     16       16,353      15        13,225    18       12,136      18     10,402    19
Lease financing                     3,209      1        5,319       2         1,093     3          847       4        812     2
Unallocated portion                 9,719              13,494                15,979             14,701             13,708
                                 --------    ----    --------     ----      -------   ----     -------     ----   -------   ----
                                 $ 68,406    100%    $ 65,059     100%      $57,124   100%     $52,851     100%   $46,463   100%
                                 ========    ====    ========     ====      =======   ====     =======     ====   =======   ====

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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


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

     During 2002, securities available for sale increased by $123.2 million and securities held to maturity decreased by $2.4 million from December 31, 2001.

  The following table indicates the respective maturities and weighted average yields of securities as of December 31, 2002 (dollars in thousands):

                                                                             WEIGHTED
                                                                              AMOUNT          AVERAGE YIELD
                                                                              ------          -------------
U.S. Treasury and other U.S. Government agencies and corporations:
  Maturing within one year                                                  $   53,233           6.01%
  Maturing after one year within five years                                     86,611           4.97
  Maturing after five years within ten years                                    32,181           3.32
  Maturing after ten years                                                       1,909           4.35

States of the U.S. and political subdivisions:
  Maturing within one year                                                       6,468           6.91%
  Maturing after one year within five years                                     55,494           5.92
  Maturing after five years within ten years                                    52,142           6.39
  Maturing after ten years                                                      62,098           7.02

Other debt securities:
  Maturing within one year                                                       3,001           4.36%
  Maturing after one year within five years                                      4,346           5.29
  Maturing after five years within ten years                                     1,925           6.27
  Maturing after ten years                                                      40,240           7.78
                                                                            ----------
Mortgage-backed securities of U.S. Government agencies                         621,471           5.49%
Equity securities                                                               54,064           4.41
                                                                            ----------
TOTAL                                                                       $1,075,183           5.60%
                                                                            ==========

     The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

     As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

     Total deposits increased 6.4% to $5.4 billion in 2002. This increase was due to a $331.2 million or 16.7% increase in savings and interest checking accounts and a $125.1 million or 15.7% increase in non-interest bearing deposit accounts. Time deposits decreased by $129.2 million or 5.6%.

     Short-term borrowings, made up of repurchase agreements, federal funds purchased, FHLB advances, subordinated notes and other short-term borrowings, increased by $140.0 million in 2002 to $515.8 million.

     Repurchase agreements are the largest component of short-term borrowings. At December 31, 2002, repurchase agreements represented 53.2% of total short-term borrowings.

F.N.B. CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION



    Following is a summary of selected information on repurchase agreements (dollars in thousands):

December 31                                         2002               2001            2000
-----------                                         ----               ----            ----
Balance at end of year                            $274,266           $232,952        $184,060
Maximum month-end balance                          293,446            233,953         203,736
Average balance during the year                    252,004            215,765         192,787

Weighted average interest rates:
  At end of year                                      0.92%              1.58%           5.20%
  During the year                                     1.29%              3.09%           5.06%



CAPITAL RESOURCES

     The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

     The Corporation has an effective $200.0 million shelf registration with the Securities and Exchange Commission. The Corporation may, from time to time, issue any combination of common stock, preferred stock, debt securities or trust preferred securities in one or more offerings up to a total dollar amount of $200.0 million.

     Capital management is a continuous process. Both the Corporation and its banking affiliates are subject to various regulatory capital requirements administered by the federal banking agencies. (See the "Regulatory Matters" section in the Notes to Consolidated Financial Statements).

Stockholders' equity has increased through earnings retention by $25.8 million, $20.7 million and $31.8 million in 2002, 2001 and 2000, respectively. Book value per share was $13.61 at December 31, 2002 compared to $12.98 at December 31, 2001. During 2001, Promistar Financial Corporation issued 2.1 million shares representing $39.5 million of capital in connection with its purchase of FNH Corporation. The Corporation also issues shares, which are initially acquired through the acquisition of treasury shares, in connection with its various benefit plans.

INFORMATION AS TO STOCK PRICES AND DIVIDENDS

     The Corporation's common stock trades on the Nasdaq Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock.

     Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on May 6, 2002 and April 23, 2001. As of February 18, 2003, there were 10,823 holders of record of common stock.

Quarter Ended 2002                     LOW       HIGH       DIVIDENDS
                                      ---        ----       ---------
March 31 ........................    $24.48     $28.86        $.19
June 30 .........................     26.13      31.13         .22
September 30 ....................     24.71      29.15         .22
December 31 .....................     25.87      27.67         .22

Quarter Ended 2001                    LOW        HIGH       DIVIDENDS
                                      ---        ----       ---------
March 31.........................    $19.39     $21.77        $.16
June 30..........................     21.04      25.62         .17
September 30 ....................     22.06      26.86         .19
December 31 .....................     22.76      26.62         .19

CORPORATE HEADQUARTERS
F.N.B. Center
2150 Goodlette Road N.
Naples, FL 34102
(239)262-7600

INTERNET INFORMATION
Information on F.N.B. Corporation's
financial results, acquisitions, and its products and services is available on the Internet by visiting our Web site at www.fnbcorporation.com

FORM 10-K AND 10-Q AVAILABILITY
Copies of F.N.B. Corporation's Annual
Report on Form 10-K and Quarterly
Reports on 10-Q filed with the Securities &
Exchange Commission will be furnished to any shareholder, free of charge, upon request. Forms also are available over the Internet at www.fnbcorporation.com

QUARTERLY REPORTS
Quarterly earnings release dates for 2003 are January 16, April 15, July 15 and
October 16. Results are released to the press and then posted on F.N.B. Corporation's
Web site. Quarterly reports also are mailed to shareholders on request. Shareholders may request reports at any time.

DIVIDEND PAYMENT DATES
F.N.B. Corporation pays regular quarterly cash dividends to shareholders in March, June, September and December.

ANNUAL REPORT
To order additional copies of the 2002
Annual Report, please contact the F.N.B.
Corporation Corporate Communications
Department at 2150 Goodlette Road N.,
Third Floor, Naples, FL 34102. Telephone:
(239)436-1676  Fax: (239)436-1677


COMMON STOCK INFORMATION AT DECEMBER 31,2002
Shares issued                           44,162,460
Shares outstanding                      43,862,035
Treasury shares                            300,425
Number of shareholders of record            10,609
Closing market price per share              $27.52
Book value per share                        $13.61
Stock exchange                              NASDAQ
Stock symbol                                  FBAN

DIVIDEND REINVESTMENT PLAN
F.N.B. Corporation offers a Dividend Reinvestment Plan that allows shareholders to reinvest their F.N.B. dividends in additional company common stock at the prevailing market price. A prospectus and an enrollment form may be obtained upon request by visiting our Web site at www.fnbcorporation.com., the F.N.B.
Shareholder Services Department at (888)441-4362, or by writing to F.N.B. Shareholder Services, P.O. Box 11929,
Naples, FL 34101-1929.

INSTITUTIONAL INVESTMENT AND ANALYST INQUIRIES
Institutional investors, analysts or individuals desiring financial information or reports may contact: John D. Waters, Senior Vice
President, Director of Investor Relations, F.N.B. Corporation,
2150 Goodlette Road N., Naples, FL 34102.
Telephone: (239)659-6894 Fax: (239)435-7658

NEWS MEDIA INQUIRIES
Media representatives and others with inquiries may contact:
Clay W. Cone, Vice President-Corporate Communications, F.N.B.
Corporation, 2150 Goodlette Road N., Naples, FL 34102.
Telephone: (239)436-1676 Fax: (239)436-1677

PRINCIPAL SUBSIDIARIES
First National Bank of Florida
First National Bank of Pennsylvania
First National Trust Company
First National Investment Services Company
F.N.B. Investment Advisors Inc.
Roger Bouchard Insurance Inc.
Regency Finance Company
Customer Service Center of F.N.B.

                             Relationships Built on



                                     TRUST












                             [F.N.B. logo]
                             F.N.B. CORPORATION


                             F.N.B. Center
                             2150 Goodlette Road N.
                             Naples, FL 34102


                             www.fnbcorporation.com