Form 10-K/A, Exhibit 13
period 2002-12-31
FNB CORP/FL/
filed 2003-05-23
CIK 37808

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

ANNUAL MEETING


The Annual Meeting of Shareholders was held on Monday, April 28, 2003, at 4 p.m. at the Naples Beach Hotel, 851 Gulf Shore Blvd. N., Naples, FL 34102.


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

 FINANCIAL HIGHLIGHTS


(Dollars in thousands except per share data)
------------------------------------------------------------------------------------------
                                                2002             2001       Percent Change
 For The Year
 Net income                                   $63,335           $52,985             19.5%
   Return on average assets                      0.93%             0.84%
   Return on average shareholders' equity       10.97%             9.81%

 Per Common Share(*)
 Net income
   Basic                                        $1.37             $1.19             15.1%
   Diluted                                      $1.35             $1.17             14.5%
 Cash dividends paid                            $0.81             $0.68             19.1%
 Book value at year end                        $12.96            $12.36              4.9%
 Market price at year end                      $26.21            $23.93              9.5%

 Performance Ratios
 Efficiency ratio, excluding merger
  expenses                                      59.84%            64.51%
 Net interest margin                             4.70%             4.44%

 At Year End
 Assets                                    $7,090,232        $6,488,383              9.3%
 Net loans                                 $5,220,504        $4,814,435              8.4%
 Deposits                                  $5,426,157        $5,099,076              6.4%
 Shareholders' equity                        $598,596          $572,407              4.6%
 Common shares outstanding                 43,862,035        41,718,659              5.1%



* Per common share amounts have been adjusted for the 5% stock dividend declared April 28, 2003 and May 6, 2002.


    CONSISTENT DIVIDEND GROWTH
    Cash dividends declared, adjusted for stock dividends


                               [GRAPHIC OMITTED]



      1987    1988    1989    1990    1991    1992    1993    1994    1995    1996    1997    1998    1999    2000    2001    2002




      $0.10    $0.11   $0.12   $0.13   $0.15   $0.16   $0.17   $0.18   $0.25   $0.45   $0.48   $0.56   $0.58   $0.62   $0.68   $0.81

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

Record Earnings Performance


For the year ended December 31, 2002, net income was a record $63.3 million, or $1.35 per diluted share. This was up from $53.0 million, or $1.17 per diluted share in 2001.


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


At the same time, we made considerable progress in improving efficiency throughout the organization. The efficiency ratio, a key performance measure, improved to 59.8% in 2002. This will be a strategic priority for continuous improvement going forward.



The return on average assets and return on average shareholders' equity, excluding merger expenses, improved to 1.39% and 16.3%, respectively, for the year. These outstanding performance numbers are the result of exceptional execution at all levels, which is one of our core values. Our employees did a superb job of executing our strategic plan this past year.


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


In recognition of the company's outstanding financial performance, consistently strong cash flow from operations, and the quality of our balance sheet, the Board of Directors voted to increase the company's dividend from the previous $0.68 per share to $0.81 per share on an annualized basis. This cash dividend is in addition to our annual 5% stock dividend.


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



Birmingham, Alabama
May 22, 2003

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
                                                                  ===========    ===========


See accompanying Notes to Consolidated Financial Statements

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                  CONSOLIDATED INCOME STATEMENTS
                                     Dollars in thousands, except per share data





Year Ended December 31                                    2002       2001       2000
                                                        --------   --------   --------
INTEREST INCOME
Loans, including fees                                   $374,565   $388,933   $392,473
Securities:
 Taxable                                                  40,474     45,610     43,521
 Nontaxable                                                7,944      7,558      7,007
 Dividends                                                 2,220      2,791      4,051
Other                                                      1,581      5,474      3,658
                                                        --------   --------   --------
  TOTAL INTEREST INCOME                                  426,784    450,366    450,710
                                                        ========   ========   ========
INTEREST EXPENSE
Deposits                                                 114,104    167,108    174,025
Short-term borrowings                                     10,878     15,026     21,072
Long-term debt                                            20,689     18,166     16,284
                                                        --------   --------   --------
  TOTAL INTEREST EXPENSE                                 145,671    200,300    211,381
                                                        --------   --------   --------
  NET INTEREST INCOME                                    281,113    250,066    239,329
Provision for loan losses                                 19,094     31,195     17,982
                                                        --------   --------   --------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    262,019    218,871    221,347
                                                        ========   ========   ========
NON-INTEREST INCOME
Insurance premiums, commissions and fees                  34,158     31,510     23,951
Service charges                                           46,941     36,086     32,749
Trust                                                      9,334      9,077      8,831
Securities commissions and fees                            6,617      3,643      1,031
Gain on sale of securities                                 1,915      1,828        212
Gain on sale of mortgage loans                             6,468      6,562      3,184
Other                                                     15,440     11,289     10,027
                                                        --------   --------   --------
  TOTAL NON-INTEREST INCOME                              120,873     99,995     79,985
                                                        --------   --------   --------
                                                         382,892    318,866    301,332
                                                        ========   ========   ========
NON-INTEREST EXPENSE
Salaries and employee benefits                           135,215    121,066    116,441
Net occupancy                                             17,979     16,684     14,968
Amortization of intangibles                                3,118      4,785      4,090
Equipment                                                 21,533     19,731     19,260
Merger                                                    42,365      8,037      6,700
Promotional                                                3,697      3,809      5,242
Insurance claims paid                                      7,995      8,011      5,304
Other                                                     57,542     60,724     40,207
                                                        --------   --------   --------
  TOTAL NON-INTEREST EXPENSE                             289,444    242,847    212,212
                                                        --------   --------   --------
  INCOME BEFORE INCOME TAXES                              93,448     76,019     89,120
Income taxes                                              30,113     23,034     27,212
                                                        --------   --------   --------
  NET INCOME                                            $ 63,335   $ 52,985   $ 61,908
                                                        ========   ========   ========
EARNINGS PER COMMON SHARE*
  Basic                                                 $   1.37   $   1.19   $   1.38
                                                        ========   ========   ========
  Diluted                                               $   1.35   $   1.17   $   1.36
                                                        ========   ========   ========


See accompanying Notes to Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollars in thousands, except per share data



                                                                                                       Accumulated
                                                                                                         Other
                                             Compre-                              Additional             Compre-
                                             hensive         Preferred    Common   Paid-In    Retained   hensive        Treasury
                                             Income            Stock      Stock    Capital    Earnings   Income          Stock
                                             ------            -----      -----    -------    --------   ------          -----

Balance at January 1, 2000                                    $2,075     $77,230   $309,250   $122,170    $(16,177)    $(3,112)
Net income                                   $61,908                                            61,908
Change in other comprehensive income          17,780                                                        17,780
                                             -------
Comprehensive income                         $79,688
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (341)
 Common stock $0.62 per share                                                                  (29,795)
Purchase of common stock                                                                                               (51,683)
Issuance of common stock                                                     306      1,249     (3,233)                 15,795
Stock dividend                                                             2,085     17,332    (19,417)
Conversion of preferred stock                                   (397)        191        206
                                                               -----      ------    -------  ---------    --------    --------
Balance at December 31, 2000                                   1,678      79,812    328,037    131,292       1,603     (39,000)
Net income                                   $52,985                                            52,985
Change in other comprehensive income           8,242                                                         8,242
                                             -------
Comprehensive income                         $61,227
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (293)
 Common stock $0.68 per share                                                                  (32,007)
Purchase of common stock                                                                                               (12,052)
Issuance of common stock                                                   1,198      5,781     (4,259)                 49,390
Stock dividend                                                             2,437     26,025    (28,462)
Change in par value of stock                                  (1,635)    (83,050)    84,685
Conversion of preferred stock                                    (42)         21         21
                                                               -----      ------    -------  ---------    --------    --------
Balance at December 31, 2001                                       1         418    444,549    119,256       9,845      (1,662)
Net income                                   $63,335                                           63,335
Change in other comprehensive income           7,490                                                         7,490
                                             -------
Comprehensive income                         $70,825
                                             =======
Cash dividends declared:
 Preferred stock                                                                                  (242)
 Common stock $0.81  per share                                                                 (37,274)
Purchase of common stock                                                                                               (30,276)
Issuance of common stock                                                       2      5,351     (5,066)                 23,207
Stock dividend                                                                21     66,625    (66,646)
Conversion/retirement of preferred stock                                       1       (339)
                                                               -----       -----   --------    -------    --------     -------
Balance at December 31, 2002                                   $   1       $ 442   $516,186    $73,363    $ 17,335     $(8,731)
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


     Securities are periodically reviewed for impairment based upon a number of factors, including but not limited to, length of time and extent to which the market value has been less than cost, financial condition of the underlying issuer, ability of the issuer to meet contractual obligations, the likelihood of the security's ability to recover any decline in its market value, and the intent and ability to retain the security for a period of time sufficient to allow for recovery in market value.


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

MORTGAGE LOANS HELD FOR SALE:


     Certain residential mortgage loans are originated for sale in the secondary mortgage loan market and typically sold with servicing rights released. These loans are classified as loans held for sale and are carried at the lower of aggregate cost or estimated market value. Market value is determined on the basis of rates obtained in the respective secondary market for the type of loan held for sale. Loans are generally sold at a premium or discount from the carrying amount of the loan. Such premium or discount is recognized at the date of sale. Gain or loss on the sale of loans is recorded in non-interest income at the time consideration is received and all other criteria for sales treatment have been met.



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

PER SHARE AMOUNTS:


    Earnings and cash dividends per share have been adjusted for common stock dividends, including the five percent stock dividend declared on April 28, 2003 and May 6, 2002.


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

MERGERS AND ACQUISITIONS


     On October 8, 2002, the Corporation completed its business combination with Harry Blackwood Inc. (Blackwood), an independent insurance agency in Chippewa Township, Pennsylvania. In exchange for all of the outstanding common stock of Blackwood, the Corporation paid $1.4 million in cash. Goodwill recognized in connection with this acquisition was $990,000. The transaction was accounted for as a purchase. Blackwood operates as a division of Roger Bouchard Insurance, Inc. (Bouchard), a wholly-owned subsidiary of the Corporation.

     On January 31, 2002, the Corporation completed its business combination with Central Bank Shares, Inc. (Central), a bank holding company headquartered in Orlando, Florida, with assets of more than $251.4 million. The acquisition complements the Corporation's Florida growth strategy, providing the Corporation access to the greater Orlando market. In exchange for all of the outstanding common stock of Central, the Corporation paid $80 million in cash. The transaction, which was accounted for as a purchase, resulted in the recognition of approximately $47.0 million of goodwill and $8.1 million in core deposit intangibles. Central's banking affiliate, Bank of Central Florida, was merged into an existing subsidiary of the Corporation, First National Bank of Florida (FNBFL).

    On January 18, 2002, the Corporation completed its business combination with Promistar Financial Corporation (Promistar), a bank holding company headquartered in Johnstown, Pennsylvania, with assets of $2.4 billion. Under the terms of the merger agreement, each outstanding share of Promistar's common stock was converted into .926 shares of the Corporation's common stock. A total of 16,007,346 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Promistar's banking affiliate, Promistar Bank, was merged into an existing subsidiary of the Corporation, First National Bank of Pennsylvania (FNBPA). The Corporation incurred a merger related charge of approximately $41.4 million during the first quarter of 2002 relating to this transaction. Of the total merger and consolidation expenses, involuntary separation costs associated with terminated employees totaled $6.8 million, early retirement and other employment related expenses totaled $7.4 million, data processing conversion charges totaled $6.1 million, professional services totaled $8.2 million, write-downs of impaired assets totaled $10.6 million and other miscellaneous merger and consolidation expenses totaled $2.3 million. The Corporation paid merger and consolidation expenses of $28.7 million and incurred non-cash write downs of $10.6 million during 2002. All involuntary separation costs were paid during the first six months of 2002. As of December 31, 2002, approximately $2.1 million remained to be paid related primarily to data processing conversion charges.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     On August 14, 2001, Promistar completed its business combination with FNH Corporation (FNH), a bank holding company headquartered in Irwin, Pennsylvania, with assets of $303.7 million. The transaction was accounted for as a purchase. Goodwill and a core deposit intangible of $7.0 million and $7.5 million, respectively, were recorded in connection with the merger. FNH's banking subsidiary, First National Bank of Herminie, was merged into Promistar Bank, which was later merged into FNBPA.

     On April 30, 2001, the Corporation completed its business combination with Citizens Community Bancorp, Inc. (Citizens), a bank holding company headquartered in Marco Island, Florida, with assets of $170.0 million. Under the terms of the merger agreement, each outstanding share of Citizens common stock was converted into .524 shares of the Corporation's common stock. A total of 1,775,224 shares of the Corporation's common stock were issued. The transaction was accounted for as a pooling-of-interests. Citizens' banking affiliate, Citizens Community Bank of Florida, was merged into FNBFL.

     During 2001, the Corporation completed its business combination with Ostrowsky & Associates, Inc. (Ostrowsky) and James T. Blalock (Blalock), independent insurance agencies in Cape Coral and Venice, Florida, respectively. The transactions were accounted for as purchases. The Corporation also completed its affiliation with OneSource Group, Inc. (OneSource), an independent insurance agency with offices in Clearwater and Jacksonville, Florida. The transaction was accounted for as a pooling-of-interests. These affiliates are operating as divisions of Bouchard.

     During 2000, the Corporation completed business combinations with Altamura, Marsh & Associates, Clearwater and Fort Myers, Florida and Connell & Herrig Insurance, Inc., Sarasota and Englewood, Florida. These transactions were accounted for as purchases and these acquired agencies are operating as divisions of Bouchard. Also during 2000, Regency Finance Company purchased eight consumer finance offices in Tennessee. The transaction was also accounted for as a purchase and resulted in the recognition of $1.2 million of goodwill.


     The Corporation regularly evaluates the potential acquisition of, and holds discussions with, various acquisition candidates and as a general rule the Corporation publicly announces such acquisitions only after a definitive merger agreement has been reached.

SUBSEQUENT EVENTS (UNAUDITED)


     On March 31, 2003, the Corporation completed its business combination with Charter Banking Corp. (Charter), a bank holding company headquarted in Tampa, Florida with assets of more than $795.6 million. The $150.2 million cash transaction was funded primarily through the issuance of $125.0 million of trust preferred securities and $25.2 million from the Corporation's existing lines of credit with several major domestic banks. The transaction resulted in the recognition of approximately $101.9 million of goodwill and $1.1 million in core deposit intangible. Charter's banking affiliate, Southern Exchange Bank, will be merged into FNBFL during the fourth quarter of 2003.


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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following table shows the pro forma effects of applying the non-amortization provisions of FAS 142 (in thousands, except per share data):

Year Ended December 31                         2002                2001                2000
----------------------                      ----------          ----------          ----------

Net income                                  $   63,335          $   52,985          $   61,908
Goodwill amortization, net of tax                                    2,353               1,815
                                            ----------          ----------          ----------
Pro forma net income                        $   63,335          $   55,338          $   63,723
                                            ==========          ==========          ==========
BASIC EARNINGS PER COMMON SHARE:
Net income                                  $     1.37          $     1.19          $     1.38
Goodwill amortization, net of tax                                      .05                 .04
                                            ----------          ----------          ----------
Pro forma net income                        $     1.37          $     1.24          $     1.42
                                            ==========          ==========          ==========
DILUTED EARNINGS PER COMMON SHARE:
Net income                                  $     1.35          $     1.17          $     1.36
Goodwill amortization, net of tax                                      .05                 .04
                                            ----------          ----------          ----------
Pro forma net income                        $     1.35          $     1.22          $     1.40
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

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     In accordance with FAS 123, Accounting for Stock-Based Compensation, the following table shows pro forma net income and earnings per share assuming stock options had been expensed based on the fair value of the options granted along with the significant assumptions used in the Black-Scholes option pricing model (dollars in thousands, except per share data):


Year Ended December 31                      2002         2001           2000
----------------------                    --------      -------        -------
Net income                                $63,335       $52,985        $61,908
Pro forma net income                       61,400        50,564         59,884

Earnings per share:
 Basic                                    $  1.37       $  1.19        $  1.38
                                          -------       -------        -------
 Basic pro forma                          $  1.33       $  1.14        $  1.33
                                          -------       -------        -------
 Diluted                                  $  1.35       $  1.17        $  1.36
                                          -------       -------        -------
 Diluted pro forma                        $  1.30       $  1.11        $  1.31
                                          -------       -------        -------
Assumptions:
 Risk-free interest rate                     3.92%         5.25%          6.79%
 Dividend yield                              3.20%         2.84%          3.37%
 Expected stock price volatility              .17%          .26%           .23%
 Expected life (years)                       5.00          5.00           5.00
 Fair value of options granted            $  4.56       $  5.35        $  3.64
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

F.N.B. CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



EARNINGS PER SHARE

     The following tables set forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):


Year Ended December 31                                    2002                      2001               2000
----------------------                                 --------                  --------            -------
BASIC
Net income                                                $63,335                   $52,985             $61,908
Less: Preferred stock dividends declared                     (247)                     (293)               (341)
                                                       ----------                ----------          ----------
Net income applicable to basic earnings per share         $63,088                   $52,692             $61,567
                                                       ==========                ==========          ==========
Average common shares outstanding                      46,012,908                44,289,772          44,748,338
                                                       ==========                ==========          ==========
Earnings per share                                          $1.37                     $1.19               $1.38
                                                       ==========                ==========          ==========
DILUTED
Net income applicable to diluted earnings per share       $63,335                   $52,985             $61,908
                                                       ==========                ==========          ==========
Average common shares outstanding                      46,012,908                44,289,772          44,748,338
Convertible preferred stock                               341,886                   418,682             495,074
Net effect of dilutive stock options
  based on the treasury stock method                      718,991                   677,041             446,877
                                                       ----------                ----------          ----------
Diluted average common shares outstanding              47,073,785                45,385,495          45,690,289
                                                       ==========                ==========          ==========
Earnings per share                                          $1.35                     $1.17               $1.36
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

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

DECEMBER 31                                                 2002                             2001
-----------                                        --------------------             --------------------
                                                   CARRYING       FAIR              CARRYING       FAIR
                                                    AMOUNT        VALUE              AMOUNT        VALUE
                                                   --------       -----             --------       -----
FINANCIAL ASSETS
Cash and short-term investments                    $ 259,561   $ 259,561            $ 338,753   $ 338,753
Securities available for sale                      1,026,191   1,026,191              902,970     902,970
Securities held to maturity                           48,992      50,517               51,368      51,770
Net loans, including loans held for sale           5,176,275   5,288,315            4,750,699   4,806,261

FINANCIAL LIABILITIES
Deposits                                          $5,426,157  $5,465,390           $5,099,076  $5,133,729
Short-term borrowings                                515,780     514,724              375,754     375,831
Long-term debt                                       450,647     484,235              342,424     357,482

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         SELECTED FINANCIAL DATA
                                     Dollars in thousands, except per share data

Year Ended December 31                   2002           2001           2000           1999            1998
----------------------                ---------     -----------   -----------     ------------    -----------
Total interest income                  $426,784      $450,366      $450,710        $401,914        $389,119
Total interest expense                  145,671       200,300       211,381         168,770         170,657
Net interest income                     281,113       250,066       239,329         233,144         218,462
Provision for loan losses                19,094        31,195        17,982          15,776          13,718
Total non-interest income               120,873        99,995        79,985          69,814          60,518
Merger expenses                          42,365         8,037         6,700           6,028           5,831
Other non-interest expenses             247,079       234,810       205,512         193,936         179,105
Total non-interest expenses             289,444       242,847       212,212         199,964         184,936
Net income                               63,335        52,985        61,908          61,145          54,775
Merger expenses, net of tax              30,543         5,463         4,379           4,482           4,603

AT YEAR-END
Total assets                         $7,090,232    $6,488,383    $6,126,792      $5,892,263      $5,407,930
Net loans                             5,152,098     4,749,376     4,557,656       4,346,621       3,747,548
Deposits                              5,426,157      5,099,07     4,913,754       4,607,051       4,492,568
Long-term debt                          450,647       342,424       267,729         268,393         171,110
Preferred stock                               1             1         1,678           2,075           2,380
Total stockholders' equity              598,596       572,407       503,422         491,436         486,988

PER COMMON SHARE(1)
Net income
  Basic                                  $ 1.37       $  1.19       $  1.38          $ 1.35         $  1.23
  Diluted                                  1.35          1.17          1.36            1.33            1.20
Merger expenses, net of tax
  Basic                                    (.66)         (.12)         (.10)           (.10)           (.10)
  Diluted                                  (.65)         (.12)         (.10)           (.10)           (.10)
Cash dividends declared                     .81           .68           .62             .58             .56
Book value                                12.96         12.36         10.87           11.13           11.04

RATIOS
Return on average assets                    .93%          .84%         1.03%           1.09%           1.05%
Return on average equity                  10.97          9.81         12.28           12.50           11.63
Dividend payout ratio                     59.03         52.81         45.36           43.81           40.13
Average equity to average assets           8.51          8.58          8.42            8.75            9.05

(1) Per share amounts have been restated for the stock dividend on April 28, 2003 and May 6, 2002.

F.N.B. CORPORATION AND SUBSIDIARIES

QUARTERLY EARNINGS SUMMARY (UNAUDITED)
Dollars in thousands, except per share data



QUARTER ENDED 2002                                     MAR. 31              JUNE 30            SEPT. 30           DEC. 31
------------------                                     -------              -------            --------           -------
Net interest income                                   $ 67,505              $69,196             $72,004           $72,408
Provision for loan losses                                4,191                4,502               4,835             5,566
Gain on sales of securities                                175                  465               1,001               274
Total non-interest income                               27,944               30,063              30,087            32,779
Total non-interest expenses                            102,230               59,981              62,239            64,994
Net income                                              (8,883)              23,949              24,131            24,138
Merger expenses, net of tax                             30,212                                                        331

PER COMMON SHARE(1)
Earnings
  Basic                                                  $(.19)                $.50                $.53              $.53
  Diluted                                                 (.19)                 .50                 .52               .52
Merger expenses, net of tax
  Basic                                                   (.66)
  Diluted                                                 (.65)
Cash dividends declared                                    .18                  .21                 .21               .21



QUARTER ENDED 2001                                     MAR. 31              JUNE 30            SEPT. 30           DEC. 31
------------------                                     -------              -------            --------           -------

Net interest income                                    $58,776              $60,941             $63,389           $66,960
Provision for loan losses                                4,441                3,452               4,097            19,205
Gain on sales of securities                              1,109                  559                  90                70
Total non-interest income                               23,487               24,690              25,214            26,604
Total non-interest expenses                             62,001               57,359              56,077            67,410
Net income                                              11,231               16,899              19,390             5,465
Merger expenses, net of tax                              2,341                2,231                 853                38

PER COMMON SHARE(1)
Earnings
  Basic                                                   $.26                 $.39                $.43               $.11
  Diluted                                                  .26                  .38                 .42                .11
Merger expenses, net of tax
  Basic                                                   (.05)                (.05)               (.02)
  Diluted                                                 (.05)                (.05)               (.02)
Cash dividends declared                                    .16                  .16                 .18                .18





(1) Per share amounts have been restated for the stock dividend on April 28, 2003 and May 6, 2002.

                                             F.N.B. CORPORATION AND SUBSIDIARIES

                                                         MANAGEMENT'S DISCUSSION


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002


     Net income was $63.3 million for 2002 compared to net income of $53.0 million reported in 2001. Basic earnings per share were $1.37 and $1.19 for 2002 and 2001, while diluted earnings per share were $1.35 and $1.17, respectively, for those same periods.



     Full-year 2002 and 2001 diluted earnings were reduced by $0.65 and $0.12 per share, respectively, due to pre-tax merger expenses of $42.4 million and $8.0 million, respectively.


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


     Core deposits grew $456.3 million during 2002 providing the primary source of financing for the Corporation's lending activities, including origination of mortgage loans held for sale in the secondary market. The Corporation continued to expand its activities in originating mortgage loans for resale in the secondary market rather than keeping these loans in portfolio. Mortgage loan origination volumes increased due to the decline in mortgage rates during 2002. Originations of mortgage loans totaled $74.4 million for 2002 as compared to $16.0 million for 2001. The proceeds from the sale of mortgage loans were used to fund the growth in mortgage loan originations. During 2002, the Corporation utilized low cost FHLB advances to finance the purchase of certain investment securities to replace securities which were sold or matured during the year.

     The Corporation has repurchased shares of it common stock for re-issuance under various employee benefit plans and the Corporation's dividend reinvestment plan since 1991. In addition, the Corporation has repurchased shares for specific re-issuance in connection with certain business combinations accounted for as purchase transactions. During 2002, the Corporation purchased treasury shares totaling $30.3 million and received $23.2 million upon re-issuance. In 2001 and 2000, the Corporation purchased treasury shares totaling $12.1 million and $51.7 million and received $12.6 million and $14.1 million, respectively, as a result of re-issuances.

     On March 31, 2003, the Corporation completed its business combination with Charter Banking Corp. (Charter). The $150.2 million cash transaction was funded through the issuance of $125.0 million of trust preferred securities and $25.2 million from the Corporation's existing lines of credit with several major domestic banks.

     The principal source of cash for the parent company is dividends from its subsidiaries. The parent also has approved lines of credit with several major domestic banks totaling $66.0 million, which were unused as of December 31, 2002. The Corporation also issues subordinated debt on a regular basis and has access to the Federal Reserve Bank as well as access to the capital markets.


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


     The preceding measures are indicative of the Corporation developing a more asset-sensitive interest rate risk position during 2002 due to the general expectation that long-term market interest rates will rise. An asset-sensitive position means that income should increase if rates increase and decrease if rates decline. This position is a result of the lengthening of time deposits, the emphasis on adjustable-rate loans and an increase in non-maturity deposits, which are generally less rate sensitive than other funding sources. In the table above, the impact of declining rates is increased by the limited ability to lower certain deposit rates and an increase in mortgage-related assets. In addition, the preceding measures assumed no change in asset/liability compositions. Thus, the measures do not reflect actions the ALCO may undertake in response to such changes in interest rates. The disclosed measures are within the limits set forth in the Corporation's Asset/Liability Policy.


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


     Changes in the interest rate environment can cause significant fluctuations in the market value of mortgage loans originated for resale in the secondary market. The Corporation began utilizing forward loan commitments on mortgage loans in 2002 to offset the risk of decreases in the market values of the loans as a result of increases in interest rates. At December 31, 2002, the Corporation had $31.0 million in forward sales agreements.


RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001


     Net income decreased 14.4% to $53.0 million in 2001 from $61.9 million in 2000. Basic earnings per share were $1.19 and $1.38 for 2001 and 2000, while diluted earnings per share were $1.17 and $1.36, respectively, for those same periods. Full-year 2001 and 2000 diluted earnings were reduced by $.12 and $.10 per share, respectively, due to pre-tax merger expenses of $8.0 million and $6.7 million, respectively.

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


     Total non-interest expense increased from $212.2 million in 2000 to $242.8 million in 2001. During 2001, the Corporation recorded a pre-tax charge of $4.0 million, or $.06 per diluted share on an after tax basis, to cover estimated legal expenses associated with five cases filed against one of the Corporation's subsidiary banks. The plaintiffs allege that a third-party independent administrator misappropriated funds from their individual retirement accounts held by the subsidiary bank. Additionally, the Corporation recognized $4.8 million in 2001 in merger related costs. The Corporation also recognized $3.2 million in expenses relating to its charter consolidation plan. In addition, non-interest expenses increased due to insurance agency purchases during the second half of 2000 and first half of 2001.


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


     Charge-offs reflect the realization of losses in the portfolio that were recognized previously through provisions for credit losses. Loans charged off in 2002 decreased $7.5 million as compared to 2001. Loans charged off in 2001 increased $12.1 million over 2000. Net charge-offs as a percent of average loans decreased to .34% in 2002 as compared to .57% in 2001. The 2001 provision for loan losses was significantly influenced by the level of net charge-offs taken at Promistar Financial Corporation prior to its acquisition by the Corporation. The weak economy in central Pennsylvania which existed in 2001 and the overall economic climate subsequent to September 11 resulted in significant deterioration in the credit quality of several significant commercial loans. In addition, Promistar began to experience credit quality deterioration within the indirect consumer auto loan portfolio as loan loss and delinquency trends increased. As a result, Promistar charged-off $14.2 million in loans and recorded a provision for loan losses of $18.3 million during 2001.


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


Stockholders' equity has increased through earnings retention by $25.8 million, $20.7 million and $31.8 million in 2002, 2001 and 2000, respectively. Book value per share was $12.96 at December 31, 2002 compared to $12.36 at December 31, 2001. During 2001, Promistar Financial Corporation issued 2.1 million shares representing $39.5 million of capital in connection with its purchase of FNH Corporation. The Corporation also issues shares, which are initially acquired through the acquisition of treasury shares, in connection with its various benefit plans.


INFORMATION AS TO STOCK PRICES AND DIVIDENDS

     The Corporation's common stock trades on the Nasdaq Stock Market under the symbol "FBAN." The accompanying table shows the range of the high and low bid prices per share of the common stock as reported by Nasdaq. Also included in the table are dividends per share paid on the outstanding common stock.


     Stock prices and dividend figures have been adjusted to reflect the 5% stock dividends declared on April 28, 2003, May 6, 2002 and April 23, 2001. As of April 30, 2003, there were 10,917 holders of record of common stock.



Quarter Ended 2002                     LOW       HIGH       DIVIDENDS
                                      ---        ----       ---------
March 31 ........................    $23.31     $27.49        $.18
June 30 .........................     24.89      29.65         .21
September 30 ....................     23.53      27.76         .21
December 31 .....................     24.64      26.35         .21

Quarter Ended 2001                    LOW        HIGH       DIVIDENDS
                                      ---        ----       ---------
March 31.........................    $18.47     $20.73        $.16
June 30..........................     20.04      24.40         .16
September 30 ....................     21.01      25.58         .18
December 31 .....................     21.68      25.35         .18

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
Third Floor, Naples, FL 34102. Telephone:
(239)436-1676  Fax: (239)436-1677



COMMON STOCK INFORMATION AT DECEMBER 31,2002, adjusted for 5% stock dividend declared April 28, 2003
Shares issued                           46,370,583
Shares outstanding                      46,055,137
Treasury shares                            315,446
Number of shareholders of record            10,609
Closing market price per share              $26,21
Book value per share                        $12.96
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